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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 2003                   SEC FILE NO. __________
===================================================================================================================

                                                   UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISSION
                                               WASHINGTON, D.C. 20549

                                                     ----------

                                                      FORM F-4

                                            REGISTRATION STATEMENT UNDER
                                             THE SECURITIES ACT OF 1933

                                                     ----------

                                              KINROSS GOLD CORPORATION
                               (Exact name of registrant as specified in its charter)

         ONTARIO, CANADA                                 1041                                     650430083
(State or other jurisdiction of              (Primary Standard Industrial                       (IRS Employer
incorporation or organization)               Classification Code Number)                      Identification No.)

                                    52ND FLOOR SCOTIA PLAZA, 40 KING STREET WEST
                                   TORONTO, ONTARIO CANADA M5H 3Y2 (416) 365-5123
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                     JOHN IVANY
                                    52ND FLOOR SCOTIA PLAZA, 40 KING STREET WEST
                                   TORONTO, ONTARIO CANADA M5H 3Y2 (416) 365-5123
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                     COPIES TO:

              KEITH L. POPE, ESQ.                                               JOHN J. HALLE, ESQ.
              PARR WADDOUPS BROWN GEE & LOVELESS                                CHRISTOPHER J. VOSS, ESQ.
              185 SOUTH STATE STREET, SUITE 1300                                STOEL RIVES LLP
              SALT LAKE CITY, UTAH  84111-1537                                  3600 ONE UNION SQUARE
              TELEPHONE (801) 532-7840                                          600 UNIVERSITY STREET
              TELECOPY    (801) 532-7750                                        SEATTLE, WASHINGTON  98101
                                                                                TELEPHONE: (206) 624-0900
                                                                                TELECOPY: (206) 386-7500

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the completion of the merger between Crown Merger Corporation, a wholly-owned subsidiary of Kinross Gold Corporation, and Crown Resources Corporation.

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering. |_|

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. |_|

                                           CALCULATION OF REGISTRATION FEE
========================================= ================== ===================== ==================== ============
          Title of Each Class                  Amount          Proposed Maximum     Proposed Maximum     Amount of
             of Securities                      to be           Offering Price          Aggregate       Registration
            to be Registered                Registered(1)        Per Share(2)       Offering Price(2)     Fee(2)
----------------------------------------- ------------------ --------------------- -------------------- ------------

Common Shares, no par value                  14,441,460             $7.798           $  112,614,612       $9,111
----------------------------------------- ------------------ --------------------- -------------------- ------------

========================================= ================== ===================== ==================== ============

(1)    Based on (i) (a) 20,488,101 shares of common stock, par value $0.01 per share, of Crown Resources Corporation
       ("Crown") outstanding as of December 9, 2003, (b) convertible debt, convertible into 12,329,527 shares of
       Crown common stock as of December 9, 2003, (c) warrants to acquire up to 13,413,333 shares of Crown common stock as of December 9, 2003, and (d) options to acquire 3,379,000 shares of Crown common stock as of
       December 9, 2003; and (ii) an exchange ratio of 0.2911 Kinross Gold Corporation common shares for each share of Crown common stock pursuant to the merger described herein.
(2)    Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of Crown common stock to be converted in the merger (calculated as set forth in note (1) above) based upon a market value of $2.27 per share of Crown common stock, the average of the bid and asked price per share of Crown common stock on the OTC Bulletin Board on December 22, 2003.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF
1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 2003

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. KINROSS GOLD CORPORATION MAY NOT SELL THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED.

       [LOGO]        CROWN
                     RESOURCES

                                                 ____________, 200_

Dear Shareholder of Crown Resources Corporation:

       Crown Resources Corporation and Kinross Gold Corporation have agreed to the acquisition of Crown by Kinross under the terms of a merger agreement. Crown's board of directors is recommending approval of the plan of merger because it believes the merger will benefit Crown's shareholders by creating greater shareholder value and by allowing shareholders to participate in a larger, more diversified company.

       Under the terms of the merger agreement, each share of Crown common stock will be converted into 0.2911 of a Kinross common share. Kinross will not issue fractional shares and will pay cash in lieu thereof. Kinross estimates that it will issue up to approximately 13.6 million Kinross common shares in the merger and that immediately after the merger Crown shareholders will hold up to approximately 3.8% of the then outstanding Kinross common shares, based on the
345.6 million Kinross common shares outstanding on December 9, 2003. Kinross common shares are listed and traded on the Toronto Stock Exchange under the symbol "K" and on the New York Stock Exchange under the symbol "KGC."

       The proposed merger is subject to the approval of the Crown shareholders and the Proxy Statement/ Prospectus attached to this letter is being sent to you in order to solicit your support of the merger. The Proxy Statement/Prospectus contains detailed information about the proposed merger and related matters. We encourage you to read the entire Proxy Statement/Prospectus, including the appendices, carefully prior to voting. YOU SHOULD PAY PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 10.

       Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating, and mailing the enclosed proxy card to Crown or by providing voting instructions to your broker.

       On behalf of Crown's board of directors, I thank you for your support and appreciate your consideration of this matter.

                                                 Sincerely yours,

                                                 /s/

                                                 Christopher Herald
                                                 President and CEO
                                                 Crown Resources Corporation

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED THE KINROSS COMMON SHARES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The Proxy Statement/Prospectus is dated [__________________, 200_], and is first being mailed to Crown shareholders on or about [__________, 200_].

                             ADDITIONAL INFORMATION

       Kinross and Crown file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or SEC. For a listing of the documents available from the SEC, Kinross and Crown, please see the section entitled "Where You Can Find Additional Information" beginning on page
____.

       Kinross will provide you with copies of the information relating to Kinross, without charge, upon written or oral request to Shelley M. Riley, Corporate Secretary:

                            Kinross Gold Corporation,
                            52nd Floor, Scotia Plaza,
                              40 King Street West,
                        Toronto, Ontario, CANADA M5H 3Y2,
                           Telephone: (416) 365-5198.

       Crown will provide you with copies of this information relating to Crown, without charge, upon written or oral request to James R. Maronick, Chief Financial Officer:

                           Crown Resources Corporation
                         4251 Kipling Street, Suite 390
                           Wheat Ridge, Colorado 80033
                            Telephone: (303) 534-1030

       IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE CROWN SPECIAL MEETING, KINROSS AND CROWN SHOULD RECEIVE YOUR REQUEST NO LATER THAN [________________________, 2004].

                           CROWN RESOURCES CORPORATION
                         4251 KIPLING STREET, SUITE 390
                           WHEAT RIDGE, COLORADO 80033

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2004


To the Shareholders of Crown Resources Corporation:

       Notice is hereby given that a special meeting of the shareholders of Crown Resources Corporation, a Washington corporation ("Crown"), will be held on __________, 2004, at ___:___ __.m., local time, at the offices of Crown, located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado, to consider and take action upon the following matters:

              1. a proposal to approve a plan of merger among Crown, Kinross Gold Corporation, a corporation organized in the Province of Ontario, Canada ("Kinross"), and Crown Merger Corporation, a wholly-owned subsidiary of Kinross ("Crown Merger"), in accordance with the terms of the Acquisition Agreement and Agreement and Plan of Merger among Kinross, Crown, and Crown Merger, dated as of November 20, 2003, attached to the Proxy Statement/Prospectus as Appendix "A," such that Crown will become a wholly-owned subsidiary of Kinross on completion of the merger.

              2. a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of merger; and

              3. such other matters as may properly come before the meeting or any adjournment or postponement thereof.

       Holders of record of shares of Crown common stock at the close of business on [__________, 2003,] the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, Crown had [__________] shares of common stock outstanding and entitled to vote.

       Crown cannot complete the merger unless the plan of merger is approved by the affirmative vote of the holders of at least two-thirds of the shares of Crown common stock entitled to vote.

       A form of proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice.

       Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the approval of all proposals. Even if you have returned your proxy, you may still vote in person if you attend the special meeting.

       If your shares are held of record by a broker, bank, or other nominee, you must instruct the record holder how to vote if you wish your shares to be voted. If you are not the record holder of your shares and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder. If you fail to return your proxy or to vote in person at the special meeting, your shares will effectively count as a vote against approval of the plan of merger.

       Under Washington law, Crown shareholders will have the opportunity to assert dissenters' rights of appraisal in connection with the merger. These rights are described in greater detail in the attached Proxy
Statement/Prospectus.

                                        By Order of the Board of Directors



                                        \James R. Maronick, Secretary
Wheat Ridge, Colorado
__________, 2004

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING................................1

SUMMARY........................................................................3
THE COMPANIES..................................................................3
Kinross Gold Corporation.......................................................3
Crown Resources Corporation....................................................3
THE MERGER.....................................................................3
Reasons for the Merger.........................................................3
Terms of the Merger............................................................4
Dissenters' Rights in the Merger...............................................4
Material U.S. Federal Income Tax Consequences..................................4
Material Canadian Federal Income Tax Consequences..............................5
Recommendation of the Board of Directors.......................................5
Management of Kinross After the Merger.........................................5
Interests of Certain Persons in the Merger.....................................5
Distribution of Solitario Shares...............................................5
Principal Conditions to Completion of the Merger...............................5
Restrictions on Soliciting Alternative Transactions............................6
Kinross and Crown May Amend or Terminate the Merger Agreement..................6
Restrictions on Resale of Kinross Common Stock Issued in the Merger............6
Comparison of Shareholder Rights and Corporate Matters.........................7
Shares Held by Crown Directors and Executive Officers..........................7
New Certificates for Common Stock..............................................7
COMPARATIVE PER SHARE DATA.....................................................8
Financial Per Share Data.......................................................8
Trading Price Data.............................................................9
CURRENCY AND EXCHANGE RATE DATA................................................9
GLOSSARY AND MEASUREMENTS CONVERSION TABLE.....................................9

RISK FACTORS..................................................................10

CAUTIONARY STATEMENT..........................................................19

THE CROWN SPECIAL MEETING.....................................................20
GENERAL.......................................................................20
DATE, TIME, AND PLACE.........................................................20
PURPOSE OF THE SPECIAL MEETING................................................20
CROWN BOARD RECOMMENDATION....................................................20
RECORD DATE AND VOTING POWER..................................................20
VOTES REQUIRED................................................................20
STOCKHOLDER AND VOTING AGREEMENT..............................................21
QUORUM; ABSTENTIONS AND BROKER NON-VOTES......................................21
VOTING, PROXIES, AND REVOCATION...............................................21
SOLICITATION OF PROXIES AND EXPENSES..........................................22
PROPOSAL TO APPROVE ADJOURNMENT OF SPECIAL MEETING............................22
NO ADDITIONAL MATTERS.........................................................23
SHAREHOLDER PROPOSALS FOR THE CROWN 2004 ANNUAL MEETING.......................23

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DIVIDEND POLICY...............................................................23
BUSINESS OF CROWN.............................................................23
OVERVIEW......................................................................23
RECENT DEVELOPMENTS...........................................................24
MATERIAL PROPERTIES...........................................................25
MINERAL PROPERTY AND EXPLORATION EXPENDITURE OVERVIEW.........................30
EXPLORATION ACTIVITIES........................................................30
EMPLOYEES.....................................................................30
LEGAL PROCEEDINGS.............................................................30
CORPORATE REORGANIZATION......................................................31

PRINCIPAL SHAREHOLDERS OF CROWN...............................................34

CROWN SELECTED HISTORICAL FINANCIAL INFORMATION...............................36

CROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................................................37
RESULTS OF OPERATIONS.........................................................37
LIQUIDITY AND CAPITAL RESOURCES...............................................40
NEW ACCOUNTING PRONOUNCEMENTS.................................................42
CRITICAL ACCOUNTING POLICIES..................................................43
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS............................44

DISCLOSURE ABOUT MARKET RISKS.................................................45

BUSINESS OF KINROSS...........................................................45
OVERVIEW......................................................................45
RECENT DEVELOPMENTS...........................................................46
HISTORY.......................................................................47
SUBSIDIARIES AND MANAGEMENT STRUCTURE.........................................49
OPERATIONS....................................................................50
MARKETING.....................................................................59
MINERAL RESERVES AND MINERAL RESOURCES........................................60
MATERIAL PROPERTIES...........................................................65
Fort Knox Mine and Area, Alaska...............................................65
The Porcupine Joint Venture...................................................76
Kubaka Mine, Russian Federation...............................................88
La Coipa Mine.................................................................96
Crixas Mine..................................................................103
Brasilia Mine................................................................110
Musselwhite Mine.............................................................117
Round Mountain...............................................................124

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ENVIRONMENTAL REGULATIONS....................................................132
LEGAL PROCEEDINGS AND CONTINGENCIES..........................................132
EMPLOYEES....................................................................135

MANAGEMENT OF KINROSS........................................................136
DIRECTORS....................................................................136
OFFICERS.....................................................................138
EXECUTIVE COMPENSATION.......................................................140
Option Grants in Last Fiscal Year............................................140
Aggregated Option Exercises in Last Fiscal Year and Fiscal
  Year End Option Values.....................................................141
Pension and Other Benefit Plans..............................................141
Employment Contracts.........................................................142
Directors and Officers' Insurance............................................142
Compensation of Directors....................................................143
Activities of the Compensation Committee.....................................143
Report on Executive Compensation.............................................143

PRINCIPAL SHAREHOLDERS OF KINROSS............................................146

MARKET PRICE FOR KINROSS COMMON SHARES.......................................148

KINROSS SELECTED FINANCIAL DATA..............................................149
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KINROSS...................149
EXCHANGE RATE DATA...........................................................153

KINROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.....................................................154
OVERVIEW.....................................................................154
MERGERS AND ACQUISITIONS.....................................................155
FINANCIAL RESULTS............................................................156
LIQUIDITY AND FINANCIAL RESOURCES............................................183
CRITICAL ACCOUNTING POLICIES.................................................186
BUSINESS RISKS AND MANAGEMENT................................................186
STRATEGY.....................................................................190
OUTLOOK......................................................................190

DISCLOSURES ABOUT MARKET RISKS...............................................192
COMMODITY PRICE RISKS........................................................192
FOREIGN CURRENCY EXCHANGE RISK...............................................193
INTEREST RATE RISK...........................................................194
ENERGY PRICE RISK............................................................194
CREDIT RISK MANAGEMENT.......................................................194
FAIR VALUES OF FINANCIAL INSTRUMENTS.........................................194

THE MERGER...................................................................196
GENERAL......................................................................196
BACKGROUND OF THE MERGER.....................................................196
REASONS FOR THE MERGER--ADVANTAGES AND DISADVANTAGES.........................199
INTERESTS OF CERTAIN INDIVIDUALS.............................................201
STOCK OPTIONS................................................................202
REGULATORY APPROVALS REQUIRED................................................202
DISSENTERS' RIGHTS OF APPRAISAL..............................................202
ACCOUNTING FOR THE MERGER....................................................205
DELIVERY OF CERTIFICATES FOR KINROSS COMMON SHARES...........................205
PAYMENT IN LIEU OF ISSUING FRACTIONAL SHARES.................................205
EXPENSES OF THE MERGER.......................................................205
RESTRICTIONS ON TRANSFER OF KINROSS COMMON SHARES............................206

AGREEMENTS RELATING TO THE MERGER............................................207
THE MERGER AGREEMENT.........................................................207
THE STOCKHOLDER AND VOTING AGREEMENT.........................................214
THE DISTRIBUTION AGREEMENT...................................................214

DESCRIPTION OF SECURITIES....................................................216
KINROSS PREFERRED SHARES.....................................................216

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KINAM CONVERTIBLE PREFERRED SHARES...........................................216
WARRANTS.....................................................................217
KINROSS COMMON SHARES........................................................217
TRANSFER AGENT...............................................................218

COMPARISON OF RIGHTS OF HOLDERS OF KINROSS COMMON SHARES AND HOLDERS OF
   CROWN COMMON STOCK........................................................219

TAX CONSEQUENCES.............................................................233
UNITED STATES FEDERAL TAX CONSEQUENCES.......................................233
CANADIAN FEDERAL TAX CONSEQUENCES............................................238

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EXPERTS......................................................................240

VALIDITY OF KINROSS COMMON SHARES............................................241

WHERE YOU CAN FIND MORE INFORMATION..........................................241

GLOSSARY OF TECHNICAL TERMS USED IN THIS DOCUMENT............................244

MEASUREMENTS CONVERSION TABLE................................................259

INDEX TO FINANCIAL STATEMENTS................................................260

APPENDICES
   Appendix A - Merger Agreement.............................................A-1
   Appendix B - Washington Dissenters' Rights Statute........................B-1

                 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

       Q.     WHY IS MY VOTE IMPORTANT?

       A. The plan of merger must be approved by at least two-thirds of the shares of Crown common stock outstanding on the record date. If you do not return your proxy card or vote at the special meeting, it will be more difficult for Crown to obtain the necessary approval of the plan of merger, because your failure to vote will have the same practical effect as a vote against the plan of merger.

       Q.     WHAT DO I NEED TO DO NOW?

       A. After you have carefully read this document, please complete, sign, and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If your shares are held in a brokerage account, you must provide instructions to your broker in order for your shares to be voted on the plan of merger.

       Q.     CAN I CHANGE MY VOTE?

       A. Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by:

              o delivering to the Secretary of Crown a signed written notice of revocation;

              o delivering to the Secretary of Crown a signed proxy card with a later date; or

              o attending the special meeting and voting in person. However, your attendance alone will not revoke your proxy.

              If your shares are held in a "street name" account, you must timely contact your broker, bank, or other nominee to change your vote.

              To ensure that a notice of revocation is received and acted upon, please send the notice so that it is received, at the latest, one business day before the special meeting.

       Q.     CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

       A. Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank, or other nominee how you can vote at the meeting.

       Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR BANK, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

       A. No, your broker or bank will not vote your shares on the plan of merger unless you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

       Q.     WHAT IF I FAIL TO INSTRUCT MY BROKER OR BANK ABOUT HOW TO VOTE?

       A. Your failure to instruct your broker, bank, or other nominee to vote your shares will have the same effect as a vote against approval of the plan of merger.

       Q.     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

       A. No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Crown stock certificates. Please do not send in your stock certificates with your proxy.

       Q.     WHO CAN HELP ANSWER MY QUESTIONS?

       A. You should contact Christopher E. Herald at Crown Resources Corporation, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033, telephone (303) 534-1030, or by e-mail to cherald@aol.com.

              You also may obtain additional information about Kinross and Crown from the documents filed with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can find Additional Information" on page 241.

--------------------------------------------------------------------------------

                                     SUMMARY

       THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION ABOUT THE PROPOSED MERGER THAT IS MORE FULLY DISCUSSED ELSEWHERE IN THIS DOCUMENT. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE OTHER APPENDICES ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONCERNING KINROSS INCLUDED IN THIS DOCUMENT HAS BEEN FURNISHED BY KINROSS, AND ALL INFORMATION CONCERNING CROWN INCLUDED IN THIS DOCUMENT HAS BEEN FURNISHED BY CROWN.

THE COMPANIES

KINROSS GOLD CORPORATION

       Kinross is principally engaged in the exploration for and the acquisition, development, and operation of gold bearing properties in North and South America and Russia. Kinross' principal product and source of cash flow is gold. Kinross is amalgamated under and is governed by the laws of Ontario, Canada. Kinross organized Crown Merger Corporation in the state of Washington for the sole purpose of completing the merger and the acquisition of Crown. Crown Merger has no operations or assets.

       Kinross' principal offices are located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2. Kinross' telephone number is (416) 365-5123. Kinross' corporate website is WWW.KINROSS.COM. The information on Kinross' website is not incorporated by reference into this Proxy
Statement/Prospectus.

       In Canada, the Kinross common shares trade on the Toronto Stock Exchange (the "TSX") under the symbol "K." The Kinross common shares trade on the New York Stock Exchange (the "NYSE") under the symbol "KGC." See "Business of Kinross" beginning on page 45.

CROWN RESOURCES CORPORATION

       Crown is a precious metals exploration company. Crown's primary business has been to identify properties with promising mineral potential, acquire these properties, and explore them to an advanced state. Other than its Buckhorn Mountain Project, Crown currently has no active exploration activities and has no revenues from operations.

       Crown is organized under the laws of the state of Washington. Crown's principal offices are located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033, and its telephone number is (303) 534-1030. See "Business of Crown" beginning on page 23.

THE MERGER

REASONS FOR THE MERGER

       Crown is the owner of a potential mining property referred to as the Buckhorn Mountain Project. Crown has conducted exploration activities, completed a feasibility study, and begun the necessary permitting process to seek to develop the Buckhorn Mountain Project into a producing gold mine. However, Crown lacks the resources necessary to complete the permitting process and to fund the capital expenditures that would be required to commence mining at the Buckhorn Mountain Project site.

       Kinross is an established gold mining company that owns an ore processing mill at the Kettle River Mine located near the Buckhorn Mountain Project. Kinross has access to the funding necessary to pursue the permitting process for the Buckhorn Mountain Project and, assuming successful completion of that process, to construct the necessary infrastructure and operate the mine. Kinross believes that the permitting and operation of the Buckhorn

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

Mountain Project will be facilitated by the use of its existing Kettle River mill and tailings facilities to process the ore from the Buckhorn Mountain Project.

       See "The Merger--Reasons for the Merger--Advantages and Disadvantages beginning on page 199.

TERMS OF THE MERGER

       In the merger, Kinross will acquire complete ownership of Crown. Each outstanding share of Crown common stock will be converted into 0.2911 of a Kinross common share. Fractional shares will be paid in cash. For example, if you own 100 shares of Crown common stock, then you will receive 29 Kinross common shares, plus an amount in cash equal to the market value of 0.11 of a Kinross common share. The total number of Kinross common shares to be issued in the merger will vary depending on whether outstanding warrants to purchase Crown common stock are exercised for cash or on a cashless basis, as permitted by the terms of the Crown warrants. However, Kinross estimates that it will issue approximately 13.6 million Kinross common shares in the merger. On completion of the merger, Crown shareholders will hold approximately 3.8% of the outstanding Kinross common shares and Crown will be a wholly-owned subsidiary of Kinross.

       At the election of the holder of any unexercised warrant to purchase Crown common stock, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued if the warrant had been exercised on a cashless basis immediately prior to the merger. If the warrant holder does not make this election, the warrant will represent the right to acquire Kinross common shares subsequent to the merger, with the number of shares and the exercise price appropriately adjusted on the basis of the merger exchange ratio.

       On December 8, 2003, the Crown board of directors took action, as permitted under the Crown 2002 Stock Incentive Plan, so that all options to purchase Crown common stock not exercised as of the effective time of the merger will be terminated.

       The merger is expected to be completed as soon as practicable after the special meeting.

       See "The Merger" beginning on page 196.

DISSENTERS' RIGHTS IN THE MERGER

       Under applicable Washington law, you may assert dissenters' rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of Washington law as set forth in Appendix "B" of this Proxy Statement/Prospectus. Pursuant to your dissenters' rights under Washington law, you may seek a determination by a Washington court of the fair value of your shares. The fair value determined by the court may be more than, less than, or equal to the value of the consideration to be paid in the merger. Kinross' obligation to consummate the merger is conditioned upon no more than 5% of the Crown shareholders exercising dissenters' rights immediately prior to the effective time of the merger. See "The Merger--Dissenters' Rights of Appraisal" beginning on page 202.

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                                        4

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

       In the opinion of Parr Waddoups Brown Gee & Loveless, A Professional Corporation, counsel to Kinross, and based on the assumed accuracy of factual representations of Kinross and Crown, the merger will qualify as a reorganization for U.S. federal income tax purposes, which means that Crown shareholders and warrant holders generally will not recognize any gain or loss on the exchange for United States federal income purposes, except with respect to the cash, if any, received in lieu of fraction Kinross common shares. Crown shareholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their Crown common stock. See "Tax Consequences--United States Federal Tax Consequences" beginning on page 233.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

       In the opinion of Cassels Brock & Blackwell LLP, counsel to Kinross, Crown shareholders and warrant holders who are not, and have not been, resident in Canada for purposes of the Income Tax Act (Canada) at any time while they have held Crown common stock and/or warrants will not be subject to Canadian federal income tax in respect of any capital gain arising on the exchange of Crown common stock or warrants for Kinross common shares or cash in lieu of a fractional Kinross common share as a result of the merger. For Crown shareholders and warrant holders who are Canadian residents, the exchange will be a taxable event so that they will realize a gain or loss, as applicable, for Canadian income tax purposes. See "Tax Consequences--Canadian Federal Tax Consequences" beginning on page 238.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       Crown's board of directors believes the merger is in the best interests of the Crown shareholders and has unanimously adopted the plan of merger. The Crown board unanimously recommends that the Crown shareholders vote "FOR" approval of the plan of merger. See "The Crown Special Meeting--Crown Board Recommendation" beginning on page 20.

MANAGEMENT OF KINROSS AFTER THE MERGER

       Kinross' directors and executive officers will not change as a result of the merger. See "The Merger" and "Management of Kinross" beginning on pages 196 and 136, respectively.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       In June 2000, Crown entered into change in control agreements with each of its executive officers. Completion of the Merger Agreement will be considered a change in control (as defined in the agreements) and will result in payments being made to executives. See " The Merger-Interests of Certain Individuals" beginning on page 201.

DISTRIBUTION OF SOLITARIO SHARES

       Prior to the merger, Crown intends to distribute all of the 9,633,585 (less any shares reserved for distribution upon exchange of warrants, as described below) shares of common stock of Solitario Resources Corporation, a Colorado corporation ("Solitario"), owned by it to Crown shareholders, other than those shares of Solitario it is contractually obligated to withhold for delivery on the exercise or exchange of outstanding warrants to purchase Crown common stock. If you are a Crown shareholder as of [__________], the record date for the distribution, you will receive a pro rata portion of the Solitario common stock. Holders of outstanding Crown warrants will also receive Solitario common stock if they elect to exchange their warrants for Kinross common shares.

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                                        5

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PRINCIPAL CONDITIONS TO COMPLETION OF THE MERGER

       The merger is conditioned on the following:

       o approval of the plan of merger by the holders of at least two-thirds of the Crown common stock outstanding as of the record date for the Crown special meeting;

       o the compliance by each of the parties with their respective representations, warranties, and covenants as set forth in the merger agreement, unless waived by the other party;

       o the absence of any material adverse change in the condition of either party not consented to by the other party;

       o the absence of material regulatory limitations or prohibitions on the consummation of the transaction or the continuation of the proposed business of Crown; and

       o other conditions described under the heading "Agreements Relating to the Merger--The Merger Agreement--Conditions to the Parties' Obligations to Close the Merger" beginning on page 210.

RESTRICTIONS ON SOLICITING ALTERNATIVE TRANSACTIONS

       Crown has agreed that it will not conduct any discussions regarding, or enter into a prospective business combination of Crown with any party other than Kinross except in limited circumstances. The limited exceptions to this prohibition are intended to enable Crown's board of directors to fulfill its fiduciary duties to Crown's shareholders. Each of Crown's officers, directors, and shareholders who signed a voting agreement with Kinross also agreed not to initiate or engage in any such discussions. See "Agreements Relating to the Merger--The Merger Agreement--Offers for Alternative Transactions" beginning on page 209.

KINROSS AND CROWN MAY AMEND OR TERMINATE THE MERGER AGREEMENT

       Kinross and Crown can mutually agree to terminate the merger agreement at any time before completing the merger. Also, either of Kinross or Crown may, without the other's consent, but subject to limitations, terminate the merger agreement:

       o      if the merger has not been completed on or before June 30, 2004;

       o      if approval of the merger by Crown's shareholders is not obtained;

       o if a ruling or an injunction prohibiting or restraining the merger has been issued or any law prohibits the merger;

       o if the other company has breached its representations, warranties, or covenants under the merger agreement;

       o if the Crown board of directors withdraws its recommendation of the merger or recommends or enters into a transaction providing for the acquisition of Crown by an entity other than Kinross; or

       o for other reasons described under the heading "Agreements Relating to the Merger--The Merger Agreement--Termination and Effects of Termination" beginning on page 212.

       In some instances, termination of the merger agreement will require Crown to pay to Kinross a termination fee of U.S. $2.0 million.

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                                        6

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RESTRICTIONS ON RESALE OF KINROSS COMMON STOCK ISSUED IN THE MERGER

       Except for shares issued to "affiliates" of Crown, as that term is defined in Rule 144 under the U.S Securities Act of 1933, or Securities Act, all Kinross common shares to be issued to U.S. shareholders of Crown in connection with the merger will be transferable without further registration under the Securities Act. Sales by affiliates of Crown must be made in accordance with the requirements of Rules 144 and 145 under the Securities Act.

       Kinross common shares issued to Canadian shareholders of Crown in connection with the merger will be distributed in reliance on exemptions from the registration and prospectus requirements of Canadian securities laws, subject, in the case of Quebec, to regulatory approval, and will be freely tradable in or into Canada through appropriately registered dealers provided the conditions of the exemptions are met at the time of such transaction.

See "The Merger--Restrictions on Transfer of Kinross Common Shares" beginning on page 206.

COMPARISON OF SHAREHOLDER RIGHTS AND CORPORATE MATTERS

       As of the effective time of the merger, Crown shareholders will cease to own Crown shares and, to the extent they do not exercise appraisal rights, will become shareholders of Kinross. While the rights and privileges of shareholders of a corporation organized under the Business Corporations Act (Ontario) (the "OBCA"), such as Kinross are, in many instances, comparable to those of shareholders of a Washington corporation such as Crown, there are material differences.

       For a discussion of significant differences in the rights of holders of Crown common stock and the rights of holders of Kinross common shares, see "Comparison of Rights of Holders of Kinross Common Shares and Holders of Crown Common Stock" beginning on page 219.

SHARES HELD BY CROWN DIRECTORS AND EXECUTIVE OFFICERS

       At the close of business on the record date, Crown's directors and executive officers and their affiliates owned and were entitled to vote [_________] shares of Crown common stock, which represented approximately [___]% of the shares of Crown common stock outstanding on that date. These shares are subject to a voting agreement with Kinross, providing for the shares to be voted in favor of the plan of merger. See "Principal Shareholders of Crown" beginning on page 34 and "Agreements Relating to the Merger--The Stockholder and Voting Agreement" beginning on page 214.

NEW CERTIFICATES FOR COMMON SHARES

       All shares of Crown common stock outstanding at the effective time of the merger, except those held by Crown shareholders validly exercising their dissenters' rights, automatically will be converted into Kinross common shares. Each certificate formerly representing shares of Crown common stock will represent that number of Kinross common shares into which the Crown stock has been converted.

       Record holders of Crown common stock will receive a letter from Computershare Trust Company of New York, the exchange agent, with instructions for submitting their old Crown certificates for Kinross certificates. You should wait until you receive instructions from the exchange agent prior to submitting your Crown certificates.

       No fractional shares will be issued, and Crown shareholders who would otherwise be entitled to receive a fractional share will receive a cash payment equal to the market value of the fractional share based on the trading prices of the Kinross common shares on the NYSE immediately prior to the merger. See "Agreements Relating to the Merger--The Merger Agreement--Exchange of Certificates Representing Crown Common Stock" beginning on page 207.

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                                        7

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COMPARATIVE PER SHARE DATA

FINANCIAL PER SHARE DATA

       The following table sets forth, for the periods indicated, selected pro forma per share amounts, prepared in accordance with U.S. generally accepted accounting principles, for Kinross common shares after giving effect to the merger; pro forma equivalent per share amounts for shares of Crown common stock; and the corresponding historical per share data for Kinross common shares and shares of Crown common stock. The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of each of Kinross and Crown included in this Proxy Statement/Prospectus.

                                                AS AT AND FOR THE NINE      AS AT AND FOR THE
                                                     MONTHS ENDED              YEAR ENDED
                                                  SEPTEMBER 30, 2003        DECEMBER 31, 2002
KINROSS COMMON SHARES
Net Income (loss):
     Income (loss) from continuing operations per share
       (basic and diluted)                              $ (0.18)                  $  0.15
     Pro Forma                                            (0.18)                     0.12
Cash dividends per Kinross common share:
     Historical                                               -                         -
     Pro Forma                                                -                         -
Book value (1) per Kinross common share at period end:
     Historical                                         $  5.20                   $  2.53
     Pro Forma (2)                                         5.28                         -

SHARES OF CROWN COMMON STOCK
Net income (loss)
     Basic income (loss) from continuing operations
     per share                                          $ (0.52)                  $  1.52
Diluted income (loss) from continuing operations
     per share                                            (0.52)                     0.26
     Crown per share equivalent                           (0.05)                     0.03
Cash dividends per Crown common share:
     Historical                                               -                         -
     Crown per share equivalent                               -                         -
Book Value (1) per Crown common share at period end:
     Historical                                         $  1.94                   $  2.76
     Crown per share equivalent                            1.54                         -

(1)  Book value represents assets minus liablitites.
(2)  Pro forma amounts are based on the preliminary purchase equation.


       You should not rely on the pro forma per share data as being indicative of the results of operations or financial condition that would have been reported by the combined company had the merger been in effect during the periods set forth above or that may be reported in the future.

       Equivalent per share data in respect of the shares of Crown common stock have been calculated by multiplying the Kinross pro forma amounts by the exchange ratio of 0.2911.

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                                        8

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TRADING PRICE DATA

       The table below presents the per share closing prices of Kinross common shares on the TSX and the NYSE and Crown common stock on the OTC Bulletin Board as of October 7, 2003, the last trading day before announcement of the merger agreement, and December 12, 2003, a recent trading date. The table also sets forth the equivalent per share price for Crown common stock. This price is calculated by multiplying the price of the Kinross common shares as reported by the NYSE by the merger exchange ratio of 0.2911.

                     Kinross         Kinross common        Crown common         Crown common
                     common          shares (historical)   stock (historical)   stock (equivalent)
                     shares          on the NYSE (and      OTC
                     (historical)    on AMEX prior to
                     on the TSX      January 31, 2003)
October 7, 2003                            $7.41                $1.50                $2.16
December 12, 2003      $10.75              $8.08                $2.40                $2.35

       Crown shareholders should obtain current market quotations for Kinross common shares and Crown common stock in considering the proposal to approve the plan of merger. No assurance can be given as to the market prices of Kinross common shares or Crown common stock at any time before the merger or the market price of Kinross common shares at any time after merger. The exchange ratio will not be adjusted for increases or decreases in the market price of Kinross common shares or Crown common stock, regardless of when they occur.

       Kinross has not paid cash dividends on its common shares, and Crown has not paid cash dividends on its common stock. Before the effective time of the merger, Kinross will make applications for listing the Kinross common shares issuable in connection with the merger to the TSX and the NYSE.

CURRENCY AND EXCHANGE RATE DATA

       References in this document to "$," "dollars," "U.S. dollars," or "U.S. $," are to the currency of the United States, and references to "Canadian dollars," or "CDN $," are to the currency of Canada.

       On December 12, 2003, the noon buying rate as reported by the Bank of Canada was CDN $1.315 per U.S. $1.00. This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicated.

GLOSSARY AND MEASUREMENTS CONVERSION TABLE

       Technical terms relating to geology, mining, and related matters are defined in the Glossary beginning on page 244. A table providing information for converting metric measurements to imperial measurements is on page 259.

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                                        9

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                                  RISK FACTORS

--------------------------------------------------------------------------------

       An investment in the Kinross common shares involves certain risks. In addition to considering the other information in this Proxy Statement/Prospectus, you should consider carefully the following factors in deciding whether to vote in favor of the plan of merger. If any of these risks occur, or if other risks not currently anticipated or fully appreciated occur, the business and prospects of Kinross could be materially adversely affected, which could have an adverse effect on the trading price for its shares.

RISKS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

THE PRICE OF THE KINROSS COMMON SHARES THAT THE CROWN SHAREHOLDERS WILL RECEIVE IN THE MERGER WILL FLUCTUATE AND MAY DECLINE BEFORE OR AFTER THE CROWN SHAREHOLDERS' MEETING OR THE MERGER IS COMPLETED.

       The number of Kinross common shares that Kinross will issue to the former Crown shareholders in the merger will not be adjusted as a result of any change in the price of the Kinross common shares or the Crown common stock. Therefore, the total market price of the Kinross common shares that the Crown shareholders will receive in the merger will depend on the market price of the Kinross common shares at the time of the merger. That price may be lower than the market price on the date the merger was announced, the date the merger agreement was signed, the date of this Proxy Statement/Prospectus, or the date of the Crown shareholders' meeting. Because the merger will occur after the date of the Crown shareholders' meeting, you will not know the exact market price of the Kinross common shares that will be issued in the merger at the time you vote on it.

       There are many factors that could cause the market price of the Kinross common shares to decrease, including adverse changes in the business, operations, or prospects of Kinross or the combined company, the timing of the merger, general market and economic conditions, and other factors described in this Proxy Statement/Prospectus. Crown will not have the right to terminate the merger agreement or to resolicit the vote of its shareholders based on changes in the price of the Kinross common shares.

       After the merger, the market price of the Kinross common shares will continue to fluctuate based on factors both within and beyond Kinross' control.

MINERAL EXPLORATION AND MINING BY THEIR NATURE INVOLVE RISKS.

       The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience, and knowledge may not eliminate. Few mining properties that are explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on properties in which Kinross has an interest will result in profitable commercial mining operations.

       The operations of Kinross are subject to the hazards and risks normally incident to exploration, development, and production of gold, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. The activities of Kinross may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which Kinross has interests. Hazards, such as unusual or unexpected formations, faults and other geologic structures, rock bursts, pressures, cave-ins, flooding, or other conditions may be encountered in the exploration, mining, and removal of material.

       Whether a gold deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold, and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in Kinross not receiving an adequate return on its invested capital.

KINROSS IS SUBJECT TO CHANGES TO THE EXTENSIVE REGULATORY AND ENVIRONMENTAL RULES AND REGULATIONS GOVERNING ITS OPERATIONS.

       Kinross' mining and processing operations and exploration activities in the Americas, Russia, Greece, Australia, Africa, and other countries and regions are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety, and other matters. The legal and political circumstances outside of the United States cause these risks to be different from, and in many cases, greater than, comparable risks associated with operations within the United States. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on Kinross, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. Compliance with these laws and regulations requires significant expenditures and increases the mine development and operating costs of Kinross. Changes in regulations and laws could adversely affect Kinross' operations or substantially increase the costs associated with those operations.

       In all jurisdictions, permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water, and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact study and, in some cases, public consultation. Further, Kinross may be required to submit for government approval a reclamation plan and to pay for the reclamation of the mine site upon the completion of mining activities. Kinross estimates its share of reclamation closure obligations as of September 30, 2003, at $160.2 million based on information currently available. In addition, Kinross has spent $9.8 million in 2003 and plans reclamation spending of approximately $20.0 million in 2004 as part of its plan to get as many closure projects as possible to post closure monitoring by the end of 2005.

       Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to the ownership of a property by Kinross. To the extent Kinross is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on Kinross. Should Kinross be unable to fund fully the cost of remedying an environmental problem, Kinross might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on the operations and business of Kinross.

       Kinross' exploration programs in the United States are subject to federal, state, and local environmental regulations. Some of Kinross' mining claims are on United States public lands. The United States Forest Service (the "USFS") and Bureau of Land Management (the "BLM") extensively regulate mining operations conducted on public lands. Most operations involving the exploration for minerals are subject to laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust, and other environmental protection controls adopted by federal, state, and local governmental authorities as well as the rights of adjoining property owners. In addition, in order to conduct mining operations on Kinross' properties, it will be required to obtain performance bonds related to environmental permit compliance. These bonds may take the form of cash deposits or, if available, could be provided by outside insurance policies. Kinross may be required to prepare and present to federal, state, or local authorities' data pertaining to the effect or impact that any proposed exploration or mining activity may have upon the environment. All requirements imposed by any such authorities may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

       Bills proposing major changes to the mining laws of the United States have been considered by Congress. If these bills, which may include royalty fees or net profits interests, are enacted in the future, they could have a significant effect on the ownership and operation of patented and unpatented mining claims in the United States, including claims that Kinross owns or holds. Although it is not possible to predict whether or in what form Congress might enact changes to the mining laws, amendment to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on Kinross' financial condition and results of operation.

CERTAIN CHARACTERISTICS OR MANAGEMENT DECISIONS OF KINROSS MAY AFFECT UNITED STATES SHAREHOLDERS DIFFERENTLY THAN THEY DO SHAREHOLDERS OF OTHER NATIONALITIES.

       The Kinross common shares that will be distributed to the former Crown shareholders in the merger are shares of a Canadian corporation. Various United States tax provisions apply only to foreign corporations or apply differently to foreign corporations than they do to domestic corporations. The differences that are currently material to Crown shareholders are described in the section of this Proxy Statement/Prospectus entitled "Material Tax Consequences." Other provisions may adversely affect U.S. holders of the Kinross common shares in the future.

       Fluctuations in the exchange rate between Canadian and United States dollars may affect the United States dollar value of the Kinross common shares in ways that are different than changes in the Canadian dollar value of Kinross common shares.

       As the managers of a Canadian company with global operations and a substantial non-U.S. shareholder base, management of Kinross may conduct its operations in a manner that does not maximize the value of such operations either after tax or in United States dollars, or even the value of the Kinross common shares.

THE BUSINESS OF KINROSS IS ADVERSELY AFFECTED BY THE LACK OF INFRASTRUCTURE.

       Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, terrorism, government, or other interference in the maintenance or provision of such infrastructure could adversely affect Kinross' operations, financial condition, and results of operations.

THE RESERVE AND RESOURCE FIGURES OF KINROSS AND CROWN ARE ONLY ESTIMATES AND ARE SUBJECT TO REVISION BASED ON DEVELOPING INFORMATION.

       The figures for reserves and resources presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of gold or increases in the costs to recover gold at Kinross' mines may render the mining of ore reserves uneconomical and require Kinross to take a write-down of the asset or to discontinue development or production. Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

       Proven and probable reserves at Kinross' mines and development projects and probable reserves at the Buckhorn Mountain Project were calculated based upon a gold price of $300 and $350 per ounce, respectively, and measured and indicated resources for Kinross were calculated based upon a gold price of $325 per ounce. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Kinross' reserves and resources. Should such reductions occur, material write downs of Kinross' investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow.

       The estimates of mineral reserves and resources attributable to a specific property are based on accepted engineering and evaluation principles. The estimated amount of contained gold in proven and probable reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

       There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources. The estimates in this Proxy Statement/Prospectus are based on various assumptions relating to gold prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures, and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward or upward revision of current estimates.

THE MINERAL RESOURCES OF KINROSS MAY NOT BE ECONOMICALLY DEVELOPABLE.

       Mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration.

IN ORDER TO SUSTAIN OPERATIONS, KINROSS WILL NEED TO DEVELOP ADDITIONAL MINERAL RESERVES.

       Because mines have limited lives based on proven and probable mineral reserves, Kinross must continually replace and expand its mineral reserves as its mines produce gold and silver. The life-of-mine estimates included in this Proxy Statement/Prospectus for each of Kinross' material properties may not be correct. Kinross' ability to maintain or increase its annual production of gold and silver will be dependent in significant part on its ability to bring new mines into production and to expand mineral reserves at existing mines.

THE OPERATIONS OF KINROSS OUTSIDE OF NORTH AMERICA MAY BE ADVERSELY AFFECTED BY CHANGING POLITICAL, LEGAL, AND ECONOMIC CONDITIONS.

       Kinross has mining and exploration operations in South America, Russia, Greece, Australia and Africa and such operations are exposed to various levels of political, economic, and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to, terrorism; hostage taking; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

       There is no assurance that future political and economic conditions in these countries will not result in these governments adopting different policies respecting foreign development and ownership of mineral resources. Any such changes in policy may result in changes in laws affecting ownership of assets, foreign investment, taxation, rates of exchange, gold sales, environmental protection, labor relations, price controls, repatriation of income, and return of capital, which may affect both the ability of Kinross to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop, and operate those properties for which it has obtained exploration, development, and operating rights to date. The possibility that a future government of these countries may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

       Kinross is subject to the considerations and risks of operating in the Russian Federation. The Russian economy continues to display characteristics of an emerging market. These characteristics include, but are not limited to, a currency that is not freely convertible outside of the country, extensive currency controls, and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory, and political developments.

       Russian laws, licenses, and permits have been in a state of change and new laws may be given retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of Kinross' Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and Kinross' Russian operations may be assessed, resulting in additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years.

       Kinross is subject to risks relating to an uncertain or unpredictable political and economic environment in Brazil and Chile. In the short term, significant macroeconomic instability in the region is expected to negatively impact the business environment and may lead to longer term negative changes in the national approaches taken to ownership by foreign companies of natural resources.

       On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which two subsidiaries of Kinross, TVX Gold Inc. ("TVX") and TVX Hellas S.A., held title to the Hellenic Gold Properties, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million euros to TVX Hellas and mutual releases from all claims were given by each party to the other. The settlement agreement is subject to approval by the Greek Parliament, which has not yet been obtained. TVX Hellas has agreed to augment the 11 million euros to be received, with an additional 11 million euros, and to contribute all such amounts in full satisfaction of all labor and trade liabilities of TVX Hellas.

       In the event that the settlement agreement is not ratified by the Greek Parliament and negotiations break down, TVX Hellas may have significant financial obligations, including severance, environmental and contractual liabilities. In addition, TVX Hellas' interest in the Hellenic Gold Properties is subject to the claims of the Alpha Group described under "Legal Proceedings."

KINROSS REQUIRES THE ISSUANCE AND RENEWAL OF LICENSES AND PERMITS IN ORDER TO CONDUCT ITS OPERATIONS.

       The operations of Kinross require licenses and permits from various governmental authorities to exploit its properties, which will include the Buckhorn Mountain Project subsequent to the merger. Such licenses and permits are subject to change in various circumstances. There can be no guarantee that Kinross will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

THE SUCCESS OF KINROSS IS DEPENDENT ON GOLD PRICES OVER WHICH IT HAS NO CONTROL.

       The profitability of any gold mining operations in which Kinross has an interest will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis and are affected by numerous factors beyond the control of Kinross. The supply and demand for gold, the level of interest rates, the rate of inflation, investment decisions by large holders of gold, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has fluctuated widely and future serious price declines could cause continued commercial production to be impractical. Depending on the price of gold, cash flow from mining operations may not be sufficient to cover costs of production and capital expenditures. If, as a result of a decline in gold prices, revenues from metal sales were to fall below cash operating costs, production may be discontinued.

KINROSS HAS A HISTORY OF LOSSES.

       Kinross had net losses of $30.9 million, $36.3 million and $125.4 million for 2002, 2001, and 2000, respectively. Kinross' ability to operate profitably in the future will depend on the success of its principal mines and on the price of gold. There can be no assurance that Kinross will be profitable.

THE TITLE TO PROPERTIES OF KINROSS MAY BE UNCERTAIN AND SUBJECT TO RISKS.

       The validity of mining claims which constitute most of Kinross' property holdings in the Americas, Russia, Greece, Australia, and Africa may, in certain cases, be uncertain and is subject to being contested. Kinross' titles, particularly title to undeveloped properties, may be defective.

       Certain of Kinross' United States mineral rights consist of unpatented lode mining claims. Unpatented mining claims may be located on United States federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented mill site claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and mill sites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the United States government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. The General Mining Law of the United States, which governs mining claims and related activities on United States federal public lands, includes provisions for obtaining a patent, which is essentially equivalent to fee title, for an unpatented mining claim upon compliance with certain statutory requirements (including the discovery of a valuable mineral deposit). However, there currently exists a Congressional moratorium against the filing of new applications for a mineral patent. Valid unpatented mining claims can be mined without obtaining a patent, and valid mill site claims can be used without obtaining a patent.

KINROSS MAY BE UNABLE TO EFFECTIVELY COMPETE IN ITS INDUSTRY.

       The mineral exploration and mining business is competitive in all of its phases. Kinross competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than Kinross, in the search for and the acquisition of attractive mineral properties. The ability of Kinross to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. There is no assurance that Kinross will continue to be able to compete successfully with its competitors in acquiring such properties or prospects on terms it considers acceptable, if at all.

KINROSS MAY REQUIRE ADDITIONAL CAPITAL THAT COULD BE UNAVAILABLE TO IT.

       The mining, processing, development, and exploration of Kinross' properties may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production on any or all of Kinross' properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to Kinross.

KINROSS' INSURANCE MAY NOT COVER THE RISKS TO WHICH ITS BUSINESS IS EXPOSED.

       Kinross' business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, adverse property ownership claims, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Kinross' properties or the properties of others, delays in mining, monetary losses and legal liability.

       Although Kinross maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with a mining company's operations. Kinross may also be unable to maintain insurance to cover insurable risks at economically feasible premiums. Insurance coverage may not be available in the future or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as the validity and ownership of unpatented mining claims and mill sites and environmental pollution or other hazards as a result of exploration and production is not generally available to Kinross or to other companies in the mining industry on acceptable terms. Kinross might also become subject to liability for pollution or other hazards which may not be insured against or which Kinross may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Kinross to incur significant costs that could have a material adverse effect upon its financial condition and results of operations.

THE OPERATIONS OF KINROSS IN VARIOUS COUNTRIES ARE SUBJECT TO CURRENCY RISK.

       Currency fluctuations may affect the revenues which Kinross will realize from its operations as gold is sold in the world market in United States dollars. The costs of Kinross are incurred principally in Canadian dollars, United States dollars, Russian rubles, Chilean pesos, Brazilian reals, and also in Zimbabwean dollars. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the cost of gold and silver production in U.S. dollar terms. From time to time, Kinross transacts currency hedging to reduce the risk associated with currency fluctuations. There is no assurance that its hedging strategies will be successful. Currency hedging may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on Kinross' financial position. While the Russian ruble, Chilean peso, Brazilian real, and the Zimbabwean dollar are currently convertible into Canadian and United States dollars, there is no guarantee that they will continue to be so convertible.

KINROSS MAY NOT BE ABLE TO CONTROL THE DECISIONS AND STRATEGY OF JOINT VENTURES TO WHICH IT IS A PARTY.

       Some of the mines in which Kinross owns interests are operated through joint ventures with other mining companies and are subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on Kinross' profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on Kinross' future cash flows, earnings, results of operations, and financial condition. These risks include the following:

       - inability to exert influence over strategic decisions made in respect of joint venture properties;
       - disagreement with partners on how to develop and operate mines efficiently;
       - inability of partners to meet their obligations to the joint venture or third parties; and
       -      litigation between partners regarding joint venture matters.

THE FAILURE OF KINROSS TO PAY ROYALTIES WOULD ADVERSELY AFFECT ITS BUSINESS AND OPERATIONS.

       Kinross' mining properties are subject to various royalty and land payment agreements. Failure by Kinross to meet its payment obligations under these agreements could result in the loss of related property interests.

THE COMMODITY HEDGING ACTIVITIES OF KINROSS MAY HAVE AN ADVERSE EFFECT ON ITS RESULTS OF OPERATIONS.

       Kinross has historically reduced its exposure to gold and silver price fluctuations by engaging in hedging activities. There is no assurance that Kinross will continue to implement a hedging policy, or any other hedging techniques, or that, if they are continued, Kinross will be able to achieve in the future realized prices for gold produced in excess of average market prices as a result of its hedging activities. Hedging may not protect adequately against declines in the price of gold and silver. Although hedging may protect Kinross from a decline in the price of gold and silver, it may also prevent Kinross from benefiting fully from price increases. Hedging of gold and silver may require margin activities. Sudden fluctuations in the price of gold or silver could result in margin calls that could have an adverse effect on the financial position of Kinross.

THE BUSINESS OF KINROSS IS DEPENDENT ON GOOD LABOR AND EMPLOYMENT RELATIONS.

       While Kinross has good relations with both its unionized and non-unionized employees, production at Kinross' mines is dependent upon the efforts of employees of Kinross. In addition, relations between Kinross and its employees may be impacted by changes in the scheme of labor relations which may be introduced by the relevant governmental authorities in whose jurisdictions Kinross carries on business. Adverse changes in such legislation or in the relationship between Kinross with its employees may have a material adverse effect on Kinross' business, results of operations, and financial condition.

LIMITATIONS ON THE RIGHTS OF KINROSS' FOREIGN SUBSIDIARIES COULD ADVERSELY AFFECT ITS ABILITY TO OPERATE EFFICIENTLY.

       Kinross conducts operations through foreign subsidiaries and joint ventures, and a substantial part of its assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict Kinross' ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have a material adverse impact on Kinross' valuation and stock price.

THE RESULTS OF KINROSS' OPERATIONS COULD BE ADVERSELY AFFECTED BY ITS ACQUISITION STRATEGY.

       As part of Kinross' business strategy, it has sought and will continue to seek new mining and development opportunities in the mining industry. In pursuit of such opportunities, Kinross may fail to select appropriate acquisition candidates or to negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into Kinross. Kinross cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favorable terms, or that any acquisitions or business arrangements completed will ultimately benefit Kinross' business.

CHANGES IN THE MARKET PRICE OF KINROSS COMMON SHARES MAY BE UNRELATED TO ITS RESULTS OF OPERATIONS AND COULD HAVE AN ADVERSE IMPACT ON KINROSS.

       The Kinross common shares are listed on the TSX and the NYSE. The price of the Kinross common shares is likely to be significantly affected by short-term changes in gold price or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the performance of Kinross that may have an effect on the price of the Kinross common shares include the following: the extent of analytical coverage available to investors concerning the business of Kinross may be limited if investment banks with research capabilities do not continue to follow the securities of Kinross; a lessening in trading volume and general market interest in the securities of Kinross may affect an investor's ability to trade significant numbers of Kinross common shares and a substantial decline in the price of the Kinross common shares that persists for a significant period of time could cause the Kinross common shares to be delisted from the NYSE, further reducing market liquidity.

       As a result of any of these factors, the market price of the common shares at any given point in time may not accurately reflect Kinross' long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Kinross may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

KINROSS HAS NOT PAID DIVIDENDS IN THE PAST AND DOES NOT ANTICIPATE DOING SO IN THE FUTURE.

       No dividends on the common shares have been paid by Kinross to date. Kinross anticipates that it will retain all future earnings and other cash resources for the future operation and development of its business. Kinross does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of Kinross' board of directors, after taking into account many factors, including Kinross' operating results, financial condition, and current and anticipated cash needs.

A DECISION BY EXISTING SHAREHOLDERS TO SELL KINROSS COMMON SHARES COULD ADVERSELY AFFECT THE TRADING PRICE OF THE KINROSS COMMON SHARES.

       Sales of a large number of common shares in the public markets, or the potential for such sales, could decrease the trading price of the common shares and could impair Kinross' ability to raise capital through future sales of common shares. Substantially all of the Kinross common shares can be resold without material restriction either in the United States, in Canada, or both. The sale of a significant number of Kinross common shares, or the threat of such sale could have an adverse affect on the value of the Kinross common shares.

THE BUSINESS OF KINROSS IS DEPENDENT ON KEY EXECUTIVES.

       Kinross is dependent on the services of key executives, including its President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. The loss of these persons or Kinross' inability to attract and retain additional highly skilled employees may adversely affect its business and future operations.

KINROSS IS SUBJECT TO CERTAIN LEGAL PROCEEDINGS.

       Kinross is a party to the legal proceedings described under the caption "Legal Proceedings" elsewhere in this Proxy Statement/Prospectus. If decided adversely to Kinross, these legal proceedings, or others that could be brought against Kinross in the future, could have a material adverse effect on Kinross' financial condition or prospects.

IT MAY BE DIFFICULT TO ENFORCE A UNITED STATES JUDGMENT AGAINST THE OFFICERS AND DIRECTORS OF KINROSS OR THE EXPERTS NAMED IN THIS PROXY STATEMENT/PROSPECTUS OR TO ASSERT UNITED STATES SECURITIES LAWS CLAIMS IN CANADA.

       Substantially all of the executive officers and directors of Kinross and its independent accountants are nonresidents of the United States, and a substantial portion of Kinross' assets are located outside the United States. It may be difficult to enforce a judgment obtained in the United States against Kinross or any such persons. Additionally, it may be difficult for you to assert civil liabilities under United States securities laws in original actions instituted in Canada.

RISKS RELATING TO THE MERGER

THE TERMS OF THE MERGER MAY NOT REFLECT THE VALUE OF KINROSS OR CROWN.

       The terms of the merger and the determination of the number of Kinross common shares to be issued to the Crown shareholders represent determinations arrived at during the negotiation process for the purpose of calculating the relative values to be assigned to the parties. The number of shares was not fixed based on traditional indicators of value such as the earnings of Crown, its market share, return on assets, revenues, or market capitalization. The Kinross common shares to be issued to the Crown shareholders do not, and are not intended to, represent the value of Crown. The amounts that may be realized by the Crown shareholders if they elect to sell their Kinross common shares following the merger may vary widely from the current or historical trading prices of Kinross common shares.

CROWN SHAREHOLDERS MUST PERFORM THEIR OWN ANALYSIS OF THE TRANSACTION.

       Neither the board of directors of Kinross nor the board of directors of Crown formed a special committee to evaluate the fairness of the proposed merger to unaffiliated shareholders. The lack of a recommendation by a disinterested committee means that the shareholders will be relying exclusively on the recommendation of the boards of directors of Crown, financial information concerning Crown and Kinross contained in this Proxy Statement/Prospectus, their own analysis of the condition of both companies, the prospects for the business of Kinross following the merger, and the terms of the merger in deciding whether or not to approve the transaction.

FOLLOWING THE MERGER, CROWN SHAREHOLDERS WILL NOT HAVE A SIGNIFICANT VOTE IN KINROSS.

       The Crown shareholders who are currently entitled to elect directors and vote on such other matters as may be presented to the shareholders will, as a result of the merger, hold only approximately 3.8% of the issued and outstanding Kinross common shares. Consequently, the Crown shareholders will not have a substantive say in any matter submitted to the Kinross shareholders.

--------------------------------------------------------------------------------

                              CAUTIONARY STATEMENT
--------------------------------------------------------------------------------

       This Proxy Statement/Prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as "plans," "expects," or "does not expect," "is expected," "budget," "scheduled," "estimates," "forecasts," "intends," "anticipates," or "does not anticipate," or "believes," or variations of such words and phrases or state that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur" or "be achieved." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Kinross to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to the factors identified under "Risk Factors," important factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, risks related to the integration of acquisitions; risks related to international operations; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold and silver; possible variations in mineral reserves and resources, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this Proxy Statement/Prospectus. In addition, there may be other factors not currently anticipated or that may have a greater effect than expected that could cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements which speak only as of the date of this Proxy Statement/Prospectus. Neither Kinross nor Crown undertakes any obligation to update or revise these forward-looking statements.

--------------------------------------------------------------------------------

                            THE CROWN SPECIAL MEETING

--------------------------------------------------------------------------------

GENERAL

       Crown is furnishing this Proxy Statement/Prospectus to you in connection with the solicitation of proxies by Crown's board of directors for use at the special meeting of Crown shareholders to be held on __________, 2004, and any adjournments or postponements of the meeting.

       This Proxy Statement/Prospectus is being mailed to Crown shareholders on or about _____________, 2004. This Proxy Statement/Prospectus is also being furnished to Crown shareholders as a prospectus in connection with the issuance by Kinross of Kinross common shares as contemplated by the merger agreement.

DATE, TIME, AND PLACE

       The special meeting of Crown shareholders will be held on ______________, 2004 at ____ __.m., local time, at the offices of Crown located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado.

PURPOSE OF THE SPECIAL MEETING

       At the special meeting of Crown shareholders, you will be asked to consider and vote on the following proposals:

       o to approve the plan of merger that provides for the merger of Crown Merger, a subsidiary of Kinross, with and into Crown, with Crown surviving as a wholly-owned subsidiary of Kinross; and

       o approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

CROWN BOARD RECOMMENDATION

       Crown's board of directors has unanimously determined that the merger is advisable and in the best interests of Crown and its shareholders and has unanimously adopted the plan of merger and recommends that Crown shareholders vote "FOR" approval of the plan of merger and "FOR" the adjournment proposal.

RECORD DATE AND VOTING POWER

       Crown's board of directors has fixed the close of business on _________________, as the record date for determination of Crown shareholders entitled to notice of and to vote at the special meeting. As of the record date, there were [__________] shares of Crown common stock outstanding and entitled to vote, held by approximately _______ holders of record. The common stock is the only outstanding class of stock of Crown. Shareholders of record on the record date are entitled to one vote per share of common stock on any matter properly brought before the special meeting and at any adjournment or postponement thereof.

VOTES REQUIRED

       The proposal to approve the plan of merger must be approved by the affirmative vote of at least two-thirds of the Crown common stock outstanding on the record date.

       The record holders of a majority of the shares of Crown common stock present at the special meeting, either in person or represented by proxy, must vote to approve the adjournment proposal in order for Crown's management to have the authority to adjourn the special meeting.

STOCKHOLDER AND VOTING AGREEMENT

       As of the record date for the special meeting, the directors and executive officers of Crown and their affiliates owned [_________] shares of Crown common stock, which represented approximately [___]% of the outstanding shares of Crown common stock entitled to vote at the special meeting of Crown shareholders. Several directors and executive officers of Crown, and entities affiliated with these directors and officers, have entered into a stockholder and voting agreement with Kinross pursuant to which these directors and executive officers and other shareholders agreed, among other things, to vote, or cause to be voted, all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as all shares of Crown common stock acquired by them, in favor of the approval of the plan of merger, and against the acquisition of Crown by any person other than Kinross. As of the record date for the special meeting, [_________] shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately [____]% of the outstanding shares of Crown common stock entitled to vote at the Crown special meeting, so that the vote of approximately [__________] additional shares of Crown common stock will be required to approve the merger. See the section entitled "Agreements Relating to the Merger--The Stockholder and Voting Agreement."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

       The required quorum for the transaction of business at the special meeting of Crown shareholders is the presence in person or by proxy of the holders of a majority of the shares of Crown common stock outstanding on the record date for the special meeting. We will count abstentions and broker non-votes to determine the number of shares present at the special meeting for the purpose of determining the presence or absence of a quorum. Broker non-votes are proxies from brokers or other nominees indicating that the record holder of the shares has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

       For purposes of the proposal to approve the plan of merger, we will not count abstentions and broker non-votes as votes in favor of the proposal and, therefore, abstentions and broker non-votes will have the same effect as votes against the merger proposal. IF YOU FAIL TO VOTE OR ABSTAIN FROM VOTING, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL TO APPROVE THE PLAN OF MERGER.

       For purposes of the proposal to approve one or more adjournments of the special meeting, abstentions and broker non-votes are not counted as votes cast and generally will have no effect on the outcome of the adjournment proposal. To approve the adjournment proposal, a majority of votes cast, which includes "FOR" and "AGAINST" votes, must be in favor of the proposal.

         THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, OR TO GIVE YOUR BROKER VOTING INSTRUCTIONS.

VOTING, PROXIES, AND REVOCATION

       Crown requests that you complete, date, and sign the proxy card and promptly return it by mail in the accompanying envelope marked for this purpose in accordance with the instructions accompanying the proxy card. All properly executed proxies received before taking the vote at the special meeting and not revoked will be voted as instructed on the proxy card. IF THE PROXY CARD IS SIGNED AND RETURNED BY ANY MEANS WITHOUT INDICATING VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE PLAN OF MERGER AND "FOR" THE APPROVAL OF ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING.

       If your broker holds your shares in "street name," your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions on how to instruct it to vote your shares. Note that, if the holder of record of your shares is your broker, bank, or other nominee and you wish to vote at the special meeting, you must have a "legal" proxy from your broker, bank, or other nominee authorizing you to vote those shares.

       You may revoke your proxy at any time before it is voted by delivering to Crown, to the attention of James R. Maronick, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado, a written notice of revocation or a new proxy card dated after the first one relating to the same shares, or by attending the Crown shareholder meeting and voting in person. Attendance at the Crown meeting will not, by itself, constitute the revocation of the proxy.

SOLICITATION OF PROXIES AND EXPENSES

       Crown will bear the costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and selected other employees of Crown may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. We will request nominees, fiduciaries, and other custodians to forward soliciting materials to beneficial owners and reimburse them for their reasonable expenses. BROKERAGE HOUSES, NOMINEES, FIDUCIARIES AND OTHER CUSTODIANS WILL BE REQUESTED TO FORWARD SOLICITING MATERIALS TO BENEFICIAL OWNERS AND WILL BE REIMBURSED FOR THEIR REASONABLE EXPENSES INCURRED IN SENDING PROXY MATERIALS TO BENEFICIAL OWNERS.

PROPOSAL TO APPROVE ADJOURNMENT OF SPECIAL MEETING

       Crown is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the plan of merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Crown may not have received sufficient votes to approve the plan of merger by the time of the special meeting. In that event, Crown would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt and approve the plan of merger. Any other adjournment of the special meeting (E.G., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

       To allow the proxies that have been received by Crown at the time of the special meeting to be voted for an adjournment, if necessary, Crown is submitting a proposal to approve one or more adjournments to Crown shareholders for their consideration. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Crown common stock who cast "FOR" and "AGAINST" votes at the special meeting, assuming a quorum is present at the meeting. With respect to broker non-votes, brokers or other nominees that hold shares of Crown common stock in "street name" accounts do not have the discretionary authority to vote to approve any adjournment of the special meeting without appropriate instructions from the beneficial owner. IF YOUR SHARES ARE HELD IN STREET NAME AND YOU FAIL TO INSTRUCT YOUR BROKER ON HOW TO VOTE WITH RESPECT TO THE ADJOURNMENT PROPOSAL, THOSE CROWN SHAREHOLDERS WHO VOTE "FOR" OR "AGAINST" THE ADJOURNMENT PROPOSAL WILL DECIDE WHETHER TO ADOPT THAT PROPOSAL AND YOUR SHARES WILL HAVE NO EFFECT ON THE OUTCOME OF THE PROPOSAL. AN ABSTENTION AS TO THIS PROPOSAL WILL HAVE NO EFFECT ON WHETHER IT IS ADOPTED.

       THE CROWN BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

       Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, Crown is not required to give further notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

       The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The Crown board has full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any Crown shareholder.

NO ADDITIONAL MATTERS

       This special meeting has been called to consider the merger proposal and the adjournment proposal. Under Crown's bylaws, no other matters may be considered at the special meeting.

SHAREHOLDER PROPOSALS FOR THE CROWN 2004 ANNUAL MEETING

       If the merger is not completed, proposals of Crown shareholders that are intended to be presented at Crown's 2004 Annual Meeting must be timely delivered to or received by Crown. Under Crown's bylaws, in order to be deemed properly presented, notice must be delivered to, or mailed and received by, Crown not later than ______________.

--------------------------------------------------------------------------------

                                 DIVIDEND POLICY

--------------------------------------------------------------------------------

       No dividends on the Kinross common shares have been paid by Kinross to date. For the foreseeable future, it is anticipated that Kinross will use earnings, if any, to finance its growth and that dividends will not be paid to shareholders, other than dividends payable to the holder of the Kinross preferred shares in accordance with their terms. Pursuant to the syndicated credit facility, Kinross is required to obtain consent from the lenders prior to declaring any common share dividend.

--------------------------------------------------------------------------------

                                BUSINESS OF CROWN

--------------------------------------------------------------------------------

OVERVIEW

       Crown is a precious metals exploration company operating in the western United States. Crown owns 38.7% of Solitario , which was included in the financial statements of Crown on a consolidated basis prior to October 2000. Since that date, Crown's investment in Solitario has been accounted for under the equity method of accounting. Solitario operates as a precious and base metals exploration company in Brazil, Bolivia, and Peru.

       Crown's principal expertise is in identifying properties with promising mineral potential, acquiring these properties and exploring them to an advanced stage. Crown's goal historically has been to advance its properties, either on its own or through joint ventures, to the feasibility study stage and thereafter to pursue development of the properties, typically through a joint venture with a partner that has expertise in mining operations. Crown has in the past recognized revenues from the option and sale of property interests to joint venture partners and from the sale of its share of metals produced on its properties.

       Over the past several years, Crown has had limited financial resources and, accordingly, has not engaged directly in any significant exploration activity other than at the Buckhorn Mountain Project. Crown's current activities relate to the permitting process for development of the Buckhorn Mountain Project.

       Crown was incorporated under the laws of the State of Washington in August 1988. Unless otherwise indicated by the context, all references to Crown refer to Crown Resources Corporation and its subsidiaries.

RECENT DEVELOPMENTS

       On February 21, 2003, Crown issued $2,705,000 of its Convertible Subordinated Notes, Series B, due 2006 (the "Subordinated B Notes"). The Subordinated B Notes were convertible into common stock of Crown at $0.75 per share. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors.

       On October 31, 2003, and November 5, 2003, a total of $839,331 of Crown's 10% Convertible Subordinated Notes due 2006 (the "Subordinated Notes") were converted into 1,119,108 shares of Crown common stock. On November 5, 2003, the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of Crown common stock. Also on November 5, 2003, $2,705,000 of Crown's Subordinated B Notes were automatically converted into 3,606,667 shares of Crown common stock. The automatic conversions were in accordance with the provisions of the Subordinated Notes and Subordinated B Notes whereby the Subordinated Notes and Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for 20 consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of November 5, 2003.

       On November 11, 2003, Crown entered into a toll milling agreement (the "Toll Milling Agreement") with Echo Bay Minerals Co. ("Echo Bay Minerals"), a wholly-owned subsidiary of Kinross, whereby Crown would deliver ore from its Buckhorn Mountain Project deposit to Echo Bay Minerals' Kettle River mill, located near Republic, Washington approximately 92 kilometers (57 miles) from the Buckhorn Mountain Project. Under the terms of the Toll Milling Agreement, Echo Bay Minerals agreed to process up to 1,500 tons per day of ore (the "Production Ores") at a rate of $20 per ton. In addition Crown agreed to pay a one-time capital charge of $5 million to Echo Bay Minerals on or before the last day of the calendar month following the delivery of Production Ores to the Kettle River Mill. The agreement is subject to Crown obtaining the necessary permits to mine and deliver the Production Ores, standard toll-milling terms regarding (among other terms) grade, delivery, commingling and refining, and regulatory approval.

       On November 20, 2003, Crown entered into the merger agreement with Kinross whereby Kinross would acquire 100% of the shares of Crown common stock. Under the terms of the merger agreement, shareholders of Crown will receive
0.2911 of a Kinross common share for each share of Crown and prior to the completion of the acquisition, Crown would dividend to its shareholders its approximate 37.8% equity interest in Solitario.

       On November 21, 2003, Crown announced that it had issued a notice for the redemption of all $1,655,333 of its 10% Convertible Secured Notes due 2006 (the "Secured Notes"). The redemption notice specified that the Secured Notes will be redeemed on December 31, 2003, for a redemption price of $1,690,254, which includes $34,921 of interest through December 31, 2003. The Secured Notes may be converted into shares of Crown common stock at any time prior to the close of business on December 30, 2003, when the right of conversion will terminate. Crown expects that the holders of a majority of the Secured Notes will elect to convert their Secured Notes. If all of the $1,655,333 Secured Notes are converted, Crown would issue approximately 4,729,523 shares of common stock.

       On December 1, 2003, Crown received a feasibility study for the Buckhorn Mountain Project prepared by SRK Consulting, Suite 602, 357 Bay Street, Toronto, ON, Canada ("SRK"), an independent mining and engineering consulting firm. The SRK feasibility study determined that the reported mineral reserves in the study are economically viable based on current information on costs and technology applicable to mining, metallurgy and other relevant factors that relate to the extraction of the mineral reserve. The mineral reserves and resources reported in the SRK feasibility study have been verified by Mike Michaud, a Mineral Economist representing SRK. Mr. Michaud is a "qualified person" within the meaning of applicable Canadian securities regulatory standards. He has verified the reserve data disclosed herein, including any relevant sampling, analytical and test data.

MATERIAL PROPERTIES

       The following discussion summarizes the primary mining properties in which Crown has a direct interest. Crown believes the properties described below are favorable for mineral development, although Crown cannot assure you that any of the properties, in which Crown has or may acquire an interest, will be economically viable.

BUCKHORN MOUNTAIN PROJECT

PROPERTY DESCRIPTION AND LOCATION

       The Buckhorn Mountain Project is located on approximately 2,000 acres 24 miles east of Oroville, Washington. Crown currently owns 100% of the Buckhorn Mountain Project, which was held in a joint venture with Battle Mountain Gold Corporation ("Battle Mountain") prior to July 2001. During Crown's joint venture with Battle Mountain, the Buckhorn Mountain Project was known as the Crown Jewel Project. Battle Mountain merged with Newmont Gold Corporation ("Newmont") on January 10, 2002.

       The Buckhorn Mountain Project is held by a combination of fee ownership, fee land for which leases are held with options to purchase, and unpatented mining claims. The ore deposit lies on fee land wholly owned by Crown and on unpatented claims owned by Crown. Royalties on mineral property controlled by Crown payable to third parties vary from a 2% net smelter return royalty to an 8.33% net profits royalty on certain unpatented mining claims. The ore body as currently defined is subject only to the sliding-scale royalty payable to Newmont of 0.5% to 4%, depending on the price of gold. The Newmont royalty may be purchased in its entirety for $2.0 million at any time before July 23, 2006.

       Crown has applied for patents on nine unpatented mining claims covering approximately 150 acres.

       The following map depicts the approximate location of the Buckhorn Mountain Project.

              [MAP DEPICTING LOCATION OF BUCKHORN MOUNTAIN PROJECT]





ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       The Buckhorn Mountain Project is located in the Okanogan Highlands, a mountainous physiographic province characterized by rounded peaks and moderately steep walled valleys. The elevation range in the project area is approximately 4,500 feet to 5,500 feet.

       Vegetative cover in the project area is mostly coniferous forest dominated by Douglas fir and western larch. Natural openings on forested hillsides consist of dry scrublands or grassy meadows. The climate in the deposit area can be considered temperate. The calculated mean annual precipitation is 20 inches, approximately 35% of which falls as snow. Average total snow accumulation in the area of the deposit is about three feet.

       The small community of Chesaw is the closest town. Oroville (population 1,500) is the nearest incorporated community. Paved roads from Oroville approach to within six miles of the property with the remaining access by graded county road and three miles of primitive USFS road. No power exists at the location of the ore deposit. The nearest power is located three miles to the south.

HISTORY

       Crown discovered the ore bodies known as the Buckhorn Mountain Project desposit shortly after acquiring the property in 1988. Prior to that time only small prospect pits shafts and tunnels had explored the general area, none of which intersected the ore body as it is currently defined.

       In March 1990, Crown entered into a joint venture agreement with Battle Mountain (the "Battle Mountain JV Agreement"), under which Battle Mountain could earn a 51% interest in the Buckhorn Mountain Project by building a 3,000-ton per day mining facility. The Battle Mountain JV Agreement was subsequently modified in May 1994 allowing Battle Mountain the right to earn a 54% interest in the Project. Under the Battle Mountain JV Agreement, as amended, Battle Mountain paid Crown $18,500,000, and funded all exploration and permitting on the Buckhorn Mountain Project through July 2001. On July 23, 2001, Crown entered into an agreement (the "Termination Agreement") with Battle Mountain to terminate the Battle Mountain JV Agreement. As part of the Termination Agreement, Crown became the sole owner and manager of the Buckhorn Mountain Project and granted Battle Mountain a sliding scale royalty of 0.5% to 4% on the first one million ounces of gold. The royalty varies with the price of gold and Crown may purchase the royalty from Newmont, as successor to Battle Mountain, for a payment of $2 million any time before July 23, 2006. Crown recorded $353,000 in mineral property additions in connection with the termination of the joint venture related to the assumption of liabilities of $116,000 in property taxes payable in 2001 and $237,000 for the Keystone Note.

       Since return of 100% ownership of the property, Crown has conducted drilling, engineering, and environmental studies and permitting activities.

GEOLOGY AND MINERALIZATION

       The Buckhorn Mountain Project gold deposit occurs within a portion of an extensive calcic skarn system formed at the southern contact of the Buckhorn Mountain Jurrassic/Cretaceous-aged diorite-granodiorite pluton with Triassic-aged limestones and andesites. Both the skarn system and the ore body are largely tabular and flat lying in geometry. The skarn system is compositionally zoned in relation to the intrusive pluton with gold mineralization both concordant and crosscutting to the various skarn assemblages. Gold enrichment occurs almost exclusively within skarnified rocks both as irregular bodies and as more continuous tabular replacements of limestone. Gold values are associated with low grades of silver (less than one ounce per ton). No other economic minerals occur within the ore.

EXPLORATION

       Crown began an exploration program at the Buckhorn Mountain Project in mid-1988 and by the end of 1989 had drilled approximately 200 holes on the property. Between March 1990 and December 1992, Battle Mountain drilled over 550 holes designed to both confirm and expand the known reserve. In 2002 and 2003, Crown drilled 41 core holes to further confirm the grade and continuity of mineralization in selected parts of the ore body.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

       Drilling on the property occurred in three phases. Crown drilled core and reverse circulation rotary holes during the period of 1988 to early 1989. Battle Mountain drilled core and reverse circulation rotary holes from 1990 to 1995 and Crown drilled core holes in 2002 and 2003. During the first phase of Crown drilling, splits were taken of drill samples and submitted for analysis to Silver Valley Laboratories of Osburn, Idaho. Core was sawed and reverse circulation rotary chips were riffle split in order to obtain representative samples for analysis. Check assays of selected samples were submitted for comparison with original assays. Sample intervals were selected by the geologist in charge of the project. After acquiring its joint venture interest, Battle Mountain checked Crown's drill results by submitting splits from the core, pulps from core and reverse circulation rotary samples and reverse circulation rotary duplicate chips to a second laboratory for confirmatory assays. Additionally, Battle Mountain drilled twin holes to confirm Crown's results in selected areas.

       Battle Mountain's drilling was logged by a geologist and was sampled on five-foot intervals. Entire core samples were submitted for assay and pulps were checked for re-assay. Rejects of reverse circulation rotary holes were re-assayed. Standards and blanks were submitted along with exploration samples. Battle Mountain primarily used Silver Valley Laboratory of Osburn, Idaho for assay services.

       Samples from Crown's second phase of drilling in 2002 and 2003 were check assayed. Imbedded standards, sample duplicates and blanks were assayed. Crown used ALS laboratories of Spokane, Washington as the primary laboratory and ALS Chemex laboratory of Vancouver, British Columbia as the primary check assay laboratory. Core was logged and sample intervals were selected by the geological staff for analysis. Chain of custody was documented between the geologist and the laboratory. Core samples and rejects are stored on site under the supervision of Crown.

       No significant sampling or analytical biases are known to exist that could affect the modeling of the resources or reserves.

TOLL MILLING AGREEMENT

       On November 11, 2003, Crown entered into a toll milling agreement with Echo Bay Minerals whereby Crown has agreed to deliver ore from its Buckhorn Mountain Project deposit to Echo Bay Minerals' Kettle River mill, located near Republic, Washington approximately 92 kilometers (57 miles) from the Buckhorn Mountain Project. Under the terms of the toll milling agreement, Echo Bay Minerals agreed to process up to 1,500 tons per day of ore produced at the Buckhorn Mountain Project at a rate of $20 per ton. In addition, Crown agreed to pay a one-time capital charge of $5 million to Echo Bay Minerals on or before the last day of the calendar month following the delivery of ores from the Buckhorn Mountain Project to the Kettle River mill. The toll milling agreement is subject to Crown obtaining the necessary permits to mine and deliver the ores from the Buckhorn Mountain Project, standard toll-milling terms regarding (among other terms) grade, delivery, commingling and refining, and regulatory approval. If the merger is consummated, the toll milling agreement will be between subsidiaries of Kinross and, therefore, may be terminated.

MINERAL RESERVE ESTIMATES

       The mineral reserves and resources reported in this Proxy Statement/Prospectus have been verified by Mike Michaud, a Mineral Economist representing SRK Consulting, based in Toronto, Canada. Mr. Michaud, a "qualified person," under Canadian National Instrument 43-101, has verified the data disclosed in this Proxy Statement/Prospectus, including any relevant sampling, analytical and test data. SRK's feasibility study for the Buckhorn Mountain Project incorporates the toll milling agreement in this Proxy Statement/Prospectus and determined that the reported mineral reserves are economically viable based on current information on costs and technology applicable to mining, metallurgy and other relevant factors that relate to the extraction of the mineral reserve.


                               MINERAL RESERVES(1)(2)(3) - BUCKHORN MOUNTAIN PROJECT

---------------- ------------------ ---------------------------- ------------------------------------ -----------------
                  CLASSIFICATION              TONNAGE                        GOLD GRADE                   GOLD CONTENT
---------------- ------------------ ---------------------------- ------------------------------------ -----------------
                                          (TONS)       (TONNES)    (OUNCES/TON)      (GRAMS/TONNE)            (OUNCES)
---------------- ------------------ ------------- -------------- ----------------- ------------------ -----------------
  CURRENT(4)         PROBABLE          3,075,600      2,790,200        0.32              11.1                  991,300
---------------- ------------------ ------------- -------------- ----------------- ------------------ -----------------

---------------- ------------------ ------------- -------------- ----------------- ------------------ -----------------

-------------------------

(1) Drill spacing used to determine reserves varies from 50 to 100 feet. The cutoff grade used was 0.188 ounces per ton based on detailed costs developed in the Feasibility Study. A mill recovery of 90% was assumed.
(2) Crown's mineral reserves reported herein are classified in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines" as required by Canadian National Instrument 43-101.
(3) The mineral reserve estimates presented herein comply with the reserve categories required by Industry Guide 7 in the United States.
(4)    Current Reserves are reported as of December 15, 2003.

       Mineral reserves were estimated based on a per ounce gold price of U.S. $350 at November 15, 2003. The value of contained silver in the ore was ignored. The gold price at the time of reporting of the reserves was substantially higher than the level used in estimating. However, the price has been lower during recent time periods. If the market price were to decrease to significantly lower levels then Crown may determine that its reserves should be re-estimated resulting in a potential reduction in the amount of reserves. Crown estimates that mineral reserves will change if a different gold price is assumed.

PERMITTING AND DEVELOPMENT

       In July 2001, Crown became the sole owner of the Crown Jewel project and renamed it the Buckhorn Mountain Project. Previously, the Crown Jewel Project had been subject to a joint venture agreement between Crown and Battle Mountain. Battle Mountain had proposed an open-pit mining operation with an on-site processing facility. Battle Mountain's proposed open-pit Crown Jewel Project was subjected to numerous permitting and legal challenges and delays. In January of 2000, the Washington Pollution Control Hearings Board (the "PCHB") vacated the previously granted 401 Water Quality Permit and certain water rights for the Crown Jewel Project. Other permits previously granted to the Crown Jewel Project have since lapsed and will have to be reacquired as part of the ongoing permitting process.

       Subsequent to the January 2000 PCHB ruling, Crown began seeking regulatory approval and permits to operate an exclusively underground mining operation at the Buckhorn Mountain Project. In May 2003, Crown submitted its Initial Buckhorn Mountain Project Plan of Operations with the USFS and the Washington State Department of Ecology. The Initial Buckhorn Mountain Project Plan of Operations was deemed complete by the USFS in August 2003. This plan proposes a processing facility seven miles from the mine that would be constructed, owned, and operated by Crown. The ore would be trucked from the mine to the mill. Crown believes this development plan significantly reduces the environmental impacts compared to the Crown Jewel open-pit mining plan proposed by Battle Mountain. Based on discussion with the regulatory agencies, Crown is unaware of any legal impediments to permitting a mining operation as proposed in the Initial Buckhorn Mountain Project Plan of Operations.

       As part of the analysis of the Buckhorn Mountain Project subsequent to the January 2000 PCHB ruling, Crown retained Gochnour and Associates ("Gochnour") to review the required permits for a potential combination underground/open-pit-mine design for the Buckhorn Mountain Project ore deposit. Gochnour indicated this mine design would require conducting additional baseline studies and collecting data for modeling to amend previously approved permits as well as to obtain permits for activities that were not previously contemplated, for example the underground mining effects on ground water. Gochnour indicated the underground alternative would also require mitigation of environmental impacts. The Gochnour report concluded the proposed mine design is legally permittable.

       Recently, subsequent to the signing of the toll milling agreement with Echo Bay Minerals, Crown has developed an alternative plan as outlined in the SRK feasibility study that provides for trucking of ore from the mine to the Kettle River processing facility owned by Echo Bay Minerals. Crown is currently preparing a modification to the Buckhorn Mountain Project Plan of Operations to accommodate this change in operation. This new development plan further reduces environmental impacts in comparison to the existing Buckhorn Mountain Project Plan of Operations.

       Although Crown is not aware of any laws or regulations which would be violated by the mine design proposed in the SRK feasibility study, there will continue to be uncertainty regarding the ability of Crown to obtain the necessary permits from the regulatory authorities in a timely manner, if ever.

       Construction of the Buckhorn Mountain Project will not begin prior to the successful issuance of the remaining permits and resolution of the potential future legal and administrative challenges. Potential delays due to the appeals process, permit process or litigation are difficult to quantify. See "--Legal Proceedings."

       If the Kinross merger is not completed, Crown would require additional capital in the form of either equity or debt financing, or enter into a joint venture to permit, develop, and operate the Buckhorn Mountain Project. Crown cannot assure you that such financing would be available on acceptable terms in order for the Buckhorn Mountain Project to enter into commercial production. See also "--Corporate Reorganization" and "Crown Management's Discussion and Analysis of Financial Condition and Results of Operations."

KINGS CANYON

       The Kings Canyon property in Utah consists of 360 acres of unpatented claims. Crown holds a 100% interest in the property, subject to a 4% NSR royalty to third parties. Crown has conducted drilling at the Kings Canyon property but does not report mineral reserves. During 2000, Crown wrote off its remaining land and leasehold investment in the Kings Canyon property. Crown continues to maintain the property and, if the proposed transaction with Kinross is not consummated, may seek a joint venture partner to further evaluate and develop Kings Canyon.

PERU, BOLIVIA, AND BRAZIL

       Crown has no direct interest in properties outside of the United States. Crown currently owns a 38.7% interest in Solitario, which owns interests in and operates mineral property and operations in Peru, Bolivia, and Brazil. Crown intends to distribute its interest in Solitario prior to completion of the merger. If the distribution occurs, Crown will have no interest in Solitario as of the effective date of the merger.

MINERAL PROPERTY AND EXPLORATION EXPENDITURE OVERVIEW

       During 2002, Crown incurred $617,000 in expenditures in support of permitting and development of its Buckhorn Mountain Project. Crown paid $15,000 in claim maintenance fee payments for 2003. Crown has acquired certain other mining claims and properties not subject to leases by deed located at its Buckhorn Mountain Project. To maintain the claims and other properties that Crown has acquired by deed or located, Crown must pay AD VALOREM property taxes in the case of the patented mining claims and fee land, and annual rental fees in the case of the unpatented mining claims. See "Considerations Related to Crown's Business." Crown paid approximately $4,000 in property taxes related to the Buckhorn Mountain Project in 2003. Crown has no work commitments, claim maintenance fees, or property taxes remaining to be fulfilled in 2003.

                                      Payments on unpatented
           Property                        mining claims            Crown's share of costs in 2003
--------------------------------    ----------------------------    --------------------------------
Buckhorn Mountain Project                    $15,000                             $15,000
Kings Canyon                                   1,000                               1,000
         Total:                              $16,000                             $16,000

EXPLORATION ACTIVITIES

       Historically, a significant part of Crown's business involves the review of potential property acquisitions and continuing review and analysis of properties in which it has an interest, to determine the exploration and development potential of the properties. In analyzing expected levels of expenditures for work commitments and lease obligations, Crown considers the fact that its obligations to make such payments fluctuate greatly depending on whether, among other things Crown makes a decision to sell a property interest, convey a property interest to a joint venture, or to allow its interest in a property to lapse by not making the work commitment or payment required. Crown is not currently conducting any potential property acquisitions or exploration.

EMPLOYEES

       As of November 28, 2003, Crown employed seven persons, all of whom are located in the United States. Crown considers its relations with employees to be excellent. All employees are eligible to participate in Crown's stock option plans. None of Crown's employees are covered by a collective bargaining agreement. A portion of Crown's employees' time is devoted to work under a management services contract with Solitario.

LEGAL PROCEEDINGS

       Beginning in March 1997, the attempt to permit the Crown Jewel Project was subject to various legal challenges in Washington State court, United States District Court, and administrative hearings. This permitting process is no longer being pursued. The proposed operating plan has been substantially revised as an underground mine which Crown anticipates will address many of the prior concerns. However, Crown cannot make assurances prior actions will not have an effect on the proposed plan of operations or that future litigation will not be filed.

       In May 2000, the Okanogan Highlands Alliance, the Washington Environmental Council, the Kettle Range Conservation Group, and the Colville Indian Environmental Protection Alliance filed a protest of the patent application for the grandfathered Buckhorn Mountain Project lode claims. The protest was filed in the Washington/Oregon State BLM office. The Department of the Interior has not set a time frame for either granting the patents or responding to the protest.

       The impact and timing of resolution of these and any other actions related to the permitting process cannot be determined with any accuracy at this time.

CORPORATE REORGANIZATION

PLAN OF REORGANIZATION

       On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures"). The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration, which was proportionally distributed to each Debenture holder:

       (i)    $1,000,000 in cash;

       (ii) $2,000,000 of the Secured Notes convertible into Crown common shares at $0.35 per share. The Secured Notes are PARI-PASSU to and have essentially the same terms as the Crown's 10% Convertible Secured Notes due October 2006 and issued pursuant to a note purchase agreement in October 2001 (the "Senior Notes"), discussed below, including a 10% interest rate payable in cash or common stock at Crown's option, and a maturity date of October 2006. The number of shares of common stock paid for interest, is calculated based on the stated interest rate for the period divided by the conversion price of $0.35 per share. On November 21, 2003, the Secured Notes were called for redemption and the Secured Notes will be redeemed on December 31, 2003, unless converted before the close of business on December 30, 2003;

       (iii) Warrants, which expire in October 2006 that entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share; and

       (iv) $4,000,000 of the Subordinated Notes convertible into common stock of Crown at $0.75 per share. The Subordinated Notes pay interest at 10% in stock or cash at Crown's option, and mature on the same date as the Secured Notes. The number of shares of common stock paid for interest, is calculated based on the stated interest rate for the period divided by the conversion price of $0.75 per share. On November 5, 2003, all outstanding Subordinated Notes were automatically converted into Crown common shares.

       In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. Crown also transferred $1 million to the Disbursing Agent on the Effective Date. As of November 28, 2003, the Disbursing Agent had delivered $925,000 in cash, $1,851,000 in Secured Notes, $3,701,000 in Subordinated Notes (including any accrued and paid interest from June 11, 2002) and Warrants to purchase 5,287,606 shares of Crown common stock to Debenture holders who had presented $13,880,000 in Debenture certificates. As of November 28, 2003, $1,120,000 in Debenture certificates had not been presented. Pending presentation of these $1,120,000 in Debenture certificates to the Disbursing Agent, all interest due on any undistributed Secured and Subordinated Notes is paid to the Disbursing Agent for the benefit of any Debenture holders who subsequently tender their certificates. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, notes, and warrants will revert to Crown.

       The Plan provided that all of Crown's other liabilities would be paid in the normal course.

       As part of the Plan, Crown effected a one-for-five reverse split on the Effective Date of the currently outstanding common stock, while maintaining the conversion and exercise prices of the Senior Notes, the Secured Notes, the Subordinated Notes and the related warrants. Under the Plan, any shareholder holding less than 500 shares prior to the one-for-five reverse split and the holder of Crown's preferred stock received no distribution. Accordingly, 66,580 shares of common stock and the outstanding preferred stock, held by a wholly owned subsidiary, which had previously been eliminated in consolidation, were cancelled.

       The Plan also approved the 2002 Crown Stock Incentive Plan (the "2002 Plan") as of the Effective Date. Under the 2002 Plan, Crown may grant options to purchase up to an aggregate maximum of 5 million shares to employees, consultants, and directors. As part of the Plan, Crown filed Restated Articles of Incorporation with the Secretary of State of the State of Washington.

       While the Plan resulted in a change in ownership of greater than 50%, the reorganization value of Crown's assets immediately before the Effective Date was greater than the total of all post-petition liabilities and allowed claims. As a result, Crown did not adopt fresh start reporting and will continue to recognize its historical basis of accounting.

CONTROL OF CROWN

       As a result of the Plan, holders of Crown's $3,600,000 Senior Notes gained effective control of Crown (collectively the "Senior Lenders"). Senior Notes with a face value of $3,250,000 (the "Escrowed Notes") are convertible into Crown common stock at $0.35 per share and a $350,000 Solitario Note (described below) is convertible into Crown common stock at $0.2916 per share. In addition the Senior Lenders also received warrants exercisable into 10,485,714 shares of Crown common stock (the same number of shares as their Senior Notes were convertible into), with an exercise price of $0.75 per Crown share for 9,285,714 shares and an exercise price of $0.60 per Crown share for 1,200,000 shares. After the Effective Date, the Senior Lenders owned approximately 52% of Crown's common stock on a fully diluted basis.

       The largest investor in the Senior Notes, Zoloto Investors, LP ("Zoloto"), owns $2,000,000 in Senior Notes and Crown warrants exercisable into 5,714,286 shares. Steven Webster, the Chairman of the Board of Crown, is the sole member of the general partner of Zoloto. Additionally, on the Effective Date, the Senior Lenders granted a pari-passu security interest in the assets securing the Senior Notes issued in connection with the Plan. However any actions related to that security interest may only be taken pursuant to a second intercreditor agreement based upon the combined vote of the Senior Lenders voting as a block, and the Secured note holders voting as a block, giving effective control of the security interest in the assets of Crown to the Senior Lenders, and ultimately to Zoloto.

       In October 2001, Solitario invested in two Secured Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Secured Notes issued. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The proceeds from the second note from Solitario, and the remaining Secured Notes of $2,600,000 or $3,250,000 in total, were placed in escrow pending the outcome of Crown's Bankruptcy. The remaining balance of the proceeds plus interest was released to Crown on the Effective Date. The independent Board members of both Crown and Solitario approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

       As part of the Plan, the Senior Lenders, nominated three of the seven initial board members. Two of the three nominated, Mr. Webster and Mr. Harte, were investors in Zoloto. Zoloto also had, as part of the Voting Agreement (described below), the right to vote any outstanding shares owned by Solitario for their nominees to the Board of Directors at any subsequent meeting of shareholders.

       Crown entered into a Voting Agreement dated as of April 15, 2002 with Zoloto and Solitario, who are each shareholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agree that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the Board of Directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on June 25, 2006. As of December 9, 2003, the Signing Shareholders collectively held 1,733,866 shares, or approximately 8.5%, of the outstanding shares of Crown. As of December 9, 2003, assuming conversion of all outstanding convertible debt and exercise of all warrants on a cash basis, the Signing Shareholders collectively held 19,276,724 shares or approximately 38.9% of the fully diluted shares calculated on the same basis.

--------------------------------------------------------------------------------

                         PRINCIPAL SHAREHOLDERS OF CROWN

--------------------------------------------------------------------------------

       The table below sets forth information as to each person owning of record or who was known by Crown to own beneficially more than 5% of the Crown common stock (and other securities convertible into Crown common stock) as of December 9, 2003, and information as to the ownership of Crown common stock by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

                                                      Percent of
                                                       Crown's
                                                    common stock,
                                                   based on current
                                                      number of                                Percent of             Percent of
                                                     outstanding                                 Crown's                Crown's
                                  Amount and        common shares           Ownership          common stock,         common stock,
                                  Nature of            prior to             Assuming        based on exercise      based on exercise
                                  Beneficial          conversion          Conversion of       of convertible        of convertible
                                 Ownership in           of any                other           securities on a       securities on a
     Name and Address of         Crown common         convertible          convertible          non-diluted          fully diluted
     Beneficial Owner(1)           stock(2)          securities(2)        securities(3)          basis(4)               basis(5)
------------------------------- --------------    ------------------    ----------------    ------------------    ------------------
Solitario Resources Corporation
4251 Kipling St., Suite 390
Wheat Ridge, CO 80033                965,491               4.7%            7,079,777(9)             26.6%                 14.3%

Zoloto Investors, LP
14701 St.  Mary's Lane,
Suite 800
Houston, TX 77079                  1,733,866(6)            8.5%           19,276,724(10)            50.7%                 38.9%

Loeb Partners Corporation
61 Broadway
New York, NY 10006                 2,625,718              12.8%            3,395,241(11)            16.0%                  6.8%

Deephaven Domestic Capital
  Management
130 Cheshire Lane, Suite 102
Minnetonka, MN 55305               2,526,680              12.3%            2,526,680                16.0%                  6.8%

Gary L. Blum
3104 Oak Lane
Dallas, TX 75226                      71,234               0.3%            1,214,092(12)             5.6%                  2.4%

Oliver Baring
Devon House
12-15 Dartmouth St.
London, SW1 H9BL, England             96,048               0.5%            1,524,620(13)             7.0%                  3.1%

Coot Investments, Lt
Summerhays Farm
Cotleigh, Honiton
Devon, EX14 9HF
United Kingdom                       499,877               2.4%            1,337,973(14)             6.3%                  2.7%

Steven A. Webster                  1,885,513(7)            9.2%           19,653,371(15)            51.4%                 39.6%

Christopher M. Harte                       -                 -               175,000(16)             0.8%                  0.4%

Christopher E. Herald                 37,268               0.2%              887,268(17)             4.2%                  1.8%

Mark E. Jones, III                         -(8)              -               175,000(16)             0.8%                  0.4%

Brian Labadie                              -                 -               225,000(18)             1.1%                  0.5%

F. Gardner Parker                                            -               200,000(19)             1.0%                  0.4%

Ronald Shorr                                                 -               175,000(16)             0.8%                  0.4%

James R. Maronick                      2,177               0.0%              532,177(20)             2.5%                  1.1%

All directors and executive
officers as a group (nine
persons)                           1,924,958               9.4%           22,522,816(21)            54.8%                 45.4%


                                               (footnotes contained on following page)

-------------------------

(1) Based upon information supplied to Crown by the shareholder, including filings as required under section 13 and 16 of the Securities and Exchange Act of 1934.
(2) These columns reflect the ownership of outstanding Crown common stock as of December 9, 2003. The percentages are based on the total outstanding shares as of that date of 20, 488,101. In addition to the outstanding common stock, as of December 9, 2003, Crown had outstanding: convertible debt, which can be converted into 12,329,527 shares of Crown common stock; warrants to acquire up to 13,413,333 shares of Crown common stock; and options to acquire up to 3,379,000 shares of Crown common stock.
(3) This column reflects the number of shares of Crown common stock held assuming the conversion or exercise of all convertible debt, warrants and options held by the identified shareholder.
(4) This column reflects the percentage ownership assuming the identified shareholder's shares in (3) above divided by all currently outstanding shares plus number of shares of Crown common stock that would be outstanding assuming the conversion or exercise of all convertible debt, warrants and options held by the identified shareholder.
(5) This column reflects the percentage ownership assuming the conversion of all convertible debt, the exercise of all options, and the exercise of all warrants for cash, which would result in 49,609,962 shares of Crown common stock issued and outstanding.
(6) Includes 965,491 shares held by Solitario Resources Corporation, which are subject to a voting agreement.
(7) Includes 1,733,866 shares beneficially held by Zoloto Investors, LP, of which Mr. Webster is the sole member of the general partner.
(8) Includes 1,528 shares owned by Mr. Herald's spouse, of which Mr. Herald disclaims beneficial ownership.
(9) Includes 3,057,143 shares available upon conversion of Crown 10% convertible secured notes and 3,057,143 shares available upon the exercise of warrants.
(10) Includes 5,714,286 shares available upon conversion of Crown 10% convertible secured notes, and 5,714,286 shares available from the exercise of warrants and 7,079,777 shares beneficially owned by Solitario, subject to a voting agreement between Solitario and Zoloto.
(11) Includes 769,523 shares available upon conversion of Crown 10% convertible secured notes.
(12) Includes 571,429 shares available upon conversion of Crown 10% convertible senior notes and 571,429 shares available upon the exercise of warrants.
(13) Includes 714,286 shares available upon conversion of Crown 10% convertible senior notes and 714,286 shares available upon the exercise of warrants.
(14) Includes 419,048 shares available upon conversion of Crown 10% convertible secured notes and 419,048 shares available upon the exercise of warrants.
(15) Includes 225,000 shares available upon exercise of Crown options and 19,276,724 shares beneficially owned by Zoloto, of which Mr. Webster is the sole member of general partner.
(16)   Includes options to purchase 175,000 shares.
(17)   Includes options to purchase 850,000 shares.
(18)   Includes options to purchase 225,000 shares.
(19)   Includes options to purchase 200,000 shares.
(20)   Includes options to purchase 530,000 shares.
(21) Includes, in the aggregate, 8,771,429 shares available upon conversion of Crown convertible senior notes, 8,771,429 shares available upon the exercise of warrants and options to purchase 3,055,000 shares.

--------------------------------------------------------------------------------

                 CROWN SELECTED HISTORICAL FINANCIAL INFORMATION

--------------------------------------------------------------------------------

       The selected consolidated financial data set forth below for each of the five years in the period ended December 31, 2002, and as of the years then ended has been derived from: (i) Crown's audited consolidated financial statements (not all of which financial statements are presented herein); and (ii) the unaudited consolidated statements of operations and balance sheets of Crown as of and for each of the nine months ended September 30, 2003 and 2002. The financial statements as of and for the nine months ended September 30, 2003 and 2002, in the opinion of management, reflect all adjustments, consisting of only normal recurring items, necessary to present fairly, in accordance with accounting principles generally accepted in the United States, the information for the periods. The selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes thereto included elsewhere in this report.


Balance sheet data:               As of September 30                               As of December 31,
                                  ------------------                               ------------------
(in thousands)                     2003          2002         2002          2001           2000          1999         1998
                                   ----          ----         ----          ----           ----          ----         ----
Total assets                     $21,105       $19,292      $19,233      $ 21,265       $ 20,095      $ 22,709      $ 36,500
Current portion long-term debt   $    51       $    50      $    70      $ 18,302       $ 15,000      $      -      $      -
Long-term debt                   $ 8,059       $ 5,031      $ 5,061      $    148       $      -      $ 15,000      $ 15,000
Working capital (deficit)        $ 2,397       $ 1,294      $   825      $(15,713)      $(14,211)     $  4,881      $  7,839
Stockholders' equity             $10,966       $10,763      $10,637      $  1,850       $  4,695      $  5,980      $ 17,182


Income statement data              Nine Months Ended
                                   -----------------
                                     September 30,                              Year Ended December 31,
(in thousands, except per          2003          2002         2002          2001           2000(1)       1999(2)      1998
    share amounts)                 ----          ----         ----          ----           ----          ----         ----

Revenues                         $    19      $   201       $   206      $    248       $  6,401      $    538      $     610
                                 -------      -------       -------      --------       --------      --------      ---------

Net income (loss)                $(2,574)     $ 5,410       $ 4,935      $ (3,148)      $ (1,659)     $(11,117)     $  (1,928)
                                 =======      -------       =======      ========       ========      ========      =========
Basic income (loss)
per share before change in
   accounting principle          $ (0.52)     $  1.77       $  1.52      $  (1.08)      $  (0.57)     $  (0.90)     $   (0.65)

Diluted income (loss)
per share before change
   in accounting principle       $ (0.52)     $  0.32       $  0.26      $  (1.08)      $  (0.57)     $  (0.90)     $   (0.65)
                                 =======      =======       =======      ========       ========      ========      =========

Change in accounting principle         -            -             -             -              -         (2.90)             -
                                 -------      -------       -------      --------       --------      --------      ---------
Basic income (loss)
   per share(3)                  $ (0.52)     $  1.77       $  1.52      $  (1.08)      $  (0.57)     $  (3.80)     $   (0.65)
                                 =======      =======       =======      ========       ========      ========      =========

Diluted income (loss)
   per share                     $ (0.52)     $  0.32       $  0.26      $  (1.08)      $  (0.57)     $  (3.80)     $   (0.65)
                                 =======      =======       =======      ========       ========      ========      =========

-------------------------

(1) Includes the operations of Solitario on a consolidated basis through October 18, 2000. Subsequent to October 18, 2000, the results of Solitario are reflected under the equity method of accounting.
(2) Crown changed its method of accounting for exploration costs and recorded an $8.5 million charge related to the cumulative effect of the change in accounting principle to operations in 1999.
(3) Crown effected a one-for-five reverse split of the Crown common stock in connection with the Plan on the Effective Date. All prior reported Crown common stock amounts have been adjusted and are presented as though the reverse stock split occurred on January 1, 1998.

--------------------------------------------------------------------------------

        CROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

       The following discussion should be read in conjunction with consolidated financial statements of Crown and related notes thereto included with this document. All prior period per share amounts have been adjusted to account for the one-for-five reverse split in accordance with the Plan. Crown's financial condition and results of operations are not necessarily indicative of what may be expected in future periods. This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. Crown actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in "FORWARD LOOKING STATEMENTS," "RISK FACTORS," and elsewhere in this Proxy Statement/Prospectus. Crown assumes no obligation to update the forward-looking statements or these factors.

RESULTS OF OPERATIONS

       Crown currently has no source of recurring revenue and it anticipates any future recurring revenue would only occur after the successful development of the Buckhorn Mountain Project. The successful development of the Buckhorn Mountain Project is dependent on several factors, many of which are beyond Crown's control. Crown cannot provide any assurance it will be able to successfully permit and develop the Buckhorn Mountain Project. See "--Liquidity and Capital Resources," "Proposed Kinross Transaction," and "Buckhorn Mountain Project Permitting."

NINE MONTHS ENDED SEPTEMBER 30, 2003

       Crown had a net loss of $2,574,000 for the first nine months of 2003 compared to net income of $5,410,000 for the first nine months of 2002. The increased loss is the result of increased general and administrative costs, primarily related to $1,453,000 of compensation expense related to variable plan accounting recorded in the first nine months of 2003 and an increase in interest expense on the Senior, Secured, Subordinated and Subordinated B Notes during the first half of 2003 compared to interest on the Senior Notes and the Debentures through the first nine months of 2002. The increase in these costs during 2003 compared to 2002 was mitigated by a reduction in Crown's equity share of Solitario's loss and an increase in the deferred tax credit available in 2003 compared to the first nine months of 2002. Additionally, Crown recorded a gain on the discharge of its convertible debentures of $8,684,000 in 2002 and a gain of $171,000 on the sale of its Cord Ranch property in the third quarter of 2002 and there was no similar gain recorded in 2003. Additionally, in 2003, Crown recorded an income tax benefit of $1,324,000 compared to tax expense of $1,553,000 in 2002.

       Crown had no active exploration projects during the first nine months of 2003 or 2002. Crown's general and administrative expenses increased to $1,907,000 during the first nine months of 2003 compared to $287,000 in first nine months of the prior year. The increase during 2003 was primarily related to a non-cash charge of $1,453,000 to compensation expense related to stock options granted during 2002 that are subject to variable plan accounting. There were no charges to compensation expense in the prior year period. Crown recorded increased administrative non-bankruptcy costs related to legal fees of $71,000, travel costs of $23,000 and shareholder relation costs of $67,000 were recorded during the first nine months of 2003 compared to legal fees of $7,000, travel costs of $7,000 and shareholder relation costs of $61,000 during 2002, when these costs were significantly reduced as Crown was in bankruptcy. In addition, Crown's net administrative expenses were increased as a result of a reduction in management fees to $275,000 during the first nine months of 2003 compared to $365,000 during the first nine months of 2002.

       Crown's interest expense was $1,803,000 for the first nine months of 2003 compared to $679,000 in the prior year period. The interest is primarily related to the Senior Notes, Secured Notes, Subordinated Notes and Subordinated B Notes. All of the notes accrue interest at the rate of 10% per year. Crown has the option to pay the quarterly interest payments in its common stock at the conversion price of $0.35 per share and $0.2916 per share for the Senior Notes, $0.35 per share for the Secured Notes, and $0.75 per share for the Subordinated and Subordinated

B Notes. During the first nine months of 2003, Crown issued 1,752,886 shares of common stock, with a market value of $1,453,000 for interest on the Senior, Secured Subordinated and Subordinated B Notes, compared to its issuance of 860,953 shares with a market value of $191,000 for interest on the Senior, Secured and Subordinated Notes during the first nine months of 2002. In addition, during the nine months of 2003, Crown recorded $292,000 of interest expense related to the amortization of the discounts on the Senior and Secured Notes compared to amortization of these discounts of $128,000 in the first nine months of the prior year.

       As discussed further below, Crown recorded a gain of $8,684,000 on the discharge of its convertible debentures in 2002. There was no such gain in 2003.

       Crown recorded $193,000 of equity in loss of unconsolidated subsidiary, related to Solitario, during the first nine months 2003 compared to $558,000 during the first nine months of 2002. The decrease in the loss from Solitario was the result of Solitario's reduced exploration expense in the first nine months of 2003 of $170,000, compared to $711,000 during the first nine months of 2002 as a result of the Anglo joint venture. Solitario recorded increased interest income of $238,000 during the first nine months of 2003 compared to $100,000 during the first nine months of 2002. In addition, Solitario reduced general and administrative expenses to $218,000 during the first nine months of 2003 compared to $300,000 during the first nine months of 2002 related to reductions in staff travel and office expenses.

       Crown recorded a deferred tax benefit of $1,324,000 in the nine months of 2003 compared to an expense of $1,553,000 in the first nine months of 2002. Prior to the Effective Date, Crown had provided a valuation allowance for its deferred tax assets, and was not able to recognize any deferred tax benefit. The provision recorded on 2002 relates primarily to the gain recorded on the discharge of the debentures.

REORGANIZATION AND BANKRUPTCY

       Crown recorded reorganization costs of $391,000 during the first nine months of 2002 related to the Bankruptcy. These costs consisted of legal, accounting and consulting expenses. Crown recorded a gain of $8,684,000 on the extinguishment of debt in connection with the exchange of the Debentures. See
Note 2 in the notes to the consolidated financial statements. The transaction is detailed below (in thousands):

     Debt extinguished:
       Debentures                                        $15,000
       Plus accrued interest                                 970
                                                         -------
         Total debt extinguished                          15,970
                                                         -------
     Assets exchanged for Debentures:
       Cash                                                1,000
       Secured Notes                                       2,000
       Subordinated Notes                                  4,000
       Warrants, at fair market on date of issuance          286
                                                         -------
         Total Assets exchanged for Debentures             7,286
                                                         -------
     Gross gain from extinguishment of debt                8,684
                                                         =======

FISCAL YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

       Crown had net income of $4,935,000 in 2002 compared with a net loss of $3,148,000 in 2001 and $1,659,000 in 2000. As a result of the corporate reorganization and Bankruptcy, described above, Crown recorded $8,684,000 as a gain on discharge of convertible debt.

       Total revenues were $206,000 in 2002 compared to $248,000 in 2001 and compared to $6,401,000 in 2000. During 2000, Solitario, which was consolidated with Crown through October 2000, completed a transaction with an affiliate of Newmont and sold its interest in its Yanacocha property for $6 million and a sliding scale net smelter return royalty that varies with the price of gold. Crown recorded a gain on sale, on a consolidated basis, of $5,809,000 on that sale, which accounted for the increase in revenues during 2000.

       Royalty income was $112,000 in 2000. Royalty income was from Crown's interest in the Lamefoot deposit at the Kettle River mine in Washington. The Lamefoot deposit was mined out during the fourth quarter of 2000 and, in January 2001, Crown sold its interest in Judith Gold, which held the Lamefoot royalty to Canyon Resources Corporation, for 200,000 shares of Canyon Resources Corporation common stock. As a result, no future royalty income is expected. Crown recorded a gain on sale of $200,000, which equaled the proceeds from the sale during 2001. On September 4, 2002, Crown sold its entire 30% interest in the Cord Ranch properties to Royal Standard Minerals, Inc., the owner of the remaining 70% of the Cord Ranch properties for one million shares of common shares of Royal Standard Minerals. Crown recorded a gain on sale of $171,000, which equaled the market value of the shares received on the date of sale, as Crown had no carrying value for its interest in the Cord Ranch Properties.

       Interest income was $35,000 in 2002 compared with $34,000 in 2001, and $344,000 in 2000. Crown's average invested cash balances increased during 2002 compared to 2001, however, this increase was mitigated by a reduction in the rate of interest paid on the money market funds and short-term investments in which Crown invests its cash balances. The primary factors resulting in the decrease in interest income between 2001 and 2000 are the deconsolidation of Solitario and the payment of interest and other expenses entirely from cash balances during 2001.

       Exploration expense was $4,000 in 2002 compared to $5,000 in 2001 and $903,000 in 2000 primarily as a result of the deconsolidation of Solitario as of October 2000 and a reduction of Crown's exploration activities.

       General and administrative expenses were $607,000 in 2002 compared to $828,000 in 2001 and compared to $1,171,000 in 2000. The lower costs in 2002 are the result of reduced administrative costs, particularly related to legal expenses that were reduced from $348,000 in 2001 to $62,000 in 2002. The increased 2001 legal expenses for general corporate matters related to the default in 2001 on the Debentures and related restructuring negotiations. Additionally, shareholder and public relations expenses were reduced from $91,000 in 2001 to $75,000 in 2002 as Crown did not hold an annual meeting in 2002 due to the Bankruptcy. Travel and entertainment expenses were also reduced from $26,000 in 2001 to $4,000 in 2002 as Crown's corporate focus was shifted to the corporate reorganization. Offsetting these reductions from 2001 to 2002 was a charge of $175,000 for compensation expense related to 2002 options grants subject to variable plan accounting. Under variable plan accounting, any increase in the intrinsic value of the option due to changes in the market value of Crown's common stock are charged to compensation expense during the period of service, (the vesting period) of the option. There were no charges to compensation expense for variable plan accounting in 2001 or 2000. Certain additional legal and accounting costs of $387,000 were incurred during 2002 as a result of the Bankruptcy filing and are charged as reorganization costs. The reduction in costs from 2000 to 2001 is primarily related to the deconsolidation of Solitario at the end of 2000, which offset the increased legal expenses of 2001 discussed above.

       Interest expense was $980,000 in 2002 compared to $1,046,000 in 2001 and $971,000 in 2000. Interest expense decreased in 2002 as a result of the filing of Bankruptcy and the confirmation of the Plan that resulted in no interest expense on the Debentures from the date of the filing. In addition as part of the Plan, Crown exchanged $6,000,000 in new notes for $15,000,000 of Debentures. Interest expense increased during 2001 as a result of the issuance of $3,600,000 of Senior Notes in October 2001 and additional interest on the Debentures, which accrued as a result of the default on the Debentures in August 2001. Included in interest expense is amortization of warrant and beneficial conversion features related to the Senior and Secured notes of $208,000 in 2002 and $12,000 in 2001 as well as amortization of deferred offering costs related to the Debentures of $68,000 in 2001 and $102,000 in 2000.

       Crown regularly performs evaluations of its assets to assess the recoverability of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable utilizing established guidelines based upon estimated future net cash flows from the asset. Write-downs relating to exploration properties amounted to $2,542,000 in 2000. There were no mineral property write-downs in 2002 or 2001. Included in the write-down for 2000 was the abandonment of the Cord Ranch lease property with a charge to asset write-downs of $1.2 million. Additionally, Crown recorded an asset write-down of $1.3 million for the impairment of its interest in the Pinon Range and Dixie Creek prospects at Cord Ranch as well as the impairment of the Kings Canyon property in Utah. The impairment of Crown's investment in these properties is attributable to continued low gold prices and its inability to complete acceptable joint ventures to explore and develop these properties.

       In 2002, Crown recorded a gain of $8,684,000 on the discharge of convertible debentures. There were no such gains in 2001 or 2000.

       Minority interest in income of subsidiary was $2,141,000 in 2000. The income from Solitario in 2000 was primarily due to Solitario's gain on sale of the Yanacocha property of $5,809,000. Operations of Solitario were consolidated with Crown prior to October 2000. Subsequent to October 2000, primarily as a result of Solitario's acquisition of Altoro Gold Corp., the results of Solitario are reflected under the equity method of accounting. Crown recorded $662,000 equity in loss from unconsolidated subsidiary in 2002 compared to $1,506,000 in 2001. Solitario recorded a reduced loss in 2002 compared to 2001 due to reductions in exploration expense, general and administrative expenses, management fees and asset write-downs during 2002 compared to 2001.

       In 2002, Crown recorded tax expense of $1,308,000 related primarily to the gain on discharge of convertible debentures. In 2001 and 2000, Crown recorded no tax benefit because it had a full valuation allowable against its deferred expenses.

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 2003

       Due to the nature of the mining business, the acquisition, exploration and development of mineral properties require significant expenditures prior to the commencement of production. Crown has in the past financed its activities through the sale of debt and equity securities, joint venture arrangements (including project financing) and the sale of interests in its properties. To the extent necessary, Crown expects to continue to use similar financing techniques. Crown's exploration and development activities and funding opportunities, as well as those of its joint venture partners, may be materially affected by gold price and mineral commodity levels and changes in those levels. The market price of gold and mineral commodities is determined in world markets and is affected by numerous factors, many of which are beyond Crown's control.

       Net cash used in Crown's operating activities was $554,000 in the first nine months of 2003 compared to $752,000 during the first nine months of 2002. The use of cash included payment of $161,000 of accounts payable that were reduced to $126,000 at September 30, 2003 from $287,000 at December 31, 2002. The large accounts payable at the end of 2002 related to drilling activity on the Buckhorn Mountain Project at the end of last year.

       During the nine months ended September 30, 2003, Crown spent $709,000 for net additions to mineral property for costs related to permitting and maintenance costs at its Buckhorn Mountain Project compared to $180,000 in the first nine months of 2002. Since Crown emerged from the Bankruptcy, its primary focus has been and will continue to be toward the permitting of the Buckhorn Mountain Project. See "--Buckhorn Mountain Project Permitting" below. Crown has budgeted $1,575,000 for permitting and development expenditures in 2003 related to the Buckhorn Mountain Project. These costs include infill drilling of the deposit, certain baseline hydrologic studies, engineering and design work, an updated feasibility study, and work on a supplemental draft environmental impact statement. Additionally, Crown will pay certain maintenance and legal expenses to maintain its interest in the Buckhorn Mountain Project. The development of the Buckhorn Mountain Project through initial production is currently estimated to be approximately $91 million (including $21 million in contingency). If the transaction with Kinross does not close, Crown will require significant new financial resources in order to develop the Buckhorn Mountain Project, which may be in the form of a joint venture, project or debt finance, or issuance of equity. There is no assurance Crown will be able to obtain the necessary financial resources on acceptable terms, if at all.

       Net cash provided from Crown's financing activities was $2,665,000 for the first nine months of 2003 compared to $2,264,000 for the same period of 2002. Crown issued $2,705,000 in Subordinated B Notes on February 21, 2003. During the third quarter of 2002 Crown received $3,284,000 from the proceeds of the Escrowed Notes on the Effective Date, of which $1,000,000 was distributed for the benefit of the Debenture holders.

       Cash and cash equivalents amounted to $2,423,000 at September 30, 2003. These funds are generally invested in short-term interest-bearing deposits and securities.

FISCAL YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

       In October 2001, Crown issued $3,600,000 of 10% convertible secured promissory notes due in October 2006 (the "Senior Notes"). The Senior Notes have a five-year term and carry a 10% interest rate, payable quarterly in cash or Crown common stock at the conversion prices of $0.35 and $0.2916 per share at Crown's election. Originally, proceeds of $3,250,000 from the Senior Notes were placed in escrow pending restructuring of the

Debentures (the specific Senior Notes related to the proceeds placed in escrow are also referred to as "Escrowed Notes"). Solitario invested $650,000 in these Escrowed Notes. The Escrowed Notes are convertible into shares of Crown common stock at a conversion price of $0.35 per share, subject to adjustment. In addition, the Escrowed Note holders have been issued a five-year warrant for every share into which the Escrowed Notes are convertible, which warrant will be exercisable into a Crown common share at $0.75 per share, subject to adjustment. All funds in escrow were released on June 11, 2002. Solitario also invested in a separate Senior Note, (referred to as the "Solitario Note") for the remaining $350,000 of the Senior Notes. These funds were made immediately available to Crown for general corporate purposes. The Solitario Note is convertible into shares of Crown common stock at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown common stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrant are otherwise identical to the terms of the Escrowed Notes and warrants. Crown used $1,000,000 of the proceeds to pay the cash component of the Debenture restructuring discussed in Corporate Reorganization above. Crown expects to use the remaining proceeds to initiate permitting on its Buckhorn Mountain Project in the state of Washington and for general corporate purposes. The Senior Notes are secured by all of Crown's assets on a pari-passu basis with the Secured Notes. The assets consist primarily of Crown's interest in the Buckhorn Mountain Project and Crown's wholly-owned subsidiary, Crown Resource Corp. of Colorado, whose assets consist primarily of a 38.7% as of December 9, 2003, equity interest in Solitario.

       Net cash used in operating activities was $676,000 in 2002 compared to $1,163,000 in 2001 and $2,416,000 in 2000. The reduction in cash used during 2002 related to a reduced level of activity for exploration and development as a result of the corporate reorganization as well as a reduction in interest expense related to: (i) an overall reduction in debt through the corporate reorganization; (ii) payment of interest in stock on the Senior, Secured and Subordinated Notes and; (iii) no payments made for interest on the Debentures in 2002. During 2000, the inclusion of Solitario's operations prior to the deconsolidation in October 2000 accounted for a significant portion of the cash usage compared to 2001.

       Net cash used in investing activities in 2002 was $635,000 compared to $18,000 in 2001 and $1,787,000 in 2000. Crown began work to permit and develop Crown's Buckhorn Mountain Project during 2002 upon the completion of the corporate reorganization. These costs totaled $617,000 and included an in-fill drilling program, engineering and design work, feasibility study update, and permitting and monitoring costs. Most of the permitting and development work was delayed from the time Crown terminated its joint venture with Newmont in July 2001 until the completion of Crown's corporate reorganization, which accounts for the reduced cash use in 2001. The fluctuation during 2000 resulted from the inclusion of Solitario's $5,600,000 proceeds from the Yanacocha sale, which was offset by the elimination of Solitario's cash of $6,908,000 when Crown no longer consolidated Solitario and accounted for its investment under the equity method.

       Net cash provided by financing activities was $2,234,000 in 2002 compared to $320,000 in 2001. There was no cash provided from financing activities during 2000. Proceeds of $350,000 from the Secured Note financing were delivered to Crown in October 2001. The balance of the $3,600,000 Senior Notes financing of $3,250,000, plus interest was delivered to Crown during 2002. Of this amount, $1,000,000 was used to pay the cash portion of the exchange with holders of the Debentures on the Effective Date of the Plan.

       Crown has budgeted $1,575,000 for permitting and development expenditures in 2003. These expenditures will be directed toward the permitting of the Buckhorn Mountain Project. These costs include infill drilling the deposit, certain baseline hydrologic studies, engineering and design work, an updated feasibility study, and work on a Supplemental Draft Environmental Impact Statement. Additionally, Crown will pay certain maintenance and legal expenses to maintain Crown's interest in the Buckhorn Mountain Project. The development of the Buckhorn Mountain Project through initial production is currently estimated to be approximately $33 million. Crown will require significant new financial resources in order to develop the Buckhorn Mountain Project, which may be in the form of a joint venture, project or debt finance, or issuance of equity. There is no assurance Crown will be able to obtain the necessary financial resources on acceptable terms, if at all.

       Future cash commitments at December 31, 2002, include the payment of: (i) Senior, Secured and Subordinated Notes; (ii) long-term debt; (iii) unpatented mining claim payments, and (iv) operating leases, as follows:


(in thousands)                           2003       2004       2005        2006(1)(2)    2007       TOTAL
                                         ----       ----       ----        ----          ----       -----
Senior Notes                           $      -   $      -   $      -    $  3,600      $      -    $  3,600
Secured Notes                                 -          -          -       2,000             -       2,000
Subordinated Notes                            -          -          -       4,000             -       4,000
Long-term debt                               70         50         50           -             -         170
Unpatented mining claim payments(3)          22         22         22          22            22         110
Operating leases                             39         20          -           -             -          59
                                        -------    -------    -------     -------       -------     -------
  Total commitments                    $    131   $     92   $     72    $  9,622      $     22    $  9,939
                                        =======    =======    =======     =======       =======     =======

-------------------------
(1) Crown's long-term debts include Senior Notes, Secured Notes, Subordinated Notes and Subordinated B Notes (collectively "the Notes"), all due October 2006. The Notes carry a 10% interest rate, payable quarterly. Crown has agreed with Kinross to pay future interest in cash pending the consummation of Kinross' acquisition of Crown. However, Crown cannot assure that it will have the liquidity to pay these Notes upon maturity. On October 31, 2003, and November 5, 2003, a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of common stock. On November 5, 2003, the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock in accordance with the provision of the Subordinated Notes whereby the Subordinated Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for 20 consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.
(2) On November 21, 2003, Crown announced that it had issued a redemption notice for the redemption of $1,655,333 of its 10% Convertible Secured Notes due 2006 (the "Secured Notes"). The redemption notice, which represented all of its outstanding Secured Notes, specified that the Secured Notes will be redeemed on December 31, 2003, for a redemption price of $1,690,254, which includes $34,921 of interest through December 31, 2003. The Secured Notes may be converted into shares of Crown common stock at any time prior to the close of business on December 30, 2003, when the right of conversion will terminate. Crown expects that a majority of the Secured Notes will elect to convert their Secured Notes. If all of the $1,655,333 Secured Notes convert, Crown would issue approximately 4,729,523 shares of common stock. As of December 9, 2003, there were $645,333 of Secured Notes which had not been converted.
(3) Assumes continued payment of mining claim payments on existing mineral properties.

       Crown will need additional financial resources to pay the principal of its Senior Notes when due in 2006. There can be no assurance that Crown will be able to obtain the necessary financial resources.

       Cash and cash equivalents amounted to $1,033,000 at December 31, 2002. These funds are generally invested in short-term interest-bearing deposits and securities, pending investment in current and future projects. Working capital at December 31, 2002 was $825,000.

       Additionally, uncertainties with respect to the timing of commercial production at the Buckhorn Mountain Project, as well as the potential fluctuation in gold prices, could have a material effect upon Crown's ability to fund its operating activities in the long term. There is no assurance that such funding will or can be secured on terms favorable to Crown, if at all.

NEW ACCOUNTING PRONOUNCEMENTS

       In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150") which clarifies the classification as liabilities for certain financial instruments including equity shares that are mandatorily redeemable, or a financial instrument other than equity shares that has an obligation to repurchase the instrument with equity shares, including a conditional obligation to settle the financial instrument with equity shares. SFAS No. 150 is effective for financial instruments entered into after May 31, 2003. The adoption of this statement, on July 1, 2003, has not had a material effect on Crown's consolidated financial position or results of operations.

       In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149") to provide amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 has been adopted by Crown and will be applied prospectively for contracts entered into or modified after June 30,

2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

       The Emerging Issues Task Force is in the process of forming a committee to evaluate certain mining industry accounting issues, including issues arising from the implementation of Statement of Financial Accounting Standards No. 141 and Statement of Financial Accounting Standards No. 142 to business combinations within the mining industry and accounting for goodwill and other intangibles. Although such committee has not yet been formed, and no formal agenda has been set, the issues related to the business combinations within the mining industry and accounting for goodwill and other intangibles may be addressed along with the related question of whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets. While Crown believes that its accounting for its mineral interests conveyed by leases is in accordance with generally accepted accounting principles, Crown cannot predict whether the deliberations of this committee will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from its current practices.

CRITICAL ACCOUNTING POLICIES

       Land and leasehold acquisition costs are capitalized in cost centers and are depleted on the basis of the cost centers' economic reserves (estimated recoverable, proven and probable reserves) using the units-of-production method. If there are insufficient economic reserves to use as a basis for depleting such costs, they are expensed as a mineral property write-off in the period in which the determination is made.

       Crown expenses all exploration costs incurred on properties other than acquisition costs prior to the establishment of proven and probable reserves. All exploration costs capitalized on properties with proven and probable reserves are periodically evaluated to assess their recoverability as discussed below.

       Crown records the proceeds from the sale of property interests as a reduction of the related property's capitalized cost. Proceeds that exceed the capital cost of the property are recorded as revenue. When such proceeds are associated with properties subject to a joint venture, they are recorded as revenue in accordance with the terms of the joint venture and the transfer of the property interest to the joint venture partner during the term of the joint venture.

       Crown regularly performs evaluations of its assets to assess the recoverability of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable utilizing established guidelines based upon future net cash flows from the asset. There were no mineral property write-downs in the first nine months of 2003 or 2002.

       Crown's proven and probable reserves are based on extensive drilling, sampling, mine modeling and metallurgical testing from which economic feasibility has been determined. The price sensitivity of reserves depends upon several factors including grade, waste-to-ore ratio, and ore type. The reserves are estimated based on information available at the time the reserves are calculated. Recovery rates vary depending on the metallurgical properties of each deposit and the production process used. The reserve assumes the average recovery rate for the deposit, which takes into account the processing methods scheduled to be used. The cutoff grade, or lowest grade of mineralized material considered economic to process, varies with material type, metallurgical recoveries, and operating costs. Crown's proven and probable reserves are estimates, and no assurance can be given that the indicated levels of recovery of gold will be realized. Ounces of gold in the proven and probable reserves are prior to any losses during metallurgical treatment. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, could render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves. As discussed above, the ultimate recovery of Crown's mineral reserves is dependent on obtaining necessary permits for the Buckhorn Mountain Project.


CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As of September 30, 2003                              Payment due by Period
--------------------------------------------------------------------------------------------------------------
Contractual Obligations(3)         2003        2004         2005         2006          2007          TOTAL
                                   ----        ----         ----         ----          ----          -----
Long-Term Debt(1)(2)             $51,000     $ 98,000     $      -    $12,305,000    $      -     $12,454,000
Operating Lease                    5,000       93,000            -              -           -          98,000
                                 -------     --------     --------    -----------    --------     -----------
         Total                   $56,000     $191,000     $      -    $12,305,000    $      -     $12,552,000

-------------------------
(1)    Crown's long-term debts include Senior Notes, Secured Notes, Subordinated
       Notes and Subordinated B Notes (collectively "the Notes"), all due
       October 2006. The Notes carry a 10% interest rate, payable quarterly.
       Crown has agreed with Kinross to pay future interest in cash pending the consummation of Kinross' acquisition of Crown. However, Crown cannot assure that it will have the liquidity to pay these Notes upon maturity.
       On October 31, 2003, and November 5, 2003, a total $839,331 of
       Subordinated Notes were converted into 1,119,108 shares of common stock.
       On November 5, 2003, the remaining $3,160,669 of Subordinated Notes and
       $2,705,000 of Subordinated B Notes were automatically converted into
       7,820,892 shares of common stock in accordance with the provision of the
       Subordinated Notes and Subordinated B Notes whereby the Subordinated
       Notes and Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for 20 consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.
(2)    On November 21, 2003, Crown announced that it had issued a redemption notice for the redemption of $1,655,333 of its 10% Convertible Secured
       Notes due 2006 (the "Secured Notes"). The redemption notice, which represented all of its outstanding Secured Notes, specified that the
       Secured Notes will be redeemed on December 31, 2003, for a redemption price of $1,690,254, which includes $34,921 of interest through December
       31, 2003. The Secured Notes may be converted into shares of Crown common stock at any time prior to the close of business on December 30, 2003, when the right of conversion will terminate. Crown expects that a majority of the Secured Notes will elect to convert their Secured Notes.
       If all of the $1,655,333 Secured Notes convert, Crown would issue approximately 4,729,523 shares of common stock. As of December 9, 2003, there were $645,333 of Secured Notes which had not been converted.
(3)    On November 11, 2003, Crown entered into a toll milling agreement with a subsidiary of Kinross whereby, among other things, Crown agreed to pay a
       $5 million capital payment to Kinross in the month following the delivery of Production Ores (as defined). The timing and ultimate payment of this capital fee is dependent on the completion of permitting the Buckhorn
       Mountain Project and other factors which cannot be predicted at this time. See "Recent Developments" and "Buckhorn Mountain Project
       Permitting."

       Additionally, Crown estimates its annual assessment for 152 unpatented claims at Buckhorn Mountain Project to be $15,200 per year.

       The following table illustrates the potential dilution from the conversion of the Senior and Secured Notes, options, and warrants as of November
28, 2003:

                                                      Senior
                       Outstanding       Senior      Solitario     Secured                                      Total
                       common stock      Notes         Note        Notes(1)      Warrants       Options         shares

Outstanding balance     17,191,433     $3,250,000     $350,000    $1,655,333    13,824,290     3,379,000
Conversion price               n/a          $0.35      $0.2916          0.35           N/a           N/a
Fully diluted shares    17,191,433      9,285,714    1,200,000     4,729,524    13,824,290     3,379,000      49,609,961
Percentages                   34.7%          18.7%         2.4%          9.5%         27.9%          6.8%        100%

-------------------------

(1)    These notes have been called for redemption. See footnote (2), above.

       Crown has budgeted approximately $1,575,000 for permitting costs at its Buckhorn Mountain Project for 2003 of which $709,000 has been expended through September 30, 2003. If the Kinross merger is not completed, Crown has estimated the development of the Buckhorn Mountain Project may take up to $91 million (including a $21 million contingency reserve). See "Business of Crown--Buckhorn Mountain Project."

--------------------------------------------------------------------------------

                          DISCLOSURE ABOUT MARKET RISKS

--------------------------------------------------------------------------------

       Crown is exposed to market risks associated with changes in interest rates as it relates to its cash and short-term investments, and commodity price risks for changes in the price of precious and base metals insofar as such changes may affect the economic viability of its exploration and development projects. Both the Senior Notes and the Debentures are not subject to market risk because they have a fixed interest rate and a repayment amount payable either in cash or common stock of Crown. Crown does not use financial or other derivative instruments to manage market risk. A hypothetical change of one percent in the interest rate earned on short-term investments during 2002 would have resulted in an increase or decrease of less than $0.1 million in net income. A change of 10% in the price of gold, silver or zinc would not have had a material change in the assets, liabilities or net income of Crown.

       As of November 28, 2003, there have been no material changes in the market risks to which Crown is exposed as disclosed above.

--------------------------------------------------------------------------------

                               BUSINESS OF KINROSS

--------------------------------------------------------------------------------

OVERVIEW

       Kinross is principally engaged in the exploration for and the acquisition, development and operation of gold bearing properties in the Americas and Russia. The principal product and source of cash flow of Kinross is gold.

       Kinross is the continuing corporation resulting from the May 1993 amalgamation under the OBCA of CMP Resources Ltd. ("CMP Resources"), Plexus Resources Corporation ("Plexus Resources"), and 1021105 Ontario Corp ("1021105"). Kinross' registered and principal offices are located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2. Kinross operates under the OBCA.

       Kinross' long-term financial objective is growth in cash flow and a return to earnings per share through successful exploration, acquisitions and development of existing and acquired properties. Mine operating plans focus on maximizing the pre-tax cash flow return on investment over the life of the business unit. Kinross' key performance measure is cash cost per unit of production.

       Kinross' operations and reserves are impacted by changes in metal prices. Over the past three years, gold has averaged $287 per ounce and was $343 per ounce on the last trading day of 2002. Subsequent to the end of 2002, gold has traded above $400 per ounce. Kinross used a forecast of $300 per ounce as a long-term price at the end of both 2002 and 2001 to estimate reserves and a price of $325 to assess mining assets for impairment. Kinross used a forecast of $300 per ounce in 2000 to estimate reserves and to assess for impairment.

       In each of the past three years, write-downs of the carrying values of certain mining assets were required. In 2002, Kinross recorded write-downs and other non-cash charges of $7.7 million, mainly relating to increased reclamation provisions triggered upon the closure of properties. In 2001, Kinross recorded write-downs of $16.1 million, including $11.8 million relating to the Blanket mine due to Kinross' inability to manage this operation because of political turmoil creating extreme inflationary pressures within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and civil unrest. The balance of the write-down included additional reclamation accruals for the DeLamar mine reclamation project of $4.3 million. In 2000, Kinross recorded write-downs of $72.1 million, including $36.1 million relating to the Refugio mine as a result of the decision to suspend operations in mid-2001 and $36.0 million on various other non-core reclamation projects.

       Kinross' pro forma share of proven and probable reserves as at December 31, 2002, was 13.2 million ounces (giving effect to the completion of the TVX and Echo Bay Mines Ltd. ("Echo Bay") transaction as at that date). These estimates have been calculated using industry standard methodology and the appropriate cut-off grade assuming a long-term gold price of $300 per ounce.

       Over the past several years, in response to weak gold prices, Kinross took steps to preserve its cash balances and maintain its financial flexibility. Exploration and business development expenditures were $11.6 million in 2002 compared to $7.9 million in 2001 and $11.4 million in 2000. Planned exploration expenditures in 2003 are estimated at $20 million. In addition, capital expenditures were $22.6 million in 2002 compared to $30.4 million in 2001 and $41.6 million in 2000. The 2002 capital expenditures were primarily at the Porcupine Joint Venture and at Fort Knox. Planned capital expenditures, including the newly acquired mines held by TVX and Echo Bay, are estimated at $74 million in 2003 and will be funded from cash flow from operating activities and current cash reserves.

RECENT DEVELOPMENTS

       On January 31, 2003, Kinross completed its combination with TVX and Echo Bay. This combination was effected by way of a plan of arrangement under the Canada Business Corporations Act. TVX amalgamated with a wholly-owned, subsidiary of Kinross and each holder of TVX common shares received 2.1667 of Kinross common share. Shareholders of Echo Bay, other than Kinross, received
0.1733 of a Kinross common shares for each Echo Bay common share. Kinross issued
177.8 million common shares with a fair value of $1,269.5 million with respect to the combination with TVX and Echo Bay. The exchange ratios reflect the one-for-three consolidation of Kinross common shares that was effective January 31, 2003, immediately prior to the combination. Kinross accounts for the acquisitions of TVX and Echo Bay under the purchase method of accounting.

       On February 27, 2003, Kinross entered into a credit facility with a syndicate of financial institutions for the provision of a $125.0 million revolving credit facility maturing December 31, 2005, to be used for the purpose of replacing existing letters of credit outstanding under an existing secured credit agreement and for additional letters of credit required for the TVX and Echo Bay financial assurance requirements for mine closure with various regulatory bodies. The credit facility is secured by first ranking security interests in substantially all of Kinross' (and its subsidiaries) assets and properties and also contains a number of financial and operating covenants. The covenants include (but are not limited to) a leverage ratio of net debt to operating cash flow, an interest coverage ratio of operating cash flow to interest expense, minimum unencumbered cash balances, and minimum proven and probable reserves.

       On June 20, 2003, TVX Newmont Americas, a subsidiary of Kinross and Rio Tinto Brasil entered into an amended operation and management agreement in complete resolution of a prior dispute between TVX Newmont Americas and Rio Tinto Brasil. All litigation in connection with the settlement has been terminated.

       On August 13, 2003, as a result of the high cash costs and continued operating losses experienced at the Lupin mine during the first six months of ownership by Kinross, Kinross decided to suspend operations at the mine. During the period of suspension, Kinross will review all options with respect to the future of the mine.

       In August 2003, Kinross received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid on Kinross' Russian operations in the approximate amount of $8.5 million, which includes penalties and interest. The notice challenges certain deductions taken by Kinross and tax concessions relating to tax returns filed by Kinross in prior years. Kinross believes its interpretation of the tax regulations is correct and has lodged a complaint with the Regional Tax Inspection and the Federal Ministry of Taxation. In addition, Kinross has filed claims in the Magadan Arbitrage Court refuting the findings of the local taxation authorities. Kinross will continue to oppose this reassessment vigorously.

       On August 28, 2003, Kinross issued 23.0 million common shares for gross proceeds of CDN $213 million. The net proceeds of the offering were used to redeem Kinross' outstanding 5.5% convertible unsecured subordinated debentures. The principal amount of the convertible debentures was CDN $195.6 million. The convertible debentures were redeemed on September 29, 2003.

       On October 24, 2003, Kinross sold its entire ownership in common shares of Minefinders Corporation, Ltd. for net proceeds of CDN $43.6 million. Kinross also sold its entire holdings in common shares of Endeavour Mining Capital Corporation on November 5, 2003, for net proceeds of CDN $6.8 million.

       On November 24, 2003, Kinross announced that it had issued 6,726,734 Kinross common shares upon the exercise of warrants of Echo Bay, which expired on November 14, 2003, for net proceeds of $34.9 million. Kinross had assumed the obligations under the Echo Bay warrants as a result of its business combination with Echo Bay.

       On December 4, 2003, Kinross and Bema Gold Corporation ("Bema") announced that their respective boards of directors have approved the recommencement of gold operations at the Refugio heap leach mine located near Copiapo, Chile. The project is expected to begin producing gold from the expanded operations in the fourth quarter of 2004. Compania Minera Maricunga ("CMM") owns the Refugio mine and is owned 50% by Kinross, as operator, and 50% by Bema. The Refugio mine had been placed on care and maintenance in May 2001 due to low gold prices and produced declining amounts of gold from residual leaching of existing heaps since that time. During the past year, a 56,000 meter drill program was successful in expanding reserves to justify a greater than 25% expansion of daily throughput compared to historic production levels. Initially, the Verde pits are scheduled to produce 40,000 tons of ore per day, which will be crushed and placed on the leach pads. Subsequently, the new Pancho pit, expected to be mined at 35,000 tons of ore per day, will extend the mine-life to approximately ten years at an assumed gold price of $350 per ounce. Life-of-mine annual gold production is expected to range from 230,000 to 260,000 ounces on a 100% basis, at total cash costs averaging approximately $225 per ounce. At $350 per ounce, the proven and probable resources attributable to Kinross' interest are estimated at 62 million tonnes at a grade of 0.86 grams per tonne for 1.7 million ounces of gold.

       Kinross is also preparing to restart the Kettle River mill in mid-December 2003, as mining of the Emanuel Creek deposit commenced in November. Approximately 15,000 tons of ore, grading approximately 0.30 ounces of gold per ton, that has been delivered to the mill from the Emanuel Creek zone at the K2 mine.

       Since February 2003, Kinross has explored various avenues by which it might dispose of the Hellenic Gold Properties, including working with the Greek government and potential investors to determine whether the Stratoni mine, which was shut down in January 2003, could be reopened under a revised ownership structure in which Kinross might hold a minority interest. On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which Kinross' two subsidiaries, TVX and TVX Hellas S.A., held title to the Hellenic Gold Properties, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million euros to TVX Hellas and mutual releases from all claims were given by each party to the other. The settlement agreement is subject to approval by the Greek Parliament, which has not yet been obtained. TVX Hellas has agreed to augment the 11 million euros to be received, with an additional 11 million euros, and to contribute such amounts in full satisfaction of all labor and trade liabilities of TVX Hellas.

HISTORY

       Following Kinross' amalgamation in May 1993 with CMP Resources, Plexus Resources and 1021105, Kinross and Falconbridge Amalco Inc. ("Falconbridge Amalco"), a corporation that was formed upon the amalgamation of Falconbridge Gold Corporation and FGC Acquisition Inc., amalgamated on December 31, 1993, by way of arrangement.

       On June 1, 1998, a wholly-owned subsidiary of Kinross merged (the "Kinam Merger") with Kinam Gold Inc. ("Kinam"), formerly Amax Gold Inc. (unless otherwise indicated herein, the term "Kinam" means Kinam and its subsidiaries). Concurrent with the Kinam Merger, Cyprus Amax Minerals Company ("Cyprus Amax") contributed $135.0 million to Kinross in exchange for 11.7 million Kinross common shares and 2.9 million common share purchase warrants (the "Amax Recapitalization") and 12.7 million Kinross common shares were issued pursuant to a public offering (the "Amax Equity Financing"). As a result of the Kinam Merger, the Amax Recapitalization and the Amax Equity Financing, Kinross issued 55 million common shares, representing approximately 56.4% of the common shares outstanding after the Kinam Merger, in addition to the common share purchase warrants to acquire 2.9 million Kinross common shares issued to Cyprus Amax, which subsequently expired unexercised. The purchase price of the Kinam Merger was $337.9 million. Kinam owned various mining properties including the Fort Knox mine near Fairbanks, Alaska, a 50% interest in the Refugio mine in Chile and a 50% interest in the Kubaka mine located in the Russian Far East.

       Kinross filed articles of amalgamation on December 29, 2000, in connection with the amalgamation of Kinross with La Teko Resources Inc.

       In 2001, Kinross embarked on a strategy to reduce long-term debt and the costs associated with the outstanding convertible preferred shares of Kinam (the "Kinam Preferred Shares"). The benefit to future consolidated results was a reduction of interest expense, a reduced accrual of the dividends on the Kinam Preferred Shares and lower non-cash charges such as depreciation, depletion and amortization due to a negative purchase price discrepancy resulting from the transaction being applied to the carrying value of property, plant and equipment since the Kinam Preferred Shares were trading at a discount to their carrying value for financial reporting purposes. During 2001, Kinross repaid $46.5 million of long-term debt and acquired 945,400 Kinam Preferred Shares with a carrying value of $48.9 million in exchange for 8.1 million Kinross common shares valued at $23.2 million. The $25.7 million difference in value associated with this transaction was applied against the carrying value of certain property, plant and equipment.

       Kinross completed an equity offering in February 2002, pursuant to which
7.7 million Kinross common shares were issued for net proceeds of $18.5 million. The majority of funds raised were used for a $16.00 per share cash tender offer for the Kinam Preferred Shares. 670,722 Kinam Preferred Shares were tendered having a book value of $36.6 million and were purchased by Kinross for $10.7 million ($11.4 million including costs of the tender offer). The $25.2 million difference in value associated with this transaction was applied against the carrying value of a portion of Kinam's property, plant and equipment.

       On June 10, 2002, Kinross, TVX, and Echo Bay entered into a combination agreement, for the purpose of combining the ownership of their respective businesses. The combination was effected by way of a plan of arrangement under the Canada Business Corporations Act on January 31, 2003.

       Also on June 10, 2002, TVX and a subsidiary of TVX entered into agreements with a subsidiary of Newmont pursuant to which TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont J/V") for an aggregate purchase price of $180.0 million.

       On July 1, 2002, Kinross entered into an agreement with a wholly owned subsidiary of Placer Dome Inc. ("Placer Dome"), Placer Dome (CLA) Limited ("Placer CLA"), to form a joint venture that combined the two companies' respective gold mining operations in the Porcupine district in Ontario, Canada (the "Porcupine Joint Venture"). Placer CLA owns a 51% interest and Kinross owns a 49% interest in the Porcupine Joint Venture, which is operated by a Placer CLA affiliate. Placer CLA contributed the Dome mine and mill and Kinross contributed the Hoyle Pond, Pamour and Nighthawk Lake mines as well as the Bell Creek mill. Capital and operating costs are shared in proportion to each party's ownership interest.

       On December 5, 2002, Kinross completed a public offering and issued 16.7 million Kinross common shares and 25.0 million common shares purchase warrants for total proceeds of CDN $93.1 million. Three common share purchase warrants can be exercised on or before December 5, 2007, for one Kinross common share at an exercise price of CDN $15.00.

SUBSIDIARIES AND MANAGEMENT STRUCTURE

       Each of Kinross' operations is a separate business unit managed by its general manager, who in turn reports to the Chief Operating Officer. Exploration activities outside the operating mine sites, corporate financing, tax planning, additional technical support services, hedging and acquisition strategies are managed centrally. Kinross' risk management programs are subject to overview by its Audit Committee and the Board of Directors.

       A significant portion of Kinross' business is carried on through subsidiaries. A chart showing the names of the significant subsidiaries of Kinross and their respective jurisdictions of incorporation is set out below. All subsidiaries are 100% owned unless otherwise noted. Unless otherwise indicated herein, the term "Kinross" includes, collectively, all of the subsidiaries of Kinross.

ORGANIZATION CHART








              [GRAPHIC DEPICTION OF KINROSS CORPORATE ORGANIZATION]

OPERATIONS

       Kinross is principally engaged in the exploration for, and acquisition, development and operation of, gold-bearing properties. The material properties of Kinross are as follows:

                                                                                PROPERTY
                                                                                --------
       PROPERTY                                         LOCATION                OWNERSHIP
       --------                                         --------                ---------
       Fort Knox Mine(1).................  Fairbanks, Alaska, United States        100%(2)
       Porcupine Joint Venture(3)........  Timmins, Ontario, Canada                 49%
       Kubaka Mine(4)....................  Magadan Oblast                         98.1%(5)
                                           far east Russia
       La Coipa(6).......................  Chile                                    50%
       Crixas(7).........................  Brazil                                   50%
       Brasilia(8).......................  Brazil                                   49%
       Musselwhite(9)....................  Ontario, Canada                          32%
       Round Mountain(10)................  Nevada, United States                    50%

-------------------------
(1) The True North property is subject to various net smelter return royalties, ranging from 3.5% to 5%. The Ryan Lode project is subject to various net smelter return royalties ranging from 3% to 5% and annual rental payments of $150,000.
(2) Kinross holds a 100% interest in the properties forming part of the Fort Knox mine except for the Gil property in which Kinross holds an 80% interest.
(3) The Porcupine Joint Venture was formed pursuant to an agreement with Placer CLA dated July 1, 2002. It owns and operates interests in two mining properties: the Hoyle Pond mine and the Dome mine. The Hoyle Pond mine is subject to two tonnage based royalties for which $0.1 million was expensed in 2002. A 2% net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties.
(4) The Kubaka mine is subject to royalty and production based taxes which amounted to 6.7% in 2002.
(5) As of March 26, 2003, Kinross increased its interest in the Kubaka Mine to 98.1% from 54.7%. All historical productive and mineral reserve and resources information contained herein are based on Kinross' 54.7% interest as of December 31, 2002.
(6) No royalties are applicable on gold and silver produced but an annual preferred dividend of $1.8 million is payable.
(7) The Crixas mine is subject to a mining tax of 1% or net sales and a profits tax of 3% of net sales.
(8) The Brasilia mine is subject to a royalty 0.33% of net sales, a mining tax of 1% of net sales and a profits tax of 3% of net sales.
(9) The Musselwhite mine is subject to a 5% net profits royalty and a 3.75% net profits royalty. $0.2 million was paid as an advance on these royalties in 2002.
(10) The Round Mountain mine is subject to a net smelter returns royalty ranging from 3.53% to 6.35%. During 2002, this royalty averaged 3.5%. Production is also subject to a gross revenue royalty of 3.0%.

       In addition, Kinross holds a 100% interest in the Blanket mine, situated in Zimbabwe, Africa, a 100% interest in the Kettle River mine in Washington, United States, a 100% interest in the Lupin mine in Nunavut Territory, Canada, a 50% interest in the New Britannia mine in Manitoba, Canada, and other mining properties in various stages of exploration, development, reclamation, and closure.

OPERATIONS

       Kinross' share of production in 2002 was derived from the mines in Canada (21%), the United States (47%), Russia (25%), South America (1%), and Africa (5%).





               [MAP DEPICTING WORLDWIDE LOCATION OF KINROSS MINES]





GOLD EQUIVALENT PRODUCTION (OUNCES)

       The following table summarizes production by Kinross in the last three years and the nine months ended September 30, 2003:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                               NINE
                                                              MONTHS
                                                              ENDED
                                                            SEPTEMBER
                                                             30, 2003        2002          2001          2000
                                                             --------        ----          ----          ----
Attributable gold equivalent production - ounces...........  1,240,884      888,643       944,803       943,798

Gold sales - ounces (excluding equity accounted ounces)....  1,176,573      848,513       907,149       897,428

       Included in attributable gold equivalent production is silver production converted into gold production using a ratio of the average spot market prices of gold and silver for the three comparative years. The ratios were 67.24:1 in 2002, 62.00:1 in 2001 and 56.33:1 in 2000 and 74.6:1 for the nine months ended
September 30, 2003.

KINROSS

       All production data is presented on a 100% basis with the exception of gold equivalent production, which represents Kinross' proportionate share.

       Kinross' share of production in 2002 was derived from mines in Canada (21%), the United States (47%), Russia (25%), South America (1%), and Africa (5%).

       The following table sets forth Kinross' gold equivalent production for each of its operating assets in the last three years and for the nine months ended September 30, 2003:

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                     -------------          -----------------------------------------
                                                  2003           2002          2002          2001          2000
                                                  ----           ----          ----          ----          ----
PRIMARY OPERATIONS:..........................
Fort Knox....................................    291,157       296,162       410,519        411,221       362,959
Round Mountain(1)(4).........................    277,838             -             -              -             -
Porcupine Joint Venture(2)...................    165,323       135,887       189,464        156,581       140,441
Kubaka(3)....................................    120,770       173,847       220,972        237,162       244,641
Brasilia(1)(5)...............................     66,242             -             -              -             -
La Coipa(1)(4)...............................     99,667             -             -              -             -
Crixas(1)(4).................................     63,923             -             -              -             -
Musselwhite(1)(6)............................     46,157             -             -              -             -
New Britannia(1)(4)..........................     25,060             -             -              -             -
Lupin(1).....................................     56,008             -             -              -             -
                                               ---------       -------       -------        -------       -------
   Sub total.................................  1,212,145       605,896       820,955        804,964       748,041
                                               ---------       -------       -------        -------       -------

OTHER OPERATIONS:
Refugio......................................          -         8,902        13,047         67,211        85,184
Blanket......................................     27,009        31,783        41,612         39,592        34,571
Denton-Rawhide(7)............................      1,730         8,957        11,162         17,713        29,361
Andacollo(7).................................          -         1,858         1,858         11,718        21,030
Hayden Hill..................................          -             -             -          1,887         9,582
Guanaco......................................          -             -             -          1,718        16,029
                                               ---------       -------       -------        -------       -------
  Sub total..................................     28,739        51,500        67,679        139,839       195,757
                                               ---------       -------       -------        -------       -------
  Total......................................  1,240,884       657,396       888,634        944,803       943,798
                                               =========       =======       =======        =======       =======

-------------------------

(1)    Production data is for the eight months from February to September, 2003.
(2) 2003 production reflects Kinross' 49% ownership interest in the Porcupine Joint Venture. 2002 production reflects Kinross' 100% ownership interest in the Hoyle Pond mine to June 30, 2002, and the 49% interest in the Porcupine Joint Venture thereafter.
(3) Represents Kinross' 54.7% ownership interest to February 28, 2003, 100% thereafter.
(4)    Represents Kinross' 50% ownership interest.
(5)    Represents Kinross' 49% ownership interest.
(6)    Represents Kinross' 32% ownership interest.
(7) Includes proportionate share of Denton-Rawhide and Andacollo production, attributable to the ownership interest in Pacific Rim (formerly Dayton).

TVX

       The following table sets forth TVX's gold equivalent production for each of its operating assets in the last three years:

                                                                              YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                          2002           2001          2000
                                                                          ----           ----          ----
La Coipa(1).......................................................      149,284        155,915       174,706
Crixas(1).........................................................       93,660         96,157        96,400
Brasilia(1).......................................................      110,035         91,588       112,104
New Britannia(1)..................................................       53,745         57,264        52,756
Musselwhite(1)....................................................       66,879         74,577        78,284
                                                                        -------        -------       -------
  Total...........................................................      473,603        475,501       514,250
                                                                        =======        =======       =======
-------------------------

(1)    Includes Newmont's 50% share of the TVX Newmont J/V.

ECHO BAY

       The following table sets forth Echo Bay's gold equivalent production for each of its operating assets in the last three years:

                                                                              YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                          2002           2001          2000
                                                                          ----           ----          ----

GOLD PRODUCTION
Round Mountain....................................................      377,747        373,475       320,064
Lupin.............................................................      113,835        139,327       117,729
Kettle River......................................................       30,626         50,349        94,086
McCoy/Cove(1).....................................................       16,501         94,633       162,784
                                                                        -------        -------       -------
  Total Gold Production...........................................      538,709        657,784       694,663
                                                                        =======        =======       =======

SILVER PRODUCTION
McCoy/Cove                                                            1,470,094      6,451,425    12,328,297
                                                                      ---------      ---------    ----------
Gold Equivalent ounces (McCoy/Cove)(2)                                   22,617        104,561       221,334
                                                                        -------        -------       -------
  Total Gold Equivalent Production                                      561,326        762,345       915,997
                                                                        =======        =======       =======

-------------------------
(1) The McCoy/Cove complex was conveyed to a subsidiary of Newmont, effective February 7, 2003, and was therefore not part of the assets acquired and liabilities assumed of Echo Bay pursuant to the combination.
(2) McCoy/Cove completed running and processing activities on March 31, 2002. The average silver to gold ratio was 52.96:1 in 2002 compared to 61.70:1 in 2001 and 55.70:1 in 2000. This ratio was used in computing equivalent ounces for the purposes of computing cash costs per ounce.

CALCULATION OF CASH COSTS, PRODUCTION COSTS AND REALIZED REVENUE AND RECONCILIATION TO THE STATEMENT OF OPERATIONS

         Total cash costs, production costs and realized revenue are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles.

KINROSS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------------
                                                                   NINE
                                                                  MONTHS
                                                                  ENDED
                                                                SEPTEMBER
                                                                 30, 2003        2002          2001          2000
                                                                 --------        ----          ----          ----
(IN MILLIONS EXCEPT UNIT COSTS)
CASH COSTS
  Operating expense per financial statements..................  $    301.4     $    174.8     $    180.7     $   189.6
  Operating costs for non-consolidated production.............         7.5           13.4            7.4           9.4
  Operating costs for E-Crete.................................        (1.8)          (3.2)          (2.6)         (1.3)
  Site restoration cost accruals..............................        (6.1)          (3.0)          (1.9)         (2.7)
  Care, maintenance, severance and other......................       (14.0)          (1.2)          (2.6)         (4.1)
  Change in bullion inventory.................................        (7.3)          (2.0)           1.5            --
                                                                ----------      ---------     ----------     ---------
Total cash costs of production................................  $    279.7     $    178.8     $    182.5     $   190.9
                                                                ==========     ==========     ==========     =========

  Gold ounces produced........................................   1,240,884        888,643        944,803       943,798
Total cash costs per equivalent ounce of gold.................  $      225     $      201     $      193     $     202

REALIZED REVENUE
  Mining revenue per financial statement......................       428.6          261.0          270.1         271.0
  Silver revenue..............................................       (16.0)          (1.4)          (1.3)         (3.2)
                                                                ----------     ----------     ----------     ---------
                                                                $    412.6     $    259.6     $    268.8     $   267.8
                                                                ==========     ==========     ==========     =========

  Gold ounces sold............................................   1,176,573        848,513        907,149       897,428

Total realized revenue per ounce..............................  $      351     $      306     $      296     $     298


TVX

                                                                               YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------------
                                                                          2002           2001            2000
                                                                          ----           ----            ----
(IN MILLIONS EXCEPT UNIT COSTS)
CASH COSTS
  Cost of sales per financial statements..........................    $    121.3     $     108.1     $    106.8
  Stratoni cost of sales..........................................         (34.6)          (22.5)         (16.0)
                                                                      ----------     -----------     ----------
Total cash costs of production....................................    $     86.7     $      85.6     $     90.8
                                                                      ==========     ===========     ==========

Gold equivalent ounces sold(1)....................................       475,753         474,890        508,744
Total cash costs per equivalent ounce of gold.....................    $      182     $       180     $      178

REALIZED REVENUE
  Mining revenue per financial statement..........................         184.8           158.3          170.0
  Stratoni revenue................................................         (31.0)          (24.2)         (16.2)
                                                                      ----------     -----------     ----------
                                                                      $    153.8     $     134.1     $    153.8
                                                                      ==========     ===========     ==========

Gold equivalent ounces sold.......................................       475,753         474,890        508,744

Total realized revenue per ounce..................................    $      323     $       282     $      302

(1) Includes Newmont's 50% share of the TVX Newmont J/V.

ECHO BAY

                                                                               YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------------
                                                                          2002           2001            2000
                                                                          ----           ----            ----

(IN MILLIONS EXCEPT UNIT COSTS)
CASH COSTS
  Operating costs per financial statements........................    $    128.1     $     175.3     $    173.4
  Royalties per financial statements..............................           7.8             7.6            8.0
  Production taxes per financial statements.......................           1.2             0.2            2.5
  Change in bullion inventory.....................................          (3.9)           (5.5)           3.5
                                                                      ----------     -----------     ----------
Total cash costs of production....................................    $    133.2     $     177.6     $    187.4
                                                                      ==========     ===========     ==========

Gold equivalent production - ounces ..............................       566,466         762,345        915,997
Total cash costs per equivalent ounce of gold.....................    $      237     $       233     $      204

REALIZED REVENUE
  Mining revenue per financial statement..........................         206.5           237.7          281.0
  Silver revenue..................................................          (9.2)          (34.1)         (65.2)
                                                                      ----------     -----------     ----------
                                                                      $    197.3     $     203.6     $    215.8
                                                                      ==========     ===========     ==========

Gold ounces sold..................................................       547,024         667,015        676,439

Total realized revenue per ounce..................................    $      361     $       305     $      319

       The above non-GAAP measures have been calculated on a consistent basis in each period. For reasons of comparability, cash costs, production costs and realized revenue do not include certain items such as property write-downs which do not occur in all periods but are included under GAAP in the determination of net earnings or loss.

       Total cash costs and production costs are calculated in accordance with "The Gold Industry Production Cost Standard." Cash costs, production costs and realized revenue may not be comparable to similarly titled measures of other companies.

       Total cash costs, production costs and realized revenue are used by management to assess profitability and cash flow of individual operations as well as to compare with other precious metal producers.

SEGMENTED INFORMATION

KINROSS

                                                             REPORTABLE OPERATING SEGMENTS
                                             -------------------------------------------------------------
                                                                                                            CORPORATE
                                               HOYLE/                                                          AND
                                             PORCUPINE    KUBAKA   FORT KNOX   BLANKET   REFUGIO   E-CRETE    OTHER        TOTAL
                                             ---------   --------  ---------   -------   -------   -------  ----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 2002:
Total cash costs(1):
  Operating expense per financial statements $    38.6   $   28.6   $   99.2   $    --   $    3.9   $  3.2  $     1.3   $    174.8
  Operating costs for non-consolidated
    production..............................        --         --         --      10.1         --       --        3.3         13.4
  Site restoration costs....................      (1.5)      (0.8)      (1.0)       --         --       --         --         (3.3)
  Change in bullion inventory...............       1.5       (0.1)      (2.9)       --       (0.5)      --         --         (2.0)
  Management fees...........................        --        1.6         --        --        0.1       --         --          1.7
  Operating costs not related to gold
    production..............................      (0.6)        --         --        --       (1.1)    (3.2)      (0.9)        (5.8)
                                             ---------   --------  ---------   -------   --------   ------  ---------   ----------
Total cash costs of production.............. $    38.0   $  $29.3  $    95.3   $  10.1   $    2.4   $   --  $     3.7   $    178.8
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Equivalent gold ounces produced.............   189,464    220,972    410,519    41,612     13,047       --     13,020      888,634
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Total cash costs per ounce..................       201        133        232       243        186       --        284          201

FOR THE YEAR ENDED DECEMBER 31, 2001

Total cash costs(1):
  Operating expense per financial statements $    29.1   $   34.1  $    82.9   $  11.2   $   17.4   $  2.6  $     3.4   $    180.7
  Operating costs for non-consolidated
    production..............................        --         --         --        --         --       --        7.4          7.4
  Site restoration costs....................      (0.2)      (0.4)      (1.2)     (0.1)        --       --         --         (1.9)
  Change in bullion inventory...............       0.7       (1.6)       3.3        --       (0.9)      --         --          1.5
  Management fees...........................        --        2.5         --        --        0.2       --         --          2.7
  Operating costs not related to gold
    production..............................      (1.1)      (1.5)        --        --       (0.3)    (2.6)      (2.4)        (7.9)
                                             ---------   --------  ---------   -------   --------   ------  ---------   ----------
Total cash costs of production.............. $    28.5   $   33.1  $    85.0   $  11.1   $   16.4   $   --  $     8.4   $    182.5
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Equivalent gold ounces produced.............   156,581    237,162    411,221    39,592     67,211       --     33,036      944,803
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Total cash costs per ounce.................. $     182   $    140  $     207   $   279   $    242   $   --  $     263   $      193

FOR THE YEAR ENDED DECEMBER 31, 2000

Total cash costs(1):
  Operating expense per financial statements $    33.6   $   33.7  $    74.8   $   8.4   $   26.4   $  1.3  $    11.3   $    189.5
  Operating costs for non-consolidated
    production..............................        --         --         --        --         --       --        9.4          9.4
  Site restoration costs....................      (0.1)      (0.8)      (1.3)     (0.1)      (0.4)      --         --         (2.7)
  Management fees...........................        --        1.1         --        --        0.4       --         --          1.5
  Operating costs not related to gold
    production.............................       (4.2)        --         --        --       (0.8)    (1.3)      (0.6)        (6.9)
                                             ---------   --------  ---------   -------   --------   ------  ---------   ----------
Total cash costs of production.............. $    29.3   $   34.0  $    73.5   $   8.3   $   25.6   $   --  $    20.1   $    190.8
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Equivalent gold ounces produced.............   140,441    244,641    362,959    34,571     85,184       --     76,002      943,798
                                             =========   ========  =========   =======   ========   ======  =========   ==========

Total cash costs per ounce.................. $     209   $    139  $     203   $   236   $    300   $   --  $     263   $      202

-------------------------
(1) The item total cash costs is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the Canadian GAAP amounts.


TVX
                                                                 REPORTABLE OPERATING SEGMENTS
                                                 --------------------------------------------------------------
                                                                                   MUSSEL-    NEW
                                                 LA COIPA   BRASILIA    CRIXAS     WHITE   BRITANNIA  STRATONI     TOTAL
                                                 ---------  ---------  ---------  -------- ---------  ---------  ---------
FOR THE YEAR ENDED DECEMBER 31, 2002:

Total cash costs(1):
  Cost of sales per financial statements....     $    33.7  $    18.1  $     8.4  $   15.5  $   11.1  $    34.6  $   121.4
  Cost of sales not related to gold production          --         --         --        --        --      (34.6)     (34.6)
                                                 ---------  ---------  ---------  --------  --------  ---------  ---------
Total cash costs of production..............     $    33.7  $    18.1  $     8.4  $   15.5  $   11.1  $      --  $    86.8
                                                 =========  =========  =========  ========  ========  =========  =========

Equivalent gold ounces sold.................       148,481    108,326     96,071    67,926    54,949  $      --    475,753
                                                 =========  =========  =========  ========  ========  =========  =========

Total cash costs per ounce..................     $     226  $     167  $      88  $    228  $    202  $      --  $     182

FOR THE YEAR ENDED DECEMBER 31, 2001

Total cash costs(1):
  Cost of sales per financial statements....     $    32.1  $    18.0  $    10.8  $   14.3  $   10.5  $    22.5  $   108.2
  Cost of sales not related to gold production          --         --         --        --        --      (22.5)     (22.5)
                                                 ---------  ---------  ---------  --------  --------  ---------  ---------
Total cash costs of production..............     $    32.1  $    18.0  $    10.8  $   14.3  $   10.5  $      --  $    85.7
                                                 =========  =========  =========  ========  ========  =========  =========

Equivalent gold ounces sold.................       152,709     93,774     97,876    74,219    56,312  $      --    474,890
                                                 =========  =========  =========  ========  ========  =========  =========

Total cash costs per ounce..................     $     210  $     191  $     110  $    192  $    187  $      --  $     180

FOR THE YEAR ENDED DECEMBER 31, 2000

Total cash costs(1):
  Cost of sales per financial statements....     $    37.3  $    19.4  $    10.6  $   12.5  $   11.0  $    16.0  $   106.8
  Cost of sales not related to gold production          --         --         --        --        --      (16.0)     (16.0)
                                                 ---------  ---------  ---------  --------  --------  ---------  ---------
Total cash costs of production..............     $    37.3  $    19.4  $    10.6  $   12.5  $   11.0  $      --  $    90.8
                                                 =========  =========  =========  ========  ========  =========  =========

Equivalent gold ounces sold.................       176,375    108,406     94,550    77,747    51,666         --    508,744
                                                 =========  =========  =========  ========  ========  =========  =========

Total cash costs per ounce..................     $     211  $     179  $     112  $    161  $    213  $      --  $     178

-------------------------
(1) The item total cash costs is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the Canadian GAAP amounts.


ECHO BAY
                                                                            REPORTABLE OPERATING SEGMENTS
                                                          -----------------------------------------------------------------
                                                             ROUND                     KETTLE         MCCOY/
                                                           MOUNTAIN        LUPIN        RIVER          COVE        TOTAL
                                                          ----------     ---------    ---------     ----------   ---------
FOR THE YEAR ENDED DECEMBER 31, 2002:

Total cash costs(1):
  Operating costs per financial statements..               $    68.3     $    37.2    $     9.2     $     13.5   $   128.2
  Royalties per financial statements........                     7.6            --          0.1             --         7.7
  Production taxes per financial statements.                     1.5            --          0.1           (0.4)        1.2
  Change in bullion inventory...............                     1.0           0.4         (0.7)          (4.6)       (3.9)
                                                           ---------     ---------    ---------     ----------   ---------
Total cash costs of production..............               $    78.4     $    37.6    $     8.7     $      8.5   $   133.2
                                                           =========     =========    =========     ==========   =========

Equivalent gold ounces produced.............                 377,747       113,835       30,626         39,118     561,326
                                                           =========     =========    =========     ==========   =========

Total cash costs per ounce..................               $     207     $     330    $     283     $      214   $     237

FOR THE YEAR ENDED DECEMBER 31, 2001:

Total cash costs(1):
  Operating costs per financial statements..               $    72.0     $    34.7    $    15.6     $     53.0   $   175.3
  Royalties per financial statements........                     6.9            --          0.5            0.2         7.6
  Production taxes per financial statements.                     0.7            --          0.1           (0.6)        0.2
  Change in bullion inventory...............                    (1.2)         (0.5)        (1.0)          (2.8)       (5.5)
                                                           ---------     ---------    ---------     ----------   ---------
Total cash costs of production..............               $    78.4     $    34.2    $    15.2     $     49.8   $   177.6
                                                           =========     =========    =========     ==========   =========

Equivalent gold ounces produced.............                 373,475       139,327       50,349        199,194     762,345
                                                           =========     =========    =========     ==========   =========

Total cash costs per ounce..................               $     210     $     246    $     299     $      250   $     233

FOR THE YEAR ENDED DECEMBER 31, 2000:

Total cash costs(1):
  Operating costs per financial statements..               $    60.5     $    22.9    $    20.1     $     69.9   $   173.4
  Royalties per financial statements........                     5.6            --          1.2            1.3         8.1
  Production taxes per financial statements.                     0.3            --          0.1            2.1         2.5
  Change in bullion inventory...............                     2.1           2.2          0.3           (1.2)        3.4
                                                           ---------     ---------    ---------     ----------   ---------
Total cash costs of production..............               $    68.5     $    25.1    $    21.7     $     72.1   $   187.4
                                                           =========     =========    =========     ==========   =========

Equivalent gold ounces produced.............                 320,064       117,729       94,086        384,118     915,997
                                                           =========     =========    =========     ==========   =========

Total cash costs per ounce..................               $     213     $     213    $     232     $      187   $     204

-------------------------
(1) The item total cash costs is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the Canadian GAAP amounts.

MARKETING

       Gold is a metal that is traded on world markets, with benchmark prices generally based on the London market (London fix). Gold has two principal uses: product fabrication and bullion investment. Fabricated gold has a wide variety of end uses, including jewelry manufacture (the largest fabrication component), electronics, dentistry, industrial and decorative uses, medals, medallions, and official coins. Gold bullion is held primarily as a store of value and a safeguard against the collapse of paper assets denominated in fiat currencies. Kinross sells all of its refined gold to banks, bullion dealers, and refiners. Kinross' sales to major customers that exceeded 10% of total sales were $190.6 million to five customers during 2002 and $148.6 million to four customers in 2001. Due to the size of the bullion market and the above ground inventory of bullion, activities by Kinross will generally not influence gold prices. Kinross believes that the loss of any of these customers would have no material adverse impact on Kinross because of the active worldwide market for gold.

         The following table sets forth for the years indicated the high and low London Bullion Market afternoon fixing prices for gold:

                        YEAR           HIGH          LOW
                        ----           ----          ---
                        1998         $313.15       $273.40
                        1999         $325.50       $252.80
                        2000         $312.70       $263.80
                        2001         $293.25       $255.95
                        2002         $349.30       $277.75
                        2003(1)      $410.00       $319.90

-------------------------

(1)    Information presented through December 9, 2003.

MINERAL RESERVES AND MINERAL RESOURCES

         The following tables set forth Kinross' estimated mineral reserves and mineral resources for each of its properties which contain mineral reserves:


                                              MINERAL RESERVE AND RESOURCE STATEMENT
                                         PROVEN AND PROBABLE MINERAL RESERVES(1,3,4,5,6)
                                 KINROSS GOLD CORPORATION'S PRO-FORMA SHARE AT DECEMBER 31, 2002

----------------------------------------------------------------------------------------------------------------------------------
PROPERTY           LOCATION   OPERATOR     KINROSS            PROVEN                   PROBABLE             PROVEN AND PROBABLE
                                           INTEREST   TONNES  GRADE   OUNCES    TONNES  GRADE   OUNCES    TONNES   GRADE   OUNCES
                                             (%)      (,000)  (G/T)   (000S)    (,000)  (G/T)   (000S)    (,000)   (G/T)    (000S)
----------------------------------------------------------------------------------------------------------------------------------
GOLD
Fort Knox            USA      Kinross        100.0    56,938   0.84    1,531    33,758   0.77      841    90,696    0.81    2,372
True North                    Kinross        100.0     1,476   0.84       40     4,986   1.66      266     6,462    1.47      306
Ryan Lode                     Kinross        100.0         -      -        -         -      -        -         -       -        -

Gil                           Kinross         80.0         -      -        -         -      -        -         -       -        -
Fort Knox and area   USA      Kinross        100.0    58,414   0.84    1,571    38,744   0.89    1,107    97,158    0.86    2,678
Hoyle Pond           Canada   Placer CLA      49.0       161  12.94       67       274  12.49      110       435   12.66      177
Pamour (Pit)         Canada   Placer CLA      49.0     2,476   1.42      113    15,222   1.38      674    17,698    1.38      787
Dome                 Canada   Placer CLA      49.0     5,358   1.03      177     5,359   2.00      344    10,717    1.51      521
Owl Creek (Pit)      Canada   Placer CLA      49.0         -      -        -         -      -        -         -       -        -
Other PJV            Canada   Placer CLA      49.0         -      -        -         -      -        -         -       -        -

Porcupine JV(8,16)   Canada   Placer CLA      49.0     7,995   1.39      357    20,855   1.68    1,128    28,850    1.60    1,485
Kubaka Stockpile     Russia   Kinross         54.7       887   3.79      108         -      -        -       887    3.79      108
Kubaka UG            Russia   Kinross         54.7        33  22.62       24        33  22.62       24        66   22.62       48
Birkachan OP         Russia   Kinross         54.7         -      -        -         -      -        -         -       -        -

Kubaka               Russia   Kinross         54.7       920   4.46      132        33  22.62       24       953    5.09      156
Blanket              Zimbabwe Kinross        100.0     1,054   3.25      110     1,083   4.31      150     2,137    3.78      260
Vubachikwe tailings  Zimbabwe Kinross        100.0         -      -        -       545   1.14       20       545    1.14       20
Blanket              Zimbabwe Kinross        100.0     1,054   3.25      110     1,628   3.25      170     2,682    3.25      280
Refugio              Chile    Kinross         50.0    11,275   0.96      347    12,280   0.91      359    23,555    0.93      706
----------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                              79,658   0.98    2,517    73,540   1.18    2,788   153,198    1.08    5,305
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Brasilia(14)         Brazil   Rio Tinto Zinc  49.0   156,457   0.43    2,163    24,402   0.43      337   180,859    0.43    2,500
Round Mountain       USA      Kinross         50.0    42,893   0.59      815    44,247   0.75    1,060    87,140    0.67    1,875
Musselwhite(16)      Canada   Placer Dome     32.0     2,804   5.67      511     1,008   4.81      156     3,812    5.44      667
La Coipa(16)         Chile    Placer Dome     50.0    14,037   1.15      518     3,766   1.05      127    17,803    1.13      645
Crixas(15)           Brazil   Anglogold       50.0     1,392   7.64      342       526   8.04      136     1,918    7.75      478
Lupin Mine           Canada   Kinross        100.0       765   8.09      199       440   9.40      133     1,205    8.57      332
New Britannia        Canada   Kinross         50.0       131   4.75       20       953   4.50      138     1,084    4.53      158
Aquarius(12)         Canada   Kinross        100.0         -      -        -    15,900   2.33    1,189    15,900    2.33    1,189
Kettle River         USA      Kinross        100.0        17   7.32        4         -      -        -        17    7.32        4
----------------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                             218,496   0.65    4,572    91,242   1.12    3,276   309,738    0.79    7,848
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
TOTAL GOLD                                           298,154   0.74    7,089   164,782   1.14    6,064   462,936    0.88   13,153
----------------------------------------------------------------------------------------------------------------------------------

SILVER
----------------------------------------------------------------------------------------------------------------------------------
Kubaka Stockpile     Russia   Kinross         54.7       887  10.59      302         -      -        -       887    10.6      302
Kubaka UG            Russia   Kinross         54.7        33  23.56       25        33  23.56       25        66    23.6       50
----------------------------------------------------------------------------------------------------------------------------------
Kubaka               Russia   Kinross         54.7       920   11.1      327        33   23.6       25       953    11.5      352
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
La Coipa(16)         Chile    Placer Dome     50.0    14,037   58.3   26,295     3,766   47.4    5,743    17,803    56.0   32,038
----------------------------------------------------------------------------------------------------------------------------------
TOTAL SILVER                                          14,957   55.4   26,622     3,799   47.2    5,768    18,756    53.7   32,390
----------------------------------------------------------------------------------------------------------------------------------

       CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF
                        MEASURED AND INDICATED RESOURCES

       THIS SECTION USES THE TERMS "MEASURED" AND "INDICATED" RESOURCES. UNITED STATES INVESTORS ARE ADVISED THAT WHILE THOSE TERMS ARE RECOGNIZED AND REQUIRED BY CANADIAN REGULATIONS, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT RECOGNIZE THEM. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

                                        MINERAL RESERVE AND RESOURCE STATEMENT
             MEASURED AND INDICATED MINERAL RESOURCES (EXCLUDES PROVEN AND PROBABLE RESERVES)(2,3,5,6,7)
                           KINROSS GOLD CORPORATION'S PRO-FORMA SHARE AT DECEMBER 31, 2002



      PROPERTY       LOCATION   OPERATOR    KINROSS        MEASURED               INDICATED        MEASURED AND INDICATED
                                           INTEREST    TONNES     GRADE        TONNES     GRADE       TONNES     GRADE
                                              (%)      (,000)     (G/T)        (,000)     (G/T)       (,000)     (G/T)
-------------------------------------------------------------------------------------------------------------------------
GOLD
Fort Knox             USA        Kinross       100.0     3,879       0.81       11,345     0.65       15,224      0.69
True North            USA        Kinross       100.0         -          -          823     1.38          823      1.38
Ryan Lode             USA        Kinross       100.0         -          -        3,027     2.37        3,027      2.37
Gil                   USA        Kinross        80.0         -          -        2,593     1.28        2,593      1.28
Fort Knox and
  area(10)            USA        Kinross       100.0     3,879       0.81       17,788     1.07       21,667      1.02
Hoyle Pond            Canada     Placer CLA     49.0        21       8.89           38     6.55           59      7.38
Pamour (Pit)          Canada     Placer CLA     49.0        87       0.72        1,136     1.07        1,223      1.04
Dome                  Canada     Placer CLA     49.0         -          -        4,525     1.72        4,525      1.72
Owl Creek (Pit)       Canada     Placer CLA     49.0       480       2.66          542     2.30        1,022      2.47
Other PJV             Canada     Placer CLA     49.0         -          -            -        -            -         -
Porcupine JV(8,9,16)  Canada     Placer CLA     49.0       588       2.59        6,241     1.68        6,829      1.76
Kubaka Stockpile      Russia     Kinross        54.7         -          -            -        -            -         -
Kubaka UG             Russia     Kinross        54.7         -          -            -        -            -         -
Birkachan OP          Russia     Kinross        54.7       166      11.05            -        -          166     11.05
Kubaka(11)            Russia     Kinross        54.7       166      11.05            -        -          166     11.05
Blanket Mine          Zimbabwe   Kinross       100.0         -          -          571     4.36          571      4.36
Vubachikwe tailings   Zimbabwe   Kinross       100.0         -          -          121     1.29          121      1.29
Blanket               Zimbabwe   Kinross       100.0         -          -          692     3.82          692      3.82
Refugio(13)           Chile      Kinross        50.0     4,575       0.75       21,810     0.75       26,385      0.75
George Lake           Canada     Kinross       100.0         -          -        1,825    11.81        1,825     11.81
Goose Lake            Canada     Kinross       100.0         -          -        1,185    11.31        1,185     11.31
George-Goose Lake(12) Canada     Kinross       100.0         -          -        3,010    11.61        3,010     11.61
Selene                Australia  Kinross       100.0         -          -          802     2.17          802      2.17
Mt. Henry             Australia  Kinross       100.0         -          -        1,141     2.34        1,141      2.34
North Scotia          Australia  Kinross       100.0         -          -          207     6.46          207      6.46
Norseman(12)          Australia  Kinross       100.0         -          -        2,150     2.68        2,150      2.68
Delamar               USA        Kinross       100.0       610       0.61        1,863     1.90        2,473      1.58
-------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                 9,818       1.05       53,554     1.73       63,372      1.63
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Brasilia(13,14)       Brazil     Rio Tinto      49.0    14,700       0.46       69,580     0.38       84,280      0.39
Round Mountain        USA        Kinross        50.0       795       0.63        5,506     0.68        6,301      0.68
Musselwhite(16)       Canada     Placer Dome    32.0     1,049       6.26          771     6.41        1,820      6.32
La Coipa(16)          Chile      Placer Dome    50.0       260       0.48          149     0.63          409      0.53
Crixas(15)            Brazil     Anglogold      50.0         -          -            -        -            -         -
Lupin Mine(13)        Canada     Kinross       100.0         -          -            -        -            -         -
New Britannia         Canada     Kinross        50.0        25       3.73          766     4.79          791      4.76
Aquarius(12,13)       Canada     Kinross       100.0         -          -            -        -            -         -
Kettle River(13)      USA        Kinross       100.0         -          -           22     5.66           22      5.66
Gurupi(12)            Brazil     Kinross       100.0         -          -       60,385     1.39       60,385      1.39
-------------------------------------------------------------------------------------------------------------------------


      PROPERTY       LOCATION   OPERATOR    KINROSS        MEASURED               INDICATED        MEASURED AND INDICATED
                                           INTEREST    TONNES     GRADE        TONNES     GRADE       TONNES     GRADE
                                              (%)      (,000)     (G/T)        (,000)     (G/T)       (,000)     (G/T)
-------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                16,829       0.83      137,179     0.90      154,008      0.89
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
TOTAL GOLD                                              26,647       0.91      190,733     1.13      217,380      1.11
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
SILVER
-------------------------------------------------------------------------------------------------------------------------
Kubaka Stockpile      Russia     Kinross        54.7         -          -            -        -            -         -
Kubaka UG             Russia     Kinross        54.7         -          -            -        -            -         -
Birkachan OP          Russia     Kinross        54.7       166       25.5            -        -          166      25.5
-------------------------------------------------------------------------------------------------------------------------
Kubaka(11)            Russia     Kinross        54.7       166       25.5            -        -          166      25.5
Delamar               USA        Kinross       100.0       610       64.8        1,863     39.2        2,473      45.5
-------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                   776       56.4        1,863     39.2        2,639      44.2
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
La Coipa(16)          Chile      Placer Dome    50.0       260       35.1          149     29.9          409      33.2
-------------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                   260       35.1          149     29.9          409      33.2
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
TOTAL SILVER                                             1,036       51.0        2,012     38.5        3,048      42.7
-------------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Unless otherwise noted, Kinross' reserves are estimated using appropriate cut-off grades derived from an assumed gold price of $300 per ounce, and a silver price of $4.75 per ounce. Reserves are estimated using current and/or projected process recoveries, operating costs and mine plans that are unique to each property and include actual and/or assumed allowances for dilution and mining recovery.
(2) Unless otherwise noted, Kinross' resources are estimated using appropriate cut-off grades derived from an assumed gold price of $325 per ounce and a silver price of $4.75 per ounce.
(3) Kinross' reserves and resources as at December 31, 2002, are classified in accordance with the Canadian Institute of Mining Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definition and Guidelines" as per Canadian Securities Administrator's National Instrument 43-101 ("NI 43-101") requirements.
(4) The mineral reserves presented herein comply with the reserve categories of Industry Guide 7 promulgated by the United States Securities and Exchange Commission.
(5) Individuals supervising, preparing and otherwise responsible for Kinross' reserve and resource estimates presented in this disclosure are listed in a separate table and meet the definition of a "qualified person" as described by NI 43-101.
(6) Kinross' normal data verification procedures have been used in collecting, compiling, interpreting and processing the data used to estimate reserves and resources. Independent data verification has not been performed.
(7)    Resources, unlike reserves, do not have demonstrated economic viability.
(8) Includes the undeveloped Pamour deposit which is subject to permitting from Canadian authorities. The permits necessary to commence mining of the mineral reserves contained in the existing Pamour pit, referred to as the phase one mine plan, have been maintained in good standing and require administrative reactivation. Additional permits are required to mine south of the existing Pamour pit, which is outside the phase one mine plan. There is a high level of assurance that the project will receive all required permits for development.
(9) Includes mineral resources from the undeveloped Owl Creek deposit, which is subject to permitting from Canadian authorities.
(10) Includes mineral resources from the undeveloped Gil and Ryan Lode deposits in the Fort Knox area. Kinross holds a 100% interest in the properties forming the Fort Knox area except for the Gil property in which Kinross holds an 80% interest.
(11) Includes mineral resources from the undeveloped Birkachan deposit, which is subject to permitting from Russian authorities.
(12) Undeveloped property, development assumes successful permitting allowing mining operations to be conducted.
(13)   Resources estimated using an assumed gold price of $300 per ounce.
(14)   Operated by Rio Tinto plc.
(15)   Operated by AngloGold Ltd.
(16)   Operated by Placer Dome Inc.

                        MINERAL RESERVES AND RESOURCES
                    RECOVERY AND CUT-OFF GRADE ASSUMPTIONS
     ---------------------------------------------------------------------
              Property                Average              Average
                                      Process           Gold Cut-off
                                    Recovery (%)       Grade(s) (g/t)
                                ------------------------------------------
     GOLD
     ---------------------------------------------------------------------
     Fort Knox                          85.6                0.48
     ---------------------------------------------------------------------
     True North                         85.0                0.68
     ---------------------------------------------------------------------
     Ryan Lode                          85.0                1.19
     ---------------------------------------------------------------------
     Gil                                86.0                0.50
     ---------------------------------------------------------------------
     Round Mountain                   16 to 85          0.21 to 0.34
     ---------------------------------------------------------------------
     Hoyle Pond                         88.0                7.52
     ---------------------------------------------------------------------
     Dome UG                         91.6-92.8            3.8 - 8.3
     ---------------------------------------------------------------------
     Dome pit                           88.0                0.70
     ---------------------------------------------------------------------
     Pamour (OP)                        84.0                0.96
     ---------------------------------------------------------------------
     Owl Creek (OP)                     82.0                0.72
     ---------------------------------------------------------------------
     Aquarius                           95.0                0.60
     ---------------------------------------------------------------------
     Musselwhite                        95.0             3.25 - 4.00
     ---------------------------------------------------------------------
     Lupin                              93.0           5.5 to 8.3 g/t
     ---------------------------------------------------------------------
     New Britannia                      93.8                3.26
     ---------------------------------------------------------------------
     Kettle River                       83.5                5.31
     ---------------------------------------------------------------------
     Goldbanks                          79.8                0.21
     ---------------------------------------------------------------------
     George Lake                        92.0                7.00
     ---------------------------------------------------------------------
     Goose Lake                         92.0                7.00
     ---------------------------------------------------------------------
     Delamar                            91.0           1.27 g/t Au EQ
     ---------------------------------------------------------------------
     Brasilia                          79.14                0.30
     ---------------------------------------------------------------------
     La Coipa                           80.4             0.45 - 0.92
     ---------------------------------------------------------------------
     Refugio                            67.2                0.48
     ---------------------------------------------------------------------
     Crixas                            92-95            3.07 to 7.33
     ---------------------------------------------------------------------
     Gurupi                          86.5-93.5           0.25 - 0.50
     ---------------------------------------------------------------------
     Kubaka stockpiles                  97.5                2.45
     ---------------------------------------------------------------------
     Birkachan OP                       97.5                2.97
     ---------------------------------------------------------------------
     Kubaka ug                          97.5                8.13
     ---------------------------------------------------------------------
     Kubaka                             97.5             2.66 - 8.82
     ---------------------------------------------------------------------
     Blanket                            87.0                3.30
     ---------------------------------------------------------------------
     Blanket tailings                   57.0                0.00
     ---------------------------------------------------------------------
     Norseman Mt Henry                 85-90              1.25-1.32
     ---------------------------------------------------------------------
     Norseman Selene                    85.0                1.16
     ---------------------------------------------------------------------
     Norseman N Scotia                  95.0                0.92
     ---------------------------------------------------------------------
     SILVER
     ---------------------------------------------------------------------
     Delamar                            78.0           1.27 g/t Au EQ
     ---------------------------------------------------------------------
     La Coipa                           59.2             28.0 - 58.4
     ---------------------------------------------------------------------

                            RESERVE DRILL SPACING
           ---------------------------------------------------------
           Property                  Proven           Probable
                                      (m)               (m)

           ---------------------------------------------------------
           Fort Knox                     36.6              48.8
           ---------------------------------------------------------
           True North                 N/A                  30.5
           ---------------------------------------------------------
           Hoyle Pond                     7.6              15.2
           ---------------------------------------------------------
           Pamour                     N/A                   7.6
           ---------------------------------------------------------
           Dome                          24.4              48.8
           ---------------------------------------------------------
           Kubaka                         6.1               6.1
           ---------------------------------------------------------
           Refugio                        7.6               7.6
           ---------------------------------------------------------
           Brasilia                     100.0             150.0
           ---------------------------------------------------------
           Round Mountain                15.2              30.5
           ---------------------------------------------------------
           Musselwhite                   50.0              50.0
           ---------------------------------------------------------
           La Coipa                      25.0              50.0
           ---------------------------------------------------------
           Crixas                        25.0              50.0
           ---------------------------------------------------------
           Lupin Mine                     4.5              22.9
           ---------------------------------------------------------
           New Britania                  15.2              61.0
           ---------------------------------------------------------
           Aquarius                      25.0              25.0
           ---------------------------------------------------------
           Kettle River                  22.9              22.9
           ---------------------------------------------------------

Reserve reconciliation is shown in the following table:

                                             KINROSS SHARE
 -------------------------------------------------------------------------------
       Property        Reserve (oz)   Production    Other increase  Reserve (oz)
                       December 31   Depletion (oz)  (decrease) in  December 31
                           2001          2002         reserves (oz)    2002

 GOLD (000'S OZS)
 Fort Knox                2,367          (276)            281           2,372
 True North                 491          (140)            (45)            306
 Ryan Lode                  225             -            (225)              -
 Gil                          -             -               -               -
 -------------------------------------------------------------------------------
 Fort Knox and area       3,083          (489)             84           2,678
 Hoyle Pond                 407          (169)            (61)            177
 Pamour (Pit)               753             -              34             787
 Dome                         -           (75)            596             521
 Owl Creek (Pit)              -             -               -               -
 Other PJV                    -             -               -               -
 Porcupine JV             1,160          (207)            532           1,485
 Kubaka Stockpile            78           (18)             48             108
 Kubaka                     272          (229)            (43)              -
 Kubaka UG                    -             -              48              48
 Birkachan OP                 -             -               -               -
 Kubaka                     350          (226)             32             156
 Blanket                    276           (27)             11             260
 Vubachikwe tailings         53           (15)            (18)             20
 Brasilia                 2,491          (140)            149           2,500
 Round Mountain           2,244          (590)            220           1,874
 Musselwhite                733           (70)              4             667
 La Coipa                   800          (119)            (36)            645
 Crixas                     499           (98)             77             478
 Lupin Mine                 350          (123)            105             332
 New Britannia              180           (57)             35             158

 SILVER (000'S OZS)
 -------------------------------------------------------------------------------

 Kubaka                     500          (375)            226             351
 La Coipa                38,190        (6,100)            (52)         32,038
 -------------------------------------------------------------------------------


                                                 MINERAL RESERVES AND RESOURCES
                                                        QUALIFIED PERSONS
----------------------------------------------------------------------------------------------------------------------------------
   Property            Primary                Company             Qualification      Secondary       Company      Qualification
                         QP                                                              QP
----------------------------------------------------------------------------------------------------------------------------------
Fort Knox         T. Wilton              Kinross                 Pgeo               V. Miller       Kinross      PE
Round Mountain    F. Fenne               Echo Bay                Pgeo               R. Bullis       Echo Bay     P Geo
Porcupine JV      A. Still               Placer CLA              Pgeo               J. Monaghan     Placer CLA   Chief Engineer
Musselwhite       A. Cheatle             Placer Dome             Chief Geo          R. Usher        Placer Dome  Chief Engineer
Brasilia          M.A. Barelochi         Rio Tinto               Geologist CREA     F.B. Marques    Rio Tinto    Geologist CREA
                                                                 Chief Engineer
La Coipa          J. Ochoa               Placer Dome             AusIMM             M. Rubio        Placer Dome  Geologist AusIMM
Crixas            W. Yamaoka             AngloGold               Geologist AusIMM   M G de Simoni   AngloGold    Engineer AusIMM
Kubaka            R. Falletta            Kinross                 PE                 S. Anderson     Kinross      Mine Engineer
                                                                                                                 Principal Mining
----------------------------------------------------------------------------------------------------------------------------------

MATERIAL PROPERTIES

FORT KNOX MINE AND AREA, ALASKA

       Kinross is the owner of the Fort Knox mine located in Fairbanks North Star Borough, Alaska. The Fort Knox mine includes the main Fort Knox open pit mine, mill, and tailings storage facility, the True North open pit mine, which commenced production in 2001, the Ryan Lode project and an 80% ownership interest in the Gil property that is subject to a joint venture agreement with Teryl Resources Corp ("Teryl"). Kinross' ownership interest in the Fort Knox mine was acquired as a result of the Kinam Merger on June 1, 1998. The Fort Knox property has been pledged as security against the syndicated credit facility which supports, INTER ALIA, $25.0 million of industrial revenue bonds outstanding as at December 31, 2002.

       A report entitled "Technical Report on the Fort Knox and True North Deposits, Fairbanks North Star Borough, Alaska USA" dated April 4, 2003 (the "Fort Knox Report"), has been prepared for Kinross by Victor J. Miller, P.E., senior planning engineer, and Dean T. Wilton, P.G., technical services manager, both of Fairbanks Gold Mining, Inc., a subsidiary of Kinross. The following summaries of the Fort Knox deposit and True North deposit have been prepared from the Fort Knox Report and, in some cases, are extracts from the Fort Knox Report.

PROPERTY DESCRIPTION AND LOCATION

       FORT KNOX OPEN PIT

       The Fort Knox open pit mine, mill and mineral claims cover approximately 20,463 hectares located 40 kilometers northeast of the City of Fairbanks, Alaska. Kinross owns 1,168 State of Alaska mining claims covering an area of approximately 19,962 hectares, an additional 501 hectares of mineral rights comprised of an Upland Mineral Lease issued by the State of Alaska, a Millsite Lease, and one unpatented federal lode mining claim. The Upland Mineral Lease expires in 2014 and may be renewed for a period not to exceed 55 years. Mineral reserves at the Fort Knox mine are situated on 505 hectares of land that are covered by a State of Alaska Millsite Lease that expires in 2014, and may be renewed for a period not to exceed 55 years.

       The State of Alaska Millsite Lease carries a 3% production royalty, based on net income and recovery of the initial capital investment. Mineral production from State mining claims is subject to a Mine License Tax, following a three-year grace period after production commences. The license tax ranges from 3% to 7% of taxable income. There has been no production from State claims situated outside the boundaries of the Millsite Lease at the Fort Knox mine. The unpatented federal lode claim is owned by Kinross and is not currently subject to any royalty provisions. There were no royalties paid in 2002 or 2001.

       All requisite permits have been obtained for mining and continued development of the Fort Knox open pit mine and are in good standing. Kinross is in compliance with the Fort Knox permits in all material respects.

       TRUE NORTH OPEN PIT

       The True North open pit mine mineral claims cover approximately 3,804 hectares, located 43 kilometers northeast of the City of Fairbanks, Alaska. Kinross owns 104 State of Alaska mining claims, covering 1,619 hectares which are subject to a State production royalty tax of 3%. Mineral reserves are situated on two groups of State claims that Kinross has leased from private individuals. Mineral production to date has been from one of the leased claim blocks. Mineral leases have been executed with third parties for an additional 138 State mining claims that cover approximately 2,185 hectares. Leased claims are subject to net smelter return royalties ranging from 3.5% to 5%. Kinross paid royalties of $0.6 million in 2002 and $0.2 million in 2001.

       All requisite permits have been obtained for mining of the True North open pit mine which consists of the Hindenburg, Shepard, Zeppelin, Central and East Pit zones. These permits are in good standing. Kinross is currently in compliance with the True North permits in all material respects.

       RYAN LODE PROJECT

       The Ryan Lode project mineral claims cover approximately 500 hectares located 10 kilometers west of the City of Fairbanks, Alaska. The claim block consists of 50 State of Alaska mining claims, ten patented federal mining claims and five unpatented federal mining claims, which are either leased from third parties or owned by Kinross. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income. In addition to the State of Alaska Mine License Tax, the leased claims are subject to net smelter royalties of 5%, and annual rental payments of $150,000. The annual rental payments are not deductible when computing the net smelter return royalties. Kinross paid $150,000 of annual rental payments in each of 2002 and 2001.

       GIL PROPERTY

       The Gil property mineral claims cover approximately 2,700 hectares located contiguous to the Fort Knox claim block. The claim block consists of 167 State of Alaska mining claims and is subject to a joint venture agreement between Kinross and Teryl. Kinross' ownership interest in the Gil claim block is 80%. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income. Kinross continues to actively explore the Gil claims.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       The Fort Knox mine is situated in close proximity to the City of Fairbanks, which is a major population, service and supply center for the interior region of Alaska. Services, supplies, fuel and electricity are available in Fairbanks in ample quantities to support the local and regional needs, along with the mining and processing operations of Kinross.

       Access to the Fort Knox mine from Fairbanks, Alaska is by 34 kilometers of paved highway and eight kilometers of unpaved road. The True North mine is located 18 kilometers west of the Fort Knox property and is accessible by an unpaved road. The Ryan Lode project is located 65 kilometers from the Fort Knox property and is accessible by 54 kilometers of paved road and 11 kilometers of unpaved roads. The area has a sub-arctic climate, with long cold winters and short summers. Winter low temperatures drop to the range of -40 to -55 degrees Fahrenheit, while in the summer, highs may occasionally exceed 90 degrees Fahrenheit. The annual rainfall in Fairbanks is approximately 30 centimeters.

       The area topography consists of rounded ridges with gentle side slopes. Vegetation includes spruce, birch and willow trees and various shrubs, grasses and mosses. The elevation ranges from 1,000 to 1,600 meters.

       The Fort Knox milling operation obtains its process water from a fresh water reservoir located within the permitted property area. The tailings storage area on site has adequate capacity for the remaining mine life of the Fort Knox and the True North mines. Power is provided to the mine by Golden Valley Electric Association's power grid serving the area over a distribution line paid for by Kinross.

HISTORY

       An Italian prospector named Felix Pedro discovered gold in the Fairbanks mining district in 1902. Between 1902 and 1993 more than 8.0 million ounces of predominately placer gold were mined in the district. In 1984 a geologist discovered visible gold in granitic hosted quartz veins on the Fort Knox property. Between 1987 and 1991, a number of companies conducted extensive exploration work on the Fort Knox, True North and Gil properties. In 1991, Kinam entered into a joint venture agreement with Teryl to explore the Gil property. In 1992, Kinam acquired ownership of the Fort Knox property. Construction of the Fort Knox mine and mill operations began in 1995 and were completed in 1997. Commercial production at Fort Knox was achieved on March 1, 1997. Construction of the mine was completed at a capital cost of approximately $373 million, which included approximately $28 million of capitalized interest. After acquiring ownership of the True North property in 1999, Kinross completed pre-production capital expenditures, primarily permitting and the building of a haulage road to the Fort Knox mill. Commercial production at True North was achieved on April 1, 2001. Pre-production capital expenditures for True North were approximately $29.6 million.

GEOLOGY AND MINERALIZATION

       Kinross' mining and exploration properties are located within the Fairbanks mining district, a southwest - northeast trending belt of lode and placer gold deposits that comprise one of the largest gold producing areas in the state of Alaska.

       The Fairbanks district is situated in the northwestern part of the Yukon
- Tanana Uplands. The Yukon - Tanana terrane consists of a thick sequence of polymetamorphic rocks that range from Precambrian to upper Paleozoic in age. The dominant rock unit in the district is the Fairbanks Schist. It is comprised of gray to brown fine-grained micaceous schist and micaceous quartzite. Interlayered with the Fairbanks Schist is the Cleary Sequence, a varied assemblage of metamorphic lithologies. In the northern part of the district high-grade metamorphic rocks of the Chatanika terrane have been identified. These rocks, which are in fault contact with the Fairbanks Schist and Cleary Sequence, are thought to be Devonian to Mississippian in age, and have been metamorphosed to eclogite facies.

       The dominant structural trend of the district is expressed by numerous northeast trending faults and shear zones. These structures, which were important to the localization of gold mineralization, show a dominant strike-slip movement.

       Several intrusive bodies, ranging in age from late Cretaceous to early Tertiary, penetrate the Yukon-Tanana terrane. They generally range from ultramafic to felsic in composition, and can be distinguished from older intrusive rocks by their lack of metamorphic textures.

       The Fort Knox gold deposit is hosted by the Vogt stock - a late Cretaceous-aged multi-Phase granitic body that intrudes Precambrian to mid-upper Paleozoic schists of the Yukon-Tanana terrane. The surface exposure of the Vogt stock is elongate, measuring approximately 1,067 meters east-west and 610 meters north-south.

       Gold occurs in and along the margins of pegmatites, quartz veins and veinlets, quartz-filled shears, and fractures within the granite. Pre-mineralization fractures, which resulted from magmatic doming, provided conduits for mineralizing fluids within the stockwork and shear zones. The stockwork veins strike predominantly east-west and dip randomly. Vein density decreases with depth. Shear zones generally strike northwest to southeast and dip moderately to the southwest.

       There appear to be two distinct zones of gold distribution within the deposit: the inner zone, which is characterized by mineralization that has good continuity over considerable distances; and an outer zone, where the mineralization has shown itself to be less predictable. It appears that the differences in the continuity of the mineralization may be due to grain size changes and different Phases within the stock.

       Mineralization in the quartz-filled shears is distributed relatively evenly, and individual gold grains are generally less than 100 microns in size, in contrast to the stockwork veins, where gold particle size and distribution are more erratic. The mineralized zone has a very low sulfide content.

       The True North gold deposits lies within the poly-metamorphic Chatanika Terrane, a klippe of eclogitic marbles, calc-magnesian schists, quartz-muscovite schists, carbonaceous phyllites and quartzites.

       The mineral deposits are partially situated in a structurally complex zone that has a northeast elongated orientation that parallels the Eldorado fault. It is characterized by a series of gentle to complex folds, especially between the Eldorado fault and the sub-parallel "Neil's discontinuity," shear zones, breccias, and occasional low angle faults. Northwest of Neil's discontinuity the mineralized zones dip gently to the northwest, while south of the zone mineralization dips to the southeast. The area between Neil's discontinuity and the Eldorado fault is structurally complex, and the orientation of individual mineralized zones in this area can be highly variable.

       The gold mineralization in the True North deposits is hosted in felsic schists and is frequently accompanied by carbon and carbonate alteration in sheared or otherwise structurally prepared zones. The gold is very fine grained, and is closely associated with pyrite, arsenopyrite, and stibnite in the unoxidized zones. It occurs in drusy quartz veins, and in altered and brecciated rocks adjacent to breccia bodies. There appears to be a direct relationship between veining and gold content, as weakly veined rocks generally carry lower gold values.

EXPLORATION

       The gold exploration procedures that have been utilized at the Fort Knox and True North projects include: reconnaissance and detailed geologic mapping; soil and rock chip sampling to determine the presence of gold mineralization, or associated (trace) elements; trenching of soil anomalies to create exposures of bedrock; drilling, geochemical and assay determinations for gold and associated elements.

       Two types of drilling methods have been used namely, diamond core and reverse circulation (RC). Drilling is always completed by independent drilling contractors under the supervision of Kinross personnel. Sampling of the drill holes is done by staff of the drill contractors, under close supervision of Kinross or contract geologists. Geochemical and assay determinations for gold and associated elements are undertaken by independent commercial laboratories. Kinross has utilized the services of two firms - ALS Chemex Laboratories and Bondar-Clegg (now owned by the ALS Chemex group). Check assay work during 2002 was done by Acme Analytical of Vancouver, British Columbia.

       Kinross' regional exploration within the Fairbanks district totaled $1.6 million during 2002. Planned exploration spending for 2003 is $2.7 million.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

       Drilling is the principal tool utilized to explore for and define mineral deposits in the Fairbanks mining district. Two types of drilling are utilized during exploration and development programs at the various properties, diamond core and reverse circulation drilling.

       Core drilling is the process of obtaining continuous cylindrical samples of rock from drill holes by means of annular shaped rock cutting bits rotated by a bore-hole drilling machine. Core drilling, also referred to as diamond drilling, is commonly used to collect undisturbed and continuous samples from either complete drill holes or intervals of holes that are of particular interest for the purposes of detailed and comprehensive sampling, for geotechnical and rock strength tests, or because alternative drilling methods may be incapable of providing appropriate geological or geotechnical data.

       Reverse circulation is a method of rotary drilling whereby the drilling medium is circulated to the drill bit face from the surface and the drill cuttings that are ground up by the drill bit cutting face are removed from the drill hole by the drilling medium (water, foam or other drilling muds and additives, or air) inside the drill rods. Reverse circulation drilling is a generally accepted method that is commonly used in mineral exploration and development drilling programs throughout the world.

       Comprehensive drilling programs have been carried out at both mines. The Fort Knox deposit has been defined by 594 drill holes (201 core holes and 393 reverse circulation holes totaling 375,230 feet), which have provided 75,046 nominal 1.52-meter long samples. The True North deposit has been defined by 1,353 drill holes (totaling 352,660 feet), which provided 70,532 nominal 1.52-meter long samples.

       Core samples and reverse circulation drill cuttings are collected from each drill hole and are geologically logged. Reverse circulation rotary drill cuttings are collected at one and a half meter intervals by a geologist or helper at each drill site. Each core interval and reverse circulation rotary cutting sample is submitted to an independent assay laboratory for geochemical analysis, and the subsequent geochemical data is entered with the lithologic log data into the project database. In an effort to collect the most representative sample possible, 83.1 millimeter (83 millimeter prior to 1998) diameter core holes have been drilled at the Fort Knox and Ryan Lode deposits, while 64 millimeter core holes are drilled at True North and Gil. Core is regularly photographed and then logged and sampled in one and a half meter intervals. Data is entered on the logs in a digital format. Special emphasis is placed on shear and vein orientations, as well as mineralization and oxidation. A representative sample is retained for later use and the remainder of each interval is submitted for assay.

       Drill samples are collected from the drill hole by personnel of the various drilling contractors, under the direct supervision of Kinross staff. The samples are labeled and placed in bags at the drill site and prepared for transport to commercial laboratories for preparation and assay. All samples are either delivered to the preparation facility by Kinross personnel, or are picked up at a Kinross facility by employees of the laboratory.

       Duplicate samples are collected from every tenth sample and a check assay is performed and compared to the original assay. As a form of quality control, the inclusion of "blank" (unmineralized) samples within each sample shipment is part of the standard procedure.

       A pulp sample of known grade is also submitted to the laboratory. The sample frequency is twice per core hole, and every 30 meters for reverse circulation holes. These standards are prepared both in-house and by outside laboratories over the different exploration seasons, and they represent different ranges of gold grades. For samples with fire assays greater than 0.3 grams per tonne, the samples are resubmitted to the laboratory for a cyanide soluble assay. The purpose of this procedure is to determine mill recovery rates.

       Kinross employs, as a standard operating procedure, a very detailed analysis program for determining if a particular reverse circulation drill sample is representative of the rock within the drill hole. This program includes weighing the samples to determine if the sample is under weight (indicating loss of material in the sampled interval). The presence of unusually high sample weights is often an important indicator of sample contamination in a drill hole. All assay data from mineralized intervals are analyzed by two computer programs (developed by MRDI, an independent mining consulting firm) to determine if there is a predictable repetition (cyclicity) to high grade intervals, or (decay) of assays immediately adjacent to and below high grade intervals, possibly indicating contamination of certain assay values. Any holes suspected of down hole contamination on the basis of these three criteria are examined in cross-sections. Based on how the area compared to adjacent holes, a decision is made as to whether or not the data is to be rejected. If any samples are determined from these procedures to be suspicious, that data is rejected and is excluded from the database used to estimate mineral resources.

       Any mineralized drill hole interval that has a calculated recovery greater than 100% is closely scrutinized and may be rejected. This is the primary (but not only) method for determining contamination at the Fort Knox deposit, but it is a less effective method for the True North deposit, where cyclicity and decay are more effective tools.

       The nature of the mineralization and host rock at the Fort Knox deposit requires that particular care be given to the collection of drill hole samples, especially for reverse circulation holes, that penetrate the water table within the deposit. The reasonableness of Kinross' methods in drilling this part of the deposit has been validated by the results of mining in several of these areas of the deposit. These techniques are now also used as standard practice at all of Kinross' properties in the Fairbanks mining district, including the True North mine.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Fort Knox mine and area as at December 31, 2002, and 2001:

                                             2002                                           2001
                        ---------------------------------------------    ---------------------------------------------
                                           AVERAGE          GOLD                            AVERAGE           GOLD
                           TONNES           GRADE         CONTENT          TONNES            GRADE           CONTENT
                           ------           -----         -------          ------            -----           -------
                          (000'S)           (GPT)        (000'S OZ)        (000'S)           (GPT)         (000'S OZ)

       Proven              58,414            0.84          1,571           59,212             0.83            1,575
       Probable            38,744            0.89          1,107           44,708             1.05            1,508
                           ------            ----          -----           ------             ----            -----
       Total               97,158            0.86          2,678          103,920             0.92            3,083
                           ======            ====          =====          =======             ====            =====

       In addition to estimated proven and probable reserves, as at December 31, 2002, the Fort Knox mine and area has an estimated 21.7 million tonnes of measured and indicated resources at an average grade of 1.02 grams of gold per tonne. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

       The Fort Knox and True North deposits are mined by conventional open pit methods. Ore from the Fort Knox and True North mines is processed at Kinross carbon-in-pulp mill located near the Fort Knox mine. The mill processes ore on a 24 hours per day, 365 days per year schedule.

       The Fort Knox mill has a daily capacity of between 32,658 to 45,359 tonnes per day. An average of 37,650 tonnes per day is scheduled to be processed in 2003, with True North providing 22% of the mill feed. Mill feed is first crushed to minus 20 centimeters in the primary gyratory crusher located near the Fort Knox pit and conveyed 800 meters to a coarse-ore stockpile located near the mill. The crushed material is conveyed to a semi-autogenous (SAG) mill, which operates in closed circuit with two ball mills and a bank of cyclones for sizing. A portion of the cyclone underflow is screened and then directed to a gravity recovery circuit. Because the True North mineralization has a much finer gold particle size than the Fort Knox mineralization, the gravity circuit is not a significant factor in recovering True North reserves.

       Correctly sized material flows into a high rate thickener and then into leach tanks where cyanide is used to dissolve the gold. Activated carbon is used in the carbon-in-pulp circuit to absorb the gold from the cyanide solution. Carbon particles loaded with gold are removed from the slurry by screening and are transferred to the gold recovery circuit where the gold is stripped from the carbon by a solution, plated onto a cathode by electrowinning, and melted into dore bars for shipment to a refiner. Mill tailings are detoxified and transferred into the tailings impoundment below the mill.

       Gold recoveries at the Fort Knox mill have historically ranged from 87% to more than 90% since production began in 1996. With the commencement of feed from the True North mine in 2001, it has been necessary to add lead nitrate to the process, and make modest increases to the cyanide and lime concentrations to maintain mill recovery rates.

       FORT KNOX OPEN PIT

       The mine production rate varies between 94,000 and 130,000 tonnes per day of total material. Mining is carried out on a year round basis, seven days a week. Standard drilling and blasting techniques are used, and the blast holes are sampled and assayed for production grade control purposes. Broken rock is loaded with a shovel or a wheel loader into haul trucks. Depending on the grade control results, the mined material is delivered to either the primary crusher, low-grade stockpiles, or to waste rock dumps.

       In 1996 a 1.3 million short ton slope failure developed in the central south wall above the granite-schist contact. The slide was stabilized with mining set backs at the toe of the failure. Ground water was believed to be a contributing factor to the failure, and a dewatering program is planned before mining this zone.

       The mine currently has 14 dewatering wells, which produce approximately 600 gallons per minute. In 2003, four additional wells will be drilled.

       Stripping of Phase-6 is scheduled to begin in 2004 on the 2200 bench. Before sustained mill feed rates can be reached in mid 2006 on the 1460 bench, 55 million short tons of waste rock will be mined, at an average rate of 60,000 short tons per day. Six additional haul trucks and a loader will be added to the mining fleets in order to accomplish the stripping.

       Typically, upper Phase-6 benches average 4,700 feet in length, with a mining face width between 150 and 500 feet. Haul road access to the Phase will be from the northeastern end. Subdividing the Phase would reduce the stripping load, but due to the bench geometry and access limitations, this has not been considered.

       TRUE NORTH OPEN PIT

       Production rates for the True North open pit mine vary between 18,100 and 36,300 tonnes per day of material, seven days a week. Standard drilling and blasting techniques are used and the blast holes are sampled and assayed for grade control purposes. Broken rock is loaded with a shovel or a wheel loader into 77-tonne haul trucks. Depending on the ore-control plan the mine material is delivered either to the stockpiles or to waste rock dumps.

       From the stockpile, mill feed is reloaded into 77-tonne capacity trucks for the 20.9 kilometer long trip to the Fort Knox mill at 8,437 tonnes per day. The material is directed dumped into a gyratory crusher.

       The True North mine will operate at full production into the third quarter of 2004 with reserves at True North being depleted by the first quarter of 2005.

       The current True North mining permit does not allow water discharge or mining below the water table. All the pits were designed to meet these criteria based on Kinross' current estimation of the groundwater surface. As mining progresses, refinements in the water table location may allow changes in the pit designs.

       As the mine is a side hill excavation, waste rock will be place either in access roads or in dumps adjacent to the excavations. Because much of the deposit is located on north and northwest facing slopes, discontinuous permafrost is present in the mining area. Clearing and grubbing in the permafrost areas must be done during the winter months because bulldozing becomes very difficult once the surface layers thaw. Access roads can be placed across permafrost areas but waste dumps cannot.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production, operating and financial data relating to the Fort Knox mine for the three years ended December 31, 2002:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------------------
                                                                                     2002            2001            2000
                                                                                     ----            ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's).......................................................        32,699.0        31,212.9        32,301.9
Ore processed (000's)......................................................        13,842.9        14,209.1        13,603.2
Gold grade (gpt)...........................................................            1.09            1.05            0.94
Average gold recovery (%)..................................................              84              86              89
Gold equivalent production.................................................         410,519         411,221         362,959
Number of employees........................................................             388             361             256

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue....................................................................      $    131.6      $    109.0      $    102.8
                                                                                 ----------      ----------      ----------
Cost of production                                                                     95.3            85.0            73.5
Inventory change...........................................................             2.9            (3.3)             --
Site restoration cost accruals.............................................             1.0             1.2             1.3
Depreciation, depletion and amortization...................................            54.9            42.9            31.9
Mining property write-down.................................................              --              --              --
Interest expense...........................................................             1.5             3.6             5.7
Exploration................................................................             1.6             0.5             0.1
                                                                                 ----------      ----------      ----------
                                                                                      157.2           129.9           112.5
                                                                                 ----------      ----------      ----------
Net loss...................................................................      $    (25.6)     $    (20.9)     $     (9.7)
                                                                                 ==========      ==========      ==========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions) ...........................................      $     15.0      $     20.2      $     17.6
Unit costs:
  Total cash costs per gold equivalent ounce produced......................             232             207             203
  Total cash costs per tonne milled........................................               7               6               5
  Total production cost per gold equivalent ounce..........................             343             314             294

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Fort Knox (100% Ownership Interest), USA."

       For further information on the 2002, 2001, and 2000, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Year-End Consolidated Results--Costs and Expenses--Operations-Individual Mine Disclosure--Fort Knox Mine (100% Ownership Interest), USA."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The life of mine plan prepared by Kinross provides for completion of mining at True North in 2005. From that point onwards, production is derived entirely from the Fort Knox deposit until 2010 when the feed will originate predominantly from the low grade stockpile material.

       Capital expenditures at the Fort Knox operations in 2002 were $15.0 million compared to $20.2 million during 2001.

                       [GRAPHIC DEPICTING FORT KNOX MINE]

                             TRUE NORTH PROPERTY MAP









                     [GRAPHIC DEPICTING TRUE NORTH PROJECT]

THE PORCUPINE JOINT VENTURE

GENERAL

       Kinross and Placer CLA entered into an asset exchange agreement (the "Asset Exchange Agreement") and a joint venture agreement, both dated as of July 1, 2002, for the purpose of forming a joint venture that combined the two companies' respective gold mining operations in the Porcupine district in the Timmins area, Ontario, Canada (the "Porcupine Joint Venture"). Placer CLA owns a 51% participating interest and Kinross owns a 49% participating interest in the Porcupine Joint Venture. The joint venture is managed by Placer CLA. The Porcupine Joint Venture incorporates Placer CLA's Dome mine and mill, Kinross' Hoyle Pond, Pamour and Nighthawk Lake mines and the Bell Creek mill.

THE ASSET EXCHANGE AGREEMENT

       Pursuant to the Asset Exchange Agreement which was entered into as a step in implementing the Porcupine Joint Venture, Placer CLA transferred to Kinross an undivided 49% interest in all of Placer's assets owned, used or thereafter acquired by Placer CLA or its affiliates and located within a 100 kilometer radius of Placer CLA's Dome mill in or near Timmins, Ontario (the "Development Area") and used in the gold mining, milling and exploration business and operations carried on by Placer CLA or its affiliates, including all real property, personal property, inventory, certain accounts receivables, buildings, fixtures, facilities, private roads and other assets located or acquired in the Development Area, including all patented, leasehold, unpatented mining claims and licenses of occupation recorded in the name of Placer CLA or its affiliates, the benefit of any royalty agreements in favor of Placer CLA or its affiliates, the benefit of Placer CLA's leases and other contracts relating to Placer CLA's real property and mining claims in this area and the benefits which may be obtained under any existing actions, claims or other proceedings relating to Placer CLA's business in this area and all goodwill attributable to such business.

       Under the Asset Exchange Agreement, Kinross in turn transferred to Placer CLA an undivided 51% interest in all of Kinross' assets owned, used or thereafter acquired by Kinross or its affiliates and located within the Development Area and used in the gold mining, milling and exploration business and operations carried on by Kinross or its affiliates, including all real property, personal property, inventory, certain accounts receivable, buildings, fixtures, facilities, private roads and other assets located or acquired in the Development Area, including all patented, leasehold, unpatented claims and licenses of occupation recorded in the name of Kinross, the benefit of any royalty agreements in favor of Kinross or its affiliates, the benefit of Kinross' leases and other contracts relating to Kinross' real property and mining claims in this area and the benefits which may be obtained under any existing action, claims or other proceedings relating to Kinross' business in this area and all goodwill attributable to such business. Any interest that Kinross may acquire in and to the project within the Development Area commonly known as the Aquarius Project is excluded from the Porcupine Joint Venture pending agreement between the parties to include it.

       Under the Asset Exchange Agreement, Kinross has also transferred all of its contracts relating to its Timmins operations to Placer CLA, and Placer CLA assumed such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture. Placer CLA's contracts relating to its Timmins operations remain in the name of Placer CLA, which will hold such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture.

THE PORCUPINE JOINT VENTURE AGREEMENT

       In connection with the Asset Exchange Agreement, Kinross and Placer CLA entered into a joint venture agreement. The Porcupine Joint Venture Agreement provides that the purpose of the Porcupine Joint Venture is to engage in operations relating to the mining, milling, exploration and development of the properties subject to the Porcupine Joint Venture, and to perform any other activity necessary, appropriate or incidental to the foregoing.

       The term of the Porcupine Joint Venture is from July 1, 2002, and until so long thereafter as ores and mineral resources are produced from the assets forming part of the Porcupine Joint Venture and all reclamation obligations, liabilities or responsibilities under applicable laws or instruments of title relating to operations under the Porcupine Joint Venture have ceased or been satisfied, to a maximum of 99 years, unless the Porcupine Joint Venture is earlier terminated pursuant to the terms of the Porcupine Joint Venture agreement.

       Each of Kinross and Placer CLA is obligated to contribute funds from time to time to the Porcupine Joint Venture in proportion to their respective participating interests, pursuant to adopted programs and budgets.

       Under the Porcupine Joint Venture a party's participating interest may be reduced upon the election by such party not to contribute to an adopted program and budget for the Porcupine Joint Venture, or in the event of a default by such party in making its agreed upon contribution to an adopted program and budget.

       In addition, if a party's participating interest is reduced to less than 10%, the other party may elect that the first party be vested with a 2% net smelter returns royalty on ores and minerals mined from the properties subject to the Porcupine Joint Venture and the first party shall be deemed to have transferred its remaining participating interest to the other party.

PORCUPINE JOINT VENTURE OPERATIONS

       The Porcupine Joint Venture operations consist of the Dome underground and open pit mine and mill, the Hoyle Pond underground mine and the Bell Creek mill and tailings storage facility which is presently on care and maintenance with all processing taking place at the Dome mill. In addition, the Porcupine Joint Venture operations consist of a number of former producing mines, most notably the Pamour and Nighthawk Lake mines. The only producing mines forming part of the Porcupine Joint Venture in Timmins at present are the Dome mine and the Hoyle Pond mine.

       A report entitled "Independent Technical Report on the Porcupine Joint Venture, Ontario, Canada" dated March 2003 (the "PJV Report") has been prepared for Kinross by Steffen, Robertson and Kirsten Consulting (Canada) Inc. ("SRK Consulting") and authored by Jean-Francois Couture, Ph.D., P.Geo, principal geologist, William F. Tanaka, principal geologic engineer, Robert Crepeau, P.Eng, Nicholas Michael, MBA, senior mining engineer, and Tim Mosey, senior geological/mining engineer. The following summaries of the Porcupine Joint Venture have been prepared from the PJV Report and, in some cases, are extracts from the PJV Report.

PROPERTY DESCRIPTION AND LOCATION

       HOYLE POND UNDERGROUND MINE AND BELL CREEK MILL

       The Hoyle Pond underground mine and mineral claims and the Bell Creek mill are located in Hoyle Township in Timmins, Ontario on 4,065 hectares of patented land, land leased from the province and one private lease. The private lease is for a term of 20 years and is in good standing until May 31, 2005. There are also two contiguous staked mining claims covering 32 hectares located in Whitney Township south of Hoyle Township.

       There are various royalties on the Hoyle Pond underground mine land package. The only royalties requiring payment at present are a tonnage-based royalty on the private lease and a $0.10 per tonne royalty. Royalty payments were $0.1 million in 2002 and $0.1 million in 2001.

       All requisite permits have been obtained for the mining and continued development of the Hoyle Pond underground mine and the Bell Creek mill and are in good standing and the Porcupine Joint Venture is in compliance with Hoyle Pond and Bell Creek permits in all material respects.

       DOME MINE AND MILL

       The Dome underground and open pit mine and mill are located within the city limits of Timmins, Ontario, on an area that covers over 5,004 hectares of staked and patented mining claims held or under option, including the Preston property that lies to the south and east, immediately adjacent to the Dome property, the Paymaster property that lies to the west of the Dome open pit and the Vedron property that lies south of the Paymaster property.

       The Dome open-pit and underground mines, claims, mining and surface rights are registered in the name of Placer Dome Canada Limited ("Placer Canada") (51%) and Kinross (49%). The Preston property includes 19 mining claims. The Paymaster property includes 26 contiguous mining claims.

       A 2% net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties. No other royalties are payable on the Dome property.

       All requisite permits have been obtained for the mining and continued development of the Dome underground and open pit mine and mill and are in good standing; the Porcupine Joint Venture is in compliance with such permits in all material respects.

       PAMOUR AND NIGHTHAWK LAKE MINES

       The Pamour open pit and Nighthawk Lake underground mines and mineral claims are located in Timmins, Ontario on 7,783 hectares. The Pamour mine is located north of Highway 101 and the Pamour mine site is approximately 19 kilometers east of the downtown core of Timmins and 43 kilometers west of Highway 11. The Pamour mine is also approximately two kilometers south of and contiguous with the Hoyle Pond mine. The Nighthawk Lake mine is approximately 17 kilometers southeast of the Hoyle Pond mine. There has been no production at these mines since their acquisition in 1999.

       The necessary permits required to commence mining of the mineral reserves contained in the existing Pamour pit, north of Highway 101, referred to as the phase one mine plan, have been maintained in good standing and require only administrative reactivation.

       Kinross will require additional permit approvals to mine south of Highway 101, which is outside of the phase one mine plan. The government agencies that will be involved in the additional permitting process include the City of Timmins, the Matagami River Conservation Authority, the Ontario Ministries of Northern Development and Mines, Natural Resources, Environment and Transportation, the Federal Department of Fisheries and Oceans and Environment Canada.

       The key element in the development of the expanded open pit outside of the phase one mine plan will be the relocation of Highway 101. The proposed relocation will involve constructing a causeway over a portion of a small lake, the Three Nations Lake, and will therefore have a direct effect on a nearby fish habitat. This highway has been relocated several times during the production history of the mine. As a fishery resource will be involved in the project planning, the Canadian Environmental Assessment Act process will be the guiding legislation. Kinross believes there is a high level of assurance that the project will receive all required approvals for development.

       Some land acquisition will be required for the construction of the project. The Drew claims located immediately north of the phase one open pit, for which the surface rights are required for a waste rock disposal site, will have to be acquired. The Tanager claims located on the eastern shore of the Three Nations Lake for which the surface rights are required for relocation of Highway 101 will also have to be acquired. Negotiations for the acquisitions of these claims have been initiated and Kinross believes there is a high level of assurance that they will be concluded successfully. A right of way will have to be obtained for the haulage road from the Pamour mine to the Dome mine, for which negotiations have not yet commenced.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       Access to the Hoyle Pond mine is via a five kilometer all weather gravel road north of Highway 101. Services are generally acquired from vendors in the Timmins area. Adequate process water is available from the clear water pond at the tailings, while make up water and potable water comes from underground supply.

       The Bell Creek milling operation obtained its processing water from Bell creek, located within the permitted property area. The existing land package includes areas where additional tailings storage areas can be permitted. The current tailings storage area has sufficient capacity for several years at planned production throughout, however, the Bell Creek mill is currently not operating. Power is provided to the mine and mill by Ontario Hydro.

       Access to the Dome mine is by paved road from the town of South Porcupine, six kilometers east of Timmins on Highway 101. Rail freight service is available from the Falconbridge -- Kidd Creek metallurgical site eight kilometers east of the mine.

       The dominant suficial material in the Dome mine area is glacial till overlain by glaciolacustrine silts and clays. Mine waste and tailings cover some areas closer to the mine.

       The Pamour mine is located two kilometers south of the Hoyle Pond mine and is accessible by an unpaved road. The Nighthawk lake mine is located 17 kilometers southeast of the Hoyle Pond mine and accessible by 10 kilometers of paved roads and seven kilometers of unpaved roads.

       The area climate consists of cold winters and hot summers. Temperatures range from below -40 degrees Celsius to above +30 degrees Celsius. Mean precipitation is approximately 80 centimeters annually.

       The topography of the area is typical of the Canadian Shield and consists of an irregular surface with moderate relief. The topographic highs are the result of bedrock outcrops and are surrounded by low lying areas of poorly drained wetlands. Vegetation includes spruce, pine, poplar and birch trees and various shrubs, grasses and mosses. The elevation ranges from 200 meters to 300 meters.

HISTORY

       Land was first staked in the vicinity of the present day Pamour mine in 1910. Limited production was achieved from 1911 to 1914. The property remained idle from 1914 to 1923. Between 1923 and 1935 several mining syndicates carried out exploration work. In 1935 and 1936 the Pamour No. 3 shaft was sunk and a 650 tonnes per day mill was constructed. In 1938 the mill capacity was increased to 1,300 tonnes per day by installing new equipment. During the 1950's mill throughput averaged 1,500 tonnes per day. In 1972, the mill was expanded to treat 2,275 tonnes per day as production from the nearby Aunor mine was processed at the Pamour mill. Open pit mining at the Pamour mine began in 1976 and continued until 1999.

       Approximately 4.0 million ounces of gold were produced from the Pamour mine from 1936 to 1997. There has been no production at the Pamour mine since Kinross acquired it in 1999.

       The Hoyle Pond discovery hole was drilled by Texas Gulf in 1980. The deposit was explored in 1980 to 1982. The deposit was developed by ramp in 1983 and 1984. The first year of mining in 1985 yielded 64,400 tonnes at an average grade of 13.0 grams per tonnes of gold. The mine has been in continuous production since then and was acquired by Kinross pursuant to the amalgamation with Falconbridge Amalco in 1993. Since 1993, Kinross has conducted exploration programs and underground development has added significant additional mineralization. From 1994 to 1999 Kinross sunk an 815 meter shaft and developed a second ramp to access underground workings. The Bell Creek mill has gone through a series of expansions with current capacity of 1,500 tonnes per day. The head grade for the Hoyle Pond mine is the highest of any of the significant past, or present producing mines in Timmins.

       The Dome deposit was discovered in 1909. Operations commenced in 1910, producing 214 ounces of gold. Mining has been continuous at Dome since 1910. In 1984, the mill capacity was increased from 2,000 to 3,000 tonnes per day. Part of the extension included a new vertical shaft, the No. 8 shaft which was sunk from the surface to a depth of 1,667 meters. In 1988, due to a skipping accident, No. 8 shaft was not producing and, therefore, open pit mining was commenced. From 1992 to 1996, Placer CLA produced from the Paymaster property. In 1995, an expansion of the operations, which included an enlarged open pit and an increase in milling capacity, was completed. As a result, full production from the expanded open pit was achieved and mine production increased from a nominal rate of 3,400 tonnes per day in 1994 to 9,100 tonnes per day in 1995. In 1997, the Preston property was purchased and the Dome open pit was expanded into the Preston land holdings. Mining of open pit ore from the Preston property was completed in 2000.

       From its beginning in 1909 to December 31, 2001, the Dome mine has produced 14,537,596 ounces of gold and approximately 2,596,000 ounces of silver making it the second largest gold producer of the Timmins camp.

GEOLOGY AND MINERALIZATION

       REGIONAL

       All of the properties comprising the Porcupine Joint Venture lie within the Porcupine Gold Camp (the "PGC"). The PGC, located in the Archean Abitibi greenstone belt has been the most productive gold-producing field in North America. Total historic production is in excess of 62 million ounces of gold. This production has come from quartz-carbonate lode systems hosted within greenshist-facies metamorphics. Lodes are found in a corridor up to 10 kilometers wide parallel to the 200 kilometers Destor Porcupine Fault. At the regional scale, gold deposits are spatially associated with regional fault zones. At the camp scale, gold deposits generally occur within five kilometers of, but not in, the regional faults.

       HOYLE POND

       The Hoyle Pond Main Zone and 1060 Zone deposits, both of which are in production, occur on opposite limbs of an open, northeast plunging F2 antiformal structure, hosted within carbonatized north-dipping sheared and metamorphosed tholeiitic basalts. The 7 Vein system occurs as a series of stacked, flat to gently northeast dipping veins at the nose of the antiformal structure. Mineralization occurs as coarse, free gold in white to grey-white quartz veins with variable ankerite, tourmaline, pyrite and local arsenopyrite. Alteration halos are generally narrow, consisting of mainly grey zones (carbon, carbonate, sericite, cubic pyrite) in the Hoyle Pond system, and carbonate-sericite, with fuchsite, pyrite, arsenopyrite and trace chalcopyrite, sphalerite within the 1060 structure.

       The Hoyle Pond Main Zone includes a series of generally northeast striking, linked quartz vein zones (at least 11 veins of economic significance) folded on a small scale with moderate west trending and northeast plunging fold axis. The 1060 Zone consists of at least five main vein structures (B1, B2, and B3 Zones, A Zone and Porphyry Zone) with orientations ranging from north to northeast with generally subvertical dips.

       PAMOUR MINE

       The Pamour mine is located approximately one kilometer north of the Destor Porcupine Fault Zone and overlies an east-west trending unconformity between Tisdale Group volcanic rocks and Timiskaming Group sediments. Volcanic rocks occupy the area north of the mine and the unconformity, and include interlayered mafic to ultramafic units. Sedimentary rocks occupy the area south of the unconformity and include greywacke, argillite and conglomerate. A distinct unit of clastic sediments marks the unconformity itself. Gold mineralization is hosted by both volcanic and sedimentary units and related to both individual quartz veins and vein swarms, which trend mainly east-west. Volcanic-hosted ore bodies include shallow north-dipping single vein structures within mafic volcanics, as well as irregular shaped vein swarms along various lithologic contacts within the volcanic sequence. Sedimentary hosted ore bodies include irregular shaped vein swarms along the unconformity as well as narrow, steep south-dipping veins in greywacke further to the south.

       The Nighthawk Lake mine is located along the Nighthawk Lake Break, a branch fault of the Destor Porcupine Fault Zone. Rocks in the vicinity of the Nighthawk Lake mine consist of mafic to felsic volcanics, intruded by irregular masses of albitite and syenite. Gold mineralization occurs both within the volcanic rocks and intrusives, and generally shows a close spatial association with strong carbonate alteration, brecciation, quartz veining and pyrite or arsenopyrite. Based on past work, orebodies at the mine have been subdivided into six main zones including the: Main Zone, No. 1 Zone, No. 4 Zone, Ramp Zone, "A" Zone and Deadman Island Zone.

       DOME MINE

       The Dome mine lies on the south limb of the Porcupine syncline in an area where the Keewatin volcanic rocks are overlain by the Timiskaming metasedimentary slates and conglomerates.

       Gold mineralization is found in a number of different rock types and in association with a number of different structural settings. Mineralization in the district is commonly associated with the northeasterly plunge of the Porcupine syncline.

       At the mine site, the local sequence of north dipping metavolcanics and metasedimentary rocks have been folded to form a northeasterly plunging structure, referred to as "Greenstone Nose." Sediments consisting of conglomerates, slates and greywackes are draped around this structure and form the "Sedimentary Trough" on the south side.

       Mineralization occurs mainly in association with structurally controlled quartz and quartz-ankerite veins. Principal orebodies can be classified into three main types: Long narrow veins in shear zones parallel to the stratigraphic trend; swarms of en-echelon veins and stockworks of veins; and disseminated mineralization, in which the gold is associated with pyrite and/or pyrrhotite and little or no vein material is present.

       The Dome mine lies on the south limb of the Porcupine syncline in an area where the Archean Metavolcanics are overlain by the metasedimentary rocks.

       Immediately south of "Sedimentary Trough" lies an east-west striking, highly strained zone in which magnesium rich, carbonatized rock occurs. This highly altered zone corresponds to the trace of the ductile Dome Fault interpreted to represent a branch off the main Destor Porcupine Fault. To the west, the Dome Fault Zone passes between two major porphyritic intrusive bodies -the Paymaster and the Preston Porphyries. To the east, lenses of porphyry, similar compositionally to the main porphyry bodies, occur within the Dome Fault Zone. To the south of the Dome Fault Zone are the "Southern Greenstones," a south-dipping sequence of basalts consisting of massive and pillowed flows.

       At the Paymaster property, historic mining operations extracted ore from ankerite veins in mafic units and quartz veins in porphyry. The majority of mineralization being targeted by current exploration is hosted by carbonated and sulphidic greenstone adjacent to and within flexures in the mafic/ultramafic contact (36 Zone).

EXPLORATION

       Kinross' regional exploration within the Timmins camp totaled $2.3 million during 2002. Kinross' share of the planned exploration spending for 2003 is $2.4 million.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

       Kinross collects both exploration and production samples at its operations in Timmins. Samples are collected using industry standard sample collection procedures that are well understood by the geological personnel collecting the samples in the field.

       Kinross conducted both surface and underground diamond core drilling operations for the period ending December 31, 2002. For resource estimation purposes, drilling spacing ranges from a low of 8.0 meters to a high of 25.0 meters. Typically, drill holes are sampled honoring geological contacts while maintaining a standard 1.5 meter sample length wherever possible. Typically the core is not split prior to assay unless the hole is an exploration hole targeting new mineralization.

       Underground, sampling is conducted on a daily basis throughout the active working faces. Chip samples, muck samples and sludge samples are collected to provide daily grade control and to reconcile actual production to the estimated reserves. At the Hoyle Pond mine, ore development headings are typically sampled on 2 to 5 meter intervals using both chip samples and muck samples. Production stoping areas are typically sampled at 5 meter intervals wherever practical and stope muck is sampled at a frequency of 1 muck sample for every 20 to 40 tonnes of ore.

       At the Dome mine, ore development is sampled at 2 to 3 meter intervals using both chip samples and muck samples. Cut and fill stopes are sampled at a rate of one sample for every 30 tonnes and long-hole and bulk mining zones are sampled at a rate of one sample for every 60 tonnes.

       Open pit samples are collected from blasthole cuttings on an approximate 10 meter sample spacing. In ore zones, a single sample is collected from each hole, representing approximately 450 tonnes of ore. In waste, the sample frequency is reduced with one sample collected from every four holes.

       Since the inception of the Porcupine Joint Venture until December 31, 2002, samples were analyzed at the Bell Creek lab, the Dome mine lab and at independent assay labs. Prior to the completion of the Porcupine Joint Venture, Kinross' analytical work was carried out at the Bell Creek lab with some exploration samples sent to an independent lab for analysis.

       Since finalizing the Porcupine Joint Venture agreement, Kinross' analytical work is completed at the Dome mine lab with the Bell Creek lab placed on care and maintenance.

       At the Bell Creek lab, samples were analyzed using conventional fire assay methods with gravimetric finish. The sampler, using a tag, identified samples known to contain coarse, visible gold. The tag alerted the lab of the possibility of contamination and identifying these samples for modified analysis where each sample was analyzed in triplicate. The analytical procedures at Bell Creek included the insertion of two blanks, two checks and one standard in each tray of 25 analyses. At the independent lab, the check assays were conducted at a rate of one check for every 8 to 10 samples with a blank and a standard analyzed with every 30 samples.

       At the Dome mine lab, all gold analyses are completed using conventional fire assay with an AA finish. Samples with visible gold are assayed using either a gravimetric finish or pulp metallic assay. Each assay tray at the Dome mine lab includes at least one standard, one check and one standard. The Dome mine lab processes all surface and underground production and exploration samples. Check assays are completed at the Dome mine lab or at external laboratories. All multi-element analytical work is completed at external laboratories.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Porcupine Joint Venture as at December 31, 2002, and 2001, and represents 100% of the joint venture's reserves, in which Kinross has a 49% interest:

                                          2002                                                  2001
                ---------------------------------------------------    ---------------------------------------------------
                                        AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES             GRADE          CONTENT              TONNES             GRADE        CONTENT
                      ------             -----          -------              ------             -----        -------
                      (000'S)            (GPT)        (000'S OZ)             (000'S)            (GPT)       (000'S OZ)

Proven                16,316              1.39             728                  367             13.31          157
Probable              42,561              1.68           2,302               14,167              1.65          752
                      ------              ----           -----               ------              ----          ---
Total                 58,877              1.60           3,030               14,534              1.94          909
                      ======              ====           =====               ======              ====          ===

       In addition to proven and probable reserves, as at December 31, 2002, the Porcupine Joint Venture has an estimated 13.9 million tonnes of measured and indicated resources at an average grade of 1.76 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND MILLING OPERATIONS

       The Hoyle Pond operations consist of an underground mine serviced by two declines and one shaft. The underground operations are comprised of 17 main levels, with the shallowest at 40 meters below surface and the deepest at 720 meters below surface. The Hoyle Pond ramp extends down to the 280 meter level and services the Hoyle Pond and seven vein zones. The 1060 ramp, which services the 1060 Zone, extends to the 900 meter level. Total production (ore and waste) is transported to the loading pocket by means of an ore/waste pass system and hoisted to surface in 6.5 tonne skips. The surface infrastructure consists of administration buildings, maintenance, compressed air, paste fill plant, and hoisting facilities. Current life of mine plans based on proven and probable reserves and measured and indicated resources have production ending in 2009.

       The mineralized zones at Hoyle Pond are narrow high-grade veins, dipping from 30 to 90 degrees. Mining methods used are cut and fill, shrinkage, panel and long-hole methods. The percentage of ore production by mining method for 2003 is 34% long-hole, 31% cut and fill, and 23% shrinkage. The balance of production is made up by other development such as drifting (7%) and raising (2%).

       The mining of the Hoyle Pond crown pillar will require significant infrastructure including the installation of circular steel sheet pile cells, steel sheet pile walls, and dams to isolate the adjacent Falconbridge tailings management area, berms to separate the pit from the Hoyle Pond complex, relocation of the Hoyle Pond mine water settling ponds, relocation of the tailings management area utility and access road, and installation of underground bulkheads to isolate the Hoyle Pond underground workings from the pit. The Hoyle Pond crown pillar will be mined by conventional open-pit methods in 2004.

       The Dome underground mine is in its final year of full production in 2003 after 93 years of operation that began in 1910. The mine consists of 37 levels generally spaced at approximately 45 meter intervals extending over 1,500 meters in depth. The main production and service shaft is the No. 8 shaft which extends 1,668 meters in depth. The former No. 3 shaft that extends 745 meters in depth has been mined-through by the open-pit operation and is no longer in service. Mining is predominantly by modified longhole methods that will provide 97% of the tonnes produced in 2003. The balance of production is comprised of cut and fill mining (1%) and development (2%). There are three cut and fill stopes remaining that will be depleted in 2003.

       As production of the Dome underground mine nears completion, attempts to extend the mine life are being evaluated with on-going exploration of areas within and peripheral to the mine. Extensions of the mine life will continue to rely on the No. 8 shaft and associated infrastructure.

       The Dome open pit is being mined in three stages. Development of the final stage commenced in the summer of 1998. Mining is conducted using conventional open pit mining methods. All mining is carried out on 9.1 meter benches. Pit wall inter-ramp angles vary but average 52 degrees. Haulage ramp gradients are set to 10%. Conventional open pit mining equipment is used. The mining fleet includes diesel powered drills, electric cable shovels, 136 tonne haulage trucks, front-end loaders, dozers and support equipment.

       Reserve estimates for the open pit include allowances for the presence of mined-out underground workings. Open pit mining costs reflect the specialized drilling, blasting and backfilling that is required to ensure that open pit mining can proceed safely through these underground workings. Overburden encountered in the upper portions of the open pit is stockpiled for use in reclamation. Rock dumps are contoured and re-vegetated on an ongoing basis as part of normal open pit operations. Open pit mineral reserves are scheduled to be depleted in 2004. Stockpiled ore is expected to sustain mill operations until 2007.

       The Pamour mine and mill are currently shutdown. There is no plan to reopen the mill at Pamour, as the ore will be processed at the Dome mill, the Pamour facility is slated for dismantling and removal. The Pamour project feasibility study and permitting process are scheduled for completion by the first quarter of 2004. Construction of the haul road and major infrastructure will be completed during 2004 and 2005. Stripping will begin in late 2004 and full-scale ore mining will be achieved in 2005. Mining will be by a conventional open pit method. Much of the equipment required for the Pamour operation will be relocated from the Dome open pit. The initial capital costs include the cost of equipment not available from the Dome operation as well as rebuild costs of some of the older units.

       Ore from the Hoyle Pond mine was historically (prior to the Porcupine Joint Venture) milled at the nearby Bell Creek mill, which is also owned by Kinross (and is part of the Porcupine Joint Venture). Bell Creek is currently under care and maintenance, and all ore mined at Hoyle Pond is transported via over-the-road trucks to the Dome mill. Currently there is no plan to reactivate the Bell Creek mill.

       All ore mined by the Porcupine Joint Venture is milled at the Dome mill. Currently, the Dome mine and the Hoyle Pond mine provide feed to this mill. In the future, the mill will be expanded to also accommodate production from the Pamour mine, which is slated for production in 2005.

       Gold is recovered at the Dome mill using a combination of gravity concentration and cyanidation techniques. The flowsheet consists of primary crushing, secondary crushing, rod/ball mill grinding, gravity concentration, cyanide leaching, carbon-in-pulp gold recovery, stripping, electrowinning and refining. The mill has a capacity of 12,000 tonnes per day and currently processes over 11,500 tonnes of ore per day.

       Site restoration costs at the Hoyle Pond, Pamour and Bell Creek mines are estimated to be $11.4 million of which $3.3 million has been accrued as a long-term liability of Kinross. The balance will be accrued on a unit of production basis over proven and probable reserves. Kinross has posted surety bonds and letters of credit totaling $2.6 million for site restoration obligations with the provincial government. Site restoration costs at the Dome mine are estimated to be $18.9 million.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production, operating and financial data relating to the Porcupine Joint Venture for the three years ended December 31, 2002. The results of operations for the year ended December 31, 2002, include Kinross' 49% share of the results of operations from the Porcupine Joint Venture for the six month period ended December 31, 2002. All other historical data pertains to the Hoyle Pond mine:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                               -----------------------------------------------
                                                                                    2002            2001            2000
                                                                                    ----            ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's) (100% basis)..........................................          10,821.9           635.8          790.8
Ore processed (000's) (100% basis).........................................           2,390.7           443.9          460.6
Gold grade (gpt)...........................................................              5.00           12.40          11.27
Average gold recovery (%)..................................................                91              88             84
Gold equivalent production(1)..............................................           189,464         156,581        140,441
Number of employees........................................................               756             379            419

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue....................................................................      $       58.2     $      41.7    $      38.4
                                                                                 ------------     -----------    -----------
Cost of production.........................................................              38.0            28.5           29.4
Inventory change...........................................................              (1.5)           (0.7)            --
Site restoration cost accruals.............................................               1.5             0.2            0.1
Depreciation, depletion and amortization...................................              16.4            13.2           13.1
Care and maintenance.......................................................               0.6             0.9            4.1
Exploration................................................................               1.9             0.3             --
                                                                                 ------------     -----------    -----------
                                                                                         56.9            42.4           46.7
                                                                                 ------------     -----------    -----------
Net earnings (loss)........................................................      $        1.3     $      (0.7)   $      (8.3)
                                                                                 ============     ===========    ===========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions) ...........................................      $        6.7     $       7.9    $      13.9
Unit costs:
  Total cash costs per gold equivalent ounce produced......................               201             182            209
  Total cash costs per tonne milled........................................                32              64             63
  Total production cost per gold equivalent ounce..........................               294             265            303

-------------------------
(1) 2002 gold equivalent production represents Kinross' 49% ownership interest in the Porcupine Joint Venture commencing July 1, 2002. Prior gold equivalent production represents Kinross' 100% interest in the Hoyle Pond Mine.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Porcupine (49% Ownership Interest), Canada."

       For further information on the 2002, 2001, and 2000, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Year-End Consolidated Results--Costs and Expenses--Operations-Individual Mine Disclosure--Porcupine (49% Ownership Interest), Canada."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The proven and probable reserves are sufficient for six years of production. There is significant potential for additional reserves and resources in the current property position controlled by the joint venture. Permitting activities on the Pamour mine are underway.

       Kinross' share of capital expenditures at the Porcupine Joint Venture operations in 2002 were $6.7 million compared to $7.9 million during 2001. The majority of capital expenditures for 2002 were required to further advance the 1060 ramp at the Hoyle Pond mine, underground development drilling at the Hoyle Pond mine, surface fleet additions and plant modifications. The majority of the expenditures are on the Hoyle Pond mine development, tailings dam and underground equipment.

PORCUPINE JOINT VENTURE PROPERTY POSITION








               [MAP DEPICTING LOCATION OF PORCUPINE JOINT VENTURE]

KUBAKA MINE, RUSSIAN FEDERATION

       Kinross owns a 98.1% interest in the Omolon Gold Mining Company ("Omolon"), a Russian joint stock company. Omolon is operated under a contractual agreement whereby an indirect subsidiary of Kinross is the operator and manager. The major assets of the joint stock company are the Kubaka mine and the Birkichan exploration project located in the Russian Far East. The majority of Kinross' prior 54.7% ownership interest in the Kubaka mine was acquired in the Kinam Merger on June 1, 1998.

       On December 3, 2002, Kinross entered into purchase agreements with four of the five Russian shareholders of Omolon. The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay $44.7 million including certain transaction costs for these shares. These transactions closed as at March 26, 2003, increasing Kinross' interest in Omolon to 98.1% from 54.7%.

       A report entitled "Technical Report on the Kubaka Project" dated February 2003 (the "Kubaka Report") has been prepared for Kinross by Scott Anderson, mining engineer. The following summaries of the Kubaka Project have been prepared from the Kubaka Report and, in some cases, are extracts from the Kubaka Report.

PROPERTY DESCRIPTION AND LOCATION

       The Kubaka open pit mine, infrastructure and mining concession covers approximately 897 hectares located 320 kilometers south of the Arctic Circle and 938 kilometers northeast of the major port city of Magadan. The Kubaka pit operated for six years from 1997 to 2002, producing slightly more than 430,000 ounces of gold annually.

       Currently, the Kubaka Project consists of mineralized stockpiles and three small, undeveloped underground projects. The underground projects have been exploited in 2003 and will continue to be exploited in early 2004.

       The Birkichan exploration project covers approximately 515 hectares and is located 28 kilometers north of the Kubaka operations.

       Omolon holds the license from the Russian government to operate the Kubaka mine (the "Kubaka License"). The Kubaka License terminates in 2011, subject to extension of up to an additional two years. The Kubaka License establishes certain production requirements for the Kubaka mine and requires the payment of a 3% royalty on the total value of the gold extracted. In 2002, the Kubaka mine was subject to total royalty and production based taxes of 6.7%. Kinross' proportionate share of royalties and production based taxes were $4.8 million in 2002 compared to $5.3 million in 2001.

       The original Kubaka mining license was granted on January 17, 1995, it was extended on November 21, 2000, and expires in 2008.

       The stockpiles, the Kubaka underground mining operations, and the Tsokol deposit are located on the original land allotment for the Kubaka project. The "Right to Use Mineral Resources" was issued in 1995 and expires in 2015. The original land allotment covered 885 hectares. With the addition of the explosive storage area, the airstrip, the access road to the airstrip, and other minor adjustments to the land allotted near the overburden stockpiles, the land allotment currently comprises 927.8 hectares.

       The Birkichan project is not included in the Kubaka land allotment. A separate license has been granted to Omolon allowing exploration and mining activities on the Birkichan project.

       All requisite permits have been obtained for the mining and continued operation of the Kubaka open pit mine and are in good standing. Kinross is in compliance with the Kubaka and Birkichan permits in all material respects.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       Access to the Kubaka mine is by air from Magadan or by a 362-kilometer winter road from Omsukchan, and a 576-kilometer all weather road from Magadan to Omsukchan. The winter road is generally open from mid-December until April and is primarily used to ship the materials and supplies necessary for the next year's production.

       The Birkichan project is located 28-kilometers north of the Kubaka project site. Winter access to the Birkichan project is by two routes; a 53 kilometer exploration trail from the Omolon winter road, or an alternate 45 kilometer route which has ecological sensitivities along the river but is far superior especially for heavier equipment. Helicopter access is required during spring thaw, fall freeze-up and summer high water periods. During the dryer periods in the summer months, access to the site is by 4 x 4 vehicles.

       The climate at Kubaka is characterized by long cold winters, lasting six months or more. Summers vary between rainy and cool to very warm and dry. Snow has fallen in all 12 months of the year. The mine operates in Arctic conditions. Daylight varies from four to 20 hours per day. Temperatures range from below -52 degrees Celsius to above 32 degrees Celsius. Mean precipitation is approximately 40 centimeters annually.

       The area is described as mountainous with some rugged topography. The slopes have gentle concavity with a steepness of between 10 and 30 degrees. The site is situated in permafrost. The natural vegetation at the site consists of moss, low shrubs and small larch trees. In the valley bottom the ground surface is hummocky and grass covered. The elevation ranges from 500 to 932 meters.

       Water utilized in the mill for processing the ore is obtained from four sources: fresh water from a well 650 meters south of the mill complex, fresh water from the Dukat tailings dam immediately south of the mill, reclaimed water from the tailings dam facility, and waste water from the sewage treatment plant.

       Electrical power at Kubaka is generated at site with seven 3516 Caterpillar diesel generators, each producing 1,500 kilowatts. Generally, four of the generators are utilized in the summer and five in the winter, providing power for the crusher and mill complex, office, and maintenance shop. Three G72M diesel generators, each producing 800 kilowatts, provide power for the man camp. Typically only one of these is utilized at any time, with two on standby.

HISTORY

       The Kubaka Deposit was discovered in 1979 during a geological survey conducted by the State Geological Exploratory Expedition. While conducting a group geological survey between 1983 and 1987, preliminary data on the parameters and morphology of the orebodies and on the scales of mineralization was obtained. Between 1986 and 1992, the Central Ore Zone and Northern Ore Zones were explored in detail and confirmed the economic merit of developing the project.

       In 1987, a small open pit was operated with the ore being processed at the Karamken and Omsukchan processing plants. In 1992, an 80,000 tonne per year pilot process plant was constructed at the site and utilized a gravity/flotation process.

       In 1992, the comprehensive ore reserves of the Northern Ore Zones passed State approval of reserves and were transferred to the Evensk stock society for industrial development. Ore recovery began in 1993 with the ore processed at the Karamken processing plant.

       In 1992, ore reserves for the Kubaka Deposit were calculated and passed State approval on July 19, 1993. In 1993, bidding was opened for commercial development rights to the mineral resources of the Kubaka and Evenskoye deposits. Omolon, a joint stock organization including five Russian partners and Cyprus Amax won the bid and was issued the mining license for the Kubaka deposit.

       Construction of the mine and milling complex commenced in 1994 and was completed at a total capital cost of approximately $242 million. This amount includes certain financing costs, working capital and approximately $14 million in capitalized interest. Commercial production was achieved at Kubaka on June 1, 1997. The mine and mill have continued operations since then except for a short period in September 1998.

GEOLOGY AND MINERALIZATION

       The Kubaka gold deposit is located in an area of highly weathered Paleozoic volcanic rocks resting on a Precambrian crystalline basement. The Kubaka ore deposit is an epithermal quartz-adularia vein system hosted by volcanic rocks and their sedimentary derivatives. Kubaka is older than, but otherwise very similar to, volcanic hosted epithermal gold deposits found in the North American Western Cordillera.

       The orebody was formed in the Devonian time period. It is located in a caldera represented by a crest like depression about 2.5 kilometers in width and
4.2 kilometers in length. The strata are complex and consist of sedimentary tuffs from the mid to late Devonian in age. Tuffs and sandy tuff units are the main traps for the gold mineralization. These are a few meters to tens of meters thick. The gold bearing fluids utilized the ignimbrites for conduits and are 40 to 60 meters thick.

       The mineralization at Kubaka extends over a strike length of 3.5 kilometers with the underground mining operation having a strike length of 2 kilometers. The Birkichan project has a strike length of 2.5 kilometers and is open along strike both to the northeast and the southwest.

       Commercial grade mineralization is found in three steeply dipping veins:
North, Central, and Zokol. The Zokol is not economic due to technical and hydrological issues. The main Kubaka vein is steeply dipping and outcrops at the surface. The vein consists of massive to finely banded quartz. Gold and silver (electrum and other minerals) occurs in quartz. The gold to silver ratio is approximately one to one.

EXPLORATION

       Kinross will focus its exploration activities to identify resources that can be quickly converted into reserves and provide mill feed for the Kubaka processing plant in 2004. Exploration expenditures in 2002 were $1.2 million. Planned exploration expenditures in 2003 are $1.2 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       The project area has been explored using reverse circulation and diamond core drilling, with the majority being diamond core drilling. The resource at Kubaka has been drilled on 20-meter sections, and in areas of complex geology or high grade, drill density is increased to 10-meter sections. The majority of the diamond drill holes are drilled at right angles to the vein (typically dipping 70 to 75 degrees). All of the exploration and reverse circulation infill data is included in the geologic model.

       Sample recovery for all the sampling methods is high. Very little water has been encountered in both the diamond drilling and reverse circulation drilling.

       Samples are delivered to the assay department under direct control of the geology department. All information is checked and verified by the geological staff prior to entry into the geological database that is used to create the resource models.

       The local geologists and the technical services departments of Kinross have developed the geological models. The reconciliation of the Kubaka geology models with mining to date indicates a good (correlation between the resource model and production) geological representation of the deposit by the block model.

       Drill and other exploration samples collected for use for geological modeling and resource estimation have been under the direct supervision of the geological department and delivered to the assay laboratory under secure conditions. 10% to 15% of all samples are resubmitted to the site laboratory as check samples. This includes all exploration, infill, and production samples. Also, check samples are sent to labs in the United States, Canada, and Irkutsk.

       Over the last four years systematic but wide spaced exploration drilling at the Birkichan gold prospect has partially identified a mineral deposit with narrow high grade structures. Detailed drilling in the central Mezinitz valley has outlined several near surface subparallel zones with potential for an open pit. The low-grade mineralized zone hosting the higher-grade structures remains open in two directions and the overall potential to expand resource is good.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Kubaka mine as at December 31, 2002, and 2001, and represents 100% of the Kubaka deposit, in which Kinross holds a 98.1% interest:


                                          2002                                                 2001
                     ------------------------------------------------    ------------------------------------------------
                                          AVERAGE           GOLD                               AVERAGE           GOLD
                         TONNES            GRADE          CONTENT             TONNES            GRADE          CONTENT
                         ------            -----          -------             ------            -----          -------
                         (000'S)           (GPT)         (000'S OZ)          (000'S)            (GPT)         (000'S OZ)

      Proven              1,682             4.46            242               1,119              9.81            353
      Probable               61            22.62             44                 448             19.93            287
                          -----            -----             --               -----             -----            ---
      Total               1,743             5.09            286               1,567             12.70            640
                          =====             ====            ===               =====             =====            ===

       In addition to proven and probable reserves, as at December 31, 2002, the Kubaka deposit includes an estimated 0.3 million tonnes of measured and indicated resources at an average grade of 11.05 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND MILLING OPERATIONS

       Open pit mining ended in October 2002. Kinross has commenced processing the low-grade stockpiles and will supplement this with underground ore from the North High Wall, Center Zone, and North Vein at the beginning of the second quarter of 2003.

       The underground projects represent extensions of the Kubaka ore zone that could not be recovered through open pit mining. They will be mined with conventional shrinkage and long-hole mining methods. These three underground mining areas have ore mining widths ranging from one meter to six meters and contain grades in excess of 10 grams per tonne.

       The North High Wall underground mining operation will be partially accessed from existing adits in the pit high wall. Two additional drifts will be driven on the bottom of the ore allowing the ore to be mined via a long-hole mining method. The Center Zone is located in the bottom of the pit and will be accessed with a spiral ramp. The ore will be mined with a long-hole mining method. The North Vein will be accessed from an existing drift and will be mined utilizing a shrink stoping method. The existing drift and some of the other development will be slashed to allow access by the load haul dump units. One stope is ready to be mined and two additional stopes, along the strike, will be developed.

       The mineralized stockpiles will be depleted in first quarter 2005. The Kubaka underground operations (the North High Wall, the Central Zone, and the North Vein), will be exhausted by January 2004.

       The mineralized stockpiles are located varying distances from the crusher yard. Slightly less than half the mill feed for 2003 will come from stockpile 6, located 1.1 kilometers from the crusher yard. The remaining feed derived from stockpiles is located 1.9 kilometers from the crusher yard, in stockpile 3. Both of these stockpiles will be transported to the crusher yard with existing equipment at site. The stockpiles are frozen and require blasting to loosen the material for processing.

       The processing facility at Kubaka is a standard carbon-in-pulp milling process. The mill processes ore on a 24 hour per day, 365 day per year schedule. The stockpiled ore is loaded into and crushed in the jaw crusher and conveyed to a crushed ore stockpile. The crushed ore is reclaimed and ground in a semi-autogenous grinding mill followed by a ball mill. The ground ore is thickened, and then leached in a cyanidation circuit. The grind thickener overflow flows through a carbon column circuit to recover any gold leached in the grinding circuit. The cyanidation circuit has four stages of leaching, followed by a six stage carbon-in-pulp circuit. The loaded carbon from the carbon circuits is stripped of the gold and silver in a pressure stripping circuit. Gold and silver are then recovered in electrowinning cells and smelted to produce dore bullion. As at December 31, 2002, the mill had processed 4,505,217 tonnes resulting in 2,589,697 recovered gold ounces.

       The Kubaka operations maintain the highest standards of environmental compliance and monitoring. An environmental engineer supported by staff in the Magadan office and in the Kinross Technical Services Department, conducts various daily, weekly, and monthly monitoring activities in and around the project site to assure environmental compliance.

       Reclamation activities started in the second year of production, 1998. Areas are actively reclaimed and seeded as mining progresses. Through 2002, 60 hectares had been fully reclaimed and an additional 51.4 hectares have been partially reclaimed (top soil is placed, but it has not been seeded). In 2003, the plan is to fully reclaim an additional 30 hectares.

       If the exploration is not successful, the tailings facility will be capped in spring of 2005. The remainder of the reclamation activities will be completed in the spring and summer of 2005.

       The underground project returns an operating profit over the duration of the project life.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production, operating and financial information relating to the Kubaka mine for the three years ended December 31, 2000, 2001, and 2002. The gold equivalent production is based on Kinross' 54.7% interest in the Kubaka Mine as at December 31, 2002.

                                                                                YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------------
                                                                          2002            2001            2000
                                                                          ----            ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION

Tonnes mined (000's) (100% basis).................................        6,227.5         9,938.9       11,510.9
Ore processed (000's) (100% basis)................................          849.9           889.3          856.8
Gold grade (gpt)..................................................          14.93           15.28          16.28
Average gold recovery (%).........................................             98              98             98
Gold equivalent production(1).....................................        220,972         237,162        244,641
Number of employees...............................................            374             466            441

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue...........................................................      $    71.5       $    71.3      $    72.1
                                                                                        ---------      ---------
Cost of production................................................           29.3            33.1           34.0
Inventory change/other............................................           (1.5)            1.0           (1.1)
Site restoration cost accruals....................................            0.8             0.4            0.8
Depreciation, depletion and amortization..........................           20.1            24.0           30.8
Interest expense..................................................            0.3             2.0            3.5
Exploration.......................................................            1.2             2.1            2.3
Other.............................................................             --              --           (0.4)
                                                                        ---------       ---------      ---------
                                                                             50.2            62.6           69.9
                                                                                        ---------      ---------
Earnings (loss) before taxes......................................           21.3             8.7            2.2
Income and mining taxes...........................................            6.2             4.3            4.1
                                                                        ---------       ---------      ---------
Net earnings (loss)...............................................      $    15.1       $     4.4      $    (1.9)
                                                                        =========       =========      =========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)...................................      $     0.1       $     0.4      $     0.1
Unit costs:
  Total cash costs per gold equivalent ounce produced                   $     133       $     140      $     139
  Total cash costs per tonne milled...............................      $      63       $      68      $      73
  Total production cost per gold equivalent ounce.................      $     227       $     227      $     268

-------------------------
(1) Gold equivalent production represents Kinross' 54.7% ownership interest in the Kubaka mine as at December 31, 2002, 2001, and 2000.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs anD Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Kubaka (98.1% Ownership Interest), Russia."

       For further information on the 2002, 2001, and 2000, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Year-End Consolidated Results--Costs and Expenses--Operations-Individual Mine Disclosure--Kubaka Mine (54.7% Ownership Interest), Russia."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       Kinross' share of capital expenditures at the Kubaka operations in 2002 was $0.1 million compared to $0.4 million during 2001.

       The Kubaka underground project consists of three small independent underground mining projects, two associated with the exhausted Kubaka pit, the Central Zone and the North High Wall, with the third adjacent to the pit, the North Vein. The capital cost of the underground project is estimated at approximately $2 million to purchase and deliver equipment and supplies to start underground development. Additionally, it is expected that operating expenditures of $3.3 million will be incurred to mine and recover 79,165 gold equivalent ounces from the three separate underground developments.

KUBAKA SITE PLAN






                         [GRAPHIC DEPICTING KUBAKA MINE]

LA COIPA MINE

       A report entitled "Technical Report La Coipa Mine, Chile" dated May 5, 2003 (the "La Coipa Report"), has been prepared for Kinross by AMEC E&C Services Limited ("AMEC") and authored by Maryse Belanger, P.Geo. The following summaries of the La Coipa mine have been prepared from the La Coipa Report and, in some cases, are extracts from the La Coipa Report. Kinross acquired the La Coipa mine in its combination with TVX.

PROPERTY DESCRIPTION AND LOCATION

       The La Coipa mine is located in the Atacam Region of northern Chile, approximately 1,000 kilometers north of Santiago and 140 kilometers northwest of the community of Copiapo, Chile. The mine is operated by a Chilean contractual company, Compania Minera Mantos de Oro ("MDO"), a joint venture between a wholly-owned subsidiary of Placer Dome (50%) and Kinross (50%). There are three known deposits remaining within the government-approved La Coipa mining area:
Coipa Norte and Brecha Norte are currently being mined by open pit methods, and Can-Can is planned for exploitation beginning in 2005. MDO is actively exploring in the district.

       The La Coipa mine consists of approximately 7,500 hectares of mineral claims, of which the principal ones are Indagua, Marta, Escondida, Candelaria, Eduardo, and Chimberos.

       MDO has obtained a series of permits that allow exploration and mining activities to proceed in the La Coipa area. No other permits need to be obtained. MDO's land position includes 57 exploitation concessions covering 14,827 hectares and 38 exploration permits covering 6,600 hectares.

       The exploration permits are valid for a two-year period from the date they are declared in force and can be renewed once for another two-year period. Thereafter the size of the exploration permit area must be reduced by half. MDO can elect to apply for mining concessions in areas where exploration concessions are held.

       The exploitation or mining concessions can be held indefinitely as long as the annual fees are paid to keep the permits in good standing. The exploitation permits covering the La Coipa area give MDO the right to extract the ore and to sell the final products into the open market.

       The corporate income tax rate is forecast at 16.5% in 2003 and 17% for subsequent years. Depreciation and amortization of capital costs is allowed as a deduction in the calculation of taxable income. Corporate taxes are estimated at $2.4 million in 2003. An annual fee of $55,000 is also assessed to maintain the mining claims in good standing.

       No royalties are applicable on gold and silver produced from the mine, but an annual preferred dividend of $1.8 million is payable. The joint venture partners receive disbursements from the operation via common dividends from MDO. A 35% withholding tax is applicable on all dividends disbursed to foreign shareholders, less the corporate income tax already paid.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       The La Coipa mine is located approximately 1,000 kilometers north of Santiago in Copiapo Province in the Atacama Region of the Chilean Andes. Access is by a 140 kilometer road of which 30 kilometers are paved, from the regional center of Copiapo, which is served daily by commercial airline from Santiago. The nearest port, Caldera is 80 kilometers west of Copiapo. The mine is connected to the national power grid system.

       The mine lies in the Domeyko Cordillera at an elevation of between 3,800 and 4,400 meters, the plant site being at 3,815 meters. Current and future mining operations are at elevations ranging from 4,040 meters to 4,390 meters.

       The climate is considered pre-arid Mediterranean, subject to low temperatures, strong winds and some snow during the winter. Despite the adverse climate, mining operations are performed year-round without interruption.

Temperatures range from a high of 25 degrees Celsius to a low of -10 degrees Celsius. Water is scarce in the area, but the Salar de Mericunga provides sufficient water to fulfill industrial needs through an approximately 40 kilometer pipeline. Vegetation is sparse.

HISTORY

       The earliest written information about La Coipa as a precious metal prospect dates back almost a century, when a small underground copper-silver mine was in operation about 2 kilometers southeast of the present day operations. Regional resources have been sporadically exploited since then, but the La Coipa area itself did not receive any attention from exploration geologists until the late 1970s.

       TVX acquired an initial indirect 49% interest in the La Coipa mine in June 1988 from companies controlled by Eike Batista, Roberto Hagemann Gerstmann and Jozsef Ambrus, which at the time held the remaining 51% interest. Pursuant to the La Coipa acquisition agreement dated January 25, 1989, Placer Dome acquired a 50% indirect interest in the La Coipa mine from both TVX and companies controlled by Messrs. Batista, Gerstmann and Ambrus, pro rata as to their respective interests in the La Coipa mine. The La Coipa acquisition agreement also provided for the future operation of the La Coipa mine and the respective responsibilities of the joint venture parties. As a result of this transaction, TVX's indirect interest in the La Coipa mine was reduced to 24.5% and the indirect interests of Messrs. Batista, Gerstmann and Ambrus was reduced to 25.5%. Between 1989 and 1994, TVX increased its ownership in the La Coipa mine to 50%.

GEOLOGY AND MINERALIZATION

       The La Coipa ore deposit forms part of a precious metal epithermal system, located in the northern Chilean tertiary volcanic belt which is generally known as the Maricunga belt. Three main mineralized zones are found at La Coipa: Ladera-Farellon and Coipa Norte, about three kilometers apart, and the Chimberos deposit approximately 25 kilometers northeast of the 15,000 tonnes per day plant.

       The eastern portion of Coipa Norte and Farellon show high gold grades associated with advanced argillic alteration (alunite -- kaolinite -- dickite, quartz), semi-tabular forms and ore hosted mainly in the triassic-sedimentary rocks. Ladera and western Coipa Norte have high silver-to-gold ratios, mushroom-like shapes and are hosted in the tertiary pyroclastic unit. Ladera is mainly associated with a vuggy-silica alteration and western Coipa Norte with silicification.

       The most common precious metal-bearing minerals are cerargyrite, several other silver halide complexes, native silver, electrum and native gold as free particles in the size range of 0.5 to 50 microns. Sulfides such as pyrite, chalcopyrite, covellite, tennantite-tetrahedrite, enargite, galena and sphalerite have also been detected by deep drilling in the unoxidized zone and in some isolated cores included in the oxidized zone. Mercury is common in all the deposits and occurs as calomel.

       All the known reserves at La Coipa are found in oxidized zones. Both Ladera and the silver orebody in Coipa Norte are located in the western and upper portions of the mineralized zones. At Coipa Norte, the silver orebody outcrops are closely associated with pervasively silicified rocks. The presence of bedded outflow material and geyserites suggest that this area has not been subjected to significant erosion. At Ladera, however, the upper portion of the host pyroclastic sequence is strongly leached and practically barren, suggesting secondary enrichment as the source of the high silver in the ore. The mushroom-like part of the Ladera orebody is also broader and more lens-like than the one at Coipa Norte.

EXPLORATION

       Exploration work in the La Coipa district started in the late 1800s and has been ongoing since, although the property ownership has changed a number of times. Modern exploration techniques have been implemented starting in the late 1970s to early 1980s. They included geological mapping, geochemistry, channel sampling, drilling and 800 meters of underground development.

       TVX's share of exploration expenditures totaled $0.7 million during 2002. Kinross' share of the planned exploration spending for 2003 is $1.1 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       Various drilling methods and sampling protocols have been used at La Coipa. Diamond drill holes completed during the exploration phase were systematically sampled in 2 meter intervals. Half the core was sent for assaying and the other half stored in a warehouse near the camp. Reverse circulation holes for both exploration and in-pit drilling are sampled in 2 meter long "runs." All drill chips are also stored in the same location as the core.

       Since 1984, a total of 97,225 meters in 2,002 holes has been completed in the La Coipa mining area. Most of the exploration drilling was completed with reverse circulation holes. All exploration holes are surveyed by the mining surveyors. These holes have also been down-hole surveyed at about 20 meter intervals. Most of the exploration holes are inclined holes.

       Drill core is delivered to the exploration storage building located by the camp at the mine complex. A geologist completes a written log for the hole that includes geological and geotechnical information. The geological data include identification of specific geological formations, color, alterations, presence and visual estimate of sulphide and oxide minerals, nature of fracture filling and a detailed geological description of the core that includes textural and lithologic characteristics, contact styles and mineralization. Geotechnical data are also recorded. Structures are described with measurements to determine top, bottom, orientations and dip angles.

       Standards are inserted by the mine laboratory. Duplicate analyses are done from time to time at independent labs, including pulp duplicates of selected samples.

       The lab carefully monitors MDO's performance in all aspects of sample preparation and assaying for exploration activities, the mine, the plant and the refinery. Analyses are performed at the mine laboratory, with some exploration samples sent to an outside laboratory. The La Coipa lab performs numerous control checks when the drill or blast hole samples are received for preparation and analysis. The lab department uses a set of quality assurance and quality control protocols to monitor its own performance.

MINERAL RESERVES AND RESOURCES ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the La Coipa mine as at December 31, 2002, and 2001, and represents 100% of the La Coipa deposits, in which Kinross holds a 50% interest:


                                          2002                                                  2001
                   --------------------------------------------------    --------------------------------------------------
                                          GOLD          SILVER                                  GOLD         SILVER
                         TONNES          GRADE          GRADE               TONNES             GRADE          GRADE
                         ------          -----          -----               ------             -----          -----
                       (MILLIONS)        (GPT)          (GPT)             (MILLIONS)           (GPT)          (GPT)

     Proven               28.1            1.15           58.3                34.3               1.14          57.5
     Probable              7.5            1.05           47.4                 7.4               1.43          54.5
                           ---            ----           ----                 ---               ----          ----
     Total                35.6            1.13           56.0                41.7               1.19          56.9
                          ====            ====           ====                ====               ====          ====


                                                         2002                             2001
                                            ------------------------------    ------------------------------
                                                 GOLD          SILVER             GOLD          SILVER
                                                CONTENT        CONTENT           CONTENT        CONTENT
                                                -------        -------           -------        -------
                                               (000'S OZ)     (000'S OZ)        (000'S OZ)     (000'S OZ)

                        Proven                  1,036          52,590             1,260         63,410
                        Probable                  254          11,486               336         13,014
                                                -----          ------               ---         ------
                        Total                   1,290          64,076             1,596         76,424
                                                =====          ======             =====         ======

       In addition to proven and probable reserves, as at December 31, 2002, the La Coipa mine has an estimated 0.8 million tonnes of measured and indicated resources at an average grade of 0.53 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND PROCESSING

       The La Coipa mine currently operates two conventional open pits: Coipa Norte, and Brecha Norte. A third pit, Can-Can, is scheduled to commence in 2005.

       The current pits are mined on 10 meter benches with the final highwall developed in a double-bench configuration.

       The decision was made during 1997 to develop the Chimberos high-grade silver deposit and work commenced in the fourth quarter of 1997. Milling of the Chimberos ore commenced in July, 1998 and was completed in August, 1999. Following the completion of the milling of the Chimberos ore in August, 1999, production came from the reserves at La Coipa. In 2001, production from the Ladera-Farellon open pit ceased and mining activities focused on the Coipa Norte open pit which is to provide the majority of mill feed until 2007.

       In the milling process, ore is crushed, then ground in a circuit incorporating a semi-autogenous mill with a pebble crusher and two ball mills. A new crushing system installed in October, 1999 allows throughput of up to 17,000 tonnes per day. The ground ore is leached, then filtered and washed to separate out the tailings, and the solution is passed through a Merrill-Crowe plant. The precipitate is then sent to the refinery.

       Process plant gold and silver recoveries are forecast at approximately 80% and 60%, respectively. This compares to actual average recovery of 82.8% for gold and 63% for silver over the past three years.

       Water and power supplies are critical infrastructure aspects of the La Coipa mine. Water requirements for the 15,000 tonnes per day plant are 100 liters per second and are obtained from underground springs which feed the Salar de Maricunga, a saltwater lake 38 kilometers from the mine site. The water is pumped via a pipeline built by MDO from the springs to the plant site. Power for the 15,000 tonnes per day plant is supplied by the National Power grid from a tie-in approximately 88 kilometers from La Coipa. MDO has built a substation at Carrera Pinto which ties the line from the mine site into the grid.

       The dore produced at the mine is shipped to refineries in the United States and England, with gold and silver credited to MDO metal accounts. The gold and silver are sold into world markets at spot prices.

       The La Coipa mine received an ISO 14001 certification in July 2002 and there are comprehensive procedures in place in the event of a safety or environmental incident. The most significant environmental issue at the mine is mercury contamination of the Campamento Aquifer. A processing plant incident in 1995 resulted in mercury-contaminated tailings being discharged at the tailings site. Mercury-contaminated water has been detected in the aquifer since that time. The mercury concentration in the water is adversely affected but the low aquifer flow rates, estimated at 10 liters per second to 15 liters per second, reduce the rate of impact. This compares with 1,500 liters per second in the aquifer that serves as the source of water for the mine.

       As a remedial measure, MDO installed a fence of wells to intercept and divert uncontaminated water through a pipeline around the problem area. Other wells were also installed below the tailings area to collect contaminated water, which was then pumped to the process plant for recycling. These measures were not entirely successful, and so a water treatment plant was constructed further downstream in 1999. The aquifer water is intercepted and passed through a resin filter at the treatment plant where mercury is removed. It is not known how long the plant, which is effective in removing mercury contamination, will have to operate after mine closure.

       Mine closure costs are estimated at $13.5 million. This includes costs to demolish and remove plant site buildings, secure the pit area and prevent a safety hazard to the public, and operate the water treatment facility for up to 20 years. Because of the lack of vegetation in the area no major revegetation or resloping activities are currently proposed. Small-scale experimentation with growing plants in the arid climate is currently underway, and further field-testing is planned prior to closure.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold and silver production and operating data relating to the La Coipa mine for the three years ended December 31, 2002:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------------
                                                                           2002             2001            2000
                                                                           ----             ----            ----

SELECTED PRODUCTION AND OPERATING INFORMATION:
Total tonnes mined (000's) (100% basis)...........................        31,734.0         34,001.0        30,342.0
Total tonnes processed (000's) (100% basis).......................         6,343.0          6,347.0         6,012.0
  Gold grade (gpt)................................................             1.1              0.7             0.8
  Silver grade (gpt)..............................................           58.25            90.12           89.80
  Average gold recovery (%).......................................            84.7             82.4            83.4
  Average silver recovery (%).....................................            60.5             65.9            63.3
Production (ounces)
  Gold(1).........................................................          95,989           58,424          76,363
  Silver(1).......................................................       3,594,763        6,059,869       5,546,274
  Gold equivalent(1)..............................................         149,284          155,915         174,706
Number of employees...............................................             446              442             434

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue...........................................................   $        46.3     $       41.4    $       48.9
                                                                     -------------     ------------    ------------
Cost of sales                                                                 33.6             32.1            37.2
Depletion and depreciation........................................            12.7             16.3            13.9
Mining property write-down                                                      --             13.0              --
Interest expense..................................................             0.2              0.3             0.4
Exploration.......................................................             0.7              0.3             0.8
Other.............................................................            (0.5)             0.6             8.6
                                                                     -------------     ------------    ------------
                                                                              46.7             62.6            60.9
                                                                     -------------     ------------    ------------
Loss before the undernoted........................................            (0.4)           (21.2)          (12.0)
Income taxes (recovery)...........................................             0.8               --            (1.3)
Minority interests and participation rights.......................            (0.6)           (10.6)           (5.4)
                                                                     -------------     ------------    ------------
Net (loss)........................................................   $        (0.6)    $      (10.6)   $       (5.3)
                                                                     =============     ============    ============

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)...................................   $         0.8     $        6.0    $        6.1
Unit costs:
  Cash cost per gold equivalent ounce.............................   $         226     $        210    $        211
  Cash cost per tonne milled......................................   $          11     $         10    $         12
  Total production cost per gold equivalent ounce.................   $         312     $        317    $        290

-------------------------
(1) Gold, silver and gold equivalent production represents 50% of the historic production at the La Coipa mine.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--La Copia (50% Ownership Interest), Chile."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The proven and probable reserves are sufficient for six years of production. The mine is scheduled to cease production in 2008 if additional reserves are not found; however, there is significant potential for additional reserves and resources near the present mine site.

       Capital expenditures at the La Coipa mine in 2002 was $0.8 million compared to $6.0 million during 2001.









                        [GRAPHIC DEPICTING LA COIPA MINE]

CRIXAS MINE

       The Crixas mine is owned by Mineracao Serra Grande, S.A. ("MSG"), which in turn is 50% owned by Newinco Comercio e Participacoes Limitada, a Brazilian corporation wholly owned by Kinross, and 50% by Brazilian affiliates of AngloGold. Kinross acquired the Crixas mine in its combination with TVX.

       A report entitled "Independent Technical Report for Crixas Mine, Brazil" dated April 2003 (the "Crixas Report") has been prepared for Kinross by Steffen, Robertson and Kirsten (Canada) Inc. ("SRK Consulting") and authored by Dr. John Arthur, Cgeol FGS, Ceng MIMM, consulting mining geologist, Ken S. Reipas, P.Eng, principal mining engineer. The following summaries of the Crixas mine have been prepared from the Crixas Report and, in some cases, are extracts from the Crixas Report.

PROPERTY DESCRIPTION AND LOCATION

       The Crixas mine is situated in central Goias State, Brazil, approximately 250 kilometers northwest of Goiania, the state capital, and three kilometers from the town of Crixas. The Crixas mine constitutes two currently operating underground gold mines accessed by decline, Mina III and Mina Nova; three orebodies that have been accessed by underground development, Corpo SUL, Corpo IV, and Corpo V; and two orebodies under evaluation, Forquilha and Palmeiras. The maximum production capacity of the mining complex is 740,000 ore tonnes treated per year, constrained by the single ball mill in the grinding circuit.

       MSG has interests in mineral rights covering a total area of 15,488 hectares. These interests include two mining leases covering a combined area of 1,947 hectares, 15 exploration licenses over an area of 10,522 hectares and four exploration applications awaiting renewal covering further areas totaling 3,019 hectares. Mining licenses are renewable annually and have no expiry date. Generally, exploration licenses are valid for three years, extendable for additional two years.

       The Crixas mine is exposed to potential environmental liabilities related to the tailings storage area; waste rock storage on surface; industrial plant site; site water management; and mining lease MM2286/35 (area of historical mining by local miners or Garimpeiros). Preventive measures have been taken to limit any potential environmental liabilities.

       With regards to the MM2286/35mining lease, there is an area where currently, approximately 100 Garimpeiros, are conducting small scale mining operations. This mining is illegal under Brazilian law, and has been ongoing for many years. Mercury has been used to recover gold, and there is mercury contamination in this area. These conditions existed when MSG purchased the mining rights. MSG has prepared a thorough report documenting the existing conditions in the area of the Garimpeiros. Current agreements state that MSG is not responsible for the rehabilitation of the existing contamination. The cost of rehabilitation has not been studied.

       MSG's mining operation at Crixas is subject to a mining tax equal to 1% of net sales and a tax on profit equal to the greater of: (a) 34% of actual profit and (b) 3% of net sales. MSG is currently paying tax at a rate of 3% of net sales from 2000 to 2004, when it will begin paying tax of 34% of profits.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       Access to the area is by a paved road which links the town of Crixas and the Belem-Brasilia highway 120 kilometers to the southeast. There is an airstrip suitable for small aircraft outside the town of Crixas.

       In the area of the Crixas mine, the topography is slightly undulated with vegetation close to savannah type ("cerrado") with medium to small trees. The elevation of the mine office is 385 meters.

       The climate is characterized by two well defined seasons; the rainy season with heavy precipitation and the dry season with low humidity values. The rainy season is from October to March, with the remaining months hot

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

and dry. Annual rainfall is approximately 150 centimeters. Operations run year round, with minimal disruptions due to weather.

       Most of the labor force resides in houses located in Crixas, three kilometers from the mine site. The mine employs a total of some 564 workers made up of 445 direct employees and 119 contractors. Generally, the contracted services include employee transportation (by road), housekeeping and meals, backfill haulage, exploration and site security.

       Domestic water for the mine is supplied from wells. These wells also supply the small amount of process make up water that is required. Due to the high amount of annual rainfall, water recycling practices, and system of water holding tanks on surface and underground, very little make up water is needed for the process plant or the underground mines. Electrical power is supplied to the site by a 135 kilometers power line connected to the national grid.

       The mine has established surface areas for tailings disposal, waste disposal and for mineral processing. These are all sufficient to meet the future needs as defined by the life of mine plan. In the case of the tailings storage, the impoundment dam will be raised an additional five vertical meters.

HISTORY

       In January 1991, TVX acquired all of the issued and outstanding shares of two wholly-owned subsidiaries of Inco Limited ("Inco") which held certain gold exploration, development and mining interests for an estimated 83 million shares of TVX. This transaction included a 50% interest in Mineracao Serra Grande S.A., which owns the Crixas mine in Brazil.

       Inco first began geological, geochemical and geophysical reconnaissance work in the Crixas region in 1973. Detailed geological mapping and ground magnetic surveys were completed and diamond drilling was conducted from 1973 to 1976. In 1976, Inco discovered gold mineralization below a group of excavations known as the Mina III Old Workings and began concentrating its effort in that area.

       Subsequently, Inco decided to seek a partner to help fund further exploration and development and, in April 1983, Kennecott Corporation signed an option agreement to earn a 50% interest in the project. This agreement required the submission of a feasibility study and the commitment to spend $21 million. In 1986, Kennecott Corporation sold its participation in the project to an affiliate of Anglo American, which continued underground development and exploration and completed a bankable feasibility study in 1987.

       On October 16, 1987, the decision was made to proceed with the development of a mine and associated processing facilities having an annual throughput of 400,000 tonnes at a total capital cost of $73 million. Mining started in 1987 with ore being stockpiled on the surface. Development was largely completed by the end of 1989, enabling successful testing of the metallurgical circuit to take place through the fourth quarter of 1989. Initial dore bullion associated with this testing was poured on November 14, 1989. Initial gold sales from the project occurred in January 1990.

       In 1995, the annual site throughput was increased from 450,000 to 485,000 tonnes. The maximum annual throughput has subsequently been increased to 740,000 tonnes by feeding finer material to the ball mill.

GEOLOGY AND MINERALIZATION

       The Crixas property is situated in the Crixas greenstone belt in the State of Goias in central Brazil and forms part of a well-preserved tract of Archean terrain which is composed of three slightly arcuate strips or belts of volcano-sedimentary rocks trending in an approximately north-south direction. It is intruded by granitic rocks and, in places, is partially covered by the Middle Proterozoic Araxa Group.

       The Mina III gold deposit occurs within folded metavolcanic and metasedimentary rocks of the Ribeirao das Antas Formation of Archean age. These rocks are well foliated, upper greenschist facies consisting largely of

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

chlorite, biotite, graphite, carbonate and feldspar plus minor chloritoid and garnet. Although uniformly foliated, the schists do not commonly exhibit joints or shears.

       The Mina III deposit is a stratabound deposit. Mineralization occurs within three stratagraphic horizons referred to as the Upper, Intermediate and Lower Ore Zones. The ore grade portions of the three horizons are markedly elongated in a west-northwest direction and are stacked vertically above one another. About 60 meters of barren rock separate each ore zone from the next overlying zone.

       The Upper Zone ore is geologically complex and includes massive sulphide ore, chloritoid-garnet ore with lesser amounts of arsenopyrite, pyrrhotite and magnetite and sericite ore, a quartz-sericite schist with minor disseminated arsenopyrite and pyrrhotite. The Intermediate Zone ore is very similar to the Upper Zone and is sandwiched within a dolomite unit. This zone is less continuous than the other zones. The Lower Zone ore is associated with a very persistent metachert horizon which has been traced by drilling for 1,800 meters down plunge. Gold mineralization occurs within the metachert, at the footwall of the chert and in the foot and hangingwall of the graphite schists.

       The Mina Nova orebody lies two kilometers north of Mina III and occurs as a series of elongate tabular bodies, horizontal in the east and dipping in the west. Mineralization occurs as disseminated sulphides, predominantly Pyrrhotite, hosted in graphitic schist. Abundant quartz mineralization occurs at the base of the mineralized sequences. The hangingwall is well defined and marked by a sharp increase in the percentage of arsenopyrite present. The basal quartz mineralization carries fine grained free gold and during the mining process this unit is preferentially mined as dilution over the hangingwall. Minor quartz carbonate veining occurs with pyrrhotite and indicates areas of elevated grade.

EXPLORATION

       TVX's share of exploration expenditures totaled $0.5 million during 2002. Kinross' share of the planned exploration spending for 2003 is $0.4 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       The sampling methodology at Crixas is dependent on the particular orebody being investigated and has a direct influence on the classification category applied to the resources and reserves. There are three primary sources of information, surface and underground diamond drilling and underground chip sampling.

       The surface drilling is used, primarily, for exploration and delineation of the orebody at depth. Underground drilling is used for improving confidence in the location and form of the orebody and for definition of inferred and indicated resources. The chip sampling is used, along with the drilling results, for calculation of grade of the measured and indicated resources and for locating the hangingwall and footwall contacts for mining.

       Surface drilling is carried out by conventional diamond core drilling using NQ and BQ barrels. Drill samples are taken at 1 meter intervals with a 20% variance in sample length to take account of significant geological contacts. The average recovery is noted as being quite high in excess of 95%. Given the competency of the rock and the general ground conditions it is unlikely that there would be significant core loss when drilling in the vicinity of the orebody.

       Surface drilling is carried out at 25 to 50 meters spaced intervals along drill lines spaced approximately 100 meters apart. Drilling is generally carried out with orientations to the east-southeast in order to provide the best intersection with the orebodies. Downhole surveys are carried out at 15 meters intervals using Sperry Sun and Tropari instruments. All core is sawn in half with one half provided for assay and the remaining half retained for data verification work.

       AX core is obtained from underground drilling and is used for sampling of indicated panels in order to bring them into the measured category. As with the surface drilling, the sampling is carried out at one-meter intervals. The whole core sample is crushed for sampling owing to the small diameter of the AX core and therefore detailed geological logging is necessary prior to crushing.

       At the Upper Zone in Mina III, the drilling is carried out in a 360 degree fan pattern in order to define the lateral extent of the discontinuous lenticular sulphide orebodies. Drill sections are spaced at 15 to 20 meter intervals along development drives. The mineralization in the Lower Zone tends to be more continuous and drilling is carried out on drill lines 30 meters apart. Drilling is carried out from development drives parallel to the plunge direction.

       The majority of the underground sampling is carried out using what is referred to as channel sampling. The method would more accurately be described as chip sampling. Chip samples are collected on two-meter intervals along development drives and in raises developed through the orebody between levels. Samples are collected in one-meter intervals starting approximately one-meter in the footwall. The footwall can generally be defined visually in the drives and stopes and the quartz orebodies, in particular, are easily identifiable. The sampling is carried out along the circumference of the drive outline after the rock face has been washed down and the sample line located by the survey.

       Sampling occurs across the dip of the orebody and, where the full thickness of the orebody is not exposed, short diamond holes are drilled horizontally into the hangingwall and/or footwall to provide a full intersection.

       All sample preparation and analysis is carried out at the laboratory facilities situated at the Crixas mine. The laboratory at Crixas is responsible for analysis of all samples originating from the metallurgical plant, tailings and underground sampling (drilling and channel samples). Exploration samples are analyzed by an independent laboratory. Samples from the various sources are kept separate and analyzed in separate batches and, in some cases, dedicated equipment is reserved for particular sample types. Quality checks are carried out internally and externally at other laboratories in Brazil.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Crixas mine as at December 31, 2002, and 2001, and represents 100% of the Crixas deposits, in which Kinross holds a 50% interest:


                                          2002                                                  2001
                ---------------------------------------------------    ---------------------------------------------------
                                        AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES             GRADE          CONTENT              TONNES             GRADE        CONTENT
                      ------             -----          -------              ------             -----        -------
                      (000'S)            (GPT)        (000'S OZ)             (000'S)            (GPT)       (000'S OZ)
Proven                 2,784              7.66            686                 2,300             7.27           540
Probable               1,052              8.04            272                 1,900             7.41           458
                       -----              ----            ---                 -----             ----           ---
Total                  3,836              7.76            958                 4,200             7.33           998
                       =====              ====            ===                 =====             ====           ===

       The Crixas mine has no measured and indicated resources as of December 31, 2002.

MINING AND PROCESSING

       The Crixas mine is an underground operation accessed from surface by means of a decline ramp. The mining methods used are primarily mechanized cut-and-fill and room-and-pillar with some slusher mucking. Ore is transported to surface by 25 tonne trucks. The life of mine plan is based on a combined production rate of 735,000 tonnes per year. For 2003, Mina III will contribute 456,000 tonnes (63%) and Mina Nova 270,000 tonnes (37%). Both mines operate 24 hours per day, 7 days per week, with a total of 341 operating days scheduled per year. At the Mina III deposit, the overall mining sequence has been from the top, downward. The main ramp has been advanced down to 550 meters level, while levels 350 to 450 meters represent the current mining horizon.

       Towards the end of 2001, a mechanized cut and fill stope trial was initiated on the lower quartz-rich vein currently being exploited by manual room and pillar methods. If successful, this method should result in increased productivity. To date, tests are showing encouraging results.

       The ore is processed at an on-site mill which had an initial 365,000 tonnes per annum capacity. Following the completion in 1992 of an incremental expansion at a cost of $2.8 million, the rated annual capacity increased to 450,000 tonnes. A further increase in plant throughput to a rated annual capacity of 485,000 tonnes occurred in 1995. The mill operates 362 days per year and uses the Merrill-Crowe zinc precipitation process to recover gold. In 1996, an additional expansion to the plant occurred which increased capacity to 540,000 tonnes per year which was subsequently increased. In 2000, the underground mines operated at 365 days which allowed annual throughput to reach 725,000 tonnes. A gravimetric circuit installed in September 2001, continued to recover about 40% of the total gold production, reducing the inventory.

       Mill tailings are deposited in a tailings area located in a natural valley approximately two kilometers from the plant. A second dam, located down the valley, acts as an overflow catchment area during periods of high rainfall. Decanted solutions from the tailings area are recirculated as mill process makeup water.

       At the Mina III deposit, mine dewatering requirements average 80 cubic meters per hour, increasing to 170 cubic meters per hour during backfilling. The main sump on the 150 meter level is equipped with three 112 kilowatt slurry pumps in series, capable of a total of 220 cubic meters per hour. Each main level has a sump and 93 kilowatt slurry pump to deliver water to the main sump. The main sump delivers water to one of the thickeners in the mill, used to clarify the water. Water from the thickener is recycled to the mine.

       The Mina Nova is a relatively shallow mine, and there is a river flowing over it (Rio Vermelho). For this reason the geomechanical design of the mine is being carefully engineered and monitored. No instability has been detected. Hydrogeologic studies have been undertaken at Mina III and Mina Nova to characterize the permeability of the rock. The hydraulic transmissibility is very low due to the presence of schist type rocks.

       In Brazil, electricity is predominantly (90%) sourced from hydro-electric power. Low rainfalls in recent years caused serious energy shortfalls. In response to this shortfall, all electricity users (both domestic and industrial) had been ordered, as from June 1, 2000, to reduce electricity draw-down from the grid by 20%. The Crixas mine secured alternative electricity supplies from rented generators and buying power on the market. All restrictions were lifted in the first quarter of 2002.

       MSG sells the refined gold from the Crixas mine at spot prices and provides a dividend to Kinross.

       MSG has an up to date closure plan including a closure cost estimate. In July 2000, MSG prepared a reclamation cost estimate for CONAMA (Conselho Nacional de Meio Ambiente), the Brazilian National Government Environmental Institution. At that time, the cost estimate was $8.2 million, less $1.9 million residual value, for a net closure cost of $6.3 million.

       The reclamation cost estimate has since been updated in November 2002 to a revised cost of $3.95 million. The reduction in the estimate is mainly due to the devaluation of the Brazilian Real. Currently in Brazil there are no laws requiring the posting of a reclamation bond.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold and silver production and operating data relating to the Crixas mine for the three years ended December 31, 2002:

                                                                                  YEARS ENDED DECEMBER 31
                                                                       -----------------------------------------------
                                                                            2002             2001            2000
                                                                            ----             ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Total tonnes mined (000's) (100% basis)...........................             743.0           740.3            736.0
Total tonnes milled (000's) (100% basis)..........................             743.0           740.3            736.0
Gold grade (gpt)..................................................               8.2             8.5              8.5
Average gold recovery rate (%)....................................              95.6            95.3             95.4
Production (ounces)(1)............................................            93,660          96,157           96,413
Number of employees...............................................               445             451              434

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue...........................................................        $     30.0       $    26.7        $    26.8
                                                                          ----------       ---------        ---------
Cost of sales.....................................................               8.4            10.7             10.6
Depletion and depreciation........................................               4.8             5.0              4.9
Interest expense..................................................               0.2             0.5              1.1
Exploration.......................................................               0.5             0.3              0.6
Other.............................................................                --            (0.2)            (0.5)
                                                                          ----------       ---------        ---------
                                                                                13.9            16.3             16.7
                                                                          ----------       ---------        ---------
Earnings before the undernoted....................................              16.1            10.4             10.1
Income taxes......................................................               1.5             1.4              2.5
Minority interests and participation rights.......................               7.3             4.5              3.8
                                                                          ----------       ---------        ---------
Net earnings......................................................        $      7.3       $     4.5        $     3.8
                                                                          ==========       =========        =========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)...................................        $      1.8       $     3.3        $     2.9
Unit costs:
  Cash cost per gold ounce........................................        $       88       $     110        $     112
Cash cost per tonne milled........................................        $       23       $      29        $      29
Total production cost per gold ounce..............................        $      137       $     161        $     164

-------------------------

(1) Gold equivalent production represents 50% of the historic production at the Crixas mine.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Crixas (50% Ownership Interest), Brazil."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The life of mine plan based on proven and probable mineral reserves indicates a remaining mine life of five years with production ceasing in 2007.

       Kinross' share of capital expenditures at the Crixas mine in 2002 was $1.8 million compared to $3.3 million during 2001.

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









                         [GRAPHIC DEPICTING CRIXAS MINE]

BRASILIA MINE

       The Brasilia mine is held by Rio Paracatu Mineracao S.A. ("RPM"), which is 49% owned by Kinross and 51% owned by a subsidiary of Rio Tinto. Kinross acquired its interest in the Brasilia mine in its combination with TVX.

       A report entitled "Independent Technical Report for Morro do Ouro Mine, Brazil" dated April 2003 (the "Morro do Ouro Report") has been prepared for Kinross by SRK Consulting and authored by Dr. John Arthur, Cgeol FGS, Ceng MIMM, senior geologist, and Ken S. Reipas, P.Eng, principal mining engineer. The following summaries of the Morro do Ouro mine have been prepared from the Morro do Ouro Report and, in some cases, are extracts from the Morro do Ouro Report.

PROPERTY DESCRIPTION AND LOCATION

       The large scale open pit mine is located less than two kilometers north of Paracatu City, situated in the northwest part of Minas Gerais State, 230 kilometers from Brasilia, the capital of Brazil, on the paved highway connecting Brasilia with Belo Horizonte, the state capital of Minas Gerais.

       The mine site is comprised of an open pit mine, a mineral processing plant, tailings storage facilities and related surface infrastructure, currently operating at approximately 20 million tonnes per year. No waste stripping is required, nor is drilling and blasting employed in the mine, as the weathered ore is ripped by bulldozers prior to excavation. The open pit benching operation measures approximately four kilometers by two kilometers, and it is located on a gently sloping hillside. The elevation of the open pit and industrial plant area ranges from approximately 720 to 820 meters.

       RPM holds two mining licenses covering the area (approximately 1,253 hectares) of the open pit mine. RPM also holds two exploration permits in the immediate mine area know as "Alvara de Pesquisa." Generally, these permits are valid for three years, extendable for an additional two years.

       RPM must pay a third party royalty of 0.33% of net sales to a landholder.

       The Morro do Ouro mine is exposed to limited environmental liabilities related to the following: site water management; main tailings storage area; sulphide tailings storage area; industrial plant site; and airborne dust. Environmental liabilities are being minimized through good management practices.

       RPM's mining operations at Paracatu are subject to a mining tax equal to 1% of net sales and a tax on profit equal to the greater of: (a) 34% of actual profit; and (b) 3% of net sales.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       Access to the Brasilia mine is by paved road, as the mine is located next to the city of Paracatu, which lies on the main highway between Rio de Janeiro and Brasilia, the national capital. There is also an airstrip suitable for small aircraft in the city of Paracatu.

       The local terrain is dominated by low rolling hills, largely cleared, and supporting mixed agriculture of dairy and beef cattle farming and intensive irrigated cropping, primarily soya beans.

       The average rainfall varies between 1,800 and 2,000 millimeters per year occurring in a distinct wet season between October and March.

       Most of the labor force resides in Paracatu.

       Domestic water for the mine is obtained from the city of Paracatu, delivered by truck. Process water is recycled from the tailings pond. Some make up water is drawn from two rivers during the rainy season, as needed, to ensure that the water level in the tailings pond is sufficient for the dry part of the year. These are the Sao Domingos and Sao Pedro rivers. The mine also has access to artesian wells as an emergency water supply.

       The mine is connected to the national power grid, which relies mainly on hydroelectric generation. Electricity is supplied in a free market with consumers able to select their supplier of choice. RPM obtains electricity from Centrais Electricias Minas Gerias. Some power supply outages have been experienced during the rainy season due to water getting into high voltage equipment, but these have not had a significant impact on production. The mine has a small emergency power capability, used for critical process equipment that cannot be suddenly stopped such as thickeners and CIL tanks.

HISTORY

       Paracatu history is intimately linked to the Portuguese bandeirantes expeditions prospecting for gold in the interior of Brazil. They arrived in the region in 1722 after the discovery of gold alluvial placers. The extractive activity had its peak during the second half of the 18th century, when not only the alluvial placers where mined but also the oxidized ore outcropping on the top of Morro do Ouro hill (or "Hill of Gold"), at the time called Morro da Cruz das Almas; also in this period there were mining activities on the alluvial terraces along Rico river. With the gold occurrences becoming lean, production declined sharply during the first decade of the 19th century. From this period only "garimpagem" was practiced by Paracatu inhabitants only for their subsistence. Various prospectors studied the region but did not turn the extraction economically viable due to the low grade of gold in the ore.

       Beginning in 1970, Paracatu attracted some attention from the mineral exploration companies that were interested mainly in Lead and Zinc. The interest in the gold of Morro do Ouro was secondary, as the majority of the companies were not attracted by the gold grade, which was considered to be uneconomic.

       In 1980, Rio Tinto Zinc (currently Rio Tinto plc.) that operated in Brazil under the name of Riofinex do Brasil, joined with Billiton in a partnership. Billiton owned the Morro do Ouro area but had no interest in investing in the area. In 1984 Billiton sold the balance of its shares to Riofinex, and Riofinex became the sole controller of the prospective area. At the end of 1984, based on the data from hundreds of deep shafts (up to a 25 meter depth) and 44 drill holes, a reserve of 97.5 million tonnes at 0.587 grams per tonne of gold was estimated. This estimate only included the superficial oxidized ore, currently categorized as type CT. In spite of the low gold grade of the ore, the geologists responsible for exploration (namely, Antonio Zini and Rubes Forlin) believed that these exploration results could generate a profitable business, and in 1985 this was confirmed by financial viability studies. Total investment up to that time was $7.3 million including ground acquisition costs, exploration costs, and the cost of feasibility studies.

       The holding company approved the initiation of a mining project at a capital cost of approximately $65 million, on the condition that a Brazilian partner could be secured for the venture. At the end of 1985, RTZ Mineracao (now Rio Tinto Brasil), arranged with Autram Mineracao e Participacoes S.A. (now TVX Participacoes S.A.) to joint venture the project through a new company, RPM, with Rio Tinto Brasil having a 51% interest and TVX Participacoes S.A. a 49% interest.

       The mine began production in October, 1987, treating oxidized ore. The first bar of gold was produced in December, 1987. Ore milled in the following year was 6.1 million tonnes averaging 0.652 grams per tonne of gold. In 1993 the milling rate reached 13 million tonnes per year. Mill throughput in 2000 was
19.7 million tonnes averaging 0.467 grams per tonne of gold.

       Until 1997 the mill was fed exclusively with oxide ore. Since 1998 primary sulphide mineralization has also been fed to the mill, without any drop in grade, though that has required a series of investments in the beneficiation and metallurgical circuits.

EXPLORATION

       TVX did not incur any exploration expenditures in 2002 and 2001 nor were any planned for 2003.

GEOLOGY AND MINERALIZATION

       The host rock comprising the Morro do Ouro deposit lies within a sandstone-shale succession known as the Paracatu Formation. These rocks are part of the central Brazilian shield, are Proterozoic in age and form part of a marine sequence containing carbonates, shales, and sandstone.

       The portion of the Paracatu Formation of economic interest is a very well laminated, dark grey phyllite with thin lenses of carbonate and lenses or single crystals of sulphides, and contains a thin but persistent band of quartzite and other thinner and less consistent sandstone horizons. Quartz is present as variably-sized occurrences up to 0.5 meters in size, called boudins. Gold is present as the native metal, alloyed with minor amounts of silver, and tends to occur around the quartz boudins particularly where the boudins are marked by layers of iron carbonates and/or pyrrhotite. The weathered 40 meter thick phyllite package was the object of the mining plan to the end of 1997 and has been subdivided from top to bottom into ore types C, T, B1 and B2. Underlying the B1 ore the mineralization extends for approximately 30 meters more, hosted in a layer of partially weathered phyllite with visible sulphide (total sulphur exceeds one per cent) and high graphitic content. The grade of this lower phyllite layer, known as type B2 ore, is similar to the remainder of the orebody.

       The mineralization appears to be cut off to the north by a major normal fault which trends east-northeast. The offset and true morphology of this fault are not clearly understood but it is used as a hard boundary for the resource estimation and it is assumed that the upthrow is to the north which would indicate that the orebody on the north of the fault has been eroded. The western boundary of the mineralization is also currently defined by a fault. Once again the morphology of this fault is poorly understood and it is assumed that downthrow occurs to the west. The western boundary fault strikes to the north-northwest and is believed to follow a linear topographic low feature to the west of the river valley, which forms the limit of the current mining operation.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       In the 1970's the area was prospected extensively for lead and zinc and in 1984 Rio Tinto took over the Billiton share of the exploration license over the Morro do Ouro area. By the end of 1984 a reserve had been delineated based on 44 drill holes and 458 surface pits (25 meter maximum depth). This reserve was stated to be 97.5 million tonnes at 0.59 grams per tonne of gold and was exclusively composed of C and T type ore.

       Various drilling and pitting campaigns have been carried out over the years on a grid spacing of between 50 meters and 400 meters. To date, the total sampling consists of 1,129 drill holes 31,473 meters of drilling and 29,767 one-meter samples. In 1989 a reverse circulation (RC) drill campaign was carried out with 67 holes drilled on a 400 meter by 200 meter grid. The results of this drilling exhibited a 25-30% drop in grade when compared to the diamond core drilling campaigns. However, the data from these reverse circulation rotary holes is currently retained in the drillhole database and is used for the resource calculations. Until 1993 drilling was restricted to the oxide capping, but since 1993 drilling has been extended into the fresh sulphide material of the B2 horizon. The orebody is now effectively covered with a 100 meter grid of drillholes. Definition of fault boundaries has led to a better understanding of the boundaries of the deposit and future drilling is planned to deepen existing holes rather than drill any new areas around the periphery of the orebody. Currently, some 50% of the drilling does not intersect the full thickness of the orebody. The plan does not call for any drilling during 2003 but after this it is planned to drill some 2,000 meters a year and it is estimated that at least 13,000 meters of additional drilling are required to complete all holes in the orebody footwall.

       The current understanding is that the orebody boundaries are defined laterally. The exception to this is in the west of the deposit on the western side of the Corrego Rico river valley where a series of deep drillholes are planned to test the down dip extension of the orebody. It is believed that the orebody may be up to 160 meters deep in this area. The river currently forms the western boundary of the mining operation.

       Since the initial exploration campaign, virtually all sampling has been carried out by diamond drilling. The majority of this has been through core drilling with only a restricted reverse circulation rotary campaign in 1989. Prior to 1999 all holes were drilled with a 51 x 6 inch diameter barrel. However, since 1999 the core size has been reduced to 3 inches.

       Core recovery is reported to be high with a consistent recovery of greater than 95%. Prior to crushing, the core is photographed and logged.

       Density measurements have been collected from the deposit at various times from feasibility through to current production.

       During evaluation drilling, samples of core are taken from one-meter intervals, weighed and SG is determined using the water displacement method.

       Assaying is carried out on 50 gram aliquots. A total of six separate assays for gold are carried out from each 1 meter sample pulp. A sulphur assay value is calculated for each sample. Additional elements assayed are arsenic, copper, lead, zinc, manganese, cadmium and silver. The last two elements are not assayed as a matter of course.

       Interlaboratory check assay exercises are carried out between the RPM internal laboratory and the laboratory at Lakefield Research in Canada. Additional check assay work is carried out at the Phalabwora mine laboratory in South Africa. For these checks the coarse reject is sent to the external facilities to allow preparation of an independently produced pulp.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Brasilia mine as at December 31, 2002, and 2001, and represents 100% of the Morro do Ouro deposit, in which Kinross holds a 49% interest:

                                          2002                                                  2001
                ---------------------------------------------------    ---------------------------------------------------
                                        AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES             GRADE          CONTENT              TONNES             GRADE        CONTENT
                      ------             -----          -------              ------             -----        -------
                    (MILLIONS)           (GPT)        (000'S OZ)           (MILLIONS)           (GPT)       (000'S OZ)
Proven                  319.3             0.43           4,414                 320.7            0.43          4,413
Probable                 49.8             0.43             688                  49.1            0.43            671
                         ----             ----             ---                  ----            ----            ---
Total                   369.1             0.43           5,102                 369.8            0.43          5,084
                        =====             ====           =====                 =====            ====          =====

       In addition to proven and probable reserves, as at December 31, 2002, the Brasilia mine has an estimated 172 million tonnes of measured and indicated resources at an average grade of 0.39 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND MILLING OPERATIONS

       The Brasilia mine is a high tonnage low-grade open pit operation. The mine is unusual in that the entire pit is either free dug or utilizes ripping and dozing with no drilling and blasting. Weathering has led to the development of an oxidized mantle over the sulphide mineralization with thickness varying from 20 to 40 meters. The economic viability of this low-grade orebody has been partly derived from the soft rock and free gold in the weathered mantle. Also, the mine is situated on a gently sloping hillside and there are no waste stripping requirements.

       The ore, which is mined from surface and requires no drilling or stripping, and minimal blasting, is loaded by front-end loaders into 85 and 100 tonne trucks which transport the ore to the crushers. Exploration started in 1999 to evaluate extensions of the orebody both laterally and at depth. The mill and mine operate 24 hours per day, 7 days per week. The nominal plant throughput is 1.6 million tonnes per month. An ore stockpile of approximately 10 days production is maintained near the processing plant. Its main purpose is to ensure uninterrupted mill feed in the rainy season when some delays may be experienced in the pit during extreme rainfall. During the dry season the stockpile can be used if the pit becomes too dusty. RPM is committed to controlling dust levels on site and in the city.

       Ore is crushed and ground prior to introduction into a flotation circuit. The concentrate is treated by gravimetric methods first and the coarser gold is recovered. The concentrate reject from the gravimetric plant is then treated by a conventional cyanidation and carbon-in-leach circuit developed by Rio Tinto Zinc.

       The processing plant, subjected to several upgrades over the mine life, currently processes 20 million tonnes per year. In 2001, a new grinding control system was installed which should optimize plant operation and recoveries. Significant repairs were required to all mills in 2001 due to the development of extensive cracks in welds directly associated with the processing of harder ore.

       Since start up, the mined grade has declined, but has stabilized since the late-1990s near 0.43 grams per tonne of gold that is essentially reserve grade. Despite the downward trend in grade, gold production has increased. This is due to the fact that site production has significantly increased, more than offsetting the reduction in head grade. Also, the total metallurgical gold recovery achieved each year has remained relatively steady, despite the decrease in head grade.

       Rio Tinto Brasil sells the gold from the Brasilia mine at spot prices.

       As at August 2000, the closure cost estimate was $32 million (excludes any credits for salvage value). The mine currently has many years of life remaining, and the estimated cost will very likely be affected by variances in the exchange rate.

       Currently in Brazil there are no laws requiring the posting of a reclamation bond. RPM is making an annual financial provision for closure costs.

       There is a plan to mine oxide ore only during the last year of production. This will provide a cover for the main tailings pond, which will then be drained. The closure plan involves placing a 1-meter thickness of cover materials on the final pit floor, the top 0.8 of a meter being soil material.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production and operating data relating to the Brasilia mine for the three years December 31, 2002:


                                                                                         YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------------------
                                                                                   2002            2001             2000
                                                                                   ----            ----             ----
SELECTED PRODUCTION AND OPERATING INFORMATION:
Total tonnes mined (000's) (100% basis) ...................................        18,400            16,500         19,700
Total tonnes milled (000's) (100% basis) ..................................        18,400            16,500         19,700
Gold grade (gpt)...........................................................          0.48              0.45           0.47
Average gold recovery rate (%).............................................          79.0              78.3           75.8
Production (ounces)(1).....................................................       110,035            91,588        112,104
Number of employees .......................................................           571               512            512

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue...................................................................       $   33.5        $     25.4       $   30.4
                                                                                 --------        ----------       --------
Cost of sales.............................................................           18.1              17.9           19.4
Depletion and depreciation................................................            5.5               5.1            8.1
Interest expense..........................................................            0.1               0.6            0.5
Other.....................................................................            2.4               0.6           (4.1)
                                                                                 --------        ----------       --------
                                                                                     26.1              24.2           23.9
                                                                                 --------        ----------       --------
Earnings before the undernoted............................................            7.4               1.2            6.5
Income taxes (recovery)...................................................            0.8              (0.2)           0.3
Minority interests and participation rights...............................            3.3               0.7            3.1
                                                                                 --------        ----------       --------
Net earnings..............................................................       $    3.3        $      0.7       $    3.1
                                                                                 ========        ==========       ========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)...........................................       $    2.7        $      2.0       $    2.2
Unit costs:
  Cash cost per gold ounce................................................       $    167        $      191       $    179
  Cash cost per tonne milled..............................................       $   2.01        $     2.22       $   2.01
  Total production cost per gold ounce....................................       $    217        $      246       $    254

-------------------------
(1) Gold equivalent production represents 49% of the historic production at the Brasilia mine.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Brasilia (49% Ownership Interest), Brazil."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The Brasilia mine currently has a nominal capacity of about 20 million tonnes per year with variations depending on the hardness of the ore, as it affects grinding throughput. In general, ore hardness is expected to increase over the remaining mine life as the pit is deepened. Under this scenario, the current reserves will be exhausted by 2022.

       RPM is in the process of studying a major expansion project that would potentially increase the future capacity to approximately 30 million tonnes per year. If the expansion were implemented, the current reserves would be exhausted by year 2016.

       Capital expenditures at the Brasilia mine in 2002 were $2.7 million compared to $2.0 million during 2001.








                        [GRAPHIC DEPICTING BRASILIA MINE]

MUSSELWHITE MINE

       The Musselwhite property is operated as an unincorporated joint venture between Placer Canada (68.07%) and Kinross (31.93%). Each party is responsible for funding the expenses incurred in any work program in proportion to its participating interest in the joint venture. Placer Canada is designated as the operator of the joint venture, and thus is responsible for preparing work programs and carrying out and supervising all work to be performed under each work program. The management committee is comprised of four members of whom two are the nominees of Kinross. Decisions of the management committee require the approval of nominees representing at least a majority interest in the joint venture. Kinross acquired its interest in the Musselwhite Mine in its combination with TVX.

       A report entitled "Independent Technical Report, Review of Musselwhite Mine Operations, Ontario" dated April 4, 2003 (the "Musselwhite Report"), has been prepared for Kinross by AMEC and authored by Steven Blower, P.Geo., and John Kiernan, P.Eng. The following summaries of the Musselwhite mine have been prepared from the Musselwhite Report and, in some cases, are extracts from the Musselwhite Report.

PROPERTY DESCRIPTION AND LOCATION

       The Musselwhite property is located in the Patricia Mining District of northwestern Ontario. The mine lies in the Opapimiskan Lake area, approximately 76 kilometers southeast of the First Nations community of Round Lake (Weagamow), 130 kilometers north of the town of Pickle Lake, Ontario and 430 kilometers northwest of Thunder Bay, Ontario. The property consists of a total of 617 claims. There is a core holding of 338 leased mining claims; except for 96 claims, for which only mining rights are held, the joint venture holds mining and surface rights for all claims. Surrounding this core holding are 279 contiguous unpatented mining claims. The core holding and unpatented claims together span approximately 5,444 and 12,104 hectares, respectively, for a total of 17,548 hectares. The claims have expiration dates ranging from January 28, 2004, to June 12, 2012.

       The mine has recently renewed an impact benefit agreement with local First Nations groups. In the new agreement, restrictions on daily mill throughput have been removed, and revenue sharing provisions have been incorporated to help direct some of the mine's economic benefits directly into local communities.

       As an unincorporated joint venture, the mine does not pay income taxes directly, and Kinross and Placer Canada must pay taxes on a corporate level based on their prorated shares of revenue. In Ontario, profits are taxed at the federal and provincial levels. Federal taxes are levied on each partner's share of the mine operations taxable income, which is net of direct operating expenses, appropriate share of depreciation of capital and resource allowances, and deductions for exploration and pre-production development. The net federal tax rate is currently 29.12%. Ontario uses the federal taxable income, with some minor adjustments to deductions and allowances, and taxes this at rate of 11%. In addition, Ontario levies a small capital tax on the paid-up capital of the mine above $5 million. Ontario also levies a mining tax after deductions, including processing allowances, at a 2002 rate of about 14%; this is scheduled to reduce to 10% by 2004.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       Access to the property is by a 45 kilometer road from Provincial Highway 808 or by air from Pickle Lake.

       The topography of the project area is relatively flat, with granite intrusions associated with regional highlands. Local relief, which ranges from 5 meters to 45 meters, can be attributed to glacial deposits in the form of moraines, eskers and drumlins. Extensive, low-lying swampy areas surround streams, ponds, and lakes on the property. The elevation of Opapimiskan Lake is about 300 meters. The Opapimiskan Lake area lies within the northern coniferous section of the boreal forest. A forest fire destroyed most of the area south of Opapimiskan Lake in 1979. Vegetation is slowly returning but currently has no economic value.

       The nearest permanent weather monitoring station is located in Pickle Lake. Weather statistics for the period from 1951 to 1980 indicate a mean daily temperature of -0.9 degrees Celsius. Temperatures range between a maximum of 40 degrees Celsius and a minimum of -51 degrees Celsius. The mean annual rainfall is recorded at 50.9 centimeters and the mean annual snowfall is 266 centimeters.

       Five First Nations and two non-First Nation communities, consisting of a total of about 3,000 inhabitants, live within the vicinity of the Musselwhite project.

       The major infrastructure consists of the airstrip, bunkhouses, mill buildings, a tailings pond, a portal and conveyor adits and various pump stations. Mining and milling are carried out at approximately 1.2 million tonnes of ore per year. The mine is a fly in, fly out operation and power is provided by a transmission line connected to the provincial power grid at Pickle Lake.

HISTORY

       In 1962, two Ontario prospectors, Harold and Allan Musselwhite, discovered a gold-bearing quartz vein on the north shore of Lake Opapimiskan and in 1973, they obtained sufficient financing to carry out exploration on a relatively small scale. Exploration continued until 1980, during which time several small zones of gold mineralization were discovered.

       In 1980, a major drilling program resulted in the discovery of the West Anticline Zone (1 million tonnes averaging 7.5 grams of gold per tonne) and the Camp Zone (400,000 tonnes at 6.9 grams per tonne). Underground exploration of the West Anticline Zone was carried out from an adit in 1984 but structural complexities affected the calculated resource grade and activity moved elsewhere on the property. The East Bay Zones (formerly Snoppy Pond Zones) were found in 1985.

       In 1988 and 1989, a $17 million underground exploration program and a feasibility study were carried out. Mine construction was postponed due to the high cost of power and infrastructure.

       By the end of 1992, 12 zones of gold mineralization had been identified. The main Musselwhite deposit is a long narrow band that starts near the surface of Snoppy Pond, then plunges northwest to about 200 meters below surface at the edge of Lake Opapimiskan, reaching about 400 meters below surface under the lake.

       The 1993 work program focused on a new exploration strategy which was to improve the tonnage rather than the grade of material, thereby creating a much larger inventory of contained gold. In early 1993, this inventory amounted to
1.3 million ounces of gold.

       In 1993, diamond drilling, including barge drilling, and geological compilations were carried out. As a result of this exploration work, TVX and Placer Canada agreed to accelerate the underground exploration program for the Musselwhite project and to increase the 1994 expenditure from CDN $12 million to CDN $21.8 million. This increased expenditure was designed to complete exploration and to advance the project to the feasibility stage.

       The 1994 work program included infill surface drilling, dewatering the underground workings, driving an access ramp to the T-Antiform Zone and underground diamond drilling. Drifts and raises were positioned along the mineralized zones to gather detailed geological and engineering information. Construction of the ramp and related underground work were completed to enable the detailed drilling and sampling necessary to upgrade the measured and indicated resource estimate.

       Total costs for the 1995 program were approximately $15 million and included the construction of a 45-kilometer all-weather road to the property and a feasibility study which was completed in the first quarter of 1996 when a production decision was made.

       Exploration work in 1997 identified additional resources. Of particular interest was shallow-depth mineralization outlined at Snoppy Pond which was included in the 1998 year-end reserve statement for the first time.

GEOLOGY AND MINERALIZATION

       The Musselwhite property ore zones are situated within the Weagamow-North Caribou Greenstone Belt of the Sachigo sub-province of the Superior geologic province. This belt consists of a narrow elongate swath of metavolcanic and metasedimentary supracrustal assemblages that extend 160 kilometers in an overall northwest direction. The belt is comprised of three linear segments, east-west, north-northwest, and west-northwest. Another branch of the greenstone belt extends to the southwest from the point where the west-northwest and north-northwest segments join. This triple junction forms complex geometries and is the locus of outcropping iron formation, known gold mineralization, and the Musselwhite mine. Gold bearing mineralization is characteristically hosted in folded oxide-silicate facies banded iron formations. The main deposits are developed as a series of sub-vertical tabular bodies along the tightly-folded 15 to 18 degree northwesterly plunging T-Antiform structure. Gold mineralization in the West Anticline zone occurs within quartz-pyrrhotite-albite- almandine veinlets and lenses which parallel a secondary deformation axial planar cleavage, and as stratabound disseminated mineralization. Other deposits are developed along the limbs and subsidiary fold structures within the larger East Bay Synform and West Anticline.

EXPLORATION

       Recent exploration has been focused on defining the extent of mineralization down-plunge along the T-Antiform and in the nearby PQ Deeps zone with diamond drilling. Drilling down plunge on the T-Antiform has demonstrated that the structure continues beyond the northernmost drill holes, but gold grades are uneconomic to the north of 11800N. The reduction in grade in this area may be due to the increasing distance away from the longitudinal fault zones that add to the permeability in the better mineralized portions of the T-Antiform. However, based on the persistence of the T-Antiform structure, and the presence of gold occurrences at the Kenpat zone (stratigraphically above the down-plunge projection of the T-Antiform), there is good potential for the discovery of additional mineralization further along the structure in the down plunge direction.

       Mineralization in the PQ Deeps zone is currently being defined by deep surface drilling beneath the ice of Opapimiskan Lake. Recent high-grade intersections in the zone are encouraging and warrant further diamond drilling.

       TVX's share of exploration expenditures totaled $0.8 million during 2002. Kinross' share of the planned exploration spending for 2003 is $1.8 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       All exploration and definition drilling conducted on the property to date has been diamond drilling. By the end of 2002, a total of 3,261 diamond drill holes with an aggregate length of 495,033 meters had been completed at Musselwhite. Most of the core is NQ diameter. All drill hole collars are surveyed and most holes have been surveyed using recognized down hole survey methods.

       Diamond drill core is sampled by rotating the core perpendicular to the foliation and halving it longitudinally with a diamond saw into intervals selected by the geologist during core logging. One half of the core is collected in sample bags for analysis, and the other half is retained for a permanent record. Samples are constrained by geology to aid in the interpretation of gold distribution. A nominal sample length of 0.5 to1.0 meters is used.

       Diamond drill core samples at Musselwhite have been prepared and analyzed at a number of laboratories since exploration drilling began in 1974. Currently, the samples are being prepared and analyzed at three different laboratories: the mine lab and two independent labs in Thunder Bay, Ontario. All of the assays completed on drill core have utilized a fire assay pre-concentration method followed by an AA finish or gravimetric finish on a one assay ton aliquot (approximately 30 grams). The gravimetric finish is employed if the AA finish results are greater than 20 grams per tonne of gold.

       A large number of samples were analyzed to develop the specific gravity of the host rocks and mineralization. Specific gravities range between 3.0 to
3.3 grams per cubic centimeter and generally result from measurements collected using water displacement field measurements.

       The Geology Department at the Musselwhite mine uses a defined Quality Assurance/Quality Control program to monitor accuracy and precision of all results. Commercially prepared standards and blanks are routinely inserted into the sample stream, both as part of the Geology Department's Quality Assurance/Quality Control program and by the lab, as part of their own internal system of checks.

       Sample contamination was monitored by inserting blank samples. Some contamination issues were recognized during the equipment start-up phase and remedial action was taken. The sample preparation protocols were altered and the core intervals that may have been contaminated during this period were re-sampled. Pulp and reject duplicate samples were inserted to monitor analytical precision.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for the Musselwhite mine as at December 31, 2002, and 2001, and represents 100% of the Musselwhite deposit, in which Kinross holds a 31.93% interest:


                                          2002                                                  2001
                ---------------------------------------------------    ---------------------------------------------------
                                        AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES             GRADE          CONTENT              TONNES             GRADE        CONTENT
                      ------             -----          -------              ------             -----        -------
                    (MILLIONS)           (GPT)        (000'S OZ)           (MILLIONS)           (GPT)       (000'S OZ)

Proven                   8.8              5.67           1,597                 10.2              5.73         1,882
Probable                 3.1              4.81             488                  2.7              4.78           411
                         ---              ----             ---                  ---              ----           ---
Total                   11.9              5.44           2,085                 12.9              5.53         2,293
                        ====              ====           =====                 ====              ====         =====

       In addition to proven and probable reserves, as at December 31, 2002, the Musselwhite mine has an estimated 5.7 million tonnes of measured and indicated resources at an average grade of 6.32 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND MILLING OPERATIONS

       The mining operations are accessed via a twin decline system extending from surface. Men and material are transported via a 12.5% grade ramp. Emergency access is via a 20% grade conveyor ramp extending from surface to the 460 meter level.

       Ventilation is provided by twin 375 kilowatt fans. Fresh air travels to the work face by means of a ventilation raise which ties into the conveyor ramp at the 240 meter level and travels along it to the lower levels of the mine. Exhaust air travels up the main access ramp to surface.

       Mining is conducted using sublevel blasthole stoping methods with waste rock backfill. Sublevels are established at 25 meter intervals.

       The ore is drilled off using three-inch and four-inch production holes using longhole drill rigs. Ore above the 200 meter level is direct hauled to surface. Ore below the 200 meter level is hauled to the underground crusher. Stopes are backfilled with either cemented or un-cemented rock backfill.

       Most of the ore production has and will continue to come from underground sources, with some production from open pits at the beginning and end of the mine life. The mine currently plans to produce approximately 232,000 ounces of gold per year.

       The Musselwhite mill circuit uses a fairly standard approach with fine crushing/rod milling/ball milling to prepare the ore to the correct size. For the actual recovery of gold, gravity is used to scalp coarse gold from the ball milling circuit into a intensive cyanide leach system. The gravity tails are sent to conventional cyanide leaching which dissolves the remainder of the recoverable gold. Carbon is used to recover gold from leaching and after the stripping and electrowinning processes, a gold dore is produced. The dore bars produced at the mine are shipped under contract to Johnson Matthey for refining.

       The rated treatment capacity of the mill plant is 4,000 tonnes per day. It is expected that this level will be achieved on a sustainable basis as the capital updates completed in 2002 are optimized. In the short term, it appears that the mine will be challenged to supply ore at this rate until planned capital equipment replacements and operational improvements are completed in the latter half of this year.

       The current mining fleet is essentially the original mine equipment in approximately its sixth year of use, generally considered the limit of underground equipment life. The mine capital budget includes significant equipment replacements, which should help reduce costs and improve productivity. Commissioning of the new conveyor system in 2002 has reduced the long haul to surface for most of the mine as it moves deeper and farther under the lake. However, the truck fleet will have to be maintained at approximately current levels to allow for longer backfill hauls in addition to ore haulage to the 400 level. This could change, depending on the outcome of an ongoing paste backfill study.

       The mine is also re-examining its production drilling requirements. There is a plan to make less use of the older Tamrock Solo drills and perhaps replace them with Boart drills. Boart contractors are currently working in the mine to test the productive capacity of their drills; these drills will be used for the majority of production drilling this year.

       The Musselwhite mine operates under Placer Canada's sustainability policy, which commits the operation to a high standard of environmental stewardship. Sustainability is an important issue for every department. This involves protecting human health, reducing the impact of mining on the ecosystem, and returning the site to a state compatible with a healthy environment. Musselwhite has implemented a series of management systems for maintenance, environmental activities and occupational health and safety. Currently, operations at Musselwhite appear to be in compliance with applicable corporate standards and environmental regulations.

       The closure plan involves progressive rehabilitation through an ongoing program of grass seeding. Planning is also underway to conduct annual satellite Ikonos imagery of the property to characterize the condition of the vegetation to indicate the presence or lack of stress factors. This information will be a useful start in compiling a chronological record of reclamation for use in the closure plan to be presented to stakeholders at the end of the mine life.

       Musselwhite is currently looking at various options for its tailings management practices to mitigate the risks associated with tailings and waste rock. One option is a paste backfill/tailings disposal system; another is to produce a sulphide flotation product that would reduce the amount of potential acid generating material. The potential for acid rock drainage from the tailings is taken into account in the closure plan. Stockpiled open-pit waste rock has low potential for acid drainage and will be transported underground for use as rockfill.

       At present, all tailings pass through a water treatment plant for destruction of cyanide before discharge to the tailings pond. Additional remediation occurs naturally in the tailings pond, polishing ponds, and wetlands.

       Local First Nations communities monitor environmental issues through an environmental working committee. First Nations issues are listened to, documented, and addressed in this forum, and mine closure plans are periodically reviewed and analyzed.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production and operating data relating to the Musselwhite mine for the three years ended December 31:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                --------------------------------------------
                                                                                     2002           2001           2000
                                                                                     ----           ----           ----
SELECTED PRODUCTION AND OPERATING INFORMATION:
Total tonnes mined (000's) (100% basis)....................................           1,156.9       1,290.2         1,231.8
Total tonnes milled (000's) (100% basis)...................................           1,156.9       1,290.2         1,231.8
Gold grade (gpt)...........................................................               5.9           5.9             6.5
Average gold recovery rate (%).............................................              95.3          95.3            95.8
Production (ounces)(1).....................................................          66,879        74,577          78,283
Number of employees........................................................             273           319             262

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue....................................................................         $    21.4      $   20.1       $    21.9
                                                                                    ---------      --------       ---------
Cost of sales..............................................................              15.5          14.3            12.5
Depletion and depreciation.................................................               4.9           5.9             5.9
Exploration................................................................               0.8           0.5             0.6
Other......................................................................               0.4            --             0.2
                                                                                    ---------      --------       ---------
                                                                                         21.6          20.7            19.2
                                                                                    ---------      --------       ---------
Earnings (loss) before the undernoted......................................              (0.2)         (0.6)            2.7
Income taxes...............................................................                --            --              --
Minority interests and participation rights................................              (0.1)         (0.3)            1.4
                                                                                    ---------      --------       ---------
Net earnings (loss)........................................................         $    (0.1)     $   (0.3)      $     1.3
                                                                                    =========      ========       =========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)............................................         $     3.7      $    4.0       $     1.1
Unit costs:
  Cash cost per gold ounce.................................................         $     228      $    192       $     161
  Cash cost per tonne milled...............................................         $      42      $     35       $      32
  Total production cost per gold ounce.....................................         $     299      $    272       $     237

-------------------------
(1) Gold equivalent production represents 31.93% of the historic production at the Musselwhite mine.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Musselwhite (31.93% Ownership Interest), Canada."

       Realized Revenue and Reconciliation to Statement of Operations."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The Musselwhite mine has a projected mine life of 9 years at a mining rate of 4,000 tonnes per day.

       Capital expenditures at the Musselwhite mine in 2002 were $3.7 million compared to $4.0 million during 2001.

                      [GRAPHIC DEPICTING MUSSELWHITE MINE]

ROUND MOUNTAIN

       Kinross owns an undivided 50% interest in and operates the Round Mountain gold mine. An affiliate of Barrick Gold Corporation owns the remaining undivided 50% interest in the joint venture common operation. Kinross acquired its interest in the Round Mountain in its combination with Echo Bay.

       A report entitled "Technical Report on the Round Mountain Gold Mine" dated March 21, 2003 (the "Round Mountain Report"), has been prepared for Kinross by Frank K. Fenne, P.G., chief geologist and Daniel B. Moore, P.E., both of Round Mountain Gold Corporation, a subsidiary of Kinross. The following summaries of the Round Mountain gold mine have been prepared from the Round Mountain Report and, in some cases, are extracts from the Round Mountain Report.

PROPERTY DESCRIPTION AND LOCATION

       The Round Mountain gold mine is an open-pit mining operation located 60 miles north of Tonopah in Nye County, Nevada. The property position consists of contiguous patented and unpatented mining claims covering approximately 27,500 acres, while the active project boundary encompasses 7,263 acres. Kinross has received patents to convert mineable land to patented status. Patented claims cover all of the current reserves in the ultimate pit.

       The Smoky Valley Common Operation controls the mineral and surface rights of the mine through the ownership of 84 patented lode claims and 1,453 unpatented lode claims. The patented claims are held as private property and are legally surveyed. All of the reserves are located on patented claims. The unpatented claims are held under the 1872 Mining Law and are subject to normal annual filing requirements and fees. The majority of the unpatented claims are located on land administered by the BLM; the remainder are located on land administered by the USFS.

       Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. During 2002, this royalty averaged 3.5%. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid. For the period from the date that the royalty commenced through December 31, 2002, cumulative royalties of $33.1 million have been paid.

       The property is subject to no known environmental liabilities or mitigative measures. All environmental permitting is up to date and in order.

       The Round Mountain gold mine is subject to the Nevada State and United States Federal Employment taxes, business license tax, Net Proceeds of Minerals Tax and Properties Sales and Use tax.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

       The mine site is accessed by State Highway 376, a paved two-lane paved highway that connects U.S. Highway 6 in Tonopah to the south and U.S. Highway 50 to the north. The mine is located approximately 250 miles from the major metropolitan areas of Las Vegas and Reno, Nevada. The mine is supported by the local communities of Hadley and Carvers, which provide most of the housing for mine personnel. Sierra Pacific Power Co. provides electrical power to the mine. There are sufficient surface and water rights to support all current and forecasted mining at the site.

       The mine area straddles the transition between the floor of the Big Smoky Valley and the adjacent Toquima Range. Mine site elevations vary between 5,800 to 6,800 feet above sea level. Elevations in the Big Smoky Valley and Toquima Range vary from 5,800 feet in the valley floor to 11,941 feet at the summit of Mount Jefferson.

       The oblong open-pit mine is over a mile at its longest dimension and currently more than 1,200 feet from the highest working level to the bottom of the pit.

       The Round Mountain mine lies within an arid, high desert setting. Average annual precipitation in the Big Smoky Valley is approximately five to seven inches with most of that total falling during the winter months. Snow is common at the valley floor, but rarely remains on the ground for more than a few days. Local rainfall can be extreme and flash flood events are not uncommon in the region. Temperature range can be extreme, with average daily fluctuations exceeding 40 degrees Fahrenheit. Winter temperatures are typically 10 to 20 degrees Fahrenheit at night and 30 to 50 degrees Fahrenheit during the day. Rarely (typically less than 10 days per year), winter low temperatures can fall below 0 degrees Fahrenheit. Summer temperatures vary from 40 to 55 degrees Fahrenheit at night to 90 to 105 degrees Fahrenheit during the day.

HISTORY

       The first gold production from the Round Mountain District occurred in 1906. Historic production from 1906 through 1969 based on United States Bureau of Mines records was 346,376 ounces of gold and 362,355 ounces of silver. Actual unreported production was probably significantly higher. Early important companies actively mining in the district were the Round Mountain Mining Co., the Fairview Round Mountain Mining Co., the Round Mountain Daisy Mining Co., the Round Mountain Sphinx Co., the Round Mountain Red Top Co., and the Round Mountain Red Antelope Mining Co. At some point prior to 1929, Nevada Porphyry Mines, Inc. consolidated many of the claims and controlled most of the district. Nevada Porphyry Mines and the A. O. Smith Corp. investigated the bulk tonnage potential of property in 1929 and 1936 to 1937, respectively. In 1946 through 1962, the Yuba Consolidated, Fresnillo, and Consolidated Goldfields developed and mined the placer deposits flanking Round Mountain and Stebbins Hill.

       At some time between 1962 and 1969, the Ordrich Gold Resources Inc. acquired control of the property from Nevada Porphyry Gold Mines. In 1969, Copper Range Co. leased the property and developed a small reserve of 12 million tons at a grade of 0.062 oz Au/ton. The Smoky Valley Common Operation was formed in 1975 to operate the mine. This was initially a joint venture in which Copper Range held a 50 percent interest and Felmont Oil Co. and Case Pomeroy Co. each held a 25% interest.

       Commercial production commenced in 1977. In 1984, Homestake Mining Company acquired the Felmont Oil interest in the operation and, in 1985, Echo Bay acquired the Copper Range interest. Effective July 1, 2000, Homestake increased its interest in the Round Mountain mine from 25% to 50% when it acquired the Case Pomeroy interest. Effective December 14, 2001, Barrick Gold Corporation completed a merger with Homestake Mining Company thereby acquiring the Homestake interest in the mine.

       Since 1997, development drilling has continued and the reserve base has been significantly expanded and refined. As a result, the total mining rate (ore and waste) increased in a step-wise fashion from 6,000 tons per day in 1976 to an average of 303,188 tons per day in 1999. The production rate for 2002 averaged 282,000 tons per day. The decision to construct a mill to process sulfide ores resulted in a significant increase in reportable reserves in the early 1990's.

       In 2002, total gold production was 755,494 ounces. Over 7.9 million ounces have been produced since 1976.

GEOLOGY AND MINERALIZATION

       The Round Mountain mine is located along the western flank of the southern Toquima Range within the Great Basin sub-province of the Basin and Range province of western North America. The Basin and Range physiographic province is characterized by generally north-south trending block faulted mountain ranges, separated by alluvium-filled valleys. The Great Basin sub-province is specifically characterized by internal drainage. Topographic relief varies across the Basin and Range, from 1,500 feet to in excess of 5,000 vertical feet.

       The geology of the Round Mountain mine consists of a thick sequence of intracaldera Oligocene ash-flow tuffs and volcaniclastic rocks resting upon pre-Tertiary basement rocks. The caldera margin is mostly buried but in the pit area is well defined by a progressively steeper dipping arcuate contact between the volcanic rocks and older basement rocks. The caldera margin and caldera related structures provided the structural ground preparation for the hydrothermal system. The primary host rocks for gold mineralization are the volcanic rocks. A minor amount of ore occurs in the Paleozoic rocks along the caldera margin.

       The Round Mountain Gold deposit is a large, epithermal, low-sulfidation, volcanic-hosted, hot-springs type, precious metal deposit, located along the margin of a buried volcanic caldera. The deposit genesis is intimately associated with the Tertiary volcanism and caldera formation. Intra-caldera collapse features and sympathetic faulting in the metasedimentary rocks provided the major structural conduits for gold-bearing hydrothermal fluids. In the volcanic units, these ascending fluids deposited gold along a broad west-northwest trend.

       Gold mineralization at Round Mountain occurs as electrum in association with quartz, adularia, pyrite and iron oxides. Shear zone fractures, veins and disseminations within the more permeable units (typically open pumice sites) host the mineralization. Primary sulfide mineralization consists of electrum associated with or internal to pyrite grains. In oxidized zones, gold occurs as electrum associated with iron oxides, or as disseminations along fractures.

       Alteration of the volcanic units at Round Mountain can be characterized as a continuum from fresh rock progressing through chlorite, clay, sericitic+quartz, adularia+quartz+sericite, and quartz+adularia alteration assemblages. The alteration is zoned outward from potassic at the center to propylitic on the margin. There is a reasonable correlation between increasing gold grades and increasing degrees of alteration. The central ore zone is characterized by pervasive K-feldspar found replacing the rock groundmass, replacing primary sanidine, or as crystal growths in open-space.

       Ore zones within the metasediments are more subtle, largely defined by secondary quartz overgrowths, pyrite, and adularia associated with narrow northwest trending structures.

EXPLORATION

       Echo Bay's share of exploration expenditures totaled $1.0 million during 2002. Kinross' share of the exploration forecast for 2003 is $3.8 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

       The current drill database for the open pit reserve contains a total of 4,089 drill hole records, of which 3,812 were established using reverse circulation drilling and 277 were drilled using diamond core methods. A separate database is maintained for dump drilling which contains an additional 1,293 drill hole records.

       The majority of the drilling is vertical with angle holes used where vertical structures are anticipated. All dump holes are drilled vertical.

       All holes are sampled on five-foot intervals and a "chipboard" constructed for each drill hole with sample from each interval glued to a board representing the complete hole.

       Sample data for the reserve model is derived primarily from conventional, reverse circulation rotary and HQ size core drilling. Holes are initially drilled on +200 foot centers defining deposit limits. In-fill drilling is completed on centers of 140 foot or less to develop reportable reserves used in mine planning.

       Reverse circulation drill cuttings are passed through a wet rotary splitter to collect a 10 to 15 pound sample for each five-foot interval. A sampling technique which uses flocculent to settle drill cuttings has been employed to capture very fine-grained material and assure sample integrity. This technique captures nearly 100% of the rock material generated during the drilling process. Core samples are split with a rock saw in five-foot intervals, with half the sample assayed, and the other half stored for reference.

       All samples collected from drill holes are prepared and assayed by the Round Mountain mine assay laboratory. All assay laboratory chemists and technicians are employees of Round Mountain Gold Corporation. The laboratory is not certified by any standards association. A mine geologist or mine geologic technician delivers the drill samples to the assay laboratory.

       The Round Mountain Deposit is noted for its coarse gold occurrences and high nugget effect in assaying. In order to minimize the sampling variation, a five-assay ton or 145.8 gram sample is used in the fire assay. To minimize potential lead exposure of the laboratory staff, bismuth is used as the collector of the gold and silver. After a 2-hour fusion, the samples are poured into molds. The samples are slagged and are cupelled in the cupel room. Following cupellation, the bead is smashed and parted with nitric acid, rinsed, dried, and annealed. The fire assay is completed with a gravitimetric finish.

       The assay laboratory maintains an internal assay quality control program. Laboratory supervisors routinely conduct quality inspections of sample preparation, equipment calibration, and assaying procedures. The lab regularly participates in round robin assays with other mine labs to check internal procedures. Five percent of all pulps are screened to verify that the pulps meet specification. Because of the large crucibles used in the five assay-ton fire assay, only 11 samples are fired per oven. Of these, one of the samples is either a blank (barren silica sand) or a certified standard that is inserted randomly by the lab computer system. The blank is inserted prior to the preparation stage. The standard is inserted following sample preparation. If the assay results exceed limits for either the blank or the standard, the entire batch is re-assayed.

       Assay results from blanks and standards are plotted and graphed daily. These graphs are an integral tool used by the assayers and supervisors to continuously monitor and improve lab procedures.

       The sampling protocol, sample preparation, security and analytical procedures and quality control program have been reviewed and it is the opinion of the authors, that the laboratory procedures are adequate for an operating mine. This is further supported by over 20 years of successful mine production with reasonable production reconciliations.

MINERAL RESERVE AND RESOURCE ESTIMATES

       The following table sets forth the estimated proven and probable reserves for 100% of the Round Mountain mine as at December 31, 2002, and 2001, in which Kinross holds a 50% interest:


                                          2002                                                  2001
                ---------------------------------------------------    ---------------------------------------------------
                                        AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES             GRADE          CONTENT              TONNES             GRADE        CONTENT
                      ------             -----          -------              ------             -----        -------
                    (MILLIONS)           (GPT)        (000'S OZ)           (MILLIONS)           (GPT)       (000'S OZ)

Proven                  85.8              0.59           1,630                159.6             0.56          3,173
Probable                88.5              0.75           2,120                 55.3             0.68          1,315
                        ----              ----           -----                -----             ----          -----
Total                  174.3              0.67           3,750                214.9             0.59          4,488
                       =====              ====           =====                =====             ====          =====

       In addition to the estimated proven and probable reserves, as at December 31, 2002, the Round Mountain mine has an estimated 12.6 million tonnes of measured and indicated resources at an average grade of 0.68 grams of gold per tonne. United States investors are advised that the terms "measured resources" and "indicated resources" are recognized by Canadian regulations but not by the United States Securities and Exchange Commission. United States investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

MINING AND MILLING OPERATIONS

       The Round Mountain mine currently operates a conventional open pit that is approximately 8200 feet long in the north-west, south-east direction and 5000 feet wide (north-east to south-west). The mining is conducted on 35 foot benches by electric shovels and front end loaders paired with 150, 190 and 240 ton haul trucks.

       Blasthole patterns are drilled on centers that range from 16 to 30 feet. Blasthole samples are collected and assayed and provide the control for ore segregation. Based upon these assays, blasted pit ore is determined to be run-of-mine dedicated pad ore, crushed reusable pad ore, or waste. Sulfide material greater than or equal to 0.018 opt of gold is shipped directly to the mill or mill stockpile. Run-of-mine ore is delivered the dedicated pad. Re-usuable pad ore is crushed and placed on reusable leach pads and waste is delivered directly to the waste dumps. Placer material encountered during normal stripping operations is sent to the dedicated pad. High grade coarse gold bearing ore is handled in one of three ways: 1) leached on the re-useable pad and offloaded to the mill; 2) sent directly to the gravity plant with tails reporting to the mill; or 3) sent directly to the mill or mill stockpile. Gold particle size distribution of high-grade ore determines the processing method.

       The Round Mountain operation uses conventional open-pit mining methods and recovers gold using four independent processing operations. These include crushed ore leaching (reusable pad), run-of-mine ore leaching (dedicated pad), milling and the gravity concentration circuit. Most of the ore is heap leached, with higher grade oxidized ores crushed and placed on the reusable pad. Lower grade ore, ore removed from the reusable leach pad and stockpiled ore that was previously leached are placed on the dedicated pad.

       The reusable pad processed 26,987 tons of ore per day in 2002, compared to 23,601 tons per day in 2001. Reusable pad volume varies with ore release, which is determined by the phases of the pit being mined. Reusable pad production increased in 2002 to 242,808 ounces from 219,704 ounces in 2001 due to the processing of higher grade ores and higher recoveries.

       The dedicated pad processed 135,222 tons of ore per day in 2002, compared to 128,637 tons per day in 2001. Production in 2002 from the dedicated pad was 347,966 ounces, compared to 369,750 ounces in 2001, due to higher recoveries.

       The mill processed 10,067 tons per day in 2002 producing 153,946 ounces, compared to 10,171 tons per day in 2001 producing 156,854 ounces. The mill facility achieved a recovery rate of 84.6% from both higher-grade oxide and non-oxidized ores during 2001 by employing gravity concentration, fine grinding and cyanide leaching.

       Ore and waste rock were mined at a rate of approximately 174,920 tons per day in 2002 compared to 194,579 tons per day in 2001.

       Mining at Round Mountain is expected to be complete during 2006 (assuming no additions to reserves), with completion of stockpile processing in 2008. The joint venture partners continue to support an aggressive exploration program in the vicinity of the mine in order to add reserves and extend the mine life.

       The finished dore bullion is shipped to refineries in North America for further processing as per the agreements of established contracts of the participants of the Smoky Valley Common Operation. Once the dore bullion leaves the mine site, marketing and sales are the responsibility and discretion of the Joint Venture partners.

       The site Plan of Operations and Comprehensive Reclamation Plans filed with the United States Department of the Interior, BLM and Nevada Division of Environmental Protection (NDEP) have been approved for all current operational facilities. Annual updates of the Reclamation Plan are prepared to adjust for cost inflation and to take credit for concurrent reclamation activities and submitted to the above listed agencies. The current reclamation cost estimate, approved in December 2002 by the BLM, USFS and NDEP totals $36,794,776. Tentative plans for permanent closure activities have been approved by the NDEP and BLM. Certain site restoration costs are expensed as production costs on the unit-of-production method over the expected life-of-mine. Each participant in the Common Operation is responsible for its own estimate of reclamation costs in its own accounts.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

       The following table summarizes certain gold production and operating data relating to the Round Mountain mine for the three years ended December 31:

                                                                                         YEARS ENDED DECEMBER 31
                                                                              ---------------------------------------------
                                                                                    2002            2001           2000
                                                                                    ----            ----           ----
SELECTED PRODUCTION AND OPERATING INFORMATION:
GOLD PRODUCED (ounces)(1):
  Heap leached-- reusable pad..............................................       121,404          109,852         70,588
  Heap leached-- dedicated pad.............................................       173,983          184,875        176,066
  Milled...................................................................        76,973           78,427         69,935
  Other(2).................................................................         5,387             321           3,475
                                                                               ----------       ----------     ----------
TOTAL......................................................................       377,747          373,475        320,064

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):
Mining cost/ton of ore and waste...........................................    $     0.80       $     0.83     $     0.83
Heap leaching cost/ton of ore..............................................    $     0.84       $     0.82     $     0.68
Milling cost/ton of ore....................................................    $     3.18       $     3.07     $     2.80

PRODUCTION COST/OUNCE OF GOLD PRODUCED:
  Direct mining expense....................................................    $      176       $      178     $      200
  Deferred stripping cost..................................................             9               14             (1)
  Inventory movements and other............................................            (2)              (2)            (4)
                                                                               ----------       ----------     ----------
Cash operating cost........................................................           183              190            195
  Royalties paid...........................................................            20               18             17
  Production taxes.........................................................             4                2              1
                                                                               ----------       ----------     ----------
Total cash cost............................................................           207              210            213
  Depreciation.............................................................            44               40             43
  Amortization.............................................................            15               15             18
  Reclamation and mine closure.............................................             9                9              9
                                                                               ----------       ----------     ----------
Total production costs.....................................................    $      275       $      274     $      283
                                                                               ----------       ----------     ----------

  Capital expenditures (millions)(3).......................................    $      8.6       $     15.0     $      4.6
  Deferred (applied) mining expenditures (millions)(3).....................    $     (3.4)      $     (5.3)    $      0.4

OTHER INFORMATION:
  Heap leached-reusable pad:
     Ore processed (tons/day)..............................................        26,987           23,601         24,335
     Total tons of ore processed (000's)...................................         9,742            8,520          8,785
     Grade (ounce/ton).....................................................         0.043            0.035          0.028
     Average gold recovery rate (%)........................................          61.3             77.4           61.6
  Heap leached-dedicated pad:
     Ore processed (tons/day) (100% basis).................................       135,222          128,637        141,047
     Total tons of ore processed (000's) (100% basis)......................        48,815           46,438         50,918
     Grade (ounce/ton).....................................................         0.011            0.011          0.011
     Average gold recovery rate (%)(4).....................................            (4)              (4)            (4)
  Milled:
     Ore processed (tons/day) (100% basis).................................        10,067           10,171          9,304
     Total ton of ore processed (000's) (100% basis).......................         3,664            3,702          3,387
     Gold grade (ounce/ton)................................................         0.050            0.050          0.045
     Average gold recovery rate (%)........................................          84.6             83.7           83.1

-------------------------
(1) Gold production represents 50% of the historic production at the Round Mountain Mine.
(2) A high-grade occurrence was discovered in April 1992. A small gravity plant was constructed to recover these ounces.
(3)    Echo Bay's 50% share.
(4) For dedicated leach pads, a gold recovery rate cannot be calculated until leaching is complete. Based on metallurgical test work completed during 1994 and 1995, the eventual recovery rate is estimated to be approximately 50%.

       Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Results--Nine Months Consolidated Results--Costs and Expenses--Operations-Summary," and "--Operations-Individual Mine Disclosure--Round Mountain (50% Ownership Interest), USA."

PRODUCTION, LIFE OF MINE, AND CAPITAL EXPENDITURES

       The planned average production rate (total tons moved) for 2003 is 266,000 tons per day. Of this 185,000 tons per day are ore production. The Round Mountain mine forecast for 2003 uses proven and probable reserves. The annual mining forecast for mill tons mined in 2003 will be 4.5 million tons containing 131,309 ounces. Dedicated pad feed mined from the pit will be 18.8 million tons containing 230,626 ounces. Dedicated pad feed mined from the offload material will be 18.3 million tons containing 208,407 ounces. Mined production for the Reusable pad in 2003 will be 9.2 millions tons containing 325,560 ounces.

       Kinross' share of estimated gold equivalent production for 2003 is 350,000 ounces at total cash costs of $196 per ounce.

       The completion date of open pit mining is scheduled for 2006. The mill is currently scheduled to operate from stockpiles until 2007.

       Capital expenditures at the Round Mountain mine in 2002 was $8.6 million compared to $5.0 million during 2001. During 2003, capital expenditures of $16.1 million are planned. These include payment for one 240-ton truck (approximately $2 million), purchase of a new Caterpillar D11 Dozer (approximately $1.5 million), Carbon Plant expansion including installation of additional carbon columns (approximately $1 million), construction of phase 4 of the west dedicated leach pad (approximately $6 million), completion of a mine de-watering program (approximately $4 million) and general vehicle replacement. Kinross' share of planned capital expenditures for 2003 is $7.4 million.

                            [ROUND MOUNTAIN SITE MAP]

ENVIRONMENTAL REGULATIONS

       Kinross' exploration activities and mining and processing operations are subject to the federal, state, provincial, regional and local environmental laws and regulations in the jurisdictions in which Kinross' facilities are located. In all jurisdictions in which Kinross operates, environmental licenses, permits and other regulatory approvals are required in order to engage in exploration, mining and processing, and mine closure activities. Regulatory approval of a detailed plan of operations and a comprehensive environmental impact assessment is required prior to initiating mining or processing activities or for any substantive change to previously approved plans. In all jurisdictions in which Kinross operates, specific statutory and regulatory requirements and standards must be met throughout the life of the mining or processing operations in regard to air quality, water quality, fisheries and wildlife protection, archaeological and cultural resources, solid and hazardous waste management and disposal, the management and transportation of hazardous chemicals, toxic substances, noise, community right-to-know, land use, and reclamation. Kinross is currently in compliance in all material respects with all applicable environmental laws and regulations.

       In 1998, Lassen Gold Mining Inc. (a subsidiary of Kinross) was identified as a Potentially Responsible Party ("PRP") under the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss.9601, ET SEQ.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. ss.ss.6901, ET SEQ.; and the California Hazardous Substances Account Act, as amended, the California Health and Safety Code ss.ss. 25300 et seq., in connection with the PRC Patterson Superfund Site. Kinross became a member of the Patterson Environmental Trust that funded the site remediation. The total paid to the Trust by Kinross was $175,552. As more PRPs were identified and became contributors to the Trust or participated in funding remediation separately, the amount of funds held by the Trust exceeded the financial obligation. In 2001, in accordance with a Cash-Out Settlement Agreement, Kinross was refunded $152,308. Kinross may receive a supplemental distribution when settlement is reached with the additional PRPs and from accrued interest in the Trust escrow account. All remediation and restoration activities have been completed at the PRC Patterson Superfund site. Kinross no longer has any liability associated with the site.

       Other than as disclosed above, Kinross is not a PRP in any other CERCLA action.

LEGAL PROCEEDINGS AND CONTINGENCIES

DERIVATIVE ACTION

       In October 1996, a shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of a Kinross shareholder, entitled HARRY LEWIS
V. MILTON H. WARD, ET AL., C.A. No. 15255-NC, against Cyprus Amax, Kinross' directors and Kinross as a nominal defendant. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with Kinross' entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to Kinross and damages in an unspecified amount. Kinross subsequently filed a motion to dismiss the action with the court. On October 30, 2003, the Court of Chancery of Delaware granted Kinross' motion to dismiss the complaint. The plaintiff appealed this decision on November 30, 2003. Kinross believes that the complaint is without merit and will continue to defend the matter as required.

CLASS ACTION

       Kinross was named as a defendant in a class action complaint filed on or about April 26, 2002, entitled ROBERT A. BROWN, ET AL. V. KINROSS GOLD U.S.A., INC., ET AL., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. Defendants named in the complaint are Kinross, its subsidiaries, Kinross Gold U.S.A., Inc. and Kinam Gold Inc., and Robert M. Buchan, president and C.E.O. of Kinross. The complaint is brought on behalf of two potential classes, those who tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock made by Kinross Gold U.S.A. and those who did not. Plaintiffs argue, among other things, that amounts historically advanced by Kinross to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July

2001 was a constructive redemption of the preferred stock, an impermissible amendment to the conversion rights of the preferred stock, or constituted the commencement of a tender offer, that Kinross and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred stock, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred stock. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred stock, breach of fiduciary duties, violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the NYSE rules, violations of Section 10(b) and 14(e) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5 and 14c-6(a) hereunder, common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under Section 20A of the Securities Exchange Act of 1934, as amended. A second action seeking certification as a class action and based on the same allegations was also filed in the United States district Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. This action has been consolidated into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. The plaintiffs seek damages ranging from $9.80 per share, plus accrued dividends, to $39.25 per share of Kinam preferred stock or, in the alternative, the issuance of 26.875 to 80.625 Kinross shares for each Kinam preferred share. They also seek triple damages under Nevada statutes. Kinross brought a motion for judgment on the pleadings with respect to the federal securities claims based on fraud. Discovery was stayed pending the resolution of this matter. On September 29 2003, the Court ruled that plaintiffs had failed to adequately state a federal securities fraud claim. The plaintiffs were given an opportunity to amend the complaint to try and state a claim that would meet the pleading standards established by the Court but, if they are unable to do so, these claims will be dismissed. The plaintiffs have filed an amended complaint with the Court in an effort to eliminate the deficiencies in their original complaint. Kinross believes the amended complaint is without merit and anticipates continuing to vigorously defend this litigation.

SETTLEMENT IN GREECE

       On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which Kinross' two subsidiaries, TVX and TVX Hellas S.A., held title to the Hellenic Gold Properties, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million euros to TVX Hellas and mutual releases from all claims were given by each party to the other. The settlement agreement is subject to the approval of the Greek Parliament, which has not yet been obtained. TVX Hellas has agreed to augment the 11 million Euros to be received, with an additional 11 million Euros, and to contribute all such amounts in full satisfaction of labor and trade liabilities of TVX Hellas.

THE HELLENIC GOLD PROPERTIES LITIGATION

       The Ontario Court (General Division) issued its judgment in connection with the claim against TVX by three individuals (collectively the "Alpha Group") on October 14, 1998, relating to TVX's interest in the Hellenic Gold Mining assets in Greece. The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and the right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross appeal.

       Subsequent to the trial decision in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc. ("1235866"), the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against TVX for an interest in the Hellenic gold mines. On July 28, 1999, TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic Gold Properties beyond the interest awarded to the Alpha Group by the courts. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic Gold Properties up to the date of exercise. The TVX appeal, the Alpha Group cross appeal and a motion by 1235866 were all heard on February 17, 18 and 25, 2000. By judgment released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the Alpha Group cross appeal. The

Court also rejected the motion of 1235866 for a new trial. As a result, TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic Gold Properties upon the payment of costs associated with that interest. The action by 1235866 against the Alpha Group continues. TVX and the Alpha Group have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic Gold Properties awarded to Alpha Group in the trial judgment. Accordingly, in June 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter may be held in 2005.

RUSSIA

       In August, 2003, Kinross recently received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid on Kinross' Russian operations in the approximate amount of $8.5 million, which includes penalties and interest. The notice challenges certain deductions taken by Kinross and tax concessions relating to tax returns filed by Kinross in prior years. Kinross believes its interpretation of the tax regulations is correct and has lodged a complaint with the Regional Tax Inspection and filed claims in the Magadan Arbitrage court refuting the findings of the city tax inspection. After failing to receive a reply from the Regional Tax Inspection, Kinross has lodged a complaint with the Federal Ministry of Taxation. In addition, Kinross is attempting to change the jurisdiction of the action from the Magadan Arbitration court to the Moscow arbitration court. Kinross will continue to oppose the reassessment vigorously.

CHILE

       Kinross' 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") received a tax reassessment from the Chilean IRS. The reassessment, in the amount of $6.7 million, disallows certain deductions utilized by a third party. Kinross believes this reassessment will be resolved with no material adverse affect to Kinross' financial position, results of operations or cash flows. The third party has indemnified Kinross for any amount in excess of the claim. There was no activity on this reassessment during the third quarter.

SUMMA

       In September 1992, Summa Corporation ("Summa") commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), indirect subsidiaries of Echo Bay, alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [ROYALTIES] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three-member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. Echo Bay has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither Echo Bay, nor counsel to the Subsidiaries, believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

HANDY AND HARMAN

       On March 29, 2000, Handy & Harman Refining Group, Inc., which operated a facility used by Echo Bay for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Echo Bay filed a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.8 million at the time the shipments were made. $0.6 million of this amount was on behalf of Case, Pomeroy & Company, Inc. ("Case Pomeroy), who owned a 25 percent interest in the Round Mountain mine at the time of the bankruptcy filing. Echo Bay fully provided for its net claim of $2.2 million as unrecoverable. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two of Echo Bay's subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The preferential payment claims against the Echo Bay's subsidiaries approximated $9.0 million.

       In October 2003, a settlement was reached between the liquidating trustee, Echo Bay, Homestake Mining Company, a subsidiary of Barrick Gold Corporation ("Barrick") and Case Pomeroy. Under the terms of the settlement, the liquidating agent will receive payments of $0.2 million from Homestake and $0.1 million from Echo Bay. The liquidating agent agrees to release Kinross and Barrick from any and all future claims. In addition, Echo Bay agrees to waive the $2.8 million claim against the refinery and to pay $0.2 million to Case Pomeroy in settlement of their share of the claim.

OTHER

       In November 2001, two former employees of Echo Bay brought a claim against Echo Bay pursuant to the Class Proceedings Act (British Columbia) as a result of the temporary suspension of operations at Echo Bay's Lupin mine in the spring of 1998 and the layoff of employees at that time. On August 12, 2002, the Supreme Court of British Columbia dismissed Echo Bay's application for a declaration that British Columbia did not have jurisdiction in connection with this claim or in the alternative, that the Court should decline jurisdiction. Echo Bay appealed this decision. On April 4, 2003, the appeal was heard by the Court of Appeal for British Columbia. On May 16, 2003, in a unanimous decision, the Court of Appeal allowed Kinross' appeal and service was set aside on the basis that British Columbia does not have jurisdiction in connection with this claim. In addition the court ordered the former employees to reimburse Echo Bay for costs associated with the appeal and the Supreme Court of British Columbia proceedings. On August 18, 2003, counsel for the former employees filed an application for leave to appeal to the Supreme Court of Canada. Although the outcome cannot be predicted, Kinross and its counsel believe that Kinross will prevail.

       Kinross is also involved in legal proceedings and claims arising in the ordinary course of its business. Kinross believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect Kinross' financial position, results of operations or cash flows.

EMPLOYEES

At September 30, 2003, Kinross and its subsidiaries employed approximately 2,800 persons. Kinross' employees in the United States and Canada are predominately non-unionized. At the Porcupine Joint Venture a three-year Collective Bargaining Agreement was ratified on November 1, 2002. Kinross considers its employee relations to be good.

--------------------------------------------------------------------------------

                              MANAGEMENT OF KINROSS

--------------------------------------------------------------------------------

DIRECTORS

       Set forth below is information regarding the directors of Kinross.


NAME AND PLACE OF      PRINCIPAL           DIRECTOR SINCE    COMMON SHARES        CURRENT        MEETINGS ATTENDED (3)
RESIDENCE              OCCUPATION                                OWNED,       COMMITTEES (3)   ------------------------
                                                             CONTROLLED OR                      BOARD       COMMITTEES
                                                              DIRECTED(1)                       (TOTAL 11)
-----------------------------------------------------------------------------------------------------------------------
John A. Brough         President,          January 19, 1994      1,166            A, C, N       11 of 11    A -  7 of 7
Vero Beach, Florida    Torwest Inc.                                                                         C -  3 of 3
                       (real estate
                       development
                       company)
-----------------------------------------------------------------------------------------------------------------------
Robert M. Buchan(2)    President and       May 31, 1993         136,936            None         11 of 11
Toronto, Ontario       Chief Executive
                       Officer of the
                       Corporation
-----------------------------------------------------------------------------------------------------------------------
Scott A. Caldwell(3)   Executive           March 3, 2003         46,516            None
Toronto, Ontario       Vice-President
                       and Chief
                       Operating Officer
-----------------------------------------------------------------------------------------------------------------------
Arthur H. Ditto        Retired Mining      May 31, 1993         178,131            None         10 of 11
Toronto, Ontario       Executive
-----------------------------------------------------------------------------------------------------------------------
John A. Keyes          Retired Mining      March 3, 2003         11,666              E          10 of 11    CG - 2 of 2
The Woodlands, Texas   Executive                                                                            E - 3 of 3
-----------------------------------------------------------------------------------------------------------------------
Richard S. Hallisey    President of        December 4, 2003       None             None
Toronto, Ontario       Sullivan Holdings
                       Limited
-----------------------------------------------------------------------------------------------------------------------
John M. H. Huxley      Principal,          May 31, 1993          41,603           A, C, N       10 of 11    A - 6 of 7
Toronto, Ontario       Algonquin                                                                            C - 3 of 3
                       Management Inc.
                       (management
                       company)
-----------------------------------------------------------------------------------------------------------------------
George A. Michals(3)   President,          January 31, 2003      27,083            A, CG
Orangeville, Ontario   Baymont Capital
                       Resources Inc.
                       (investment
                       holding company)
-----------------------------------------------------------------------------------------------------------------------
Cameron A. Mingay      Partner, Cassels    January 12, 2001      1,666             CG, E        11 of 11    A - 7 of 7
Toronto, Ontario       Brock & Blackwell                                                                    CG - 2 of 2
                       LLP (law firm)                                                                       E - 3 of 3
-----------------------------------------------------------------------------------------------------------------------
John E. Oliver(4)      Executive           March 7, 1995         7,360           C, CG, N       11 of 11    C - 3 of 3
San Francisco,         Managing Director                                                                    CG - 2 of 2
California             and Co-Head                                                                          E - 3 of 3
                       Scotia Capital
                       U.S., Bank  of
                       Nova Scotia
                       (financial
                       institution)
-----------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Information respecting holdings of common shares has been provided by individual directors.
(2) Mr. Buchan also holds 384,613 convertible preferred shares of Kinross which are convertible into 1,058,390 common shares.
(3) Committees: A-Audit, C-Compensation, CG-Corporate Governance, E-Environmental, N-Nominating (the Nominating Committee was formed in November, 2002 and did not meet during fiscal 2002.)
       (a) Mr. Michals was appointed to the board on January 31, 2003 following the business combination of Kinross, Echo Bay and TVX.
       (b)    Mr. Caldwell was appointed to the board on March 3, 2003.
(4)    Mr. Oliver was appointed as Independent Chairman on August 1, 2002.

       Each of the directors has held the principal occupation set forth opposite his name, or other executive offices with the same firm or its affiliates, for the past five years, with the exception of Messrs. Cameron A. Mingay and John A. Keyes. Mr. Mingay, prior to June 1999, was a Partner with Smith Lyons LLP and Mr. Keyes, prior to January 2001, was President and Chief Operating Officer of Battle Mountain and prior thereto was Senior Vice-President of Battle Mountain.

       Below is a biography of each of the directors of Kinross:

JOHN A. BROUGH

       Mr. Brough has been President of Torwest Inc., a real estate development company, since 1998. Prior to 1998, Mr. Brough held the position of Executive Vice-President and Chief Financial Officer of iStar Internet Inc. Prior to 1997, Mr. Brough was Senior Vice-President and Chief Financial Officer of Markborough Properties Limited. He holds a Bachelor of Arts degree and is a Chartered Accountant.

ROBERT M. BUCHAN

       Mr. Buchan has been Chief Executive Officer of Kinross since May 1993. Prior to that he was Vice-Chairman of Dundee Bancorp Inc. Mr. Buchan is a director of Pacific Rim Mining Corporation and also sits on the Board of the Art Gallery of Ontario. He has a degree in Mining Engineering and a Masters in Mineral Economics.

SCOTT A. CALDWELL

       Mr. Caldwell has been Executive Vice-President and Chief Operating Officer of Kinross since June 2002. Prior to that Mr. Caldwell was Senior Vice-President of Mine Operations of Kinross from 2001 to 2002 and he was and Senior Vice-President of Surface Operations of Kinross from 1998 to 2001. Prior to joining Kinross, he was Vice-President of Operations for Echo Bay from 1996 to 1998. Mr. Caldwell has a Bachelor of Science (Mining) degree.

ARTHUR H. DITTO

       Mr. Ditto previously held the position of the Vice-Chairman of Kinross from April 2002 to January 2003. Prior to that, from 1993 to 2002, he was Chief Operating Officer of Kinross and from 1996 to 2002, he was the President of Kinross. Mr. Ditto is currently retired and sits on the Board of Montana Tech Foundation. He holds a Bachelor of Science degree, is a registered Professional Engineer and has completed the executive development program at the University of Illinois.

RICHARD S. HALLISEY

       Mr. Hallisey is President of Sullivan Holdings Limited. From 1999 to 2001, Mr. Hallisey was Vice-Chairman, National Bank Financial. Prior to 1998, Mr. Hallisey was Vice-Chairman, First Marathon Securities Limited.

JOHN M. H. HUXLEY

       Mr. Huxley has been a principal of Algonquin Management Inc., the manager of the Algonquin Power Income Fund, since 1997. Prior to that he was President of Algonquin Power Corporation, a builder, developer and operator of hydroelectric generating facilities in Canada and the United States. He holds a Bachelor of Laws degree.

JOHN A. KEYES

       Mr. Keyes most recently held the position of President and Chief Operating Officer of Battle Mountain Gold Company until 2001. Mr. Keyes has a Bachelor of Science degree (honors) and has completed an executive MBA course. He is currently retired but remains on the board of several non-profit organizations as well as serving as an advisor to The Haileybury School of Mines.

GEORGE F. MICHALS

       Mr. Michals is President of Baymont Capital Resources Inc., an investment holding company. Mr. Michals has also served as an active member on the Boards of a number of private and public companies. From 1987 to 1990, he held the position of Executive Vice-President and Chief Financial Officer of Canadian Pacific Limited. He holds a Bachelor of Commerce degree and is a Chartered Accountant.

CAMERON A. MINGAY

       Mr. Mingay has been a partner of Cassels, Brock & Blackwell LLP, a law firm, since 1999. Prior to 1999 he was a partner of Smith Lyons LLP. He is a director of Waverider Communications Inc. and the Canadian Parapalegic Association (Ontario). Mr. Mingay holds a Bachelor of Laws degree and is a member of the Law Society of Upper Canada.

JOHN E. OLIVER

       Mr. Oliver has been Executive Managing Director and Co-Head of Scotia Capital U.S., Bank of Nova Scotia since October 1999. From 1997 to 1999 Mr. Oliver was Senior Vice-President, Corporate and Real Estate Banking of Bank of Nova Scotia and prior thereto, he was Senior Vice-President of Real Estate Banking of Bank of Nova Scotia. Mr. Oliver was appointed the Independent Chairman of Kinross in August 2002.

OFFICERS

       The following table sets forth the names of each of the officers of Kinross and all offices of Kinross now held by each of them.


--------------------------------------------------------------------------------
NAME                     OFFICE HELD
--------------------------------------------------------------------------------
ROBERT M. BUCHAN.......  President and Chief Executive Officer
--------------------------------------------------------------------------------
SCOTT A. CALDWELL......  Executive Vice-President and Chief Operating Officer
--------------------------------------------------------------------------------
JERRY W. DANNI.........  Vice-President, Environmental Affairs
--------------------------------------------------------------------------------
CHRISTOPHER T. HILL....  Vice-President and Treasurer
--------------------------------------------------------------------------------
JOHN W. IVANY..........  Executive Vice-President
--------------------------------------------------------------------------------
GORDON A. MCCREARY.....  Vice-President, Corporate Affairs
--------------------------------------------------------------------------------
BRIAN W. PENNY.........  Chief Financial Officer and Vice-President Finance
--------------------------------------------------------------------------------
SHELLEY M. RILEY.......  Corporate Secretary
--------------------------------------------------------------------------------
ALLAN D. SCHOENING.....  Vice-President, Human Resources and Community Relations
--------------------------------------------------------------------------------
RONALD W. STEWART......  Vice-President, Exploration
--------------------------------------------------------------------------------
JOHN E. OLIVER.........  Independent Chairman
--------------------------------------------------------------------------------
ALAN C. EDWARDS........  Vice-President, Operations
--------------------------------------------------------------------------------

       The following sets forth biographical information for each of the executive officers of Kinross who is not also a director of Kinross:

JERRY W. DANNI has been Vice President, Environmental Affairs since July 2000. Prior to joining Kinross, Mr. Danni was Vice President of Environmental Affairs for Cyprus Climax Metals Company from 1994 to 1999.

CHRISTOPHER T. HILL has been Vice-President, Treasurer since May 1998. Prior to that he was Treasury Manager, Barrick Gold Corporation from September 1994 to May 1998.

JOHN W. IVANY has been Executive Vice-President of Kinross since July 1995.

BRIAN W. PENNY has been the Vice-President, Finance and Chief Financial Officer since May 1993.

SHELLEY M. RILEY has been the Corporate Secretary of Kinross since June 1993.

ALLAN D. SCHOENING has been Vice-President, Human Resources and Community Relations for Kinross since July 1998. Prior to this he was Director, Human Resources for Barrick Gold Corporation from May 1995 to June 1998.

RONALD W. STEWART has been the Vice-President, Exploration of Kinross since March 2002. Prior to that date he was Director of Investor Relations for Placer Dome from January 2000 to March 2002, Manager Mine Exploration for Placer Dome from February 1998 to January 2000 and Country Exploration Manager, Indonesia for Placer Dome from March 1996 to February 1998.

GORDON A. MCCREARY has been Vice-President, Corporate Affairs, since January 2003. Prior to that Mr. McCreary was Vice-President Investor Relations and Corporate Development of Kinross.

ALAN C. EDWARDS has been Vice-President, Operations, since July 2003. Prior to that Mr. Edwards was a principal in two mining limited liability partnerships from February 2002 to June 2003; Senior Vice-President, Operations, for P.T. Freeport Indonesia from September 2000 to February 2002; Vice-President, Surface Mines, for P.T. Freeport Indonesia from May 2000 to September 2000; President and General Manager for Minero C.V. from January 2000 to April 2000; and Vice-President and General Manager of Minero Coiso Verde from January 1998 to January 2000.

EXECUTIVE COMPENSATION

       The following table sets forth all annual and long-term compensation for services in all capacities to Kinross and its subsidiaries for the fiscal year ended December 31, 2002, in respect of each of the individuals who were, at December 31, 2002, the Chief Executive Officer and the four senior executive officers, whose total salary exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
=============================== ================================== ============================== =====================
                                             ANNUAL                   LONG-TERM COMPENSATION           ALL OTHER
                                                                                                      COMPENSATION
                                ------- ------------ ------------- ---------------- -------------
 NAME AND PRINCIPAL POSITION     YEAR     SALARY        BONUS       COMMON SHARE     RESTRICTED
                                             $            $        OPTIONS GRANTED     SHARES
                                                                          #            RIGHTS
                                                                                      GRANTED
                                                                                         #
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Robert M. Buchan                 2002     420,479      296,121         124,117           -               50,367
President and CEO                2001     387,360       64,650(2)       66,667           -               52,534
                                 2000     403,932             -        333,333           -               79,183
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Scott A. Caldwell                2002     203,351       98,704          42,105           -               66,787(3)
Senior Vice-President            2001     172,892       63,527          26,667           -               35,341(3)
Mining Operations                2000     175,037       26,929          33,333         24,000            17,371
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Arthur H. Ditto(4)               2002     247,274      196,078(5)          -             -               23,758
Vice-Chairman                    2001     228,421       32,900          41,667           -               23,398
                                 2000     232,183            -          145,000          -               43,380
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
John W. Ivany                    2002     197,726       98,704          38,916           -               22,199
Executive Vice-President         2001     193,680       64,560          26,667           -               22,055
                                 2000     185,135            -          93,333           -               21,933
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Brian W. Penny                   2002     171,936       74,028          33,835           -               13,109
Vice-President Finance and CFO   2001     159,592       47,904          23,333           -               30,613(3)
                                 2000     161,573       16,830          36,667         9,333             13,775
=============================== ======= ============ ============= ================ ============= =====================

-------------------------
(1) Compensation, which is paid in Canadian dollars, is reported in the financial statements in United States dollars. The rates of exchange used to convert Canadian dollars to United States dollars are: 2000 - 1.4854, 2001 - 1.5489, 2002 - 1.5703.
(2)    Paid in January 2002.
(3) Included in all other compensation is the value of the Kinross common shares granted under the restricted share plan in 2000.
(4)    Mr. Ditto retired on January 31, 2003.
(5)    Paid in February 2003.

       For the period January 1 to December 31, 2002, the five senior executives of Kinross received salaries, bonuses, and other compensation totaling $2,180,621 in respect of services rendered to Kinross and its subsidiaries.

OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth stock options granted under Kinross' Stock Option Plan during the fiscal year ended December 31, 2002, to each of the Named Executive Officers.

       In the case of Messrs. Buchan and Ditto, the options become exercisable as to 33?% on each of the first, second, and third anniversary of the date of grant. In the case of Messrs. Caldwell, Ivany, and Penny the options become exercisable as to 50% on each of the first and second anniversary of the date of grant. The exercise price of the option is the market value (as defined in the Share Incentive Plan) of the Kinross common shares on the date of grant. All references to number of shares and share price reflect the consolidation of the Kinross common shares on a three-for-one basis on January 31, 2003.


                                           OPTION GRANTS IN LAST FISCAL YEAR
===================== ================== =================== ================== ==================== =================
        NAME               NUMBER                %                AVERAGE         MARKET VALUE ON        DATE OF
                                                              EXERCISE PRICE    GRANT (CDN $/SHARE)       EXPIRY
                                                               (CDN $/SHARE)
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Robert M. Buchan           124,117               24                8.96                8.96              12/12/07
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Scott A. Caldwell           42,105               8                 8.96                8.96              12/12/07
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Arthur H. Ditto                  -               -                 8.96                8.96              12/12/07
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
John W. Ivany               38,916               7                 8.96                8.96              12/12/07
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Brian W. Penny              33,835               6                 8.96                8.96              12/12/07
===================== ================== =================== ================== ==================== =================

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

       The following table sets forth details of exercised stock options during the fiscal year ended December 31, 2002, by each of the Named Executive Officers and the fiscal year end value of unexercised options on an aggregate basis.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
======================== ============ ====================== ============================= ===========================
         NAME              COMMON        AGGREGATE VALUE        UNEXERCISED AT FISCAL         VALUE OF UNEXERCISED
                           SHARES         REALIZED ($)                 YEAR-END                     IN-THE-
                         ACQUIRED ON                          EXERCISABLE/UNEXERCISABLE     MONEY OPTIONS AT FISCAL
                          EXERCISE                                                                   YEAR-
                                                                                                 END (CDN $)(1)
                                                                                           EXERCISABLE/UNEXERCISABLE
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Robert M. Buchan              -                 -                  605,555/168,562             3,550,997/665,739
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Scott A. Caldwell             -                 -                   196,665/55,439              679,094/213,604
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Arthur H. Ditto               -                 -                   292,222/27,778             1,618,950/195,002
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
John W. Ivany                 -                 -                   223,332/52,250             1,177,694/204,515
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Brian W. Penny                -                 -                   114,999/45,502              519,597/178,332
======================== ============ ====================== ============================= ===========================

-------------------------
(1) Value of unexercised-in-the-money options calculated using the closing price of CDN $11.61 of the Kinross common shares on the TSX on December 31, 2002, less the exercise price of in-the-money stock options.

PENSION AND OTHER BENEFIT PLANS

CANADA

       In 1997, Kinross established a deferred profit sharing plan and a registered retirement savings plan covering all of the Canadian non-unionized employees. The deferred profit sharing plan provides for basic contributions by Kinross (which cannot be less than 4% of the member's compensation). In addition, there is an annual profit sharing contribution based on Kinross' financial performance. Kinross contributed an aggregate of CDN $62,721 to the deferred profit sharing plan on behalf of the Named Executive Officers during the year ended December 31, 2002.

       The registered retirement savings plan is available to all Canadian employees and allows for the minimum contribution of CDN $60 per month with Kinross matching 100% of this amount with any additional contributions being matched by 50% up to a maximum of CDN $30. Kinross contributed CDN $2,788 to the registered retirement savings plan on behalf of each of Messrs. Buchan, Caldwell, Ivany, and Penny during the year ended December 31, 2002.

UNITED STATES

       Kinross' subsidiary, Kinross Gold U.S.A., Inc., has various pension plans in which one executive officer is eligible to participate. Kinross is required to make certain contributions to the pension plans on behalf of Arthur H. Ditto.

       Employees are allowed to make contributions to the 401(k) Savings Plan from salary deductions each year subject to certain limitations. Kinross has in past years made matching contributions of 50% of each employee's contributions, but subject to a maximum contribution of 3% of the employee's annual compensation. Employees are always fully vested in their own salary deferral contributions and become fully vested (in 33?% increments) in any contribution by Kinross after three years. Participants are allowed to direct the investment of their account within a group of designated investment funds. Kinross contributed CDN $4,591 to the 401(k) Savings Plan on behalf of Arthur H. Ditto during the year ended December 31, 2002.

       Kinross established a defined contribution money purchase plan (the "Money Purchase Plan") in which substantially all of the employees in the United States participate. The Money Purchase Plan is funded entirely by Kinross. Kinross contributes 5% of the employees' annual wages to this plan. Kinross is required to make contributions to this plan such that no unfunded pension obligations exist. Participants are allowed to direct the investment of the pension plan account balances. Kinross contributed CDN $7,652 to the Money Purchase Plan on behalf of Arthur H. Ditto during the year ended December 31, 2002.

EMPLOYMENT CONTRACTS

       Kinross has entered into a severance agreement with each of the Named Executive Officers. Each of the severance agreements provides for a severance payment equal to two (in the case of Messrs. Ivany, Caldwell, and Penny) or 2.5 (in the case of Messrs. Buchan and Ditto) multiplied by the sum of the Named Executive Officer's annual compensation (annual base salary and benefits) and target bonus. In the case of Messrs. Buchan and Ditto, the severance payment may be paid to the Named Executive Officer following a change of control of Kinross, at the option of the Named Executive Officer. On January 31, 2003, Mr. Ditto retired as Vice-Chairman of Kinross and received payments in consideration of the grant of a release of his entitlement under his severance agreement. In the case of Messrs. Caldwell, Ivany, and Penny, the severance is paid to the Named Executive Officer if a triggering event occurs following a change of control. A triggering event includes: (i) an adverse change in the employment terms of the executive, (ii) a diminution of the title of the executive; (iii) a change in the person to whom the executive reports (subject to certain exceptions); and
(iv) a change in the location at which the executive is required to work (subject to certain exceptions). The severance amount is payable at the option of Messrs. Ivany, Caldwell, and Penny provided the exercise of such option occurs within 18 months following the change of control and within six months of the triggering event.

       Other than as described above, Kinross (and its subsidiaries) have no employment contracts in place with the Named Executive Officers and no compensatory plans or arrangements with respect to the Named Executive Officers that results or will result from the resignation, retirement or any other termination of employment of such officers' employment with Kinross (and its subsidiaries), from a change of control of Kinross (and its subsidiaries) or a change in the Named Executive Officers' responsibilities following a change of control.

DIRECTORS AND OFFICERS' INSURANCE

       Kinross has purchased an insurance policy which covers actions against its directors and officers. The policy covers judgments and defense costs of up to CDN $25,000,000 per lawsuit, with a maximum coverage of CDN $25,000,000 per year and a deductible of CDN $1,000,000 per claim. The total premium paid for this policy for the period February 1, 2003, to February 1, 2004, is CDN $687,500.

COMPENSATION OF DIRECTORS

       For the year ended December 31, 2002, each director who is not a salaried employee of Kinross or any of its subsidiaries was paid CDN $15,000 per annum for his services as a director. Directors were also paid a fee of CDN $1,250 for attendance at meetings of the Board of Directors of Kinross. The remuneration provided above is paid quarterly in arrears. In addition, such directors are entitled to the reimbursement of their expenses. Additionally, members of the Audit, Compensation, Corporate Governance, and Environmental Committees received a fee of CDN $1,250 per meeting and the Chairman of each of these committees received CDN $2,000 for acting in this capacity.

ACTIVITIES OF THE COMPENSATION COMMITTEE

       The Compensation Committee members are Messrs. Oliver (Chairman), Brough, and Huxley, all of whom are unrelated directors, as defined in the corporate governance guidelines of the TSX (the "TSX Guidelines"). In carrying out its mandate, the Compensation Committee met three times during the year ended December 31, 2002. In addition to the activities reported below, the Compensation Committee developed a written charter for the Compensation Committee and recommended the adoption of the charter to the Board of Directors.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM

       The executive compensation program of Kinross is designed to encourage, compensate, and reward employees on the basis of individual and corporate performance, both in the short and long term. Base salaries are set at levels which are competitive with the base salaries paid by similar corporations within the mining industry. Compensation is directly tied to corporate and individual performance. Bonuses are directly tied to the performance of Kinross. Share ownership opportunities are provided as an incentive to align the interests of senior officers with the longer term interests of shareholders and to reward past performance.

       Compensation for Named Executive Officers, as well as for the senior officers as a whole, consists of a base salary, bonus, stock options, and restricted share rights.

       During the year ended December 31, 2002, the Compensation Committee determined that it was desirable to obtain professional advice regarding the compensation of the senior officers of Kinross and for a review to be conducted generally in relation to compensation matters that are properly within the purview of the Committee. Mercer Human Resources Consulting LLC ("Mercer") was retained to work with the Compensation Committee on executive compensation and related governance requirements, including in particular:

       (a) conducting interviews with senior management and the Board of Directors to review the performance management process;

       (b)    executive compensation benchmarking;

       (c)    studying director compensation;

       (d)    the CEO evaluation process; and

       (e)    the appropriate quantum of transaction bonuses.

Reports were then prepared by Mercer pertaining to transaction bonuses, director compensation, corporate governance considerations and executive compensation. These reports were discussed in detail with the Compensation Committee.

BASE SALARY

       Corporate office base salaries are established at a competitive level. The level of base salary for each senior officer of Kinross is determined by the level of responsibility and the importance of the position to Kinross.

       For 2002, the President and Chief Executive Officer presented salary recommendations to the Compensation Committee with respect to the senior officers of Kinross. The Compensation Committee's recommendations for the base salaries for the senior officers were then submitted for approval by the Board of Directors of Kinross.

PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

       The Chairman of the Compensation Committee presents recommendations to the Compensation Committee with respect to the President and Chief Executive Officer. In setting the President and Chief Executive Officer's salary for 2002, the Compensation Committee reviewed salaries paid to other senior officers in Kinross, salaries paid to other chief executive officers in the industry and the President and Chief Executive Officer's impact on the achievement of Kinross' objectives for the previous financial year. The Compensation Committee's recommendation for the base salary for the President and Chief Executive Officer was submitted for approval to the Board of Directors.

BONUS

       The Committee set the proposed bonuses for the 2002 fiscal year of Kinross for the Named Executives Officers based on the performance of the Chief Executive Officer and the senior executives with reference to the Mercer reports discussed above with particular emphasis on the following performance metrics:

       (a)    shareholder value creation;

       (b)     corporate financial performance; and

       (c)    implementation of strategic goals.

The Committee also reviewed comparator groups to determine that bonuses were in line with market expectations.

SHARE INCENTIVE PLAN

       The Share Incentive Plan of Kinross is designed to advance the interests of Kinross by encouraging employees to acquire equity participation in Kinross through the acquisition of Kinross common shares. The Share Incentive Plan consists of a stock option plan (the "Stock Option Plan") and a share purchase plan (the "Share Purchase Plan"). Currently the maximum number of Kinross common shares issuable pursuant to the Share Incentive Plan is 6,833,332, representing approximately 2.1% of the number of Kinross common shares currently issued and outstanding.

OPTIONS

       The Stock Option Plan of Kinross is administered by the Compensation Committee and forms part of Kinross' Share Incentive Plan. The Stock Option Plan is designed to give each holder of an option an interest in preserving and maximizing shareholder value in the longer term, to enable Kinross to attract and retain individuals with experience and ability and to reward individuals for current and future performance. The Compensation Committee considers option grants when reviewing key employee compensation packages. Any grant recommendations made by the Compensation Committee requires approval by the Board of Directors of Kinross. In determining the number of options to be granted, the Compensation Committee gives consideration to an individual's present and potential contribution to the success of Kinross.

       The number of options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder and regulatory approval. The exercise price per share is not less than the closing price of the Kinross common shares on the TSX on the trading day preceding the day on which the option is granted. Each option is for a term of five years and have various vesting periods.

       The maximum number of Kinross common shares issuable under the Stock Option Plan is currently set at 4,166,666 in the aggregate, representing 1.3% of the outstanding number of Kinross common shares. The maximum number of Kinross common shares reserved for issue to any one person under the Stock Option Plan is limited to 5% of the outstanding number of Kinross common shares from time to time.

       The initial grants of options to directors, officers, and employees of Kinross and options granted by and inherited from Kinross' predecessor companies were ratified by the full Board of Directors of Kinross. All subsequent grants were reviewed by the Compensation Committee and recommended to and approved by the Board of Directors of Kinross.

SHARE PURCHASE PLAN

       Employees of Kinross or designated affiliates are entitled to contribute up to 10% of their annual basic salary to the Share Purchase Plan. Kinross matches the participant's contribution on a quarterly basis and each participant is then issued Kinross common shares having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and by Kinross. The purchase price per share is the weighted average trading price or the average of the high and low board lot trading prices of the Kinross common shares on the TSX, for participants resident in Canada, or the NYSE, for participants resident in the United States, for the 20 consecutive trading day period prior to the end of the calendar quarter in respect of which the Kinross common shares are issued. Such Kinross common shares are delivered to participants 12 months following their date of issue. In the event of termination of employment or death of an employee, any portion of the participant's contribution then held in trust shall be paid to the participant or his or her estate and any portion of Kinross' contribution shall be returned to Kinross. In addition, any Kinross common shares held in safekeeping will be purchased for cancellation at an amount equal to the participant's contribution and the proceeds will be paid to the participant. The maximum number of Kinross common shares issuable under the Kinross Purchase Plan is currently set at 2,666,666 Kinross common shares in the aggregate.

RESTRICTED SHARE RIGHTS

       The Restricted Share Plan of Kinross is administrated by the Compensation Committee. The purpose of the Restricted Share Plan is to advance the interests of Kinross through the motivation, attraction, and retention of employees, directors, and consultants of Kinross and to secure for Kinross and its shareholders the benefits inherent in the ownership of Kinross common shares to key employees, directors, and consultants of Kinross. Restricted share rights ("Restricted Share Rights") may be granted by the Compensation Committee to employees, officers, directors, and consultants of Kinross as a discretionary payment in consideration of past services to Kinross. In determining the eligibility of participants to the Restricted Share Plan, the Compensation Committee considers the present and potential contributions and the services rendered by each particular participant to the success of Kinross.

       A Restricted Share Right is exercisable into one Kinross common share for a certain period of time in accordance with the terms of the Restricted Share Plan. The maximum number of Kinross common shares issuable under the Restricted Share Plan is currently set at 333,333. The maximum number of Kinross common shares issuable to insiders pursuant to the Restricted Share Plan, with a one-year period, is limited to 10% of the total number of Kinross common shares then outstanding. The maximum number of Kinross common shares issuable to any one insider and such insider's associates pursuant to the Restricted Share Plan, within a one-year year period, is limited to 5% of the total number of Kinross common shares then outstanding. The maximum number of Kinross common shares reserved for issue to any one person under the Restricted Share Plan is limited to 5% of the total number of Kinross common shares then outstanding. The maximum number of Kinross common shares reserved for issue to any one person under the Restricted Share Plan is limited to 5% of the number of Kinross common shares outstanding from time to time.

       The grant of a Restricted Share Right is evidenced by a Restricted Share Rights agreement between a participant and Kinross which is subject to the Restricted Share Plan and may be subject to other terms and conditions that are not inconsistent with the Restricted Share Plan and which the Compensation Committee deems appropriate.

       The foregoing report dated May 8, 2003, has been furnished by the Chairman of Compensation Committee on the Committee's behalf.

(Signed) John E. Oliver

SHAREHOLDER RETURN PERFORMANCE GRAPH

       The following chart compares the yearly percentage changes in the cumulative total shareholder return on the Kinross common shares against the cumulative total shareholder return of the TSX 300 Index and the TSX Gold and Silver Index for the period December 31, 1997, to December 31, 2002.

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN ON THE KINROSS COMMON SHARES, THE TSX 300 INDEX AND THE TSX GOLD AND SILVER INDEX



  [CHART SHOWING PERFORMANCE OF KINROSS COMMON SHARES, S&P/TSX COMPOSITE INDEX,
                     AND TSX GOLD AND PRECIOUS METALS INDEX]



                                        1997     1998      1999     2000      2001      2002
Kinross Gold Corporation               100.00   72.78     57.94    17.51     25.73     83.66
S&P/TSX Composite Index                100.00   98.42    129.63   139.23    121.73    106.59
TSX Gold and Precious Minerals Index   100.00   93.46     77.58    69.82     82.58    105.01

--------------------------------------------------------------------------------

                        PRINCIPAL SHAREHOLDERS OF KINROSS

--------------------------------------------------------------------------------

       The table below sets forth information as to each person owning of record or who was known by Kinross to own beneficially more than 5% of the Kinross common shares as of December 9, 2003, and information as to the ownership of Kinross common shares by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.


                                                          Amount and Nature of          Percent of Kinross'
       Name and Address of Beneficial Owner(1)            Beneficial Ownership(1)          Common Shares
       ----------------------------------------------     -------------------------    ----------------------
       FMR Corp.
       82 Devonshire Street
       Boston, MA 02109                                           54,792,110                   15.9%

       AIM Funds Management, Inc.
       5140 Yonge Street, Suite 900
       Toronto, Ontario MZN 6X7                                   27,249,900                    7.8%

       John A. Brough                                                  1,116                   (2)

       Robert M. Buchan                                              142,976                   (2)

       Scott A. Caldwell                                              49,028                   (2)

       Arthur H. Ditto                                               192,593                   (2)

       Richard S. Hallisey                                                 0                   (2)

       John M. H. Huxley                                              41,603                   (2)

       John A. Keyes                                                  11,666                   (2)

       George F. Michals                                              27,083                   (2)

       Cameron A. Mingay                                               1,666                   (2)

       John E. Oliver                                                  7,360                   (2)

       EXECUTIVE OFFICERS                                                                      (2)

       John W. Ivany                                                  24,350                   (2)

       Brian W. Penny                                                  5,599                   (2)

       Scott A. Caldwell                                              49,028                   (2)

       All Directors, nominees for director,
          and executive officers as a group
          twelve (12) persons                                        592,071                   (2)

-------------------------
(1) The information in the foregoing table is based on 345,603,106 Kinross common shares outstanding as of December 9, 2003. With respect to Fidelity, this information was supplied by the shareholder, including filings as required under section 13 of the Securities and Exchange Act of 1934.
(2)    Less than 1%.

--------------------------------------------------------------------------------

                     MARKET PRICE FOR KINROSS COMMON SHARES

--------------------------------------------------------------------------------

       In Canada, the Kinross common shares trade on the TSX under the symbol "K." The Kinross common shares trade on the NYSE under the symbol "KGC." The Kinross common shares began trading on the NYSE on February 3, 2003. The following table sets forth, for the periods indicated, the high and low sales prices of the Kinross common shares on the TSX and the NYSE.


                                    Kinross Common Shares on the TSX(1)(2)      Kinross Common Shares on the
                                                                                        NYSE(1)(2)(3)
                                    --------------------------------------- --------------------------------------
                                                                Average                                 Average
                                                                 Daily                                   Daily
                                       High          Low        Trading        High          Low        Trading
                                                                 Volume                                 Volume
                                    ------------ ------------ ------------- ------------ ------------ ------------
                                       (CDN         (CDN                       (U.S.        (U.S.
                                      Dollars)     Dollars)                   Dollars)     Dollars)

Fiscal Year Ended December 31, 1998     21.45         8.10      323,136         15.00        5.25        31,331
Fiscal Year Ended December 31, 1999     16.65         6.81      245,226         11.06        4.50        43,325
Fiscal Year Ended December 31, 2000     10.05         1.50      244,338          6.94        1.13        59,121
Fiscal Year Ended December 31, 2001
         First Quarter                   3.12         1.98      217,003          1.98        1.31        57,332
         Second Quarter                  4.89         2.10      529,899          3.60        1.32       137,884
         Third Quarter                   5.19         3.57      379,393          3.15        2.31        89,226
         Fourth Quarter                  4.59         2.85      331,562          2.97        1.86        58,322
Fiscal Year Ended December 31, 2002
         First Quarter                   6.42         3.51      907,887          4.02        2.13       143,703
         Second Quarter                 13.32         5.55    2,146,161          8.70        3.48       394,243
         Third Quarter                  11.25         6.18    1,695,503          7.20        3.75       282,677
         Fourth Quarter                 12.06         7.23    1,494,885          7.71        4.62       288,623
Fiscal Year Ending December 31, 2003
         First Quarter                  12.33         7.72    2,568,167          8.10        5.23       796,587
         Second Quarter                  9.88         7.92    2,132,746          7.39        5.34       645,859
         Third Quarter                  11.30         8.06    3,425,746          8.29        5.70     1,260,880
Month Ended
         June 30, 2003                   9.88         8.78    1,908,296          7.39        6.49       618,210
         July 31, 2003                   9.58         8.06    2,138,622          6.94        5.70       782,477
         August 31, 2003                10.68         8.90    2,927,240          7.67        6.35     1,262,200
         September 30, 2003             11.30         9.74    5,248,862          8.29        7.20     1,760,743
         October 31, 2003               11.02         9.45    2,658,746          8.38        7.04     1,197,557
         November 30, 2003              11.65         9.66    2,598,546          8.95        7.35     1,382,416
         December(2)                    12.05        11.22    2,568,282          9.29        8.58     1,429,214

-------------------------
(1) All amounts presented have been restated to reflect a three old for one new share consolidation which was completed on January 31, 2003.
(2)    Information presented through December 9, 2003.
(3) From August 1, 2001 until February 3, 2003, the Kinross common shares were listed on the American Stock Exchange under the symbol "KGC." Prior to August 1, 2001, the Kinross common shares were listed on the NYSE.

       In addition to common shares, Kinross has redeemable retractable preferred shares outstanding. As of November 28, 2003, there were 24,648 holders of record of Kinross common shares (including holders who are nominees for an undetermined number of beneficial owners).

--------------------------------------------------------------------------------

                         KINROSS SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------

       The selected financial data presented in this Proxy Statement/Prospectus should be read in conjunction with the consolidated financial statements of Kinross and the notes thereto and the discussion under the caption "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KINROSS

       The financial data set forth in the table below, except for the nine months ended September 30, 2003, which is unaudited, has been selected by Kinross and has been derived from the audited financial statements for the periods indicated.

       The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of Kinross and the notes thereto included in this Proxy Statement/Prospectus, and management's discussion and analysis of financial condition and results of operations included in this Proxy Statement/Prospectus. The financial information as at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001, and 2000, is derived from the audited consolidated financial statements of Kinross included in this Proxy Statement/Prospectus. The financial information as of December 31, 2000, 1999, and 1998, and for the years ended December 31, 1999, and 1998, is derived from audited consolidated financial statements of Kinross that are neither included nor incorporated by reference in this Proxy Statement/Prospectus. The financial information as at September 30, 2003, and for the nine months ended September 30, 2003, and 2002, is derived from the unaudited consolidated financial statements of Kinross included in this Proxy Statement/Prospectus.

       Readers should read Note 21 to the audited consolidated financial statements for a reconciliation of the financial statements to U.S. GAAP. The formation of Kinross on May 31, 1993, qualifies under International Accounting Standard No. 22 (IAS 22), business combinations, as a uniting of interests and thereby has been accounted for as a pooling of interests.

       Readers should note that in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the financial statements, such as the changes described in Note 1 to Kinross' consolidated financial statements. The auditor's report to the shareholders dated March 3, 2003, except as to Note 23(b), which is as of March 26, 2003, is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors' report when the changes are properly accounted for and adequately disclosed in the financial statements.

       The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain respects from generally accepted accounting principles in the United States. See
Note 21 of the audited consolidated financial statements of Kinross and Note 13 of the unaudited interim consolidated financial statements of Kinross for a description of these differences.

       Kinross utilizes the U.S. $ as its reporting currency. All financial data presented below are in millions of dollars except per share data and number of shares outstanding.


                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                      ------------------------- --------------------------------------------------------------
                                          2003         2002         2002        2001         2000        1999         1998
                                      ------------ ------------ ----------- ------------ ------------ ----------- -------------
                                       (CDN GAAP)
FOR THE PERIOD:
Revenue                                  $  434.1      $ 196.3     $  275.2     $ 282.9     $  289.3     $ 317.0     $ 286.6
Loss from operations                        (14.7)       (11.4)       (31.5)      (29.8)      (113.5)     (231.0)     (240.3)
Net loss                                    (22.5)       (18.0)       (30.9)      (36.3)      (125.4)     (243.9)     (243.1)
Net loss attributable to common
shareholders                                (12.5)       (23.5)       (38.2)      (44.0)      (132.6)     (250.4)     (249.0)
Cash flow  provided  from  operating
activities                                   81.7         48.5         62.9        74.5         47.8        69.5       102.0
Cash flow from (used in)
financing activities                         (8.3)        (8.1)        67.8       (46.5)       (36.8)      (31.5)     (107.6)
Cash flow provided from (used in)
investing activities                       (102.8)       (36.9)       (41.1)      (24.8)       (47.1)      (77.5)      (31.3)
Weighted average common shares
outstanding (millions)                      297.4        118.2        119.7       104.5         99.4        99.7        77.7
Capital expenditures                         52.3         18.1         22.6        30.4         41.6        44.0        33.8

PER COMMON SHARE:
Net loss - basic and diluted             $  (0.04)     $ (0.20)    $  (0.32)    $ (0.42)    $  (1.33)    $ (2.52)    $ (3.21)
Cash dividends to common shareholders          --           --           --          --           --          --          --
Dividends declared per common share            --           --           --          --           --          --          --

AT PERIOD END:
Cash and cash equivalents                $  141.2      $  84.5     $  170.6     $  81.0     $   77.8     $ 113.9     $ 153.4
Current assets                              273.2        163.5        246.2       138.7        156.3       215.1       264.6
Total assets                              2,054.3        532.4        598.0       577.6        700.0       882.4     1,114.8
Current liabilities                         118.4         68.8         73.8        76.7         81.6        90.5        80.4
Long-term debt(1)                            33.5         76.9         60.4        92.5        145.6       177.6       192.1
Convertible preferred shares of
subsidiary company                           12.6         12.6         12.9        48.0         91.8        88.3        88.3
Net shareholders' equity                  1,749.0        337.0        418.9       331.6        340.9       477.1       691.2
Working capital                             154.8         94.7        172.4        62.0         74.7       124.6       184.2


                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                               --------------------- -----------------------------------------------------------
                                                 2003       2002        2002        2001        2000        1999        1998
                                               ---------- ---------- ----------- ----------- ----------- ----------- -----------
                                                   (U.S. GAAP)       (RESTATED)
FOR THE PERIOD:
Loss from operations                             $ (30.9)   $  (28.0)  $ (46.6)    $ (28.4)    $ (91.4)    $ (215.3)   $ (322.6)
Net income (loss)                                  (52.8)       28.6      17.3       (32.3)     (113.6)      (228.3)     (325.8)
Net  income  (loss)  attributable  to  common      (52.8)       28.6      17.3       (32.3)     (113.6)      (228.3)     (325.8)
shareholders
Cash flow provided from operating activities        75.2        33.9      33.2        41.6        19.5         40.4        97.5
Cash flow  provided  from (used in) financing       (4.1)       (2.5)     74.7        (6.5)      (12.5)        (7.0)     (106.7)
activities
Cash flow from (used in) investing activities      (71.1)      (35.7)    (37.6)      (23.3)      (46.9)       (75.3)       40.2
Net income (loss) per share - basic and diluted  $ (0.18)   $  (0.24)  $  0.14     $ (0.31)    $ (1.14)    $  (2.29)   $  (4.19)

AT PERIOD END:
Current assets                                   $ 274.7    $  131.4   $ 204.6     $ 123.6     $ 118.6     $  178.4    $  239.2
Current liabilities                                150.8        79.4      90.2        69.9        51.2         64.1        65.0
Total assets                                     2,096.2       542.2     611.2       526.2       602.3        758.0       952.6
Long-term debt (2)                                  33.5       174.8     159.9       184.9       205.3        218.1       203.5
Net shareholders' equity                         1,758.8       243.5     321.9       201.5        67.4        318.6       512.9
Working capital                                    123.9        52.0     114.4        53.7        67.4        114.3       174.2

-------------------------
(1) Includes long-term debt (current and long-term portions), the debt component of Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.
(2) Includes long-term debt (current and long-term portions), Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.
(3) Subsequent to the exchange of debt securities, Kinross accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when Kinross acquired the remaining outstanding common shares of Echo Bay, Kinross retroactively restated its 2002 financial statements to account for its share investment in Echo Bay on an equity basis. As a result, Kinross reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002, and correspondingly reduced the carrying value of its investment. In addition, Kinross decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003, and increased long-term investments and recorded a share of income in investee company of $0.7 million for the nine month period ended September 30, 2002.

For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, Kinross recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

EXCHANGE RATE DATA

       References in this document to "U.S. dollars," or "U.S. $" are to the currency of the United States and references to "Canadian dollars," or "CDN $" are to the currency of Canada. Solely for your convenience, we have provided the following information. You should not take this information as an assurance that the Canadian dollar amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

       The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the noon buying rate as reported by the Bank of
Canada:

                                                                          Exchange Rates
                                                 -----------------------------------------------------------------
                                                    High             Low             Average          Period End
                                                 -----------    -------------     -------------     --------------
                                                                        (Canadian Dollars)
Fiscal Year Ended December 31, 2000                 1.5593          1.4341           1.4852             1.5002
Fiscal Year Ended December 31, 2001                 1.6012          1.4936           1.5482             1.5956
Fiscal Year Ended December 31, 2002                 1.6132          1.5110           1.5703             1.5796
Fiscal Year Ending December 31, 2003
         First Quarter                              1.5747          1.4656           1.4693             1.5098
         Second Quarter                             1.4846          1.3342           1.3553             1.3984
         Third Quarter                              1.4116          1.3363           1.3504             1.3801

-------------------------

       As of December 12, 2003, the noon buying rate as reported by the Bank of Canada was CDN $1.315 per U.S. $1.00.

--------------------------------------------------------------------------------

     KINROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

--------------------------------------------------------------------------------

       All results are expressed in United States dollars unless otherwise stated.

       The Management's discussion and analysis ("MD&A") provides a detailed discussion and analysis of Kinross' financial results with those of the two previous years. The MD&A for the nine months ended September 30, 2003, provides a detailed analysis of Kinross' financial results with those of the nine months ended September 30, 2003. The MD&A should be read in conjunction with the consolidated financial statements and notes commencing on page F-A1 of this Proxy Statement/Prospectus. The financial statements are expressed in United States dollars and in accordance with Canadian generally accepted accounting principles. These statements, together with the following MD&A are intended to provide investors with a reasonable basis for assessing the results of operations and financial performance of Kinross as well as certain forward looking information related to potential future results.

       The MD&A is comprised of eight key sections. The Overview provides a high level summary of production, financial results and cash flow provided from operating activities. The Mergers and Acquisitions section provides a summary of the combination between Kinross, TVX, and Echo Bay, which was completed on January 31, 2003. The Financial Results section provides a detailed analysis of sales, results of operations for each mine, reports on other items that effect net loss. The Liquidity and Financial Resources section provides information on cash flow provided from operations, cash flow provided from and used in financing activities and cash flow used in investing activities. The Critical Accounting Policies section provides an overview of Kinross' critical accounting policies. In the Business Risks and Management section, the risks associated with the business are identified (including market risks) and the risk management programs that are in place to manage these risks. The Strategy section describes Kinross' strategic plan and finally the Outlook section provides summary information on Kinross in the year ahead (detailed information is provided throughout the MD&A).

OVERVIEW

       Kinross is engaged in the mining and processing of gold and silver ore and the exploration for and acquisition of gold-bearing properties, principally in the Americas and Russia. Kinross' products are gold and silver produced in the form of dore that is shipped to refineries for final processing.

       Kinross' attributable gold equivalent production was 888,634 ounces in 2002, a decrease of 6% when compared to 944,803 ounces in 2001 and a decrease of 6% when compared to 2000 production of 943,798 ounces. Average total cash costs per attributable gold equivalent ounce were $201 in 2002, compared to $193 in 2001 and $202 in 2000. Cash flow provided from operating activities in 2002 was $62.9 million, compared to $74.5 million in 2001 and $47.8 million in 2000. Cash flow proceeds from operating activities decreased in 2002 due to lower gold equivalent production, and a decrease in the proceeds from the restructuring of the gold forward sales contracts when compared to 2001. In 2002, a $7.7 million non-cash charge was recorded to increase the estimated cost of final remediation of certain previously closed mines. This, combined with the results of operations from the current portfolio of mines, resulted in a 2002 net loss for the year of $30.9 million, or $0.32 per share. The 2002 loss compares to a $36.3 million, or $0.42 per share loss in 2001 and a $125.4 million, or $1.33 per share net loss in 2000. All per share information has been adjusted to give retroactive effect for the three for one consolidation of its common shares, which was completed on January 31, 2003. The losses in 2001 and 2000, included non-cash charges of $16.1 million and $72.1 million, respectively.

       Effective January 1, 2002, Kinross adopted the new Canadian Institute of Chartered Accountants ("CICA") recommendations for foreign currency translation. This standard eliminates the practice of deferring and amortizing unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the fiscal year following the current reporting period. Foreign exchange gains or losses arising on translation of these monetary items are now included in the determination of current period losses. Kinross previously had unrealized foreign exchange gains and losses on converting the debt component of Canadian dollar dominated convertible debentures to U.S. dollars. In addition, the Canadian dollar denominated redeemable retractable preferred shares were translated into U.S. dollars at the historical rate on the date of issue. The adoption of this new standard has been applied retroactively with prior year comparative amounts restated. The effects on the consolidated financial statements were to decrease deficit at December 31, 2001, and 2000, by $2.8 million and $2.2 million, respectively, to decrease the foreign exchange loss by $0.6 million in 2001 and to increase the foreign exchange gain by $0.7 million in 2000.

MERGERS AND ACQUISITIONS

       Kinross, TVX, and Echo Bay entered into a combination agreement dated June 10, 2002, as amended as of July 12, 2002, and November 19, 2002, for the purpose of combining the ownership of their respective businesses. The combination was effected by way of a plan of arrangement under the Canada Business Corporations Act ("CBCA") with an effective date of January 31, 2003.

       In a separate transaction, TVX and a subsidiary of TVX have entered into two agreements dated June 10, 2002, each as amended as of November 19, 2002, with a subsidiary of Newmont. Pursuant to these agreements, TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont J/V") for an aggregate purchase price of $180.0 million with an effective date of January 31, 2003.

       Pursuant to the arrangement, TVX amalgamated with a newly formed, wholly owned subsidiary of Kinross on January 31, 2003, and each holder of TVX common shares received 2.1667 common shares of Kinross. Also pursuant to the arrangement, shareholders of Echo Bay (other than shares owned by Kinross) received 0.1733 common shares of Kinross for each Echo Bay common share. The exchange ratio reflects the three for one consolidation of the Kinross common shares that was completed on January 31, 2003, prior to the arrangement. Kinross issued 177.8 million common shares with a fair value of $1,269.5 million with respect to the TVX and Echo Bay acquisitions.

       The TVX Newmont J/V held interests in various operating mines located in Canada, Brazil and Chile. The production from the TVX Newmont J/V in 2002 was 473,602 ounces of gold equivalent. Echo Bay held interests in various operating mines in Canada and the United States. Echo Bay's share of production from these mines in 2002 was 522,208 ounces of gold equivalent.

       The acquisitions are being accounted for using the purchase method of accounting in accordance with both sections 1581 "Business Combinations," of the CICA Handbook for the purposes of Canadian generally accepted accounting principles ("CDN GAAP") and Statement of Accounting Standards ("SFAS") 141, "Business Combinations," for the purposes of United States generally accepted accounting principles ("U.S. GAAP"). Pursuant to the purchase method of accounting under both CDN and U.S. GAAP, the TVX and Echo Bay assets acquired and liabilities assumed will be recorded at their fair values as of the effective date of the combination. The excess of the purchase price over such fair value will be recorded as goodwill. In accordance with Section 3062, "Goodwill and Other Intangible Assets," of the CICA Handbook, for purposes of CDN GAAP, and SFAS 142, "Goodwill and Other Intangible Assets," for purposes of U.S. GAAP, goodwill will be assigned to specific reporting units and will not be amortized.

       The goodwill resulting from the preliminary purchase price allocation is $888.6 million. Goodwill is subject to a determination of fair values and will be revised for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate the reporting unit's carrying value, including goodwill that was allocated to it, is greater than its fair value. Kinross has not determined if an impairment exists, and expects to make that determination in 2004 in accordance with CDN and U.S. GAAP.

FINANCIAL RESULTS

       All results are expressed in United States dollars unless otherwise stated. All per share information has been adjusted to give retroactive effect for the three for one consolidation of the common shares, which was completed on January 31, 2003. Accordingly, loss per share for the nine months ended September 30, 2002, has been adjusted to give retroactive impact of the share consolidation. The combination with TVX and Echo Bay was accounted for as a purchase with an effective date of January 31, 2003. Accordingly, the financial statements and gold equivalent production statistics reflect operating results for the acquired properties for the months of February to September only.

NINE MONTHS CONSOLIDATED RESULTS

       Gold equivalent production of 1,240,884 ounces at total cash costs of $225 per ounce, combined with changes in working capital, resulted in cash flow provided from operating activities of $81.7 million during the first nine months of 2003. This compares to gold equivalent production of 657,396 ounces at total cash costs of $203 per ounce, which resulted in cash flow provided from operating activities of $48.5 million, achieved during the first nine months of 2002. Kinross recorded a net loss attributable to common shares of $12.5 million, or $0.04 per share for the first nine months of 2003, compared to a net loss attributable to common shares of $23.5 million, or $0.20 per share in 2002.

REVENUES

       GOLD AND SILVER SALES

       Kinross' primary source of revenue is from the sale of its gold production. Kinross sold 1,176,573 ounces of gold during the first nine months of 2003, compared with 607,705 in 2002. Revenue from gold and silver sales was $428.6 million in the first nine months of 2003, compared with $184.5 million in 2002. Revenue from gold and silver sales in the first nine months of 2003 was 132% higher than the revenue in 2002 due to the increased production levels and higher realized prices. In the first nine months of 2003, Kinross realized $351 per ounce of gold, compared with $302 in 2002. The average spot price for gold was $354 per ounce in the first nine months of 2003 compared with $302 in 2002.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                          ---------------------------
                                                               2003          2002
                                                               ----          ----
Attributable gold equivalent production - ounces             1,240,884       657,396
Gold sales - ounces (excluding equity accounted ounces)      1,176,573       607,705
Gold sales revenue (millions)                               $    410.9    $    179.8
Gold deferred revenue realized (millions)                          1.7           3.8
                                                          ---------------------------
Total gold revenue realized (millions)                      $    412.6    $    183.6
                                                          ---------------------------
Average sales price per ounce of gold                       $      349    $      296
Deferred revenue realized per ounce of gold                          2             6
                                                          ---------------------------
Average realized price per ounce of gold sold               $      351    $      302
                                                          ---------------------------

Average spot gold price per ounce                           $      354    $      302
Silver sales revenue (millions)                             $     16.0    $      0.9

       Included in gold equivalent production is silver production converted to gold production using a ratio of the average spot market prices. Kinross produced 3.5 million ounces of silver (47,040 ounces of gold equivalent) in the first nine months of 2003. Nine month silver to gold ratios were 74.6:1 in 2003 and 66.1:1 in 2002.

       The above non-GAAP measure of average realized price per ounce of gold sold has been calculated on a consistent basis in each period. The calculation of average realized price per ounce of gold sold might not be comparable to similarly titled measures of other companies. Average realized price per ounce of gold sold is used by management to assess profitability and cash flow of individual operations as well as to compare with other precious metal producers.

INTEREST AND OTHER INCOME

       Kinross invests its surplus cash in high quality, interest-bearing cash equivalents. Interest and other income totaled $5.2 million in the first nine months of 2003 compared to $13.7 million in the first nine months of 2002.

       Interest and other income in 2003 decreased as $10.3 million of the Refugio arbitration settlement was recorded in 2002.

MARK-TO-MARKET GAIN (LOSS) ON WRITTEN CALL OPTIONS

       Premiums received at the inception of written call options are recorded as a liability. Changes in the fair market value of the liability are recognized in earnings each quarter. The change in fair market value of the written call options resulted in a mark to market gain of $0.3 million in the first nine months of 2003 compared to a loss of $1.9 million in the first nine months of 2002. Kinross plans to reduce its written call position in 2003 by delivering gold production into any contracts that are exercised in 2003. Details on the outstanding written call options at September 30, 2003 are discussed in the section entitled "Commodity Price Risks."

COSTS AND EXPENSES

       OPERATIONS - SUMMARY

       Gold equivalent production of 1,240,884 ounces in the first nine months of 2003 increased by 88% compared to 2002 production, while operating costs for per ounce calculation purposes increased by 109%. Consolidated operating costs for per ounce calculation purposes were $279.7 million in the first nine months of 2003 compared to $133.6 million in the first nine months of 2002.

       Included in operating costs for the first nine months of 2003 were $3.7 million of costs associated with TVX's investment in TVX Hellas and $4.6 million of severance associated with the suspension of operations at the Lupin mine.

              CONSOLIDATED PRODUCTION COSTS PER EQUIVALENT OUNCE OF
                          ATTRIBUTABLE GOLD PRODUCTION

                                                        NINE MONTHS ENDED
                                                      -----------------------
                                                         2003        2002
                                                         ----        ----
  Cash operating costs                                       $214       $197
  Royalties                                                    11          6
                                                      ------------ ----------
  Total cash costs                                           $225       $203
  Reclamation                                                   5          4
  Depreciation, depletion and amortization                     92        101
                                                      ------------ ----------
  Total production costs                                     $322       $308
                                                      ============ ==========

       Kinross applies a conservative policy, which is to expense stripping costs in excess of life-of-mine averages as incurred. Had Kinross deferred stripping costs in excess of mine averages, as do a number of the North America senior gold producers, total cash costs per equivalent ounce would have been $220 for the nine months ended September 30, 2003.

       The following table provides a reconciliation of operating costs per the consolidated financial statements to operating costs for per ounce calculation of total cash costs pursuant to gold industry guidelines.

       RECONCILIATION OF TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO
                        CONSOLIDATED FINANCIAL STATEMENTS
          (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)


                                                        NINE MONTHS ENDED
                                                   -----------------------------
                                                       2003           2002
                                                       ----           ----
Operating costs per financial statements               $   301.4    $    126.9
Operating costs for attributable production                  7.5          11.5
Site restoration cost accruals                              (6.1)         (2.3)
Change in bullion inventory                                 (7.3)          1.1
Operating costs not related to gold production             (15.8)         (3.6)
                                                   -------------- --------------
Operating costs for per ounce calculation purposes     $   279.7    $    133.6
                                                   -------------- --------------
Gold equivalent production - ounces                    1,240,884       657,396
                                                   -------------- --------------
Total cash costs per equivalent ounce of gold          $     225    $      203
                                                   ============== ==============

       The above non-GAAP measure of total cash costs per ounce has been calculated on a consistent basis in each period. For reasons of comparability, total cash costs do not include certain items such as property write-downs, which do not occur in all periods but are included under GAAP in the determination of net earnings or loss. Total cash costs per ounce are calculated in accordance with gold industry guidelines. Total cash costs per ounce may not be comparable to similarly titled measures of other companies. Total cash costs per ounce information is used by management to assess profitability and cash flow of individual operations, as well as to compare with other precious metal producers. Total cash costs per ounce of gold equivalent increased by 11% during the first nine months of 2003 compared to the same period of 2002. Details of the individual mine performances are discussed in the following sections.

                           GOLD EQUIVALENT PRODUCTION
                                    (OUNCES)

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                   ----------------------------
                                                       2003           2002
                                                       ----           ----
PRIMARY OPERATIONS:
Fort Knox                                             291,157        296,162
Round Mountain(1)(4)                                  277,838              -
Porcupine(2)                                          165,323        135,887
Kubaka(3)                                             120,770        173,847
Brasilia(1)(5)                                         66,242              -
La Coipa(1)(4)                                         99,667              -
Crixas(1)(4)                                           63,923              -
Musselwhite(1)(6)                                      46,157              -
New Britannia(1)(4)                                    25,060              -
Lupin(1)
                                                       56,008              -
                                                   ----------     ----------
                                                    1,212,145        605,896
                                                   ----------     ----------
OTHER OPERATIONS:
Blanket                                                27,009         31,783
Refugio(4)                                                  -          8,902
Denton-Rawhide(7)                                       1,730          8,957
Andacollo(7)                                                -          1,858
                                                   ----------     ----------
                                                       28,739         51,500
                                                   ----------     ----------
Total gold equivalent ounces                        1,240,884        657,396
                                                   ==========     ==========

-------------------------
(1)    Production data is for the eight months from February to September, 2003.
(2) 2003 production reflects Kinross' 49% ownership interest in the Porcupine Joint Venture. 2002 production reflects Kinross' 100% ownership interest in the Hoyle Pond mine to June 30, 2002, and the 49% interest in the Porcupine Joint Venture thereafter.
(3) Represents Kinross' 54.7% ownership interest to February 28, 2003, 100% thereafter.
(4)    Represents Kinross' 50% ownership interest.
(5)    Represents Kinross' 49% ownership interest.
(6)    Represents Kinross' 32% ownership interest.
(7) Includes the proportionate share of Denton-Rawhide and Andacollo production attributable to the Pacific Rim (formerly Dayton) ownership interest.

                                TOTAL CASH COSTS
                        ($ PER OUNCE OF GOLD EQUIVALENT)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                   ----------------------------
PRIMARY OPERATIONS:                                    2003           2002
                                                       ----           ----
Fort Knox                                            $  250         $  241
Round Mountain(1)                                       188              -
Porcupine                                               215            190
Kubaka                                                  195            135
Brasilia(1)                                             189              -
La Coipa(1)                                             256              -
Crixas(1)                                               103              -
Musselwhite(1)                                          257              -
New Britannia(1)                                        306              -
Lupin(1)                                                407              -
                                                   ----------------------------
                                                        224            199
                                                   ----------------------------
OTHER OPERATIONS:
Blanket                                                 278            272
Refugio                                                   -            182
Denton-Rawhide                                          221            246
Andacollo                                                 -            295
                                                   ----------------------------
                                                        275            253
                                                   ----------------------------
                                                     $  225         $  203
                                                   ============================
-------------------------
(1)    Cost data is for eight months from February to September 2003.

       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences in computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed from operating costs in accordance with U.S. GAAP are unchanged from the Canadian GAAP amounts.

       OPERATIONS--INDIVIDUAL MINE DISCLOSURE

       FORT KNOX (100% OWNERSHIP INTEREST), USA

       Production at the Fort Knox operation during the nine month period ended September 30, 2003, was 291,157 gold equivalent ounces, down from the 296,162 ounces produced during the same period last year, and 5% less than plan, due to lower gold grades and mill recoveries. The processing of slightly more refractory, sulphidic True North ore adversely impacted gold recoveries during the third quarter. It is anticipated that the metallurgical properties of the True North ore will remain the same until mining at the satellite deposit ceases in early 2005; therefore, in order to optimize gold recoveries, efforts are underway to provide the mill with a more uniform blend of True North and Fort Knox open pit ores. Assisting in offsetting the lower recoveries were initiatives undertaken in the first quarter to increase mill capacity, which resulted in an 8% improvement in mill throughput as compared to plan.

       Total cash costs per gold equivalent ounce for the nine-month period ending September 30, 2003 increased 4% to $250 compared to the same period last year. Total cash costs were higher as a result of lower than plan gold production and higher than planned consumable costs.

       Kinross' expectation for the Fort Knox mine is to produce approximately 116,000 ounces at total cash costs of $205 per ounce in the fourth quarter of 2003.

            RECONCILIATION OF THE FORT KNOX MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                                NINE MONTHS ENDED
                                                          ------------------------------
                                                              2003           2002
                                                              ----           ----
    Operating costs per financial statements                 $   73.7     $     72.8
    Site restoration cost accruals                               (1.5)          (0.9)
    Change in bullion inventory                                   0.6           (0.6)
                                                          ------------------------------
    Operating costs for per ounce calculation purposes       $   72.8     $     71.3
                                                          ------------------------------
    Gold equivalent production - ounces                       291,157        296,162
    Total cash costs per equivalent ounce of gold            $    250     $      241

       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Capital expenditures at the Fort Knox operations in the first nine months of 2003 were $19.2 million compared to $12.0 million in the same period last year. Phase 5 mine development was $1.3 million with the remainder of capital directed towards equipment rebuilds, the drilling of pit de-watering wells and exploration.

       During the quarter, exploration was conducted within the Fort Knox pit, on the Gil prospect and at Ryan Lode. Results from the in-pit work confirmed the continuity of the mineralized zones beyond the current limit of the ultimate pit. At Gil, 10 km east of the Fort Knox mine site, an engineering scoping study was initiated to evaluate the economic merits of the project.

       ROUND MOUNTAIN (50% OWNERSHIP INTEREST), USA

       Kinross acquired its ownership interest in the Round Mountain mine, located in Nye County, Nevada, USA upon completion of the combination with Echo Bay on January 31, 2003. Round Mountain continues to perform well with Kinross' share of gold equivalent production for the eight-month period ending September 30, 2003, totaling 277,838 ounces, 13% better than plan. Gold equivalent production was positively impacted by higher gold recoveries due to the installation of new carbon columns during the second quarter and the implementation of side slope leaching of the historic dedicated leach pad.

       Due to the failure of an electrical transformer, production activities have focused on accelerating ore placement on the dedicated leach pads to offset crushing and milling limitations. Higher-grade ore, which would have been milled during the quarter, is presently being stockpiled. As a result of the flexibility provided by having three separate processing streams, the lower mill throughput did not adversely impact production for the quarter. It is anticipated that the transformer repairs will be completed prior to the end of the fourth quarter 2003.

       Total cash costs per gold equivalent ounce were $188 per ounce for the eight month period ending September 30, 2003, a 9% improvement over plan, largely as a result of the higher gold production.

       Kinross' expectation for Round Mountain is to produce approximately 70,000 ounces to its account at total cash costs of $229 per ounce in the fourth quarter of 2003.

         RECONCILIATION OF THE ROUND MOUNTAIN MINE TOTAL CASH COSTS PER
          EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                            EIGHT MONTHS ENDED
                                                              SEPTEMBER 30,
                                                                   2003
                                                          ----------------------

      Operating costs per financial statements                      $    54.8
      Site restoration cost accruals                                     (1.5)
      Change in bullion inventory                                        (1.1)
                                                                    ----------
      Operating costs for per ounce calculation purposes            $    52.2
                                                                    ---------
      Gold equivalent production - ounces                             277,838
      Total cash costs per equivalent ounce of gold                 $     188


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Round Mountain mine in the first eight months of 2003 was $4.7 million. Pit dewatering and dedicated leach pad construction accounted for the majority of the capital expenditures. Kinross acquired the Round Mountain mine on January 31, 2003, and prior to that Kinross did not own any interest in, or operate, the mine.

       At the Gold Hill project, 8,945 feet of reverse circulation diamond drilling was completed during the quarter in order to verify the resource block models. It is anticipated that a feasibility study will be initiated in early 2004 to evaluate the economic merits of the project.

       PORCUPINE (49% OWNERSHIP INTEREST), CANADA

       Kinross' share of gold production from the Porcupine Joint Venture for the nine month period ended September 30, 2003, was 165,323 ounces at a total cash cost of $215 per ounce as compared to the 135,887 ounces produced during the first nine months of 2002. Kinross' share of nine-month comparable production figures includes only 100% of Hoyle Pond mine production for the first six months of 2002, whereas, 2003 production figures reflect Kinross' 49% ownership share in the Porcupine Joint Venture formed on July 1, 2002.

       Third quarter 2003 production was 4% greater than plan and total cash costs were 5% lower than plan as a result of higher than plan mill throughput (+4%) and gold recoveries (+2%). These improvements were achieved despite power outages and associated power constraints, which resulted in 60 hours of downtime during August.

       Kinross' expectation for Porcupine is to produce approximately 55,000 ounces to its account at total cash costs of $217 per ounce in the fourth quarter of 2003.

       RECONCILIATION OF THE PORCUPINE JOINT VENTURE TOTAL CASH COSTS PER
          EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                       --------------------------------
                                                             2003           2002
                                                             ----           ----
   Operating costs per financial statements               $      41.5     $      27.9
   Site restoration cost accruals                                (1.2)           (0.9)
   Change in bullion inventory                                   (2.0)           (0.8)
   Operating costs not related to gold production                (2.7)           (0.4)
                                                       --------------------------------
   Operating costs for per ounce calculation purposes     $      35.6     $      25.8
                                                       --------------------------------
   Gold equivalent production - ounces                        165,323         135,887
   Total cash costs per equivalent ounce of gold          $       215     $       190

       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Porcupine Joint Venture in the first nine months of 2003 was $5.8 million. This amount included expenditures on the tailings dam lifts and the development of the Pamour project.

       The revised Pamour open pit feasibility study is in the process of being finalized and permitting work has commenced. Demolition of the old Pamour headframe and associated infrastructure has been completed in preparation of the development of the open pit operations.

       An aggressive exploration program continued during the third quarter with 23,876 meters of exploration diamond drilling completed. In the Pamour area, drilling of the north contact returned significant results including 1.82 grams per ton over 27.1 meters, 1.39 grams per tonne over 36.0 meters and 1.37 grams per tonne over 21.3 meters. At the Hoyle Pond mine, diamond drilling continues to expand the size of the newly discovered high grade "A" Vein. Underground development has commenced to access the "A" Vein on the 740 level.

       KUBAKA (98.1% OWNERSHIP INTEREST), RUSSIA

       During the first nine months of 2003, Kinross' share of gold equivalent production from the Kubaka mine was 120,770 ounces (98.1% ownership) at a total cash cost of $195 per ounce, compared with the 173,847 ounces (54.7% ownership) produced at a total cash cost of $135 per ounce achieved in 2002. Comparable production was lower due to the completion of mining activities at the Kubaka pit at the end of 2002 and the commencement of processing of relatively lower grade ore stockpiles which was partially offset by the increased ownership interest in 2003 effective February 28, 2003. The processing of stockpiled ore, combined with underground mining activities, continued in the third quarter.

       Third quarter 2003 gold equivalent production was 28% less than plan due to lower underground production partially offset by 5% higher than plan mill throughput. Underground production is expected to return to plan during the fourth quarter of 2003.

       Kinross' expectation for Kubaka is to produce approximately 55,000 gold equivalent ounces to its account at total cash costs of $190 per ounce in the fourth quarter of 2003.

             RECONCILIATION OF THE KUBAKA MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                            ------------------------------
                                                                 2003           2002
                                                                 ----           ----
       Operating costs per financial statements                 $   22.7      $    20.6
       Site restoration cost accruals                               (0.4)          (0.6)
       Change in bullion inventory                                   0.6            2.7
       Management fees                                               1.0            0.8
                                                            ------------------------------
       Operating costs for per ounce calculation purposes       $   23.9      $    23.5
                                                            ------------------------------
       Gold equivalent production - ounces                       120,770        173,847
       Total cash costs per equivalent ounce of gold            $    195      $     135

       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Kubaka mine in the first nine months of 2003 was $0.6 million.

       Underground development activities on the North High Wall, Centre Zone and North Vein, which are extensions of the main vein system at the mined out Kubaka mine, are continuing to progress slowly due to lower than plan equipment availability, however, development rates had begun to improve during the last half of September. The Kubaka underground veins will provide high-grade mill feed to supplement the stockpile mill feed presently being processed.

       During the third quarter of 2003, authorization to commence mining the Birkachan open pit was received from the Ministry of Natural Resources. Planning for the development of the test open pit is being finalized. Exploration drilling commenced during the quarter to determine the potential for additional gold mineralization along the flanks of the proposed pit. At the Tsokol vein, preliminary underground mining plans were completed during the quarter and a final mining proposal is being prepared.

       BRASILIA (49% OWNERSHIP INTEREST), BRAZIL

       Kinross acquired its ownership interest in the Brasilia open pit mine, located in the State of Minas Gerais, Brazil, upon completion of the combination with TVX on January 31, 2003. During the eight months ending September 30, 2003, Kinross' share of gold production was 66,242 ounces at a total cash cost of $189 per ounce. Harder than anticipated ore, which reduced mill throughput, and the higher sulphide content of the ore processed, which lowered recoveries, combined to negatively impact gold production as compared to plan. The lower gold production in addition to higher electricity, fuel and maintenance costs resulted in total cash costs per ounce for the first nine months of 2003 being 15% above plan.

       The economics of the Calha Mill expansion prefeasibility study, completed during the second quarter, were favorable and, as a result, work has begun on a full feasibility study to be completed during the first quarter 2004. The study envisions the installation of a SAG mill to increase mill throughput by approximately 50% to 30 million tonnes per annum.

       Kinross' expectation for the Brasilia mine is to produce approximately 28,000 ounces to its account at total cash costs of $169 per ounce in the fourth quarter of 2003.

            RECONCILIATION OF THE BRASILIA MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                             EIGHT MONTHS ENDED
                                                               SEPTEMBER 30,
                                                                    2003
                                                            --------------------

        Operating costs per financial statements               $         14.4
        Site restoration cost accruals                                   (0.3)
        Change in bullion inventory                                      (0.7)
        Operating costs not related to gold mining                       (0.9)
                                                               ---------------
        Operating costs for per ounce calculation purposes     $         12.5
                                                               --------------
        Gold equivalent production - ounces                            66,242
        Total cash costs per equivalent ounce of gold          $          189


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Brasilia mine for the first eight months of 2003 was $3.4 million. Capital expenditures were mainly related to additions to the mining fleet and work related to the tailings dam. Kinross acquired the Brasilia mine on January 31, 2003, and prior to that time did not own any interest in, or operate, the mine.

       LA COIPA (50% OWNERSHIP INTEREST), CHILE

       Kinross acquired its ownership interest in the La Coipa mine, Chile, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the eight-month period ending September 30, 2003, was 99,667 ounces at a total cash cost of $256 per ounce. Unlike a number of senior mining companies, it is Kinross' policy to expense open pit stripping costs in excess of life-of-mine averages rather than defer these costs until a later date. If stripping costs had been deferred, eight-month total cash costs per gold equivalent ounce would have been $221.

       During the first eight months of 2003 gold equivalent production was 4% above plan, as the result of higher silver grades combined with better than anticipated gold and silver recoveries. Better than plan silver grade and precious metal recoveries were due to changes to the mining plan as mining activities focused on the Brecha Norte pit while remediation work continued on the Coipa Norte pit.

       Kinross' expectation for the La Coipa mine is to produce approximately 30,000 gold equivalent ounces to its account at total cash costs of $307 per ounce in the fourth quarter of 2003. It should be noted that the most significant component of the difference with Kinross' joint venture partner in total cash cost expectations for La Coipa is the fact that Kinross does not defer stripping in excess of life-of-mine averages.

            RECONCILIATION OF THE LA COIPA MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                             EIGHT MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    2003
                                                            --------------------

      Operating costs per financial statements                  $        25.7
      Site restoration cost accruals                                     (0.2)
      Change in bullion inventory                                         -
                                                            --------------------
      Operating costs for per ounce calculation purposes        $        25.5
                                                            --------------------
      Gold equivalent production - ounces                             99,667
      Total cash costs per equivalent ounce of gold             $        256


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at La Coipa for the first eight months of 2003 was $0.4 million. Kinross acquired the La Coipa mine on January 31, 2003, and prior to that, Kinross did not own any interest in, or operate, the mine.

       CRIXAS (50% OWNERSHIP INTEREST), BRAZIL

       Kinross acquired its ownership interest in the Crixas mine, located in the State of Goias, Brazil upon completion of the combination with TVX on January 31, 2003. The mine continues to perform well with Kinross' share of gold production for the eight months ending September 30, 2003, was planned at 63,923 ounces of gold at a total cash cost of $103 per ounce.

       Kinross' expectation for the Crixas mine is to produce approximately 22,000 ounces to its account at total cash costs of $118 per ounce in the fourth quarter of 2003.

             RECONCILIATION OF THE CRIXAS MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                            EIGHT MONTHS ENDED
                                                              SEPTEMBER 30,
                                                                   2003
                                                           ---------------------

       Operating costs per financial statements                 $        7.3
       Site restoration cost accruals                                   (0.1)
       Change in bullion inventory                                      (0.7)
                                                           ---------------------
       Operating costs for per ounce calculation purposes       $        6.5
                                                           ---------------------
       Gold equivalent production - ounces                           63,923
       Total cash costs per equivalent ounce of gold            $       103


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Crixas mine for the first eight months of 2003 was $1.8 million primarily on underground development. Kinross acquired the Crixas mine on January 31, 2003, and prior to that, Kinross did not own any interest in, or operate, the mine.

       Exploration drilling for the quarter of 5,570 meters was completed around the Crixas mine. Work on the Forquilha Sul ore zone, which overlies the principle Mina III ore body, has confirmed continuity mineralization over a strike length of approximately 200m and a down-plunge length of 300m. To date, eight diamond drill holes, spaced approximately 50m both along strike and downdip, have returned intercepts over widths of 3m to 10m grading 3.0 g/t to
7.5 g/t. The zone remains open down plunge.

       MUSSELWHITE (31.93% OWNERSHIP INTEREST), CANADA

       Kinross acquired its ownership interest in the Musselwhite underground mine, located in northwestern Ontario, Canada, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold production during the first eight months of 2003 totaled 46,157 ounces, 9% lower than plan. Total cash costs of $257 per ounce were greater than plan due to unbudgeted underground contractor work in the PQ zone, higher than planned energy and fuel costs and a 10% production shortfall in February and March of 2003. In September, Musselwhite took over development from the contractor and it is anticipated that total cash costs will return to plan during the fourth quarter.

       Kinross' expectation for the Musselwhite mine is to produce approximately 18,000 ounces to its account at total cash costs of $255 per ounce in the fourth quarter of 2003.

           RECONCILIATION OF THE MUSSELWHITE MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                            EIGHT MONTHS ENDED
                                                              SEPTEMBER 30,
                                                                   2003
                                                           --------------------

       Operating costs per financial statements                $      12.1
       Site restoration cost accruals                                    -
       Change in bullion inventory                                       -
       Operating costs not related to gold mining                     (0.2)
                                                           --------------------
       Operating costs for per ounce calculation purposes      $      11.9
                                                           --------------------
       Gold equivalent production - ounces                          46,157
       Total cash costs per equivalent ounce of gold           $       257


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Musselwhite mine for the first eight months of 2003 was $1.8 million, essentially in line with budget. Kinross acquired the Musselwhite mine on January 31, 2003, and prior to that, Kinross did not own any interest in, or operate, the mine.

       Positive results continue to be obtained from both barge and underground infill diamond drilling of the PQ Deep zone. A step-out drill hole, drilling 300 meters north of the known PQ Deep zone, returned 14.6 grams per tonne over 5.4 meters. Elsewhere on the property, diamond drilling on the Camp zone, a potential small open pit target, returned 8.7 grams per tonne over 24.8 meters.

       NEW BRITANNIA (50% OWNERSHIP INTEREST), CANADA

       Kinross operates and owns a 50% interest in the New Britannia underground mine, located in northern Manitoba, acquired in the combination with TVX on January 31, 2003. Kinross' share of gold production for the eight months ending September 30, 2003 was 25,060 ounces at a total cash cost of $306 per ounce.

       Kinross and its joint venture partner, High River Gold Mines Limited, are evaluating the future of the mine as a result of the higher than anticipated mining costs, stronger Canadian dollar and challenging mining conditions experienced recently. The mine will continue operations as normal while the joint venture partners reassess the operations.

       Kinross' expectation for the New Britannia mine is to produce approximately 14,000 ounces to its account at total cash costs of $305 per ounce in the fourth quarter of 2003.

          RECONCILIATION OF THE NEW BRITANNIA MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                            EIGHT MONTHS ENDED
                                                              SEPTEMBER 30,
                                                                   2003
                                                           --------------------

       Operating costs per financial statements              $       8.9
       Site restoration cost accruals                                -
       Change in bullion inventory                                  (1.2)
       Operating costs not related to gold mining                   (0.1)
                                                           --------------------
       Operating costs for per ounce calculation purposes    $       7.6
                                                           --------------------
       Gold equivalent production - ounces                         25,060
       Total cash costs per equivalent ounce of gold          $       306


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the New Britannia mine in the first eight months of 2003 was $0.9 million with the majority of those expenditures focused on ore development. Kinross acquired the New Britannia mine on January 31, 2003, and prior to that, Kinross did not own any interest in, or operate, the mine.

       LUPIN (100% OWNERSHIP INTEREST), CANADA

       In August 2003, Kinross Gold Corporation announced the immediate suspension of operations at the Lupin mine in Canada due to the poor economic performance of the operation over a protracted period of time. As a result, gold production during the third quarter fell to 11,690 ounces, at a total cash cost of $395 per ounce, down from the 25,534 ounces achieved during the second quarter of 2003. The plant and equipment has been placed on care and maintenance pending the results of the review of future alternatives for the property. Personnel remain on site to continue with environmental management programs to ensure compliance with all regulatory requirements.

       Kinross is reviewing future alternatives for the property including the development of a mine plan to extract the shaft and crown pillars. These pillars and other remnant mining are expected to contain almost 110,000 ounces of gold (approximately 400,000 tonnes at an average grade of about 8.5 grams of gold per tonne). Recovery of these pillars through 2004 has the potential for the operation to produce a comparable amount of gold to that originally planned for 2004, but at a higher grade and, consequently, at lower total cash costs per ounce. In addition, preliminary plans indicate that the materials and supplies inventory will be consumed during this program and cash flow will support the remaining mine values, therefore no impairment has been recorded during the third quarter of 2003.

              RECONCILIATION OF THE LUPIN MINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS (MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)

                                                           EIGHT MONTHS ENDED
                                                             SEPTEMBER 30,
                                                                  2003
                                                          --------------------

       Operating costs per financial statements             $      32.2
       Site restoration cost accruals                              (0.9)
       Change in bullion inventory                                 (2.9)
       Operating costs not related to gold mining                  (5.6)
                                                          --------------------
       Operating costs for per ounce calculation purposes   $      22.8
                                                          --------------------
       Gold equivalent production - ounces                        56,008
       Total cash costs per equivalent ounce of gold        $        407


       Total cash costs are non-GAAP measures. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operations Summary."

       Kinross' share of capital expenditures at the Lupin mine in the first eight months of 2003, was $1.5 million with the majority of those expenditures focused on underground development. Kinross acquired the Lupin mine on January 31, 2003, and prior to that, Kinross did not own any interest in, or operate, the mine.

       ADMINISTRATION

       Administration costs include corporate office expenses related to the overall management of the business which are not part of direct mine operating costs. Administration expenses totaled $16.5 million in the first nine months of 2003, compared to $8.0 million in the first nine months of 2002. Administrative expenses increased in 2003 due to the completion of the combination with TVX and Echo Bay.

       EXPLORATION AND BUSINESS DEVELOPMENT

       Total exploration and business development expenditures in the first nine months of 2003 was $18.7 million compared to $6.5 million in the first nine months 2002.

       Exploration activities in 2003 focused primarily at and around existing operating mines and on the Kettle River - Emanuel Creek project. During the first nine months of 2003, exploration at managed mines by Kinross focused on the Fort Knox in-pit program as well as Gil and Ryan Lode projects and advancing the Gold Hill project at Round Mountain. At the Musselwhite Joint Venture, exploration efforts focused on advancing the new PQ Deeps deposit while exploration activities on various projects continued at the Porcupine Joint Venture in Timmins. At Kettle River a new gold zone, named the West Zone, has been discovered in the vicinity of the Emanuel Creek deposit. To date 26 drill holes have pierced the West Zone. A follow-up program has been designed to define the extent and continuity of mineralized structures. During the third quarter, drill programs were initiated on the Gurupi project in Brazil and on the Norseman project in Australia.

       DEPRECIATION, DEPLETION, AND AMORTIZATION

       Depreciation, depletion and amortization totaled $108.5 million in the first nine months of 2003 compared to $61.3 million in the first nine months of 2002. Depreciation, depletion and amortization have decreased per equivalent ounce of gold sold to $92 in the first nine months of 2003, from $101 in the first nine months of 2002. The 2003 decrease in depreciation, depletion and amortization per equivalent ounce of gold sold is due to the cost of the newly acquired assets of TVX and Echo Bay and the associated production from those assets.

       INTEREST EXPENSE

       Interest expense totaled $0.6 million in the third quarter and $3.1 million in the first nine months of 2003, compared to $4.0 million in the first nine months of 2002. Interest expense in the first nine months of 2003 includes interest accrued on the debt component of the convertible debentures up to September 29, 2003. Interest costs should decline going forward as these convertible debentures have been redeemed and there will be no further accrual of interest on the debt component.

       INCOME AND MINING TAXES

       Kinross is subject to tax in various jurisdictions including Canada, the United States, Brazil, Russia and Chile. However, Kinross has operating losses and other tax deductions to shelter future taxable income in Canada and the United States. The 2003 liability arises from income taxes in Russia, Brazil, and Chile. For details on the operating losses and other tax deductions available to shelter future taxable income please see Note 16 to the 2002 Audited Consolidated Financial Statements of Kinross.

YEAR-END CONSOLIDATED RESULTS

       Kinross' attributable gold equivalent production was 888,634 ounces in 2002, a decrease of 6% when compared to 944,803 ounces in 2001 and a decrease of 6% when compared to 2000 production of 943,798 ounces. Average total cash costs per attribution gold equivalent ounce were $201 in 2002, compared to $193 in 2001 and $202 in 2000. Cash flow provided from operating activities in 2002 was $62.9 million, compared to $74.5 million in 2001 and $47.8 million in 2000. Cash flow proceed from operating activities decreased in 2002 due to lower gold equivalent production, and a decrease in the proceeds from the restructuring of the gold forward sales contracts when compared to 2001. In 2002, a $7.7 million non-cash charge was recorded to increase the estimated cost of final remediation of certain previously closed mines. This, combined with the results of operations from the current portfolio of mines, resulted in a 2002 net loss for the year of $30.9 million, or $0.32 per share. The 2002 loss compared to a $36.3 million, or $0.42 per share loss in 2001 and a $125.4 million, or $1.33 per share net loss in 2000. All per share information has been adjusted to give retroactive effect for the three for one consolidation of the common shares, which was completed on January 31, 2003. The losses in 2001 and 2000, included non-cash charges of $16.1 million and $72.1 million, respectively.

REVENUE

       GOLD AND SILVER SALES

       Kinross' primary source of revenue is from the sale of its gold production. Kinross sold 848,513 ounces of gold in 2002, compared to 907,149 ounces in 2001 and 897,428 ounces in 2000. Revenue from gold and silver sales was $261.0 million in 2002 compared to $270.1 million in 2001 and $271.0 million in 2000. Revenue from gold and silver sales in 2002 decreased as a result of lower gold sales due to the suspension of mining operations at the Refugio mine in 2001. In 2002, Kinross realized $306 per ounce of gold, compared to $296 in 2001 and $298 in 2000. The average spot price for gold was $310 per ounce in 2002 compared to $271 in 2001 and $279 in 2000.

                                                           YEARS ENDED DECEMBER 31,
                                                      2002          2001         2000
     --------------------------------------------------------------------------------------

     Attributable gold equivalent production - ounces    888,634      944,803       943,798

     Gold sales - ounces
     (EXCLUDING EQUITY ACCOUNTED OUNCES)                 848,513      907,149       897,428

     Gold sales revenue (MILLIONS)                      $  254.5     $  251.1     $   254.3
     Gold deferred revenue realized (MILLIONS)               5.1         17.7          13.5
     --------------------------------------------------------------------------------------

     Total gold revenue realized (MILLIONS)             $  259.6     $  268.8     $   267.8
     --------------------------------------------------------------------------------------

     Average sales price per ounce of gold              $    300     $    277     $     283
     Deferred revenue realized per ounce of gold               6           19            15
     --------------------------------------------------------------------------------------

     Average realized price per ounce of gold sold      $    306     $    296     $     298
     --------------------------------------------------------------------------------------

     Average spot gold price per ounce                  $    310     $    271     $     279

     Silver sales revenue (MILLIONS)                    $    1.4     $    1.3     $     3.2

       Included in gold equivalent production is silver production converted to gold production using a ratio of the average spot market prices for the three comparative years. The resulting ratios are 67.24:1 in 2002, 62.00:1 in 2001, and 56.33:1 in 2000.

       The above non-GAAP measure of average realized price per ounce of gold sold has been calculated on a consistent basis in each period.

       The calculation of average realized price per ounce of gold sold might not be comparable to similarly titled measures of other companies.

       Average realized price per ounce of gold sold is used by management to assess profitability and cash flow of individual operations as well as to compare with other precious metal producers.

       INTEREST AND OTHER INCOME

       Kinross invests its surplus cash in high quality, interest-bearing cash equivalents. Interest and other income during 2002 totaled $16.9 million compared to $9.3 million in 2001 and $14.2 million in 2000. Interest and other income in 2002 was comprised of interest on cash deposits of $1.5 million, joint venture management fees of $2.4 million, arbitration settlements of $10.3 million and $2.7 million of other items. This compares to 2001 interest on cash deposits of $4.9 million, joint venture management fees of $2.2 million and insurance settlements of $1.3 million and $0.9 million of other items. And to 2000 interest on cash deposits of $9.1 million, joint venture management fees of $2.6 million, insurance settlements of $2.5 million. Interest income decreased in 2002 due to substantially lower interest rates, while arbitration settlement income increased since the Refugio arbitration claims were settled in 2002. There are no material insurance or arbitration claims outstanding at December 31, 2002.

       MARK-TO-MARKET GAIN (LOSS) ON WRITTEN CALL OPTIONS

       Kinross adopted the CICA recommendations for the accounting for written call options in 2000. The premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized in earnings. The change in fair value of the written call options resulted in a mark to market loss of $2.7 million in 2002. This compared to a gain of $3.5 million in 2001 and a gain of $4.1 million during 2000. Kinross plans to reduce its written call position in 2003 by delivering gold production into any contracts that are exercised in 2003. For details on the written call options outstanding at September 30, 2003, are discussed in the section entitled "Commodity Price Risks."

COSTS AND EXPENSES

       OPERATING COSTS

       Gold equivalent production in 2002, (excluding equity accounted ounces) decreased by 6% when compared to 2001 production, while operating costs decreased by 3%. Consolidated operating costs were $174.8 million in 2002 compared to $180.7 million in 2001 and $189.6 million in 2000. Total cash costs per ounce of gold equivalent were $201 in 2002 compared to $193 in 2001 and $202 in 2000. Total cash costs per ounce of gold equivalent in 2002 improved at the Kubaka and the Refugio mines and increased at the Porcupine Joint Venture and the Fort Knox mines.

CONSOLIDATED PRODUCTION COSTS PER EQUIVALENT         YEARS ENDED DECEMBER 31,
OUNCE OF ATTRIBUTABLE GOLD PRODUCTION             2002         2001         2000
--------------------------------------------------------------------------------

Cash operating costs                          $    194      $   186       $  193
Royalties                                            7            7            9
--------------------------------------------------------------------------------

Total cash costs                                   201          193          202
--------------------------------------------------------------------------------

Reclamation                                          4            2            3
Depreciation, depletion and amortization           101           94           99
--------------------------------------------------------------------------------

Total production costs                        $    306      $   289       $  304
--------------------------------------------------------------------------------

       The following table provides a reconciliation of operating costs per the consolidated financial statements to operating costs for per ounce calculation of total cash costs pursuant to the gold industry guidelines.


RECONCILIATION OF  TOTAL CASH COSTS PER EQUIVALENT    YEARS ENDED DECEMBER 31,
OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS    2002      2001       2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements            $ 174.8   $ 180.7   $ 189.6
Operating costs for attributable production            13.4       7.4       9.4
Site restoration cost accruals                         (3.0)     (1.9)     (2.7)
Change in bullion inventory                            (2.0)      1.5         -
Operating costs not related to gold production         (4.4)     (5.2)     (5.4)
--------------------------------------------------------------------------------

Operating costs for per ounce calculation purposes  $ 178.8   $ 182.5   $ 190.9
--------------------------------------------------------------------------------

Gold equivalent production - ounces                 888,634   944,803   943,798
Total cash costs per equivalent ounce of gold       $   201   $   193   $   202


       The above non-GAAP measure of total cash costs per ounce has been calculated on a consistent basis in each period.

       For reasons of comparability, total cash costs do not include certain items such as property write-downs, which do not occur in all periods but are included under GAAP in the determination of net earnings or loss.

       Total cash costs per ounce are calculated in accordance with gold industry guidelines. Total cash costs per ounce may not be comparable to similarly titled measures of other companies. Total cash costs per ounce information is used by management to assess profitability and cash flow of individual operations, as well as to compare with other precious metal producers.

       Total cash costs per ounce of gold equivalent increased by 4% during 2002. Details of the individual mine performance are discussed in the following sections.


PRODUCTION DATA                                       YEARS ENDED DECEMBER 31,
ATTRIBUTABLE GOLD EQUIVALENT PRODUCTION (OUNCES)   2002         2001        2000
--------------------------------------------------------------------------------

PRIMARY OPERATIONS:
   Fort Knox                                    410,519      411,221     362,959
   Porcupine Joint Venture                      189,464      156,581     140,441
   Kubaka                                       220,972      237,162      44,641
--------------------------------------------------------------------------------
                                                820,955      804,964     748,041
--------------------------------------------------------------------------------

OTHER OPERATIONS:
   Refugio                                       13,047       67,211      85,184
   Blanket                                       41,612       39,592      34,571
   Denton-Rawhide                                11,162       17,713      29,361
   Andacollo                                      1,858       11,718      21,030
   Hayden Hill                                        -        1,887       9,582
   Guanaco                                            -        1,718      16,029
--------------------------------------------------------------------------------
                                                 67,679      139,839     195,757
--------------------------------------------------------------------------------
                                                888,634      944,803     943,798
--------------------------------------------------------------------------------

TOTAL CASH COSTS PER OUNCE OF ATTRIBUTABLE            YEARS ENDED DECEMBER 31,
GOLD EQUIVALENT PRODUCTION                         2002         2001        2000
--------------------------------------------------------------------------------

(DOLLARS PER EQUIVALENT OUNCE OF GOLD)
PRIMARY OPERATIONS:
   Fort Knox                                        232           07         203
   Porcupine Joint Venture                          201           82         209
   Kubaka                                           133           40         139

OTHER OPERATIONS:
   Refugio                                          186          242         300
   Blanket                                          243          279         236
   Denton-Rawhide                                   249          248         243
   Andacollo                                        295          259         289
   Hayden Hill                                        -          277         240
   Guanaco                                            -          436         278
--------------------------------------------------------------------------------
                                                    201          193         202
--------------------------------------------------------------------------------

       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       OPERATIONS--INDIVIDUAL MINE DISCLOSURE

       FORT KNOX MINE (100% OWNERSHIP INTEREST), USA

       Kinross acquired the Fort Knox open pit mine, located near Fairbanks, Alaska in 1998. The Fort Knox open pit mine consists of the main Fort Knox open pit and the True North open pit located approximately 15 kilometers northwest of Fort Knox. Gold equivalent production in 2002 was 410,519 ounces compared to 411,221 in 2001 and 362,959 in 2000. In 2002, total cash costs were $232 per ounce of gold equivalent compared to $207 in 2001 and $203 in 2000.


RECONCILIATION OF THE FORT KNOX TOTAL CASH COSTS
PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED          YEARS ENDED DECEMBER 31,
FINANCIAL STATEMENTS                               2002         2001        2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements        $   99.2      $   82.9   $ 74.8
Site restoration cost accruals                      (1.0)         (1.2)    (1.3)
Change in bullion inventory                         (2.9)          3.3        -
--------------------------------------------------------------------------------

Operating costs for per ounce calculation
purposes                                        $   95.3      $   85.0   $ 73.5
--------------------------------------------------------------------------------

Gold equivalent production - ounces             410,519       411,221   362,959
Total cash costs per equivalent ounce of gold   $   232       $   207    $  203


       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       The Fort Knox mine 2002-business plan called for 440,000 ounces of gold equivalent production at total cash costs of $220 per ounce. The plan was predicated on production from the Fort Knox open pit and supplemental feed from the True North deposit. For 2002, production was lower than planned as a higher percentage of lower grade Fort Knox ore was milled in the first half of the year, as planned production from the higher grade True North mine was impacted by poor availability of the haulage fleet and in the fourth quarter, processing of harder than expected ore impacted production. In addition, cash production costs were $2.9 million higher than planned primarily due to additional maintenance costs incurred to increase equipment availability of the Fort Knox fleet and additional contract haulage costs incurred to haul ore from the True North mine to the Fort Knox mill. Unfortunately, production losses incurred in the first half of 2002 due to unacceptable performance of the haulage fleet that was not recovered during the second half of the year. A new fleet of haulage trucks has been delivered to the mine, which should eliminate future equipment performance issues hauling ore from the True North mine to the Fort Knox mill.

       Capital expenditures at the Fort Knox operations in 2002 were $15.0 million compared to $20.2 million during 2001 and $17.6 million during 2000. The majority of capital expenditures for 2002 were required to construct a tailings thickener for a cost of $6.9 million, construct an additional lift on the tailings impound dam totaling $3.2 million and capitalized exploration at the True North and Fort Knox mines of $2.7 million. Planned capital expenditures for 2003 are estimated to be $27.0 million.

       PORCUPINE JOINT VENTURE (49% OWNERSHIP INTEREST), CANADA

       On July 1, 2002, Kinross formed a joint venture with Placer CLA. The formation of the joint venture combined the two companies' gold mining operations in the Porcupine district in Timmins, Ontario. The ownership of this unincorporated joint venture is 51% Placer CLA and 49% by Kinross. The joint venture operates pursuant to a contractual agreement and both parties receive their share of gold output in kind. Future capital, exploration and operating costs will be funded in proportion to each party's ownership interest. Placer CLA contributed the Dome mine and mill and Kinross contributed the Hoyle Pond, Nighthawk Lake, and Pamour mines, exploration properties in the Porcupine district as well as the Bell Creek mill.

       The formation of the joint venture has been accounted for as an exchange of non-monetary assets that does not represent the culmination of the earnings process, and accordingly, has been recorded at the carrying value of the assets contributed. Comparative production and cost information for the first half of 2002, and for the full years ended December 31, 2001, and 2000, represent Kinross' results from the Hoyle Pond mine.

       Kinross' share of gold equivalent production was 189,464 ounces in 2002 compared to 156,581 in 2001 and 140,441 in 2000. Total cash costs were $201 per ounce of gold equivalent in 2002, compared to $182 in 2001 and $209 in 2000. Kinross' share of gold equivalent production for the year increased due to higher than planned ore grade of the tonnage processed at the Bell Creek mill before the formation of the joint venture. In addition, Kinross' 49% share of production from the joint venture in the second half of 2002 exceeded the comparative production in 2001. Operating costs were higher than planned in the second half of 2002 due to unplanned maintenance on the Dome open pit equipment, higher than planned reagent and grinding media consumption and unplanned costs associated with the new collective bargaining agreement. Exploration expenditures totaled $2.3 million in 2002.

       The joint venture continues to assess the development of the former Pamour mineral properties as they will form a significant part of the future production once the current Dome mine open pit reserves have been depleted. A feasibility study was completed in 2002 and the permitting process has commenced. Kinross anticipates that the construction and pre-production development will commence in 2004 after the required permits have been received.


RECONCILIATION OF THE PORCUPINE JOINT VENTURE
TOTAL CASH COSTS PER EQUIVALENT OUNCE OF GOLD         YEARS ENDED DECEMBER 31,
TO CONSOLIDATED FINANCIAL STATEMENTS               2002         2001       2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements        $   38.6      $   29.1   $ 33.7
Site restoration cost accruals                      (1.5)         (0.2)    (0.1)
Change in bullion inventory                          1.5           0.7        -
Operating costs not related to gold production      (0.6)         (1.1)    (4.2)
--------------------------------------------------------------------------------

Operating costs for per ounce calculation
purposes                                        $   38.0      $   28.5   $  29.4
--------------------------------------------------------------------------------

Gold equivalent production - ounces              189,464       156,581   140,441
Total cash costs per equivalent ounce of gold   $    201      $    182   $   209

       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       Kinross' share of capital expenditures at the Porcupine Joint Venture in 2002 was $6.7 million compared to $7.9 million during 2001 and $13.9 million during 2000. The majority of capital expenditures for 2002 were required to further advance the 1060 ramp at the Hoyle Pond mine, underground development drilling at the Hoyle Pond mine, surface fleet additions and plant modifications. Kinross' share of planned capital expenditures for 2003 are estimated to be $6.8 million.

       KUBAKA MINE (54.7% OWNERSHIP INTEREST), RUSSIA

       Kinross acquired its 54.7% ownership interest in the Kubaka open pit mine, located in the Magadan Oblast in far eastern Russia in three transactions during 1998 and 1999. Kinross' share of gold equivalent production in 2002 was 220,972 ounces compared to 237,162 in 2001 and 244,641 in 2000. Total cash costs were $133 per gold equivalent ounce in 2002, compared to $140 in 2001 and $139 in 2000. The Kubaka mine continues to perform exceptionally well, having achieved the lowest total cash costs per ounce of Kinross' primary operations. Operating costs decreased during 2002, as open pit mining operations ended in October of 2002. Kinross has commenced processing of the low-grade stockpiles and will supplement this with underground ore from the North High Wall, Centre Zone and the North Vein in 2003. Based on current plans the majority of the low-grade stockpiled ore will be processed in 2003. However, Kinross continues to actively explore the nearby Birkachan and Tsokol deposits for additional mineralization that will hopefully extend the life of Kubaka into 2005 and beyond.

       On December 3, 2002, Kinross entered into purchase agreements with four of the five Russian shareholders (holding, in aggregate 44.17% of the shares of Omolon Gold Mining Company ("Omolon"). The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay them $43.5 million for said shares. As at February 25, 2003, 38.17% of the shares have been tendered leaving 6.0% remaining to be tendered. Once all of the shares described above have been tendered and cancelled, Kinross will own 98.10% of Omolon.


RECONCILIATION OF THE KUBAKA TOTAL CASH COSTS
PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED          YEARS ENDED DECEMBER 31,
FINANCIAL STATEMENTS                               2002         2001        2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements       $    28.6      $   34.1  $  33.7
Site restoration cost accruals                      (0.8)         (0.4)    (0.8)
Change in bullion inventory                         (0.1)         (1.6)       -
Management fees                                      1.6           1.0      1.1
--------------------------------------------------------------------------------

Operating costs for per ounce calculation
purposes                                       $    29.3      $   33.1  $  34.0
--------------------------------------------------------------------------------

Gold equivalent production - ounces              220,972       237,162  244,641
Total cash costs per equivalent ounce of gold  $     133      $    140  $   139

       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       Kinross' share of capital expenditures at the Kubaka operations in 2002 were $0.1 million compared to $0.4 million during 2001 and $0.1 million during 2000. Kinross' share of planned capital expenditures for 2003 are estimated to be $1.5 million that will be utilized to acquire underground mining equipment for the underground mining program.

       REFUGIO MINE (50% OWNERSHIP INTEREST), CHILE

       Kinross acquired a 50% interest in the Refugio open pit mine, located in Chile, in 1998. Kinross' share of gold equivalent production was 13,047 ounces in 2002 compared to 67,211 in 2001 and 85,184 in 2000. In 2002, total cash costs were $186 per ounce of gold equivalent compared to $242 in 2001 and $300 in 2000. Production decreased in 2002 as no fresh ore was added to the leachpad and the only production came from residual leaching. In late 2002, Kinross began an exploration program at the Refugio mine. The purpose of the program is to increase the reserves at Refugio to allow Kinross to revisit the project economics in light of higher spot gold prices. Initial drilling was successful and Kinross and its joint venture partner have decided to reopen the mine, with production to resume in 2004. See "Business of Kinross-Recent Developments"


RECONCILIATION OF THE REFUGIO TOTAL CASH COSTS
PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED          YEARS ENDED DECEMBER 31,
FINANCIAL STATEMENTS                               2002         2001       2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements       $     3.9      $   17.4  $  26.4
Site restoration cost accruals                         -             -     (0.4)
Change in bullion inventory                         (0.5)         (0.9)       -
Management fees                                      0.1           0.2      0.4
Operating costs not related to gold production      (1.1)         (0.3)    (0.8)
--------------------------------------------------------------------------------

Operating costs for per ounce calculation
purposes                                       $     2.4      $   16.4  $  25.6
--------------------------------------------------------------------------------

Gold equivalent production - ounces               13,047        67,211   85,184
Total cash costs per equivalent ounce of gold  $     186      $    242  $   300


       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       BLANKET MINE

       The Blanket mine, located in Zimbabwe, was acquired in 1993. Gold equivalent production in 2002 was 41,612 ounces compared to 39,592 ounces in 2001 and 34,571 ounces in 2000. Total cash costs were $243 per ounce of gold equivalent in 2002, compared to $279 in 2001 and $236 in 2000. Gold equivalent production increased in 2002 as milling of historic tailings that were purchased, subject to a tonnage royalty, from a nearby mine continued for the entire year. Inflationary pressures within Zimbabwe continued in 2002. The mine continues to operate, and is self sustaining at present. Kinross continues to believe that conditions will improve in Zimbabwe. Kinross commenced cost accounting of this investment in 2002 following the write-down in 2001. Estimated 2002 production is 35,000 gold equivalent ounces at total cash costs similar to those incurred in 2002.


RECONCILIATION OF THE BLANKET TOTAL CASH COSTS
PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED          YEARS ENDED DECEMBER 31,
FINANCIAL STATEMENTS                               2002         2001        2000
--------------------------------------------------------------------------------

(MILLIONS EXCEPT PRODUCTION IN OUNCES AND PER OUNCE AMOUNTS)
Operating costs per financial statements       $      -       $   11.2  $   8.4
Operating costs for attributable production        10.1              -        -
Site restoration cost accruals                        -           (0.1)    (0.2)
--------------------------------------------------------------------------------

Operating costs for per ounce calculation
purposes                                       $   10.1       $   11.1  $   8.2
--------------------------------------------------------------------------------

Gold equivalent production - ounces              41,612         39,592   34,571
Total cash costs per equivalent ounce of gold  $    243       $    279  $   236


       The item total cash cost per ounce is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing operating costs for per ounce calculation purposes under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the CDN GAAP amounts.

       OTHER OPERATIONS

       In late 1999, Kinross entered into an agreement, whereby it would contribute cash while its partner would contribute technology and the required patents to construct an Autoclaved Aerated Concrete ("AAC") plant near Phoenix, Arizona. Construction of the plant was completed 2001. AAC is a lightweight, high strength building block manufactured from silica mine tailings. Activities in 2002 and 2003 were primarily related to marketing and engineering. Kinross is currently seeking a buyer for this operation.

       Kinross has expensed start-up activities, including pre-production losses and organizational costs as incurred.

       SITE RESTORATION COSTS

       Although the ultimate amount of reclamation and closure costs is uncertain, Kinross estimates its closure obligations at $70.4 million based on information currently available including preliminary closure plans and applicable regulations. As at December 31, 2002, Kinross has accrued $57.0 million of this liability. Kinross will continue to accrue this liability on a unit-of-production basis over the remaining reserves. In addition, Kinross plans reclamation spending of approximately $19.0 million, which includes $4.0 million on the TVX and Echo Bay closure properties in 2003 as part of its aggressive plan to have as many projects as possible to post-closure monitoring by the end of 2005.

       ADMINISTRATION

       Administration costs include corporate office expenses related to the overall management of the business which are not part of direct mine operating costs. Administration costs include the costs incurred at two offices. These offices are the corporate office in Toronto and the United States office in Salt Lake City. Administration expenses totaled $11.3 million in 2002, compared to $10.1 million in 2001, and $10.4 million in 2000. The 2002 administrative expenses increased due to increased staffing in anticipation of completing the combination with TVX and Echo Bay.

       EXPLORATION AND BUSINESS DEVELOPMENT

       Total expensed exploration and business development expenditures were $11.6 million in 2002 compared to $7.9 million in 2001 and $11.4 million in 2000. In 2002, exploration activities increased as the flow through funds raised in late 2001 and committed for exploration were spent. Exploration activities in 2002 primarily focused around Fort Knox, the Porcupine Joint Venture, Kubaka (Birkachan and Tsokol), and George/Goose Lake.

       DEPRECIATION, DEPLETION, AND AMORTIZATION

       Depreciation, depletion and amortization totaled $85.3 million in 2002 compared to $85.8 million in 2001 and $93.2 million in 2000. Depreciation, depletion and amortization have increased per equivalent ounce of gold to $101 in 2002, from $94 in 2001 and $99 in 2000. The 2002 increase per equivalent ounce of gold compared to 2001 was primarily due to the reduced production at Refugio in 2002 since the Refugio mine carried a low depreciable basis. Based on preliminary purchase accounting associated with the TVX and Echo Bay combination, depreciation, depletion and amortization on a per ounce basis are expected to remain at current levels in 2003.

       INTEREST EXPENSE

       Interest expense totaled $5.0 million in 2002, compared to $9.1 million in 2001, and $14.3 million in 2000. Interest expense in 2002 is comprised of $0.3 million relating to Kinross' proportionate share of interest on the Kubaka project loan, $1.5 million of interest on the Alaskan industrial revenue bonds and the Fort Knox capital leases, $2.6 million of interest on the debt component of the convertible debentures and $0.6 million on other items. Interest expense decreased in 2002 due to lower debt balances outstanding and lower interest rates. Interest expense will continue to decrease since rates remain low and debt balances continue to decrease as scheduled repayments are made. For further information on Kinross' debt position, see Note 9 to the Consolidated Financial Statements.

       SHARE OF LOSS OF INVESTEE COMPANIES

       Share of loss of investee companies totaled $0.6 million in 2002, compared to $2.2 million in 2001, and $8.1 million in 2000. Kinross equity accounts investments where it owns more than 20% and exercises control. During 2002, Kinross' share of the losses of these equity accounted investments was $0.6 million, substantially less than recorded amounts in 2001 and 2000. The 2000 results included 34% of the Pacific Rim Mining Corp. ("Pacific Rim") (formerly Dayton Mining Corporation) write-down of the Anadacolla mine. Future statements of operations should have no reported share of loss of investee companies as the only remaining equity accounted investment, Pacific Rim, has been equity accounted to a zero basis.

       WRITE-DOWN OF PROPERTY PLANT AND EQUIPMENT AND OTHER NON-CASH CHARGES

       Impairment analysis for the operating assets consisted of comparing the estimated undiscounted future net cash flows on an area of interest basis with its carrying value, and when the future net cash flows are less, a non-cash write-down is recorded. Over the past three years gold has averaged $287 per ounce and closed the year at $343 per ounce. Subsequent to the end of 2002, gold has continued to trade above $340 per ounce. In addition to current and historical spot gold prices, Kinross reviewed analysts' reports and participated in external surveys. As a result of this trend, and external survey expectations for spot gold prices, Kinross used an assumption of $325 per ounce for gold for impairment analysis in 2002, compared to $300 per ounce in 2001 and 2000.

       Property, plant and equipment write-downs and other non-cash charges totaled $7.7 million in 2002 compared to $16.1 million in 2001 and $72.1 million in 2000. The 2002 write-down and other non-cash charges was required to increase reclamation provisions at the closure properties to revised year-end estimates. The 2001 write-down was comprised of $11.8 million relating to the Blanket mine due to the extreme inflationary pressures within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services, and civil unrest. The balance of the 2001 write-down was on other non-core closure properties. The 2000 write-down was comprised of $36.1 million relating to the Refugio mine due to the decision to suspend operations and place the operations on care and maintenance, and the balance on other non-core development and closure properties.

       The details of the asset write-downs are presented in Note 15 to the Consolidated Financial Statements.

       WRITE-DOWN OF OTHER INVESTMENTS

       Kinross has various investments in resource-related companies at December 31, 2002, totaling $11.8 million. In 2002, Kinross recorded a mark-to-market loss of $0.2 million of its marketable securities portfolio to reflect current market values of certain investments. There were no non-cash write-downs of long-term investments in 2002 or 2001, compared to $13.1 million in 2000. In light of the then current market conditions of resource-related equities and the poor performance of its equity accounted investments, Kinross determined in 2000 that a permanent impairment in value had occurred, and wrote these investments down to their estimated quoted market value.

       INCOME AND MINING TAXES

       Kinross is subject to tax in various jurisdictions including Canada, the United States, Russia, Zimbabwe, Brazil and Chile. However, Kinross has substantial operating losses and other tax deductions to shelter future taxable income. The 2002 liability arises from income taxes in Russia and federal large corporations tax in Canada. For a detailed income tax reconciliation, see Note 16 to the Consolidated Financial Statements.

LIQUIDITY AND FINANCIAL RESOURCES

OPERATING ACTIVITIES

NINE MONTHS ENDED SEPTEMBER 30, 2003

       Cash flow provided from operating activities in the first nine months of 2003 was $81.7 million compared to $48.5 million in 2002. Cash flow proided from operating activities increased in 2003 due to higher gold equivalent production as a result of the completion of the business combination with TVX and Echo Bay and higher realized gold prices per ounce of gold sold.

FISCAL YEAR ENDED DECEMBER 31, 2002

       Cash flow provided from operating activities was $62.9 million in 2002 compared to $74.5 million in 2001 and $47.8 million in 2000. The 2002 cash flow from operating activities was positively affected by higher sales prices per ounce of gold sold. The 2002 cash flow from operating activities was used to finance capital expenditures and service existing debt.

       In 2003, at budgeted gold prices of $325 per ounce, Kinross anticipates having adequate cash flow provided from operating activities to fund planned capital expenditures and scheduled repayments of long-term debt.

FINANCING ACTIVITIES

NINE MONTHS ENDED SEPTEMBER 30, 2003

       On August 28, 2003, Kinross issued 23.0 million common shares for gross proceeds of CDN $213 million. After giving effect to the closing of the offering, the total number of common shares outstanding was approximately 338.4 million. The net proceeds from the offering were used to redeem Kinross' outstanding 5.5% convertible unsecured subordinated debentures. The principal amount of the convertible debentures was CDN $195.6 million. The convertible debentures were redeemed on September 29, 2003.

       The debt component of convertible debentures was reduced by $4.2 million during the first nine months of 2003 compared to $3.8 million during the first nine months of 2002. Long-term debt repayments were $10.0 million during the first nine months of 2003 compared to $12.4 million during 2002. Long-term debt repayments consisted of scheduled repayments under various capital leases the Kubaka project debt and repayment of a $3.8 million loan for E-Crete.

       No dividends were declared or paid to the holders of the convertible preferred shares of subsidiary company Kinam Gold Inc. in 2003 or 2002.

       Kinross had unrestricted cash and cash equivalents of $141.2 million and restricted cash of $5.2 million at September 30, 2003. This restricted cash is associated with cash deposits that were made by Echo Bay to secure letters of credit for various financial assurance requirements. On February 27, 2003, Kinross entered into a credit facility for $125.0 million with a maturity date of December 31, 2005. At the end of the third quarter, letters of credit had been issued to replace all of the old financial assurance. Some state agencies have not released the old financial assurance they were holding, causing restricted cash for longer than had been anticipated. The remaining restricted cash is expected to be released during the fourth quarter of 2003.

       As at September 30, 2003, Kinross' long-term debt was $30.7 million consisting of $25.0 million of Fort Knox industrial revenue bonds, $2.8 million relating to the Kubaka project financing, and various capital leases and other debt of $2.9 million. The current portion of the long-term debt is $19.6 million, which includes $15.0 million of repayments on the industrial revenue bonds, which is not mandatory, but planned.

FISCAL YEAR ENDED DECEMBER 31, 2002

       During 2002, Kinross issued 24.3 million common shares and 25.0 million common share purchase warrants (three warrants and CDN $15.00 are required to purchase one common share) for net proceeds of $111.6 million, and 0.3 million common shares for net proceeds of $1.2 million pursuant to the employee share incentive plan. During 2001, Kinross issued 8.1 million common shares valued at $23.2 million to acquire 945,400 convertible preferred shares of a subsidiary company. In addition, in 2001, Kinross issued 1.4 million common shares for cash consideration of $4.6 million pursuant to a private placement, issued 1.3 million common shares valued at $3.8 million to acquire mining properties, and issued 0.4 million common shares valued at $0.8 million pursuant to the employee share incentive plan. During 2000, Kinross issued 0.7 million common shares for cash consideration of $1.4 million pursuant to a private placement, issued 0.7 million common shares for proceeds of $1.8 million pursuant to the employee share incentive plan and repurchased 1.2 million common shares pursuant to a normal course issuer bid for $5.3 million of cash. All of the share amounts have been retroactively adjusted for the three for one consolidation that was completed on January 31, 2003.

       The debt component of convertible debentures was reduced by $5.1 million during 2002 compared to $5.4 million during 2001 and $4.9 million during 2000. Long-term debt repayments were $28.5 million in 2002 compared to $46.5 million during 2001 and $26.4 million during 2000.

       Kinross did not declare nor pay any dividends to the holders of the convertible preferred shares of subsidiary company in 2002 or 2001. Dividends paid on the convertible preferred shares of subsidiary company in 2000, before suspension in August 2000 were $3.4 million.

       Kinross completed an equity offering in February 2002, and issued 7.7 million common shares from treasury for net proceeds of $18.5 million. The majority of funds raised were used to complete a $16.00 per share cash tender offer for the convertible preferred shares of a subsidiary company owned by non-affiliated shareholders. The tender offer process closed on April 4, 2002, with 670,722 convertible preferred shares of subsidiary company tendered leaving 223,878 or 12.2% outstanding to non-affiliated shareholders. In 2001, Kinross acquired 945,000 convertible preferred shares of subsidiary company by issuing from treasury 8.1 million common shares of Kinross valued at $23.2 million. Included in the carrying value of the Kinam preferred shares, as at December 31, 2001, is an accrual of $2.2 million that represents the cumulative unpaid dividends to the minority holders.

       Kinross has restricted cash of $21.1 million at December 31, 2002. The restricted cash is derived from two sources, the first being $8.9 million of cash securing letters of credit issued in excess of the maximum allowable under the credit facility. While the remaining $12.2 million represents Kinross' share of restricted cash subject to a court ordered freeze in Russia. The court ordered freeze was as a result of challenges brought against Omolon alleging that the original issuance of shares was flawed and therefore, null and void. On January 8, 2003, the claim was dismissed and the restrictions on cash were released.

       As at December 31, 2002, Kinross had a $30.0 million operating line of credit in place with a bank syndicate, which is utilized for letters of credit purposes. As at December 31, 2002, $38.5 million of letters of credit were issued under this facility, requiring Kinross to restrict $8.9 million of cash. On February 27, 2003, Kinross entered into a new credit facility for $125.0 million with a maturity date of December 31, 2005. The credit facility is secured by Kinross' Fort Knox mine and shares in various wholly owned subsidiaries. The purpose of the credit facility is to issue letters of credit to various regulatory agencies to satisfy its financial assurance requirements to which Kinross is subject.

       As at December 31, 2002, Kinross' long-term debt consists of $2.6 million relating to the Kubaka project financing, $25.0 million of Fort Knox industrial revenue bonds and various capital leases, and other debt of $8.6 million. The current portion of the long-term debt is $23.3 million. For details of the various components of long-term debt, see Note 9 to the Consolidated Financial Statements.

INVESTING ACTIVITIES

NINE MONTHS ENDED SEPTEMBER 30, 2003

       Capital expenditures were $52.3 million in the first nine months of 2003 compared to $18.1 million in the first nine months of 2002. Capital expenditures were spread fairly evenly across all of the operating mines. Capital expenditures were financed out of cash flow from operating activities.

       The business combination between Kinross, TVX, and Echo Bay required Kinross to utilize $81.4 million of its cash reserves, net of the cash reserves acquired from TVX and Echo Bay and $4.2 million of cash was utilized for miscellaneous items including $2.5 million of fees (including legal) associated with the new credit facility.

       Kinross decreased its restricted cash by $37.4 million during the first nine months of 2003. This decrease includes the change from Kinross' restricted cash at December 31, 2002, and the change in restricted cash acquired on January 31, 2003, from TVX and Echo Bay.

       Since January 2003, the Stratoni lead/zinc mine located in Greece, owned by TVX Hellas, a subsidiary of Kinross, has been shut down. On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which two subsidiaries of Kinross, TVX and TVX Hellas S.A., held title to the Hellenic Gold Properties, and invited them to enter into a settlement agreement.

       A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million euros to TVX Hellas and mutual releases from all claims were given by each party to the other. The settlement agreement is subject to approval by the Greek Parliament, which has not yet been obtained. TVX Hellas has agreed to augment the 11 million euros to be received, with an additional 11 million euros, and to contribute all such amounts in full satisfaction of all labor and trade liabilities of TVX Hellas.

       In the event that the settlement agreement is not ratified by the Greek Parliament and negotiations break down, TVX Hellas may have significant obligations, including severance, environmental and contractual liabilities.

FISCAL YEAR ENDED DECEMBER 31, 2002

       Capital expenditures decreased by 26% in 2002 as $22.6 million was spent on capital additions, compared to $30.4 million in 2001, and $41.6 million in 2000. The 2002 capital expenditures focused primarily on the Porcupine Joint Venture and Fort Knox operations, with 96% of total capital expenditures incurred at these two mines. Capital expenditures at the Porcupine Joint Venture in 2002 were required to further advance the 1060 ramp at the Hoyle Pond mine, underground development drilling at the Hoyle Pond mine, surface fleet additions, and plant modifications at the Dome mine. At the Fort Knox mine, the majority of capital expenditures for 2002 were required to construct a tailings thickener for a cost of $6.9 million, construct an additional lift on the tailings impound dam totaling $3.2 million, and capitalized exploration at the True North and Fort Knox mines of $2.7 million. Capital expenditures were financed out of cash flow from operating activities. Planned capital expenditures including additions to the newly acquired TVX and Echo Bay mines are estimated at $74.0 million in 2003 and are to be funded from cash flow from operating activities and current cash reserves.

EXPORT PREPAYMENT CONTRACTS

       A Brazilian Central Bank program enables exporters to borrow U.S. dollars, which are then immediately reinvested at rates in excess of those on the loans.

       Kinross' Brasilia joint venture participates in this program and entered into contracts during 2000 and 2001 that were immediately assigned to a Brazilian bank holding the amounts put on deposit. The amounts on deposit were referred to as export prepayment contracts on the TVX balance sheet. The joint venture received a premium instead of a higher interest rate on the amounts on deposit. Under the terms of the related contracts, the bank would make all repayments of principal and interest on the export loans as they become due.

       The joint venture received a premium of $1.9 million in 2001 and $1.8 million in 2000. The premiums are included in accounts payable on the TVX balance sheet and recognized over the term of the corresponding commitment to conduct export activities. The premiums included in accounts payable total $1.3 million as at September 30, 2003 and $1.8 million as at December 31, 2002 (2001--$2.5 million).

       During 2002, under an Amended and Restated Debt Assumption Agreement, TVX's long-term debt in an amount of $67.0 million was legally extinguished. Consequently, the debt and the related export prepayment contract balances were removed from the consolidated balance sheet in a non-cash transaction.

CONTRACTUAL OBLIGATIONS

                                                                     Payments due by Period
--------------------------------------------------------------------------------------------------------------------------
Contractual Obligations                   Total       2003        2004        2005        2006        2007       2008+
--------------------------------------------------------------------------------------------------------------------------
Long-term debt obligations                $  27.7    $     -     $  27.8     $     -     $     -     $     -     $     -
Capital (finance) lease obligations           3.0        0.6         1.4         1.0           -           -           -
Operating lease obligations                  10.1        0.8         3.0         3.0         2.6         0.7           -
Purchase obligations                          2.3        0.2         2.1           -           -           -           -
Other long-term liabilities reflected
on                                            6.4          -         3.4         0.5         0.5           -         2.0
                                          -------    -------     -------     -------     -------     -------     -------
  Kinross balance sheet under CDN GAAP
                             TOTAL        $  49.5    $   1.6     $  37.7     $   4.5     $   3.1     $   0.7     $   2.0
                                          =======    =======     =======     =======     =======     =======     =======

CRITICAL ACCOUNTING POLICIES

       The preparation of Kinross' consolidated financial statements in accordance with CDN GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amount of revenues and expenses during the reporting period. The most critical accounting policies upon which Kinross' financial status depends are those requiring estimates of proven and probable reserves, recoverable ounces therefrom, and assumptions of future gold prices. Such estimates and assumptions affect the value of inventories and the potential impairment of long-lived assets. These estimates and assumptions also affect the rate at which depreciation, depletion and amortization are charged to earnings. Commodity prices significantly affect Kinross' profitability and cash flow. In addition, management estimates costs associated with reclamation of mining properties as described above. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

BUSINESS RISKS AND MANAGEMENT

       The operations of Kinross are speculative due to the high-risk nature associated with the operation, exploration and development of mineral properties. Certain of the risk factors listed below are related to the mining industry in general while some are specific to Kinross. Included in the risk factors below are details on how Kinross mitigates these risks wherever possible.

NATURE OF MINERAL EXPLORATION AND MINING

       The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience, and knowledge may not eliminate. While discovery of a gold-bearing structure may result in substantial rewards, few properties explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on properties in which Kinross has an interest will result in profitable commercial mining operations.

       The operations of Kinross are subject to the hazards and risks normally incident to exploration, development, and production of gold, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. The activities of Kinross may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which it has interests. Hazards, such as unusual or unexpected formations, rock bursts, pressures, cave-ins, flooding or other conditions, may be encountered in the drilling and removal of material. While Kinross may obtain insurance against certain risks, potential claims could exceed policy limits or could be excluded from coverage. There are also risks against which Kinross cannot or may not elect to insure against. The potential costs which could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting the future earnings and competitive position of Kinross and, potentially, its financial viability.

       Whether a gold deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in Kinross not receiving an adequate return on its invested capital.

       Kinross mitigates the likelihood and potential severity of these mining risks it encounters in its day-to-day operations through the application of high operating standards. In addition, Kinross reviews its insurance coverage at least annually to ensure the most complete and cost-effective coverage is obtained.

ENVIRONMENTAL RISKS

       Kinross' mining and processing operations and exploration activities in Canada, the United States, Russia, Brazil, Greece, Chile, Australia and Zimbabwe and other countries are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety and other matters. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on Kinross, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. Compliance with these laws and regulations requires significant expenditures and increases Kinross' mine development and operating costs.

       In all jurisdictions, permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact statement and, in some cases, public consultation. Further, Kinross may be required to submit for government approval a reclamation plan and to pay for the reclamation of the mine site upon the completion of mining activities. Kinross estimates its share of reclamation closure obligations at $70.4 million based on information currently available. As at December 31, 2002, Kinross has accrued $57.0 million of this liability. Kinross will continue to accrue this liability on a unit-of-production basis over the remaining reserves. Kinross mitigates this risk by performing reclamation activities concurrent with production. In addition, planned spending on closure properties of approximately $15.0 million in 2003 is part of an aggressive plan to bring the majority of the closure projects to post closure monitoring by the end of 2005.

       Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to Kinross' ownership of a property. To the extent Kinross is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on Kinross. Should Kinross be unable to fund fully the cost of remedying an environmental problem, Kinross might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect. Kinross mitigates the likelihood and potential severity of these environmental risks it encounters in its day-to-day operations through the application of high operating standards.

RESERVE ESTIMATES

       The figures for reserves presented are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of gold may render the mining of ore reserves uneconomical and require Kinross to take a writedown of the asset or to discontinue development or production. Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

       Proven and probable reserves at Kinross' mines and development projects were calculated based upon a gold price of $300 per ounce of gold. Prior to 2002, gold prices were significantly below these levels. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Kinross' reserves. Should such reductions occur, material write-downs of Kinross' investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow.

       There are numerous uncertainties inherent in estimating quantities of proven and probable gold reserves. The estimates in this document are based on various assumptions relating to gold prices and exchange rates during the expected life of production, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward or upward revision of current estimates.

OPERATIONS OUTSIDE OF NORTH AMERICA

       Kinross has mining operations in Russia, Brazil, Chile and Zimbabwe and is conducting certain of its exploration and development activities in Russia, Zimbabwe and Australia. There is no assurance that future political and economic conditions in these countries will not result in these governments adopting different policies respecting foreign development and ownership of mineral resources. Any such changes in policy may result in changes in laws affecting ownership of assets, taxation, rates of exchange, gold sales, environmental protection, labor relations, repatriation of income, and return of capital, which may affect both the ability of Kinross to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop and operate those properties for which it has obtained exploration, development and operating rights to date. The possibility that a future government of these countries may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

       Kinross is subject to the considerations and risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

       Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of Kinross' Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and Kinross' Russian operations may be assessed additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years. Kinross mitigates this risk through effective communications with the Russian regulators.

       In addition, the economies of the countries of Russia, Brazil, Chile or Zimbabwe differ significantly from the economies of Canada and the United States. Growth rates, inflation rates and interest rates of developing nations have been and are expected to be more volatile than those of western industrial countries.

LICENSES AND PERMITS

       The operations of Kinross require licenses and permits from various governmental authorities. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that Kinross will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost. Kinross endeavors to be in compliance with these regulations at all times.

TITLE TO PROPERTIES

       The validity of mining claims which constitute most of Kinross' property holdings in Canada, the United States, Brazil, Greece, Chile, Zimbabwe, Australia, and Russia may, in certain cases, be uncertain and is subject to being contested. Kinross' titles, particularly title to undeveloped properties, may be defective.

       Certain of Kinross' United States mineral rights consist of unpatented lode mining claims. Unpatented mining claims may be located on United States federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented mill site claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and mill sites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government of the United States. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. The General Mining Law of the United States, which governs mining claims and related activities on United States federal public lands, includes provisions for obtaining a patent, which is essentially equivalent to fee title, for an unpatented mining claim upon compliance with certain statutory requirements (including the discovery of a valuable mineral deposit).

COMPETITION

       The mineral exploration and mining business is competitive in all of its phases. Kinross competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than Kinross, in the search for and the acquisition of attractive mineral properties. The ability of Kinross to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. There is no assurance that Kinross will continue to be able to compete successfully with its competitors in acquiring such properties or prospects.

JOINT VENTURES

       Upon completion of the combination, Kinross will have ownership in eight mines that are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to Kinross or to third parties could have a material adverse effect on the joint ventures. In addition, Kinross may be unable to exert influence over strategic decisions made in respect of such properties.

ROYALTIES

       Kinross' mining properties are subject to various royalty and land payment agreements. Failure to meet payment obligations under these agreements could result in the loss of related property interests. However, the royalty and land payment obligations to which Kinross' properties are subject are not material except for its Kubaka property. In 2001, the Kubaka mine was subject to total royalty and production based taxes of 11.8%.

       For other discussions on commitments and contingencies, see Note 22 to the Consolidated Financial Statements.

STRATEGY

       Kinross' strategy is to increase shareholder value through increases in long-term cash flow, production and earnings per share. Kinross' strategy consists of optimizing the performance and therefore the value of existing mines, investing in quality projects and looking for additional accretive acquisitions.

       The first component of this strategy is addressed as Kinross continues to enhance the performance of existing assets that it operates through its continuous improvement program. The continuous improvement program focuses on productivity improvements and cost-cutting initiatives that add value by improving cash flow and earnings per share. One major initiative in 2002 consisted of the construction of a tailings thickener at the Fort Knox mine. The benefits of this capital program will be to reduce consumption of reagents and nominally improve recovery leading to lower total cash costs per ounce produced.

       The second component of this strategy is the value created by investing in quality projects. In late 2002, with continued strength in gold prices, Kinross began a major drilling program at the Refugio mine. This program was successful and in December 2003, the joint venture partners announced their decision to recommence mining at Refugio in 2004. In addition, 2003 included exploration activities surrounding the Kubaka mine and the development of the Emanuel Creek deposit at the Kettle River mine. All of these programs are designed to add value by extending mine life.

       The third component of this strategy is to increase value through accretive acquisitions. On January 31, 2003, Kinross completed a business combination with TVX and Echo Bay. This combination created a larger, stronger senior gold company. Kinross is proceeding with the integration of these newly acquired assets and looks to add further value through productivity improvements, cost-cutting initiatives and investing in the quality projects acquired.

OUTLOOK

       As at September 30, 2003, Kinross has $141.2 million of unrestricted cash and $5.2 million of restricted cash, which should become unrestricted during the fourth quarter. These cash reserves combined with TVX's and Echo Bay's year-end cash reserves and the restricted cash released early in 2003, provide ample cash to pay for the TVX Newmont J/V, the outstanding transaction costs and the increase in ownership of Omolon. Cash balances have increased due to positive results at operations. Kinross was able to issue equity, and the proceeds were applied to redeem 100% of the convertible debentures. Kinross will continue to focus on improving operational profitability and maximizing the benefit of our investment in quality projects.

       Kinross' prudent fiscal management over the past few years of low gold prices has positioned Kinross to be a beneficiary of the improved gold price environment. Kinross has a strong balance sheet with low debt and ample cash to fund exploration and capital programs that will allow Kinross to continue on its growth path. Kinross' current plans include the recommencement of operations at Refugio, if approved, the recommencement of operations at Kettle River (acquired from Echo Bay pursuant to the combination) and the development of the Birkachan satellite deposit near the Kubaka processing plant in Russia. All of this can be accomplished in a $325 per ounce gold price environment without incurring any additional long-term debt.

       The forward-looking statements included in this MD&A involve various risks and uncertainties and are based upon assumptions that Kinross considers reasonable, but could be incorrect. Factors that could cause actual results to differ from those included in the forward-looking statements are identified under the Business Risks and Management section, which is included in this MD&A.

--------------------------------------------------------------------------------

                         DISCLOSURES ABOUT MARKET RISKS

--------------------------------------------------------------------------------

       To determine its market risk sensitivities, Kinross uses an internally generated financial forecast that is sensitized to various gold prices, currency exchange rates, interest rates and energy prices. The variable with the greatest impact is the gold price, and Kinross prepares a base case scenario and then sensitizes it by a $25 increase and decrease in the gold price.

       The financial forecast Kinross uses covers the life of the mine. In each year gold is produced according to the mine plan, the production is estimated based on current production costs plus the impact of any major changes to the operation during its life. Quantitative disclosure of market risks is disclosed below.

       Kinross manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policies approved by Kinross' Board of Directors. Kinross does not hold or issue derivative contracts for speculative or trading purposes.

COMMODITY PRICE RISKS

       Kinross' revenues are derived primarily from the sale of gold production. The price of gold averaged $354 per ounce for the nine months ended September 30, 2003 with a closing London A.M. fix of $388 on September 30, 2003 and $310 per ounce for the year ended December 31, 2002 with a closing London P.M. fix of $343 for the year. The key factors influencing the gold market included a weakness in the U.S. dollar, equity market declines, increased tension in Iraq and North Korea, a significant decrease in net producer hedging, and increased investor interest as indicated by the large net long position reported.

       The profitability of any gold mining operations in which Kinross has an interest and Kinross net income will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis and are affected by numerous factors beyond the control of Kinross. The supply and demand for gold, the level of interest rates, the rate of inflation, investment decisions by large holders of gold, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has fluctuated widely and future serious price declines could cause continued commercial production to be impractical. Depending on the price of gold, cash flow from mining operations may not be sufficient to cover costs of production and capital expenditures. If, as a result of a decline in gold prices, revenues from metal sales were to fall below cash operating costs, production may be discontinued.

       At various times, in response to market conditions, Kinross has entered into gold forward sales contracts and spot deferred forward sales contracts and written call options for some portion of expected future production to mitigate the risk of adverse price fluctuations. Due to the increase in gold prices it is Kinross' plan to deliver into these financial instruments and not replace them thereby increasing its exposure to changes in gold prices.

       Kinross does not hold these financial instruments for speculative or trading purposes. Kinross is not subject to margin requirements on any of its hedging lines.

       The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at September 30, 2003 were as follows:

                               OUNCES         AVERAGE       CALL OPTIONS         AVERAGE
       YEAR OF DELIVERY        HEDGED          PRICE            SOLD           STRIKE PRICE
       ----------------        ------          -----            ----           ------------
             2003                  20,000          $ 274             50,000             $ 300
             2004                 137,500            277             50,000               340
             2005                  37,500            296                  -                 -
                            -------------- -------------- ------------------ -----------------
            Total                 195,000          $ 281            100,000             $ 320
                            ============== ============== ================== =================

       The fair value of the call options sold is recorded in the financial statements at each measurement date. The fair value of the gold forward sales and spot deferred forward sales contracts, as at September 30, 2003 was negative $21.4 million based on a gold price of $388. As at December 31, 2002, based on a year-end gold price of $343 per ounce, the mark-to-market value of Kinross' gold forward sales contracts and gold spot deferred forward sales contracts was negative $20.3 million.

       Based on Kinross' projected 2003 sales volumes, including sales from TVX and Echo Bay, each $10 per ounce change in the average realized price on gold sales would have an approximate $15.0 million impact on revenues and pre-tax earnings.

       Mine operating costs include costs associated with the consumption of fuel to power generating plants and operate mining equipment. Kinross consumes approximately 89.0 million liters of diesel fuel annually throughout its worldwide operations. Based on Kinross' projected 2002 consumption, including consumption from the TVX and Echo Bay mines, a 10% change in crude oil prices would have an approximate $2.0 million impact on operating costs and pre-tax earnings.

FOREIGN CURRENCY EXCHANGE RISK

       Kinross, TVX, and Echo Bay conduct the majority of their operations in the United States, Russia, Canada, Brazil and Chile. Currency fluctuations affect the cash flow that Kinross will realize from its operations as gold is sold in the United States. Kinross' results are positively affected when the U.S. dollar strengthens against these foreign currencies and adversely affected when the U.S. dollar weakens against these foreign currencies. Kinross' cash and cash equivalent balances are held in U.S. and Canadian dollars; holdings denominated in other currencies are relatively insignificant.

RUSSIAN RUBLES

       Kinross operates the Kubaka mine in Russia. Upon completion of the acquisition by Omolon and cancellation of said shares owned by the Russian shareholders as described under the section entitled "Kubaka Mine," Kinross estimates 2003 Russian ruble payments for operating, exploration, royalty expenses, and income taxes of 606.7 million Russian rubles at an exchange rate of 33.0 rubles to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $1.8 million change in Kinross' pre-tax earnings.

CHILEAN PESOS

       Kinross operates the Refugio mine, while TVX is a partner to the La Coipa mine, both located in Chile. Upon completion of the combination, Kinross estimates 2003 Chilean peso payments for operating, exploration, royalty expenses and income taxes of 13.1 billion Chilean pesos at an exchange rate of 700 pesos to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $1.9 million change in Kinross' pre-tax earnings.

BRAZILIAN REALS

       TVX is a partner to the Brasilia and Crixas mines, both located in Brazil. Upon completion of the combination, Kinross estimates 2003 Brazilian real payments for operating, exploration, royalty expenses and income taxes of 74.5 million Brazilian reals at an exchange rate of 3.50 Brazilian reals to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $2.1 million change in Kinross' pre-tax earnings.

CANADIAN DOLLARS

       Kinross and Echo Bay have Canadian dollar denominated operating, exploration, administrative, and interest expenses. Kinross and Echo Bay have hedged $45.0 million of this exposure for 2003 at average exchange rates of Canadian $1.575 per U.S. dollar. Upon completion of the combination and excluding hedging contracts described above, and assuming 2003 Canadian dollar payments of $131.0 million dollars at an exchange rate of Canadian $1.50 per U.S. dollar, a 10% change in the exchange rate could result in an approximate $7.8 million change in Kinross' pre-tax earnings.

       As of September 30, 2003, Kinross had Canadian dollar denominated operating, exploration, administrative, and interest expenses. As of September 30, 2003, Kinross had hedged $33 million of these costs at an average rate of CDN 1.4227 per U.S. dollar for the balance of 2003, 2004, and 2005.

INTEREST RATE RISK

       Kinross has no interest rate swaps outstanding at December 31, 2002. At December 31, 2002, Kinross carries $31.4 million of variable rate debt, all denominated in U.S. dollars. Interest expense would change by approximately $0.3 million for every one percent change in interest rates.

ENERGY PRICE RISK

       Kinross is exposed to changes in crude oil prices as a result of diesel fuel consumption, primarily at its Fort Knox and Kubaka mines. The potential fluctuations in crude oil prices could have a significant impact on the cost of producing gold and the profitability of Kinross. This risk is reduced, from time to time, through the use of crude oil forward purchase contracts to lock in firmly committed future operating costs.

       As at September 30, 2003, and December 31, 2002, Kinross had no hedging agreements in place to purchase fuel. As at December 31, 2001, Kinross had agreements to buy 28,500 barrels of crude oil forward at a price of $20.83 per barrel.

CREDIT RISK MANAGEMENT

       Credit risk relates to accounts receivable and derivative contracts and arises from the possibility that a counterparty to an instrument fails to perform. Kinross only transacts with highly-rated counterparties and a limit on contingent exposure has been established for each counterparty based on the counterparty's credit rating. At September 30, 2003, Kinross' gross credit exposure was $28.4 million.

FAIR VALUES OF FINANCIAL INSTRUMENTS

       Carrying values for primary financial instruments, including cash and cash equivalents, bullion settlements and other accounts receivable, marketable securities, accounts payable and accrued liabilities, approximate fair values due to their short-term maturities. The carrying value for long-term debt (other than convertible debentures and redeemable retractable preferred shares) approximates fair value primarily due to the floating rate nature of the debt instruments.

       Fair value estimates for derivative contracts are based on quoted market prices for comparable contracts and represent the amount Kinross would have received from, or paid to, a counterparty to unwind the contract at the market rates in effect at September 30, 2003. The following table represents the fair value (loss) relating to derivative contracts outstanding as at September 30, 2003.

       ------------------------------------------------------------------------

       Gold and silver forward sales contracts(1)        $ (21.4)
       Foreign currency contracts(2)                         1.4

       -------------------------
       (1) Based on a spot gold price of $388 per ounce at September 30, 2003.
       (2) Based on a Canadian Dollar exchange rate of 1.3504 at September 30, 2003.

       The fair value of written call options is recorded in the financial statements at each measurement date.

--------------------------------------------------------------------------------

                                   THE MERGER

--------------------------------------------------------------------------------

       The discussion in this Proxy Statement/Prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by, the merger agreement attached to this Proxy Statement/Prospectus as Appendix "A," which is incorporated herein by this reference.

GENERAL

       Kinross and Crown are furnishing this Proxy Statement/Prospectus to holders of Crown common stock in connection with the solicitation of proxies by the Board of Directors of Crown for approval, among other things, of the merger contemplated by the merger agreement. The merger agreement provides for the merger of Crown with and into Crown Merger, with Crown surviving the merger.

       The merger was unanimously approved by the board of directors of both Kinross and Crown. Neither board formed a special committee in connection with their consideration of the merger.

       The Crown common stock will be converted into Kinross common shares on the basis of 0.2911 shares of Kinross common shares for each share of Crown common stock previously outstanding.

       If the holder of any unexercised warrant to purchase shares of Crown common stock so elects, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued on exercise of the warrant immediately prior to the effective time of the merger on a cashless basis and the number of shares of Solitario common stock to which the holder would have been entitled if the warrant had been exercised on a cashless basis immediately prior to the merger. If the holder does not make the foregoing election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the merger agreement.

       On December 8, 2003, the Crown Board of Directors took action, as permitted under the Crown 2002 Stock Incentive Plan, so that conditional upon the completion of the merger as contemplated by the merger agreement, all options to purchase Crown common stock not exercised as of the effective time of the merger will be terminated on three days notice of the completion of the merger.

       The merger agreement contemplates that the merger will be completed within three business days of the satisfaction of all conditions precedent. The parties anticipate closing the merger as quickly as practicable subsequent to the approval of the transaction by the Crown shareholders. Completion of the merger is subject to the satisfaction of all conditions which must be satisfied or waived by the parties. In the event of the failure to meet any of these conditions, the merger may not be completed even if approved by the Crown stockholders.

       For a discussion of the principal United States federal income tax consequences of the merger to Kinross, Crown, and their respective shareholders, see "Tax Consequences."

BACKGROUND OF THE MERGER

       On May 3, 2002, a meeting was held between Chris Herald, Crown's Chief Executive Officer and Bob LeClerc, the Chief Executive Officer of Echo Bay at Echo Bay's Littleton, Colorado office. At the meeting, Mr. Herald and Mr. LeClerc discussed whether Crown and Echo Bay would be interested in a possible combination of Crown's Buckhorn Mountain Project ("Buckhorn Mountain Project") with Echo Bay's Kettle River mine ("Kettle River"), both of which sites are located in Washington, and the possible benefits of such a combination. Both parties agreed that a combination of the projects potentially had substantial merit and agreed to work towards the execution of a confidentiality agreement.

       In May and June of 2002, various discussions and negotiations regarding a confidentiality agreement, primarily through telephone and fax, occurred between Mr. Herald and Mr. LeClerc. On June 18, 2002, Crown and Echo Bay executed a confidentiality agreement, allowing each company to make documents and other confidential information available to the other for a possible transaction.

       On June 10, 2002, Kinross, Echo Bay, and TVX announced an agreement to combine their respective business, with Kinross being the surviving parent corporation.

       On June 18, 2002, Crown and Echo Bay executed a confidentiality agreement, allowing the parties to review each other's confidential information.

       On July 20 and 21, 2002, Crown and Echo Bay held technical due diligence meetings at Crown's Oroville, Washington office, and at the Buckhorn Mountain Project and Kettle River sites. Crown and Echo Bay exchanged technical reports and data prior to such meetings. Participating in the meeting on behalf of Crown were Mr. Herald and Peter Cooper, and on behalf of Echo Bay were Dan Hussey and Scott Marikis.

       On August 29, 2002, Mr. Herald and Mr. LeClerc held telephone discussions regarding a possible Buckhorn Mountain Project and Kettle River business combination. Mr. Herald and Mr. LeClerc determined that the parties had substantially different views regarding the relative valuations of each company's respective assets and discussions did not proceed at that point.

       On September 30, 2002, Mr. Herald held an in-person meeting at the Westin Hotel in Denver, Colorado, with Gordon McCreary, Kinross' Vice-President of Investor Relations and Corporate Development concerning Kinross' possible interest in the Buckhorn Mountain Project following completion of Kinross' combination with Echo Bay and TVX. Mr. Herald and Mr. McCreary agreed that a discussion between Crown and Kinross may be appropriate after completion of the merger.

       On January 31, 2003, the combination among Kinross, Echo Bay, and TVX was completed.

       On February 18, 2003, Kinross entered into a confidentiality agreement with Crown, whereby the parties could investigate possible synergies between the Buckhorn Mountain Project and Kinross' Kettle River mine.

       On February 20, 2003, Mr. Herald and Walt Hunt, Crown's Vice-President of Operations, met with representatives of Kinross in its Toronto, Ontario office to discuss a potential transaction. Kinross was represented by Robert Buchan, its President and Chief Executive Officer, John Ivany, its Executive Vice-President and General Counsel, Rod Cooper, its Director of Technical Services, Gordon McCreary, its Vice-President of Corporate Affairs, and Ronald Stewart, its Vice-President of Exploration. Crown presented the current status of the Buckhorn Mountain Project, discussing resources, permitting and feasibility studies either underway or planned. Crown delivered updated Buckhorn Mountain Project information to Kinross for its review. Kinross and Crown agreed to continue discussions and to exchange additional information in the future as necessary for the companies' respective technical reviews. Later that day, additional Kinross personnel were notified of the meeting and the status of the review, including Scott Caldwell, Executive Vice-President and Chief Operating Officer, Brian W. Penny, Vice-President-Finance and Chief Financial Officer, Chris Hill, Treasurer, and Jerry Danni, Vice-President of Environmental Affairs.

       In March, 2003, the parties held several telephone discussions regarding the Buckhorn Mountain Project and exchanged various documents. Also in March of 2003, AMEC Engineering and Constructors were commissioned by Kinross to review the geological data concerning the Buckhorn Mountain Project and construct a confirmatory resource model.

       On April 2, 2003, Mr. Ivany telephoned Mr. Herald and indicated that Kinross' technical review of the Buckhorn Mountain Project appeared positive. Mr. Ivany thought it would take a couple of weeks to complete the evaluation and potentially develop a proposal.

       On April 20, 2003, Mr. Ivany called Mr. Herald to discuss the results of Kinross' technical evaluation. Mr. Ivany indicated that Kinross was pleased with the technical review of the Buckhorn Mountain Project, but was concerned about permitting. Mr. Ivany indicated that Kinross was continuing to develop and explore its Emanuel Creek project. Mr. Ivany and Mr. Herald discussed some general concepts of how Kinross and Crown might move forward toward a transaction, but it was decided that the concepts were not attractive for either party. Mr. Ivany and Mr. Herald agreed to stay in touch and that Kinross would continue to monitor Crown's progress on the project.

       Between April and July, 2003, the parties held several telephone discussions regarding the Buckhorn Mountain Project.

       On July 30, 2003, Mr. Ivany and Mr. Herald held discussions by telephone, arranging a meeting between Mr. Herald and Mr. Danni for the purpose of updating Kinross on the permitting developments with respect to the Buckhorn Mountain Project.

       On August 1, 2003, Mr. Herald met with Mr. Danni and Debbie Struhsacker, Kinross Gold U.S.A., Inc.'s (a wholly-owned subsidiary of Kinross) Vice-President-U.S. Governmental and Environmental Affairs, in Denver, Colorado. Mr. Herald updated Mr. Danni and Ms. Struhsacker on Crown's progress on the new Buckhorn Mountain Project Plan of Operations to be filed with the USFS and the Washington State Department of Ecology. Crown's political efforts and its public outreach program were also discussed. In addition, Mr. Herald provided an update of recent Washington legislation pertaining to regulatory reform to Kinross. The parties also discussed the status of Crown's patent application with the BLM. Mr. Herald provided documents related to many of the topics discussed. Mr. Danni said he would evaluate the information further and report to Kinross management.

       On August 7, 2003, during a meeting of Kinross' Board of Directors, Mr. Buchan informed Kinross' directors of the ongoing discussions with Crown.

       A meeting was held on August 25 and 26, 2003, at Crown's Oroville, Washington office between Mr. Herald, Mr. Hunt and Lyle Morganthaler, an independent mining engineer representing Crown, on behalf of Crown, and Mr. Cooper, Mr. Caldwell, Mike Doyle, the General Manager for Kinross' Round Mountain mine in Nevada and Al Kirkem, Kinross' Exploration Manager, on behalf of Kinross. Crown presented information regarding the Buckhorn Mountain Project that had been developed to date. The parties also generally discussed options related to the Kettle River mill, and its potential utility in the Buckhorn Mountain Project. The meetings also included a brief inspection of core drillings, a visit to the Buckhorn Mountain Project proposed mill and tailings site, a tour of the Buckhorn Mountain Project deposit, and a drive of a Buckhorn Mountain Project to Emanuel Creek potential haul road. Kinross also provided a review of its exploration results from the Emanuel Creek site.

       On August 26, 2003, Mr. Cooper, Mr. Caldwell, Mr. Danni, Mr. Doyle, and Mr. Kirkham met with Gordon Fellows, Kinross' Engineering and Environmental Manager at Kettle River, Mr. Rasmussen and Robert Taylor, Kinross' General Manager at Kettle River. The meeting took place at the Kettle River mine offices. The parties discussed the potential for a transaction with Crown and reviewed Kettle River information relevant to Kinross' financial analysis of Crown. After the meeting, Wayne Zigarlick, Kinross' Mill Manager at Kettle River and Dave Riggleman, Kinross' Operations Manager at Kettle River, were informed of the potential transaction, since their input would be required to finalize the financial analysis. An additional meeting between Mr. Morgenthaler, an independent mining engineer representing Crown and Mr. Riggleman, Ms. Fellows and Pam Allen, Kinross' Accounting Manager at Kettle River, occurred whereby both companies exchanged information regarding Kettle River and the Buckhorn Mountain Project. Later that day, Sue Davis, Kinross' Human Resources Manager at Kettle River provided historical employment numbers for the Kettle River operations to Mr. Morgenthaler. Mr. Dan Hussey, Kinross' Chief Geologist at Kettle River was informed of the discussions regarding the Buckhorn Mountain Project.

       On September 2, 2003, Mr. Kirkham contracted with Mr. Tom Rice, a consultant from Reno, Nevada, to conduct land title due diligence on Kinross' behalf. On September 4 and 5, 2003, Mr. Rice visited Crown's Oroville, Washington office and reviewed certain files and held conversations with Mr. Hunt of Crown. Subsequently, under the coordination of John Bokich, Kinross' Director of Environmental Affairs, and Susan Mason, a consultant retained by Kinross for U.S. land management, Mr. Rice spent approximately 12 days during two trips doing extensive title research on the Buckhorn Mountain Project.

       From September 2-4, 2003, Ms. Struhsaker, Ed Opitz, Kinross' Manager of Environmental Engineering, and Mr. Fellows visited the Buckhorn Mountain Project to review environmental and permitting issues. Additionally, Vector Colorado, LLC completed an engineering review of certain aspects of the Buckhorn Mountain Project.

       From September 9-11, 2003, Tony Lipiec, Kinross' Manager, Process Engineering, conducted a site visit to Kettle River, the Buckhorn Mountain Project and to Crown's Oroville office to review information with Mr. Hunt of Crown.

       On September 22, 2003, Mr. Herald, Mr. Buchan, and Mr. Caldwell held discussions concerning a Kinross proposal to acquire Crown at the Denver Gold Conference in Denver, Colorado. Prior to the meeting, Mr. Caldwell had forwarded Kinross' evaluation materials relating to the Buckhorn Mountain Project to Mr. Herald. Mr. Buchan and Mr. Caldwell reviewed Kinross' technical evaluation results with Mr. Herald. Mr. Herald explained Crown's capital structure. Mr. Buchan presented Kinross' proposal to acquire Crown. Mr. Herald indicated that Kinross' proposal appeared to be an offer that Crown's board of directors would consider, and that he would discuss it with certain members of Crown's board that evening.

       On September 23, 2003, a meeting was held between Mr. Herald and Jim Maronick, Crown's Chief Financial Officer, and Mr. Buchan concerning Kinross' proposal of the prior day. Crown sought certain clarifications regarding the offer and Kinross sought clarifications regarding Crown's capital structure. Both parties agreed that they were close on the principal terms and to proceed toward an agreement, but that further consideration on the exact terms would be required. An additional meeting was held between Mr. Herald, Mr. Maronick, and Mr. Penny, during which Crown provided Kinross certain additional information regarding its capital structure.

       On September 30, 2003, telephone discussions were held between Mr. Ivany and Mr. Herald concerning the terms of the transaction, and each agreed to consult with their respective associates to reach an agreement. Also on September 30, 2003, AMEC was engaged to provide assistance in completing the reserves and resources preliminary due diligence.

       On October 1, 2003, telephone discussions were held between Mr. Ivany and Mr. Herald concerning the final business terms of Kinross' offer. The parties agreed to the principal business terms and committed to work towards the execution of a letter of intent. Mr. Ivany informed Parr Waddoups Brown Gee & Loveless, A Professional Corporation, Kinross' U.S. counsel, of the verbal agreement.

       During the first week of October, the parties and their lawyers communicated several times by telephone and e-mail negotiating a letter of intent. The parties signed the letter of intent the evening of October 8, 2003, and publicly announced the execution of the letter of intent and the transaction on October 9, 2003.

       On November 11, 2003, Crown entered into the Echo Bay Minerals toll milling agreement relating to the milling of ore produced at the Buckhorn Mountain Project. See "Business of Crown--Recent Developments."

REASONS FOR THE MERGER--ADVANTAGES AND DISADVANTAGES

       KINROSS

       In connection with the toll milling agreement, Kinross will restart the Kettle River mill in 2004 to process ore from the newly discovered Emanuel Creek deposit. The merger with Crown will provide Kinross with an opportunity to more effectively utilize the Kettle River mill.

       Kinross anticipates that by combining the Kettle River and Buckhorn Mountain Project operations, there will be increased operating efficiency because only one management team will be required to manage the two locations. Kinross expects the combined Buckhorn Mountain Project and Emanuel Creek operations to produce gold for total cash costs and total costs per ounce less than Kinross' current average costs per ounce resulting in the merger being accretive to earnings and cash flow.

       Kinross believes that the Buckhorn Mountain Project mineral claims have been under explored and may conduct further exploration activities in the future.

       Acquiring Crown at this time means that Kinross will be obligated to complete the permitting process before beginning production at the Buckhorn Mountain Project. The permitting process has been difficult and subject to delays beyond Crown or Kinross' control. The permitting process has involved a large number of interested parties who opposed permitting gold production at the Buckhorn Mountain Project. Kinross believes that by utilizing the existing Kettle River mill and by mining using underground methods, a plan that is acceptable to all concerned is achievable.

See "Kinross--Business of Kinross" and "Risk Factors."

       CROWN

       The board of directors of Crown has unanimously approved the adoption of the merger agreement and the transactions contemplated thereby and recommends that the transaction be approved by the Crown shareholders.

       In reaching its determination, the board of directors of Crown considered the following material factors:

       o the terms and conditions of the merger agreement, including the amount of total consideration to be paid by Kinross to the security holders of Crown;

       o the distribution of the Solitario common stock to the Crown shareholders so that the Crown shareholders would continue to hold an interest in Solitario;

       o the difficulties that Crown had faced in obtaining financing from other sources;

       o the expectation that the merger will be treated as a tax-free merger for United States federal income tax purposes;

       o      the regulatory approvals required to consummate the merger;

       o the fixed nature of the consideration to be paid by Kinross to the Crown shareholders;

       o The elimination of the uncertainty relating to the time and expense to permit and develop the Buckhorn Mountain Project;

       o The limited financial resources of Crown and the need to raise significant funds to develop the Buckhorn Mountain Project;

       o The wide distribution and liquidity of Kinross common shares including trading on the NYSE and TSX; and

       o The limited market for shares of Crown's common stock which currently trade on the OTC Bulletin Board.

       The board of directors of Crown determined that the negative factors were outweighed by the potential benefits to be gained by Crown and its shareholders as a result of the proposed merger and concluded that the proposed merger was in the best interests of Crown and its shareholders.

       The foregoing discussion of the factors considered by the board of directors of Crown is not intended to be complete, although it does include all material factors considered. In view of the variety of factors considered in connection with its evaluation of the proposed merger, the board of directors of Crown did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.

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INTERESTS OF CERTAIN INDIVIDUALS

       Certain members of Crown's management and board of directors have interests in the merger that are described below that are in addition to their interests as Crown shareholders in general. Crown's board of directors took these interests into account in approving and adopting the acquisition agreement and the transactions contemplated thereby.

       On June 19, 2000, Crown entered into Change in Control Severance Agreements with (i) Mr. Mark Jones, its Vice Chairman of the Board, (ii) Mr. Christopher Herald, its President and Chief Executive Officer, (iii) Mr. James Maronick, its Chief Financial Officer and Vice President, Finance, (iv) Mr. Walter Hunt, its Vice President, Operations, and (v) Ms. Debbie Mino, its manager of investor relations. These agreements provide that if a change in control of Crown occurs, and if their employment is terminated other than for cause or if they resign for a good reason, they are entitled, on such date, to a payment of two and one-half (2 1/2) times their annual salary in the case of Mr. Jones and Mr. Herald, and one and one-half times (1 1/2) their annual salary in the case of Mr. Maronick, Mr. Hunt and Ms. Mino. The merger constitutes a change in control of Crown, and Kinross intends to terminate the employment of each of these employees following the merger. Accordingly, Kinross will pay the following to these individuals upon the date their employment is terminated, based upon their annual salaries for the 2004 year:

       Mr. Jones: $245,000
       Mr. Herald: $362,500
       Mr. Maronick: $150,000
       Mr. Hunt: $132,000
       Ms. Mino: $120,000

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STOCK OPTIONS

       The acquisition agreement provides that Crown's Board of Directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the merger. Each Crown share issued upon exercise of an option will be treated like all other Crown shares and converted into
0.2911 of a Kinross common share upon completion of the merger. All of the options to purchase Crown shares are exercisable at $0.40 per share. The number of options to purchase Crown common shares held by its officers and directors, and the number of Kinross common shares into which such options are convertible, are as follows:

       Name                       Options          Shares of Kinross
       ----                       -------          -----------------

       Steven Webster             225,000               65,498
       Christopher Harte          175,000               50,943
       Christopher Herald         850,000              247,435
       Mark Jones                 175,000               50,943
       Brian Labadie              225,000               65,498
       F. Gardner Parker          200,000               58,220
       Ronald Shorr               175,000               50,943
       James Maronick             530,000              154,283
       Walt Hunt                  500,000              145,550
       Debbie Mino                150,000               43,665

REGULATORY APPROVALS REQUIRED

       Kinross and Crown do not believe there are any material regulatory approvals required for the merger, other than the effectiveness of the registration statement filed with the Commission of which this Proxy Statement/Prospectus forms a part.

DISSENTERS' RIGHTS OF APPRAISAL

       The following is a brief summary of the rights of holders of Crown common stock to dissent from the merger and receive cash equal to the fair value of their Crown common stock. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13 of the WBCA, which is attached to this Proxy Statement/Prospectus as Appendix C.

       If you are a Crown shareholder and wish to dissent from the merger, you should carefully review the text of Appendix "B", particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters' rights.

       REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS

       Under Washington law, Crown shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Crown common stock. To preserve your statutory dissenters' rights, you must:

       o deliver to Crown, before the vote on the proposal to approve the merger agreement is taken at the special meeting, notice of your intent to demand the fair value for your Crown common stock if the merger is consummated and becomes effective;

       o not vote your shares of Crown common stock at the special meeting in favor of the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

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       o      follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described below under "--Dissenters' Notice Procedure."

       Merely voting against the merger agreement and the merger will not preserve your dissenters' rights. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights. If you do not satisfy each of the statutory requirements, you cannot exercise dissenters' rights and you will be bound by the terms of the merger agreement.

       A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Crown in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. If your shares are not held of record in your name, you must instruct the record owner to act on your behalf to assert your dissenters' rights. You should contact the record holder to establish the necessary procedures sufficiently in advance so that your dissenters' rights are not lost.

       Your shares must either not be voted at the special meeting of Crown shareholders or must be voted against the approval of the merger agreement. Submitting a proxy card that does not direct how the shares of Crown common stock represented by that proxy are to be voted will constitute a vote in favor of each of the proposals being presented to Crown shareholders at the special meeting and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above. You must deliver notice of the intent to exercise dissenters' rights to Crown prior to the vote being taken at the special meeting at: James R. Maronick, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033.

       DISSENTERS' NOTICE PROCEDURE

       Within ten days after the effective date of the proposed merger, Crown will deliver a notice to all shareholders who have properly given notice under the dissenters' rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

       o the address where the demand for payment and certificates representing shares of Crown common stock must be sent and the date by which they must be received;

       o any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

       o a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed transactions (October 9, 2003) and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Crown common stock or an interest in it;

              o      a date by which Crown must receive the payment demand; and

              o      a copy of Chapter 23B-13 of the WBCA.

       PAYMENT PROCEDURE

       If you wish to assert dissenters' rights, you must demand payment, certify that you acquired the Crown shares before October 9, 2003, and deposit your Crown certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Crown certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you delivered a timely notice of intent to demand payment.

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       Except as provided below, within 30 days of the later of the effective date of the merger or Crown's receipt of a valid demand for payment, Crown will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Crown estimates to be the fair value of the shareholder's Crown common stock, plus accrued interest.

       Crown will include the following information with the payment:

       o financial data relating to Crown, including Crown's balance sheet, income statement and statement of changes in shareholder's equity for its last fiscal year and its latest available financial statements;

       o Crown's estimate of the fair value of the shares and a brief description of the methods used to reach those estimates;

       o      an explanation of how the interest was calculated;

       o a statement of the dissenter's right to demand further payment under Chapter 23B.13.280 of the WBCA if they are dissatisfied with the estimate of the fair value of the shares determined by Crown; and

       o      a copy of Chapter 23B.13 of the WBCA.

       For a dissenting shareholder who was not the beneficial owner of the shares of Crown common stock before October 8, 2003, Crown may withhold payment and instead send a statement setting forth its estimate of the fair value of the shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment. Crown will also include in such statement an explanation of how it estimated the fair value of the shares and calculated the interest, and a statement of the dissenter's right to demand payment under Chapter 23B.13.280 of the WBCA if they are dissatisfied with the estimate of the fair value of the shares determined by Crown.

       PAYMENT DISPUTES

       If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer of payment, notify Crown and demand payment of your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Crown of the payment demand, Crown must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Crown does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

       The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to, or greater than the value of the merger consideration to be issued to non-dissenting shareholders for shares of their Crown common stock under the terms of the merger agreement if the merger is consummated. The dissenters have the same discovery rights as parties in other civil proceedings. If the court determines that the fair value of the shares is in excess of any amount remitted by Crown, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Crown common stock before October 8, 2003, and for which Crown withheld payment pursuant to Chapter 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after acquired shares.

       The court will determine the costs and expenses of the court proceeding and assess them against Crown, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Crown did not substantially comply with the relevant statutory provisions, the court may also assess against Crown

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any fees and expenses of attorneys or experts that the court deems equitable.
The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Crown.

       FAIR VALUE

       For purposes of Washington law, "fair value" means the value of Crown common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. A Crown shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, Crown's articles of incorporation or Crown's bylaws, or was fraudulent with respect to that shareholder or Crown.

ACCOUNTING FOR THE MERGER

       The merger will be accounted for by Kinross using the purchase method of accounting in accordance with both Section 1581, "Business Combinations," of the CICA Handbook, for purposes of Canadian generally accepted accounting principals, and SFAS 141, "Business Combinations," for purposes of United States generally accepted accounting principles. Pursuant to the purchase method of accounting under both Canadian and United States generally accepted accounting principles, the Crown assets acquired, other potential intangible assets identified, and liabilities assumed will be recorded at their fair market values as of the effective date of the merger. The excess of the purchase price over such fair value will be recorded as goodwill. In accordance with Section 3062, "Goodwill and Other Intangible Assets," of the CICA Handbook, for purposes of Canadian generally accepted accounting principles, and SFAS 142, "Goodwill and Other Intangible Assets," for purposes of United States generally accepted accounting principles, goodwill will be assigned to specific reporting units and will not be amortized. Goodwill is subject to a determination of fair value and will be reviewed for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate that a reporting unit's carrying value, including the goodwill which was allocated to it, is greater than its fair value.

DELIVERY OF CERTIFICATES FOR KINROSS COMMON SHARES

       It is anticipated that certificates for the Kinross common shares will be available to exchange for the Crown common stock within two business days following the completion of the merger. A properly completed letter of transmittal, together with the certificates representing shares of Crown common stock to be exchanged, must be delivered to the exchange agent prior to the issuance of certificates representing the Kinross common shares. Shareholders of record will receive a letter of transmittal from the exchange agent subsequent to the merger with specific instructions regarding the delivery of existing certificates in exchange for the issuance of new certificates. The exchange agent can be contacted at Computershare Trust Company of New York, telephone (____) ----------.

       Certificates for Crown common stock that are not exchanged shall only represent the right to receive Kinross common shares subsequent to the merger.

PAYMENT IN LIEU OF ISSUING FRACTIONAL SHARES

       No fractional shares will be issued by Kinross in connection with the merger. In lieu thereof, a shareholder otherwise entitled to receive a fractional share shall be paid the value of such fractional share in cash, based on the closing sales price, rounded to the nearest cent, for Kinross common shares as reported by the NYSE for the ten trading days ended the third business day prior to the closing date.

EXPENSES OF THE MERGER

       Kinross and Crown will each bear its own expenses incurred in connection with effecting the merger and the preparation of the Proxy Statement/Prospectus.

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RESTRICTIONS ON TRANSFER OF KINROSS COMMON SHARES

UNITED STATES

       The Kinross common shares to be issued in the merger will be issued pursuant to the registration statement, of which this Proxy Statement/Prospectus forms a part, filed under the Securities Act. Notwithstanding such registration, several persons receiving shares of common stock will be subject to restrictions on the resale of such securities.

       The sale of shares issued to affiliates of Crown will be subject to restrictions on transfer under Rule 145 promulgated pursuant to the Securities Act. In general, under Rule 145, sales of securities are permitted only (a) after Kinross has been subject to the reporting requirements of the Exchange Act and has filed all required reports thereunder for a period of at least 90 days preceding the sale, and (b) if the sales are made in compliance with the limitations on volume and manner of sale contained in rule 144. Kinross is, and has been for in excess of 90 days, subject to the reporting requirements, so that Rule 145 would be available immediately upon consummation of the merger, subject to the limitations on volume and manner of sale. Alternatively, common stock may be sold by Crown shareholders subject to the rule without compliance with such limitations on volume and manner of sale if the holder, at the time of sale, (a) is not, and has not been for at least three months, an affiliate of either Kinross, Crown, or Kinross, and has held the securities for at least 2 years; or (b) is not an affiliate of the combined company and has held the securities for at least 1 year, and for the preceding 12 months Kinross has filed all required reports under the Exchange Act.

CANADA

       Kinross common shares issued in connection with the merger will be distributed in reliance on exemptions from the registration and prospectus requirements of Canadian securities laws, subject to regulatory approval in the case of Quebec, and will be freely tradeable in or into all provinces of Canada through appropriately registered dealers provided the following conditions are met at the time of such transaction:

       o at the time of the trade, Kinross has been a reporting issuer (which Kinross is) for at least 4 months (12 months in the case of Quebec);

       o the selling shareholder does not hold (alone or in combination with others) more than 20% of the outstanding voting securities of Kinross and does not otherwise hold a sufficient number of any securities of Kinross to affect materially the control of Kinross;

       o if the selling shareholder is an insider or officer of Kinross, the selling shareholder has no reasonable grounds to believe that Kinross is in default of any requirements under applicable Canadian securities laws;

       o certain disclosures are made to the applicable Canadian securities authorities (which Kinross will make promptly following the effective date of the merger);

       o no unusual effort is made to prepare the market or create a demand for the Kinross common shares; and

       o no extraordinary commission or consideration is paid in respect of the transaction in the Kinross common shares.

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--------------------------------------------------------------------------------

                        AGREEMENTS RELATING TO THE MERGER

--------------------------------------------------------------------------------

THE MERGER AGREEMENT

       The following is a description of the material provisions of the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Annex A. While Kinross and Crown believe this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement. You are urged to read the merger agreement carefully and in its entirety.

STRUCTURE OF THE MERGER

       The merger agreement provides for the acquisition of Crown by Kinross through the merger of Crown Merger into Crown. As a result of the merger, Crown Merger will cease to exist and Crown will be the surviving corporation. Shares of Crown Merger's outstanding common stock, which are held by Kinross, will be converted in the merger into preferred stock of Crown with a fair market value and redemption amount equal to the value of the shares of Crown Merger common stock converted, and will remain outstanding following the merger.

EFFECTIVE TIME AND TIMING OF CLOSING

       The closing of the merger will take place no later than the third business day after satisfaction or waiver of the conditions to the merger set forth in the merger agreement (see "Conditions to the Merger" below), unless Kinross, Crown and Crown Merger agree to another time or date. Crown will file articles of merger with the Washington Secretary of State at the closing. The merger will be effective at the time that the articles of merger are filed, unless a later date is specified in the articles of merger and agreed to in writing by Kinross, Crown and Crown Merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

       At the effective time of the merger, Crown shareholders (other than shareholders exercising rights of appraisal under Washington law) will have the right, with respect to each of their shares of Crown common stock, to receive
0.2911 of a Kinross common share. Kinross will not issue any fractional Kinross common shares to holders of Crown common stock in connection with the merger. Instead, Kinross will pay in cash an amount equal to the product of the fractional part of a Kinross common share each such holder would otherwise be entitled to receive (taking into account all Crown common stock delivered by such holder) multiplied by the closing price of one Kinross common share on the NYSE Composite Tape (as reported by The Wall Street Journal or, if not reported by The Wall Street Journal, some other authoritative source) for the ten consecutive trading days ending on the third trading day immediately preceding the effective time of the merger.

EXCHANGE OF CERTIFICATES REPRESENTING CROWN COMMON STOCK

       Kinross will appoint an exchange agent who will exchange certificates representing shares of Crown common stock outstanding as of the effective time of the merger for certificates representing Kinross common shares and any cash issuable in lieu of fractional shares.

       As soon as reasonably practicable after the effective time of the merger, Kinross will cause the exchange agent to mail to each holder of record of a certificate representing shares of Crown common stock outstanding as of the effective time of the merger, a letter of transmittal which the holder must properly complete and deliver to the exchange agent along with the holder's certificate or certificates for Crown common stock, and instructions for effecting surrender of the certificate. The letter of transmittal will specify that the exchange agent will deliver the certificate representing Kinross common shares, and risk of loss and title to the certificate representing Crown

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common stock will pass, only upon delivery of the certificate to the exchange agent and will be in a form and have other provisions that Kinross will reasonably specify.

       Until each certificate representing Crown common stock is surrendered (except for certificates representing shares with respect to which appraisal rights have been validly exercised) it will be deemed from and after the effective time of the merger, for all corporate purposes, to evidence the Kinross common shares into which the shares of Crown common stock represented by the certificate have been converted in connection with the merger and the payment of cash for fractional shares. Certificates representing shares of Crown common stock with respect to which a Crown shareholder has validly exercised appraisal rights will represent the right to pursue any appraisal rights that the holder may have.

       After the surrender of a certificate representing Crown common stock to the exchange agent, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the exchange agent, the holder of the certificate will be entitled to receive a certificate representing the Kinross common shares into which the Crown common stock represented by the certificate have been converted in connection with the merger, excluding fractional shares, and payment of cash for fractional shares.

DISTRIBUTION OF SOLITARIO COMMON STOCK

       The merger agreement contemplates that all or some portion of the common stock of Solitario held by Crown may be distributed prior to the effective time of the merger. Crown has agreed to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the Securities Act, the Exchange Act, Canadian securities laws and rules of the TSX in connection with the distribution by Crown of the Solitario Common Stock to the shareholders of Crown and to reasonably cooperate in providing all information to Solitario necessary to complete such filings.

TREATMENT OF CROWN STOCK OPTIONS

       The merger agreement provides that the Crown Board of Directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the merger.

TREATMENT OF CROWN WARRANTS

       If the holder of any unexercised warrant to purchase shares of Crown common stock elect, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued on exercise of the warrant immediately prior to the effective time of the merger on a cashless basis. If the holder does not make the foregoing election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the merger agreement.

REPRESENTATIONS AND WARRANTIES

       In the merger agreement, Kinross and Crown Merger, on the one hand, and Crown, on the other, have made various representations and warranties relating to, among other things, their respective organization, capital structure, business and financial condition, the completeness and accuracy of filings made with the SEC, and the satisfaction of certain legal requirements for the merger. The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger. The representations and warranties of Kinross and Crown Merger, on the one hand, and Crown, on the other, are set forth in Articles III and IV, respectively, of the merger agreement.

       The merger agreement provides that these representations and warranties of Crown, Kinross and Crown Merger will not survive, or continue in effect, after the closing date of the merger.

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CONDUCT OF BUSINESS PENDING THE MERGER

       Crown has agreed that, until the closing of the merger or the termination of the merger agreement, unless Kinross otherwise agrees in writing or as otherwise contemplated by the merger agreement, Crown will cause its business and the business of its subsidiaries to be conducted only in the ordinary course of business or as reasonably necessary to consummate the transactions contemplated by the merger agreement and will otherwise not engage in certain activities, including certain significant business or financing transactions or changes in corporate structure. The specific restrictions on the conduct of Crown's business are listed in Article V of the merger agreement.

OFFERS FOR ALTERNATIVE TRANSACTIONS

       The merger agreement provides that, until the earlier of the effective time of the merger or the termination of the merger agreement, Crown will not, and will not agree to:

       o enter into any transaction with any party other than Kinross relative to an alternative transaction (including a merger or consolidation or any other business combination or any disposition of Crown's assets or any interest in its business, its capital stock or any part thereof or a transaction comparable or similar to the merger with Kinross or that would prevent or materially impede the merger),

       o solicit or encourage submission of inquiries, proposals or offers from any other party relative to an alternative transaction;

       o except in the ordinary course of business or as required by law, regulation, or court order or by agreements existing at the date of the merger agreement, provide information to any other person regarding Crown or any of its subsidiaries (other than Solitario); or

       o conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an alternative transaction.

       Crown agreed to cease and cause to be terminated any existing discussions or negotiations with any person (other than Kinross) conducted prior to the date of the merger agreement with respect to any alternative transaction. Crown also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which Crown is a party, other than agreements with Crown's customers and suppliers entered into in the ordinary course of business.

       The merger agreement further provides that Crown will promptly notify Kinross if Crown receives any offer, inquiry or proposal or enters into any discussions, including without limitation, the terms and conditions of any alternative transaction and the identity of the potential acquirer relating to an alternative transaction and the details of the foregoing. Crown has agreed to keep Kinross fully informed on an ongoing basis with respect to each offer, inquiry, proposal or discussions with any person relating to an alternative transaction. Crown will provide Kinross with copies of all offers, inquiries or proposals relating to an alternative transaction that are in writing and all written materials and correspondence relating to those as soon as practicable after Crown receives them.

       Crown has agreed that neither it nor its Board of Directors will enter into any agreement with respect to, or otherwise approve or recommend, any alternative transaction, unless it has provided Kinross with the details of the alternative transaction (including a copy of all written agreements, correspondence and other documents relating thereto) and a reasonable period of time (which shall not be less than two business days) during which Kinross may propose changes to the transaction provided for by the merger agreement. The merger agreement provides that Crown may not furnish any of its non-public information to a potential party to a proposal superior to that of Kinross unless Crown has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Kinross.

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       In response to an unsolicited offer, inquiry or proposal from any person with respect to an alternative transaction, however, if the alternative transaction is a proposal superior to the transaction with Kinross, Crown (and its directors, officers, agents, representatives, affiliates, shareholders and other persons acting on its behalf) may

       o participate in discussions or negotiations with, review information from, any third party that has made the offer, inquiry or proposal relative to an alternative transaction;

       o subject to Crown providing Kinross with notice and an opportunity to propose changes to the offer, furnish non-public information to any third party that has made the offer, inquiry or proposal relative to an alternative transaction;

       o      approve or accept an unsolicited alternative transaction; and

       o make or authorize any statement, recommendation or solicitation in support of an unsolicited alternative transaction.

       An alternative transaction is a superior proposal if Crown's Board of Directors determines in good faith that:

       o with regard to participation in discussion or providing non-public information, the alternative transaction proposal is or is reasonably likely to be or become, or with regard to approving, accepting or recommending an alternative transaction, the alternative transaction proposal is more favorable to Crown and its shareholders than the transactions contemplated by the merger agreement; and

       o following consultation with outside legal counsel, that the failure to participate in discussions or negotiations, review such information or furnish such information regarding, or approve or accept, the alternative transaction would violate the fiduciary duties under applicable law.

       Crown has agreed that it will, prior to providing information or participating in discussions relating to an alternative transaction, advise Kinross that Crown will do so.

       Even if Crown's board of directors changes or withdraws its recommendation, the merger agreement requires Crown to take all action under law necessary to provide notice of and hold the special meeting of shareholders to seek approval of the merger.

CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE THE MERGER

       The obligations of Crown, Kinross and Crown Merger to complete the merger depend upon the satisfaction or waiver of a number of conditions, including the following:

       o the effectiveness of the registration statement that includes this proxy statement/prospectus and the receipt of all other authorizations necessary under applicable securities laws to consummate the transactions contemplated by the merger agreement;

       o the adoption and approval of the merger agreement, the merger and all other transactions contemplated by the merger agreement by Crown's shareholders holding at least 66 2/3% of Crown's outstanding common stock;

       o the absence of any law or any preliminary or permanent injunction or other order by any federal, state or foreign court having appropriate jurisdiction prohibiting, restraining, enjoining, restricting or preventing consummation of the merger having been issued and continuing in effect;

       o the absence of any litigation instigated which seeks to prohibit, restrain, enjoin, or restrict the consummation of the merger; and

       o the receipt and continuing effectiveness of all approvals, consents, or authorizations of any governmental entity or other regulatory body having jurisdiction over the matter, including, but not limited to, the NYSE and the TSX, so long as neither Crown nor Kinross have received written notice from any governmental entity or regulatory body that it is conducting any review or investigation to determine whether any approval, consent, or authorization should be withdrawn or materially modified.

       The obligation of Crown to complete the merger also depends on the satisfaction or waiver of, among others, the following additional conditions (any of which may be waived by Crown):

       o The truthfulness and correctness, as of the closing date, of the representations and warranties of Kinross and Crown Merger in the merger agreement and Crown's receipt of a certificate of the President and the Chief Financial Officer of Kinross, dated the closing date, to that effect;

       o Kinross and Crown Merger's performance of or compliance with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date and Crown's receipt of a certificate of the President and the Chief Financial Officer of Kinross and Crown Merger, dated the closing date, to that effect;

       o The absence of any change, occurrence, or circumstance, since the date of the merger agreement, in the current or future business, assets, liabilities, financial condition, or results of operations of Kinross and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a material adverse effect on Kinross, viewed on a consolidated basis;

       o Crown's receipt of the written opinion of Parr Waddoups Brown Gee & Loveless, counsel to Kinross, dated the closing date, to the effect that: (a) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
              (b) Kinross, Crown Merger, and Crown will constitute parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (c) for United States federal income tax purposes no gain or loss will be recognized by the holders of Crown common stock or outstanding warrants to purchase Crown common stock upon receipt of Kinross common shares in the merger in exchange for the Crown common stock or the warrants, except for any cash received in lieu of a fractional share interest in the Kinross common shares; and (d) Crown shareholders will not recognize taxable gain under Section 367(a) of the Internal Revenue Code as a result of the merger; and the opinion shall not have been withdrawn or modified;

       o Kinross obtaining any consents from third parties necessary to consummate the transactions contemplated hereby without material adverse effect on the business or financial condition of Kinross; and

       The obligation of Kinross and Crown Merger to complete the merger also depends on the satisfaction or waiver of the following additional conditions (any of which may be waived by Kinross):

       o The truthfulness and correctness, as of the closing date, of the representations and warranties of Crown in the merger agreement and Kinross' receipt of a certificate of the President and the Chief Financial Officer of Crown, dated the closing date, to that effect;

       o Crown's performance of or compliance with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date and Kinross' receipt of a certificate of the President and the Chief Financial Officer of Crown, dated the closing date, to that effect;

       o The absence of any change, occurrence, or circumstance, since the date of the merger agreement, in the current or future business, assets, liabilities, financial condition, or results of operations of Crown and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties or prospects of Crown;

       o The number of shares of Crown common stock for which valid notices of the intent to exercise shareholder appraisal rights have been provided and remain outstanding immediately prior to the effectiveness of the merger not exceeding 5% of the issued and outstanding Crown common stock immediately prior to the effective time of the merger;

       o Completion of the distribution of the Solitario common stock to the shareholders of Crown, if any, in accordance with applicable United States and Canadian securities and corporate laws in a method reasonably satisfactory to Kinross;

       o Crown obtaining consents from third parties necessary to consummate the transactions contemplated hereby without material adverse effect on the business or financial condition of Crown;

       o Conversion or redemption of all of Crown's convertible notes prior to the effective time of the merger; and

       o Exercise or termination of all options to purchase Crown common stock prior to the effective time of the merger.

TERMINATION AND EFFECTS OF TERMINATION

       The merger agreement may be terminated, and the merger may be abandoned, at any time before Kinross and Crown complete the merger, under the following circumstances:

       o      by mutual written consent of Kinross and Crown;

       o      By either Kinross or Crown, if:

              o the merger has not occurred by June 30, 2004, provided that the party seeking to terminate the merger agreement for this reason has not breached in any material respect its obligations under the merger agreement in any manner that has contributed to the failure of the consummation of the merger on or before the such date;

              o the existence of any law that prohibits or makes the consummation of the merger illegal, or the entry of an order, decree, ruling, judgment or injunction by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling, judgment or injunction has become final and non-appealable;

              o approval of the Crown shareholders has not been obtained at the Crown special meeting (including any adjournment or postponement thereof), if required by applicable law, unless the failure to obtain the approval is the result of a material breach of merger agreement by the party seeking to terminate the merger agreement; or

              o Crown's board of directors has withdrawn its recommendation or has recommended or entered into a definitive agreement with respect to a superior proposal.

       o      By Crown, if:

              o the representations and warranties of Kinross and Crown Merger in the merger agreement fail to be true and correct in any material respect (or if the representation or warranty already is qualified as to materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination and the failure cannot be or has not been cured in all material respects within ten days after Crown's written notice thereof to Kinross or Crown Merger; or

              o Kinross or Crown Merger materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses and the breach or failure cannot be or has not been cured in all material respects within ten days after Crown's written notice thereof to Kinross or Crown Merger.

       o      By Kinross and Crown Merger, if:

              o the representations and warranties of Crown in the merger agreement fail to be true and correct in any material respect (or if the representation or warranty already is qualified as to materiality, shall fail to be true and correct as so qualified) either (1) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (2) as to all other representations and warranties, as of the date of determination and the failure cannot be or has not been cured in all material respects within ten days after Kinross' written notice thereof to Crown; or

              o Crown materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses and the breach or failure cannot be or has not been cured in all material respects within ten days after Kinross' written notice thereof to Crown.

       If the merger agreement is terminated, all rights and obligations of Kinross, Crown and Crown Merger under the merger agreement will terminate without any liability of any party to any other party. However, termination of the merger agreement will not relieve any party from liability for breach of the merger agreement. In addition, the provisions of the agreement relating to termination, fees and expenses (including the termination fees), confidentiality and certain miscellaneous provisions will survive termination of the merger agreement.

EXPENSES

       Generally, all fees and expenses incurred by either party will be paid by the party incurring the expenses, whether the merger is consummated or not. If Crown does not complete the merger as a result of entering into any agreement resulting from a superior proposal within six months of the date of the merger agreement, then Crown has agreed (1) to pay to Kinross a fee of U.S. $2.0 million, and (2) reimburse Kinross for its documented, reasonable third-party, out-of-pocket expenses in connection with the merger agreement.

ADDITIONAL AGREEMENTS

       Kinross and Crown have agreed in the merger agreement to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part, to consummate and make effective the transactions contemplated by the merger agreement at the earliest practicable date.

       Crown has also agreed in the merger agreement

       o to use its commercially reasonable efforts to amend or redeem its outstanding convertible notes so that, in any event, all of its outstanding convertible notes are redeemed or are converted into Crown common stock prior to the effective time of the merger; and

       o to provide Kinross and its representatives with full access during normal business hours to Crown's facilities, personnel and records.

       Kinross has also agreed in the merger agreement that the surviving corporation in the merger and Kinross will assume and be jointly and severally liable for all obligations of Crown under the indemnification provisions in Crown's articles of incorporation and bylaws for any "proceeding" (as defined in Crown's bylaws) that arises with respect to the former officers and directors of Crown within six (6) years after the effective time of the merger.

AMENDMENT

       The merger agreement provides that the parties may amend the merger agreement in writing at any time prior to the effective time of the merger. In the event the parties amend the merger agreement following approval of the agreement by the Crown shareholders, Crown may need to obtain further shareholder approval of those amendments.

WAIVER

       Either party may waive any failure of the other party to comply with any provision of the merger agreement. Any waiver must be in writing and must be signed by the party giving the waiver.

THE STOCKHOLDER AND VOTING AGREEMENT

       The following summary of the stockholder and voting agreement is qualified by reference to the complete text of the stockholder and voting agreement, the form of which is attached as Annex B to this Proxy
Statement/Prospectus. You are encouraged to read the form of stockholder and voting agreement in its entirety.

       On November 20, 2003, as a condition and an inducement to Kinross' willingness to enter into the merger agreement, several directors and officers of Crown and certain significant shareholders of Crown entered into a stockholder and voting agreement with Kinross under which they agreed, among other things, to vote or cause the vote of all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as any shares of Crown common stock acquired by them (i) in favor of the adoption and approval of the merger, and (ii) against any proposal to acquire the stock or assets of Crown made by any person or group other than Kinross and any other action that is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Kinross of any of the transactions contemplated by the merger agreement or any of the other transactions contemplated by the stockholder and voting agreement. The stockholder and voting agreement expires on the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

       Each shareholder that is a party to the stockholder and voting agreement has appointed Kinross and its designees, individually, as the shareholder's proxy to vote or act by written consent with respect to the shareholder's shares of Crown common stock in the manner described above. The shareholder also revoked all prior proxies granted with respect to the shareholders shares.

       Each shareholder also agreed generally not to grant any proxies or transfer his or its shares of Crown common stock during the term of the stockholder and voting agreement. The Crown shareholders who entered into the and voting agreement did not receive any additional consideration for entering into the stockholder and voting agreement.

       The following shareholders of Crown entered into the stockholder and voting agreement: Zoloto Investors, LP, a Delaware limited partnership, Solitario, Christopher E. Herald, Mark E. Jones, III, Brian Labadie, James R. Maronick, and Steven A. Webster. As of December 9, 2003 1,924,958 shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately 9.4% of the outstanding shares of Crown common stock as of that date. Assuming conversion of all outstanding Crown convertible debt and the exercise of all outstanding warrants on a cash basis, these shareholders would collectively hold 19,467,816 shares of Crown common stock, or approximately 39.2% of the Crown shares outstanding on a fully diluted basis.

THE DISTRIBUTION AGREEMENT

       The following summary of the distribution agreement is qualified by reference to the complete text of the distribution agreement, the form of which is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the form of distribution agreement in its entirety.

       On November 20, 2003, Solitario and Crown entered into a distribution agreement with Kinross under which Solitario agreed, among other things, to file a registration statement under the Exchange Act with the Securities and Exchange Commission and all other necessary filings under applicable federal, state and provincial laws of the United States and Canada to permit the distribution of Solitario common stock by Crown to the Crown shareholders in accordance with applicable law. Solitario further agreed to work in good faith and use its best efforts to obtain the effectiveness of the registration statement and other filings. Kinross and Crown agreed to cooperate in providing information required to permit Solitario prepare the registration statement and other filings.

       Each of the parties agreed to bear its own expenses in performing their obligations under the distribution agreement. Solitario agreed to indemnify Crown and Kinross for certain untrue statements or omissions of material facts in the registration statement, blue sky filings or other filings and for violations of applicable securities laws. Crown and Kinross agreed to indemnify Solitario for untrue statements in the registration statement to the extent the statements were provided by Crown or Kinross.

--------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES

--------------------------------------------------------------------------------

KINROSS PREFERRED SHARES

DIVIDENDS

       Holders of Kinross preferred shares are entitled to receive fixed cumulative preferential cash dividends as and when declared by the board of directors of Kinross at an annual rate of CDN $0.80 per share payable in equal quarterly installments on the first day of January, April, July, and October in each year.

CONVERSION

       Holders of Kinross preferred shares are entitled at any time to convert all or any part of the Kinross preferred shares into Kinross common shares on the basis of 2.7518 Kinross common shares for each Kinross preferred share so converted, subject to usual anti-dilution adjustments.

REDEMPTION; PUT RIGHT

       Kinross may at any time redeem all or any part of the Kinross preferred shares at a price of CDN $10 per share, together with an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to and including the date of redemption (collectively the "Redemption Price"). The holders of Kinross preferred shares are entitled to require Kinross to redeem all or any part of their Kinross preferred shares at any time at a price equal to the Redemption Price.

OTHER PAYMENTS

       So long as any Kinross preferred shares are outstanding, Kinross is not permitted, without the approval of the holders of the Kinross preferred shares, to declare or pay dividends on, or redeem, purchase for cancellation or otherwise retire shares of Kinross ranking junior to the Kinross preferred shares unless all dividends on the Kinross preferred shares have been paid and, after giving effect to such payment, Kinross would still be in a legal position to redeem all of the Kinross preferred shares then outstanding prior to any payment being made to any security ranking junior to the Kinross preferred shares.

VOTING RIGHTS

       The holders of Kinross preferred shares are not entitled (except as required by law) to receive notice of or to attend or vote at any meeting of shareholders of Kinross.

LIQUIDATION PREFERENCE

       In the event of the liquidation, dissolution, or winding-up of Kinross, holders of Kinross preferred shares will have preference over holders of Kinross common shares and will be entitled to receive an amount equal to the Redemption Price for each Kinross preferred share held by them.

KINAM CONVERTIBLE PREFERRED SHARES

       The convertible preferred shares of Kinam Gold Inc. comprise 1,840,000 shares of $3.75 Series B convertible preferred stock. A summary of the terms and provisions of the Kinam preferred shares is set forth below. A subsidiary of Kinross has acquired 1,632,717 of the issued and outstanding Kinam preferred shares, representing approximately 88.7% of the outstanding number of such shares.

DIVIDENDS

       Annual cumulative dividends of $3.75 per Kinam preferred share are payable quarterly on each February 15, May 15, August 15, and November 15, as and if declared by Kinam's board of directors. No dividends were paid on the Kinam preferred shares during 2001. Due to low gold prices and reduced cash flow from Kinam operations, dividend payments on these shares were suspended in August 2000 and continue to remain suspended.

CONVERSION

       The Kinam preferred shares are convertible into Kinross common shares at a conversion price of $30.92 per share (equivalent to a conversion rate of 1.6171 Kinross common shares for each preferred share), subject to adjustment in certain events.

REDEMPTION

       The Kinam preferred shares are redeemable at the option of Kinross at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining rateably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

VOTING RIGHTS

       The holders of Kinam preferred shares are not entitled to receive notice of or to attend or vote at any meeting of shareholders of Kinross. The holders of Kinam preferred shares are entitled to one vote per share at meetings of the shareholders of Kinam Gold Inc.

WARRANTS

       As a result of the unit offering of Kinross, which closed on December 5, 2002, 25,000,000 common shares purchase warrants of Kinross are outstanding.

       Each three common share purchase warrants are exercisable on or before 5:00 p.m. (eastern standard time) on December 5, 2007, for one Kinross common share at an exercise price of CDN $15.00. The exercise price and the number of Kinross common shares issuable upon exercise are both subject to adjustment as provided for in the indenture governing the warrants. The warrants will expire and become null and void after 5:00 p.m. (eastern standard time) on December 2, 2007.

KINROSS COMMON SHARES

       There are no limitations contained in the articles or bylaws of Kinross on the ability of a person who is not a Canadian resident to hold Kinross common shares or exercise the voting rights associated with Kinross common shares.

DIVIDENDS

       Holders of Kinross common shares are entitled to receive dividends when, as and if declared by the board of directors of Kinross out of funds legally available therefor, provided that if any Kinross preferred shares or any other preferred shares are at the time outstanding, the payment of dividends on common shares or other distributions (including repurchases of common shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on outstanding Kinross preferred shares and any other preferred shares which are then outstanding. The OBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment of the dividend, be unable to pay its liabilities as they fall due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

LIQUIDATION

       In the event of the dissolution, liquidation, or winding up of Kinross, holders of Kinross common shares are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of the Kinross preferred shares, and any other preferred shares then outstanding.

VOTING

       Holders of Kinross common shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

TRANSFER AGENT

       Computershare Trust Company, Inc., is the Transfer Agent for Kinross. Computershare can be reached at 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, telephone 1-800-663-9097.

--------------------------------------------------------------------------------

          COMPARISON OF RIGHTS OF HOLDERS OF KINROSS COMMON SHARES AND
                          HOLDERS OF CROWN COMMON STOCK
--------------------------------------------------------------------------------

       The WBCA, Crown's amended and restated articles of incorporation, Crown's bylaws, and U.S. securities laws govern the rights of holders of Crown common stock.

       When the merger is effective, Crown shareholders who receive Kinross common shares will become shareholders of Kinross Gold Corporation, which is organized under the laws of the province of Ontario, Canada. The OBCA; Kinross' amended and restated articles of incorporation, referred to as the "Kinross Charter"; Kinross' bylaws; and the securities laws applicable in Canada and the United States govern the rights of holders of Kinross common shares.

       While the rights and privileges of shareholders of a corporation organized under the OBCA, such as Kinross, are, in many instances, comparable to those of shareholders of a Washington corporation such as Crown, there are material differences. The following is a summary of material differences between the rights of holders of Crown common stock and the holders of Kinross common shares.

       While we believe that the summary covers the material differences, it may not cover all of the information important to you. Moreover, this summary is not a complete discussion of the relative rights of the holders of each company's shares and it qualified in its entirety by reference to the WBCA and the OBCA, applicable provisions of U.S. and Canadian securities laws, and the respective charters and bylaws of Crown and Kinross. You should review these documents and the other documents referred to in this section for a more complete understanding of the differences between being a Crown shareholder and a Kinross shareholder. Upon request, Crown will send you copies of the charters and bylaws of Crown and Kinross.

GENERAL PROVISIONS

AUTHORIZED CAPITAL

                         CROWN                                                          KINROSS

AUTHORIZED:                                                       AUTHORIZED:
100,000,000 common shares, par value                              an unlimited number of common shares
U.S. $0.01 per share, of which there                              without nominal or par value, of which
were 20,488,101 shares outstanding as of                          there were 345.6 million shares
December 9, 2003                                                  outstanding as of December 9, 2003

40,000,000 preferred shares, par value                            384,613 convertible preferred shares
U.S. $0.01 per share, of which none were                          without nominal or par value, of which
outstanding as of November 28, 2003. Any                          there were 384,613 shares outstanding as
increase in authorized capital stock of                           of December 9, 2003
Crown would require approval by Crown's
shareholders. Kinross shareholders are
not required to approve issuances of
Kinross' capital stock, since Kinross
has an unlimited number of shares
authorized.


NUMBER OF DIRECTORS

                         CROWN                                                          KINROSS
The WBCA allows a corporation to specify the number of            Under the OBCA, the number of directors is set out
directors that make up a full board in its articles of            in the articles of the corporation.  The OBCA
incorporation or bylaws.  Crown's restated articles of            requires, however, that a corporation whose
incorporation provide that the corporation must have at           securities are publicly traded have not fewer than
least one director.  Crown's bylaws provide that the              three directors, at least one-third of whom are
number of directors shall be fixed by resolution of the           not officers or employees of the corporation or
board of directors.  Crown currently has seven                    any of its affiliates.  However, where the
directors.  Crown has a classified board of directors.            articles provide for a minimum and maximum number
                                                                  of directors, the shareholders may authorize the
                                                                  directors by a resolution passed by at least
                                                                  two-thirds of the votes cast by shareholders who
                                                                  voted in respect of the resolution, to determine
                                                                  the number of directors from time to time.  The
                                                                  articles of Kinross provide for a minimum of three
                                                                  and a maximum of 15 directors. The board of
                                                                  directors of Kinross have been authorized by a
                                                                  resolution to set the number of directors from time
                                                                  to time and such number has currently been set at
                                                                  seven. It is contemplated that Kinross will have
                                                                  seven directors upon completion of the merger.
                                                                  Kinross' board of directors is not classified.

DIRECTOR QUALIFICATIONS

                         CROWN                                                          KINROSS

The bylaws of Crown require its directors to be at                A majority of the directors of an OBCA corporation
least 18 years old.                                               generally must be resident Canadians and a
                                                                  majority of resident Canadian directors must be
                                                                  present at a meeting in order to transact business.
                                                                  Certain persons are disqualified by the OBCA from
                                                                  being directors, such as bankrupts or persons under
                                                                  18 years of age or of unsound mind. The bylaws of
                                                                  Kinross follow the qualifications prescribed under
                                                                  the OBCA.

ELECTION OF DIRECTORS BY ZOLOTO

                         CROWN                                                          KINROSS

On April 15, 2002, Crown entered into a Voting                    Members of the board of directors of Kinross are
Agreement with Zoloto, Solitario, and Crown The Voting            elected by the holders of Kinross common shares.
Agreement provides that Zoloto and Solitario must                 Kinross is not a party to, or aware of, any voting
vote all of its shares of Crown's common stock in favor           agreement with respect to the election of
of the election of three designees of Zoloto and one              directors.
designee of Solitario to Crown's board.


VACANCY ON THE BOARD OF DIRECTORS

                         CROWN                                                          KINROSS
While the WBCA provides that board vacancies, including           Generally, under the OBCA, if a vacancy occurs in
those created by increasing the number of directors,              the board of directors, the remaining directors,
may be filled by a vote of the shareholders or the                if constituting a quorum, may appoint a qualified
board of directors.  Crown's restated articles provide            person to fill the vacancy for the remainder of
that vacancies may be filled only by the board of                 the vacating director's term.  In the absence of a
directors, acting by a majority vote, even if less than           quorum, the remaining directors shall call a
a quorum.                                                         meeting of shareholders to fill the vacancy.  If
                                                                  the shareholders have authorized the directors by
If a vacancy was held by a director elected by one or             a resolution passed by at least two-thirds of the
more classes or series of shares, only those classes or           votes cast by shareholders who voted in respect of
series may fill the vacancy.  If a vacancy will occur             the resolution, the directors may not, between
in the future due to a director's resignation at a                meetings of shareholders, appoint additional
later date, it may be filled before the vacancy occurs,           directors to fill vacancies created by increasing
but the new director may not be installed until the               the number of directors, if the total number of
vacancy occurs.                                                   directors would thereby exceed by more than
                                                                  one-third the number of directors required to have
                                                                  been elected at the last annual meeting.

REMOVAL OF DIRECTORS

                         CROWN                                                          KINROSS

Crown's restated articles provide that Crown's                    Under the OBCA, the shareholders of a corporation
shareholders can only remove directors for cause.                 may, by a resolution passed by a majority of the
                                                                  votes cast thereon at a meeting of shareholders
                                                                  called for that purpose, remove any director from
                                                                  office and may elect any qualified person to fill
                                                                  the resulting vacancy for the remainder of the
                                                                  removed director's term.

AMENDMENTS TO GOVERNING DOCUMENTS

                         CROWN                                                          KINROSS

In the case of a Washington public company, such as               Under the OBCA, an amendment to a corporation's
Crown, amendments to the articles of incorporation                articles of incorporation generally requires
generally must be approved by a majority of all the               shareholder approval by a resolution passed by at
shares entitled to vote by each voting group that has a           least two-thirds of the votes cast by shareholders
right to vote on the amendment.  Crown may amend its              who voted in respect of the resolution.  In
bylaws by a majority vote of the board or by the                  addition, under the OBCA, if certain amendments to
affirmative vote of a majority of its outstanding                 the articles of incorporation directly or
shares.                                                           indirectly affect the rights of a particular class
                                                                  or series of shares, that class or series is
The Voting Agreement requires the consent of Zoloto and           entitled to vote separately on the amendment as a
Solitario for amendments to Crown's organizational                class, whether or not that class or series
documents regarding the size of the board.                        otherwise carries the right to vote.  Under the
                                                                  OBCA, unless the articles of incorporation or bylaws
                                                                  otherwise provide, the directors may, by resolution,
                                                                  make, amend, or repeal any bylaw that regulates the
                                                                  business or affairs of a corporation. Where the
                                                                  directors make, amend, or repeal a bylaw, they are
                                                                  required under the OBCA to submit the bylaw,
                                                                  amendment, or repeal to the shareholders at the next
                                                                  meeting of shareholders, and the shareholders may
                                                                  confirm, reject, or amend, the bylaw amendment or
                                                                  repeal.
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

QUORUM OF SHAREHOLDERS

                         CROWN                                                          KINROSS
Under the WBCA and Crown's bylaws, a majority of shares           As permitted by the OBCA, the bylaws of Kinross
entitled to vote at a meeting constitutes a quorum.               provide that a quorum for any meeting of
                                                                  shareholders shall be at least two persons present
                                                                  who are entitled to vote not less than 5% of the
                                                                  total number of votes entitled to be cast at the
                                                                  meeting.

SPECIAL SHAREHOLDER MEETINGS

                         CROWN                                                          KINROSS

Under Crown's restated articles, a special meeting may            The OBCA provides that shareholder meetings may be
be called only by the chairman of the board of                    called by the board of directors, and must be
directors, the president, or two or more members of the           called by the board of directors, when so requested
board.                                                            by holders of not less than 5% of the issued shares
                                                                  of the corporation that carry the right to vote at
                                                                  the meeting sought. A court may also order, in its
                                                                  discretion, the calling of a meeting upon the
                                                                  application of a director or a shareholder entitled
                                                                  to vote at the meeting.
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

SHAREHOLDER CONSENT INSTEAD OF A MEETING

                         CROWN                                                          KINROSS
Crown's bylaws provide that shareholder action must be            Under the OBCA, shareholder action without a
taken at a duly called meeting of the shareholders.               meeting may be taken only by written resolution
                                                                  signed by all shareholders who would be entitled
                                                                  to vote thereon at a meeting.

SIGNIFICANT TRANSACTIONS

                         CROWN                                                          KINROSS

To engage in significant transactions, such as a share            Under the OBCA, extraordinary corporate actions,
exchange, merger or sale of substantially all of a                such as an amalgamation with another corporation
corporation's assets, the WBCA generally requires the             (other than an amalgamation between a parent
board to recommend the actions to the shareholders for            corporation and one or more of its wholly-owned
approval. Two-thirds of the shares of each voting group           subsidiaries or between two or more of such
entitled to vote on the action must approve the action,           subsidiaries), a continuance under the laws of
unless the articles specify a lower threshold (but not            another jurisdiction, a sale, lease or exchange of
less than a majority). Crown's restated articles do not           all or substantially all of the property of the
lower this threshold.                                             corporation other than in the ordinary course of
                                                                  business, and other extraordinary corporate
                                                                  actions, such as the winding-up or dissolution of
                                                                  the corporation, are required to be approved by a
                                                                  resolution passed by at least two-thirds of the
                                                                  votes cast by shareholders who voted in respect
                                                                  of the resolution. A resolution to approve an
                                                                  extraordinary corporate action is also required
                                                                  in some cases to be approved separately by the
                                                                  holders of a class or series of shares, including
                                                                  a class or series that does not otherwise carry
                                                                  the right to vote (generally if such class or
                                                                  series is affected differently from other shares
                                                                  by such action). A corporation may also apply to
                                                                  a court for an order approving an arrangement,
                                                                  which can be any form of corporate reorganization,
                                                                  including one or more of amendments to the articles
                                                                  of incorporation, an exchange of the corporation's
                                                                  securities for securities, cash or property of
                                                                  another corporation, an amalgamation, a transfer of
                                                                  all or substantially all the property of the
                                                                  corporation to another corporation in exchange for
                                                                  securities, money or other property of such other
                                                                  corporation, a liquidation or a dissolution. The
                                                                  court may make such order as it considers
                                                                  appropriate with respect to such proposed
                                                                  arrangement.

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                                                          224

SHAREHOLDER PROPOSALS AND ADVANCE NOTICE REQUIREMENTS

                         CROWN                                                          KINROSS
Crown's bylaws require shareholders to submit notice of           Under the OBCA, a shareholder entitled to vote at
their intent to bring business before a meeting not               a meeting of shareholders may submit to the
less than 60 days before the scheduled annual meeting             corporation a notice of a proposal consisting of
and to provide certain information in the notice.                 matters that the shareholder proposes to raise at
                                                                  the meeting.  Upon receipt of a notice of such a
Generally, under U.S. securities laws, a shareholder              proposal, a corporation that solicits proxies
may submit a proposal to be included in a corporation's           shall set out the proposal in the management proxy
proxy statement if the shareholder:                               circular and, if requested by the shareholder,
                                                                  include in the management proxy circular a
o      owns at least 1% or $2,000 market value of the             statement by the shareholder of not more than 200
       securities entitled to be voted on the proposal;           words in support of the proposal and the name and
                                                                  address of the shareholder.  A corporation may,
o      has owned the securities for at least one year             within ten days after receiving a shareholder
       prior to the date of the proposal; and                     proposal, notify the shareholder of its intention
                                                                  to omit the proposal from the management proxy
o      continues to own the securities through the                circular if:
       date of the meeting.
                                                                  o    the proposal is not submitted at least 60
Under the U.S. securities laws, Crown may exclude a                    days before the anniversary date of the
shareholder proposal from its proxy statement if:                      previous annual meeting or 60 days before the
                                                                       date of the special meeting at which the
o      it is not a proper subject for shareholder                      matter is proposed to be raised, as
       action under Washington law;                                    applicable;

o      it would, if implemented, cause a violation of             o    it clearly appears that the proposal is
       law;                                                            submitted by the shareholder primarily for
                                                                       the purpose of enforcing a personal claim or
o      it is materially false or misleading;                           redressing a personal grievance against the
                                                                       corporation or any of its directors, officers
o      it relates to a personal grievance or is                        or security holders, or for a purpose that is
       designed to further a personal interest not shared              not related in any significant way to the
       by other shareholders;                                          business or affairs of the corporation;

o      it relates to operations of the company that               o    the corporation, in the previous two
       are immaterial;                                                 years, included a proposal in a management
                                                                       proxy circular at the request of the
o      Crown lacks the power or authority to                           shareholder and the shareholder failed to
       implement it;                                                   present the proposal at the meeting; or

                                                          225
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
o      it deals with a matter relating to Crown's
       ordinary business operations;                              o    substantially the same proposal was
                                                                       submitted to shareholders within the past two
o      it relates to an election for membership to                     years and the proposal was defeated.
       Crown's board of directors;

o it conflicts with a proposal submitted by Crown at the same meeting;

o      it has already been substantially implemented;

o it substantially duplicates a proposal of another proponent that Crown is including in the proxy statement;

o it deals with substantially the same subject matter as another proposal that was included in Crown's proxy statement for a previous meeting and which did not receive the prescribed level of support; or

o it relates to specific amounts of cash or shares dividends.

DISSENTERS' RIGHTS

                         CROWN                                                          KINROSS

Under the WBCA, a shareholder is entitled to dissent              The OBCA provides that shareholders entitled to
from and, upon perfection of the shareholder's                    vote on certain matters are entitled to exercise
appraisal right, to obtain the fair value of his or her           dissenters' rights and to be paid the fair value
shares in the event of specified corporate actions,               of their shares.  Such matters include the
including specified mergers, share exchanges, sales of            following:
substantially all of the corporation's assets, and
certain amendments to the corporation's articles of               o    any amalgamation (other than with one or
incorporation if the amendment effects a redemption or                 more wholly-owned subsidiaries, or between
cancellation of all of the shareholder's shares in                     one or more such subsidiaries);
exchange for cash or other consideration other than
shares of the corporation.  For a description of the              o    an amendment to the articles to add,
dissenters' rights of Crown common shareholders, see                   remove or change restrictions on the issue,
"Dissenters' Rights."                                                  transfer or ownership of shares;

                                                                  o    an amendment to the articles to add, remove
                                                                       or change any restriction upon the business
                                                                       or businesses that the corporation may carry
                                                                       on or upon the powers the corporation may
                                                                       exercise;

                                                                  o    a continuance under the laws of another
                                                                       jurisdiction;

                                                                  o    a sale, lease or exchange of all or
                                                                       substantially all of the property of the
                                                                       corporation other than in the ordinary course
                                                                       of business;
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                                                          226

                                                                  o    an arrangement proposed by the
                                                                       corporation if the applicable court order
                                                                       permits a shareholder to dissent in
                                                                       connection with that arrangement; or

                                                                  amendments to the articles of the corporation
                                                                  which require a separate vote by class or series.

SHAREHOLDER DERIVATIVE ACTIONS

                         CROWN                                                          KINROSS

Derivative actions may be brought in Washington by a              Under the OBCA, a complainant (as described below
shareholder on behalf of, and for the benefit of, the             for the purposes of the oppression remedy) may
corporation.  The WBCA provides that a shareholder must           apply to the court for leave to bring an action in
have been a shareholder of the corporation when the               the name and on behalf of a corporation or any
transaction complained of occurred unless the person              subsidiary, or to intervene in an existing action
became a shareholder through transfer by operation of             to which any such corporation or subsidiary is a
law from one who was a  shareholder at that time.  The            party, for the purpose of prosecuting, defending
complaint must be verified and allege with                        or discontinuing the action on behalf of such
particularity the demand made, if any, to obtain action           corporation or subsidiary.  Under the OBCA, no
by the board of directors and either that the demand              action may be brought and no intervention in an
was refused or ignored or why a demand was not made.              action may be made unless the complainant has
Whether or not a demand for action was made, if the               given 14 days' notice to the directors of the
corporation commences an investigation of the charges             corporation or its subsidiary of the complainant's
made in the demand or complaint, the court may stay any           intention to apply to the court and the court is
proceeding until the investigation is completed.  Once            satisfied that:
such a proceeding is commenced, it may not be
discontinued or settled without the court's approval.             o    the directors of the corporation or its
If the court determines that a proposed discontinuance                 subsidiary will not bring, diligently
or settlement will substantially affect the interest of                prosecute or defend or discontinue the action;
the corporation's shareholders or a class of
stockholders, the court shall direct that notice be               o    the complainant is acting in good faith;
given to the shareholders affected.  On termination of                 and
the proceeding the court may require the plaintiff to
pay any defendant's reasonable expenses, including                o    it appears to be in the interests of the
counsel fees, incurred in defending the proceeding if                  corporation or its subsidiary that the action
it finds that the proceeding was commenced without                     be brought, prosecuted, defended or
reasonable cause.                                                      discontinued.

                                                                  Under the OBCA, the court in connection with a
                                                                  derivative action may make any order it thinks
                                                                  fit.

OPPRESSION REMEDY

                         CROWN                                                          KINROSS

WBCA does not provide for a statutory oppression remedy.          The OBCA allows a court to rectify unfairness to,
                                                                  or oppression of, shareholders, if the court is
                                                                  satisfied that:

                                                                  o    any act or omission of the corporation or
                                                                       an affiliate effects or threatens to effect
                                                                       such a result;
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                                                          227

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
                                                                  o    the business or affairs of the corporation or
                                                                       an affiliate are, have been or are threatened
                                                                       to be carried on or conducted in such a
                                                                       manner; or

                                                                  o    the powers of the directors of the corporation
                                                                       or an affiliate are, have been or are
                                                                       threatened to be exercised in such a manner.

                                                                  A complainant entitled to apply for an oppression
                                                                  remedy can be:

                                                                  o    a present or former registered holder or
                                                                       beneficial owner of securities of a
                                                                       corporation or any of its affiliates; or

                                                                  o    any other person who, in the discretion
                                                                       of the court, is a proper person to make such
                                                                       an application.


PAYMENT OF DIVIDENDS

                         CROWN                                                          KINROSS

Under the WBCA, the corporation may make a                        Under the OBCA, a corporation may pay a dividend
distribution, in cash or in property, to its                      by issuing fully paid shares of the corporation or
shareholders upon authorization by its board of                   options or rights to acquire such shares.  A
directors unless, after giving effect to such                     corporation may also pay a dividend in money or
distribution the corporation would be unable to pay its           property unless there are reasonable grounds for
debts as they become due in the usual course of                   believing that (1) the corporation is, or would
business; or the corporation's total assets would be              after the payment be, unable to pay its
less than the sum of its total liabilities, plus,                 liabilities as they become due; or (2) the
unless the articles of incorporation permit otherwise,            realizable value of the corporation's assets would
the amount that the corporation would need, if it were            thereby be less than the aggregate of its
to be dissolved at the time of the distribution, to               liabilities and stated capital of all classes.
satisfy the preferential rights of shareholders whose
preferential rights are superior to those receiving the
distribution.

REPURCHASE OF SHARES

                         CROWN                                                          KINROSS

Under the WBCA, the corporation may acquire its own               Under the OBCA, a repurchase or redemption by the
shares and shares so acquired constitute authorized but           corporation of its shares, or other reduction of
unissued shares.  If the articles of incorporation                capital, is generally subject to solvency tests
prohibit the reissue of acquired shares, the number of            similar to those applicable to the payment of
authorized shares is reduced by the number of shares              dividends, as set out above for the purpose of the
acquired, effective upon amendment of the articles of             payment of dividends.
incorporation.  However, any repurchase of shares is
generally subject to solvency tests similar to those
applicable to the payment of dividends, as set out
above for the purpose of the payment of dividends.

                                                          228
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
FIDUCIARY DUTIES OF DIRECTORS

                         CROWN                                                          KINROSS

Under the WBCA, directors owe a duty of care and a duty           Pursuant to the OBCA, the duty of loyalty requires
of loyalty to the corporation and its shareholders.               directors to act honestly and in good faith with a
The duty of care requires that the directors act with             view to the best interests of the corporation, and
the care an ordinarily prudent person in a like                   the duty of care requires that the directors
position would exercise under similar circumstances.              exercise the care, diligence and skill that a
They must act in an informed and deliberative manner              reasonably prudent person would exercise in
and inform themselves, prior to making a business                 comparable circumstances.
decision, of all material information reasonably
available to them.  The duty of loyalty may be
summarized as the duty to act in good faith, not out of
self-interest, and in a manner that the directors
reasonably believe to be in the best interests of the
corporation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

                         CROWN                                                          KINROSS

The WBCA generally permits indemnification of a person            Under the OBCA, a corporation may indemnify a
who acted in good faith and in a manner the person                director or officer, a former director or officer
reasonably believed to be in, or not opposed to, the              or a person who acts or acted at the corporation's
best interests of the corporation and, with respect to            request as a director or officer of another
any criminal action or proceeding, had no reasonable              corporation of which the corporation is or was a
cause to believe that the conduct was unlawful.                   shareholder or creditor, and his or her heirs and
Indemnification is permissive under Washington law,               legal representatives, against all costs, charges
except that, unless limited by the articles of                    and expenses, including an amount paid to settle
corporation, a corporation must indemnify a present or            an action or satisfy a judgment, reasonably
former officer or director who is successful on the               incurred by him or her in respect of any civil,
merits or otherwise in the defense of certain specified           criminal or administrative action or proceeding to
actions, suits or proceedings for expenses, including             which he or she is made a party by reason of being
attorney's fees, actually and reasonably incurred in              or having been a director or officer of the
connection therewith.  Under the WBCA, if authorized by           corporation or such other corporation, if: (1) he
the articles of incorporation, a bylaw adopted or                 or she acted honestly and in good faith with a
ratified by shareholders or a resolution adopted or               view to the best interests of the corporation; and
ratified, before or after the event, by the                       (2) in the case of a criminal or administrative
shareholders, a corporation has the power to indemnify            action or proceeding that is enforced by a
a director, officer or employee made a party to a                 monetary penalty, he or she had reasonable grounds
proceeding, or advance or reimburse expenses incurred             to believe that his or her conduct was lawful.
in a proceeding, except for:                                      Any such person is entitled to such indemnity from
                                                                  the corporation if he or she was substantially
                                                                  successful on the merits in his or her defense of
o    acts or omissions of a director, officer or                  the action or proceeding and fulfilled the
     employee finally found to have engaged in                    conditions set out in (1) and (2) above.  A
     intentional misconduct or a knowing violation of             corporation may, with the approval of a court,
     the law;                                                     also indemnify any such person in respect of an
                                                                  action by or on behalf of the corporation or such
o    conduct of a director, officer or employee in                other corporation to procure a judgment in its
     connection with a transaction finally found to be            favor, to which such person is made a party by
     an unlawful distribution; or                                 reason of being or having been a director or
                                                                  officer of the corporation or such other
                                                                  corporation, if he or she fulfills the conditions
                                                                  set out in (1) and (2) above.  Kinross' bylaws
                                                                  require Kinross to
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                                                          229

o    any transaction if such director, officer or                 indemnify the persons permitted to be indemnified
     employee is finally found to have personally                 by the provisions of the OBCA summarized above and
     received a benefit in money, property or services            every other person who properly incurred any
     to which he or she was not legally entitled.                 liability on behalf of Kinross or acted at
                                                                  Kinross' request.
If the corporation indemnifies or advances expenses to
a director in connection with a proceeding by or in the
right of the corporation, the corporation must report
the indemnification or advance in the form of a notice
to the shareholders delivered with or before the notice
of the next shareholders' meeting.

Crown's restated articles authorize the board of directors to indemnify its directors to the fullest extent permitted by the WBCA and to determine the terms of such indemnification. Crown's bylaws provide mandatory indemnification for officers and directors who are made a party to or are involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer. Crown's bylaws provide that the right of indemnification includes the right to have Crown advance expenses for such indemnifiable actions unless the board of directors adopts a resolution expressly disapproving such advancement of expenses. However, such advances are contingent upon the director or officer delivering an undertaking to the corporation to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification under the bylaws or otherwise.

DIRECTOR LIABILITY

                         CROWN                                                          KINROSS

The WBCA allows a corporation's articles of                       The OBCA provides that no provision in a contract,
incorporation to limit directors' personal liability              the articles of incorporation, the bylaws or a
except for:                                                       resolution relieves a director or officer from the
                                                                  duty to act in accordance with the OBCA or
o    acts or omissions involving intentional                      relieves him or her from liability for a breach
     misconduct or knowing violations of the law;                 thereof.  The bylaws of Kinross provide
                                                                  protections from liability to directors, officers
o    a director's assent to or vote in favor of an                and, to the extent applicable, employees of
     unlawful distribution; or                                    Kinross, as long as he or she acted honestly and
                                                                  in good faith with a view to the best interests of
o    any transaction from which the director will                 Kinross.
     personally receive a benefit in money, property or
     services to which he or she is not legally
     entitled.

Crown's restated articles limit the liability of its directors to the extent allowed by Washington law.

                                                         230
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

ACCESS TO CORPORATE RECORDS

                         CROWN                                                          KINROSS
Under the WBCA, a shareholder of a Washington                     Under the OBCA, shareholders, creditors, their
corporation may inspect certain corporate records upon            agents and legal representatives may examine the
five (5) business days notice to the corporation,                 articles of incorporation, bylaws, minutes of
including the articles of incorporation and bylaws                meetings and resolutions of shareholders, register
currently in effect, the minutes and records of all               of directors and securities register of the
shareholders' meetings or actions taken without a                 corporation during usual business hours and take
meeting for the past three years and the balance sheets           extracts therefrom, free of charge.  Shareholders
and income statements for the past three years.  A                and others have the right to obtain a shareholder
shareholder may also inspect upon five business days              list, upon payment of a reasonable fee, as long as
notice other corporate records if:                                such list is used only in connection with an
                                                                  effort to influence voting by shareholders of the
o    the shareholder makes a good faith demand to                 corporation, an offer to acquire shares of the
     inspect the records for a proper purpose;                    corporation or any other matter relating to the
                                                                  affairs of the corporation.
o    the shareholder describes with reasonable
     particularity the shareholder's purpose and the
     records the shareholder desires to inspect; and

o the records are directly connected with the shareholder's purpose.

Such records include the following: excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors, records of any action taken by the board of directors without a meeting, accounting records and the record of shareholders.

TRANSACTIONS WITH INTERESTED DIRECTORS

                         CROWN                                                          KINROSS

The WBCA permits transactions in which one or more                The OBCA requires that a director or officer of a
directors have a conflicting interest if:                         corporation who (1) is a party to a material
                                                                  contract or transaction or proposed material
o    a majority, although no fewer than two, of                   contract or transaction with the corporation, or
     qualified directors on the board, or on the                  (2) is a director or an officer of, or has a
     committee considering the transaction, approves              material interest in, any person who is a party to
     the transaction;                                             a material contract or transaction or proposed
                                                                  material contract or transaction with the
o    an affirmative vote of a majority of all                     corporation shall disclose in writing to the
     qualified shares approves the transaction; or                corporation or request to have entered in the
                                                                  minutes of meetings of directors the nature and
o    at the time of commitment, the transaction was               extent of his or her interest.  An interested
     fair to the corporation.                                     director is prohibited from voting on a resolution
                                                                  to approve the contract or transaction except in
Such vote must occur after the directors have received            certain circumstances, such as a contract or
disclosure of the conflicting interest, with certain              transaction relating primarily to his or her
limited exceptions, or the vote will be invalid.                  remuneration, a contract or transaction for

Further, a committee vote is valid only if all members            indemnification or liability insurance of the
of the committee are qualified directors and either:              director, or a contract or transaction with an
                                                                  affiliate of the corporation.  If a director or
o    consist of all the qualified directors on the                officer has disclosed his or her interest in
     board; or                                                    accordance with the OBCA and the contract or
                                                                  transaction was reasonable and fair to the
o    were appointed by affirmative vote of a                      corporation at the time it was approved, the
     majority of the board's qualified directors.                 director or officer is not accountable to the
                                                                  corporation or its shareholders for any profit or
A director is a "qualified director" if he or she has             gain realized from the contract or transaction and
neither:                                                          the contract or transaction is neither void nor
                                                                  voidable by reason only of the interest of the
o    a conflicting interest regarding the                         director or officer or that the director is
     transaction; nor                                             present at or is counted to determine the presence
                                                                  of a quorum at the meeting of directors that
o    any familial, financial, professional or                     authorized the contract or transaction.  The OBCA
     employment relationship with a second director who           further provides that even if a director or
     does have a conflicting interest, if the                     officer does not disclose his or her interest in
     relationship would reasonably be expected to exert           accordance with the OBCA, or (in the case of a
     influence on the first director's judgment in                director) votes in respect of a resolution on a
     voting on the transaction.                                   contract or transaction in which he or she is
                                                                  interested contrary to the OBCA, if the director
Qualified shares are defined generally as shares other            or officer acted honestly and in good faith and
than those beneficially owned, or the voting of which             the contract or transaction was reasonable and
is controlled, by a director who has a conflicting                fair to the corporation at the time it was
interest regarding the transaction.                               approved, the director or officer is not
                                                                  accountable to the corporation or to its
                                                                  shareholders for any profit or gain realized
                                                                  from the contract or transaction by reason only
                                                                  of his or her holding the office of director or
                                                                  officer and the contract or transaction is not by
                                                                  reason only of the director's or officer's
                                                                  interest therein void or voidable, if the
                                                                  contract or transaction has been confirmed or
                                                                  approved by the shareholders by a resolution
                                                                  passed by at least two-thirds of the votes cast
                                                                  by shareholders who voted in respect of the
                                                                  resolution, on the basis of disclosure in
                                                                  reasonable detail of the nature and extent of
                                                                  the director's or officer's interest in the
                                                                  notice of meeting or management proxy circular.

ANTI-TAKEOVER PROVISIONS AND INTERESTED SHAREHOLDER TRANSACTIONS

                         CROWN                                                          KINROSS

The WBCA prohibits a target corporation, with certain             The OBCA does not contain a provision comparable
exceptions, from engaging in certain significant                  to the WBCA with respect to business
business transactions with a person or group of persons           combinations.  However, Canadian securities
beneficially owning 10% or more of the target                     regulators have adopted requirements in connection
corporation's voting securities for a period of five              with related party transactions, such as Rule
years after the acquisition unless a majority of the              61-501 of the Ontario Securities Commission.  A
members of the target corporation's board of directors            related party transaction generally includes any
approve the transaction or share acquisition prior to             transaction by which an issuer, directly or
the acquisition date.  Significant business                       indirectly, acquires an asset, or subscribes for a
transactions include, among others:                               security, from a related party, or transfers an
                                                                  asset or issues a security to a related party,
                                                                  assumes or forgives a liability of a related party,
                                                                  by any means in any one or any combination

o    mergers or consolidations with, dispositions                 of transactions.  "Related party" is defined to
     of assets to, or issuances or redemptions of                 include, in relation to the issuer or a related
     shares to or from, the acquiring person;                     party involved in the transaction, directors,
                                                                  senior officers and holders of securities
o    termination of 5% or more of the target                      sufficient to affect materially the control of the
     corporation's employees employed in Washington               issuer or of such other party, or persons
     State, occurring as a result of the acquiring                beneficially owning or exercising control or
     person's acquisition of 10% or more of the shares;           direction over more than 10% of the voting
     or                                                           securities of the issuer or of such other party.

o    allowing the acquiring person to receive any                 Rule 61-501 requires more detailed disclosure in
     disproportionate benefit as a shareholder.                   the proxy material sent to security holders in
                                                                  connection with a related party transaction and,
Target corporations include all domestic corporations             subject to certain exemptions, the preparation by
with principal executive offices in Washington and                an independent value of a formal valuation of the
either a majority or more than 1,000 of their employees           subject matter of the related party transaction
reside in Washington.                                             and any non-cash consideration offered therefore
                                                                  and the inclusion of a summary of the valuation in
Crown's by laws provide that Crown's board may consider           the proxy material.  It also requires, subject to
the interest of other constituencies in evaluating an             certain exemptions, that the shareholders of the
unsolocted bid. This allows a board to defend against an          issuer, other than related parties, separately
unsolicited bid.                                                  approve the transaction, by either a simple
                                                                  majority or two-thirds of the votes cast,
The WBCA also provides that the board of directors, when          depending on the circumstances.
evaluating an offer to effect a merger, may consider
the extent to which such offer furthers the purposes of           These requirements of Canadian securities
Crown and the social, legal, economic or other effects            regulators provide, in addition to specified
of such offer upon employees, customers, suppliers and            exemptions in certain circumstances, for
other constituencies of Crown, the community and all              discretion to be exercised by such regulators to
other relevant factors.                                           exempt parties from some or all of such requirements,
                                                                  with or without conditions, where such regulators
Any shareholder attempting to gain control of Crown's             consider it to be consistent with the public
board would be prevented from doing so at one annual              interest to do so. In general, these requirements
meeting, unless such shareholder had the ability to               of Canadian securities laws are administered
remove the classification requirement set forth in                and enforced by securities regulators rather than by
Crown's restated articles.                                        the courts and the basis upon which such regulators
                                                                  take jurisdiction over a matter and the remedies that
                                                                  may be available differ significantly from those
                                                                  applicable to requirements of corporate law contained
                                                                  in the OBCA.



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                                TAX CONSEQUENCES

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UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

       The obligations of Crown to consummate the merger are conditioned upon the receipt by Crown of an opinion, dated the Closing Date, from Parr Waddoups Brown Gee & Loveless, A Professional Corporation, special counsel to Kinross, to the effect that: (i) for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
(ii) Kinross, Crown Merger, and Crown will be "parties" to that reorganization within the meaning of Code Section 368(b); and (iii) the Crown shareholders and warrant holders will not recognize any taxable gain or loss on their exchange of Crown common stock or warrants for Kinross common shares in the merger. The issuance of the tax opinion of Parr Waddoups Brown Gee & Loveless, A Professional Corporation, as of the Closing Date will depend on the facts as they exist at the time of the merger and the tax opinion will be based upon, among other things, certain factual assumptions and representations by Kinross, Crown Merger, and Crown (the "Factual Representations") and customary for similar transactions. If any of those factual assumptions or representations is or becomes inaccurate, the tax opinion may not be an appropriate basis for your tax position or the preparation of your tax return. The tax opinion will not be binding on the Internal Revenue Service or the courts.

       Crown may, in its discretion, waive the receipt of such tax opinion as a condition to consummate the merger. If the condition requiring receipt of the tax opinions is waived and the merger would result in materially different tax consequences to the holders of Crown common stock and Crown warrants, Kinross and Crown will distribute a supplement or amendment to this Proxy Statement/Prospectus disclosing such material differences.

       NEITHER KINROSS NOR CROWN HAS REQUESTED A RULING FROM THE IRS WITH RESPECT TO ANY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR OF OWNING AND DISPOSING OF KINROSS COMMON SHARES AND, AS A RESULT, THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT DISAGREE WITH OR CHALLENGE ANY OF THE CONCLUSIONS SET FORTH HEREIN.

       As used herein, the term "U.S. Holder" means a beneficial owner of Crown common stock, Crown warrants, or Kinross common shares, as applicable, that is, for U.S. federal income tax purposes: (i) an individual who is a U.S. citizen or resident, (ii) a corporation or other entity created or organized in or under the laws of the U.S. or any state or political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or
(B) the trust was in existence on August 20, 1996, was treated as a U.S. person under the tax law in effect immediately prior to that date, and has validly elected to continue to be treated as a U.S. person after that date. The term "Non-U.S. Holder" means a beneficial owner of Crown common stock, Crown warrants, or Kinross common shares, as applicable, that is not, for U.S. federal income tax purposes, a U.S. Holder.

       If a partnership (or other entity treated as a partnership for U.S. tax purposes) holds the shares or warrants in question, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

       Each U.S. Holder and Non-U.S. Holder is urged to consult his own tax advisor concerning the specific U.S. and Canadian federal, state, and local tax consequences of the merger and the ownership and disposition of Kinross common shares received in the merger in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

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UNITED STATES FEDERAL TAX CONSEQUENCES OF THE MERGER

       The following summary discusses the anticipated material United States ("U.S.") federal income tax consequences to Crown shareholders and warrant holders of the merger, and of owning and disposing of Kinross common shares. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, the Canada-United States Income Tax Convention (1980) (the "Treaty"), administrative rulings, and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis, and on certain factual representations made by Kinross, Crown Merger, and Crown. Any change in currently applicable law, which may or may not be retroactive, or failure of any of the factual representations made by Kinross, Crown Merger, or Crown to be true, correct, and complete in all material respects could affect the continuing validity of this discussion, as to the material U.S. federal income tax consequences of the merger. Each Crown shareholder and warrant holder should be aware that neither the Internal Revenue Service (the "IRS") nor any court is bound by the opinion of Parr Waddoups Brown Gee & Loveless, A Professional Corporation, or the interpretations of the Code and the regulations set forth below.

       The discussion assumes that Crown shareholders and warrant holders hold their Crown common stock and Crown warrants, as applicable, as capital assets within the meaning of Section 1221 of the Code, and will hold any Kinross common shares as capital assets. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder or warrant holder in light of his or her personal investment circumstances or to persons subject to special treatment under U.S. federal income tax laws such as insurance companies, tax-exempt organizations, dealers in securities or foreign currency, banks, trusts, persons that hold their Crown common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, shareholders who acquired their Crown common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, holders of options granted under any Crown benefit plan or persons that, as a result of the merger, will own, directly or indirectly, at least 10% of the total combined voting power of Kinross. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

       Subject to the foregoing and assuming the merger is consummated in accordance with the terms of the merger agreement and as described therein, and that the Factual Representations made by Kinross, Crown Merger, and Crown are accurate in all respects, Parr Waddoups Brown Gee & Loveless, A Professional Corporation, is of the opinion that for U.S. federal income tax purposes:

       (a) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Kinross, Crown Merger, and Crown will each be a party to that reorganization within the meaning of Section 368(b);

       (b) no gain or loss will be recognized by Kinross or Crown as a result of the Merger (other than gain or loss recognized by Crown on the distribution of shares of Solitario common stock in connection with the merger);

       (c) no gain or loss will be recognized by the holder of Crown common stock or warrants, as applicable, on the conversion of such holder's Crown common stock or warrant, as applicable, into Kinross common shares (except with respect to cash, if any, received in lieu of fractional shares of Kinross common shares) unless such holder is a U.S. Holder that owns, directly or indirectly, 5% or more of the Kinross common shares measured by either voting rights or value, immediately after the merger and fails to enter into gain recognition agreements with the IRS as required under Section 367 of the Code and Treasury Regulations promulgated thereunder, in which case gain (but not loss) would be recognized;

       (d) the aggregate tax basis of the Kinross common shares received in the merger (including any fractional interest) by a holder of Crown common stock or warrants will be the same as the aggregate tax basis of such holder's Crown common stock or warrants, as applicable, exchanged therefore;

       (e) the holding period of Kinross common shares received in the merger by a holder of Crown common stock will include the holding period of such holder's Crown common stock provided such common stock was held as capital assets by the holder at the effective time of the merger; and

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

       (f) a holder of Crown common stock or warrants, as applicable, who receives cash in lieu of a fractional share of Kinross common shares will recognize gain or loss equal to the difference, if any, between such holder's basis in the fractional share (determined under clause (d) above) and the amount of cash received.

       If the merger does not qualify as a reorganization within the meaning of
Section 368(a) of the Code, U.S. Holders of Crown common stock or warrants will recognize gain or loss equal to the difference between such holder's basis in the shares or warrants and the fair market value of the Kinross common shares and any cash consideration (including cash in lieu of fractional Kinross common shares) received. Furthermore, if the failure to qualify the merger under
Section 368(a) of the Code arose solely from the failure to meet the requirements of Section 367 of the Code, U.S. Holders of Crown common stock or warrants would recognize gain, but not loss, on the merger.

WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF FRACTIONAL KINROSS SHARES.

       Certain Crown shareholders and warrant holders may be subject to U.S. withholding on cash payments received in lieu of fractional Kinross common shares. Withholding will not apply, however, to a Crown shareholder or warrant holder who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to Crown shareholders and warrant holders following the consummation of the merger,
(ii) provides a certification of foreign status on Form W-8 (or successor form) or (iii) is otherwise exempt from withholding.

UNITED STATES FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS OWNING AND DISPOSING OF KINROSS COMMON SHARES

       The following discussion summarizes the material U.S. federal income tax consequences to a U.S. Holder of owning and disposing of Kinross common shares. This discussion assumes that each such U.S. Holder will be a "resident" of the U.S. within the meaning of the Treaty who is eligible for benefits under the Treaty and is limited as described under "United States Federal Tax Consequences--General" above. Each U.S. Holder is urged to consult his own tax advisor concerning whether the U.S. Holder is eligible for benefits under the Treaty and, if not so eligible, the material U.S. federal income tax consequences arising from ownership of Kinross common shares. The discussion that follows is not intended to apply to or be used by Non-U.S. Holders. All persons, whether U.S. Holders of Non-U.S. Holders, are advised to consult with their own tax advisors concerning the specific Canadian and U.S. federal, state, and local tax consequences of the ownership and disposition of Kinross common shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

TAXATION OF DIVIDENDS ON KINROSS COMMON SHARES

       Subject to the discussion under "Passive Foreign Investment Company Considerations" below, the gross amount of any distribution of cash (including any amounts withheld in respect of Canadian withholding tax, as discussed below) with respect to Kinross common shares held by a U.S. Holder will be includable in income by that U.S. Holder as a taxable dividend to the extent of Kinross' current or accumulated earnings and profits, computed in accordance with U.S. federal income tax principles. A dividend distribution will be so included in gross income when received by (or otherwise made available to) the U.S. Holder, and will be characterized as ordinary income for U.S. federal income tax purposes. The dividend income will not be eligible for the dividends received deduction allowed to corporations.

       Under recent legislation generally effective for tax years beginning after December 31, 2002, through tax years beginning on or before December 31, 2008, dividend income received by an individual from a corporation organized in the U.S. or from a "qualified foreign corporation" is eligible for taxation at the reduced rates imposed on long-term capital gains recognized by individuals. A corporation organized outside the U.S. is a "qualified foreign corporation" if it is not a passive foreign investment company ("PFIC", as described below), and if either (i) the foreign corporation is eligible for the benefits of a comprehensive income tax treaty with the U.S. determined to be satisfactory to the U.S. Department of Treasury (which includes the Treaty as currently in effect), or (ii) the foreign corporation's stock with respect to which a dividend is paid is readily tradable on an established securities market within the U.S. Because of uncertainty regarding Kinross' status as a PFIC (see below), no assurance can be given that Kinross is or will become a "qualified foreign corporation."

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

       Distributions in excess of Kinross' current accumulated earnings and profits, as determined under U.S. federal tax law, will be treated as (i) a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its Kinross common shares (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from a sale or exchange of such Kinross common shares. If the distribution is paid in Canadian currency, the amount includable in the U.S. Holder's income will be the U.S. dollar value of the Canadian currency, based on the prevailing U.S. dollar/ Canadian dollar exchange rate on the date of receipt, regardless of whether the payment is actually converted into U.S. dollars. Any gain or loss resulting from foreign currency exchange rate fluctuations during the period from the date the dividend is includable in income to the date the foreign currency is converted into U.S. dollars will generally be treated as ordinary income or loss. If Canadian withholding taxes are imposed with respect to such dividend, a U.S. Holder will be treated as having actually received the amount of such taxes and as having paid such amount to the Canadian taxing authorities. As a result, the amount of dividend income included in a U.S. Holder's gross income will be greater than the amount of cash actually received with respect to such dividend income.

       A dividend distribution generally will be treated as foreign source income and generally will be classified as "passive income" or "financial services income," depending on the U.S. Holder's states, for U.S. foreign tax credit purposes. A U.S. Holder may be able, subject to certain generally applicable limitations, to claim a United States foreign tax credit or a deduction for any Canadian withholding taxes imposed on dividend payments. The rules relating to the determination of the U.S. foreign tax credit are complex, and the calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes in lieu of claiming a U.S. foreign tax credit, the availability of deductions, involve the application of rules that depend on a U.S. Holder's particular circumstances. A U.S. Holder should, therefore, consult its own tax advisor regarding the application of the U.S. foreign tax credit rules to dividend income on the Kinross common shares.

TAXATION ON SALE OR EXCHANGE OF KINROSS COMMON SHARES

       Upon the sale, redemption or other disposition of Kinross common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis in the Kinross common shares. Generally the U.S. dollar value of the amount realized by a U.S. Holder that (i) receives foreign currency on the sale or other disposition of Kinross common shares and (ii) is a cash basis taxpayer or an accrual basis taxpayer that so elects, will be determined by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale or other disposition (or in the case of a non-electing accrual basis U.S. Holder, the spot rate of the foreign currency on the date of the sale or other disposition).

       Except as provided under "Passive Foreign Investment Company Considerations" below, gain or loss recognized on the sale or other disposition of Kinross common shares will be a capital gain or loss. In the case of non-corporate U.S. Holders, including individuals, net capital gains derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers. Any tax imposed by Canada directly on the gain from such a sale should be eligible for the United States foreign tax credit; however, because the gain generally will be U.S.-source gain, a U.S. Holder might not be able to use the credit otherwise available. Any loss recognized generally will be allocated to reduce United States-source income. U.S. Holders should consult their tax advisors regarding the U.S. foreign tax credit implications of the sale, redemption or other disposition of Kinross common shares.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

       A foreign corporation is considered to be a PFIC if, with respect to a taxable year, (i) at least 75% of its gross income is "passive income" (the "income test") or (ii) the average value of its assets held during its taxable year (measured at the end of each quarter) that produce or are held for the production of "passive income" is at least 50% (the "asset test"). In applying the income test and the asset test, if a foreign corporation owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, such foreign corporation is treated as if it had directly received its proportionate share of the gross income of the other corporation and as if it directly owned its proportionate share of the assets of such other corporation.

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

       For this purpose, "passive income" generally includes dividends, interest, certain royalties and rents, and net gains from the sale of stock, securities or partnership interests. Net gains from commodities transactions are generally also included within the definition of "passive income," unless such net gains are derived in the active conduct of a commodities business and substantially all of the foreign corporation's business is as an active producer, processor, merchant or handler of commodities (the "commodities exception"). The commodities exception generally applies only if the corporation's gross receipts from qualified active sales equals or exceeds 85% of its gross receipts.

       The PFIC asset test is applied using the fair market value of a publicly traded foreign corporation's assets, not the adjusted book value of its assets. The legislative history to the PFIC rules provides that in applying the PFIC asset test, the total value of a publicly-traded corporation's assets "generally" will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities (the "General Rule"). There are, however, no regulations or other guidance which define when this General Rule applies and when it does not apply, and how it applies in particular circumstances.

       The determination of whether or not Kinross is a PFIC is a factual determination that can only be made annually after the close of each taxable year and must take into account the activities, income and assets of Kinross and each of Kinross' subsidiaries. Kinross has not definitively determined whether it was a PFIC during its tax year ended December 31, 2003, and it cannot at present be determined with certainty whether Kinross will be a PFIC in its current taxable year ending December 31, 2004, or in any future taxable year. This determination will depend on the various sources of Kinross' income and whether the commodities exception is satisfied. In addition, this determination will depend on the relative values of Kinross' passive assets, such as cash, and the relative values of its non-passive assets, including goodwill. Furthermore, since the goodwill of a publicly-traded corporation such as Kinross is largely a function of the trading price of its shares, the valuation of that goodwill may be subject to significant change throughout the year. Therefore, it is possible that Kinross is or could become a PFIC for its current taxable year or any subsequent taxable year due to the nature of its income or its assets or as the result of a decrease in the trading price of the Kinross common shares. If Kinross is or becomes a PFIC in any taxable year in a U.S. Holder's holding period, it generally will remain a PFIC for all subsequent taxable years with respect to that U.S. Holder.

       In general, if Kinross were a PFIC:

       (a) Any distribution made by Kinross during a taxable year to a U.S. Holder with respect to the Kinross common shares that was an "excess distribution" (defined generally as the excess of the amount received with respect to the Kinross common shares in any taxable year over 125% of the average amount received in the three previous taxable years or, if shorter, the U.S. Holder's holding period before the taxable year) would be allocated ratably to each day of the U.S. Holder's holding period. The amount allocated to the current taxable year would be included as ordinary income for that year. The amount allocated to each prior PFIC year in the U.S. Holder's holding period generally would be taxed as ordinary income at the highest rate in effect for that U.S. Holder in that prior year and such tax would be subject to an interest charge at the rate applicable to income tax deficiencies as if it were overdue with respect to such prior year.

       (b) Dividends paid to individual U.S. Holders would not qualify for reduced long-term capital gains rates.

       (c) The entire amount of any gain realized upon the sale or other disposition of Kinross common shares (generally including any disposition otherwise treated as tax-free and the use of Kinross common shares as security for an obligation) that was held during more than one taxable year would be treated as an excess distribution made in the year of sale or other disposition and, as a consequence, would be treated as ordinary income (rather than capital gain), and to the extent allocated to PFIC years in the U.S. Holder's holding period prior to the year of sale or other disposition, would be subject to the interest charge described above.

       Among other PFIC elections which may be available, a so-called "mark-to-market election" may be made by a U.S. Holder who owns marketable stock in a PFIC at the close of such person's taxable year. If a mark-to-market election is made, instead of the PFIC rules described above, such U.S. Holder generally would be

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

required to include as ordinary income or, to the extent described in the next sentence, be allowed an ordinary loss deduction in an amount equal to the difference between the fair market value of such stock as of the close of such taxable year (or the amount realized from a sale or other disposition) and the U.S. Holder's adjusted basis, and certain additional rules would apply. An ordinary loss deduction will be allowed only to the extent that ordinary income was previously included under the mark-to-market election and was not substantially offset by ordinary loss deductions. The mark-to-market election is available with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. The Kinross common shares will be treated as marketable stock for these purposes provided that the shares continue to be actively traded on an established stock exchange. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES AND ADVISABILITY OF MAKING SUCH A MARK-TO-MARKET ELECTION AND WHETHER ANY OTHER PFIC ELECTION IS AVAILABLE.

       A shareholder in a PFIC who is a U.S. person is generally required to file with the U.S. federal income tax return a completed Form 8621 in each year that shares are owned in the PFIC.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

       Payments of dividends on and proceeds from the sale or other disposition of the Kinross common shares may be subject to information reporting to the IRS and backup withholding at a current rate of 28% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Persons in doubt as to the necessity of furnishing this form should consult their own tax advisors. Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such Non-U.S. Holders may be required to provide certification of Non-U.S. Holder status (generally on IRS Form W-8BEN) in connection with payments received in the U.S. or through certain U.S.-related financial intermediaries.

       Amounts withheld as backup withholding may be credited against a U.S. Holder's federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

CANADIAN FEDERAL TAX CONSEQUENCES

       In the opinion of Cassels Brock & Blackwell LLP the following discussion is a summary of the principal Canadian federal income tax considerations generally applicable to Crown shareholders and warrant holders who exchange their Crown common stock and warrants for Kinross common shares pursuant to the merger and of holding and subsequently disposing of Kinross common shares. This summary applies to shareholders and warrant holders who, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"): (i) deal at arm's length and are not affiliated with Kinross and Crown; (ii) are not "financial institutions" for purposes of the mark-to-market rules; (iii) are not "specified financial institutions"; and (iv) hold their Crown common stock and warrants and will hold their Kinross common shares as capital property.

       This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder (the "Regulations") in force as of the date hereof, all specific proposals (the "Proposed Amendments") to amend the Canadian Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Treaty and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). No assurance can be given that the Proposed Amendments will be enacted in their current proposed form if at all; however, the Canadian federal income tax considerations generally applicable to holders with respect to the merger will not be different in a material adverse way if the Proposed Amendments are not enacted. This summary does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.

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

       This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders should consult their own tax advisors with respect to their particular circumstances.

U.S. SHAREHOLDERS AND WARRANT HOLDERS

       The following summary is generally applicable to Crown shareholders and warrant holders who, for the purposes of the Canadian Tax Act, (i) have not been and will not be deemed to be resident in Canada at any time while they hold Crown common stock, warrants, or Kinross common shares; and (ii) do not use or hold the Crown common stock, warrants, or Kinross common shares in carrying on a business in Canada; and who, for purposes of the Treaty, are residents of the United States ("U.S. Holders"). Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer carrying on business in Canada and elsewhere.

       A U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain arising on the exchange of Crown common stock or warrants for Kinross common shares or cash in lieu of a fractional Kinross common share as a result of the merger. Similarly, a U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain arising on a disposition of Kinross common shares provided that (i) the Kinross common shares are listed on a prescribed stock exchange (which includes the TSX) for the purposes of the Canadian Tax Act at the time of disposition; and (ii) at no time during the 60 month period immediately preceding the disposition of the Kinross common shares were 25% or more of the issued shares of any class or series of the capital stock of Kinross owned by the U.S. Holder, by persons with whom the U.S. Holder did not deal at arm's length, or by the U.S. Holder together with such persons.

       Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Holder on the Kinross common shares will generally be subject to Canadian withholding tax at the rate of 15%. This rate is reduced to 5% in the case of a U.S. Holder that is a company that owns at least 10% of the voting stock of Kinross.

CANADIAN SHAREHOLDERS AND WARRANT HOLDERS

       The following summary is generally applicable to Crown shareholders and warrant holders, who, for the purposes of the Canadian Tax Act, are or are deemed to be resident in Canada and for whom Crown is not a "foreign affiliate" for purposes of the Canadian Tax Act ("Canadian Holders").

       A Canadian Holder whose Crown common stock or warrants are exchanged for Kinross common shares as a result of the merger will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received for such Crown common stock or warrants, net of any reasonable costs of disposition, are greater (or less) than the adjusted cost base to the Canadian Holder of such Crown common stock or warrants, respectively. For this purpose, the proceeds of disposition will be equal to the fair market value of the Kinross common shares received by a Canadian Holder as a result of the merger plus the amount of any cash received in lieu of a fractional Kinross common share.

       Dividends on Kinross common shares received by a Canadian Holder who is an individual will be included in the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable under the Canadian Tax Act to taxable dividends received from taxable Canadian corporations. Dividends on Kinross common shares received by a Canadian Holder that is a corporation will be included in computing its income and generally will be deductible in computing its taxable income.

       A Canadian Holder that is a private corporation or a subject corporation (as defined in the Canadian Tax Act) will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act at the rate of 33 1/3% on dividends received on the Kinross common shares to the extent that such dividends are deductible in computing taxable income.

       A disposition or deemed disposition by a Canadian Holder of Kinross common shares will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than the holder's adjusted cost base of the Kinross common shares. In this

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

regard the cost to the holder of a Kinross common share acquired pursuant to the merger will equal the fair market value of the Crown common stock or warrants exchanged therefore, less the amount of any cash received in lieu of a fractional Kinross common share, and will be averaged with the adjusted cost base of any other Kinross common shares then owned by such holder as capital property for purposes of determining the holder's adjusted cost base of such Kinross common shares.

       Where a corporate Canadian Holder disposes of Kinross common shares, the amount of any capital loss will be reduced by dividends received on such Kinross common shares to the extent and under the circumstances provided in the Canadian Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns shares

       One-half of any capital gain will be a taxable capital gain and will be included in income and one-half of any capital loss will be an allowable capital loss. Allowable capital losses may generally be deducted against taxable capital gains realized in the year of disposition, the three preceding taxation years or future taxation years, subject to and in accordance with the rules contained in the Canadian Tax Act.

       Certain corporations may be liable to pay an additional refundable tax of 6 2/3% on their "aggregate investment income," which is defined by the Canadian Tax Act to include an amount in respect of taxable capital gains. This tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

       Individuals (other than certain trusts) may be subject to alternative minimum tax in respect of realized capital gains.

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                                     EXPERTS

--------------------------------------------------------------------------------

       The consolidated financial statements of Kinross Gold Corporation and Subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of TVX Gold Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of Echo Bay Mines Ltd. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The financial statements of Crown Resources Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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--------------------------------------------------------------------------------

                        VALIDITY OF KINROSS COMMON SHARES

--------------------------------------------------------------------------------

       The validity of the Kinross common shares offered hereby under the laws of the Province of Ontario will be passed upon for Kinross by Cassels Brock & Blackwell LLP. Mr. Mingay, a partner at Cassels Brook & Blackwell LLP, is a director of Kinross. Parr Waddoups Brown Gee & Loveless has delivered an opinion concerning the material United States federal income tax consequences of the merger.

--------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

--------------------------------------------------------------------------------

You may read and copy any document filed by Kinross or Crown with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC are also available to the public from the SEC's website at HTTP://WWW.SEC.GOV.

The following documents are filed by Kinross with the SEC and are available upon request from Kinross:

Kinross' Annual Report on Form 40-F for the fiscal year ended December 31, 2002 dated May 20, 2003, as amended on Form 40-F/A dated May 30, 2003;

Kinross' Report on Form 6-K dated January 22, 2003;

Kinross' Report on Form 6-K dated January 29, 2003;

Kinross' Report on Form 6-K dated February 5, 2003;

Kinross' Report on Form 6-K dated February 6, 2003;

Kinross' Report on Form 6-K dated February 19, 2003;

Kinross' Report on Form 6-K dated February 20, 2003;

Kinross' Report on Form 6-K dated February 21, 2003;

Kinross' Report on Form 6-K dated March 10, 2003;

Kinross' Report on Form 6-K dated April 8, 2003;

Kinross' Report on Form 6-K dated April 25, 2003;

Kinross' Report on Form 6-K dated May 13, 2003;

Kinross' Report on Form 6-K dated May 29, 2003;

Kinross' Report on Form 6-K dated August 8, 2003;

Kinross' Report on Form 6-K dated August 12, 2003;

Kinross' Report on Form 6-K dated August 20, 2003;

Kinross' Report on Form 6-K dated September 5, 2003;


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

Kinross' Report on Form 6-K dated September 15, 2003;

Kinross' Report on Form 6-K dated October 9, 2003;

Kinross' Report on Form 6-K dated October 21, 2003; and

       The description of Kinross' Common Shares, no par value, contained in Kinross' Registration Statement on Form 8-A12B, filed on January 29, 2003, under the Securities Exchange Act of 1934, as amended.

       Kinross has filed a registration statement (File No. ________) on Form F-4 with the Securities and Exchange Commission (the "SEC"). This Proxy Statement/Prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for additional information. With respect to references made in this document to any contract, agreement, or other document, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document.

The following documents are filed by Crown with the SEC and are available upon request from Crown:

Annual Report on Form 10-K for the year ended December 31, 2002;

Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended;

Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

Current Report on Form 8-K dated October 17, 2003, as amended on October 20, 2003; and

Current Report on Form 8-K dated November 21, 2003.

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY KINROSS, CROWN, OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KINROSS OR CROWN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.


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GLOSSARY OF TECHNICAL TERMS USED IN THIS DOCUMENT

AA FINISH

       A method used to complete fire assaying where the bead produced by this assay technique is dissolved in strong acids. The gold in the acid solution is determined by a machine called an atomic adsorption spectrometer. This method is used to accurately quantify small amounts of gold and other metals.

ADIT
       A nearly horizontal gallery or passage driven from the surface of the ground to the ore body. The term "tunnel" is frequently used in place of adit, but technically a tunnel is open to the surface on both ends.

ALBITITE
       A porphyritic igneous rock, containing phenocrysts of albite in a groundmass chiefly consisting of albite. Muscovite, garnet, apatite, quartz, and opaque oxides are common accessory minerals.

ALIQUOTS
       A small representative sample taken from a gold bar or article from assay to determine its fine gold content.

ALLUVIAL
       Referring to material, which has been placed by the action of surface water.

ALLUVIAL PLACER
       Gravel that has been transported and deposited by flowing waters, streams, creeks, etc., depositing placer gold and other valuable minerals. Also called an "alluvial deposit."

ALLUVIUM
       A general term for all detrital deposits resulting from the flow of present waterways, thus including the sediments laid down in streambeds, flood plain, lakes, fan at the foot of mountain slopes, and estuaries.

ALMANDINE
       An isometric mineral, 8[Fe32+Al2Si3O12]; pyralspilite subgroup of the garnet group, with Fe replaced by Mg, Mn, and Ca; in red to brownish-black dodecahedral and trapezohedral crystals, or massive; Mohs hardness, 7-1/2; occurs in medium-grade metamorphic rock and felsic igneous rocks; used as a gemstone and an abrasive.

ALUNITE
       1. A trigonal mineral, Kal3(OH)6(SO4)2; massive or disseminated; in pale tints; formed from sulfuric acid acting on potassium feldspar in volcanic regions (alunization), and around fumaroles. 2. A mineral group including jarosite.

ANKERITE
       A trigonal mineral, Ca(Fe,Mg,Mn)(CO3)2; dolomite group; forms series with dolomite and with kutnohorite; associated with iron ores; commonly forms thin veins in some coal seams.

ARCHEAN ABITIBI

       The Abitibi-Grenville Transect focuses on the Late Archean Abitibi greenstone belt, which is part of the southern Superior Province, the central core of the North American craton, and on the Mesoproterozoic Grenville orogen which extends from southern Sweden to southern Mexico, but is exposed principally as the southeastern Canadian shield. The Abitibi subprovince is the largest, and perhaps the best studied, of the Archean greenstone terranes of the world and is host to a major proportion of Canada's mineral resources.

ARCUATE STRIPS OR BELTS
       A geological term referring to a long narrow structure (I.E., reef) that derives its name from the fact that it has a shape resembling an arc. ARGILLIC Pertaining to clay or clay minerals; e.g., argillic alteration in which certain minerals of a rock are converted to minerals of the clay group.

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ARGILLITE
       A compact rock, derived either from mudstone (claystone or siltstone), or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without its fissility, and that lacks the cleavage distinctive of slate.

ARSENOPYRITE
       The most common arsenic mineral and principal ore of arsenic; occurs in many sulfide ore deposits, particularly those containing lead, silver and gold.

ASSAY
       To determine the value of various elements within an ore sample, streambed sample, or valuable metal sample.

B2 HORIZON
A local geological term identifying a particular formation of rock.

BALL MILL
       A steel cylinder filled with steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

BASALT
       An extrusive volcanic rock composed primarily of plagioclase, pyroxene and some olivine.

BASEMENT ROCKS
       A name commonly applied to metamorphic or igneous rocks underlying the sedimentary sequence.

BELT
       A series of mineral deposits occurring in close proximity to each other often with a common origin.

BIOTITE
       A common rock-forming mineral in crystalline rocks, either as an original crystal in igneous rocks or as a metamorphic product in gneisses and schists; a detrital constituent of sedimentary rocks.

BLOCK FAULTED
       A type of normal faulting in which the crust is divided into structural or fault blocks of different elevations and orientations. It is the process by which block mountains are formed.

BQ
       A diamond drill core measuring 1.432 inches in diameter (3.637 cm).

BRECCIA
       A coarse-grained clastic rock, composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix; it differs from conglomerate in that the fragments have sharp edges and unworn corners.

CALDERA
       A large, basin-shaped volcanic depression, more or less circular, the diameter of which is many times greater than that of the included vent or vents, no matter what the steepness of the walls or the form of the floor may be.

CALL OPTION
       A bullion option entitling, but not obliging, except upon exercise, the buyer to purchase from the seller at the strike price a specified number of ounces of bullion.

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CALOMEL
       A tetragonal mineral, 2[Hg2Cl2]; a secondary alteration of mercury-bearing minerals; horn quicksilver; mercurial horn ore.

CARBON-IN-LEACH
       A process step wherein granular activated carbon particles much larger than the ground ore particles are introduced into the ore pulp. Cyanide leaching and precious metals adsorption onto the activated carbon occur simultaneously. The loaded activated carbon is mechanically screened to separate it from the barren ore pulp and processed to remove the precious metals and prepare it for reuse.

CARBON-IN-PULP
       A process step wherein granular activated particles much larger than the ground ore particles are introduced into the ore pulp after primary leaching in cyanide. Precious metals adsorption occurs onto the activated carbon from the pregnant cyanide solution.

CARBONACEOUS
       1. containing carbon or coal, especially shale or other rock containing small particles of carbon distributed throughout the whole mass. 2. Carbonaceous sediments include original organic tissues and subsequently produced derivatives of which the composition is organic chemically.

CARE AND MAINTENANCE
       The status of a mining operation when mining has been suspended but reclamation and closure of the property has not been commenced. The mill and associated equipment is being cared for and maintained until operations re-commence.

CATHODE
       A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wire-bars, billets, ingots, etc.

CERARGYRITE
       A former name for chlorargyrite, which is an isometric mineral, 4[AgCl]; sectile; forms waxy white, yellow, or pearl-gray incrustations, darkening to violet on exposure to light; a supergene mineral occurring in silver veins; an important source of silver.

CHALCOPYRITE
       A copper mineral composed of copper, iron and sulphur. This mineral is very similar to marcasite in its characteristics; it tarnishes easily; going from bronze or brassy yellow to yellowish or grayish brown, has a dark streak, and are lighter in weight and harder than gold.

CHIP SAMPLE
       A method of sampling of rock exposure whereby a regular series of small chips of rock is broken off along a line across the face.

CHLORITE
       1. The mineral group chamosite, clinochlore, cookeite, gonyerite, nimite, orthochamosite, pennantite, and sudoite. 2. Chlorites are associated with and resemble micas (the tabular crystals of chlorites cleave into small, thin flakes or scales that are flexible, but not elastic like those of micas); they may also be considered as clay minerals when very fine grained. Chlorites are widely distributed, esp. in low-grade metamorphic rocks, or as alteration products of ferromagnesian minerals.

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CHLORITOID
       A monoclinic or triclinic mineral, (Fe,Mg,Mn)2Al4Si2O10(OH)4; dull green to gray-black; occurs in masses of brittle folia in metamorphosed argillaceous sedimentary rocks. It is related to the brittle micas.

CIRCUIT
       A processing facility for removing valuable minerals from the ore so that it can be processed and sold.

CLAY
       An extremely fine-grained natural earthy material composed primarily of hydrous aluminum silicates. It may be a mixture of clay minerals and small amounts of nonclay materials or it may be predominantly one clay mineral. The type is determined by the predominant clay mineral. Clay is plastic when sufficiently pulverized and wetted, rigid when dry, and vitreous when fired to a sufficiently high temperature.

CONGLOMERATE
       Rounded, water-worn fragments of rock or pebbles, cemented together by another mineral substance.

CORE
       The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

COVELLITE
       A copper mineral, CuS; metallic indigo blue with iridescent tarnish. It is a mineral produced by supergene enrichment.

CRETACEOUS
       1. Applied to the third and final period of the Mesozoic Era. Extensive marine chalk beds were deposited during this period. 2. Of the nature of chalk or relating to chalk. 3. System of strata deposited in the Cretaceous Period.

CUPEL
       1. A small bone-ash cup used in gold or silver assaying with lead. 2. The hearth of a small furnace used in refining metals.

CUT-OFF GRADE
       The lowest grade of mineral resources considered economic; used in the calculation of reserves in a given deposit.

CYANIDATION
       A method of extracting exposed gold or silver grains from crushed or ground ore by dissolving the contained gold and silver in a weak cyanide solution. May be carried out in tanks inside a mill or in heaps of ore out of doors.

CYCLONE UNDERFLOW
       A coarser sized fraction, which leaves via apex aperture of hydrocyclone.

DEDICATED PAD
       An area of topography where gold ore will be placed in order to be leached. The ore will remain permanently upon this pad upon the completion of the gold extraction.

DEVONIAN
       The fourth period, in order of decreasing age, of the periods making up the Paleozoic era. It followed the Silurian period and was succeeded by the Mississippian period. Also, the system of strata deposited at that time. Sometimes called the Age of Fishes.

DILUTION
       The effect of waste or low-grade ore being included unavoidably in the mine ore, lowering the recovered grade.

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DOLOMITE
       1. A trigonal mineral, [CaMg(CO3)2]; forms saddle-shaped rhombohedra having rhombohedral cleavage; white to pale tints; in large beds as dolostone and dolomitic marble, also in veins and in serpentinite; a source of magnesium and dimension stone; magnesian spar; rhomb spar. 2. The mineral group ankerite, dolomite, kutnohorite, minrecordite, and norsethite. 3. A carbonate sedimentary rock consisting of more than 50% to 90% mineral dolomite, depending upon classifier, or having a Ca:Mg ratio in the range 1.5 to 1.7, or having an MgO equivalent of 19.5% to 21.6%, or having a magnesium-carbonate equivalent of 41.0% to 45.4%. Dolomite beds are associated and interbedded with limestone, commonly representing postdepositional replacement of limestone.

DORE
       Unrefined gold and silver bullion bars, which will be further, refined to almost pure metal.

DRUMLINS
       A hilly remnant from the ice ages.

DRUSY
       Pertaining to an insoluble residue or encrostation, especially of quartz crystals; e.g. a drusy oolith covered with subhedral quartz.

ECLOGITE
       A coarse-grained, deep-seated ultramafic rock, consisting essentially of garnet (almandine-pyrope) and pyroxene (omphacite). Rutile, kyanite, and quartz are typically present.

ELECTROWINNING
       Recovery of a metal from a solution by means of electro-chemical processes.

ENARGITE
       An orthorhombic mineral, Cu3AsS4; dimorphous with luzonite, metallic gray-black; in vein and replacement copper deposits as small crystals or granular masses; an important ore of copper and arsenic; may contain up to 7% antimony.

EPITHERMAL
       Said of a hydrothermal mineral deposit formed within about 1 kilometer of the Earth's surface and in the temperature range of 50 to 200 degrees C, occurring mainly as veins. Also, said of that depositional environment.

ESKERS
       A sinuous ridge of sedimentary material (typically gravel or sand) deposited by streams that cut channels under or through the glacier ice.

FACIES
       A term of wide application, referring to such aspects of rock units as rock type, mode of origin, composition, fossil content, or environment of deposition.

FAULT
       A fracture in the earth's crust accompanied by a displacement of one side of the fracture with respect to the other and in a direction parallel to the fracture.

FELDSPAR
       1. A monoclinic or triclinic mineral with the general formula XZ4O8where (X= Ba,Ca,K,Na,NH4) and (Z= Al,B,Si); a group containing two high-temperature series, plagioclase and alkali feldspar; colorless or white and clear to translucent where pure; commonly twinned; 90 degrees or near 90 degrees prismatic cleavage; Mohs hardness, 6. Constituting 60% of the Earth's crust, feldspar occurs in all rock types and decomposes to form much of the clay in soil, including kaolinite. 2. The mineral group albite, andesine, anorthite, anorthoclase, banalsite, buddingtonite, bytownite, celsian, hyalophane, labradorite, microcline, oligoclase, orthoclase, paracelsian, plagioclase, reedmergnerite, sanidine, and slawsonite.

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FELSIC
       A mnemonic adjective derived from (fe) for feldspar, (l) for lenad or feldspathoid, and (s) for silica, and applied to light-colored rocks containing an abundance of one or all of these constituents. Also applied to the minerals themselves, the chief felsic minerals being quartz, feldspar, feldspathoid, and muscovite.

FLOCCULENT
       A chemical used to promote the formation of denser slurries.

FLOTATION
       A separation process in which valuable mineral particles are induced to become attached to bubbles and float, which the non-valuable minerals sink.

FOLD
       Any bending or wrinkling of rock strata.

GALENA
       A lead mineral, which occurs with sphalerite in hydrothermal veins, also in sedimentary rocks as replacement deposits; an important source of lead and silver.

GARNET
       1. A group of isometric minerals having the general formula A3B2(SiO4)3-2Dx(OH)4xin which A=(Ca,Fe,Mg,Mn) and B=(Al,Cr,Fe,Mn,Si,Ti,V,Zr) with Si partly replaced by (Al,Fe). 2. The silicate minerals almandine, andradite, calderite, goldmanite, grossular, hibshite, katoite, kimzeyite, knorringite, majorite, pyrope, schlorlomite, spessartine, and uvarovite.

GEYSERITES
       A type of rock associated with natural hot springs.

GLACIAL TILL
       Dominantly unsorted and unstratified drift, generally unconsolidated, deposited directly by and underneath a glacier without subsequent reworking by meltwater, and consisting of a heterogeneous mixture of clay, silt, sand, gravel, and boulders ranging widely in size and shape; ice-laid drift.

GLACIOLACUSTRINE
       Pertaining to, derived from, or deposited in glacial lakes; especially said of the deposits and landforms composed of suspended material brought by meltwater streams flowing into lakes bordering the glacier, such as deltas, kame deltas, and varved sediments.

GOLD
       A yellow malleable ductile high density metallic element resistant to chemical reaction, often occurring naturally in quartz veins and gravel, and precious as a monetary medium, in jewellery, etc. Symbol - Au.

GOLD EQUIVALENT PRODUCTION
       Gold equivalent production represents gold production plus silver production computed into gold ounces using a market price ratios.

GRADE
       The amount of valuable metal in each tonne or ore, expressed as grams per tonne for precious metals.

       CUT-OFF GRADE - is the minimum metal grade at which a tonne of rock can be processed on an economic basis.

       RECOVERED GRADE - is actual metal grade realized by the metallurgical process and treatment or ore, based on actual experience or laboratory testing.

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GRAVIMETRIC FINISH
       A method used to complete fire assaying where the bead produced by this assay technique is weighed upon an extremely sensitive weigh scale.

GRAVITY RECOVERY CIRCUIT
       Equipment used within a plant to recover gold from the ore using the difference in specific gravity between the gold and the host rock. Typically used are shaking tables, spirals, etc.

GREENSHIST
       A metamorphosed basic igneous rock, which owes its color and schistosity to abundant chlorite.

GREENSTONE
       Metabasalts are a metamorphosed basaltic rock, also referred to as a greenstone

HALIDE
       A fluoride, chloride, bromide, or iodide.

HALOS
       A differentiated (lower) grade zone surrounding a central zone of higher grade.

HEAP LEACHING
       A process whereby gold is extracted by "heaping" broken ore on sloping impermeable pads and repeatedly spraying the heaps with a weak cyanide solution which dissolves the gold content. The gold-laden solution is collected for gold recovery.

HEDGING
       Taking a buy or sell position in a futures market opposite to a position held in the cash market to minimize the risk of financial loss from an adverse price change.

HIGH-GRADE
       Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

HIGH RATE THICKENER
       A type of equipment used to perform solid liquid separation. Slurry (a mixture of rock and water) is fed into this unit with a clear solution produced in one stream and a moist solid produced in the second stream.

HQ
       A diamond drill core measuring 2.500 inches in diameter (6.35 cm).

INTRUSIVE
       Rock which while molten, penetrated into or between other rocks but solidified before reaching the surface.

IGNIMBRITES
       A silicic volcanic rock forming thick, massive, lavalike sheets. The rock is chiefly a fine grained rhyolitic tuff.

INTRACALDERA OLIGOCENE ASH-FLOW TUFFS
       A geological term referring to a rock formation comprising ash-flow tuffs existing inside a caldera. A Caldera is a crater formed from by the collapse of the central part of a volcano. This particular formation dates back to the Oligocene epoch.

JOINTS
       Natural cracks or fractures in rocks. They tend to occur in more or less parallel systems, and when quarry walls are maintained parallel and at right angles to them, they may be utilized as natural partings in the process of block removal.

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KAOLINITE
       1. A monoclinic mineral, 2[Al2Si2O5(OH)4]; kaolinite-serpentine group; kaolinite structure consists of a sheet of tetrahedrally bonded silica and a sheet of octahedrally bonded alumina with little tolerance for cation exchange or expansive hydration; polymorphous with dickite, halloysite, and nacrite; soft; white; formed by hydrothermal alteration or weathering of aluminosilicates, esp. feldspars and feldspathoids; formerly called kaolin. 2. Kandites in general. 3. Individual kandites not specifically designated.

K-FELDSPAR
       A potassium-bearing feldspar.

KLIPPE
       An isolated rock unit that is an erosional remnant or outlier of a nappe.

LEACH
       A method of extracting gold from ore by a chemical solution usually containing cyanide.

LENSE
       Pyrite, round or oval in plan and lenticular in section, ranging up to 2 to 3 feet (0.6 to 0.9 meters) in thickness and several hundred feet in the greatest lateral dimension, that is found in coalbeds.

LENTICULAR
       Resembling in shape the cross section of a lens. The term may be applied, e.g., to a body of rock, a sedimentary structure, or a mineral habit.

LENTICULAR SULPHIDE OREBODIES
       Sulphide orebodies that are shaped approximately like a double convex lens. When a rock mass thins out from the center to the edge all around it is said to be lenticular in form.

LITHOLOGIES
       Refers to the physical characteristics of a rock, generally as determined megascopically or with the aid of low-powered magnification.

LODE
       Vein of metal ore.

LOW-GRADE
       A term applied to ores relatively poor in the metal they are mined for; lean ore.

MAFIC
       Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.

MAGMATIC DOMING
       Creation of a roughly symmetrical structure resembling a dome produced by the actions of magma.

METACHERT HORIZON
       Layers of compact siliceous rock formed of chalcedonic silica that has been subjected to the forces of metamorphism.

METAMORPHISM
       The process by which the form or structure of rocks is changed by heat and pressure.

METASEDIMENTARY SLATES
       Partially metamorphosed slate.

MICA
       1. A group of phyllosilicate minerals having the general composition, X2Y4-6Z8O20(OH,F) where X=(Ba,Ca,Cs,H3O,K,Na,NH4), Y=(Al,Cr,Fe,Li,Mg,Mn,V,Zn), and Z=(Al,Be,Fe,Si); may be monoclinic, pseudohexagonal or pseudo-orthorhombic; soft; perfect basal (micaceous) cleavage yielding tough, elastic flakes and sheets; colorless, white, yellow, green, brown, or black; excellent electrical and thermal insulators (isinglass); common rock-forming minerals in igneous, metamorphic, and sedimentary rocks. 2. The mineral group anandite, annite, biotite, bityite, celadonite, chernykhite, clintonite, ephesite, ferri-annite, glauconite, hendricksite, kinoshitalite, lepidolite, margarite, masutomilite, montdorite, muscovite, nanpingite, norrishite, paragonite, phlogopite, polylithionite, preiswerkite, roscoelite, siderophyllite, sodium phlogopite, taeniolite, tobelite, wonesite, and zinnwaldite.

MICACEOUS
       Consisting of or containing mica; e.g., a micaceous sediment.

MILL
       A plant where ore is ground fine and undergoes physical or chemical treatment to extract the valuable metals.

MINERAL CLAIM
       A mineral claim usually authorises the holder to prospect and mine for minerals and to carry out works in connection with prospecting and mining.

MINERAL RESERVES
       The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

       PROVEN MINERAL RESERVE: The economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

       PROBABLE MINERAL RESERVE: The economically mineable part of an indicated, and in some circumstances a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

MINERAL RESOURCE

       A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

       MEASURED MINERAL RESOURCES: A measured mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

       INDICATED MINERAL RESOURCES: An indicated mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from location such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

       INFERRED MINERAL RESOURCE: The part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. Due to the uncertainty which may attach to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource as result of continued exploration.

MINERALIZATION
       The process or processes by which a mineral or minerals are introduced into a rock, resulting in a valuable or potentially valuable deposit. It is a general term, incorporating various types; e.g., fissure filling, impregnation, and replacement.

MISSISSIPPIAN
       Belonging to the geologic time, system of rocks or sedimentary deposits of the fifth period of the Paleozoic Era, characterized by the submergence of extensive land areas under shallow seas.

MORAINES
       A mound, ridge, or other distinct accumulation of glacial till.

MUCK SAMPLE
       A representative piece of ore that is taken from a muck pile and then assayed to determine the grade of the pile.

MUSCOVITE
       A monoclinic mineral, Kal2(Si3Al)O10(OH,F)2; mica group; pseudohexagonal; perfect basal cleavage; forms large, transparent, strong, electrically and thermally insulating, stable sheets; a common rock-forming mineral in silicic plutonic rocks, mica schists, gneisses, and commercially in pegmatites; also a hydrothermal and weathering product of feldspar and in detrital sediments. Also spelled muscovite.

NET SMELTER RETURN
       A type of royalty payment where the royalty owner receives a fixed percentage of the revenues of a property or operation.

NQ
       A letter name specifying the dimensions of bits, core barrels, and drill rods in the N-size and Q-group wireline diamond drilling system having a core diameter of 47.6 mm and a hole diameter of 75.7 mm.

OPEN PIT
       A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

OLIGOCENE
       An epoch of the early Tertiary Period, after the Eocene and before the Miocene; also, the corresponding worldwide series of rocks. It is considered to be a period when the Tertiary is designated as an era.

OXIDATION
       A reaction where a material is reacted with an oxidizer such as pure oxygen or air in order to alter the state of the material.

OXIDE CAPPING
       Is the part of the orebody, which is found on top of the original ore material, but which has not been altered by climate and groundwater.

OXIDE-SILICATE FACIES BANDED IRON FORMATIONS
       A geological term referring to a part of a group of rocks that differs from the whole formation in composition. In this instance the rock comprises iron-bearing minerals of the oxide-silicate variety (I.E., hematite, magnetite). These iron-bearing rocks exist in thin layers or bands hence the term "banded iron formation."

PALEOZOIC
       The era of geologic time that includes the Cambrian, Ordovician, Silurian, Devonian, Mississippian, Pennsylvanian and Permian periods and is characterized by the appearance of marine invertebrates, primitive fishes, land plants and primitive reptiles.

PEGMATITES
       Igneous rocks of coarse grain found usually as dikes associated with large masses of plutonic rock.

PHYLLITE
       1. A metamorphic rock, intermediate in grade between slate and mica schist. Minute crystals of sericite and chlorite impart a silky sheen to the surfaces of cleavage (or schistosity). Phyllites commonly exhibit corrugated cleavage surfaces. 2. A general term for minerals with a layered crystal structure. 3. A general term used by some French authors for the scaly minerals, such as micas, chlorites, clays, and vermiculites.

PLACER
       A place where gold is obtained by the washing of materials: rocks, boulders, sand, clay, etc. containing gold or other valuable minerals by the elements. These are deposits of valuable minerals, in Kinross' case, native gold, are found in the form of dust, flakes, grains, and nuggets. In the United States mining law, mineral deposits, not veins in place, are treated as placers as far as locating, holding, and patenting are concerned. The term "placer" applies to ancient (Tertiary) gravel as well as to recent deposits, and to underground (drift mines) as well as surface deposits.

PLUNGING F2 ANTIFORMAL STRUCTURE
       An "n"shaped fold that plunges forward. "F2" refers to the deformational phase of the fold - in this case the second phase.

PORPHYRY
       An igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-granted groundmass.

POLYMETAMORPHIC
       The property possessed by certain chemicals compounds of crystallizing in several distinct forms.

POTASSIC
       Of, pertaining to, or containing potassium; relating to or containing potash.

PQ
       A diamond drill core measuring 2.344 inches in diameter (5.954 cm).

PREMIUM
       An amount specified as such by the parties to a hedging agreement, which amount is the purchase price of the bullion option and is payable by the buyer to the seller on the premium payment date for value on such date.

PUT OPTION
       A bullion option entitling, but not obliging, except upon exercise, the buyer to sell to the seller at the strike price a specified number of ounces of bullion.

PULP METALLIC
       A type of assay method, which is used to handle the coarse gold component of a sample to allow for its accurate determination.

PYRITE
       A yellow iron sulphide mineral, normally of little value. It is sometimes referred to as "fool's gold."

PYROCLASTIC
       Produced by explosive or aerial ejection of ash, fragments, and glassy material from a volcanic vent. Applied to the rocks and rock layers as well as to the textures so formed.

QUALIFIED PERSON
       An individual who: (a) is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project; and (c) is a member in good standing of a professional association as defined by NI 43-101.

QUARTZ
       Common rock-forming mineral consisting of silicon and oxygen.

QUARTZITE
       1. A granoblastic metamorphic rock consisting mainly of quartz and formed by recrystallization of sandstone or chert by either regional or thermal metamorphism; metaquartzite. 2. A very hard but unmetamorphosed sandstone, consisting chiefly of quartz grains that are so completely cemented with secondary silica that the rock breaks across or through the grains rather than around them; an orthoquartzite. 3. Stone composed of silica grains so firmly cemented by silica that fracture occurs through the grains rather than around them. 4. As used in a general sense by drillers, a very hard, dense sandstone.
5. A granulose metamorphic rock consisting essentially of quartz. 6. Sandstone cemented by silica that has grown in optical continuity around each fragment.

QUARTZ-MUSCOVITE
       A mineral, a member of the mica group.

RECLAMATION
       The restoration of a site after mining or exploration activity is completed.

RECOVERY
       A term used in process metallurgy to indicate the proportion of valuable material obtained in the processing of an ore. It is generally stated as a percentage of valuable metal in the ore that is recovered compared to the total valuable metal present in the ore.

RUN-OF-MINE
       Said of ore in its natural, unprocessed state; pertaining to ore just as it is mined.

REUSABLE PAD ORE
       Ore which is processed on a reusable pad. The reusable pad is an area where heap leaching takes place on ore material temporarily placed onto it. Upon completion of leaching, the ore is removed from the pad and sent to disposal. New material is then applied.

SAMPLE
       A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

SANIDINE
       A monoclinic mineral, (K,Na)AlSi3O8; feldspar group; forms a series with albite; prismatic cleavage; colorless; forms phenocrysts in felsic volcanic rocks.

SCALP
       The process of removing oversize lumps on a continuous basis from a stream of bulk material.

SCHIST
       A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

SEDIMENTARY ROCKS
       Secondary rocks formed from material derived from other rocks and laid down under water. Examples are limestone, shale and sandstone.

SEMI-AUTOGENOUS (SAG) MILL
       A steel cylinder with steel balls into which run-of-mine material is fed. The ore is ground in the action of large lumps of rock and steel balls.

SEMI-TABULAR FORMS
       Geological formations that are somewhat flat or tabular in character.

SERICITE
       A white, fine-grained potassium mica occurring in small scales as an alteration product of various aluminosilicate minerals, having a silky luster, and found in various metamorphic rocks (especially in schists and phyllites) or in the wall rocks, fault gouge, and vein fillings of many ore deposits. It is commonly muscovite or very close to muscovite in composition, but may also include paragonite and illite.

SHEAR ZONE
       A geological term to describe a geological area in which shearing has occurred on a large scale.

SILICA
       The chemically resistant dioxide of silicon, SiO2; occurs naturally as five crystalline polymorphs: trigonal and hexagonal quartz, orthorhombic and hexagonal tridymite, tetragonal and isometric cristobalite, monoclinic coesite, and tetragonal stishovite. Also occurs as cryptocrystalline chalcedony, hydrated opal, the glass lechatelierite, skeletal material in diatoms and other living organisms, and fossil skeletal material in diatomite and other siliceous accumulations. Also occurs with other chemical elements in silicate minerals.

SILT
       Material passing the No. 200 U.S. standard sieve that is nonplastic or very slightly plastic and that exhibits little or no strength when air-dried. Material composes of fine rock components.

SKIP
       1. A guided steel hoppit, usually rectangular, with a capacity up to 50 st (45.4 t), which is used in vertical or inclined shafts for hoisting coal or minerals. It can also be adapted for personnel riding. 2. A large hoisting bucket, constructed of boiler plate that slides between guides in a shaft, the bail usually connecting at or near the bottom of the bucket so that it may be automatically dumped at the surface. 3. An open iron vehicle or car on four wheels, running on rails and used esp. on inclines or in inclined shafts. 4. A truck used in a mine. 5. A small car that conveys the charge to the top of a blast furnace.

SLURRY
       Fine rock particles are suspended in a stream of water.

SPHALERITE
       A zinc mineral, which is composed of zinc and sulphur. It has a specific gravity of 3.9 to 4.1.

SPOT DEFERRED CONTRACT
       A forward sale of gold based on the spot gold price at the inception of the contract plus contango that accrues until the future delivery date under the contract. The underlying LIBOR based return and gold lease rate expense may be fixed or left floating, at the option of Kinross.

STIBNITE
       A mineral composed of antimony and sulphur often associated with other sulphides.

STOCKPILE
       Broken ore heaped on surface, pending treatment or shipment.

STOCKWORK
       A mineral deposit consisting of a three-dimensional network of planar to irregular veinlets closely enough spaced that the whole mass can be mined.

STOPES
       An underground opening in a mine from which ore is extracted.

STRATABOUND DEPOSIT
       An ore deposit, which is confined within a geological strata or layer.

STRATABOUND DISSEMINATED
       Disseminiated ore within a stratabound deposit.

STRIKE-SLIP MOVEMENT
       1. In a fault, the component of the movement or slip that is parallel to the strike of the fault. 2. A horizontal component of the slip parallel with the fault strike.

SUMP
       The lowest part of a mine shaft into which water drains.

SUPRACRUSTAL ASSEMBLAGES
       Referring to overlying or "last in the sequence" groups of rocks or assemblages in the earth's crust.

SYENITE
       A group of plutonic rocks containing alkali feldspar (usually orthoclase, microcline, or perthite), a small amount of plagioclase (less than in "monzonite"), one or more mafic minerals (esp. hornblende), and quartz, if present, only as an accessory; also, any rock in that group; the intrusive equivalent of "trachyte." With an increase in the quartz content, syenite grades into "granite."

SYMPATHETIC FAULTING
       A minor fault that has the same orientation as the major fault or some such structure with which it is associated.

TAILINGS
       The material that remains after all metals considered economic have been removed from ore during milling.

T-ANTIFORM STRUCTURE
       A local geological term identifying a particular formation of rock. In this instance the structure is an antiform, which is an "n"shaped fold.

TENNANTITE
       An isometric mineral, (Cu,Fe)12As4S13; tetrahedrite group; forms a series with tetrahedrite; may contain zinc, silver, or cobalt replacing copper; in veins; an important source of copper.

TETRAHEDRITE
       1. An isometric mineral, (Cu,Fe)12Sb4S13, having copper replaced by zinc, lead, mercury, cobalt, nickel, or silver; forms a series with tennantite and freibergite; metallic; crystallizes tetrahedra; occurs in hydrothermal veins and contact metamorphic deposits; a source of copper and other metals. 2. The mineral group freibergite, giraudite, goldfieldite, hakite, tennantite, and tetrahedrite.

THOLEIITIC
       A silica-oversaturated (quartz-normative) basalt, characterized by the presence of low-calcium pyroxenes (orthopyroxene and/or pigeonite) in addition to clinopyroxene and calcic plagioclase.

TOURMALINE
       1. Any member of the trigonal mineral group, XY3Z6(BO3)3Si6O18(OH,F)4 where X is Na partially replaced by Ca, K, Mg, or a vacancy, Y is Mg, Fe2+, Li, or Al, and Z is Al and Fe3+; forms prisms of three, six, or nine sides; commonly vertically striated; varicolored; an accessory in granite pegmatites, felsic igneous rocks, and metamorphic rocks. Transparent and flawless crystals may be cut for gems. 2. The mineral group buergerite, dravite, elbaite, ferridravite, liddicoatite, schorl, and uvite.

TRENDING FAULTS
       Faults that are similar in direction or bearing.

TRIASSIC
       Belonging to the geolic time, system of rocks or sedimentary deposits of the first period of the Mesozoic Era, characterized by the diversification of land life, the rise of dinosaurs and the appearance of the earliest mammals.

TUFF
       Rock composed of fine volcanic ash.

UNCONFORMITY
       A surface between successive strata representing a missing interval in the geologic record of time, and produced either by an interruption in deposition or by the erosion of depositionally continuous strata followed by renewed deposition.

VEIN
       A fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

VOLCANICS
       A general collective term for extrusive igneous and pyroclastic material and rocks.

VUG
       A small cavity in a rock, usually lined with crystals of a different mineral composition than the enclosing rock.

VUGGY
       Pertaining to a vug or having numerous vugs.

ZONE
       An area of distinct mineralization.

MEASUREMENTS CONVERSION TABLE

                             METRIC CONVERSION TABLE
        TO CONVERT        TO IMPERIAL MEASUREMENT UNITS           MULTIPLY BY
Tonnes                  Short tons                                    1.10231
Tonnes                  Long tons                                     0.98422
Tonnes                  Pounds                                        2204.62
Tonnes                  Ounces (troy)                                  32,150
Kilograms               Ounces (troy)                                  32.150
Grams                   Ounces (troy)                                 0.03215
Grams/tonnes            Ounces (troy)/short ton                       0.02917
Hectares                Acres                                         2.47105
Kilometers              Miles                                         0.62137
Meters                  Feet                                          3.28084

--------------------------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF KINROSS:
Compilation report.............................................................................................F-A1
Pro forma consolidated statement of operations for the nine months ended September 30, 2003 (unaudited)........F-A3
Notes to pro forma consolidated statement of operations........................................................F-A4
Pro forma consolidated statement of operations for the year ended December 31, 2002 (unaudited)................F-A7
Notes to pro forma consolidated statement of operations........................................................F-A8
Consolidated balance sheets as at September 30, 2003 and 2002 (unaudited)......................................F-B1
Consolidated statements of operations for the nine months ended September 30, 2003 and 2002 (unaudited)........F-B2
Consolidated statements of cash flows for the nine months ended September 30, 2003 and 2002 (unaudited)........F-B3
Consolidated statement of common  shareholders equity for the nine months ended September 30, 2003 (unaudited).F-B4
Notes to the financial statements for the nine months ended September 30, 2003.................................F-B5
Auditors' report..............................................................................................F-B32
Consolidated balance sheets as at December 31, 2002 and 2001..................................................F-B33
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000....................F-B34
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000....................F-B35
Consolidated statements of common shareholders' equity for the years ended December 31, 2002, 2001 and 2000...................................................................................................F-B36
Notes to the consolidated financial statements................................................................F-B37

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF TVX:
Auditors' report...............................................................................................F-C1
Consolidated balance sheets as at December 31, 2002 and 2001...................................................F-C2
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000.....................F-C3
Consolidated statements of deficit for the years ended December 31, 2002, 2001 and 2000........................F-C4
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000.....................F-C5
Notes to consolidated financial statements.....................................................................F-C6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ECHO BAY:
Report of independent chartered accountants....................................................................F-D1
Consolidated balance sheets as at December 31, 2002 and 2001...................................................F-D2
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000.....................F-D3
Consolidated statements of deficit for the years ended December 31, 2002, 2001 and 2000........................F-D3
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000.....................F-D4
Notes to consolidated financial statements.....................................................................F-D5

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF CROWN:
Consolidated balance sheets as at September 30, 2003 and December 31, 2002 (unaudited).........................F-E1
Consolidated statements of operations for the nine months ended September 30, 2003 and 2002 (unaudited)........F-E2
Consolidated statements of cash flows for the nine months ended September 30, 2003 and 2002 (unaudited)........F-E3
Notes to consolidated financial statements.....................................................................F-E4
Independent auditors' report..................................................................................F-E12
Consolidated balance sheets as at December 31, 2002 and 2001..................................................F-E13
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000....................F-E14
Consolidated statements of stockholders' equity and comprehensive income (loss) for the years ended
   December 31, 2002, 2001 and 2000...........................................................................F-E15
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000....................F-E16
Notes to consolidated financialstatements.....................................................................F-E17

COMPILATION REPORT ON PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

To the Directors of
Kinross Gold Corporation

We have read the accompanying unaudited pro forma consolidated statements of operations of Kinross Gold Corporation (the "Company") for the nine months ended September 30, 2003 and for the year ended December 31, 2002, and have performed the following procedures:

1. Compared the figures in the column captioned "Kinross Results of Operations as reported" to the unaudited consolidated financial statements of the Company for the nine months ended September 30, 2003, and found them to be in agreement.

2. Compared the figures in the column captioned "TVX Results of Operations for January" to the unaudited consolidated financial statements of the Company for the one month ended January 31, 2003, and found them to be in agreement.

3. Compared the figures in the column captioned "Echo Bay Results of Operations for January" to the unaudited consolidated financial statements of the Company for the one month ended January 31, 2003, and found them to be in agreement.

4. Compared the figures in the column captioned "Kinross" to the audited financial statements of the Company for the year ended December 31, 2002, and found them to be in agreement.

5. Compared the figures in the column captioned "TVX" to the audited financial statements of TVX Gold Inc. for the year ended December 31, 2002, and found them to be in agreement.

6. Compared the figures in the column captioned "Echo Bay" to the audited financial statements of Echo Bay Mines Ltd. for the year ended December 31, 2002, and found them to be in agreement.

7. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

       (a)    the basis for determination of the pro forma adjustments; and

       (b) whether the unaudited pro forma consolidated statements of operations complies as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

       (a) described to us the basis for determination of the pro forma adjustments; and

       (b) stated that the unaudited pro forma consolidated statements of operations complies as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

8. Read the notes to the unaudited pro forma consolidated statements of operations and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

9. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Kinross Results of Operations as reported," "TVX Results of Operations for January" and "Echo Bay Results of Operations for January" for the nine months ended September 30, 2003, and to the aggregate of the amounts in the columns captioned "Kinross," "TVX" and "Echo Bay" for the year ended December 31, 2002, and found the amounts in the column captioned "Pro forma Results of Operations" and "Pro forma Consolidated," respectively, to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information.

Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated statements of operations, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.


(SIGNED) DELOITTE & TOUCHE LLP
Chartered Accountants

Toronto, Ontario
December 22, 2003

                                      F-A1

COMMENT FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with reporting standards generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of unaudited pro forma financial statements. U.S. standards do not provide for the expression of an opinion on the compilation of unaudited pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated statements of operations would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under U.S. standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma consolidated statements of operations.


(SIGNED) DELOITTE & TOUCHE LLP
Chartered Accountants

Toronto, Canada
December 22, 2003


                                                       KINROSS GOLD CORPORATION
                                            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                              (unaudited)
                                   (Expressed in millions of U.S. Dollars except Per Share Amounts)
                                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                    Kinross            TVX            Echo Bay                       Pro forma
                                                  Results of         Results           Results                        Results
                                                  Operations      of Operations     of Operations     Pro forma          of
                                           Note   as reported      for January       for January     adjustments     Operations
                                                  ------------    -------------     -------------    -----------     -----------
REVENUE
   Mining revenue                                   $  428.6        $   11.7          $   16.7                        $  457.2
                                           2.1                                                              0.2
   Interest and other income                             5.2             0.3               -                -              5.5
   Mark-to- market gain on call
    options                                              0.3             -                 -                -              0.3
                                                  ------------    -------------     -------------    -----------     -----------
                                                       434.1            12.0              16.7              0.2          463.0
                                                  ------------    -------------     -------------    -----------     -----------
EXPENSES
   Operating                                           301.4             6.1              11.0              -            318.6
                                           2.1                                                             (0.2)
                                           2.2                                                              0.3
   General and administrative                           16.5             6.2              11.1              -             17.4
                                           2.3                                                            (16.4)
   Exploration and business
    development                                         18.7             0.3               0.8              -             19.8
   Depreciation, depletion and
    amortization                                       108.5             2.0               2.8              -            115.1
                                           2.4                                                              1.8
   Loss on sale of assets                                0.2             -                 -                -              0.2
   Loss on redemption of convertible
    debentures                                           1.1             -                 -                -              1.1
   Foreign exchange gain                                (0.8)           (0.8)              -                -             (1.6)
   Interest expense on long-term
    liabilities                                          3.1             -                 -                -              3.1

   Writedown of marketable securities                    0.1             -                 -                -              0.1
                                                  ------------    -------------     -------------    -----------     -----------
                                                       448.8            13.8              25.7            (14.5)         473.8
                                                  ------------    -------------     -------------    -----------     -----------

                                                       (14.7)           (1.8)             (9.0)            14.7          (10.8)

   Minority interest                                    (0.1)            -                 -                -             (0.1)
                                                  ------------    -------------     -------------    -----------     -----------

LOSS BEFORE TAXES AND DIVIDENDS ON
  CONVERTIBLE PREFERRED SHARES OF
  SUBSIDIARY COMPANY                                   (14.8)           (1.8)             (9.0)            14.7          (10.9)

PROVISION FOR INCOME AND MINING TAXES                   (7.1)           (0.5)              -                -             (7.6)
                                                  ------------    -------------     -------------    -----------     -----------

LOSS FOR THE PERIOD BEFORE DIVIDENDS
  ON CONVERTIBLE PREFERRED SHARES OF
  SUBSIDIARY COMPANY                                   (21.9)           (2.3)             (9.0)            14.7          (18.5)

DIVIDENDS ON CONVERTIBLE PREFERRED
  SHARES OF SUBSIDIARY COMPANY                          (0.6)            -                 -                -             (0.6)
                                                  ------------    -------------     -------------    -----------     -----------

NET LOSS FOR THE PERIOD                             $  (22.5)       $   (2.3)         $   (9.0)       $    14.7       $  (19.1)
                                                  ============    =============     =============    ===========     ===========

ATTRIBUTABLE TO COMMON SHAREHOLDERS:

NET LOSS FOR THE PERIOD                             $  (22.5)       $   (2.3)         $   (9.0)       $    14.7       $  (19.1)

INCREASE IN EQUITY COMPONENT OF
  CONVERTIBLE DEBENTURES                                (6.5)            -                 -                -             (6.5)

GAIN ON REDEMPTION OF CONVERTIBLE
  DEBENTURES                                            16.5             -                 -                -             16.5
                                                  ------------    -------------     -------------    -----------     -----------

NET LOSS ATTRIBUTABLE TO COMMON SHARES              $  (12.5)       $   (2.3)         $   (9.0)       $    14.7       $   (9.1)
                                                  ============    =============     =============    ===========     ===========

LOSS PER SHARE
   BASIC AND DILUTED                                $  (0.04)                                                         $  (0.03)

WEIGHTED AVERAGE NUMBER COMMON
  SHARES OUTSTANDING                                   297.4                                                             297.4

TOTAL OUTSTANDING AND ISSUED COMMON
  SHARES AT SEPTEMBER 30                               338.4                                                             338.4

                                                               F-A2

1.     BASIS OF PRESENTATION

       The unaudited pro forma statement of operations for the nine months ended September 30, 2003 has been prepared by management based on the unaudited consolidated statement of operations of the Company for the nine months ended September 30, 2003, including eight months of results from the previous TVX and Echo Bay operations, and the unaudited results of operations for TVX and Echo Bay for January, 2003. The pro forma statement of operations is presented as if the combination had occurred on January 1, 2003. TVX and Echo Bay results for January were adjusted to remove any deal costs and depreciation, depletion and amortization have been computed in accordance with the preliminary purchase equation.

       Accounting policies used in the preparation of the pro forma statement are those disclosed in the Company's consolidated financial statements. In the opinion of management of the Company, this pro forma financial statement includes all adjustments necessary for a fair presentation applicable to the preparation of the pro forma financial statement.

       The pro forma financial statement is not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing this pro forma financial statement, no adjustments have been made to reflect transactions which have occurred since the dates indicated or the operating synergies and general and administrative cost savings expected to result from combining the operations of the Company, TVX and Echo Bay.

2.     PRO FORMA ADJUSTMENTS

       2.1 To increase Echo Bay revenue and operating costs by $0.2 million to reflect silver sales, in accordance with the Company's accounting policies.

       2.2 To increase TVX operating costs by $0.3 million to reflect the impact of expensing stripping costs as incurred, in accordance with the Company's accounting policies.

       2.3 To reduce TVX general and administrative expense by $5.4 million and Echo Bay general and administrative expense by $11.0 million for severance and deal costs recorded in January.

       2.4 To increase depreciation, depletion and amortization expense by $1.8 million as a result of the preliminary allocation of the purchase price for the TVX and Echo Bay assets.



                                      F-A3

3. RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FROM CDN GAAP TO U.S. GAAP

       The table below sets out the material adjustments to pro forma consolidated net loss reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. Under U.S. GAAP, the pro forma consolidated information only reflects the income
(loss) from continuing operations, before nonrecurring charges or extraordinary items. These tables should be read in conjunction with Note 21 of the Company's audited consolidated financial statements incorporated by reference and with Notes 17 and 13 of TVX's and Echo Bay's audited consolidated financial statements, respectively incorporated by reference.


                                RECONCILIATION OF PRO FORMA CONSOLIDATED NET LOSS
                                      (AMOUNTS IN MILLIONS OF U.S. DOLLARS)

                                                                                              NINE MONTHS ENDED
                                                                                             SEPTEMBER 30, 2003
       PRO FORMA NET LOSS UNDER CDN GAAP                                                        $    (19.1)

       ADJUSTMENTS FOR:

       Reduction in depreciation, depletion and amortization under U.S. GAAP (a)                       4.8

       Increase in convertible debenture interest (b)                                                 (5.2)

       Recognition of exchange losses on convertible debentures (b)                                  (16.9)

       Loss on redemption of Kinross convertible debentures (b)                                        1.1

       Change in market value of commodity and foreign exchange derivative contracts (c)               0.9

       Cumulative effect of a change in accounting principle (d)                                     (12.1)

       Increase in depreciation, depletion and amortization under SFAS 143 (d)                        (0.6)

       Accretion expense under SFAS 143 net of reclamation accrued for CDN GAAP (d)                   (1.3)
                                                                                                ----------

       PRO FORMA NET LOSS UNDER U.S. GAAP                                                       $    (48.4)
                                                                                                ==========

(a) The GAAP difference exists from the historical requirement to discount future cash flows from impaired properties under U.S. GAAP while not discounting future cash flows from impaired properties for CDN GAAP. As a result, the depreciable base for Kinross property, plant and equipment for U.S. GAAP is smaller than the depreciable base for CDN GAAP, resulting in lower annual U.S. GAAP amortization expense. The decrease to the net loss is $4.8 million for Kinross in the nine months ended September 30, 2003.

(b) Under CDN GAAP, convertible debentures are accounted for in accordance with their substance and, as such, are presented in the financial statements in accordance with their liability and equity component parts. Under U.S. GAAP, the entire principal amount of convertible debentures is treated as debt with interest expense based on the coupon rate of 5.5%. The increase to net loss to account for the interest expense amounted to $5.2 million for Kinross for the nine months ended September 30, 2003.

       In addition, under CDN GAAP, unrealized foreign exchange gains and losses on the debt component of the Canadian dollar denominated debentures are recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP are also included in income. With the redemption of the debentures on September 29, 2003, the foreign exchange losses became realized. The increase in the net loss as a result of recognizing these realized foreign exchange losses is $16.9 million for the nine months ended September 30, 2003.

                                      F-A4

       As a result of the accounting treatment for U.S. GAAP, there is no gain or loss on the redemption of the debentures. As such, the net loss is reduced by $1.1 million for the nine months ended September 30, 2003, to reverse the loss on redemption of convertible debentures booked under CDN GAAP.

(c) On January 1, 2001, FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138") were adopted for purposes of U.S. GAAP. SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.

       Under CDN GAAP, unrealized gains, losses, revenues and expenses associated with derivative financial instruments designated as hedges of anticipated transactions are accounted for off balance sheet until recorded in income as an adjustment to the underlying hedged item and realized gains and losses on derivative financial instruments hedging anticipated transactions are deferred and recognized in income when the underlying hedged item is recorded. Option premiums for purchased options in hedging relationships are deferred and recognized in income as an adjustment to the underlying hedged item. Derivatives that are not designated in a hedging relationship are carried at fair value, consistent with U.S. GAAP requirements. U.S. GAAP differences relate primarily to the recognition of the balance sheet fair value of derivatives in hedging relationships and the associated other comprehensive income and ineffectiveness amounts for those same derivatives.

       The decrease to the net loss of $0.9 million for the nine months ended September 30, 2003 is comprised of an increase in fair value of derivative financial instruments in designated hedging relationships in respect of the Company.

(d) On January 1, 2003, FASB Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") was adopted for purposes of U.S. GAAP. SFAS 143 requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. For the purposes of applying SFAS 143, asset retirement obligations are based principally on legal and regulatory requirements associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. When the liability is initially recorded, a corresponding increase to the carrying amount of the related asset is generally recorded and depreciated over the useful life of the asset. Over time, the liability is increased to reflect an interest element (accretion) considered in its initial measurement at fair value. This differs from the Company's prior practice in which estimated site restoration and closure costs were accrued over the producing life of the mine with an annual charge to income. Under SFAS 143, accretion is charged against income during the life of the mine and afterwards until all obligations have been settled.

       The Company is not required to re-measure the obligation at fair value each period, but we are required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upon settlement of the liability, the Company will record a gain or loss if the actual cost incurred is different than the liability recorded. The cumulative effect of adopting SFAS 143 was to record a one-time charge of $12.1 million to income in the nine months ended September 30, 2003. In addition to the cumulative effect of adopting SFAS 143, the Company recorded depreciation, depletion and amortization of $0.6 million, accretion expense of $7.0 million and reduced operating costs by $5.7 million for accruals made under CDN GAAP for the nine months ended September 30, 2003. The Company will adopt similar accounting treatment for CDN GAAP beginning January 1, 2004, which will be applied retroactively.

                                      F-A5


                                                       KINROSS GOLD CORPORATION
                                            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                              (unaudited)
                                   (Expressed in millions of U.S. Dollars except Per Share Amounts)
                                                 For the Year Ended December 31, 2002

                                                                                                   Pro forma       Pro forma
                                         Note     Kinross            TVX            Echo Bay       adjustment     Consolidated
                                               -------------    -------------     -------------    -----------    -------------
REVENUE
   Mining revenue                               $   261.0         $   184.8         $   206.5            -         $   656.8
                                         2.5                                                           (16.6)
                                         2.4          -                 -                 -             (5.4)
                                         2.4          -                 -                 -            (30.7)
                                         2.6          -                 -                 -             57.2
   Interest and other income                         16.9               4.3               0.4            -              16.2
                                         2.1          -                 -                 -             (5.4)
   Mark to market loss on call
    options                                          (2.7)              -                 -              -              (2.7)
                                               -------------    -------------     -------------    -----------    -------------
                                                    275.2             189.1             206.9           (0.9)          670.3
                                               -------------    -------------     -------------    -----------    -------------
EXPENSES
   Operating                                        174.8             121.4             142.2            -             449.8
                                         2.5          -                 -                 -            (13.0)
                                         2.10         -                 -                 -              1.6
                                         2.9          -                 -                 -             (2.3)
                                         2.6          -                 -                 -             25.1
   General and administrative                        11.3               6.3               9.1            -              26.7
   Exploration                                       11.6               3.7               8.6            -              25.0
                                         2.6          -                 -                 -              1.1
   Depreciation, depletion and
     amortization                                    85.3              34.1              35.3            -             176.2
                                         2.5          -                 -                 -             (4.5)
                                         2.6          -                 -                 -             14.4
                                         2.7          -                 -                 -              4.9
                                         2.3          -                 -                 -              7.5
                                         2.10         -                 -                 -             (0.8)
   Gain on sale of assets                            (2.7)              -                (1.2)           -              (3.1)
                                         2.5                                                             0.8
   Loss on retirement of capital
    securities                                        -                 -                 5.5            -               5.5
   Foreign exchange loss (gain)                       4.3               7.3               -              -              11.6
   Interest expense on long-term
     liabilities                                      5.0               0.6               2.0            -               7.8
                                         2.6          -                 -                 -              0.2
   Writedown of marketable
    securities                                        0.2               -                 -                              0.2
     and long-term investments
   Write-down of property, plant and
     equipment and other non-cash
     charges                                          7.7              32.0              13.0                           52.7
                                               -------------    -------------     -------------    -----------    -------------
                                                    297.5             205.4             214.5           35.0           752.4
                                               -------------    -------------     -------------    -----------    -------------
                                                    (22.3)            (16.3)             (7.6)         (35.9)          (82.1)
Share in loss of investee companies                  (0.6)              -                 -              -              (0.6)
                                               -------------    -------------     -------------    -----------    -------------

LOSS BEFORE TAXES AND DIVIDENDS ON                                                                                     (82.7)
  CONVERTIBLE PREFERRED SHARES OF
  SUBSIDIARY COMPANY                                (22.9)            (16.3)             (7.6)         (35.9)

PROVISION FOR INCOME AND MINING
TAXES                                                (6.5)             (7.3)             (0.1)           -             (18.5)
                                         2.6          -                 -                 -             (5.1)
                                         2.8          -                 -                 -              0.5
MINORITY INTEREST AND PARTICIPATION
  RIGHTS                                              -                (7.0)              -              -              (0.2)
                                         2.2          -                 -                 -              7.0
                                         2.6          -                 -                 -             (0.2)
                                               -------------    -------------     -------------    -----------    -------------
LOSS FOR THE YEAR BEFORE DIVIDENDS ON
  CONVERTIBLE PREFERRED SHARES OF                   (29.4)            (30.6)             (7.7)         (33.7)         (101.4)
  SUBSIDIARY COMPANY

DIVIDENDS ON CONVERTIBLE PREFERRED
  SHARES OF SUBSIDIARY COMPANY                       (1.5)              -                 -              -              (1.5)
                                               -------------    -------------     -------------    -----------    -------------

NET LOSS FOR THE PERIOD                             (30.9)            (30.6)             (7.7)         (33.7)         (102.9)

INCREASE IN EQUITY COMPONENT OF
  CONVERTIBLE INSTRUMENTS                             (7.3)             -                 -              -              (7.3)

LOSS ON RETIREMENT OF CAPITAL
SECURITIES, NET OF NIL TAX EFFECT                     -                 -              (136.9)           -            (136.9)
                                               -------------    -------------     -------------    -----------    -------------

NET LOSS FOR THE PERIOD
ATTRIBUTABLE TO COMMON SHAREHOLDERS             $   (38.2)        $   (30.6)        $  (144.6)      $  (33.7)      $  (247.1)
                                               =============    =============     =============    ===========    =============

LOSS PER SHARE
Basic and diluted                               $   (0.32)        $   (0.75)        $   (0.34)                     $   (0.80)

                                                                     F-A6


1.     BASIS OF PRESENTATION

       The unaudited pro forma statement of operations for the year ended December 31, 2002 has been prepared by management based on the audited consolidated statements of operations of the Company, TVX and Echo Bay for the year ended December 31, 2002. The pro forma statement of operations is presented as if the combination had occurred on January 1, 2002. The pro forma statement of operations has been reclassified to reflect classifications consistent with the presentation adopted by the Company.

       Accounting policies used in the preparation of the pro forma statement are those disclosed in the Company's consolidated financial statements. In the opinion of management of the Company, this pro forma financial statement includes all adjustments necessary for a fair presentation applicable to the preparation of the pro forma financial statement.

       The pro forma financial statement is not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing this pro forma financial statement, no adjustments have been made to reflect transactions which have occurred since the dates indicated or the operating synergies and general and administrative cost savings expected to result from combining the operations of the Company, TVX and Echo Bay.

2.     PRO FORMA ADJUSTMENTS

       The pro forma statement of operations incorporates the following assumptions:

       - Completion of the acquisition of the Newmont interest in the TVX Newmont Americas joint venture.

       - Completion of transactions resulting in the combination of the businesses of the Company, TVX and Echo Bay.

       - Approval of the combination by the shareholders of the Company, TVX and Echo Bay.

       In respect of TVX and Echo Bay, certain adjustments as described more fully in 2.15 and 2.16 below, are required to achieve conformity with the accounting methods used by the Corporation and ultimately by the combined companies. These pro forma financial statements give effect to the above assumptions and the following adjustments:

       2.1 To reduce interest income by $5.4 million for the year ended December 31, 2002 to reflect the net change in cash resources arising from the expenditures of $29.7 million for estimated future costs associated with the combination transaction and the acquisitions of Newmont's ownership interest in the TVX Americas Joint Venture for $180.0 million and 43.4% of Omolon Gold Mining Company for $44.7 million.

       2.2 To reduce minority interest and participation rights by $7.5 million for the year ended December 31, 2002 as a consequence of the acquisition of Newmont's interest in the TVX Newmont Americas Joint Venture.

       2.3 To increase depreciation, depletion and amortization expense by $7.5 million for the year ended December 31, 2002 as a result of the preliminary allocation of the purchase price of the acquisitions of TVX, Echo Bay and Newmont's ownership interest in the TVX Newmont Americas Joint Venture. The revised depreciation, depletion and amortization are computed on a unit of production basis , based on the Company's accounting policies and the estimated mine lives.

       2.4 To reduce mining revenue by $36.1 million (Echo Bay - $30.7, TVX - $5.4) for the year ended December 31, 2002 to reflect the elimination of deferred gains and losses on pro forma operations. The deferred gains and losses arise from derivative contracts that qualify for hedge accounting and have been realized as income over the original delivery schedule of the contracts. On fair valuing the deferred gains and losses, no value is allocated to these assets and liabilities as the cash has already been received by Echo Bay and TVX, respectively.

       2.5 To reduce mining revenue, operating costs, depreciation, depletion and amortization and gain on sale of assets, by $16.6 million, $13.0 million, $4.5 million and $0.8 million, respectively, for the year ended December 31, 2002 to reflect the pro forma sale of the McCoy Cove mine to Newmont concurrent with the Combination.

                                      F-A7

       2.6 The following adjustments are recorded in the statement of operations to reflect the acquisition of 43.4% of Omolon Gold Mining Company ("Omolon") as if it had occurred effective January 1, 2002.

                                                             YEAR ENDED
                                                          DECEMBER 31, 2002
                                                         -------------------

             REVENUE
             Mining revenue                                   $    57.2

             EXPENSES
             Operating                                             25.1
             Exploration                                            1.1
             Depreciation, depletion and amortization              14.4
             Interest expense on long-term liabilities              0.2
                                                               --------
                                                                   40.8
                                                               --------

             INCOME  BEFORE TAXES                                  16.4

             PROVISION FOR INCOME AND MINING TAXES                 (5.1)

             MINORITY INTEREST                                     (0.2)
                                                               --------

             NET  INCOME FOR THE PERIOD                        $   11.1
                                                               ========

       2.7 To increase depreciation, depletion and amortization expense by $4.9 million for the year ended December 31, 2002 as a result of the preliminary allocation of the purchase price of the acquisition of Omolon. The revised depreciation, depletion and amortization is computed on a unit of production basis , based on the Company's accounting policies and the estimated mine life.

       2.8 To record income tax recoveries of $0.5 million for the year ended December 31, 2002 associated with the pro forma adjustments resulting from the impact of the purchase accounting of the acquisitions of TVX, Echo Bay and Omolon.

CONFORMING ADJUSTMENTS

       2.9 To decrease Echo Bay operating costs by $2.3 million for the year ended December 31, 2002 to reflect the impact of expensing stripping costs as incurred, in accordance with the Company's accounting policies.

       2.10 To increase TVX operating costs by $1.6 million and reduce amortization by $0.8 million for the year ended December 31, 2002 to reflect the impact of expensing stripping costs as incurred, in accordance with the Company's accounting policies.

3.     PER SHARE INFORMATION

       The pro forma net loss per common share in the amount of $0.80 for the year ended December 31, 2002 has been calculated using the weighted average number of common shares of the Corporation outstanding during the year ended December 31, 2002 plus the additional common shares of the Corporation that will be acquired to acquire TVX and Echo Bay. The number of additional shares was computed using the exchange ratios of 2.17 and .17, for TVX and Echo Bay respectively. The Convertible debenture equity increase and dividends on convertible preferred shares of a subsidiary of the Corporation have been deducted in arriving at the net loss for the year attributable to common shares on the pro forma statement of operations in the determination of per share data.

                                                                                         YEAR ENDED
                                                                                     DECEMBER 31, 2002
                                                                                        (MILLIONS OF
                                                                                       COMMON SHARES)
                                                                                     -----------------
Weighted average number of common shares of the Corporation outstanding during the          119.7
period
Additional common shares issued to acquire TVX                                               93.9
Additional common shares issued to acquire Echo Bay                                          93.8
                                                                                            -----
                                                                                            307.4
                                                                                            =====

                                      F-A8

4. RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FROM CDN GAAP TO U.S. GAAP

       The table below sets out the material adjustments to pro forma consolidated net loss reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. Under U.S. GAAP, the pro forma consolidated information only reflects the income
(loss) from continuing operations, before nonrecurring charges or extraordinary items. These tables should be read in conjunction with Note 21 of the Company's audited consolidated financial statements included in this circular and with Notes 17 and 13 of TVX's and Echo Bay's audited consolidated financial statements, respectively included in this circular.


                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 2002
                                                                                          --------------------
    Pro forma net loss under CDN GAAP                                                          $   (102.9)
    Adjustments for:
       Write-down of property, plant and equipment under U.S. GAAP (a)                                9.9
       Reduction in depreciation, depletion and amortization under U.S. GAAP (a)                     12.1
       Increase in convertible debenture interest (b)                                                (9.2)
       Recognition of exchange gains (losses) on convertible debentures (b)                          (0.3)
       Change in market value of commodity and foreign exchange derivative contracts (c)             (0.4)
       Reclassification of realized earnings related to derivative contracts (f)                      0.4
       Income tax recovery (e)                                                                       (0.6)
       Minority interests and participation rights (d)                                               (1.7)
       Recognition of gain on exchange for Echo Bay shares (g)                                       42.5
       Premium on flow through shares issued (h)                                                      1.1
       Loss on retirement of capital securities (i)                                                (136.9)
                                                                                               ----------
    Pro forma net loss under U. S. GAAP                                                        $   (186.0)
                                                                                               ==========

       (a) In connection with an impairment evaluation, certain property, plant and equipment was written down to its fair value for the year ended December 31, 2001 by TVX. The write-down was $9.9 million less under CDN GAAP than it was for U.S. GAAP. GAAP differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under CDN GAAP, future cash flows from impaired properties are not discounted and reserves are calculated to include current proven and probable reserves plus mineral resources expected to be converted to proven and probable reserves. The reduction to the net loss of 9.9 million in 2002 relates to that amount written down by TVX in 2001 under U.S. GAAP subsequently written off in 2002 for CDN GAAP.

       Under U.S. GAAP, depreciation, depletion and amortization would be reduced accordingly, as capitalized costs are amortized over proven and probable reserves only. The adjustment to the net loss comprises $8.1 million and $4.0 million in the year ended December 31, 2002 for Kinross and TVX respectively.

       (b) Under CDN GAAP, convertible debentures are accounted for in accordance with their substance and, as such, are presented in the financial statements in accordance with their liability and equity component parts. Under U.S. GAAP, the entire principal amount of convertible debentures is treated as debt with interest expense based on the coupon rate of 5.5%. Adjustment to net loss to account for the interest expense amounted to $9.2 million of which $4.5 million and $4.7 million relates to Kinross and Echo Bay, respectively for the year ended December 31, 2002.

       In addition, under CDN GAAP (prior to January 1, 2002), the unrealized foreign exchange gains and losses on the Canadian dollar denominated debentures are deferred and amortized over the term of the debentures. Effective January 1, 2002, CDN GAAP no longer permits the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. Under U.S. GAAP, these gains and losses are recognized in income along with exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP. For the year ended December 31, 2002, net loss is increase by $0.3 million to recognize the foreign exchange losses in respect of Kinross.

       (c) On January 1, 2001, FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138") were adopted for purposes of U.S. GAAP. SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them.

                                      F-A9

Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.

       Under CDN GAAP, unrealized gains, losses, revenues and expenses associated with derivative financial instruments designated as hedges of anticipated transactions are accounted for off balance sheet until recorded in income as an adjustment to the underlying hedged item and realized gains and losses on derivative financial instruments hedging anticipated transactions are deferred and recognized in income when the underlying hedged item is recorded. Option premiums for purchased options in hedging relationships are deferred and recognized in income as an adjustment to the underlying hedged item. Derivatives that are not designated in a hedging relationship are carried at fair value, consistent with U.S. GAAP requirements. U.S. GAAP differences relate primarily to the recognition of the balance sheet fair value of derivatives in hedging relationships and the associated other comprehensive income and ineffectiveness amounts for those same derivatives.

       The increase to the net loss of $0.4 million is comprised of an increase in fair value of derivative financial instruments in designated hedging relationships of $2.0 million in respect of Kinross and $0.8 million in respect of Echo Bay and a decrease in fair value of $3.2 million for TVX for the year ended December 31, 2002.

       (d) The effect of adjustments on minority interests and participation rights made to TVX Gold Inc.'s financial statements to comply with U.S. GAAP.

       (e) To account for the tax impact of adjustments made by TVX to comply with U.S. GAAP. Effective January 1, 2000, the liability method of accounting for income taxes was adopted for CDN GAAP.

       (f) In accordance with CDN GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.

       The reduction in net loss of $0.4 million relates to Echo Bay for the year ended December 31,2002.

       (g) Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange is recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP. Under U.S. GAAP they are recorded at their fair value at the time of the exchange. As a result, a gain of $42.5 million was recorded under U.S. GAAP.

       (h) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. Kinross has accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received are recorded as share capital. For U.S. GAAP purposes the premium paid in excess of the market. value is credited to other liabilities and included in income over the period in which the Company incurs the qualified expenditures. The adjustment made to income accordingly to comply with U.S. GAAP amounts to $1.1 million for the year ended December 31, 2002 and relates to Kinross.

       (i) In accordance with CDN GAAP, the loss on the retirement of capital securities of Echo Bay was recorded proportionately between interest expense and deficit based on the debt and equity classifications of the capital securities. Under U.S. GAAP, the entire net loss of $136.9 million relating to Echo Bay was recorded as an extraordinary expense item in 2002.

       For purposes of preparing these proforma financial statements only, it is assumed that SFAS 145 has been adopted. Therefore, this loss is no longer treated as an extraordinary item under U.S. GAAP but forms part of the determination of net income (loss) from operations. This loss has been treated as such in the U.S. GAAP pro-forma reconcilation.

                                     F-A10


KINROSS GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)
                                                                        AS AT           AS AT
                                                                    SEPTEMBER 30      DECEMBER 31
                                                                        2003             2002
                                                                  ---------------- ----------------
ASSETS
  Current assets
   Cash and cash equivalents                                         $    141.2       $    170.6
   Restricted cash                                                          5.2             21.1
   Accounts receivable and other assets                                    27.0             15.5
   Inventories                                                             98.2             38.9
   Marketable securities                                                    1.6              0.1
                                                                  ---------------- ----------------
                                                                          273.2            246.2
  Property, plant and equipment                                           811.7            330.0
  Goodwill                                                                888.6                -
  Long - term investments                                                  31.1             11.8
  Future income and mining taxes                                           16.2                -
  Deferred charges and other assets                                        33.5             10.0
                                                                  ---------------- ----------------
                                                                     $  2,054.3       $    598.0
                                                                  ================ ================
LIABILITIES
  Current liabilities
   Accounts payable and accrued liabilities                          $     87.3       $     35.5
   Current portion of long - term debt                                     19.6             23.3
   Current portion of site restoration cost accruals                       11.5             15.0
                                                                  ---------------- ----------------
                                                                          118.4             73.8

  Long-term debt                                                           11.1             12.9
  Site restoration cost accruals                                          106.6             42.0
  Future income and mining taxes                                           44.6              3.3
  Deferred revenue                                                          2.8              4.5
  Other long-term liabilities                                               6.4              5.5
  Debt component of convertible debentures                                  -               21.7
  Redeemable retractable preferred shares                                   2.8              2.5
                                                                  ---------------- ----------------
                                                                          292.7            166.2
                                                                  ---------------- ----------------

CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY                         12.6             12.9
                                                                  ---------------- ----------------

COMMON SHAREHOLDERS' EQUITY
  Common share capital                                                  1,747.2          1,058.5
  Contributed surplus                                                      29.4             12.9
  Equity component of convertible debentures                                -              132.3
  Deficit                                                                 (29.0)          (761.4)
  Cumulative translation adjustments                                        1.4            (23.4)
                                                                  ---------------- ----------------
                                                                        1,749.0            418.9
                                                                  ---------------- ----------------
                                                                     $  2,054.3       $    598.0
                                                                  ================ ================

                                           F-B1



KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)
                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                       ---------------------------
                                                                          2003           2002
                                                                      -------------  -------------
REVENUE
  Mining revenue                                                       $    428.6     $   184.5
  Interest and other income                                                   5.2          13.7
  Mark-to-market gain (loss) on call options                                  0.3          (1.9)
                                                                      -------------  -------------
                                                                            434.1         196.3
                                                                      -------------  -------------
EXPENSES
  Operating                                                                 301.4         126.9
  General and administrative                                                 16.5           8.0
  Exploration and business development                                       18.7           6.5
  Depreciation, depletion and amortization                                  108.5          61.3
  Loss (gain) on sale of assets                                               0.2          (2.0)
  Loss on redemption of convertible debentures                                1.1             -
  Foreign exchange (gain) loss                                               (0.8)          3.0
  Interest expense on long-term liabilities                                   3.1           4.0
  Writedown of marketable securities                                          0.1             -
                                                                      -------------  -------------
                                                                            448.8         207.7
                                                                      -------------  -------------
                                                                            (14.7)        (11.4)
  Minority interest                                                          (0.1)            -
   Share in loss of investee companies                                          -          (0.6)
                                                                      -------------  -------------
LOSS BEFORE TAXES AND DIVIDENDS ON CONVERTIBLE
  PREFERRED SHARES OF SUBSIDIARY COMPANY                                    (14.8)        (12.0)

PROVISION FOR INCOME AND MINING TAXES                                        (7.1)         (4.7)
                                                                      -------------  -------------
LOSS FOR THE PERIOD BEFORE DIVIDENDS ON CONVERTIBLE
  PREFERRED SHARES OF SUBSIDIARY COMPANY                                    (21.9)        (16.7)

DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY              (0.6)         (1.3)
                                                                      -------------  -------------
NET LOSS FOR THE PERIOD                                                $    (22.5)    $   (18.0)
                                                                      =============  =============
ATTRIBUTABLE TO COMMON SHAREHOLDERS:
NET LOSS FOR THE PERIOD                                                $    (22.5)    $   (18.0)

INCREASE IN EQUITY COMPONENT OF CONVERTIBLE DEBENTURES                       (6.5)         (5.5)

GAIN ON REDEMPTION OF CONVERTIBLE DEBENTURES                                 16.5             -
                                                                      -------------  -------------
NET LOSS ATTRIBUTABLE TO COMMON SHARES                                 $    (12.5)    $   (23.5)
                                                                      =============  =============
LOSS PER SHARE
  Basic and diluted                                                    $     (0.04)   $   (0.20)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                         297.4        118.2
TOTAL ISSUED AND OUTSTANDING COMMON SHARES AS OF SEPTEMBER 30                338.4        119.5


                                      F-B2



KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)
                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                          ------------------------------
                                                                               2003            2002
                                                                          --------------  --------------3
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:
OPERATING:
   Loss for the period before dividends on convertible  preferred
     shares                                                                $     (21.9)    $    (16.7)
  Items not affecting cash:
   Depreciation, depletion and amortization                                      108.5           61.3
   Future income and mining taxes                                                 (4.7)             -
   Deferred revenue realized                                                      (1.7)          (3.8)
   Site restoration cost accruals                                                  6.1            2.3
   Other                                                                           6.0           (0.8)
                                                                          --------------  --------------
                                                                                  92.3           42.3
  Site restoration cash expenditures                                              (9.8)          (5.0)
  Changes in non-cash working capital items
   Accounts receivable and other assets                                           18.9            5.9
   Inventories                                                                    (7.3)          (2.7)
   Marketable securities                                                           1.1            2.5
   Accounts payable and accrued liabilities                                      (21.6)           3.1
   Effect of exchange rate changes on cash                                         8.1            2.4
                                                                          --------------  --------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES                                      81.7           48.5
                                                                          --------------  --------------
FINANCING:
  Issuance of common shares                                                      150.9           19.5
  Redemption of convertible debentures                                          (144.8)             -
  Acquisition of preferred shares of subsidiary company                           (0.2)         (11.4)
  Reduction of debt component of convertible debentures                           (4.2)          (3.8)
  Repayment of debt                                                              (10.0)         (12.4)
                                                                          --------------  --------------
CASH FLOW PROVIDED FROM (USED IN) FINANCING ACTIVITIES                            (8.3)          (8.1)
                                                                          --------------  --------------
INVESTING:
  Additions to property, plant and equipment                                     (52.3)         (18.1)
  Business acquisitions, net of cash acquired                                    (81.4)             -
  Long-term investments and other assets                                          (6.7)           2.1
  Proceeds from the sale of property, plant and equipment                          0.2            0.6
  Decrease (increase) in restricted cash                                          37.4          (21.5)
                                                                          --------------  --------------
CASH FLOW USED IN INVESTING ACTIVITIES                                          (102.8)         (36.9)
                                                                          --------------  --------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                 (29.4)           3.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                   170.6           81.0
                                                                          --------------  --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                   $     141.2     $     84.5
                                                                          ==============  ==============


Supplementary disclosure of cash flow information:

Cash paid for:    Interest                                                 $       6.4     $      4.9
                  Income taxes                                             $       5.5     $      3.7

                                                 F-B3


KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)
                                                                                                CUMULATIVE
                                             COMMON    CONTRIBUTED   CONVERTIBLE               TRANSLATION
                                             SHARES      SURPLUS      DEBENTURES    DEFICIT    ADJUSTMENTS     TOTAL
                                          ----------- ------------- ------------- ----------- ------------- -----------
BALANCE, DECEMBER 31, 2002                 $ 1,058.5    $    12.9    $    132.3    $ (761.4)   $     (23.4)  $    418.9

Reduction of stated capital                   (761.4)           -            -        761.4              -            -

Issuance of common shares                    1,450.1            -            -            -              -      1,450.1

Increase in equity component of
convertible debentures                             -            -          6.7         (6.5)             -          0.2

Redemption of convertible debentures               -         16.5       (139.0)           -              -       (122.5)

Net loss for the period                            -            -            -        (22.5)             -        (22.5)

Cumulative translation adjustments                 -            -            -            -           24.8         24.8

                                          ----------- ------------- ------------- ----------- ------------- -----------
BALANCE, SEPTEMBER 30, 2003                $ 1,747.2    $    29.4    $       -     $  (29.0)   $       1.4   $  1,749.0
                                          =========== ============= ============= =========== ============= ===========

BALANCE, DECEMBER 31, 2001                 $   945.7    $    12.9    $   124.8     $ (723.2)   $     (28.6)  $    331.6

Issuance of common shares                       19.6            -            -            -              -         19.6

Increase in equity component of
convertible debentures                             -            -          5.6         (5.5)             -          0.1

Net loss for the period                            -            -            -        (18.0)             -        (18.0)

Cumulative translation adjustments                 -            -            -            -            3.7          3.7
                                          ----------- ------------- ------------- ----------- ------------- -----------
BALANCE, SEPTEMBER 30, 2002                $   965.3    $    12.9    $   130.4     $ (746.7)   $     (24.9)  $    337.0
                                          =========== ============= ============= =========== ============= ===========


                                                   F-B4

KINROSS GOLD CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30
(ALL DOLLAR AMOUNTS ARE EXPRESSED IN MILLIONS OF U.S. DOLLARS,
EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

1.     BASIS OF PRESENTATION

The interim consolidated financial statements (the "financial statements") of Kinross Gold Corporation (the "Company") have been prepared in accordance with the accounting principles and methods of application disclosed in the consolidated financial statements for the year ended December 31, 2002, except for those indicated below.

The accompanying interim unaudited consolidated financial statements include all adjustments that are, in the opinion of management, necessary for a fair presentation. These financial statements do not include all disclosures required by Canadian Generally Accepted Accounting Principles ("CDN GAAP") for annual financial statements and accordingly the financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's annual report for the year ended December 31, 2002.

2.     NEW PRONOUNCEMENTS

In 2003, the Accounting Standards Board of CICA issued Accounting Guideline No. 14 - Disclosure of Guarantees, which is effective for financial periods ending after December 15, 2002. The guideline requires the disclosure of guarantees including indemnification pursuant to contractual arrangement.

For the nine months ended September 20, 2003, the Company had no contracts or obligations that qualified as a guarantee under ACG -14.

3.     FINANCIAL INSTRUMENTS

The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policy approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

Realized and unrealized gains or losses on derivative contracts, that qualify for hedge accounting, are deferred and recorded in income when the underlying hedged transaction is recognized. Gains on the early settlement of gold hedging contracts are recorded as deferred revenue on the balance sheet and included in income over the original delivery schedule of the hedged production.

Premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized currently in earnings. For the nine months ended September 30, 2003, the mark-to-market adjustments decreased the liability by $0.3 million (2002 - 1.9 million)

4.     STOCK OPTIONS

The Company's stock option plan is described in note 14 of the consolidated financial statements for the year ended December 31, 2002. The Company has elected not to use the fair value method of accounting for stock options. As a result, the Company does not recognize compensation expense nor the fair value of the options issued to its employees. No stock-based awards are made available to non-employees.

Had compensation expense for the stock-based compensation plans been determined based upon the fair value method of accounting for awards granted on or after January 1, 2002, pro forma net loss attributable to common shares would have amounted to $12.6 million (2002 - $23.6 million) and pro forma EPS would have remained at a loss of $0.04 per share for the nine month period ended September 30, 2003 (2002 - $0.20). In the third quarter of 2003 pro forma net earnings attributable to common shares would have amounted to $8.1 million (2002 - loss of $7.1 million) and pro forma earnings per share would have remained at $0.03 (2002 - Loss of $0.06). The fair value of the options granted during the nine month period ended September 30, 2003 is estimated to be $0.5 million (2002 - $0.1 million). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumption used for grants in the nine month period ended September 30, 2003: dividend yield of 0.0%, expected volatility of 69.9%, risk-free interest rate of 2.75% and expected lives of 5 years. The Company has not included those options outstanding on the date of adoption of this new recommendation in the calculation if its pro forma earnings per share for the period.

5.     SEGMENTED INFORMATION

The Company operates six gold mines and has a significant interest in five joint ventures. In addition the Company has an 89.2% interest in E-Crete, a producer of aerated concrete, and several other gold mining assets in various stages of reclamation, closure, care and maintenance and development and two corporate offices in Canada and the United States. As of December 31, 2001, the Company no longer consolidates the Zimbabwe operation as a result of the political situation in that country. As the products and services in each of the reportable segments, except for the corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where complete internal financial statements are available.

                                      F-B5

AS AT SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003:

                                                                                     DEPRECIATION,  SEGMENT

                             OWNERSHIP    MINING   OPERATING   INTEREST   INTEREST   DEPLETION AND  PROFIT  SEGMENT     CAPITAL

                   LOCATION   INTEREST   REVENUE     COSTS     REVENUE     EXPENSE   AMORTIZATION   (LOSS)   ASSETS  EXPENDITURES
                  ---------- ---------- --------- ----------- ---------- ---------- -------------- --------- ------- --------------
OPERATED BY KINROSS                                                                                            (A)
Fort Knox           Alaska        100%   $105.0      73.7      $     -    $   0.7    $     28.4    $   0.5   $ 256.0  $   19.2
Kubaka              Russia      98.10%     43.3      22.7          0.1        0.1          12.9        7.3      63.1       0.6
Round Mountain      Nevada         50%     97.8      54.8            -          -          25.1       16.5     124.8       4.7
Lupin               Nunavut       100%     23.8      32.2            -          -           3.3      (12.3)     30.0       4.7
New Britannia       Manitoba       50%      9.8       8.9            -          -           3.8       (3.5)     18.3       0.9

JOINT VENTURE PARTICIPANT

La Coipa            Chile          50%     33.4      25.7            -          -           4.4        2.1      56.6       0.4
Crixas              Brazil         50%     22.3       7.3          0.6          -           7.1        7.3      58.0       1.8
Brasilia            Brazil         49%     23.3      14.4          0.7          -           4.0        6.3     132.7       3.4
Musselwhite         Ontario        32%     16.0      12.1            -          -           5.7       (3.0)     71.4       1.8
Porcupine           Ontario        49%     61.0      41.5            -          -          17.7        0.1      83.4       5.8

OTHER
E - Crete           Arizona        90%        -       1.8            -        0.2           0.4       (2.0)      7.9         -
Corporate and
    other (b)                              (7.1)      6.3          1.5        2.1          (4.3)     (32.6)  1,152.1       9.0

                                       --------------------------------------------------------------------------------------------
 Total                                   $428.6    $301.4     $    2.8    $   3.1    $    108.5    $ (13.3) $2,054.3  $   52.3
                                       --------------------------------------------------------------------------------------------

AS AT SEPTEMBER 30, 2002 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002:
                                                                                     DEPRECIATION,  SEGMENT

                             OWNERSHIP    MINING   OPERATING   INTEREST   INTEREST   DEPLETION AND  PROFIT  SEGMENT     CAPITAL

                   LOCATION   INTEREST   REVENUE     COSTS     REVENUE     EXPENSE   AMORTIZATION   (LOSS)   ASSETS  EXPENDITURES
                  ---------- ---------- --------- ----------- ---------- ---------- -------------- --------- ------- --------------
OPERATED BY KINROSS

 Fort Knox          Alaska        100%   $ 92.6     $ 72.8    $      -    $   1.2    $     37.1    $ (19.4)  $ 279.9  $     12.0
 Kubaka             Russia      98.10%     47.1       20.6         0.2        0.2          13.9       13.2      61.4         0.1
 Hoyle Pond         Ontario       100%     43.7       27.9           -                     13.0        1.5      84.0         5.0

Other
 E - Crete          Arizona        86%        -        2.2           -        0.4           1.0       (3.3)      8.3         0.5
 Corporate and
    other (b)                               1.1        3.4         1.0        2.2          (3.7)      (5.4)     98.8         0.5

                                       --------------------------------------------------------------------------------------------
Total                                    $184.5     $126.9    $    1.2    $   4.0    $     61.3    $ (13.4)  $ 532.4  $     18.1
                                       --------------------------------------------------------------------------------------------

(a) includes $95.0 million (2002 - $78.9 million) in cash and cash equivalents held at the Corporate level.
(b) includes Corporate and other non-core mining operations.

                                      F-B6

RECONCILIATION OF REPORTABLE OPERATING SEGMENT LOSS TO NET LOSS FOR THE PERIOD:

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                         2003          2002
                                                                     ------------  -----------
Segment loss                                                           $   19.3      $   (8.0)
Add (deduct) items not included in segment (loss) profit:
  Corporate and other                                                     (32.6)         (5.4)
                                                                     ------------  -----------

                                                                          (13.3)        (13.4)

(Loss) gain on sale of assets                                              (0.2)          2.0
Minority interest                                                          (0.1)            -
Writedown of marketable securities                                         (0.1)            -
Loss on redemption of convertible debentures                               (1.1)            -
Share in loss of investee companies                                           -          (0.6)
Provision for income taxes                                                 (7.1)         (4.7)
Dividends on convertible preferred shares of subsidiary company            (0.6)         (1.3)
                                                                     ------------  -----------

Net loss for the period                                                $  (22.5)     $  (18.0)
                                                                     ============  ===========


ENTERPRISE WIDE DISCLOSURE:
GEOGRAPHIC INFORMATION:
                                     MINING REVENUES          MINERAL PROPERTIES,
                                    NINE MONTHS ENDED         PLANT AND EQUIPMENT
                                       SEPTEMBER 30               SEPTEMBER 30
                                -------------------------  --------------------------
                                     2003        2002           2003          2002
                                ------------ ------------  ------------  ------------
United States                    $  202.8      $   90.2      $  345.4      $  244.8

Russia                               43.3          47.0          12.8          15.9

Chile                                33.4           3.1          46.2             -

Brazil                               45.6             -         166.0             -

Other                                   -             -           5.2           5.2
                                ------------ ------------  ------------  ------------
Total foreign                       325.1         140.3         575.6         265.9

Canada                              103.5          44.2         236.1          82.6
                                ------------ ------------  ------------  ------------
Total foreign                    $  428.6      $  184.5      $  811.7      $  348.5
                                ============ ============  ============  ============

6.     EARNINGS (LOSS) PER SHARE

(Loss) earnings per share ("EPS") has been calculated using the weighted average number of shares outstanding during the period. Diluted EPS is calculated using the treasury stock method. The calculation of diluted earnings per share assumes that the options, common share purchase warrants, convertible debentures, redeemable retractable preferred shares and convertible preferred shares of subsidiary company were exercised or converted at the beginning of the period, or time of issue, if later. Exercise or conversion of the options, common share purchase warrants, convertible debentures, redeemable retractable preferred shares and convertible preferred shares of subsidiary company would have had no dilutive effect for the nine month periods ended September 30, 2003 and 2002.

The average price of the common shares during the nine-month period was $6.80 (2002 - $5.05).

                                      F-B7

7.     CONVERTIBLE DEBENTURES

On September 29, 2003, the Company redeemed all of its unsecured subordinated convertible debentures ("Debentures") for a cost of approximately $144.8 million (Cdn $195.6 million). The cost represented repayment of principal plus accrued interest.

These Debentures bore interest at 5.5% per annum, were to mature on December 5, 2006 and, at the holders' option were convertible into common shares of the Company at a conversion price of Cdn $40.05 per share.

The Debentures were being accounted for in accordance with their substance and were presented in the financial statements in their debt and equity component parts, measured at their respective fair values at the time of issue.

The cost of redemption was allocated based on their respective fair values of the components at the date of redemption. The redemption of the Debentures resulted in a loss on redemption of the debt component of the Debentures of approximately $1.1 million and a net gain on redemption of the equity component of the Debentures of approximately $16.5 million. The loss on the debt component has been charged against income and the gain on the equity component has been accounted for as an increase to contributed surplus.

8.     BUSINESS ACQUISITIONS

(a) On January 28, 2003, the shareholders of the Company approved the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares. At the same meeting, the shareholders of the Company approved the elimination of the Company's deficit balance at December 31, 2002 of $761.4 million through a reduction of the Company's stated share capital account.

On January 28, 2003, the Company approved the issuance of that number of common shares of the Company necessary to effect a combination with Echo Bay Mines Ltd. ("Echo Bay") and TVX Gold Inc. ("TVX"). The combination was carried out as a plan of arrangement whereby each holder of TVX common shares received 2.1667 common shares of the Company. Also pursuant to the arrangement, shareholders of Echo Bay received 0.1733 common shares of the Company for each Echo Bay common share. The exchange ratio reflects the three for one consolidation of the Company's common shares described above. The Company issued 177.8 million common shares to the shareholders of Echo Bay (other than itself) and TVX with an aggregate fair value of $1,269.8 million with respect to these acquisitions.

In a separate transaction, TVX acquired Newmont Mining Corporation's 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont JV") for an aggregate purchase of $180.0 million. The purchase price was satisfied using TVX's available cash of $85.5 million and cash advanced by the Company to TVX of $94.5 million.

Upon completion of the arrangement and TVX's purchase of Newmont's interest in the TVX Newmont JV, the Company owns all of the outstanding TVX common shares and Echo Bay common shares and owns, indirectly, all of the TVX Newmont JV. TVX holds interests in various operating mines around the world, including, those held through its 50% controlling interest in the TVX Newmont JV. The underlying operating mines in the TVX Newmont JV are located in Canada, Brazil, and Chile. The production from the TVX Newmont JV in 2002 was 473,602 ounces of gold equivalent.

Echo Bay holds interests in various operating mines in Canada and the United States. Echo Bay's share of production from these mines in 2002 was 522,208 ounces of gold equivalent.

The acquisitions have been accounted for using the purchase method of accounting in accordance with both sections 1581 "Business Combinations," of the CICA Handbook for the purposes of CDN GAAP and Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations," for the purposes of United States generally accepted accounting principles ("U.S. GAAP"). Pursuant to the purchase method of accounting under both CDN and U.S. GAAP, the TVX and Echo Bay identifiable assets acquired and liabilities assumed have been recorded at their fair values as of the effective date of the acquisition. The excess of the purchase price over such fair value has been recorded as goodwill. In accordance with CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", for purposes of CDN GAAP, and SFAS 142, "Goodwill and Other Intangible Assets", for purposes of U.S. GAAP, goodwill will be assigned to specific reporting units and will not be amortized.

The goodwill resulting from the preliminary purchase price allocation is $888.6 million. The purchase price allocation is preliminary as the Company is currently in the process of estimating the fair values of the acquired property, plant and equipment based on the quantity of proven and probable reserves and undeveloped mineral interests at each site and the estimated future production costs and capital expenditures required to produce the reserve material and the replacement cost of land, buildings and equipment; the estimation of the fair values of other long-term liabilities for reclamation and remediation liabilities; and estimating the fair value of mining royalty properties and other based on the expected returns on those royalties. The determination of these fair values is expected to be completed in the fourth quarter of 2003. Goodwill is subject to a determination of fair values and will be reviewed for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate the reporting unit's carrying value, including goodwill that was allocated to it, is greater than its fair value. Kinross has not determined if a goodwill impairment exists and expects to make that determination annually, or more frequently as circumstances dictate, in accordance with CDN and U.S. GAAP.

                                      F-B8

The fair values of the assets and liabilities of Echo Bay and TVX and the preliminary allocation of the purchase consideration are as follows:

                                                                                   IN MILLIONS EXCEPT SHARE PRICE
                                                                                        AND NUMBER OF SHARES

                                                                                   ECHO BAY              TVX
                                                                                ---------------    ----------------
Calculation of preliminary allocation of purchase price:

Common shares of the Company issued to the Echo Bay and TVX shareholders            93,820,424         93,930,887

The average closing market price of the Company's shares over the
 four trading days from June 6 through June 11, 2002                             $        7.14      $        7.14
                                                                                ---------------    ----------------

Fair value of the Company's common stock issued                                          669.9              670.7

Plus - fair value of warrants  and  options to be assumed by the  Company
(100% vested)                                                                             22.5                6.8

Plus - direct acquisition costs incurred by the Company                                    6.1                6.1

Less - the Company's previous 10.6% ownership interest in Echo Bay                       (63.8)                 -
                                                                                ---------------    ----------------

Total purchase price                                                                     634.7              683.6

Plus - fair value of liabilities assumed by the Company

 Accounts payable and accrued liabilities                                                 21.8               38.1
 Current portion of site restoration cost accruals                                         2.5                1.1
 Long-term debt (including current portion)                                                  -                2.1
 Site restoration cost accruals                                                           42.4               12.9
 Future income tax liabilities                                                             1.0               42.0
 Other long-term liabilities                                                                 -                8.1
 Liability with respect to TVX Newmont JV assets acquired                                    -               94.5

Less - fair value of assets acquired by the Company

 Cash                                                                                    (16.4)             (27.8)
 Short-term investments                                                                   (1.9)              (0.5)
 Accounts receivable and other assets                                                     (2.8)             (20.4)
 Inventories                                                                             (19.9)             (20.7)
 Prepaid expense and other                                                                (2.7)              (2.5)
 Properties, plant and equipment                                                        (169.6)            (337.8)
 Restricted cash                                                                         (10.1)             (11.3)
 Future income tax assets                                                                    -              (13.8)
 Other non-current assets                                                                (24.9)             (13.1)
                                                                                ---------------    ----------------

Residual purchase price allocated to non-amortizable goodwill                    $       454.1      $       434.5
                                                                                ===============    ================

                                      F-B9

(b) On December 5, 2002, the Company entered into purchase agreements with four of the five Russian shareholders (holding in aggregate 44.17% of the shares of Omolon Gold Mining Corporation ("Omolon")). The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay $44.7 million including legal fees for said shares. As at March 31, 2003, the Company owns 98.1% of Omolon.

       The fair value of the assets and liabilities of the recently acquired 45.3% interest in Omolon and the allocation of the purchase consideration are as follows:


                                                                          IN MILLIONS EXCEPT
                                                                           SHARE PRICE AND
                                                                           NUMBER OF SHARES
       Fair value of assets acquired by the Company:
           Cash                                                              $       26.1
           Accounts receivable                                                        2.9
           Inventories                                                               12.3
           Property, plant and equipment                                             13.8
           Other non-current assets                                                   1.9

       Less - fair value of liabilities assumed by the Company
           Accounts payable and accrued liabilities                                  (5.7)
           Current portion of site restoration cost accruals                         (0.2)
           Long-term debt (including current portion)                                (2.2)
           Site restoration obligations                                              (3.2)
           Non-controlling interest                                                  (1.0)
                                                                           ------------------

       Total cash consideration                                              $       44.7
                                                                           ==================

       Financed by:
           Cash (including cash acquired - $26.1 million)                    $       44.7
                                                                           ==================

The combination of the Company, Echo Bay and TVX was effective on January 31, 2003. If the combination had been effective as of January 1, 2003, the pro forma revenues of the Company for the nine month period ending September 30, 2003, would have been increased by $28.9 million to $463.0 million and the net loss would have been reduced by $3.4 million to $19.1 million for this period. These pro forma results were adjusted to exclude the transaction costs incurred by Echo Bay and TVX, and depreciation, depletion and amortization were calculated based on the allocation determined in the preliminary purchase equation pertaining to the combination. The pro forma financial information does not purport to represent what the Company's results of operations would have been had the acquisition occurred at the beginning of 2003 or to project the Company's results of operations for any future periods.

9.     LEGAL PROCEEDINGS AND CONTINGENCIES

DERIVATIVE ACTION
In October 1996, a shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of a shareholder of the Company, entitled HARRY LEWIS V. MILTON H. WARD, ET AL., C.A. No. 15255-NC, against Cyprus Amax, the directors of the Company and the Company as a nominal defendant. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with the Company's entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to the Company and damages in an unspecified amount. The Company subsequently filed a motion to dismiss the action with the court. On October 30, 2003, the Court of Chancery of Delaware granted the Company's motion to dismiss the complaint. The plaintiff has the right to appeal the decision of the court within thirty days of the date of the judgment. The Company believes that the complaint is without merit and will continue to defend the matter as required.

CLASS ACTION
The Company was named as a defendant in a class action complaint filed on or about April 26, 2002, entitled Robert A. Brown, et al. v. Kinross Gold U.S.A., Inc., et al., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. Defendants named in the complaint are Kinross and its subsidiaries, Kinross Gold U.S.A., Inc. and Kinam Gold Inc., and Robert M. Buchan, president and C.E.O. of the Company. The complaint is brought on behalf of two potential classes, those who tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock made by Kinross Gold U.S.A. and those who did not. Plaintiffs argue, among other things, that amounts historically advanced by the Company to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July 2001 was a constructive redemption of the preferred stock, an impermissible amendment to the conversion rights of the preferred stock, or constituted the commencement of a tender offer, that the Company and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred stock, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred stock. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred stock, breach of fiduciary duties, violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange rules, violations of Section 10(b) and 14(e) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5 and 14c-6(a) hereunder, common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under Section 20A of the Securities Exchange Act of 1934, as amended. A second action seeking certification as a class action and based on the same allegations was also filed in the United States district Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. This action has been

                                     F-B10
consolidated into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. The plaintiffs seek damages ranging from $9.80 per share, plus accrued dividends, to $39.25 per share of Kinam preferred stock or, in the alternative, the issuance of 26.875 to 80.625 shares of the Company for each Kinam preferred share. They also seek triple damages under Nevada statutes. The Company brought a motion for judgment on the pleadings with respect to the federal securities claims based on fraud. Discovery was stayed pending the resolution of this matter. On September 29 2003, the Court ruled that plaintiffs had failed to adequately state a federal securities fraud claim. The plaintiffs were given an opportunity to amend the complaint to try and state a claim that would meet the pleading standards established by the Court but, if they are unable to do so, these claims will be dismissed. The Company believes the complaint is without merit and anticipates continuing to vigorously defend this litigation. There was no activity on this action in the third quarter.

LITIGATION IN GREECE
In January 2003, the Stratoni lead/zinc mine located in Greece, owned by TVX Hellas, a subsidiary of Kinross, was shut down pending the receipt of new mining permits. Revised permits were issued on February 18, 2003, however, operations remain suspended as Kinross works with the Greek Government and potential investors to determine whether this mine can be reopened under a revised ownership structure in which the Company would hold a minority interest. If the Company could achieve this result, the Olympias and Skouries gold projects could also undergo similar changes in ownership. The Greek Government has undertaken initiatives to put together a viable long-term structure for the re-opening of the Stratoni mine, which includes a group of Greek construction companies as well as local Prefectural and Municipal Authorities. As part of the overall agreement, it would be the Company's intention to contribute 10 million euros towards the support of the new plan. For the transitional period and until the undertaking of the mines by the new structure, Kinross has pledged to the Greek Government that it will maintain the operation of the water treatment plant for the protection of the environment, thus safeguarding public health and safety in the region. In the meantime, as a protective measure, Kinross has commenced proceedings in Greece to place TVX Hellas, which holds all of the Greek properties, into bankruptcy. In response, an action has been launched by various unions against TVX Hellas, in the Greek courts, in respect of unpaid wages since the suspension of operations in January 2003.

THE HELLENIC GOLD PROPERTIES LITIGATION
The Ontario Court (General Division) issued its judgment in connection with the claim against TVX by three individuals (collectively the "Alpha Group") on October 14, 1998 relating to TVX's interest in the Hellenic Gold Mining assets in Greece. The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and the right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross appeal.

Subsequent to the trial decision in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc. ("1235866"), the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against TVX for an interest in the Hellenic gold mines. On July 28, 1999 TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic Gold Properties beyond the interest awarded to the Alpha Group by the courts. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic Gold Properties up to the date of exercise. The TVX appeal, the Alpha Group cross appeal and a motion by 1235866 were all heard on February 17, 18 and 25, 2000. By judgment released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the Alpha Group cross appeal. The Court also rejected the motion of 1235866 for a new trial. As a result, TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic Gold Properties upon the payment of costs associated with that interest. The action by 1235866 against the Alpha Group continues. TVX and the Alpha Group have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic Gold Properties awarded to Alpha Group in the trial judgment. Accordingly, in June 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter may be held in 2005.

RUSSIA
The Company recently received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid on the Company's Russian operations in the approximate amount of $8.5 million, which includes penalties and interest. The notice challenges certain deductions taken by the Company and tax concessions relating to tax returns filed by the Company in prior years. The Company believes its interpretation of the tax regulations is correct and has lodged a complaint with the Regional Tax Inspection and filed claims in the Magadan Arbitrage court refuting the findings of the city tax inspection. After failing to receive a reply from the Regional Tax Inspection, the Company has lodged a complaint with the Federal Ministry of Taxation. In addition, the Company is attempting to change the jurisdiction of the action from the Magadan Arbitration court to the Moscow arbitration court. The Company will continue to oppose the reassessment vigorously.

CHILE
The Company's 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") received a tax reassessment from the Chilean IRS. The reassessment, in the amount of $6.7 million, disallows certain deductions utilized by a third party. The Company believes this reassessment will be resolved with no material adverse affect to the financial position, results of operations or cash flows of the Company. The third party has indemnified the Company for any amount in excess of the claim. There was no activity on this reassessment during the third quarter.

SUMMA
In September 1992, Summa Corporation ("Summa") commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), indirect subsidiaries of Echo Bay, alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three-member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. Echo Bay has $1.5 million accrued related to this litigation. If the appellate reversal of the trial

                                     F-B11
decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither Echo Bay, nor counsel to the Subsidiaries, believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

HANDY AND HARMAN
On March 29, 2000, Handy & Harman Refining Group, Inc., which operated a facility used by Echo Bay for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Echo Bay filed a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.8 million at the time the shipments were made. $0.6 million of this amount was on behalf of Case, Pomeroy & Company, Inc. ("Case Pomeroy"), who owned a 25 percent interest in the Round Mountain mine at the time of the bankruptcy filing. Echo Bay fully provided for its net claim of $2.2 million as unrecoverable. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two of Echo Bay's subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The preferential payment claims against the Echo Bay's subsidiaries approximated $9.0 million.

In October 2003, a settlement was reached between the liquidating trustee, Echo Bay, Homestake Mining Company, a subsidiary of Barrick Gold Corporation ("Barrick") and Case Pomeroy. Under the terms of the settlement, the liquidating agent will receive payments of $0.2 million from Homestake and $0.1 million from Echo Bay. The liquidating agent agrees to release Kinross and Barrick from any and all future claims. In addition, Echo Bay agrees to waive the $2.8 million claim against the refinery and to pay $0.2 million to Case Pomeroy in settlement of their share of the claim.

OTHER
In November 2001, two former employees of Echo Bay brought a claim against Echo Bay pursuant to the Class Proceedings Act (British Columbia) as a result of the temporary suspension of operations at Echo Bay's Lupin mine in the spring of 1998 and the layoff of employees at that time. On August 12, 2002, the Supreme Court of British Columbia dismissed Echo Bay's application for a declaration that British Columbia did not have jurisdiction in connection with this claim or in the alternative, that the Court should decline jurisdiction. Echo Bay appealed this decision. On April 4, 2003, the appeal was heard by the Court of Appeal for British Columbia. On May 16, 2003, in a unanimous decision, the Court of Appeal allowed the Company's appeal and service was set aside on the basis that British Columbia does not have jurisdiction in connection with this claim. In addition the court ordered the former employees to reimburse Echo Bay for costs associated with the appeal and the Supreme Court of British Columbia proceedings. On August 18, 2003, counsel for the former employees filed an application for leave to appeal to the Supreme Court of Canada. Although the outcome cannot be predicted, the Company and their counsel believe that the Company will prevail.

Kinross is also involved in legal proceedings and claims arising in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.





                                     F-B12

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:


CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2003

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
ASSETS
Current assets
  Cash and cash equivalents             $      141.2   $         -     $         -   $          -    $            -   $          -
  Restricted cash                                5.2             -               -              -                 -              -
  Accounts receivable and other assets          27.0             -               -              -                 -              -
  Inventories                                   98.2             -               -              -                 -              -
  Marketable securities                          1.6             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               273.2             -               -              -                 -              -
Property, plant and equipment                  811.7             -               -         (60.5)              30.8              -
Goodwill                                       888.6             -               -              -                 -              -
Long-term investments                           31.1             -               -              -                 -              -
Future income and mining taxes                  16.2             -               -              -                 -              -
Deferred charges and other assets               33.5             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                        $    2,054.3   $         -     $         -   $     (60.5)    $         30.8   $          -
                                        =============  ============    ============  =============   ===============  =============
LIABILITIES
Current liabilities
  Accounts payable and accrued
    liabilities                         $       87.3   $         -     $         -   $          -    $            -   $          -
  Current portion of long-term debt             19.6             -               -              -                 -              -
  Current portion of site restoration           11.5             -               -              -                 -              -
     cost accruals
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Long-term debt                                  11.1             -               -              -                 -              -
Site restoration cost accruals                 106.6             -               -              -                 -              -
Future income and mining taxes                  44.6             -               -              -                 -              -
Deferred revenue                                 2.8             -               -              -                 -              -
Other long-term liabilities                      6.4             -               -              -                 -              -
Debt component of convertible             -             -               -              -                 -              -
debentures                                       2.8             -               -              -                 -              -
Redeemable retractable preferred
shares
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               292.7             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CONVERTIBLE PREFERRED SHARES OF
    SUBSIDIARY COMPANY                          12.6
                                        -------------  ------------    ------------  -------------   ---------------  -------------
COMMON SHAREHOLDERS' EQUITY
  Common share capital                       1,747.2             -               -              -                 -          766.7
  Contributed surplus                           29.4             -               -              -                 -              -
  Equity component of convertible
     debentures                                    -             -               -              -                 -              -
  Deficit                                     (29.0)             -               -         (60.5)              30.8        (766.7)
  Cumulative translation adjustments             1.4             -               -              -                 -              -
  Other comprehensive income (loss)                -             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                             1,749.0             -               -         (60.5)              30.8              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

                                        $    2,054.3   $         -     $         -   $     (60.5)    $         30.8   $          -
                                        =============  ============    ============  =============   ===============  =============

                                     F-B13

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR          EFFECT
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT     OF SFAS         UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY       143         U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)            (J)
$              -     $       -     $       -     $           -     $       -     $         -     $       -     $    141.2
               -             -             -                 -             -               -             -            5.2
               -             -             -                 -             -               -             -           27.0
               -             -             -                 -             -               -             -           98.2
             1.5             -             -                 -             -               -             -            3.1
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
             1.5             -             -                 -             -               -             -          274.7
               -             -             -                 -             -               -           1.0          783.0
               -             -             -                 -             -            40.8             -          929.4
            28.3             -             -                 -             -               -             -           59.4
               -             -             -                 -             -               -             -           16.2
               -             -             -                 -             -               -             -           33.5
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
$           29.8     $       -     $       -     $           -     $       -     $      40.8     $     1.0     $  2,096.2
=================    ==========    ==========    ==============    ==========    ============    ==========    ===========

$              -     $    19.9     $       -     $           -     $             $         -     $     1.5     $    108.7
               -             -             -                 -            --               -             -           19.6
               -             -             -                 -             -               -          11.0           22.5
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -          19.9             -                 -             -               -          12.5          150.8

               -             -             -                 -             -               -             -           11.1
               -             -             -                 -             -               -           0.5          107.1
               -             -             -                 -             -               -             -           44.6
               -         (2.8)             -                 -             -               -             -              -
               -             -             -                 -             -               -           2.0            8.4
               -             -             -                 -             -               -             -              -
               -             -             -                 -             -               -             -            2.8
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -          17.1             -                 -             -               -          15.0          324.8
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -             -             -                 -             -               -             -           12.6
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -             -         (1.1)                 -             -               -             -        2,512.8
               -             -             -                 -             -               -             -           29.4
               -             -             -                 -             -               -             -              -
               -         (1.0)           1.1                 -             -            40.8        (14.0)        (798.5)
               -             -             -             (1.4)             -               -             -              -
            29.8        (16.1)             -               1.4             -               -             -           15.1
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
            29.8        (17.1)             -                 -             -            40.8        (14.0)        1,758.8
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

$           29.8     $       -     $       -     $           -     $       -     $      40.8     $     1.0     $  2,096.2
=================    ==========    ==========    ==============    ==========    ============    ==========    ===========


                                     F-B14


CONSOLIDATED BALANCE SHEET
AS AT DECEMBER 31, 2002

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
ASSETS
Current assets
  Cash and cash equivalents             $      170.6   $         -     $         -   $          -    $            -   $          -
  Restricted cash                               21.1             -               -              -                 -              -
  Accounts receivable and other assets          15.5             -               -              -                 -              -
  Inventories                                   38.9             -               -              -                 -              -
  Marketable securities                          0.1             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               246.2             -               -              -                 -              -
Property, plant and equipment                  330.0             -               -          (60.5)             26.0              -
Long-term investments                           11.8             -               -              -                 -              -
Deferred charges and other assets               10.0             -             0.8              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                        $      598.0   $         -     $       0.8   $      (60.5)   $         26.0   $          -
                                        ============   ============    ============  =============   ===============  =============
LIABILITIES
Current liabilities
  Accounts payable and accrued
    liabilities                          $      35.5   $         -     $         -   $          -    $            -   $          -
  Current portion of long-term debt             23.3             -               -              -                 -              -
  Current portion of site restoration
     cost accruals                              15.0             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                73.8             -               -              -                 -              -

Long-term debt                                  12.9             -               -              -                 -              -
Site restoration cost accruals                  42.0             -               -              -                 -              -
Future income and mining taxes                   3.3             -               -              -                 -              -
Deferred revenue                                 4.5             -               -              -                 -              -
Other long-term liabilities                      5.5             -               -              -                 -              -
Debt component of convertible
debentures                                      21.7             -           102.1              -                 -              -
Redeemable retractable preferred shares          2.5             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               166.2             -           102.1              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CONVERTIBLE PREFERRED SHARES OF
    SUBSIDIARYCOMPANY                           12.9             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
COMMON SHAREHOLDERS' EQUITY
  Common share capital                       1,058.5             -               -              -                 -            5.3
  Contributed surplus                           12.9             -               -              -                 -              -
  Equity component of convertible
   debentures                                 132.3          (17.8)         (114.5)             -                 -              -
  Deficit                                    (761.4)          17.8            13.2          (60.5)             26.0           (5.3)
  Cumulative translation adjustments          (23.4)             -               -              -                 -              -
  Other comprehensive income (loss)               -              -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                              418.9              -          (101.3)         (60.5)             26.0              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

                                         $    598.0    $         -     $       0.8   $      (60.5)   $         26.0   $          -
                                        ============   ============    ============  =============   ===============  =============

                                     F-B15

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT       UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY     U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)
$              -     $             $       -     $           -     $  (29.4)     $         -     $   141.2
               -             -             -                 -             -               -          21.1
               -             -             -                 -           1.9               -          17.4
               -             -             -                 -        (14.2)               -          24.7
             0.1             -             -                 -             -               -           0.2
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
             0.1             -             -                 -        (41.7)               -         204.6
               -             -             -                 -         (9.8)               -         285.7
            77.8             -             -                 -         45.9            (22.5)        113.0
               -             -             -                 -         (2.9)               -           7.9
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
$           77.9     $       -     $       -     $           -     $   (8.5)     $     (22.5)    $   611.2
=================    ==========    ==========    ==============    ==========    ============    ===========

$              -         $21.1     $       -     $           -     $   (1.8)     $         -     $    54.8
               -             -             -                 -         (2.6)               -          20.7
               -             -             -                 -         (0.3)               -          14.7
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -          21.1             -                 -         (4.7)               -          90.2

               -             -             -                 -             -               -          12.9
               -             -             -                 -         (3.8)               -          38.2
               -             -             -                 -             -               -           3.3
               -         (4.5)             -                 -             -               -             -
               -             -             -                 -             -               -           5.5
               -             -             -                 -             -               -         123.8
               -             -             -                 -             -               -           2.5
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -          16.6             -                 -         (8.5)               -         276.4
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -             -                 -             -               -          12.9
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -         (1.1)                 -             -               -       1,062.7
               -             -             -                 -             -               -          12.9
               -             -             -                 -             -               -           0.0
            42.5         (1.9)           1.1                 -             -           (0.7)       (729.2)
               -             -             -              23.4             -               -             -
            35.4        (14.7)             -            (23.4)             -          (21.8)        (24.5)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
            77.9        (16.6)             -                 -             -          (22.5)         321.9
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

$           77.9     $       -     $       -     $           -     $    (8.5)    $    (22.5)     $   611.2
=================    ==========    ==========    ==============    ==========    ============    ===========

                                     F-B16


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2003

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
REVENUE
  Mining Revenue                        $      428.6   $         -     $         -   $          -    $            -   $          -
  Interest and other income                      5.2             -               -              -                 -              -
  Mark to market gain on call options            0.3             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               434.1             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
EXPENSES                                                                                                                         -
  Operating                                    301.4             -               -              -                 -              -
  General and administrative                    16.5             -               -              -                 -              -
  Exploration and business development          18.7             -               -              -                 -              -
  Depreciation, depletion and
    amortization                               108.5             -               -              -             (4.8)              -
  Loss on sale of assets                         0.2             -               -              -                 -              -
  Loss on redemption of convertible              1.1           0.9           (2.0)              -                 -              -
    debentures                                  (0.8)         16.9               -              -                 -              -
  Foreign exchange (gain) loss                   3.1             -             5.2              -                 -              -
  Interest expense on long-term
    liabilities                                    -             -               -              -                 -              -
  Accretion expense                              0.1             -               -              -                 -              -
  Writedown of marketable securities
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               448.8          17.8             3.2              -              (4.8)             -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

                                               (14.7)        (17.8)           (3.2)             -               4.8              -

Minority interest                               (0.1)            -               -              -                 -     $        -
Share of income (loss) of investee
  companies                                        -             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Loss before taxes, cumulative effect
  of a change in accounting principle
  and dividends on  convertible
  preferred shares of subsidiary company       (14.8)        (17.8)           (3.2)             -               4.8              -

Provision for income and mining taxes           (7.1)            -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Loss before cumulative effect of a
  change in accounting principle and
  dividends on convertible preferred
  shares of subsidiary company                 (21.9)        (17.8)           (3.2)             -               4.8              -

Cumulative effect of a change in
  accounting principle                             -             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Loss for the period  before  dividends
  on convertible preferred shares of
  subsidiary company                           (21.9)        (17.8)           (3.2)             -               4.8              -

Dividends on convertible preferred
  shares of subsidiary company                  (0.6)            -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Net loss for the period                        (22.5)        (17.8)           (3.2)             -               4.8              -

Increase in equity component of
  convertible debentures                        (6.5)            -             6.5              -                 -              -

Gain on redemption of convertible
  debentures                                    16.5             -           (16.5)             -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Net loss for the period attributable
  to common shareholders                $     (12.5)   $     (17.8)    $     (13.2)  $          -    $          4.8   $          -
                                        =============  ============    ============  =============   ===============  =============

Loss per share
Basic and diluted                       $     (0.04)
Common shares issued and outstanding
  (millions)
Weighted average                              297.4
Total                                         338.4

                                     F-B17

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR          EFFECT
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT     OF SFAS         UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY       143         U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)            (J)

$              -     $     0.9     $       -     $           -     $   (6.0)      $        -     $       -     $    423.5
               -             -             -                 -          0.3                -             -            5.5
               -             -             -                 -            -                -             -            0.3
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -           0.9             -                 -         (5.7)               -             -          429.3
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -             -             -                 -         (2.9)               -         (5.7)          292.8
               -             -             -                 -             -               -             -           16.5
               -             -             -                 -         (0.1)               -             -           18.6
               -             -             -                 -         (1.2)               -           0.6          103.1
               -             -             -                 -             -               -             -            0.2
               -             -             -                 -             -               -             -              -
               -             -             -                 -             -               -             -           16.1
               -             -             -                 -             -               -             -            8.3
               -             -             -                 -             -               -           7.0            7.0
               -             -             -                 -             -               -             -            0.1
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -             -             -                 -         (4.2)               -           1.9          462.7
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    ------------

               -           0.9             -                 -         (1.5)               -         (1.9)         (33.4)

               -             -             -                 -             -               -             -          (0.1)
               -             -             -                 -           1.1           (1.0)             -            0.1
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -           0.9             -                 -         (0.4)           (1.0)         (1.9)         (33.4)

               -             -             -                 -           0.4               -             -          (6.7)
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -           0.9             -                 -             -           (1.0)         (1.9)         (40.1)

               -             -             -                 -             -               -        (12.1)         (12.1)
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -           0.9             -                 -             -           (1.0)        (14.0)         (52.2)

               -             -             -                 -             -               -             -          (0.6)
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -           0.9             -                 -             -           (1.0)        (14.0)         (52.8)

               -             -             -                 -             -               -             -              -
               -             -             -                 -             -               -             -              -
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

$              -     $             $       -     $           -     $       -     $     (1.0)     $             $   (52.8)
                           0.9                                                                      (14.0)
=================    ==========    ==========    ==============    ==========    ============    ==========    ===========

                                                                                                               $   (0.18)

                                                                                                                    297.4
                                                                                                                    338.4

                                     F-B18


CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2002

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
REVENUE
  Mining Revenue                        $      184.5   $         -     $         -   $          -    $            -   $          -
  Interest and other income                     13.7             -               -              -                 -              -
  Mark to market loss on call options          (1.9)             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               196.3             -               -              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
EXPENSES
  Operating                                    126.9             -               -              -                 -              -
  General and administrative                     8.0             -               -              -                 -              -
  Exploration and business development           6.5             -               -              -                 -              -
  Depreciation, depletion and
    amortization                                61.3             -               -              -             (6.0)              -
  Gain on sale of assets                        (2.0)            -               -              -                 -              -
  Foreign exchange loss                          3.0           0.1               -              -                 -              -
  Interest expense on long-term
    liabilities                                  4.0             -             3.2              -                 -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                               207.7           0.1             3.2              -             (6.0)              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

                                               (11.4)         (0.1)           (3.2)             -              6.0    $          -

Share in (loss) income of investee
  companies                                     (0.6)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                                                                                 -               -
(Loss) income before taxes and
  dividends on convertible preferred
  shares of subsidiary company                 (12.0)         (0.1)           (3.2)             -              6.0               -

Provision for income and mining taxes           (4.7)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                                                                                 -               -
(Loss) income for the period before
  dividends on convertible preferred
  shares of subsidiary company                 (16.7)         (0.1)           (3.2)             -              6.0               -

Dividends on convertible preferred
  shares of subsidiary company                  (1.3)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Net (loss) income for the period               (18.0)         (0.1)           (3.2)             -              6.0               -

Increase in equity component of
  convertible debentures                        (5.5)            -             5.5              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------

Net (loss) income for the period
  attributable to common shareholders   $      (23.5)  $      (0.1)    $       2.3   $          -    $         6.0    $          -
                                        =============  ============    ============  =============   ===============  =============

(Loss) income per share
Basic and diluted                       $      (0.20)
Common shares issued and outstanding
  (millions)
Weighted average                               118.2
Total                                          119.5

                                     F-B19

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT       UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY     U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)
$              -     $       -     $       -     $           -     $  (47.0)     $         -     $   137.5
            42.5           0.1           0.6                 -          2.1                -          59.0
               -             -             -                 -            -                -          (1.9)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
            42.5           0.1           0.6                 -        (44.9)               -         194.6
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -             -                 -        (19.3)               -         107.6
               -             -             -                 -            -                -           8.0
               -             -             -                 -         (1.1)               -           5.4
               -             -             -                 -        (11.8)               -          43.5
               -             -             -                 -            -                -          (2.0)
               -             -             -                 -         (0.1)               -           3.0
               -             -             -                 -         (0.2)               -           7.0
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -             -             -                 -        (32.5)               -         172.5
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

            42.5           0.1           0.6                 -        (12.4)               -          22.1

               -             -             -                 -           8.0             0.7           8.1
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

            42.5           0.1           0.6                 -         (4.4)             0.7          30.2

               -             -             -                 -           4.4               -         (0.3)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

            42.5           0.1           0.6                 -             -             0.7          29.9

               -             -             -                 -             -               -         (1.3)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

            42.5           0.1           0.6                 -             -             0.7          28.6

               -             -             -                 -             -               -             -
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

$           42.5     $     0.1     $     0.6     $           -     $       -     $       0.7     $    28.6
=================    ==========    ==========    ==============    ==========    ============    ===========

                                                                                                 $    0.24

                                                                                                     118.2
                                                                                                     119.5

                                     F-B20

Statement of Operations Presentation: Revenue would exclude the items "interest and other income" and "mark-to-market gain (loss) on call options". Accordingly, "mining revenue" would be the only category presented within revenue on the statement of operations presented under U.S. GAAP.

For U.S. GAAP purposes, the measure "(Loss) income before taxes, cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" is not a recognized term and would therefore not be presented.

The following table reconciles "(Loss) income before taxes, cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" to "loss from operations":


                                                                            NINE MONTHS ENDED
                                                                               SEPTEMBER 30
                                                                          2003              2002

          -------------------------------------------------------------------------------------------
          (Loss) income before taxes, cumulative effect of a change
               in accounting principle and dividends on convertible
               preferred shares of subsidiary company                  $   (33.4)        $    30.2
          Add/(deduct):
          Interest and other income                                         (5.5)            (59.0)
          Mark to market (gain) loss on call options                        (0.3)              1.9
          Interest expense on long-term liabilities                          8.3               7.0
          Write-down of marketable securities                                0.1                 -
          Share in income of investee companies                             (0.1)             (8.1)

          -------------------------------------------------------------------------------------------

          Loss from operations for U.S. GAAP                           $   (30.9)        $   (28.0)

          -------------------------------------------------------------------------------------------

          In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating income:

          For U.S. GAAP purposes, the components of non-operating income are as follows:

                                                                            NINE MONTHS ENDED
                                                                               SEPTEMBER 30
                                                                          2003              2002

          -------------------------------------------------------------------------------------------
          Interest and other income                                    $     5.5         $    59.0
          Mark-to-market gain (loss) on call options                         0.3              (1.9)
          Share in income of investee companies                              0.1               8.1
          Interest expense on long-term liabilities                         (8.3)             (7.0)
          Write-down of marketable securities                               (0.1)                -
          Dividends on convertible preferred
               shares of subsidiary company                                 (0.6)             (1.3)

          -------------------------------------------------------------------------------------------

          Non-operating (loss) income for U.S. GAAP                    $    (3.1)        $    56.9

          -------------------------------------------------------------------------------------------

                                     F-B21


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2003

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
Net inflow (outflow) of cash related to
the following activities:
Operating:
Loss for the period before dividends on
 convertible preferred shares of
 subsidiary company                      $     (21.9)  $     (17.8)    $      (3.2)   $          -   $          4.8   $          -

Items not affecting cash:                                                                        -             (4.8)             -
Depreciation, depletion and amortization       108.5             -               -               -                -              -
Writedown of marketable securities               0.1             -               -               -                -              -
Loss on sale of assets                           0.2             -               -               -                -              -
Loss on redemption of convertible                1.1           0.9            (2.0)              -                -              -
debentures                                      (4.7)             -               -              -                -              -
Future income and mining taxes                  (1.7)             -               -              -                -              -
Deferred revenue realized
Cumulative effect of a change in                   -             -                -              -                -              -
  accounting principle                             -             -                -              -                -              -

Accretion expense                                6.1             -                -              -                -              -
Site restoration cost accruals                     -             -                -              -                -              -
Other long-term obligations                        -             -                -              -                -              -
Share in (income) loss of investee
companies                                          -             -              1.0              -                -              -
Interest on convertible debentures               4.2          16.9                -
Realized foreign exchange losses on                                                              -                -              -
  convertible debentures                         0.4             -                -
Unrealized foreign exchange losses on
  redeemable retractable preferred
  shares
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                92.3             -             (4.2)             -                -              -

Site restoration cash expenditures              (9.8)            -                -              -                -              -
Changes in non-cash working capital
  items
Accounts receivable and other assets            18.9             -                -              -                -              -
Inventories                                     (7.3)            -                -              -                -              -
Marketable securities                            1.1             -                -              -                -              -
Accounts payable and accrued liabilities       (21.6)            -                -              -                -              -
Effect of exchange rate changes on cash          8.1             -                -              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW PROVIDED FROM OPERATING
  ACTIVITIES:                                   81.7             -             (4.2)             -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Financing:
Issuance of common shares                      150.9             -                -              -                -              -
Redemption of convertible debentures          (144.8)            -                -              -                -              -
Acquisition of preferred shares of
  subsidiary company                            (0.2)            -                -              -                -              -
Reduction of debt component of
  convertible debentures                        (4.2)            -              4.2              -                -              -
Repayment of debt                              (10.0)            -                -              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW USED IN FINANCING ACTIVITIES          (8.3)            -              4.2              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Investing:
Additions to property, plant and
   equipment                                   (52.3)            -                -              -                -              -
Business acquisitions, net of cash
   acquired                                    (81.4)            -                -              -                -              -
Long-term investments and other assets          (6.7)            -                -              -                -              -
Proceeds from the sale of property,
   plant and equipment                           0.2             -                -              -                -              -
Decrease in restricted cash                     37.4             -                -              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW USED IN INVESTING ACTIVITIES        (102.8)            -                -              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
DECREASE IN CASH AND CASH EQUIVALENTS          (29.4)            -                -              -                -              -
  CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                      170.6             -                -              -                -              -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD $     141.2   $         -     $          -  $           -   $            -   $          -
                                        =============  ============    ============  =============   ===============  =============

                                     F-B22

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR          EFFECT
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT     OF SFAS         UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY       143         U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)            (J)
$              -     $      0.9    $       -     $           -     $       -      $     (1.0)    $   (14.0)    $    (52.2)

               -              -            -                 -          (1.2)              -           0.6          103.1
               -              -            -                 -             -               -             -            0.1
               -              -            -                 -             -               -             -            0.2
               -              -            -                 -             -               -             -              -
               -              -            -                 -             -               -             -           (4.7)
               -            0.6            -                 -             -               -             -           (1.1)

               -              -            -                 -             -               -          12.1           12.1
               -              -            -                 -             -               -           7.0            7.0
               -              -            -                 -             -               -          (6.1)             -
               -              -            -                 -             -               -           0.4            0.4
               -              -            -                 -          (1.1)            1.0             -           (0.1)
               -              -            -                 -             -               -             -            1.0

               -              -            -                 -             -               -             -           21.1

               -              -            -                 -             -               -             -            0.4
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -           1.5             -                 -          (2.3)              -             -           87.3

               -             -             -                 -             -               -             -           (9.8)

               -             -             -                 -             -               -             -           18.9
               -             -             -                 -             -               -             -           (7.3)
               -             -             -                 -             -               -             -            1.1
               -          (1.5)            -                 -             -               -             -          (23.1)
               -             -             -                 -             -               -             -            8.1
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -             -             -                 -          (2.3)              -             -           75.2
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------

               -             -             -                 -             -               -             -          150.9
               -             -             -                 -             -               -             -         (144.8)

               -             -             -                 -             -               -             -           (0.2)

               -             -             -                 -             -               -             -              -
               -             -             -                 -             -               -             -          (10.0)
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -             -             -                 -             -               -             -           (4.1)
-----------------

               -             -             -                 -             -               -             -          (52.3)
               -             -             -                 -             -               -             -          (81.4)
               -             -             -                 -          31.7               -             -           25.0

               -             -             -                 -             -               -             -            0.2
               -             -             -                 -             -               -             -           37.4
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -             -             -                 -          31.7               -             -          (71.1)
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
               -             -             -                 -          29.4               -             -              -

               -             -             -                 -         (29.4)              -             -          141.2
-----------------    ----------    ----------    --------------    ----------    ------------    ----------    -----------
$              -     $       -     $       -     $           -     $       -     $         -     $       -     $    141.2
=================    ==========    ==========    ==============    ==========    ============    ==========    ============

                                     F-B23


CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2002

                                                                       ELIMINATION
                                                       RECOGNITION     OF EFFECTS     ADDITIONAL
                                                           OF              OF         WRITEDOWN
                                                        DEFERRED       RECOGNITION        OF         REDUCTION IN
                                                        EXCHANGE        OF EQUITY     PROPERTY,      DEPRECIATION,    REVERSAL OF
                                                        GAINS AND       COMPONENT     PLANT AND      DEPLETION AND      1991 AND
                                                        LOSSES ON          OF         EQUIPMENT       AMORTIZATION        2003
                                         UNDER CDN     CONVERTIBLE     CONVERTIBLE    UNDER U.S.       UNDER U.S.       DEFICIT
                                            GAAP        DEBENTURES      DEBENTURES       GAAP             GAAP        ELIMINATIONS
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                           (A)             (A)           (B)              (B)             (C)
Net inflow (outflow) of cash related to
the following activities:
Operating:
(Loss) income for the period before      $     (16.7)  $      (0.1)    $      (3.2)  $          -    $          6.0   $          -
  dividends on convertible preferred
  shares of subsidiary company                  61.3             -               -              -              (6.0)             -
Items not affecting cash:                       (2.0)            -               -              -                 -              -
Depreciation, depletion and amortization           -             -               -              -                 -              -
Gain on sale of assets                          (3.8)            -               -              -                 -              -
Future income and mining taxes                   2.3             -               -              -                 -              -
Deferred revenue realized                        0.6             -               -              -                 -              -
Site restoration cost accruals                     -             -            (0.6)             -                 -              -
Share in loss (income) of investee
  companies                                      0.6           0.1               -              -                                -
Interest on convertible debentures
Unrealized foreign exchange losses on
  convertible debentures
                                        -------------  ------------    ------------  -------------   ---------------  -------------
                                                42.3             -            (3.8)             -                -               -

Site restoration cash expenditures              (5.0)            -               -              -                -               -
Changes in non-cash working capital
  items
Accounts receivable and other assets             5.9             -               -              -                -               -
Inventories                                     (2.7)            -               -              -                -               -
Marketable securities                            2.5             -               -              -                -               -
Accounts payable and accrued liabilities         3.1             -               -              -                -               -
Effect of exchange rate changes on cash          2.4             -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW PROVIDED FROM OPERATING
  ACTIVITIES:                                   48.5             -            (3.8)             -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Financing:
Issuance of common shares                       19.5             -               -              -                -               -
Acquisition of preferred shares of
  subsidiary company                           (11.4)            -               -              -                -               -
Reduction of debt component of
  convertible debentures                        (3.8)            -             3.8              -                -               -
Repayment of debt                              (12.4)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW USED IN FINANCING ACTIVITIES          (8.1)            -             3.8              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
Investing:
Additions to property, plant and
  equipment                                    (18.1)            -               -              -                -               -
Business acquisitions, net of cash
  acquired                                         -             -               -              -                -               -
Long-term investments and other assets           2.1             -               -              -                -               -
Proceeds from the sale of property,
  plant and equipment                            0.6             -               -              -                -               -
Increase in restricted cash                    (21.5)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH FLOW USED IN INVESTING ACTIVITIES         (36.9)            -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
INCREASE IN CASH AND CASH EQUIVALENTS            3.5             -               -              -                -               -
  CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                       81.0             -               -              -                -               -
                                        -------------  ------------    ------------  -------------   ---------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD $      84.5   $         -     $         -   $          -    $           -    $          -
                                        =============  ============    ============  =============   ===============  =============

                                     F-B24

                                                                                  RESTATEMENT
    GAINS ON                                        RECLASSI-         TO           TO EQUITY
   MARKETABLE                                      FICATION OF      ADJUST          ACCOUNT
 SECURITIES AND        EFFECT         FLOW         CUMULATIVE         TO              FOR
   LONG-TERM          OF SFAS       THROUGH        TRANSLATION       EQUITY        INVESTMENT       UNDER
  INVESTMENTS           133          SHARES        ADJUSTMENTS       BASIS        IN ECHO BAY     U.S. GAAP
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
      (D)               (E)           (F)             (H)             (I)            (D)
$           42.5     $     0.1     $     0.6     $           -     $       -     $       0.7     $    29.9

               -             -             -                 -         (11.8)              -          43.5
           (42.5)            -             -                 -             -               -         (44.5)
               -             -             -                 -             -               -             -
               -          (0.1)            -                 -             -               -          (3.9)
               -             -             -                 -          (0.5)              -           1.8
               -             -             -                 -          (8.0)           (0.7)         (8.1)
               -             -             -                 -             -               -         (0.6)

               -             -             -                 -             -               -           0.7

-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -             -           0.6                 -         (20.3)              -          18.8

               -             -             -                 -             -               -          (5.0)

               -             -             -                 -           1.9               -           7.8
               -             -             -                 -           4.4               -           1.7
               -             -             -                 -             -               -           2.5
               -             -         (0.6)                 -           3.2               -           5.7
               -             -             -                 -             -               -           2.4
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -             -                 -        (10.8)               -          33.9
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -             -                 -             -               -          19.5

               -             -             -                 -             -               -         (11.4)

               -             -             -                 -             -               -             -
               -             -             -                 -           1.8               -         (10.6)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -             -             -                 -           1.8               -         (2.5)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------

               -             -             -                 -          (1.3)              -         (19.4)
               -             -             -                 -             -               -             -
               -             -             -                 -          (0.1)              -           2.0

               -             -             -                 -             -               -           0.6
               -             -           2.6                 -             -               -         (18.9)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -             -           2.6                 -          (1.4)              -         (35.7)
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
               -             -           2.6                 -         (10.4)              -          (4.3)

               -             -         (4.6)                 -         (5.5)               -          70.9
-----------------    ----------    ----------    --------------    ----------    ------------    -----------
$              -     $       -     $   (2.0)     $           -     $  (15.9)     $         -     $    66.6
=================    ==========    ==========    ==============    ==========    ============    ===========

                                     F-B25

       Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from the consolidated statements of cash flows prepared in accordance with CDN GAAP.

       (i) A sub-total within the "cash flows provided from operating activities" sub-section is not permitted, therefore the reader should disregard the subtotals of $87.3 million and $18.8 million for the nine month periods ended September 30, 2003 and 2002, respectively.

       (ii) Within cash flows provided from operating activities, the determination should begin with "net (loss) income," instead of the "(loss) income for the period before dividends on convertible preferred shares of subsidiary company."

       (iii) Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under CDN GAAP, the interest expense is classified as a financing activity.

       (iv) Under U.S. GAAP, notwithstanding that there is not a specific requirement to segregate the funds pursuant to the flow-through share agreements, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents.

       Consolidated Statements of Comprehensive Loss: The Company's statements of comprehensive loss under U.S. GAAP are as follows:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30
                                                                     2003           2002

       ---------------------------------------------------------------------------------------
       Net (loss) income for the period under U.S. GAAP          $    (52.8)    $     28.6
       Change in currency translation adjustments                      24.8            3.7
       Change in unrealized gains
            on marketable securities
            and long-term investments(d)                               16.2            7.2
       SFAS No. 133(e)                                                 (1.4)         (17.1)

       ---------------------------------------------------------------------------------------

       Comprehensive (loss) income under U.S. GAAP               $    (13.2)    $     22.4

       ---------------------------------------------------------------------------------------

       (a) Under CDN GAAP, the convertible debentures, described in Note 11 of the December 31, 2002 audited consolidated financial statements were accounted for in accordance with their substance and, as such, were presented in the financial statements in their liability and equity component parts. As mentioned in Note 7 of the September 30, 2003 unaudited consolidated financial statements, the Company redeemed these convertible debentures on September 29, 2003. Under U.S. GAAP, the entire principal amount of the convertible debentures plus accrued interest of $144.8 million immediately prior to the redemption and $123.8 million at December 31, 2002, was treated as debt with interest expense based on the coupon rate of 5.5%.

       In addition, under CDN GAAP, realized and unrealized foreign exchange gains and losses on the debt component of the debentures were recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, realized and unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP were also included in income. There was no gain or loss on the redemption of the convertible debentures for U.S. GAAP.

       (b) Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and following the adoption of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," property, plant and equipment is reduced and the deficit increased by $60.5 million. These differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. At the time of the impairment, future cash flows from impaired properties were not discounted under CDN GAAP. Under U.S. GAAP, depreciation, depletion and amortization would be reduced by $4.8 million and $6.0 million during the nine months ended September 30, 2003 and 2002, respectively, to reflect the above and the requirement under U.S. GAAP to amortize capitalized costs over proven and probable reserves only.

       (c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. For CDN GAAP, the Company eliminated operating deficits of $761.4 million and $5.3 million in 2003 and 1991, respectively. These reclassifications are not permitted by U.S. GAAP and would require in each subsequent year a cumulative increase in share capital and a cumulative increase in deficit of $766.7 million.

       (d) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $28.3 million and $13.5 million at September 30, 2003 and December 31, 2002, respectively, and marketable securities of $1.5 and $0.1 million at September 30, 2003 and December 31, 2002, respectively are included as a component of comprehensive income (loss) in the current period.

       Also, U.S. GAAP requires that the transaction on April 3, 2002, whereby the Company exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Fair value of the Echo Bay common shares received, under U.S. GAAP, was $49.1 million, representing 57.1 million common shares at $0.86 each, being the closing market price of such shares on April 3, 2002. Fair value is not discounted for liquidity concerns or other valuation considerations.

                                     F-B26

The resulting gain of $42.5 million, after deducting the $6.6 million carrying value of the debt securities exchanged, increases the carrying value of this investment and is included in earnings for the nine month period ended September 30, 2002 and in the closing deficit at December 31, 2002. Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange was recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.

       Subsequent to the exchange of debt securities, the Company accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when the Company acquired the remaining outstanding common shares of Echo Bay, the Company retroactively restated its 2002 financial statements to account for its share investment in Echo Bay on an equity basis. As a result, the Company reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002 and correspondingly reduced the carrying value of its investment. In addition, the Company decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003 and increased long-term investments and recorded a share of income in investee company of $0.7 million for the nine month period ended September 30, 2002.

For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, the Company recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

       (e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net loss when the original hedged transaction is recorded.

       On January 1, 2001, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.

       For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.

       The adoption of SFAS 133 results in a cumulative decrease in deferred revenue of $2.8 million and $4.5 million, a cumulative increase in accounts payable and accrued liabilities of $19.9 million and $21.1 million, a cumulative increase in deficit of $1.0 million and $1.9 million, and a cumulative decrease in other comprehensive income of $16.1 million and $14.7 million at September 30, 2003 and December 31, 2002, respectively. Additionally, as a result of applying SFAS 133, there would be a decrease in the net loss of $0.9 million and $2.0 million for the nine months ended September 30, 2003 and the year ended December 31, 2002 respectively. On adoption of SFAS 133, the Company did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net loss. The SFAS requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in OCI on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange (loss) gain for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the nine months ended September 30, 2003, $7.8 million of derivative losses were reclassified out of other comprehensive income (year ended December 31, 2002, $16.3 million of comprehensive gain). The Company estimates that $12.7 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. There was no ineffectiveness recorded during 2003 or 2002.

       Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings.

       (f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received are recorded as share capital. Qualifying expenditure did not begin to be incurred until 2002. For U.S. GAAP, the premium paid in excess of the market value of $1.1 million is credited to other liabilities and included in income as the qualifying expenditures are made. All of the qualifying expenditures were made in 2002. $0.6 million was included in interest and other income for the nine months ended September 30, 2002.

       Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds, which are unexpended at the consolidated balance sheet dates, are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.

       As at September 30, 2003 and 2002 unexpended flow-through funds were $nil and $2.0 million respectively. (December 31, 2002: $nil)

       (g) The terms "proven and probable reserves," "exploration," "development," and "production" have the same meaning under both U.S. and CDN GAAP. Exploration costs incurred are expensed at the same point in time based on the same criteria under both U.S. and CDN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and CDN GAAP.

                                     F-B27

       (h) Under CDN GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders equity, described as cumulative translation adjustments on the consolidated balance sheet. Under U.S. GAAP, the unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders equity but rather as an adjustment to accumulated other comprehensive income.

       (i) The investments in CMM and the Porcupine Joint Venture are proportionately consolidated under CDN GAAP. Prior to March 1, 2003, the investment in Omolon was also proportionately consolidated under CDN GAAP. Effective March 1, 2003, following the Company's increase in share ownership to 98.1%, as described in note 23 to the December 31, 2002 audited consolidated financial statements, Omolon is fully consolidated under both CDN and U.S. GAAP. These investments are accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation provided for in Item 17(c) (2)(vii) of SEC Form 20-F, which permits a company using the equity method for U.S. GAAP to omit the differences arising from the use of proportionate consolidation under CDN GAAP. Each of the joint ventures listed, except Omolon prior to March 1, 2003, qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

       With respect to Omolon, the Company concluded that it did not meet the criteria outlined for the accommodation. Therefore, the financial information of Omolon has been disclosed using the equity method for U.S. GAAP purposes for comparative periods prior to March 1, 2003. Under the equity method, an investment in common shares is generally shown in the balance sheet of an investor as a single amount as "Investment in investee company." Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its income statement as a single amount as "Share of gain (loss) of investee company."

       (j) On January 1, 2003, the Company adopted SFAS 143, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. For the purposes of applying SFAS 143, asset retirement obligations are based principally on legal and regulatory requirements associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. When the liability is initially recorded, a corresponding increase to the carrying amount of the related asset is generally recorded and depreciated over the useful life of the asset. Over time, the liability is increased to reflect an interest element (accretion) considered in its initial measurement at fair value. This differs from our prior practice in which we accrued for the estimated site restoration and closure obligations over the producing life of the mine with an annual charge to earnings. Under SFAS 143, accretion is charged against earnings during the life of the mine and afterwards until all obligations have been settled.

       The Company is not required to re-measure the obligation at fair value each period, but we are required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upon settlement of the liability, the Company will record a gain or loss if the actual cost incurred is different than the liability recorded. The cumulative effect of adopting SFAS 143 was to increase property, plant and equipment by $1.6 million, increase long-term equity accounted investments by $0.3 million, increase site restoration cost accruals by $14.0 and to record a one-time charge of $12.1 million ($0.05 per share) to earnings in the nine month period ended September 30, 2003. Following the adoption of SFAS 143, the total amount of recognized liabilities for asset retirement obligations was $66.9 million. If the change had occurred on January 1, 2002, the cumulative effect would have resulted in no change to property, plant and equipment, an increase of $0.3 million in long-term equity accounted investments, an increase in site restoration cost accruals of $22.5 million and a one-time charge of $22.2 million ($0.20 per share) to earnings in the nine month period ended September 30, 2002. The total amount of recognized liabilities would have been $74.7 million at December 31, 2001. For the nine month period ended September 30, 2003, the effect on earnings in addition to the cumulative effect of adopting SFAS 143 was an increase in net loss of $1.9 million ($0.01 per share). For the nine month period ended September 30, 2002, the effect of adopting SFAS 143 in addition to the cumulative effect, would have been an decrease in net income of $2.3 million ($0.02 per share) and a reduction in long-term investments of $0.1 million.

The following is a reconciliation of the liability for asset retirement obligations:

                                                    (unaudited, in millions)
Balance as at December 31, 2002                           $   52.9
Impact of adoption of SFAS 143                                14.0
Additions to liabilities(1)                                   63.0
Liabilities settled                                           (9.8)
Accretion expense                                              7.0
Foreign exchange on self-sustaining operations                 2.5
Revisions                                                     --
                                                          --------
Balance as at September 30, 2003                          $  129.6
                                                          ========

-------------------
(1) Properties acquired from Echo Bay Mines Ltd. and TVX Inc. of $45.0 million and $12.5 million, respectively, and $5.5 million relating to the Kubaka Mine as a result of changing accounting for the investment in Omolon from the equity method to full consolidation.

                                     F-B28

       STOCK-BASED COMPENSATION

       The Company follows Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for stock options. Accordingly, because stock option exercise prices equal the market value on the date of the grant, no compensation cost has been recognized at the grant date of the stock options. Had compensation expense for the stock option plans been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123" ("SFAS 148"), the Company's pro forma net (loss) income and (loss) income per share would be as follows:


                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30
      U.S. GAAP                                                        2003           2002

      ----------------------------------------------------------------------------------------
      Net (loss) income applicable to common shares
           As reported                                              $   (52.8)     $     28.6

      Less: stock compensation cost                                      (0.4)           (0.1)
           Pro forma                                                $   (53.2)     $     28.5
      (Loss) income per share, basic and diluted (dollars)
           As reported(1)                                           $    (0.18)    $     0.24
           Pro forma(1)                                             $    (0.18)    $     0.24

---------------------
(1) Reflects the effects of a three for one share consolidation approved January 2003 as described in Note 14 to the December 31, 2002 audited consolidated financial statements.

       Other requirements of SFAS 148 are disclosed in Note 4 to the Company's unaudited consolidated financial statements included in the 2003 third quarter report, as prescribed under CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments" which is consistent with the U.S. pronouncement.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS ADOPTED DURING THE NINE MONTHS ENDED SEPTEMBER 30, 2003

       In May 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). Among other things, SFAS 145 rescinds various pronouncements regarding early extinguishment of debt and establishes that gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 145 also amends SFAS 13, "Accounting for Leases," to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and to make certain technical corrections to other FASB statements. For the provisions of the statement relating to the extinguishment of debt, SFAS 145 is effective for fiscal years beginning after May 15, 2002. The provisions relating to SFAS 13 are effective for transactions occurring after May 15, 2002, and all other provisions are effective for financial statements issued on or after May 15, 2002. There was no impact on the Company's financial position or results of operations upon adoption.

       In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). This Statement addressed financial accounting and reporting for costs associated with exit or disposal activities. It nullified Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity's commitment to an exit plan as was required under EITF No. 94-3. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. There was no impact on the Company's financial position or results of operations upon adoption except with respect to those exit or disposal activities that are initiated by the Company after that date.

       In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 defines guarantees to include indemnifications granted pursuant to contractual arrangements as well as contingent consideration. It requires recognition and measurement of a liability for the fair value of the obligation assumed under guarantees entered into or modified beginning on January 1, 2003 and requires expanded disclosure of guarantees as of December 31, 2002. In addition, in 2003, the Accounting Standards Board of the CICA issued Accounting Guideline ("AcG") No. 14 - Disclosure of Guarantees. The guideline requires the disclosure of guarantees including indemnification pursuant to contractual arrangement, consistent with FIN 45, but does not address the recording of an obligation associated with a guarantee. The Company has conformed its disclosures with respect to guarantees to the requirements of FIN 45 and AcG No. 14.

       In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), to provide alternative methods for voluntary transition to the fair value based method of accounting for stock based compensation. SFAS 148 also amends the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based compensation. Lastly, SFAS 148 amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information. SFAS 148 is effective for fiscal years ending after December 15, 2002. The Company has conformed the disclosures in its interim consolidated financial statements to the requirements of SFAS 148.

                                     F-B29

       In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which provides guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights. FIN 46 impacts accounting for variable interest entities created after January 31, 2003, and requires expanded disclosure of variable interest entities for financial statements issued after January 31, 2003. If the requirement of FIN 46 results in intial consolidation of an entity created before February 1, 2003, the consolidating entity shall measure the assets, liabilities and non-controlling interests of the variable interest entity at their carrying amounts at the date the requirement of FIN 46 first applies. The Company does not conduct any transaction through variable interest entities and has determined that there was no impact on its financial statements upon adoption.

       In May 2003, the FASB issued Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity" ("SFAS 150") which requires the presentation as liability for the following three types of financial instruments: those that are mandatorily redeemable; certain of those not in the form of shares that (may) obligate the issuer to settle for cash or other assets; and certain of those that include an obligation that may or must be settled through the issuance of a variable number of equity shares. SFAS 150 is effective for financial instruments issued or modified after May 15, 2003 and effective for pre-existing instruments for interim and annual periods beginning on or after June 15, 2003. There was no impact on the Company's financial position or results of operations upon adoption.

       In 2002, the CICA Handbook Section 3475 - "Disposal of Long Lived Assets and Discontinued Operations" was amended to harmonize with SFAS 144. Section 3475 provides for the recognition, measurement, presentation and disclosure of long-lived assets and discontinued operations. The standard requires that an asset held for sale be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3475 applies to disposal activities initiated by the Company's commitment to a plan on or after May 1, 2003. There was no impact on the Company's financial position or results of operations upon adoption of Section 3475 except with respect to those exit or disposal activities that are initiated by the Company after May 1, 2003.

       In March 2003, the Emerging Issues Committee ("EIC") issued abstract EIC 134 - "Accounting for Severance and Termination Benefits." This abstract addresses the different accounting treatments of the various types of severance and termination benefits related to the termination of employees' services prior to normal retirement. It provides guidance to harmonize the accounting requirements for termination benefits in CICA Handbook Section 3461 - "Employee Future Benefits" with SFAS 146, "Accounting for Costs Associated with Disposal Activities." In addition, in March 2003, the EIC issued abstract EIC 135 - "Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)" to harmonize with SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities" to address the accounting for costs incurred in connection with an exit or disposal activity. This abstract is consistent with SFAS 146. These abstracts are applicable, on a prospective basis, to exit or disposal activities initiated after March 31, 2003. There was no impact on the Company's financial position or results of operations upon adoption of EIC 134 and EIC 135 except with respect to those exit or disposal activities that are initiated by the Company after March 31, 2003.

       In April 2003, the FASB issued Statement No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), to clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS 149 requires contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and will be applied prospectively.

NEW ACCOUNTING PRONOUNCEMENTS

       In 2002, the Accounting Standards Board of the CICA issued Accounting Guideline No. 13 that increase the documentation, designation and effectiveness criteria to achieve hedge accounting. The guidelines requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date it is first applied. It does not change the method of accounting for derivatives in hedging relationships, but requires fair value accounting for derivatives that do not qualify for hedge accounting. The new guideline is applicable for fiscal years commencing July 1, 2003. The Company is assessing the impact this standard may have on its results of operations and financial position.

       In 2002, the CICA Handbook Section 3063 - "Impairment of Long Lived Assets" was amended to harmonize with SFAS 144. Section 3063 applies to long-lived assets held for use and effective on a prospective basis, for fiscal years beginning on or after April 1, 2003, however, early adoption is encouraged. This standard will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of undiscounted cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. The Company is assessing the impact Section 3063 may have on its results of operations and financial position.

       In 2003, the CICA issued Handbook Section 3110 - "Asset Retirement Obligations" which is consistent with FASB Statement No. 143, "Accounting for Asset Retirement Obligations." The standard provides for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. It addresses obligations required to be settled as a result of an existing law, regulation or contract related to asset retirements. The new standard is applicable for fiscal years beginning January 1, 2004. Whereas the cumulative effect of adopting SFAS 143 for U.S. GAAP was recorded only upon adoption of the standard, CDN GAAP will require retroactive restatement of all comparative periods. The Company is assessing the impact this standard may have on its results of operations and financial position.

11.    SUBSEQUENT EVENT

CROWN RESOURCES

       On October 8, 2003, Kinross Gold Corporation and Crown Resources Corporation announced that they have executed a Letter of Intent whereby Kinross will acquire Crown and its 100%-owned Buckhorn Mountain Project gold deposit located in north central Washington State, USA, approximately 67 kilometers by road from Kinross' Kettle River gold milling facility.

                                     F-B30

Under the terms of the Letter of Intent, shareholders of Crown will receive
0.2911 shares of Kinross for each share of Crown. Assuming all of Crown's warrants, options and convertible debentures are converted, a total of approximately 13.1 million common shares of Kinross will be issued upon the completion of the transaction. Before the transaction contemplated by the Letter of Intent becomes binding, execution of definitive documentation and respective board approvals are required. The transaction is also subject to regulatory approvals, the successful completion of due diligence and a minimum two-thirds approval at a special meeting of Crown shareholders. Prior to the completion of the acquisition, Crown would dividend to its shareholders its approximate 41% equity interest in Solitario Resources Corporation (TSX-SLR).

       The Buckhorn Mountain Project gold deposit is a high-grade skarn gold deposit located 240 kilometers northwest of Spokane, Washington. As at December 31, 2002, Crown had reported total proven and probable reserves of 1.94 million tonnes grading 13.44 grams per tonne gold and further mineralized material of
1.07 million tonnes grading 13.82 grams per tonne gold. In late 2002 and early 2003, Crown completed a very successful 41-hole infill diamond drilling program designed to upgrade some of the mineralized material to the proven and probable category.

       The current plan, which contemplates the development of an underground mine rather than an open pit mine, positively addresses major environmental concerns identified during previous permitting efforts. Kinross is confident that by working in conjunction with Federal, State and local agencies as well as other stakeholders, the permitting process, initiated by Crown, will be successful in obtaining the necessary regulatory approvals to develop an underground mine in a timely manner. In conjunction with the permitting process, Kinross will review potential synergies between its Kettle River operation and the Buckhorn Mountain Project deposit.





                                     F-B31

AUDITORS' REPORT


       TO THE SHAREHOLDERS OF KINROSS GOLD CORPORATION

       We have audited the consolidated balance sheets of Kinross Gold Corporation as at December 31, 2002 and 2001 and the consolidated statements of operations, common shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

       In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.


       (Signed) Deloitte & Touche LLP
       Chartered Accountants

       Toronto, Canada
       MARCH 3, 2003 (EXCEPT AS TO NOTE 23(B) WHICH IS AS OF MARCH 26, 2003)




                                     F-B32


CONSOLIDATED BALANCE SHEETS
KINROSS GOLD CORPORATION
AS AT DECEMBER 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS)
                                                                            2002              2001

-----------------------------------------------------------------------------------------------------
                                                                                            (RESTATED
                                                                                             -NOTE 1)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                $    170.6        $    81.0
Restricted cash (NOTE 7(A))                                                    21.1                -
Accounts receivable and other assets (NOTE 3)                                  15.5             13.8
Inventories (NOTE 4)                                                           38.9             42.4
Marketable securities (quoted market value: 2002 - $0.1; 2001 - $1.8)           0.1              1.5

-----------------------------------------------------------------------------------------------------
                                                                              246.2            138.7
Property, plant and equipment (NOTE 5)                                        330.0            415.0
Long-term investments (NOTE 6)                                                 11.8             12.9
Deferred charges and other assets                                              10.0             11.0

-----------------------------------------------------------------------------------------------------
                                                                         $    598.0        $   577.6

=====================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                 $     35.5        $    31.0
Current portion of long-term debt (NOTE 9)                                     23.3             33.1
Current portion of site restoration cost accruals (NOTE 10)                    15.0             12.6

-----------------------------------------------------------------------------------------------------
                                                                               73.8             76.7
Long-term debt (NOTE 9)                                                        12.9             31.0
Site restoration cost accruals (NOTE 10)                                       42.0             43.0
Future income and mining taxes (NOTE 16)                                        3.3              3.3
Deferred revenue (NOTE 8(A))                                                    4.5              9.6
Other long-term liabilities                                                     5.5              6.0
Debt component of convertible debentures (NOTE 11)                             21.7             26.0
Redeemable retractable preferred shares (NOTE 12)                               2.5              2.4

-----------------------------------------------------------------------------------------------------
                                                                              166.2            198.0

CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY (NOTE 13)                   12.9             48.0

COMMON SHAREHOLDERS' EQUITY
Common share capital and common share purchase warrants (Note 14)           1,058.5            945.7
Contributed surplus                                                            12.9             12.9
Equity component of convertible debentures (Note 11)                          132.3            124.8
Deficit                                                                      (761.4)          (723.2)
Cumulative translation adjustments                                            (23.4)           (28.6)

-----------------------------------------------------------------------------------------------------
                                                                              418.9            331.6

-----------------------------------------------------------------------------------------------------

                                                                         $    598.0        $   577.6
=====================================================================================================

COMMITMENTS AND CONTINGENCIES (NOTE 22)

     SIGNED ON BEHALF OF THE BOARD:

On behalf of the Board:                     John A. Brough             John M. H. Huxley
                                            Director                   Director

                                     F-B33


CONSOLIDATED STATEMENTS OF OPERATIONS
KINROSS GOLD CORPORATION
FOR THE YEARS ENDED DECEMBER 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                                 2002           2001             2000

---------------------------------------------------------------------------------------------------------
                                                                              (RESTATED        (RESTATED
                                                                               -NOTE 1)         -NOTE 1)
REVENUE
Mining revenue                                                $   261.0       $   270.1       $   271.0
Interest and other income                                          16.9             9.3            14.2
Mark-to-market (loss) gain on call options                         (2.7)            3.5             4.1

---------------------------------------------------------------------------------------------------------

                                                                  275.2           282.9           289.3

---------------------------------------------------------------------------------------------------------

EXPENSES
Operating                                                         174.8          180.7            189.6
General and administrative                                         11.3           10.1             10.4
Exploration                                                        11.6            7.9             11.4
Depreciation, depletion and amortization                           85.3           85.8             93.2
Gain on sale of assets (NOTE 5)                                    (2.7)          (1.2)            (4.1)
Foreign exchange loss (gain)                                        4.3            0.5             (1.2)
Interest expense on long-term liabilities                           5.0            9.1             14.3
Write-down of marketable securities and long-term investments       0.2              -             13.1
Write-down of property, plant and equipment and
     other non-cash charges (NOTE 15)                               7.7           16.1             72.1
---------------------------------------------------------------------------------------------------------

                                                                  297.5          309.0            398.8

---------------------------------------------------------------------------------------------------------
                                                                  (22.3)         (26.1)          (109.5)

Share in loss of investee companies                                (0.6)          (2.2)            (8.1)
---------------------------------------------------------------------------------------------------------

LOSS BEFORE TAXES AND DIVIDENDS ON CONVERTIBLE
     PREFERRED SHARES OF SUBSIDIARY COMPANY                       (22.9)         (28.3)          (117.6)

PROVISION FOR INCOME AND MINING TAXES (NOTE 16)                    (6.5)          (2.9)            (0.9)

---------------------------------------------------------------------------------------------------------

LOSS BEFORE DIVIDENDS ON CONVERTIBLE
     PREFERRED SHARES OF SUBSIDIARY COMPANY                       (29.4)         (31.2)          (118.5)

DIVIDENDS ON CONVERTIBLE PREFERRED SHARES
     OF SUBSIDIARY COMPANY                                         (1.5)          (5.1)            (6.9)

---------------------------------------------------------------------------------------------------------
NET LOSS FOR THE YEAR                                         $   (30.9)      $  (36.3)        $ (125.4)

=========================================================================================================

ATTRIBUTABLE TO COMMON SHAREHOLDERS:

NET LOSS FOR THE YEAR                                         $   (30.9)      $  (36.3)        $ (125.4)

INCREASE IN EQUITY COMPONENT OF CONVERTIBLE
     DEBENTURES (NOTE 11)                                          (7.3)          (7.7)            (7.2)

---------------------------------------------------------------------------------------------------------

NET LOSS FOR THE YEAR ATTRIBUTABLE
     TO COMMON SHAREHOLDERS                                   $   (38.2)      $  (44.0)        $ (132.6)
=========================================================================================================

LOSS PER SHARE
BASIC AND DILUTED  (NOTES 1, 14 AND 23)                       $   (0.32)      $  (0.42)        $  (1.33)

WEIGHTED AVERAGE NUMBER COMMON SHARES
     OUTSTANDING (MILLIONS) (NOTES 1, 14 AND 23)                  119.7          104.5             99.4

                                     F-B34


CONSOLIDATED STATEMENTS OF CASH FLOWS
KINROSS GOLD CORPORATION
FOR THE YEARS ENDED DECEMBER 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS)

                                                                 2002           2001             2000

---------------------------------------------------------------------------------------------------------
                                                                              (RESTATED        (RESTATED
                                                                               -NOTE 1)         -NOTE 1)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE
 FOLLOWING ACTIVITIES:
OPERATING:
Loss for the year before dividends on convertible preferred
  shares of subsidiary company                                $   (29.4)      $   (31.2)      $   (118.5)
Items not affecting cash:
Depreciation, depletion and amortization                           85.3            85.8             93.2
Write-down of property, plant and
equipment and other non-cash charges                                7.7            14.6             72.1
Write-down of marketable securities and long-term investments       0.2              --             13.1
Foreign exchange loss (gain) on convertible debentures              0.9            (0.6)            (0.7)
Gain on sale of assets                                             (2.7)           (1.2)            (4.1)
Future income and mining taxes                                        -               -             (3.5)
Deferred revenue realized                                          (5.1)          (17.7)           (13.5)
Site restoration cost accruals                                      3.0             1.9              2.6
Share in loss of investee companies                                 0.6             2.2              9.4

---------------------------------------------------------------------------------------------------------
                                                                   60.5            53.8             50.1
Proceeds on restructuring of gold forward sale contracts              -            21.6              4.7
Site restoration cash expenditures                                 (9.8)           (7.1)            (9.6)
Changes in non-cash working capital items
     Accounts receivable                                           (1.6)            5.1              5.7
     Inventories                                                    2.4             9.6              0.6
     Marketable securities                                          2.8               -              4.8
     Accounts payable and accrued liabilities                       5.6            (8.0)            (8.3)
Effect of exchange rate changes on cash                             3.0            (0.5)            (0.2)
---------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES                       62.9            74.5             47.8

---------------------------------------------------------------------------------------------------------
FINANCING:
Issuance of common shares and common
share purchase warrants                                           112.8             5.4              3.2
Repurchase of common shares                                           -               -             (5.3)
Acquisition of convertible preferred
shares of subsidiary company                                      (11.4)              -                -
Reduction of debt component of convertible debentures              (5.1)           (5.4)            (4.9)
Repayment of debt                                                 (28.5)          (46.5)           (26.4)
Dividends on convertible preferred
shares of subsidiary company                                          -               -             (3.4)

---------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM (USED IN) FINANCING ACTIVITIES             67.8           (46.5)           (36.8)

---------------------------------------------------------------------------------------------------------
INVESTING:
Additions to property, plant and equipment                        (22.6)          (30.4)           (41.6)
Business acquisitions, net of cash acquired (Note 2)               (0.1)           (1.2)               -
Long-term investments and other assets                              1.4             2.1             (7.4)
Proceeds from the sale of property, plant and equipment             1.3             1.8              4.8
(Increase) decrease in restricted cash                            (21.1)            2.9             (2.9)

---------------------------------------------------------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES                            (41.1)          (24.8)           (47.1)

---------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   89.6             3.2            (36.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       81.0            77.8            113.9

---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $   170.6       $    81.0        $    77.8

=========================================================================================================
Cash and cash equivalents consist of the following:
     Cash on hand and balances with banks                     $    16.3       $    12.9        $    20.0
     Short-term investments                                       154.3            68.1             57.8
---------------------------------------------------------------------------------------------------------

                                                              $   170.6       $    81.0        $    77.8

=========================================================================================================
Supplementary disclosure of cash flow information:
Cash paid for: Interest                                       $     8.8       $    13.1        $    18.8
               Income taxes                                   $     6.8       $     3.9        $     2.3

                                     F-B35


CONSOLIDATED STATEMENTS OF
COMMON SHAREHOLDERS' EQUITY
KINROSS GOLD CORPORATION
FOR THE YEARS ENDED DECEMBER 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS)

                                                                  EQUITY
                                                                 COMPONENT
                                     COMMON                          OF                        CUMULATIVE
                                     SHARE      CONTRIBUTED     CONVERTIBLE                   TRANSLATION
                                    CAPITAL       SURPLUS        DEBENTURES       DEFICIT      ADJUSTMENTS      TOTAL

--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999
     (RESTATED - NOTE 1)           $   920.3     $    7.9       $     109.7      $  (542.1)    $    (18.7)    $   477.1

Adjustment for post-retirement
     benefits                              -            -                 -           (4.5)             -          (4.5)

--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000
     (RESTATED - NOTE 1)               920.3          7.9             109.7         (546.6)         (18.7)        472.6
Issuance (repurchase) of
     common shares                      (7.1)         5.0                 -              -              -          (2.1)
Increase in equity component
     of convertible debentures             -            -               7.3           (7.2)             -           0.1
Net loss for the year                      -            -                 -         (125.4)             -        (125.4)
Cumulative translation adjustments         -            -                 -              -           (4.3)         (4.3)

--------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2000
     (RESTATED - NOTE 1)               913.2         12.9             117.0         (679.2)         (23.0)        340.9
Issuance of common shares               32.5            -                 -              -              -          32.5
Increase in equity component
     of convertible debentures             -            -               7.8           (7.7)             -           0.1
Net loss for the year                      -            -                 -          (36.3)             -         (36.3)
Cumulative translation adjustments         -            -                 -              -           (5.6)         (5.6)

--------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2001
     (RESTATED - NOTE 1)               945.7         12.9             124.8         (723.2)         (28.6)        331.6
Issuance of common shares and
     common share purchase
      warrants                         112.8            -                 -              -              -          112.8
Increase in equity component
     of convertible debentures             -            -               7.5           (7.3)             -           0.2
Net loss for the year                      -            -                 -          (30.9)             -         (30.9)
Cumulative translation adjustments         -            -                 -              -            5.2           5.2

--------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 2002         $ 1,058.5     $   12.9       $    132.3       $ (761.4)     $    (23.4)    $   418.9

==========================================================================================================================

                                     F-B36

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
KINROSS GOLD CORPORATION
(ALL TABULAR DOLLAR AMOUNTS IN MILLIONS OF U.S. DOLLARS EXCEPT
PER SHARE AMOUNTS)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements of Kinross Gold Corporation (the "Company") have been prepared in accordance with Canadian generally accepted accounting principles which differ in certain material respects from those generally accepted in the United States, as described in Note 21. The following is a summary of the accounting policies significant to the Company. The U.S. dollar is the reporting currency of the Company's business; accordingly, these consolidated financial statements are expressed in U.S. dollars.

       NATURE OF OPERATIONS

       The Company is engaged in the mining and processing of gold and silver ore and the exploration for, and acquisition of, gold-bearing properties, principally in the Americas, Russia, Australia and Africa. The Company's products are gold and silver produced in the form of dore which is shipped to refineries for final processing.

       BASIS OF PRESENTATION

       The consolidated financial statements include the accounts of the Company and the more-than-50%-owned subsidiaries that it controls. The Company also includes its proportionate share of assets, liabilities, revenues and expenses of jointly controlled companies and ventures in which it has an interest. Effective December 31, 2001, the Company discontinued the consolidation of its wholly-owned subsidiary company in Zimbabwe, which operates the Blanket mine. Extreme inflationary pressures within Zimbabwe, civil unrest and currency export restrictions have prevented the Company from exercising control over the Zimbabwean subsidiary. Kinross will continue to account for its investment in the Blanket mine on the cost basis (written down value) and revenue will be recorded only upon receipt of dividends or other cash payments and will be classified as other income (see Note 15).

       Under a special resolution of the shareholders of the Company on January 28, 2003, the shareholders authorized the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares. All share capital, share and option data give retroactive effect to reflect the share consolidation (see Note 14).

       In addition, see Note 23 for the impact of subsequent events on these financial statements.

       USE OF ESTIMATES

       The preparation of the Company's consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in estimates are accounted for in the period of change if the change affects the financial results of that period only or in the period of change and applicable future periods, if the change affects the financial results of both current and future periods. Actual results could differ from these estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include property, plant and equipment; inventories; site restoration cost accruals; provision for income and mining taxes; and pension liability.

       TRANSLATION OF FOREIGN CURRENCIES

       DOMESTIC AND FOREIGN OPERATIONS

       The Company reports its financial statements in U.S. dollars, while the currency of measurement for the Company's operations varies depending upon location.

       The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar. Canadian dollar amounts are translated to U.S. dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date and revenues and expenses are translated at average rates for the year. With the exception of Australia, the Company's non-Canadian subsidiaries and joint venture interests are self-sustaining operations whose economic activities are largely independent of those of the Company. The currency of measurement for the Company's self-sustaining operations in the United States, Russia and Chile is the U.S. dollar. As mentioned above, the operations in Zimbabwe are no longer consolidated as of December 31, 2001. The temporal method is also used to translate the Company's operation in Australia which is considered to be an integrated foreign operation. Under the temporal method, all non-monetary items are translated at historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year and gains and losses on translation are included in income.

       The unrealized translation gains and losses on the Company's net investment in self-sustaining operations, translated using the current rate method, accumulate in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments. Such exchange gains and losses may become realized in the event of a disposition of the net investment in a self-sustaining operation, in which event an appropriate portion of the cumulative translation adjustment is recognized in income.

                                     F-B37

       FOREIGN CURRENCY TRANSACTIONS

       Monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income.

       CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less. The Company invests cash in term deposits maintained in high credit quality financial institutions.

       MARKETABLE SECURITIES

       Marketable securities are carried at the lower of cost and quoted market value.

       INVENTORIES

       Gold bullion, ore stockpile inventories and gold in process are valued at the lower of production cost and net realizable value. Mine operating parts and supplies are valued at the lower of cost and replacement cost.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are recorded at cost. Mine development costs are capitalized on properties after proven and probable reserves have been identified. Mine development costs for underground mines consist of shafts, ramps and primary level development and the associated infrastructure. Mine development costs for open pit mines primarily consist of costs to remove overburden to initially expose the ore body and the costs of haulage roads from the open pit to the processing plant. The cost of waste rock removal after the commencement of commercial production is expensed as incurred. Prior to identifying proven and probable reserves, exploration and development costs are expensed as incurred. Significant payments related to the acquisition of land and mineral rights are capitalized. The time it takes for management to make a decision to develop a property or dispose of it ranges from a few months to years, depending upon the particular circumstances of each property. Once commercial production is reached, the deferred costs of the project are amortized over their economic lives, on the basis described below. Commercial production occurs when the asset or property is substantially complete and ready for its intended use. If no proven and probable reserves are discovered or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value. The Company expenses start-up activities, including pre-production losses and organizational costs, as incurred.

       In underground mines where ore bearing structures are open at depth or are open laterally, which is the case at the Hoyle Pond mine, the straight-line method of amortization was applied over the estimated life of the mine which was estimated to be 10 years. Effective July 1, 2002, the date of commencement of the Porcupine Joint Venture (see Note 7(c)), the joint venture's mine assets are being amortized on a unit-of-production basis using proven and probable reserves in accordance with the accounting policies of the joint venture, which is primarily an open pit mining operation.

       Open pit mines, which consist of the Kubaka, Fort Knox and Refugio mines, are amortized on a unit-of-production basis using proven and probable reserves.

       Plant and equipment that have useful lives shorter than the mine life are depreciated on a straight-line or declining balance basis over their estimated useful lives. As at December 31, 2002, the maximum useful life was five years.

       PROPERTY EVALUATIONS

       Annually, or more frequently as circumstances require, the Company reviews and evaluates the recoverability of property, plant and equipment. The computation of reserve and mineral resource estimates is performed at least annually during the fourth quarter of the year. The evaluation of proven and probable reserve estimates may provide evidence that the carrying value of a mine is impaired. Based on the revised reserve and mineral resource calculations, estimated future net cash flows, from each property with the exception of acquired exploration properties, are calculated on an undiscounted basis, using estimated recoverable ounces of gold (considering current proven and probable reserves and mineral resources expected to be converted into mineral reserves. The inclusion of mineral resources is based on various circumstances, including but not limited to, the existence and nature of known mineralization, location of the property, results of recent drilling, and analysis to demonstrate the ore is commercially recoverable.); estimated future gold price realization (considering historical and current prices, price trends and related factors); and operating, capital and site restoration costs. Reductions in the carrying value of property, plant and equipment, with a corresponding charge to income, are recorded to the extent that the estimated future net cash flows are less than the carrying value.

       Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of property, plant and equipment.

       LONG-TERM INVESTMENTS

       Long-term investments in shares of investee companies, over which the Company has the ability to exercise significant influence, are accounted for using the equity method. The cost method is used for entities in which the Company owns less than 20% or cannot exercise significant influence. The Company periodically reviews the carrying value of its investments. When a decline in the value of an investment is other than temporary, the investment is written down accordingly.

                                     F-B38

       FINANCIAL INSTRUMENTS

       The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses spot deferred contracts and fixed forward contracts to hedge exposure to commodity price risk for gold and silver; foreign exchange forward contracts to hedge exposure to fluctuations in foreign currency denominated anticipated revenues, and interest rate swaps to hedge exposure to changes in interest rates. The Company uses written gold call options to economically hedge exposure to commodity price risk for gold. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

       Realized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedged transaction is recognized. The premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes or which relate to a hedged transaction that has been sold or terminated are recorded in income.

       Gains on the early settlement of gold hedging contracts are recorded as deferred revenue on the balance sheet and included in income over the original delivery schedule of the hedged production. Realized and unrealized gains or losses associated with foreign exchange forward contracts, which have been terminated or cease to be effective prior to maturity, are deferred and included in other assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized.

       PENSION, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

       Pension expense, based on management assumptions, consists of the actuarially computed costs of pension benefits in respect of the current year's service, imputed interest on plan assets and pension obligations, straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

       The expected costs of post-retirement and post-employment benefits, other than pensions, to active employees are accrued for in the financial statements during the years employees provide service to be entitled to receive such benefits.

       STOCK OPTION PLAN

       The stock option plan is described in Note 14. The Company has elected not to use the fair value method of accounting for stock options as recommended in the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870 "Stock-based Compensation and Other Stock-based Payments." No compensation expense is recognized under this plan when shares or share options are issued to employees. Shares issued under this plan are recorded at the issue price. Any consideration paid by employees on exercise of stock options or purchases of stock is credited to common share capital.

       REVENUE RECOGNITION

       The Company changed its accounting policy for revenue recognition effective January 1, 2001 such that revenue is recognized upon shipment to third-party gold refineries when the sales price is fixed and title has passed to the customer. Previously, revenue was recognized when the production process was completed or when gold was poured in dore form at the mine. The Company retroactively adopted this new accounting policy and the prior periods have not been restated, as the net adjustment would not have had a material impact on the reported amounts.

       SITE RESTORATION COSTS

       Estimated costs of site restoration are accrued and expensed over the estimated life of the mine on a unit-of-production basis using proven and probable reserves. Ongoing environmental protection expenditures are expensed as incurred. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred (calculated on a non-discounted basis), all of which are subject to possible changes thereby impacting current determinations.

       INCOME AND MINING TAXES

       The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences.

       Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and associates to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

                                     F-B39

       NEW ACCOUNTING PRONOUNCEMENT

       Effective January 1, 2002, the Company adopted the new CICA recommendations for foreign currency translation. This standard eliminates the practice of deferring and amortizing unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the fiscal year following the current reporting period. Foreign exchange gains and losses arising on translation of these monetary items are now included in the determination of current period losses. The Company previously had unrealized foreign exchange gains and losses on converting the debt component of Canadian dollar dominated convertible debentures to U.S. dollars. In addition, the Canadian dollar denominated redeemable retractable preferred shares were translated to U.S dollars at the historical rate on the date of issue. The adoption of this new standard has been applied retroactively with prior year comparative amounts restated. The effects on the consolidated financial statements are as follows:

       CHANGE IN STATEMENT OF OPERATIONS AND DEFICIT AMOUNTS:

       -----------------------------------------------------------------------------------
       Increase in foreign exchange gain for the year ended December 31, 2000    $     0.7
       Decrease in net loss for the year ended December 31, 2000                 $     0.7
       Decrease in foreign exchange loss for the year ended December 31, 2001    $     0.6
       Decrease in net loss for the year ended December 31, 2001                 $     0.6
       Decrease in deficit - December 31, 2000                                   $     2.2
       Decrease in deficit - December 31, 2001                                   $     2.8

       The impact on loss per share as a result of the change in accounting policy would not result in any adjustment to previously reported amounts.

       Effective January 1, 2002, the Company adopted the recommendations of the CICA for stock-based compensation and other stock-based payments. This recommendation establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that the Company has the ability to settle in stock are recorded as equity, whereas awards that the Company is required to or has a practice of settling in cash are recorded as liabilities (see Note 14).

       2001 AND 2000 FIGURES

       Certain of the 2001 and 2000 figures have been reclassified to conform to the 2002 presentation.

2.     BUSINESS AND PROPERTY ACQUISITIONS

       2002

       During 2002, the Company acquired a further 2.9% interest in E-Crete, LLC ("E-Crete") for cash consideration of $0.1 million from its partner by funding its partner's share of cash calls, thereby increasing its ownership interest to 88.8%.

       2001

       During 2001, the Company acquired a further 12.4% interest in E-Crete for cash consideration of $1.2 million from its partner by funding its partner's share of cash calls, thereby increasing its ownership interest to 85.9%.

       On December 14, 2001, the Company completed the acquisition of a 100% interest in the George/Goose Lake gold project in the Nunavut Territory by issuing 1,333,333 common shares of the Company valued at $3.8 million. The following is a summary of the 2001 acquisitions both of which were accounted for using the purchase method.

                                                                  GEORGE/
                                                     E-CRETE     GOOSE LAKE      TOTAL

       ----------------------------------------------------------------------------------
       Fair value ascribed to net assets acquired:
       Property, plant and equipment                $     1.7     $    3.8     $     5.5
       Less liabilities assumed                           0.5           -            0.5
       ----------------------------------------------------------------------------------
                                                    $     1.2     $    3.8     $     5.0

       ----------------------------------------------------------------------------------
       Purchase price:
       Cash                                         $     1.2     $     -      $     1.2
       Common shares                                        -          3.8           3.8

       ----------------------------------------------------------------------------------
                                                    $     1.2     $    3.8     $     5.0

       ==================================================================================

                                     F-B40

       2000

       There were no business acquisitions during 2000.

3.     ACCOUNTS RECEIVABLE AND OTHER ASSETS

       Accounts receivable and other assets are comprised of the following:

                                                               2002            2001
       ----------------------------------------------------------------------------------
       Taxes recoverable, interest and
       miscellaneous accounts receivable                    $     9.8       $     8.3
       Due from joint venture partners                            0.1             5.5
       Deferred costs associated with the business
            combination transaction with TVX Gold Inc.
            and Echo Bay Mines Ltd. (see Note 23)                 5.6               -
       ----------------------------------------------------------------------------------

                                                            $    15.5       $    13.8

       ==================================================================================
4.     INVENTORIES

       Inventories are comprised of the following:

                                                               2002            2001
       ----------------------------------------------------------------------------------


       Gold bullion and gold in process                     $    12.9       $    15.1
       Mine operating parts and supplies                         26.0            27.3
       ----------------------------------------------------------------------------------

                                                            $    38.9       $    42.4

       ==================================================================================
5.     PROPERTY, PLANT AND EQUIPMENT

       The components of property, plant and equipment are as follows:

                                                      2002                                      2001

       ------------------------------------------------------------------------------------------------------------------

                                                   ACCUMULATED                                 ACCUMULATED
                                                   DEPRECIATION,                               DEPRECIATION,
                                    COST,          DEPLETION                     COST          DEPLETION
                                    NET OF         AND             NET BOOK      NET OF        AND              NET BOOK
                                    WRITE-DOWNS    AMORTIZATION    VALUE         WRITE-DOWNS   AMORTIZATION     VALUE

       ------------------------------------------------------------------------------------------------------------------
       Producing properties
         Mineral properties          $      0.3      $       -     $     0.3      $     0.3     $        -      $    0.3
         Plant and equipment
            (amortized on a
            straight-line basis)(1)        16.8            6.1          10.7          165.5           77.4          88.1
       Plant and equipment
            (amortized on unit-
            of-production basis)(1)       760.4          458.6         301.8          615.2          305.8         309.4
       Development properties               8.1              -           8.1            8.1              -           8.1
       Exploration properties               9.1              -           9.1            9.1              -           9.1

       ------------------------------------------------------------------------------------------------------------------

                                     $    794.7      $   464.7     $   330.0      $   798.2     $    383.2      $  415.0

       ------------------------------------------------------------------------------------------------------------------

(1) As described in note 7(c), the Porcupine Joint Venture was formed on July 1, 2002, combining the assets of the Hoyle Pond Nighthawk Lake and Pamour mines with the assets of the Dome mine of Placer Dome (CLA) Limited ("Placer"). From July 1, 2002, the assets of the Porcupine Joint Venture are depreciated on the unit-of-production basis based on proven and probable reserves only. Prior to July 1, 2002, the Hoyle Pond assets were amortized on a straight-line basis.

                                     F-B41

       The development properties above represent the Company's investment in the Pamour mine. While the Pamour mine has final feasibility studies, it is subject to permitting from Canadian authorities. The necessary permits required to commence mining of the mineral reserves contained in the existing Pamour pit, north of Highway 101, referred to as the phase one mine plan, have been maintained in good standing and require only administrative reactivation. However, the Porcupine Joint Venture will require additional permit approvals to mine south of Highway 101, which is outside of the phase one mine plan. The Pamour mine is located in an active historical mining district. There is a clearly defined regulatory process under federal and Ontario law that governs the issuance of mining permits. There are no known technical, environmental, cultural or socio-economic impediments that would prevent the issuance of mining permits for the area south of Highway 101. Accordingly, the Company believes there is a high level of assurance that the project will receive all required approvals for development. The permitting process has been initiated and environmental baseline studies are underway. A permitting schedule has been developed by Placer, the operator of the Porcupine Joint Venture, in consultation with the relevant government authorities, which contemplates that the expansion project will proceed in late 2004.

       There were no major asset disposals in 2002.

       2001

       During the year ended December 31, 2001, the Company disposed of certain mining assets with a cost of $66.3 million and accumulated depreciation, depletion and amortization of $60.9 million and ceased to consolidate the Zimbabwe operations. The assets disposed of in 2001 were comprised primarily of the Macassa mine and mill complex and the Candelaria property. The Macassa mine located in Kirkland Lake, Ontario and the Candelaria property located near Hawthorne, Nevada had been previously written down to their estimated net realizable value. The gain on sale of these assets of $1.2 million is included in gain on sale of assets in the consolidated statement of operations. Since the assets were non-producing at the time of disposal, there are no revenue or expense amounts included in the results of operations for 2001 other than the gain on sale. During 2000, these properties incurred operating costs of $0.5 million and an asset write-down expense of $9.6 million.

       2000

       During the year ended December 31, 2000, the Company disposed of certain mining assets with a cost of $50.5 million and accumulated depreciation, depletion and amortization of $39.8 million. The assets disposed of in 2000 were comprised primarily of the Denton-Rawhide mine and other surplus tangible equipment. The Denton-Rawhide mine located near Falon, Nevada was in production when sold. The gain on sale of these assets of $2.5 million is included in gain on sale of assets in the consolidated statement of operations. During 2000, prior to disposal on March 31, 2000, the Denton-Rawhide mine realized $4.4 million of mining revenue, $0.6 million of interest income, $4.1 million of operating costs and depreciation depletion and amortization of $1.0 million for a net loss of $0.1 million.

6.     LONG-TERM INVESTMENTS

       The quoted market value of the Company's long-term investments at December 31, 2002 is $89.6 million (December 31, 2001 - $17.5 million), including its investment in Echo Bay Mines Limited ("Echo Bay") which has a market value of $70.8 million. The book value of the long-term investments is comprised of the following as at December 31.

                                                  2002             2001

       -------------------------------------------------------------------

       Cost basis                               $   11.8         $    9.6
       Equity basis                                    -              3.3

       -------------------------------------------------------------------

                                                $   11.8         $   12.9

       ===================================================================

7.     JOINT VENTURE INTERESTS

       The Company conducts a portion of its business through joint ventures under which the ventures are bound by contractual arrangements establishing joint control over the ventures. The Company records its proportionate share of assets, liabilities, revenue and operating expenses of the joint ventures. As at December 31, 2002, the Company had interests in three joint venture projects. Prior to January 1, 2002, E-Crete was considered to be a joint venture and was accounted for using proportionate consolidation. Following the increase in its ownership interest as described in Note 2, and other changes in conditions between the joint venture partners, the Company has fully consolidated E-Crete. Kamgold, a Russian joint stock company, in which Kinross held a 25% interest, was sold in August 2002.

       (A)    OMOLON GOLD MINING COMPANY

       The Company owns a 54.7% interest in Omolon, a Russian joint stock company, which operates the Kubaka mine located in eastern Russia. A 50% interest was acquired as a result of the Kinam Gold Inc. ("Kinam") acquisition in 1998 and additional interests of 3.0% and 1.7% were acquired in December 1998 and 1999, respectively. The remaining shares are held by five Russian entities (the "Russian Shareholders").

       The Board of Directors of Omolon approves annual budgets, dividends, and major transactions prior to execution by management. Prior to July 2002, the Company had four of seven director votes. The remaining three director votes represent the Russian Shareholders. Also, prior to July 2002, the Russian Shareholders nominated the Chairman of the Board. All major transactions require a 75% majority of votes cast at any directors meeting. The shareholders are entitled to their pro-rata share of profits in the form of dividends and are obliged to make their pro-rata share of contributions if required. In 2002, two Russian Shareholders and the Magadan Administration on behalf of a third Russian Shareholder (who together hold 38.1% of the outstanding shares of Omolon) instituted separate legal proceedings against Omolon asserting that the original issuance of shares was flawed and therefore null and

                                     F-B42
void. In addition, on September 4, 2002, one of the Russian Shareholders of Omolon who brought a lawsuit against Omolon obtained a court order to freeze $47.0 million of gold inventory and cash. This court order was appealed and on October 14, 2002, the amount of cash subject to the order was reduced to $22.3 million. On December 3, 2002, Omolon entered into purchase agreements with four of the five Russian Shareholders who collectively own 44.17% of Omolon's shares. The share purchase agreements require that all pending lawsuits against Omolon be withdrawn. In anticipation of completing the share repurchase transactions, the charter of Omolon was amended in July 2002 to eliminate the right of the Russian Shareholders to appoint the chairman and the voting procedures were changed to allow all shareholders to vote in accordance with their respective ownership interests.

       The Company continued to proportionately consolidate its investment in Omolon during 2002 as it did not have the ability to make strategic operating, investing and financing decisions without the influence of others. The Company will commence full consolidation of this investment in 2003 once the Omolon repurchase transactions have been completed and the litigation has been withdrawn (see Note 23).

       (B)    COMPANIA MINERA MARICUNGA

       The Company owns a 50% interest in Compania Minera Maricunga ("CMM"), a Chilean contractual mining company, which was acquired as a result of the Kinam acquisition in 1998. CMM owns the Refugio mine located in Central Chile. On June 1, 1999, the Company was appointed Operator of the Refugio mine and continues in that capacity. The Company provides services to CMM in the planning and conduct of exploration, development and mining, and related operations with respect to the Refugio Project Properties and the Refugio mine. The investment in CMM was written-off during 2000 (see Note 15).

       The Board of Directors of CMM approves annual budgets, approves distributions and approves major transactions prior to execution by management. The Company has 50 votes of 100 on all matters to be decided by the Board of Directors. In addition, suspension and recommencement of operations require unanimous consent of the Board of Directors. The shareholders are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.

       (C)    PORCUPINE JOINT VENTURE

       The Company owns a 49% interest in the Porcupine Joint Venture ("PJV"), which conducts mining, milling and exploration operations in the Timmins area of Ontario. As of July 1, 2002, the Company agreed to transfer to Placer Dome (CLA) Limited an undivided 51% interest in various owned and leased mineral properties, including the Hoyle Pond mine. Placer Dome (CLA) Limited agreed to transfer to the Company an undivided 49% interest in various owned and leased mineral properties. Under the PJV agreement, Placer Dome (CLA) Limited is the operator.

       The Management Committee of the PJV approves annual programs and budgets and approves major transactions prior to execution by management. The PJV participants are entitled to their pro-rata share of production and are obliged to make their pro-rata share of contributions as requested.

       The following table summarizes information contained in the consolidated financial statements relative to these joint venture interests:

       (D)    SUMMARY OF JOINT VENTURE INFORMATION


                                                       2002         2001         2000

       ----------------------------------------------------------------------------------
       Revenue                                       $  112.5     $   87.4     $   98.9

       ----------------------------------------------------------------------------------
       Operating costs                                   55.3         57.9         66.4
       Depreciation, depletion and amortization          25.1         21.6         30.9
       Exploration                                        3.3          2.1          2.4
       Interest                                           0.8          3.6          6.0
       Write-down of property, plant and equipment          -            -         42.6

       ----------------------------------------------------------------------------------
                                                         84.5         85.2        148.3

       ----------------------------------------------------------------------------------
       Income (loss) before taxes                    $   28.0     $    2.2     $  (49.4)

       ----------------------------------------------------------------------------------
       Current assets                                $   57.8     $   30.2     $   56.6
       Property, plant and equipment, net                87.6         39.4         53.2

       ----------------------------------------------------------------------------------
                                                        145.4         69.6        109.8

       ----------------------------------------------------------------------------------
       Current liabilities                               20.6         20.3         40.0
       Long-term liabilities                             12.1         13.1         33.2

       ----------------------------------------------------------------------------------
                                                         32.7         33.4         73.2

       Net investment in joint ventures              $  112.7     $   36.2     $   36.6

       ----------------------------------------------------------------------------------
       Cash flow provided from operating activities  $   57.3     $   35.8     $   24.1

       ----------------------------------------------------------------------------------
       Cash flow used in investing activities        $   (3.0)    $   (0.6)    $   (7.8)

       ----------------------------------------------------------------------------------
       Cash flow used in financing activities        $   (1.6)    $  (21.9)    $  (20.2)

       ----------------------------------------------------------------------------------

                                     F-B43

       The following tables present financial information for the Company's ownership interest for each material entity the Company proportionately consolidates:


                                                     2002         2001         2000

      -------------------------------------------------------------------------------
      OMOLON GOLD MINING COMPANY
      Revenue                                    $   69.2     $   67.8     $   67.8
      -------------------------------------------------------------------------------

      Operating costs                                30.3         37.8         34.8
      Depreciation, depletion and amortization       17.4         20.5         26.0
      Exploration                                     1.3          2.1          2.3
      Interest                                        0.5          2.9          4.8

      -------------------------------------------------------------------------------
                                                     49.5         63.3         67.9

      -------------------------------------------------------------------------------
      Income (loss) before taxes                 $   19.7     $    4.5     $   (0.1)

      -------------------------------------------------------------------------------

      Current assets                             $   46.5     $   23.8     $   47.0
      Property, plant and equipment, net             12.7         31.2         45.6

      -------------------------------------------------------------------------------
                                                     59.2         55.0         92.6

      -------------------------------------------------------------------------------
      Current liabilities                             9.5         18.1         34.7
      Long-term liabilities                           3.8          4.5         24.7

      -------------------------------------------------------------------------------
                                                     13.3         22.6         59.4

      -------------------------------------------------------------------------------
      Net investment in joint venture            $   45.9     $   32.4     $   33.2

      -------------------------------------------------------------------------------
      Cash flow provided from operating
       activities                                $   39.6     $   37.7     $   23.3

      -------------------------------------------------------------------------------
      Cash flow used in investing activities     $   (0.1)    $   (0.4)    $   (0.1)

      -------------------------------------------------------------------------------
      Cash flow used in financing activities     $   (1.6)    $  (21.5)    $  (21.0)

      -------------------------------------------------------------------------------

      COMPANIA MINERA MARICUNGA
      Revenue                                    $   14.8     $   19.5     $   26.7

      -------------------------------------------------------------------------------
      Operating costs                                 3.3         17.4         26.4
      Depreciation, depletion and amortization          -            -          3.9
      Exploration                                     0.4            -            -
      Interest                                        0.3          0.3          0.6
      Write-down of property, plant and
       equipment                                        -            -         36.1

      -------------------------------------------------------------------------------
                                                      4.0         17.7         67.0

      -------------------------------------------------------------------------------
      Income (loss) before taxes                 $   10.8     $    1.8     $  (40.3)

      -------------------------------------------------------------------------------
      Current assets                             $    3.1     $    6.2     $    9.4
      Property, plant and equipment, net                -            -            -

      -------------------------------------------------------------------------------
                                                      3.1          6.2          9.4
      Current liabilities                             6.0          1.7          4.8
      Long-term liabilities                           5.1          5.2          6.0

      -------------------------------------------------------------------------------
                                                     11.1          6.9         10.8

      -------------------------------------------------------------------------------
      Net investment in joint venture            $   (8.0)    $   (0.7)    $   (1.4)

      -------------------------------------------------------------------------------
      Cash flow provided from
      (used in) operating activities             $   14.3     $    2.2     $   (0.8)

      -------------------------------------------------------------------------------
      Cash flow used in investing activities     $      -     $      -     $   (3.3)

      -------------------------------------------------------------------------------
      Cash flow used in financing activities     $      -     $   (0.4)    $   (2.0)
      -------------------------------------------------------------------------------

                                     F-B44


                                                   2002         2001         2000

      -------------------------------------------------------------------------------

      PORCUPINE JOINT VENTURE

      -------------------------------------------------------------------------------
      Revenue                                    $   28.5     $      -     $      -

      -------------------------------------------------------------------------------
      Operating costs                                21.7            -            -
      Depreciation, depletion and amortization        7.7            -            -
      Exploration                                     1.6            -            -
      Interest                                          -            -            -
      Write-down of property, plant and
       equipment                                        -            -            -
      -------------------------------------------------------------------------------
                                                     31.0            -            -
      -------------------------------------------------------------------------------
      Loss before taxes                          $   (2.5)    $      -     $      -
      -------------------------------------------------------------------------------
      Current assets                             $    8.2     $      -     $      -
      Property, plant and equipment, net             74.9            -            -
      -------------------------------------------------------------------------------
                                                     83.1            -            -
      -------------------------------------------------------------------------------
      Current liabilities                             5.3            -            -
      Long-term liabilities                           3.1            -            -
      -------------------------------------------------------------------------------
                                                      8.4            -            -
      Net investment in joint venture            $   74.7     $      -     $      -
      -------------------------------------------------------------------------------
      Cash flow provided from operating
       activities                                $    3.4     $      -     $      -
      -------------------------------------------------------------------------------
      Cash flow used in investing activities     $   (2.9)    $      -     $      -
      -------------------------------------------------------------------------------
      Cash flow provided from financing
       activities                                $      -     $      -     $      -
      -------------------------------------------------------------------------------

      E-CRETE, LLC
      -------------------------------------------------------------------------------
      Revenue                                    $      -     $    0.1     $      -
      -------------------------------------------------------------------------------
      Operating costs                                   -          2.5          1.3
      Depreciation, depletion and amortization          -          1.1            -
      Exploration                                       -            -            -
      Interest                                          -          0.3            -
      Write-down of property, plant and equipment       -            -            -
      -------------------------------------------------------------------------------
                                                        -          3.9          1.3
      -------------------------------------------------------------------------------
      Income (loss) before taxes                 $      -     $   (3.8)    $   (1.3)
      -------------------------------------------------------------------------------
      Current assets                             $      -     $    0.2     $    0.2
      Property, plant and equipment                     -          8.2          7.6
      -------------------------------------------------------------------------------
                                                        -          8.4          7.8
      -------------------------------------------------------------------------------
      Current liabilities                               -          0.5          0.5
      Long-term liabilities                             -          3.4          2.5
      -------------------------------------------------------------------------------
                                                        -          3.9          3.0
      -------------------------------------------------------------------------------
      Net investment in joint venture            $      -     $    4.5     $    4.8
      -------------------------------------------------------------------------------
      Cash flow provided from operating
       activities                                $      -     $   (4.1)    $   (0.3)
      -------------------------------------------------------------------------------
      Cash flow used in investing activities     $      -     $   (0.2)    $   (4.3)
      -------------------------------------------------------------------------------
      Cash flow provided from financing
       activities                                $      -     $      -     $    2.8
      -------------------------------------------------------------------------------

                                     F-B45

8.     FINANCIAL INSTRUMENTS

       The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policies approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

       (A)    COMMODITY RISK MANAGEMENT

       The profitability of the Company is directly related to the market price of gold and silver. The Company uses spot deferred contracts and fixed forward contracts to hedge against changes in commodity prices for a portion of its forecasted gold and silver production. Spot deferred contracts are forward sale contracts with flexible delivery dates that enable management to choose to deliver into the contract on a specific date or defer delivery until a future date. If delivery is postponed, a new contract price is established based on the old contract price plus a premium (referred to as "contango"). The Company uses written call options to economically hedge exposure to changes in spot gold prices.

       The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at December 31, 2002 are as follows:


                             SPOT DEFERRED                       CALL        AVERAGE
                                    OUNCES      AVERAGE       OPTIONS         STRIKE
       EXPECTED YEAR OF DELIVERY    HEDGED       PRICE            SOLD         PRICE
                                  (OUNCES)                   (OUNCES)

       ------------------------------------------------------------------------------
       2003                        137,500      $    278      100,000      $     320
       2004                        137,500      $    278       50,000      $     340
       2005                         37,500      $    296            -

       ------------------------------------------------------------------------------

       Total                       312,500                    150,000

       ------------------------------------------------------------------------------

       There were no silver commodity derivative contracts outstanding as at December 31, 2002.

       As at December 31, 2001, the Company had spot deferred contracts for 313,000 ounces of gold and call options sold for 200,000 ounces of gold.

       In February of 2001, the Company closed out 500,000 ounces of spot deferred contracts that were designated as hedges for 2001 to 2004 and realized a gain of $16.6 million on proceeds of $21.1 million. This gain has been deferred and is being included in income over the original delivery schedule of the various contracts.

       In August 2000, the Company closed out 150,000 ounces of gold forward sales contracts that were designated as hedges for 2001 and realized a gain of $4.7 million. This gain was deferred and was included in income over the original delivery schedule of the various contracts.

       (B)    FOREIGN CURRENCY RISK MANAGEMENT

       All sales revenues for the Company are denominated in U.S. dollars. The Company is exposed to currency fluctuations on expenditures which are denominated in Canadian dollars, Russian rubles, Chilean pesos and other currencies. These potential currency fluctuations could have a significant impact on the cost of producing gold and thereby, the profitability of the Company. This risk is reduced, from time to time, through the use of foreign exchange forward contracts to fix the exchange rates on future revenue flows.

       As at December 31, 2002, the Company has foreign currency forward contracts to sell U.S. dollars and buy Canadian dollars of CDN $25.8 million at an average exchange rate of 1.5175 (2001 - CDN $35.8 million at an average exchange rate of 1.4934). These contracts mature over a 12 month period ending December 2003.

       (C)    INTEREST RATE RISK MANAGEMENT

       The Company is exposed to interest rate risk as a result of its issuance of variable rate debt. There are no interest rate hedging transactions outstanding as at December 31, 2002.

       (D)    ENERGY PRICE RISK

       The Company is exposed to changes in crude oil prices as a result of diesel fuel consumption, primarily at its Fort Knox and Kubaka mines. The potential fluctuations in crude oil prices could have a significant impact on the cost of producing gold and the profitability of the Company. This risk is reduced, from time to time, through the use of crude oil forward purchase contracts to lock in firmly committed future operating costs.

       As at December 31, 2002, the Company had no hedging agreements in place to purchase fuel. As at December 31, 2001, the Company had agreements to buy 28,500 barrels of crude oil forward at a price of $20.83 per barrel.

                                     F-B46

       (E)    CREDIT RISK MANAGEMENT

       Credit risk relates to accounts receivable and derivative contracts and arises from the possibility that a counterparty to an instrument fails to perform. The Company only transacts with highly-rated counterparties and a limit on contingent exposure has been established for each counterparty based on the counterparty's credit rating. At December 31, 2002, the Company's gross credit exposure was $9.9 million (December 31, 2001 - $13.8 million).

       (F)    FAIR VALUES OF FINANCIAL INSTRUMENTS

       Carrying values for primary financial instruments, including cash and cash equivalents, bullion settlements and other accounts receivable, marketable securities, accounts payable and accrued liabilities, approximate fair values due to their short-term maturities. The carrying value for long-term debt (other than convertible debentures and redeemable retractable preferred shares) approximates fair value primarily due to the floating rate nature of the debt instruments.

       The fair value of the outstanding convertible debentures is based on the quoted market price of the debentures at the respective balance sheet dates and, as at December 31, 2002 and 2001, was approximately $107.1 million (CDN $169.2 million) and $71.8 million (CDN $114.3 million), respectively. Fair value estimates for derivative contracts are based on quoted market prices for comparable contracts and represent the amount the Company would have received from, or paid to, a counterparty to unwind the contract at the market rates in effect at December 31. The following table represents the fair value (loss) relating to derivative contracts outstanding as at December 31:

                                                           2002          2001

       ------------------------------------------------------------------------

       Gold and silver forward sales contracts(1)      $   (20.3)     $   (3.6)
       Foreign currency contracts(2)                        (0.8)         (1.5)

       (1) Based on a spot gold price of $343 and $277 per ounce as at December 31, 2002 and 2001, respectively.
       (2) Based on a Canadian Dollar exchange rate of 1.5796 and 1.5926 at December 31, 2002, and 2001, respectively.

       The fair value of written call options is recorded in the financial statements at each measurement date.

9.     LONG-TERM DEBT

                                                                        PRINCIPAL REPAYMENT SCHEDULE
                                                                           AS AT DECEMBER 31, 2002

       ---------------------------------------------------------------------------------------------------
                                             INTEREST
                                             RATES         2001       2002       2003      2004     2005

       ---------------------------------------------------------------------------------------------------
       Kubaka project-financing debt         Variable     $  4.2     $  2.6     $  2.6    $    -    $   -
       Fort Knox industrial revenue bonds    Variable       49.0       25.0       15.0      10.0        -
       E-Crete project financing debt        Variable        3.3        3.8        3.8         -        -
       Capital leases                        8.0%-9.5%       7.6        4.8        1.9       2.9        -

       ---------------------------------------------------------------------------------------------------
                                                            64.1       36.2     $ 23.3    $ 12.9    $   -

       ---------------------------------------------------------------------------------------------------

       Less current portion                                 33.1       23.3

       ---------------------------------------------------------------------------------------------------

                                                          $ 31.0     $ 12.9

       ---------------------------------------------------------------------------------------------------

       ALL LONG-TERM DEBT IS DENOMINATED IN US DOLLARS.

       The European Bank for Reconstruction and Development ("EBRD") and the U.S. Overseas Private Investment Corporation ("OPIC") provided project-financing debt on the Kubaka mine. As at December 31, 2000, this debt was $36.6 million. In 2001, Omolon repaid $28.9 million and in 2002 repaid $3.0 million leaving $4.75 million outstanding to EBRD as at December 31, 2002. The Company's 54.7% proportionate share of these obligations is $2.6 million as at December 31, 2002 (December 31, 2001 - $4.2 million). Interest on the project-financing debt is variable based upon LIBOR and as at December 31, 2002 is approximately 5.8% per annum (December 31, 2001 - 6.2%). The project-financing debt became recourse solely to Omolon after completion tests were passed in late 1999. The project financing debt was originally scheduled to be repaid by December 15, 2001. However, the project financing debt loan has been extended until December 15, 2003.

                                     F-B47

       The solid waste disposal facility at the Fort Knox mine was financed by $71.0 million of tax-exempt industrial revenue bonds. The variable rate bonds, maturing in May 2009, were issued by the Alaska Industrial Development and Export Authority and are supported by a letter of credit issued by the Company pursuant to the syndicated credit facility. The floating interest rate on the bonds was approximately 1.3% as at December 31, 2002 (December 31, 2001 - 1.9%). On April 4, 2001, the Company repaid $22.0 million of principal leaving a balance then outstanding of $49.0 million. On January 2, 2002, the Company repaid $9.0 million of principal leaving a balance then outstanding of $40.0 million. On December 4, 2002, the Company repaid $15.0 million of principal leaving a balance outstanding at December 31, 2002 of $25.0 million.

       EXPIRING CREDIT FACILITY

       In March 2000, the Company arranged a syndicated credit facility for $110.0 million. The primary purpose of this facility is to provide credit support that enables the Company to issue letters of credit on the Fort Knox Industrial Revenue bonds. This facility matures in October 2, 2003. During the life of the credit facility the Company must either reduce its letters of credit according to an agreed upon amortization schedule or post cash in order to defease the debt. The assets of the Fort Knox mine have been pledged as collateral under this credit facility (see Note 17).

       LOAN REPAYMENT SCHEDULE

                                                                                     CREDIT
                                                                                    FACILITY
       DATE                                                        REPAYMENT        BALANCE

       ---------------------------------------------------------------------------------------
       December 2000                                             $           -     $    90.0
       February 2001                                                      20.0          70.0
       January 2002                                                       20.0          50.0
       June 2002                                                          20.0          30.0
       October 2003                                           Facility expires             -

       As at December 31, 2002, the credit facility had been reduced to $30.0 million. The letters of credit issued at December 31, 2002 were as follows:

       PURPOSE                                                                      AMOUNT

       ---------------------------------------------------------------------------------------
       Credit Support for Fort Knox industrial revenue bonds                       $    25.5
       Credit Support E-Crete project financing                                          3.9
       Surety Bond Collateral                                                            4.0
       Reclamation and other obligations                                                 5.1

       ---------------------------------------------------------------------------------------

                                                                                   $    38.5

       =======================================================================================

       Cash of $8.5 million was posted with a financial institution in order to issue letters of credit in excess of the credit limit of the existing credit facility.

       In May 2000, E-Crete arranged a project finance loan which enabled it to finance construction of its first production plant in Phoenix, Arizona. The loan facility is guaranteed by a letter of credit issued pursuant to the syndicated credit facility.

       NEW CREDIT FACILITY

       On February 27, 2003, the Company entered into a new syndicated credit facility. The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million.

       The primary purpose of the credit facility is to enable the Company to issue letters of credit to various regulatory agencies to satisfy its financial assurance requirements. The assets of the Fort Knox mine and shares in various wholly-owned subsidiaries are pledged as collateral for this facility.

       CAPITAL LEASES

       The Company has capital leases for certain production equipment at its various operations. Interest on these leases ranges from 8.0% to 9.5% per annum.

10.    SITE RESTORATION COSTS

       Although the ultimate amount of site restoration costs is uncertain, the Company estimates this obligation at $70.4 million based on information currently available including closure plans and applicable regulations. As at December 31, 2002, the Company has accrued $57.0 million of this estimated obligation (December 31, 2001 - $55.6 million). In addition, the Company has posted bonds and letters of credit totaling $57.3 million as requested by various regulatory agencies. In view of uncertainties concerning future site restoration costs, ultimate costs could differ from the estimated amounts. Future changes, if any, in regulations and cost assumptions may be significant and will be recognized when applicable.

                                     F-B48

11.    CONVERTIBLE DEBENTURES

       On December 5, 1996, the Company issued unsecured subordinated convertible debentures in the aggregate principal amount of $146.0 million (CDN $200.0 million). The debentures bear interest at 5.5% per annum, mature on December 5, 2006 and, at the holders' option, are convertible into common shares of the Company at a conversion price of CDN $40.05 per share, being a rate of
24.9687 common shares per CDN $1,000 principal amount of debentures. Interest is payable in cash, however, the Company has the right to settle the principal amount by the issuance of common shares. The debentures were redeemable after June 30, 2000 until December 31, 2001 at par plus accrued and unpaid interest under certain conditions relating to the price of the common stock. On or after December 31, 2001, the debentures are redeemable at par plus accrued and unpaid interest. No debentures were redeemed in either 2002 or 2001. The Company may, at its option, elect to satisfy its obligation to pay the principal amount of the debentures upon redemption or at maturity by issuing and delivering to the holders, for each $1,000 principal amount of debentures, the greater of :

       - that number of common shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the date on which notice of such election is first given; and

       - that number of common shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date or the maturity date, as the case may be.

       The debentures are being accounted for in accordance with their substance and are presented in the financial statements in their component parts, measured at their respective fair values at the time of issue. The debt component has been calculated as the present value of the required interest payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time the debentures were issued. Interest expense is determined on the debt component, such component being reduced by the required semi-annual interest payments. The difference between the debt component and the face value of the debentures is classified as equity, net of issue costs adjusted for income taxes. The equity component of the debentures, net of the value ascribed to the holders' option, is increased over the term to the full face value by charges to retained earnings (deficit).

       During 2000, the Company bought back $0.15 million (CDN $0.2 million) principal amount of the debentures for $0.07 million (CDN $0.1 million). No debentures were bought back in 2001 or 2002.

       As at December 31, 2002, the outstanding principal amount of the debentures was $123.8 million (CDN $195.6 million) (December 31, 2001 - $122.8 million (CDN $195.6 million)).

12.    REDEEMABLE RETRACTABLE PREFERRED SHARES

       As at December 31, 2002 and 2001, 384,613 redeemable retractable preferred shares are outstanding and held by a senior officer and director of the Company.

       The holder of the redeemable retractable preferred shares is entitled to receive a CDN $0.80 per share fixed cumulative annual preferential cash dividend, payable in equal quarterly installments and, is entitled at any time to convert all or any part of the redeemable retractable preferred shares into common shares on the basis of 2.7518 common shares for each redeemable retractable preferred share so converted, subject to anti-dilution adjustments. The Company may at any time redeem, upon a minimum thirty day notice, all or any part of the redeemable retractable preferred shares at a price of CDN $10.00 per share, together with unpaid dividends accrued to the date of redemption. The holder of the redeemable retractable preferred shares is entitled to require the Company to redeem for cash all or any part of the redeemable retractable preferred shares at this price.

13.    CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY

       The convertible preferred shares of subsidiary company comprise 1,840,000 shares of $3.75 Series B Convertible Preferred Shares of Kinam ("Kinam Preferred Shares"). The Kinam Preferred Shares are convertible into common shares of the Company at a conversion price of $30.92 per share (equivalent to a conversion rate of 1.6171 common shares for each preferred share), subject to adjustment in certain events.

       The Kinam Preferred Shares are redeemable at the option of the Company at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining ratably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

       Annual cumulative dividends of $3.75 per share are payable quarterly on each February 15, May 15, August 15 and November 15, as and if declared by Kinam's Board of Directors.

       On July 12, 2001, the Company acquired 945,400 Kinam Preferred Shares in exchange for 8,062,164 common shares of the Company (see Note 14). On March 28, 2002, 652,992 Kinam Preferred Shares were acquired in a $16.00 per share cash tender offer and after extending the offer an additional 17,730 Kinam Preferred Shares were tendered on April 4, 2002. During 2002, 350 Kinam Preferred Shares were tendered in exchange for 566 common shares of the Company, leaving 223,528 held by non-affiliated shareholders at December 31, 2002.

       No dividends were paid on the Kinam Preferred Shares during 2002 or 2001 (2000: $3.4 million). Due to low gold prices and reduced cash flow from operations, dividend payments on these shares were suspended in accordance with their terms in August 2000 and continue to remain suspended. The cumulative dividends in arrears on the Kinam Preferred Shares owned by non-controlling shareholders of $2.2 million as at December 31, 2002 have been accrued and included in the carrying value of the convertible preferred shares of subsidiary company.

       If all of the Kinam Preferred Shares owned by non-controlling shareholders were converted, an additional 361,467 common shares of the Company would be issued.

                                     F-B49

14.    COMMON SHARE CAPITAL AND COMMON SHARE PURCHASE WARRANTS

       The authorized share capital of the Company is comprised of an unlimited number of common shares.

       Under a special resolution of the shareholders of the Company on January 28, 2003, the shareholders authorized the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares. All share capital, share and option data have been retroactively restated to reflect the share consolidation (see Notes 1 and 23).

       A summary of common share and common share purchase warrants-transactions for each of the years in the three-year period ended December 31, 2002 is as follows:


                                                   2002                       2001                      2000

       ---------------------------------------------------------------------------------------------------------------
                                           NUMBER                    NUMBER                    NUMBER
                                          OF SHARES                 OF SHARES                 OF SHARES
                                         (MILLIONS)     AMOUNT      (MILLIONS)     AMOUNT     (MILLIONS)      AMOUNT

       ---------------------------------------------------------------------------------------------------------------
       Balance, January 1,                  111.5      $  945.7        100.3      $  913.2       100.1        $920.3
       Issued:
         Public offering                     24.3         102.2            -             -           -             -
           Upon acquisition of Kinam
             preferred shares                   -             -          8.1          23.2           -             -
           Under restricted
             share plan                         -             -            -           0.1           -             -
           Under employee share
             purchase plan                    0.2           0.9          0.4           0.8         0.7           1.8
           Under stock
             option plan                      0.1           0.3            -             -           -             -
           Upon buy-back
             of common shares
             under normal
             course issuer bid                  -             -            -             -        (1.2)        (10.3)
           Upon the acquisition
             of George/Goose
             Lake Gold Project                  -             -          1.3           3.8           -             -
           Private placement
             for cash                           -             -          1.4           4.6         0.7           1.4
           Value ascribed to common share
             purchase warrants                  -           9.4            -             -           -             -

       ---------------------------------------------------------------------------------------------------------------

         Balance,
         December 31,                       136.1      $1,058.5        111.5      $  945.7       100.3        $913.2

       ---------------------------------------------------------------------------------------------------------------

       On February 12, 2002, the Company issued 7,666,667 common shares from treasury for total proceeds, before costs of issue, of $19.5 million.

       On December 5, 2002, the Company issued 16,666,667 common shares and 25.0 million common share purchase warrants, for total proceeds, before costs of issue, of $97.7 million. Three common share purchase warrants can be exercised on or before December 5, 2007 for one common share at an exercise price of CDN $15.00. The fair value of the common share purchase warrants was $9.4 million.

       On July 12, 2001, the Company issued 8,062,164 common shares valued at $23.2 million to acquire 945,400 Kinam Preferred Shares plus rights to accrued but unpaid dividends with a book value of $48.9 million (see Note 13). The $25.7 million difference between the fair value of the Company's common stock on the date of announcement and the book value of the Kinam Preferred Shares owned by the non-controlling shareholders was applied against the carrying values of certain property, plant and equipment.

       On September 27, 2001, the Company issued 666,667 flow-through common shares under a private placement transaction, for cash consideration of $2.1 million. On December 10, 2001 an additional 750,000 flow-through common shares were issued under a private placement transaction for cash consideration of $2.5 million.

       On December 14, 2001, the Company issued 1,333,333 common shares to acquire a 100% interest in the George/Goose Lake gold project in Nunavut valued at $3.8 million.

       On December 22, 2000, the Company issued 666,667 flow-through common shares under a private placement transaction, for cash consideration of $1.4 million.

                                     F-B50

       Flow-through common shares require the Company to expend an amount equivalent to the proceeds of the issue on prescribed resource expenditures. If the Company does not incur the committed resource expenditures or fails to renounce the expenditures to the benefit of the holders of the shares, the Company will be subject to a penalty imposed by the Canada Customs and Revenue Agency equal to one-tenth of the unspent amount and, pursuant to the flow-through share subscription agreements, the Company will be required to indemnify the holders of the shares for any tax and other costs payable by them as a result of the Company not making the required resource expenditures.

       As at December 31, 2002, 2001 and 2000, the Company's remaining commitment with respect to unspent resource expenditures under flow-through common share agreements was $ nil, $4.6 million and $1.4 million, respectively.

       During 2000, the Company initiated normal course issuer bids for the purchase of common shares of the Company. The excess of the stated capital of the shares purchased over their cost has been recorded as contributed surplus as follows:

                           NUMBER OF
                        COMMON SHARES
                           PURCHASED           COST OF          STATED      CONTRIBUTED
                           (MILLIONS)       ACQUISITION        CAPITAL          SURPLUS

       --------------------------------------------------------------------------------
       2000                      1.17         $     5.3      $    10.3        $     5.0

       SHARE PURCHASE PLAN

       The Company has an employee share purchase plan whereby employees of the Company have an opportunity to purchase common shares. The plan allows employees to contribute up to a maximum of 10% of their base annual salary. In addition, the Company matches the employees' contributions. Quarterly, the Company issues from treasury common shares equal to the employees' contribution and the Company's contribution. The common shares are purchased based on the average of the last twenty trading sessions prior to the end of the quarter. The Company issued from treasury 0.2 million common shares pursuant to the plan during 2002 (2001 - 0.4 million).

       RESTRICTED SHARE PLAN

       On February 15, 2001, the Company approved the adoption of a restricted share plan. The restricted share plan provides that restricted share rights may be granted to employees, officers, directors and consultants of the Company as a discretionary payment in consideration of past services. A restricted share right is exercisable into one common share entitling the holder to acquire the common share for no additional consideration. The maximum number of common shares issuable under the restricted share plan is currently 271,667. A participant of this plan would have the right to receive cash instead of restricted shares upon exercise of the restricted share rights. As at December 31, 2002 and 2001, the Company had no restricted share rights outstanding.

       STOCK OPTION PLAN

       The Company has a stock option plan for directors, officers and employees, enabling them to purchase common shares. The total number of options outstanding at any time cannot exceed 10% of the total number of outstanding common shares. Each option granted under the plan is for a maximum term of five years and options granted before July 20, 2000 are exercisable as to 33.33% each year, commencing one year after the date of grant. Options granted from July 20, 2000 to September 19, 2001 are exercisable 50% immediately and 50% on or after the first anniversary date of such grant. Options granted to the Chairman, President and Directors, subsequent to September 19, 2001 are exercisable as to 33.33% each year commencing one year after the date of grant. Options granted to all other officers and employees, subsequent to September 19, 2001, are exercisable as to 50% each year commencing one year after the date of grant. The exercise price is determined by the Company's Board of Directors at the time the option is granted, subject to regulatory approval and may not be less than the closing market price of the common shares on the trading day prior to the grant of the option or, if no stock was traded on that day, on the last trading day prior to the grant of the option. The stock options outstanding at December 31, 2002 expire at various dates to December 12, 2007. As at December 31, 2002, 0.5 million common shares, in addition to those outstanding at year end, were available for granting of options.

       A summary of the status of the stock option plan as at December 31, 2002, 2001 and 2000 and changes during the years ended on those dates, after giving retroactive effect to the share consolidation referred to in Note 23, is as follows:


                                                        2002            2001             2000
                                                   (MILLIONS)      (MILLIONS)       (MILLIONS)

       ---------------------------------------------------------------------------------------
       Outstanding at beginning of year                  4.0             3.8              3.5
       Exercised                                        (0.1)              -                -
       Granted                                           0.5             0.5              1.2
       Cancelled                                        (1.1)           (0.3)            (0.9)

       ---------------------------------------------------------------------------------------

       Outstanding at end of year                        3.3             4.0              3.8

       =======================================================================================

                                     F-B51

       The following table summarizes information with respect to the stock options outstanding at December 31, 2002:


                                                  OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE

       ------------------------------------------------------------------------------------------------------

                                       NUMBER                                           NUMBER
                                  OUTSTANDING             WEIGHTED                   EXERCISABLE
                                        AS AT              AVERAGE     WEIGHTED             AS AT    WEIGHTED
                                 DECEMBER 31,            REMAINING      AVERAGE      DECEMBER 31,     AVERAGE
                                         2002          CONTRACTUAL     EXERCISE             2002     EXERCISE
       RANGE OF EXERCISE PRICES       (000'S)                 LIFE        PRICE           (000'S)       PRICE

       ------------------------------------------------------------------------------------------------------
       $1.53 - $6.00                    2,680    2 years, 339 days    $    3.64            1,870     $   3.25
       $6.01 - $12.00                     594             321 days    $    7.91              594     $   7.91
       $12.01 - $28.11                     46     1 year, 233 days    $   19.81               46     $  20.65

       ------------------------------------------------------------------------------------------------------

                                        3,320                                              2,510

       ======================================================================================================

       Effective January 1, 2002, the Company adopted the recommendations of the CICA for stock-based compensation and other stock-based payments. This recommendation establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that the Company has the ability to settle in stock are recorded as equity, whereas awards that the Company is required to or has a practice of settling in cash are recorded as liabilities.

       Under CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments" which is essentially the same as the U.S. pronouncement, SFAS 148, the Company's pro-forma net loss and loss per share under CDN GAAP would be as follows:


                                                         YEARS ENDED DECEMBER 31,

       --------------------------------------------------------------------------------

       CDN GAAP                                        2002         2001         2000

       --------------------------------------------------------------------------------
       Net loss applicable to common shares
            As reported                             $  (38.2)    $  (44.0)    $ (132.6)

            Add stock compensation cost                 (2.0)        (1.1)        (2.4)

       --------------------------------------------------------------------------------

       Pro-forma                                    $  (40.2)    $  (45.1)    $ (135.0)

       ================================================================================

       Loss per share, basic and diluted (DOLLARS)
            As reported                             $  (0.32)    $  (0.42)    $  (1.33)
            Pro-forma                               $  (0.34)    $  (0.43)    $  (1.36)

       The fair value of the options granted during 2002, 2001 and 2000 is estimated to be $2.0 million, $1.1 million and $2.4 million, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumption used for grants in 2002, 2001 and 2000: dividend yield of 0%; expected volatility of 70%, 61% and 57%, respectively; risk-free interest rates varying from 2.9% to 6.7%; and an expected life of five years.

       PER SHARE INFORMATION

       Basic loss per common share has been calculated using the weighted average number of common shares outstanding during the year, after giving retroactive effect to the three for one common share consolidation approved by shareholders on January 28, 2003. For the years ended December 31, 2002, 2001, and 2000, conversion or exercise of the convertible debentures, convertible preferred shares of subsidiary company, redeemable retractable preferred shares, stock options and common share purchase warrants would have no dilutive effect.

15.    WRITE-DOWN OF PROPERTY, PLANT AND EQUIPMENT AND OTHER NON-CASH CHARGES

       The Company annually reviews the carrying values of its portfolio of mining development and reclamation properties, including estimated costs for closure. Through this process the Company determined that the following assets had been impaired and therefore were written down to their estimated recoverable amount.

                                     F-B52

       The components of the write-downs are as follows:

                                                      2002           2001           2000

       -----------------------------------------------------------------------------------
       Refugio mine - producing mine               $       -      $       -      $    36.1
       Blanket mine - producing mine                       -           11.8              -
       Aginskoe project - development project              -              -            6.5
       Delamar property - reclamation project            5.7            4.3            7.2
       Haile property - reclamation project              0.6              -            0.1
       Macassa property - reclamation project              -              -            7.5
       Sleeper property - reclamation project            0.3              -            2.9
       Hayden Hill property - reclamation project          -              -            2.8
       Candelaria property - reclamation project           -              -            2.1
       Guanaco property - reclamation project              -              -            2.1
       Q.R. property - reclamation project               1.1              -            1.8
       Other                                               -              -            3.0

       -----------------------------------------------------------------------------------

                                                   $     7.7      $    16.1      $    72.1

       ===================================================================================

       In the fourth quarter of 2002, following a comprehensive view of its mining properties on the basis set out in Note 1, the Company determined that the liabilities previously accrued to reclaim certain shutdown operations were insufficient and required a further $7.7 million accrual. These adjustments were required due to new and more stringent regulatory requirements for mine closure. The 2002 fourth quarter review was performed using a gold price assumption of $325 per ounce.

       In the fourth quarter of 2001, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the estimated cost to reclaim the DeLamar mine was insufficient and required a further $4.3 million accrual. This adjustment was required due to a reassessment of the amount of water to be reclaimed from this site. In addition, as a result of the extreme inflationary pressures within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and the current civil unrest, the Company has recorded a write-down of the carrying value of the Blanket mine by $11.8 million (including cash of $1.5 million). Furthermore, the current political situation in Zimbabwe and the related social and economic instability have prevented the Company from continuing to exercise control of its subsidiary in Zimbabwe, which operates the Blanket mine. Consequently, the imposition of severe foreign exchange and currency export restrictions and the uncertainty as to whether the Zimbabwean subsidiary had the ability to distribute its earnings, the Company has discontinued the consolidation of the Zimbabwean subsidiary effective December 31, 2001. The investment in the subsidiary is nil following the write-down of the Blanket mine described above. The 2001 fourth quarter review was performed using a gold price assumption of $300 per ounce.

       In the fourth quarter of 2000, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the net recoverable amounts of the Refugio mine and other non-core assets and development projects (principally Aginskoe, DeLamar, Macassa, Guanaco, Sleeper, QR and Hayden Hill) were less than the net book value of the related assets. As a result of this review, the Company recorded a pre-tax write-down totaling $72.1 million to write-down these mining properties and other development projects and non-core assets to their estimated recoverable amounts. The 2000 fourth quarter review was performed using a gold price assumption of $300 per ounce.

16.    INCOME AND MINING TAXES

       (a) The provision for (recovery of) income and mining taxes is as follows:

                                                     2002           2001          2000

       -----------------------------------------------------------------------------------
       Income taxes
            Current
                Canada(1)                          $     0.3      $     0.2      $     0.3
                Foreign                                  6.2            2.7            4.1
            Future
                Canada                                     -              -              -
                Foreign                                    -              -              -
       Mining taxes
            Current - Canada                               -              -              -
            Future - Canada                                -              -           (3.5)

       -----------------------------------------------------------------------------------

                                                   $     6.5      $     2.9      $     0.9

       ===================================================================================
       (1)    Represents Large Corporations Tax.

                                     F-B53

       (b) The reconciliation of the combined Canadian federal and provincial statutory income tax rate to the effective tax rate is as follows:

                                                           2002        2001        2000

       -----------------------------------------------------------------------------------
       Combined statutory income tax rate                 (40.1)%     (41.1)%     (42.0)%
       Increase (decrease) resulting from:
            Mining taxes                                      -           -        (2.9)
            Resource allowance and depletion                7.4         4.7         0.2
            Difference in foreign tax rates                (6.8)       10.2        12.0
            Non-recognition of benefit of losses           70.7        35.7        33.1
            Benefit of loss not previously recognized      (4.2)          -            -
            Other                                           1.3         0.6         0.4

       -----------------------------------------------------------------------------------

       Effective tax rate                                  28.3%       10.1%        0.8%

       ===================================================================================

       (c) At December 31, 2002, the Company has Canadian net operating loss carryforwards of approximately $28.5 million which expire in 2006 through 2009. In addition, the Company has approximately $22.4 million of resource expenditures that are limited in their deduction to income from specific properties.

       (d) At December 31, 2002, the Company has U.S. net operating loss carryforwards of approximately $262.6 million and alternative minimum tax net operating losses of approximately $177.4 million expiring in 2004 through 2022. The use of the U.S. loss carryforwards will be limited in any given year as a result of previous changes in ownership of the Company.

       (e) At December 31, 2002, the Company has Chilean net operating loss carryforwards of approximately $150.6 million which do not expire.

       (f) At December 31, 2002, the Company has Australian net operating loss carryforwards of approximately $9.4 million which do not expire.

       (g) The following information summarizes the principal temporary differences and the related future tax effect.


                                                      2002           2001             2000

       ---------------------------------------------------------------------------------------
       Future tax assets
            Accrued expenses and other             $     4.2      $     4.4        $     5.1
            Site restoration cost accruals               9.3            5.9             10.5
            Deferred revenue                               -              -              1.4
            Alternative minimum tax credits              8.0            8.0              5.7
            Non-capital loss carryforwards             127.0          123.7            129.1
            Inventory capitalization                     0.2            0.2              0.5

       ---------------------------------------------------------------------------------------

       Gross future tax assets                         148.7          142.2            152.3

       Future tax liabilities
            Property, plant and equipment               22.7           41.9             20.0

       ---------------------------------------------------------------------------------------
                                                       126.0          100.3            132.3
       Valuation allowance                             129.3          103.6            135.8

       ---------------------------------------------------------------------------------------

       Net future tax liabilities                  $     3.3      $     3.3        $     3.5

       =======================================================================================

17.    SEGMENTED INFORMATION

       The Company operates four gold mines: Fort Knox, located in Alaska; Kubaka (54.7% ownership), located in Russia; Blanket, located in Zimbabwe; and Refugio, located in Chile. In addition the Company has a 49% interest in the Porcupine Joint Venture, located in Ontario, an 88.8% interest in E-Crete, a producer of aerated concrete, and several other gold mining assets in various stages of reclamation, closure, care and maintenance and development and corporate offices in Canada and the United States. As of December 31, 2001, the Company no longer consolidates the Zimbabwe operation as a result of the political situation in that country. As the products and services in each of the reportable segments, except for the corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where complete internal financial statements are available.

                                     F-B54


                                         REPORTABLE OPERATING SEGMENTS

---------------------------------------------------------------------------------------------------------------
                      PORCUPINE
                          JOINT                                                           CORPORATE
                        VENTURE     KUBAKA   FORT KNOX   BLANKET    REFUGIO   E-CRETE     AND OTHER     TOTAL
                             (D)                                                               (C)

---------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2002 AND FOR THE YEAR ENDED DECEMBER 31, 2002

Mining revenue           $  58.2    $  69.2    $ 131.6    $    -    $   4.3    $     -    $  (2.3)    $ 261.0
Operating costs             38.6       28.6       99.2         -        3.9        3.2        1.3       174.8
Interest revenue               -        0.2          -         -          -          -        1.3         1.5
Interest expense               -        0.3        1.5         -        0.3        0.4        2.5         5.0
Depreciation, depletion
and amortization            16.4       20.1       54.9         -          -        1.1       (7.2)       85.3
Write-down of mineral
   properties                  -          -          -         -          -          -       (7.7)       (7.7)
Segment profit (loss) (a)    1.3       21.3      (25.6)        -       12.3       (4.1)     (30.0)      (24.8)
Segment assets              83.1       64.4      264.4         -        3.1        8.3      174.7 (b)   598.0
Capital expenditures         6.7        0.1        15.0        -          -        0.3        0.5        22.6

As at December 31, 2001 and for the year ended December 31, 2001
Mining revenue           $  41.7    $  67.8    $ 109.0   $  13.3    $  18.4    $     -    $  19.9     $ 270.1
Operating costs             29.1       34.1       82.9      11.2       17.4        2.6        3.4       180.7
Interest revenue               -        2.2          -       0.1          -          -        2.9         5.2
Interest expense               -        2.0        3.6         -        0.4        0.3        2.8         9.1
Depreciation, depletion
and amortization            13.2       24.0       42.9       2.3          -        1.1        2.3        85.8
Write-down of mineral
   properties                  -          -          -      11.8          -          -        4.3        16.1
Segment profit (loss) (a)   (0.7)       8.7      (20.9)    (10.8)       1.7       (3.9)      (1.4)      (27.3)
Segment assets              86.6       70.3      324.3         -        7.0        8.5       80.9 (b)   577.6
Capital expenditures         7.9        0.4       20.2       1.1          -        0.1        0.7        30.4

As at December 31, 2000 and for the year ended December 31, 2000
Mining revenue           $  38.4    $  67.7    $ 102.8    $  9.3    $  23.8    $     -    $  29.0     $ 271.0
Operating costs             33.7       33.7       74.8       8.4       26.4        1.3       11.3       189.6
Interest revenue               -        2.1          -       0.5          -          -        6.6         9.2
Interest expense               -        3.5        5.7         -        0.7          -        4.4        14.3
Depreciation, depletion
and amortization            13.1       30.8       31.9       2.2        3.9          -       11.3        93.2
Write-down of mineral
properties                     -          -          -         -       36.1          -       36.0        72.1
Segment profit (loss) (a)   (8.3)       2.2       (9.7)     (1.3)    (40.3)       (1.3)     (41.8)     (100.5)
Segment assets              96.8      122.6      345.0      12.0        9.4        7.9      106.3 (b)   700.0
Capital expenditures        13.9        0.1       17.6       1.5        3.2        4.3        1.0        41.6

--------------------------
(a) Segment profit (loss) includes the write-down of property, plant and equipment.
(b) Includes $155.4 million (2001 - $64.4 million, 2000 - $53.4 million) in cash and cash equivalents held at the Corporate level.
(c)    Includes Corporate and other non-core mining operations.
(d) 2001 and 2000 amounts are for the Hoyle Pond mine. 2002 amounts represent the Hoyle Pond mine from January 1 to June 30 and the 49% interest in the Porcupine Joint Venture from July 1 to December 31.


                                     F-B55

       RECONCILIATION OF REPORTABLE OPERATING SEGMENT (LOSS) PROFIT TO NET LOSS FOR THE YEAR:

                                                      2002          2001           2000

       -----------------------------------------------------------------------------------
       Segment profit (loss)                       $     5.2     $   (25.9)     $   (58.7)
       Add (deduct) items not
            included in segment profit (loss):
            Corporate and other                        (30.0)         (1.4)         (41.8)

       -----------------------------------------------------------------------------------

                                                       (24.8)        (27.3)        (100.5)
       Gain on sale of assets                            2.7           1.2            4.1
       Share in loss of investee companies              (0.6)         (2.2)          (8.1)
       Write-down of marketable
            securities and long-term  investments       (0.2)            -          (13.1)
       Provision for income and mining taxes            (6.5)         (2.9)          (0.9)
       Dividends on convertible preferred
            shares of subsidiary company                (1.5)         (5.1)          (6.9)

       -----------------------------------------------------------------------------------

       Net loss for the year                       $   (30.9)    $   (36.3)     $  (125.4)

       ===================================================================================

       ENTERPRISE-WIDE DISCLOSURE:

       GEOGRAPHIC INFORMATION:

                                                                    PROPERTY, PLANT
                                  MINING REVENUE                     AND EQUIPMENT

       ------------------------------------------------------------------------------

                         2002          2001          2000        2002          2001

       ------------------------------------------------------------------------------
       United States  $  128.0       $ 123.3        $123.9     $ 234.7        $289.8
       Russia             69.2          67.8          67.7        11.2          31.0
       Chile               4.3          18.7          28.1           -             -
       Other                 -          13.3           9.3         5.2           5.3

       ------------------------------------------------------------------------------

       Total foreign     201.5         223.1         229.0       251.0         326.1
       Canada             59.5          47.0          42.0        78.9          88.9

       ------------------------------------------------------------------------------

       Total          $  261.0       $ 270.1        $271.0     $ 330.0        $415.0

       ==============================================================================

       The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous commodity market traders worldwide. In 2002, sales to five customers totaled $52.1 million, $41.3 million, $35.7 million, $34.1 million and $27.4 million, respectively. In 2001, sales to four customers totalled $46.5 million, $43.3 million, $32.0 million and $26.8 million, respectively. In 2000, sales to three customers totalled $42.3 million, $26.0 million and $24.6 million, respectively.

18.    EMPLOYEE PENSION AND RETIREMENT PLANS

       DEFINED CONTRIBUTION PENSION AND RETIREMENT PLANS:

       The Company has several defined contribution pension and retirement plans covering substantially all employees in North America and certain foreign countries. Under these plans the Company either contributes a set percentage of the employees salary into the plan or matches a percentage of the employees contributions. The employees are able to direct the contributions into a variety of investment funds offered by the plans. Company contributions to these plans amounted to $2.0 million in 2002, $2.1 million in 2001, and $2.2 million in 2000.

       DEFINED BENEFIT PENSION PLANS:

       In Canada, the Company has a defined benefit pension plan covering the hourly employees of the Macassa mine. The plan is currently in the process of being wound up effective November 30, 2001. It is expected that the Financial Services Commission of Ontario will approve the wind-up report early in 2003. No further benefit will be earned by employees under that plan and there were no material curtailment gains or losses that the Company was able to estimate at December 31, 2002.

                                     F-B56

       In the United States, defined benefit plans cover former employees of the Candelaria and DeLamar mines, and certain U.S. employees of the mines previously owned by Kinam. Prior to the Kinam acquisition, all employees in the U.S. employed by Kinam were covered by a non-contributory defined benefit pension plan. That plan was frozen on June 1, 1998 and all active employees were transferred into the Company's defined contribution pension plan. Benefits under these plans are based on either the employee's compensation prior to retirement or stated amounts for each year of service with the Company. The Company makes annual contributions to the plans in accordance with applicable provincial legislation for the Canadian plan and the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) for U.S. plans.

       Net annual pension expense includes the following components:

                                                     2002            2001           2000

       ------------------------------------------------------------------------------------
       Service cost                                $     0.1      $     0.1      $     0.1
       Interest cost                                     0.8            0.7            0.7
       Expected return on assets                        (0.9)          (0.8)          (0.8)
       Cost of settlement                                0.8              -              -

       ------------------------------------------------------------------------------------

       Net periodic expense                        $     0.8      $       -      $       -

       ====================================================================================

       The following table summarizes the change in benefit obligations:

                                                      2002            2001

       ----------------------------------------------------------------------

       Benefit obligation, beginning of year       $    11.6       $    10.8
       Service cost                                      0.1             0.1
       Interest cost                                     0.8             0.7
       Actuarial loss                                    1.7             0.6
       Benefits paid                                    (3.3)           (0.6)

       ----------------------------------------------------------------------

       Benefit obligation, end of year             $    10.9       $    11.6

       ======================================================================

       The following table summarizes the funded status of the plans and the related amounts recognized in the Company's financial statements at December 31:

                                                     2002            2001

       ----------------------------------------------------------------------

       Projected benefit obligations               $    10.9       $    11.6
       Plan assets at fair value                        (9.6)          (10.3)

       ----------------------------------------------------------------------

       Plan assets less than projected benefit
         obligations                                     1.3             1.3
       Unrecognized net loss                            (1.7)           (0.9)

       ----------------------------------------------------------------------

       Accrued pension (asset) liability           $    (0.4)      $     0.4

       ======================================================================

       The following table summarizes the change in fair value of plan assets:

                                                         2002          2001

       ----------------------------------------------------------------------

        Fair value of plan assets, beginning of year  $    10.3      $     9.6
        Actual return                                       1.2            0.4
        Employer contributions                              1.7            1.0
        Benefits paid                                      (3.3)          (0.6)
        Other                                              (0.3)          (0.1)

       ----------------------------------------------------------------------

        Fair value of plan assets, end of year        $     9.6      $    10.3

       ======================================================================

                                     F-B57

       The following assumptions were used in calculating the funded status of the plans at December 31 and the pension cost for the subsequent year:

                                                        2002        2001

       ------------------------------------------------------------------

       Expected long-term rate of return on assets      7.5%        7.5%
       Discount rate                                    6.5%        7.0%
       Rate of increase in compensation levels           n/a         n/a

19.    POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

       The Company also provides certain health care and life insurance benefits to retired employees in the United States. The post-retirement health care plans are contributory in certain cases based upon years of service, age, and retirement date. The Company does not fund post-retirement benefits other than pensions and may modify plan provisions at its discretion. Net periodic post-retirement costs for the years ended December 31, 2002, 2001 and 2000 were insignificant.

       The following table sets forth the status of the plans and the related amounts recognized in the Company's financial statements at December 31:

                                                            2002        2001

       -----------------------------------------------------------------------

       Accumulated post-retirement benefit obligation:
            Retirees                                     $    3.0    $     2.8
            Active plan participants                            -           -

       -----------------------------------------------------------------------

       Total accumulated post-retirement benefit
         obligation                                           3.0          2.8
       Plan assets at fair value                                -           -

       -----------------------------------------------------------------------

       Accumulated post-retirement benefit obligation in
        excess of plan assets                                 3.0          2.8
       Unrecognized prior service cost                          -            -
       Unrecognized net loss                                 (0.4)        (0.1)

       -----------------------------------------------------------------------

       Accrued post-retirement benefit liability         $    2.6    $     2.7

       =======================================================================

       The accumulated post-retirement benefit obligation was determined using a weighted average annual discount rate of 6.5% in 2002 and 7.0% in 2001. The assumed health care trend rate for 2002 is 10.3% declining gradually to 5.5% in 2016 when Company costs associated with the plan are capped. A 1% increase in the health care cost trend rate used would have resulted in an insignificant increase in the 2002 post-retirement benefit cost and an increase of $0.3 million in the accumulated benefit obligation at December 31, 2002.

       POST-EMPLOYMENT BENEFITS

       The Company has a number of post-employment plans covering severance, disability income, and continuation of health and life insurance for disabled employees. At December 31, 2002 and 2001, the Company's liability for post-employment benefits totaled $1.4 million and $1.5 million, respectively, and is included in other liabilities.

20.    OPERATING LEASES

       The Company has a number of operating lease agreements primarily involving office space. The operating leases for equipment provide that the Company may, after the initial lease term, renew the lease for successive yearly periods or may purchase the equipment at its fair market value. One of the operating leases for office facilities contains escalation clauses for increases in operating costs and property taxes. The majority of the leases are cancellable and are renewable on a yearly basis. Future minimum lease payments required to meet obligations that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2002 are as follows (all amounts are in thousands of U.S. dollars):

       YEARS                          MINIMUM LEASE PAYMENTS

       -----------------------------------------------------
       2003                                        $     0.7
       2004                                              0.7
       2005                                              0.7
       2006                                              0.1
       Thereafter                                          -

       -----------------------------------------------------

       Total minimum lease payments                $     2.2

       =====================================================

                                     F-B58

       Rent expense was $0.5 million, $0.6 and $0.4 million in 2002, 2001 and 2000, respectively.

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

       Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:










                                     F-B59


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY,
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED             ASSETS                                                      (A)                 (A)                 (B)
BALANCE SHEET            CURRENT ASSETS
As at December 31, 2002  Cash and cash equivalents         $   170.6      $           -       $           -        $          -
                         Restricted cash                        21.1                  -                   -                   -
                         Accounts receivable                    15.5                  -                   -                   -
                         Inventories                            38.9                  -                   -                   -
                         Marketable securities                   0.1                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------

                                                                246.2                  -                   -                   -
                         Property, plant and equipment         330.0                  -                   -               (60.5)
                         Long-term investments                  11.8                  -                   -                   -
                         Deferred charges and other assets      10.0                  -                 0.8                   -
                         ----------------------------------------------------------------------------------------------------------
                                                           $   598.0       $          -       $         0.8        $      (60.5)
                         ----------------------------------------------------------------------------------------------------------
                         LIABILITIES
                         CURRENT LIABILITIES
                         Accounts payable
                            and accrued liabilities        $    35.5       $          -       $           -        $          -
                         Current portion of
                            long-term debt                      23.3                  -                   -                   -
                         Current portion of site
                            restoration cost accruals           15.0                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------
                                                                73.8                  -                   -                   -
                         Long-term debt                         12.9                  -                   -                   -
                         Site restoration cost accruals         42.0                  -                   -                   -
                         Future income and mining taxes          3.3                  -                   -                   -
                         Deferred revenue                        4.5                  -                   -                   -
                         Other long-term liabilities             5.5                  -                   -                   -
                         Debt component of
                            convertible debentures              21.7                  -               102.1                   -
                         Redeemable retractable preferred
                            shares                               2.5                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------
                                                               166.2                  -               102.1                   -
                         ----------------------------------------------------------------------------------------------------------

                         CONVERTIBLE PREFERRED SHARES
                         OF SUBSIDIARY COMPANY                  12.9                  -                   -                   -

                         ----------------------------------------------------------------------------------------------------------

                         COMMON SHAREHOLDERS' EQUITY
                         Common share capital                1,058.5                  -                   -                   -
                         Contributed surplus                    12.9                  -                   -                   -
                         Equity component of
                            convertible debenture              132.3              (17.8)             (114.5)                  -
                         Deficit                              (761.4)              17.8                13.2               (60.5)
                         Cumulative translation adjustments    (23.4)                 -                   -                   -
                         Other comprehensive income (loss)         -                  -                   -                   -

                         ----------------------------------------------------------------------------------------------------------
                                                               418.9                  -              (101.3)              (60.5)
                         ----------------------------------------------------------------------------------------------------------
                                                           $   598.0       $          -       $         0.8        $      (60.5)
                         ----------------------------------------------------------------------------------------------------------

(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)            (D, J)             (E)         (F)             (H)            (I)
      $          -        $         -        $        -        $       -     $     -     $        -      $   (29.4)    $   141.2
                 -                  -                 -                -           -              -              -          21.1
                 -                  -                 -                -           -              -            1.9          17.4
                 -                  -                 -                -           -              -          (14.2)         24.7
                 -                  -               0.1                -           -              -              -           0.2
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -               0.1                -           -              -          (41.7)        204.6
              26.0                                    -                -           -              -           (9.8)        285.7
                 -                  -              77.8                -           -              -           45.9         135.5
                 -                                    -                -           -              -           (2.9)          7.9
---------------------------------------------------------------------------------------------------------------------------------
      $       26.0        $         -              77.9        $       -     $     -     $        -      $    (8.5)    $   633.7
---------------------------------------------------------------------------------------------------------------------------------


      $          -        $         -        $        -        $    21.1     $     -     $        -      $    (1.8)    $    54.8

                 -                  -                 -                -           -              -           (2.6)         20.7

                 -                  -                 -                -           -              -           (0.3)         14.7
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -             21.1           -              -           (4.7)         90.2
                 -                  -                 -                -           -              -              -          12.9
                 -                  -                 -                -           -              -           (3.8)         38.2
                 -                  -                 -                -           -              -              -           3.3
                 -                  -                 -             (4.5)          -              -              -             -
                 -                  -                 -                -           -              -              -           5.5

                 -                  -                 -                -           -              -              -         123.8

                 -                  -                 -                -           -              -              -           2.5
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -             16.6           -              -           (8.5)        276.4
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -              -          12.9
---------------------------------------------------------------------------------------------------------------------------------

                 -                5.3                 -                -         (1.1)            -              -       1,062.7
                 -                  -                 -                -            -             -              -          12.9

                 -                  -                 -                -            -             -              -             -
              26.0               (5.3)             42.5             (1.9)         1.1             -              -        (728.5)
                 -                  -                 -                -            -          23.4              -             -
                 -                  -              35.4            (14.7)           -         (23.4)             -          (2.7)
---------------------------------------------------------------------------------------------------------------------------------
              26.0                  -              77.9            (16.6)           -             -              -         344.4

---------------------------------------------------------------------------------------------------------------------------------
      $       26.0        $         -        $     77.9        $       -     $      -    $        -      $    (8.5)    $   633.7
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B60


CONSOLIDATED             ASSETS                                                      (A)                 (A)                 (B)
BALANCE SHEET            CURRENT ASSETS                (RESTATED-NOTE 1)
As at December 31, 2001  Cash and cash equivalents         $    81.0      $           -       $           -        $          -
                         Restricted cash                           -                  -                   -                   -
                         Accounts receivable                    13.8                  -                   -                   -
                         Inventories                            42.4                  -                   -                   -
                         Marketable securities                   1.5                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------

                                                               138.7                  -                   -                   -
                         Property, plant and equipment         415.0                  -                   -               (60.5)
                         Long-term investments                  12.9                  -                   -                   -
                         Deferred charges and other assets      11.0                  -                 0.5                   -
                         ----------------------------------------------------------------------------------------------------------
                                                           $   577.6       $          -       $         0.5        $      (60.5)
                         ----------------------------------------------------------------------------------------------------------
                         LIABILITIES
                         CURRENT LIABILITIES
                         Accounts payable
                            and accrued liabilities        $    31.0       $          -       $           -        $          -
                         Current portion of
                            long-term debt                      33.1                  -                   -                   -
                         Current portion of site
                            restoration cost accruals           12.6                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------
                                                                76.7                  -                   -                   -
                         Long-term debt                         31.0                  -                   -                   -
                         Site restoration cost accruals         43.0                  -                   -                   -
                         Future income and mining taxes          3.3                  -                   -                   -
                         Deferred revenue                        9.6                  -                   -                   -
                         Other long-term liabilities             6.0                  -                   -                   -
                         Debt component of
                            convertible debentures              26.0                  -                96.8                   -
                         Redeemable retractable preferred
                            shares                               2.4                  -                   -                   -
                         ----------------------------------------------------------------------------------------------------------
                                                               198.0                  -                96.8                   -
                         ----------------------------------------------------------------------------------------------------------

                         CONVERTIBLE PREFERRED SHARES
                         OF SUBSIDIARY COMPANY                  48.0                  -                   -                   -

                         ----------------------------------------------------------------------------------------------------------

                         COMMON SHAREHOLDERS' EQUITY
                         Common share capital                  945.7                  -                   -                   -
                         Contributed surplus                    12.9                  -                   -                   -
                         Equity component of
                            convertible debenture              124.8              (18.1)             (106.7)                  -
                         Deficit                              (723.2)              18.1                10.4               (60.5)
                         Cumulative translation adjustments    (28.6)                 -                   -                   -
                         Other comprehensive income (loss)         -                  -                   -                   -

                         ----------------------------------------------------------------------------------------------------------
                                                               331.6                  -               (96.3)              (60.5)
                         ----------------------------------------------------------------------------------------------------------
                                                           $   577.6       $          -       $         0.5        $      (60.5)
                         ----------------------------------------------------------------------------------------------------------

(CONTINUED)

---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)               (D)             (E)         (F)             (H)            (I)
      $          -        $         -        $        -        $       -     $  (4.6)     $       -      $    (5.5)    $    70.9
                 -                  -                 -                -         4.6              -              -           4.6
                 -                  -                 -                -           -              -            5.7          19.5
                 -                  -                 -                -           -              -          (15.6)         26.8
                 -                  -               0.3                -           -              -              -           1.8
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -               0.3                -           -              -          (15.4)        123.6
              17.9                  -                 -                -           -              -          (26.9)        345.5
                 -                  -               4.6                -           -              -           32.4          49.9
                 -                  -                 -                -           -              -           (4.3)          7.2
---------------------------------------------------------------------------------------------------------------------------------
      $       17.9        $         -        $      4.9        $       -     $     -     $        -      $   (14.2)    $   526.2
---------------------------------------------------------------------------------------------------------------------------------


      $          -        $         -        $        -        $     4.6     $   1.1     $        -      $    (6.4)    $    30.3

                 -                  -                 -                -           -              -           (4.2)         28.9

                 -                  -                 -                -           -              -           (1.9)         10.7
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -              4.6         1.1              -          (12.5)         69.9
                 -                  -                 -                -           -              -           (0.2)         30.8
                 -                  -                 -                -           -              -           (1.5)         41.5
                 -                  -                 -                -           -              -              -           3.3
                 -                  -                 -             (9.6)          -              -              -             -
                 -                  -                 -                -           -              -              -           6.0

                 -                  -                 -                -           -              -              -         122.8

                 -                  -                 -                -           -              -              -           2.4
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -             (5.0)        1.1              -          (14.2)        276.7
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -              -          48.0
---------------------------------------------------------------------------------------------------------------------------------

                 -                5.3                 -                -        (1.1)             -              -         949.9
                 -                  -                 -                -           -              -              -          12.9

                 -                  -                 -                -           -              -              -
              17.9               (5.3)                -             (3.9)          -              -              -        (746.5)
                 -                  -                 -                -           -           28.6              -             -
                 -                  -               4.9              8.9           -          (28.6)             -         (14.8)
---------------------------------------------------------------------------------------------------------------------------------
              17.9                  -               4.9              5.0        (1.1)             -              -         201.5

---------------------------------------------------------------------------------------------------------------------------------
      $       17.9        $         -        $      4.9        $       -     $     -    $        -      $    (14.2)    $   526.2
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B61


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY,
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED         REVENUE                                                        (A)                 (A)                 (B)
STATEMENTS           Mining revenue                        $   261.0     $           -       $           -        $          -
OF OPERATIONS        Interest and other income                  16.9                 -                   -                   -
                     Mark to market (loss) on call options      (2.7)                -                   -                   -
FOR THE YEAR ENDED
DECEMBER 31, 2002
                     ---------------------------------------------------------------------------------------------------------------
                                                               275.2                 -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     EXPENSES
                     Operating                                 174.8                 -                   -                   -
                     General and administrative                 11.3                 -                   -                   -
                     Exploration                                11.6                 -                   -                   -
                     Depreciation, depletion
                         and amortization                       85.3                 -                   -                   -
                     Gain on sale of assets                     (2.7)                -                   -                   -
                     Foreign exchange loss                       4.3               0.3                   -                   -
                     Interest expense on long-term
                         liabilities                             5.0                 -                 4.5                   -
                     Write-down of marketable
                         securities and long-term
                         investments                             0.2                 -                   -                   -
                     Write-down of property,
                         plant and equipment                     7.7                 -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------
                                                               297.5               0.3                 4.5                   -
                     ---------------------------------------------------------------------------------------------------------------

                                                               (22.3)             (0.3)               (4.5)                  -
                     Share in income (loss) of
                         investee companies                     (0.6)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     INCOME (LOSS) BEFORE
                         TAXES AND DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                               (22.9)             (0.3)               (4.5)                  -
                     Provision for income and mining taxes      (6.5)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     INCOME (LOSS) FOR THE YEAR
                         BEFORE DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                               (29.4)             (0.3)               (4.5)                  -
                     DIVIDENDS ON CONVERTIBLE PREFERRED
                         SHARES OF SUBSIDIARY COMPANY           (1.5)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET INCOME (LOSS) FOR THE YEAR            (30.9)             (0.3)               (4.5)                  -
                     INCREASE IN EQUITY COMPONENT
                         OF CONVERTIBLE DEBENTURES              (7.3)                -                 7.3                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET INCOME (LOSS) FOR THE YEAR
                         ATTRIBUTABLE TO COMMON
                         SHAREHOLDERS                      $   (38.2)    $        (0.3)      $         2.8        $          -
                     ---------------------------------------------------------------------------------------------------------------

                     INCOME (LOSS) PER SHARE
                     Basic and diluted                     $   (0.32)
                     WEIGHTED AVERAGE NUMBER OF COMMON SHARES
                         OUTSTANDING (MILLIONS)                119.7

(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)            (D, J)             (E)         (F)             (H)            (I)
      $          -        $         -        $        -        $       -     $     -     $        -      $   (69.2)    $   191.8
                 -                  -              42.5              2.0         1.1              -            3.1          65.6
                 -                  -                 -                -           -              -              -          (2.7)
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -              42.5              2.0         1.1              -          (66.1)        254.7
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (27.2)        147.6
                 -                  -                 -                -           -              -              -          11.3
                 -                  -                 -                -           -              -           (1.3)         10.3

              (8.1)                 -                 -                -           -              -          (17.4)         59.8
                 -                  -                 -                -           -              -              -          (2.7)
                 -                  -                 -                -           -              -           (0.2)          4.4
                 -                  -                 -                -           -              -           (0.3)          9.2

                 -                  -                 -                -           -              -              -           0.2
                 -                  -                 -                -           -              -              -           7.7
---------------------------------------------------------------------------------------------------------------------------------
              (8.1)                 -                 -                -           -              -          (46.4)        247.8
---------------------------------------------------------------------------------------------------------------------------------

               8.1                  -              42.5              2.0         1.1              -          (19.7)          6.9

                 -                  -                 -                -           -              -           13.5          12.9
---------------------------------------------------------------------------------------------------------------------------------

               8.1                  -              42.5              2.0         1.1              -           (6.2)         19.8
                 -                  -                 -                -           -              -            6.2          (0.3)

---------------------------------------------------------------------------------------------------------------------------------

               8.1                  -              42.5              2.0         1.1              -              -          19.5

                 -                  -                 -                -           -              -              -          (1.5)
---------------------------------------------------------------------------------------------------------------------------------

               8.1                  -              42.5              2.0         1.1              -              -          18.0

                 -                  -                 -                -           -              -              -             -
---------------------------------------------------------------------------------------------------------------------------------

       $       8.1         $        -         $    42.5        $     2.0      $  1.1      $       -       $      -      $   18.0
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $   0.15

                                                                                                                           119.7

                                     F-B62


CONSOLIDATED         REVENUE                             (RESTATED-NOTE 1)          (A)                 (A)                 (B)
STATEMENTS           Mining revenue                        $   270.1     $           -       $           -        $          -
OF OPERATIONS        Interest and other income                   9.3                 -                   -                   -
                     Mark-to-market (loss) on call options       3.5                 -                   -                   -
FOR THE YEAR ENDED
DECEMBER 31, 2001
                     ---------------------------------------------------------------------------------------------------------------
                                                               282.9                 -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     EXPENSES
                     Operating                                 180.7                 -                   -                   -
                     General and administrative                 10.1                 -                   -                   -
                     Exploration                                 7.9                 -                   -                   -
                     Depreciation, depletion
                         and amortization                       85.8                 -                   -                   -
                     Gain on sale of assets                     (1.2)                -                   -                   -
                     Foreign exchange loss                       0.5              (5.9)                  -                   -
                     Interest expense on long-term
                         liabilities                             9.1                 -                 4.1                   -
                     Write-down of marketable
                         securities and long-term
                         investments                               -                 -                   -                   -
                     Write-down of property,
                         plant and equipment                    16.1                 -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------
                                                               309.0              (5.9)                4.1                   -
                     ---------------------------------------------------------------------------------------------------------------

                                                               (26.1)              5.9                (4.1)                  -
                     Share in loss of
                         investee companies                     (2.2)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS BEFORE TAXES AND
                         DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                               (28.3)              5.9                (4.1)                  -
                     Provision for income and mining taxes      (2.9)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS FOR THE YEAR BEFORE
                         DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                               (31.2)              5.9                (4.1)                  -
                     DIVIDENDS ON CONVERTIBLE PREFERRED
                         SHARES OF SUBSIDIARY COMPANY           (5.1)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET LOSS FOR THE YEAR INCREASE            (36.3)              5.9                (4.1)                  -
                     IN EQUITY COMPONENT
                         OF CONVERTIBLE DEBENTURES              (7.7)                -                 7.7                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET LOSS FOR THE YEAR
                         ATTRIBUTABLE TO COMMON
                         SHAREHOLDERS                      $   (44.0)    $         5.9       $         3.6        $          -
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS PER SHARE
                     Basic and diluted                     $   (0.42)
                     WEIGHTED AVERAGE NUMBER OF COMMON SHARES
                         OUTSTANDING (MILLIONS)                104.5

(CONTINUED)
                (B)                (C)               (D)             (E)         (F)             (H)            (I)
      $          -        $         -        $        -        $       -     $     -     $        -      $   (67.8)    $   202.3
                 -                  -                 -             (3.9)          -              -            2.5           7.9
                 -                  -                 -                -           -              -              -           3.5
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -             (3.9)          -              -          (65.3)        213.7
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (34.2)        146.5
                 -                  -                 -                -           -              -              -          10.1
                 -                  -                 -                -           -              -           (2.1)          5.8

              (6.1)                 -                 -                -           -              -          (20.5)         59.2
                 -                  -                 -                -           -              -              -          (1.2)
                 -                  -                 -                -           -              -           (0.4)         (5.8)
                 -                  -                 -                -           -              -           (3.6)          9.6

                 -                  -                 -                -           -              -              -             -
                 -                  -                 -                -           -              -              -          16.1
---------------------------------------------------------------------------------------------------------------------------------
              (6.1)                 -                 -                -           -              -          (60.8)        240.3
---------------------------------------------------------------------------------------------------------------------------------

               6.1                  -                 -             (3.9)          -              -           (4.5)        (26.6)

                 -                  -                 -                -           -              -           (0.8)         (3.0)
---------------------------------------------------------------------------------------------------------------------------------

               6.1                  -                 -             (3.9)          -              -           (5.3)        (29.6)
                 -                  -                 -                -           -              -            5.3           2.4

---------------------------------------------------------------------------------------------------------------------------------

               6.1                  -                 -             (3.9)          -              -              -         (27.2)

                 -                  -                 -                -           -              -              -          (5.1)
---------------------------------------------------------------------------------------------------------------------------------

               6.1                  -                 -             (3.9)          -              -              -         (32.3)

                 -                  -                 -                -           -              -              -             -
---------------------------------------------------------------------------------------------------------------------------------

       $       6.1         $        -         $       -        $    (3.9)     $    -      $       -       $      -      $  (32.3)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $  (0.31)

                                                                                                                           104.5

                                     F-B63


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY,
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED         REVENUE                           (RESTATED-NOTE 1)            (A)                 (A)                 (B)
STATEMENTS           Mining revenue                        $   271.0     $           -       $           -        $          -
OF OPERATIONS        Interest and other income                  14.2                 -                   -                   -
                     Mark-to-market gain on call options         4.1                 -                   -                   -
FOR THE YEAR ENDED
DECEMBER 31, 2000
                     ---------------------------------------------------------------------------------------------------------------
                                                               289.3                 -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     EXPENSES
                     Operating                                 189.6                 -                   -                   -
                     General and administrative                 10.4                 -                   -                   -
                     Exploration                                11.4                 -                   -                   -
                     Depreciation, depletion
                         and amortization                       93.2                 -                   -                   -
                     Gain on sale of assets                     (4.1)                -                   -                   -
                     Foreign exchange loss                      (1.2)             (5.1)                  -                   -
                     Interest expense on long-term
                         liabilities                            14.3                 -                 4.9                   -
                     Write-down of marketable
                         securities and long-term
                         investments                            13.1                 -                   -                   -
                     Write-down of property,
                         plant and equipment                    72.1                 -                   -                (3.9)
                     ---------------------------------------------------------------------------------------------------------------
                                                               398.8              (5.1)                4.9                (3.9)
                     ---------------------------------------------------------------------------------------------------------------

                                                              (109.5)              5.1                (4.9)               (3.9)
                     Share in loss of
                         investee companies                     (8.1)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS BEFORE TAXES AND
                         DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                                                (117.6)                5.1                (4.9)
                     Provision for income and mining taxes      (0.9)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS FOR THE YEAR BEFORE
                         DIVIDENDS ON CONVERTIBLE
                         PREFERRED SHARES OF SUBSIDIARY
                         COMPANY                              (118.5)              5.1                (4.9)                3.9
                     DIVIDENDS ON CONVERTIBLE PREFERRED
                         SHARES OF SUBSIDIARY COMPANY           (6.9)                -                   -                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET LOSS FOR THE YEAR                    (125.4)              5.1                (4.9)                3.9
                     INCREASE IN EQUITY COMPONENT
                         OF CONVERTIBLE DEBENTURES              (7.2)                -                 7.2                   -
                     ---------------------------------------------------------------------------------------------------------------

                     NET LOSS FOR THE YEAR
                         ATTRIBUTABLE TO COMMON
                         SHAREHOLDERS                         (132.6)    $         5.1       $         2.3        $        3.9
                     ---------------------------------------------------------------------------------------------------------------

                     LOSS PER SHARE
                     Basic and diluted                     $   (1.33)
                     WEIGHTED AVERAGE NUMBER OF COMMON SHARES
                         OUTSTANDING (MILLIONS)                 99.4

(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)              (D)             (E)         (F)             (H)            (I)
      $          -        $         -        $        -        $       -     $     -     $        -      $   (67.8)    $   203.2
                 -                  -                 -                -           -              -            1.5          15.7
                 -                  -                 -                -           -              -              -           4.1
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -          (66.3)        223.0
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (32.2)        157.4
                 -                  -                 -                -           -              -              -          10.4
                 -                  -                 -                -           -              -           (2.3)          9.1

              (7.7)                 -                 -                -           -              -          (26.0)         59.5
                 -                  -                 -                -           -              -              -          (4.1)
                 -                  -                 -                -           -              -            0.4          (5.9)
                 -                  -                 -                -           -              -           (6.3)         12.9

                 -                  -                 -                -           -              -              -          13.1
                 -                  -                 -                -           -              -              -          68.2
---------------------------------------------------------------------------------------------------------------------------------
              (7.7)                 -                 -                -           -              -          (66.4)        320.6
---------------------------------------------------------------------------------------------------------------------------------

               7.7                  -                 -                -           -              -            0.1         (97.6)

                 -                  -                 -                -           -              -           (4.2)        (12.3)
---------------------------------------------------------------------------------------------------------------------------------

               3.9                7.7                 -                -           -              -              -          (4.1)
                 -                  -                 -                -           -              -            4.1           3.2

---------------------------------------------------------------------------------------------------------------------------------

               7.7                  -                 -                -           -              -              -        (106.7)

                 -                  -                 -                -           -              -              -          (6.9)
---------------------------------------------------------------------------------------------------------------------------------

               7.7                  -                 -                -           -              -              -        (113.6)

                 -                  -                 -                -           -              -              -             -
---------------------------------------------------------------------------------------------------------------------------------

       $       7.7         $        -         $       -        $       -      $    -      $       -       $      -      $ (113.6)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        $   (1.1)

                                                                                                                            99.4
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B64

     STATEMENT OF OPERATIONS PRESENTATION: Revenue would exclude the items "interest and other income" and "mark-to-market gain (loss) on call options." Accordingly, "mining revenue" would be the only category presented within revenue on the statement of operations presented under U.S. GAAP. For U.S. GAAP purposes, the measure "Income (loss) before taxes and dividends on convertible preferred shares of subsidiary company" is not a recognized term and would therefore not be presented.

     The following table reconciles "Income (loss) before taxes and dividends on convertible preferred shares of subsidiary company" to "loss from operations":

                                                               2002          2001           2000

           -------------------------------------------------------------------------------------------
           Income (loss) before taxes and dividends on
                convertible preferred shares of subsidiary
                company                                     $    19.8     $   (29.6)     $  (109.9)
           Add/(deduct):
           Interest and other income                            (65.6)         (7.9)         (15.7)
           Mark-to-market loss (gain) on call options             2.7          (3.5)          (4.1)
           Interest expense on long-term liabilities              9.2           9.6           12.9
           Write-down of marketable securities and
                long-term investments                             0.2             -           13.1
           Share in (income) loss of investee companies         (12.9)          3.0           12.3

           -------------------------------------------------------------------------------------------

           Loss from operations for U.S. GAAP               $   (46.6)    $   (28.4)     $   (91.4)

           -------------------------------------------------------------------------------------------

     In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating loss:

     For U.S. GAAP purposes, the components of non-operating income (loss) are as follows:

                                                               2002          2001           2000

           -------------------------------------------------------------------------------------------
           Interest and other income                        $    65.6     $     7.9      $    15.7
           Mark-to-market (loss) gain on call options            (2.7)          3.5            4.1
           Share in income (loss) of investee companies          12.9          (3.0)         (12.3)
           Interest expense on long-term liabilities             (9.2)         (9.6)         (12.9)
           Write-down of marketable securities and
                long-term investments                            (0.2)            -          (13.1)
           Dividends on convertible preferred
                shares of subsidiary company                     (1.5)         (5.1)          (6.9)

           -------------------------------------------------------------------------------------------

           Non-operating income (loss) for U.S. GAAP        $    64.9     $    (6.3)     $   (25.4)

           -------------------------------------------------------------------------------------------


                                     F-B65


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY,
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED         NET INFLOW (OUTFLOW) OF CASH RELATED                            (A)                 (A)                 (B)
STATEMENTS           TO THE FOLLOWING ACTIVITIES:
OF CASH FLOWS        OPERATING:
                     Income (loss) for the year before
                        dividends on convertible
                        preferred shares of subsidiary
FOR THE YEAR ENDED      company                            $   (29.4)    $        (0.3)       $       (4.5)       $           -
DECEMBER 31, 2002    Items not affecting cash:
                     Depreciation, depletion and
                        amortization                            85.3                 -                   -                    -
                     Write-down of property, plant and
                        equipment                                7.7                 -                   -                    -
                     Write-down of marketable securities and
                        long-term investments                    0.2                 -                   -                    -
                     Gain on sale and conversion of assets      (2.7)                -                   -                    -
                     Future income and mining taxes                -                 -                   -                    -
                     Deferred revenue realized                  (5.1)                -                   -                    -
                     Site restoration cost accruals              3.0                 -                   -                    -
                     Share in loss of investee companies         0.6                 -                   -                    -
                     Interest on convertible debentures            -                 -                (0.6)                   -
                     Unrealized foreign exchange losses on
                        convertible debentures                   0.9               0.3                   -                    -
                     --------------------------------------------------------------------------------------------------------------

                                                                60.5                 -                (5.1)                   -
                     Proceeds on restructuring of gold
                        forward sales contracts                    -                 -                   -                    -
                     Site restoration cash expenditures         (9.8)                -                   -                    -
                     Changes in non-cash working capital items
                     Accounts receivable                        (1.6)                -                   -                    -
                     Inventories                                 2.4                 -                   -                    -
                     Marketable securities                       2.8                 -                   -                    -
                     Accounts payable and accrued liabilities    5.6                 -                   -                    -
                     Effect of exchange rate changes on cash     3.0                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW PROVIDED FROM
                        OPERATING ACTIVITIES                    62.9                 -                (5.1)                   -
                     --------------------------------------------------------------------------------------------------------------
                     FINANCING:
                     Issuance of common shares, net            112.8                 -                   -                    -
                     Repurchase of common shares                   -                 -                   -                    -
                     Acquisition of preferred shares of
                        subsidiary company                     (11.4)                -                   -                    -
                     Reduction of debt component of
                        convertible debentures                  (5.1)                -                 5.1                    -
                     Repayment of debt                         (28.5)                -                   -                    -
                     Dividends on convertible preferred
                        shares of subsidiary company               -                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW PROVIDED FROM FINANCING
                        ACTIVITIES                              67.8                 -                 5.1                    -
                     --------------------------------------------------------------------------------------------------------------
                     INVESTING:
                     Additions to property, plant
                        and equipment                          (22.6)                -                   -                    -
                     Business acquisitions,
                        net of cash acquired                    (0.1)                -                   -                    -
                     Long-term investments
                        and other assets                         1.4                 -                   -                    -
                     Proceeds from the sale of property,
                        plant and equipment                      1.3                 -                   -                    -
                     (Increase) decrease in restricted
                        cash                                   (21.1)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW USED IN INVESTING ACTIVITIES    (41.1)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     INCREASE (DECREASE) IN CASH
                        AND CASH EQUIVALENTS                    89.6                 -                   -                    -
                     CASH AND CASH EQUIVALENTS,
                        BEGINNING OF YEAR                       81.0                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH AND CASH EQUIVALENTS,
                        END OF YEAR                        $   170.6         $       -        $          -        $           -
                     --------------------------------------------------------------------------------------------------------------



(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)             (D,J)             (E)         (F)             (H)            (I)
      $        8.1        $         -        $     42.5        $     2.0     $   1.1     $        -      $       -     $    19.5


              (8.1)                 -                 -                -           -              -          (17.4)         59.8

                 -                  -                 -                -           -              -              -           7.7

                 -                  -                 -                -           -              -              -           0.2
                 -                  -             (42.5)               -           -              -              -         (45.2)
                 -                  -                 -                -           -              -              -             -
                 -                  -                 -             (2.0)          -              -              -          (7.1)
                 -                  -                 -                -           -              -           (0.7)          2.3
                 -                  -                 -                -           -              -          (13.5)        (12.9)
                 -                  -                 -                -           -              -              -          (0.6)

                 -                  -                 -                -           -              -              -           1.2
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -         1.1              -          (31.6)         24.9

                 -                  -                 -                -           -              -              -             -
                 -                  -                 -                -           -              -              -          (9.8)

                 -                  -                 -                -           -              -            3.8           2.2
                 -                  -                 -                -           -              -           (1.4)          1.0
                 -                  -                 -                -           -              -              -           2.8
                 -                  -                 -                -        (1.1)             -            4.6           9.1
                 -                  -                 -                -           -              -              -           3.0
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (24.6)         33.2
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -              -         112.8
                 -                  -                 -                -           -              -              -             -

                 -                  -                 -                -           -              -              -         (11.4)

                 -                  -                 -                -           -              -              -
                 -                  -                 -                -           -              -            1.8         (26.7)

                 -                  -                 -                -           -              -              -             -
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -            1.8          74.7
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -            0.3         (22.3)

                 -                  -                 -                -           -              -              -          (0.1)

                 -                  -                 -                -           -              -           (1.4)            -

                 -                  -                 -                -           -              -              -           1.3

                 -                  -                 -                -         4.6              -              -         (16.5)

                 -                  -                 -                -         4.6              -           (1.1)        (37.6)
---------------------------------------------------------------------------------------------------------------------------------

                -                   -                 -                -         4.6              -          (23.9)         70.3

                -                   -                 -                -        (4.6)             -           (5.5)         70.9


      $         -         $         -        $        -        $       -     $     -     $        -      $   (29.4)    $   141.2
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B66


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED         NET INFLOW (OUTFLOW) OF CASH RELATED  (RESTATED-NOTE 1)         (A)                 (A)                 (B)
STATEMENTS           TO THE FOLLOWING ACTIVITIES:
OF CASH FLOWS        OPERATING:
                     Loss for the year before
                        dividends on convertible
                        preferred shares of subsidiary
FOR THE YEAR ENDED      company                            $   (31.2)    $         5.9        $       (4.1)       $           -
DECEMBER 31, 2001    Items not affecting cash:
                     Depreciation, depletion and
                        amortization                            85.8                 -                   -                    -
                     Write-down of property, plant and
                        equipment                               14.6                 -                   -                    -
                     Write-down of marketable securities and
                        long-term investments                      -                 -                   -                    -
                     Gain on sale of assets                     (1.2)                -                   -                    -
                     Future income and mining taxes                -                 -                   -                    -
                     Deferred revenue realized                 (17.7)                -                   -                    -
                     Site restoration cost accruals              1.9                 -                   -                    -
                     Share in loss of investee companies         2.2                 -                   -                    -
                     Interest on convertible debentures            -                 -                (1.3)                   -
                     Unrealized foreign exchange gains on
                        convertible debentures                  (0.6)             (5.9)                  -                    -
                     --------------------------------------------------------------------------------------------------------------

                                                                53.8                 -                (5.4)                   -
                     Proceeds on restructuring of gold
                        forward sales contracts                 21.6                 -                   -                    -
                     Site restoration cash expenditures         (7.1)                -                   -                    -
                     Changes in non-cash working capital items
                     Accounts receivable                         5.1                 -                   -                    -
                     Inventories                                 9.6                 -                   -                    -
                     Marketable securities                         -                 -                   -                    -
                     Accounts payable and accrued liabilities   (8.0)                -                   -                    -
                     Effect of exchange rate changes on cash    (0.5)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW PROVIDED FROM
                        OPERATING ACTIVITIES                    74.5                 -                (5.4)                   -
                     --------------------------------------------------------------------------------------------------------------
                     FINANCING:
                     Issuance of common shares net               5.4                 -                   -                    -
                     Reduction of debt component of
                        convertible debentures                  (5.4)                -                 5.4                    -
                     Repayment of debt                         (46.5)                -                   -                    -
                     Dividends on convertible preferred
                        shares of subsidiary company               -                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW USED IN FINANCING
                        ACTIVITIES                             (46.5)                -                 5.4                    -
                     --------------------------------------------------------------------------------------------------------------
                     INVESTING:
                     Additions to property, plant
                        and equipment                          (30.4)                -                   -                    -
                     Business acquisitions,
                        net of cash acquired                    (1.2)                -                   -                    -
                     Long-term investments
                        and other assets                         2.1                 -                   -                    -
                     Proceeds from the sale of property,
                        plant and equipment                      1.8                 -                   -                    -
                     Decrease (increase) in restricted
                        cash                                     2.9                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW USED IN INVESTING ACTIVITIES    (24.8)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     INCREASE (DECREASE) IN CASH
                        AND CASH EQUIVALENTS                     3.2                 -                   -                    -
                     CASH AND CASH EQUIVALENTS,
                        BEGINNING OF YEAR                       77.8                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH AND CASH EQUIVALENTS,
                        END OF YEAR                        $    81.0         $       -        $          -        $           -
                     --------------------------------------------------------------------------------------------------------------

(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)              (D)             (E)         (F)             (H)            (I)
      $        6.1        $         -        $        -        $    (3.9)    $     -     $        -      $       -     $   (27.2)


              (6.1)                 -                 -                -           -              -          (20.5)         59.2

                 -                  -                 -                -           -              -              -          14.6

                 -                  -                 -                -           -              -              -             -
                 -                  -                 -                -           -              -              -          (1.2)
                 -                  -                 -                -           -              -              -             -
                 -                  -                 -              3.9           -              -              -         (13.8)
                 -                  -                 -                -           -              -           (0.4)          1.5
                 -                  -                 -                -           -              -            0.8           3.0
                 -                  -                 -                -           -              -              -          (1.3)
                 -                  -                 -                -           -              -              -          (6.5)
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (20.1)         28.3

                 -                  -                 -                -           -              -              -          21.6
                 -                  -                 -                -           -              -              -          (7.1)

                 -                  -                 -                -           -              -           (4.4)          0.7
                 -                  -                 -                -           -              -           (4.7)          4.9
                 -                  -                 -                -           -              -              -             -
                 -                  -                 -                -           -              -            1.7          (6.3)
                 -                  -                 -                -           -              -              -          (0.5)
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -          (27.5)         41.6
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -              -           5.4
                 -                  -                 -                -           -              -              -

                 -                  -                 -                -           -              -           34.6         (11.9)

                 -                  -                 -                -           -              -              -             -
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -           34.6          (6.5)
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -            0.4         (30.0)

                 -                  -                 -                -           -              -              -          (1.2)

                 -                  -                 -                -           -              -            4.3           6.4

                 -                  -                 -                -           -              -              -           1.8

                 -                  -                 -                -        (3.2)             -              -          (0.3)

---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -        (3.2)             -            4.7         (23.3)

                -                   -                 -                -        (3.2)             -           11.8          11.8

                -                   -                 -                -        (1.4)             -          (17.3)         59.1

---------------------------------------------------------------------------------------------------------------------------------

      $         -         $         -        $        -        $       -     $  (4.6)    $        -      $    (5.5)    $    70.9
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B67


                                                                            RECOGNITION         ELIMINATION          ADDITIONAL
                                                                            OF DEFERRED       OF EFFECTS OF           WRITEDOWN
                                                                               EXCHANGE      RECOGNITION OF         OF PROPERTY,
                                                                       GAINS AND LOSSES    EQUITY COMPONENT           PLANT AND
                                                              UNDER      ON CONVERTIBLE      OF CONVERTIBLE     EQUIPMENT UNDER
                                                           CDN GAAP          DEBENTURES          DEBENTURES           U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED         NET INFLOW (OUTFLOW) OF CASH RELATED (RESTATED-NOTE 1)          (A)                 (A)                 (B)
STATEMENTS           TO THE FOLLOWING ACTIVITIES:
OF CASH FLOWS        OPERATING:
                     Loss for the year before
                        dividends on convertible
                        preferred shares of subsidiary
FOR THE YEAR ENDED      company                            $  (118.5)    $         5.1        $       (4.9)       $         3.9
DECEMBER 31, 2000    Items not affecting cash:
                     Depreciation, depletion and
                        amortization                            93.2                 -                   -                    -
                     Write-down of property, plant and
                        equipment                               72.1                 -                   -                 (3.9)
                     Interest expense on long-term
                        investments                             13.1                 -                   -                    -
                     Gain on sale of assets                     (4.1)                -                   -                    -
                     Future income and mining taxes             (3.5)                -                   -                    -
                     Deferred revenue realized                 (13.5)                -                   -                    -
                     Site restoration cost accruals              2.6                 -                   -                    -
                     Share in loss of investee companies         9.4                 -                   -                    -
                     Interest on convertible debentures            -                 -                   -                    -
                     Unrealized foreign exchange gains on
                        convertible debentures                  (0.7)             (5.1)                  -                    -
                     --------------------------------------------------------------------------------------------------------------

                                                                50.1                 -                (4.9)                   -
                     Proceeds on restructuring of gold
                        forward sales contracts                  4.7                 -                   -                    -
                     Site restoration cash expenditures         (9.6)                -                   -                    -
                     Changes in non-cash working capital items
                     Accounts receivable                         5.7                 -                   -                    -
                     Inventories                                 0.6                 -                   -                    -
                     Marketable securities                       4.8                 -                   -                    -
                     Accounts payable and accrued liabilities   (8.3)                -                   -                    -
                     Effect of exchange rate changes on cash    (0.2)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW PROVIDED FROM
                        OPERATING ACTIVITIES                    47.8                 -                (4.9)                   -
                     --------------------------------------------------------------------------------------------------------------
                     FINANCING:
                     Issuance of common shares                   3.2                 -                   -                    -
                     Repurchase of common shares                (5.3)                -                   -                    -
                     Reduction of debt component of
                        convertible debentures                  (4.9)                -                   -                    -
                     Repayment of debt                         (26.4)                -                 4.9                    -
                     Dividends on convertible preferred
                        shares of subsidiary company            (3.4)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW USED IN FINANCING
                        ACTIVITIES                             (36.8)                -                 4.9                    -
                     --------------------------------------------------------------------------------------------------------------
                     INVESTING:
                     Additions to property, plant
                        and equipment                          (41.6)                -                   -                    -
                     Business acquisitions,
                        net of cash acquired                       -                 -                   -                    -
                     Long-term investments
                        and other assets                        (7.4)                -                   -                    -
                     Proceeds from the sale of property,
                        plant and equipment                      4.8                 -                   -                    -
                     Decrease (increase) in restricted
                        cash                                    (2.9)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH FLOW USED IN INVESTING ACTIVITIES    (47.1)                -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     INCREASE (DECREASE) IN CASH
                        AND CASH EQUIVALENTS                   (36.1)                -                   -                    -
                     CASH AND CASH EQUIVALENTS,
                        BEGINNING OF YEAR                      113.9                 -                   -                    -
                     --------------------------------------------------------------------------------------------------------------
                     CASH AND CASH EQUIVALENTS,
                        END OF YEAR                        $    77.8         $       -        $          -        $           -
                     --------------------------------------------------------------------------------------------------------------

(CONTINUED)

      REDUCTION IN                                GAINS                                   RECLASSI-
      DEPRECIATION,                       ON MARKETABLE                                 FICATION OF
     DEPLETION AND        REVERSAL OF        SECURITIES                        FLOW      CUMULATIVE
      AMORTIZATION       1991 DEFICIT     AND LONG-TERM       EFFECT OF     THROUGH     TRANSLATION   TO ADJUST TO    UNDER
   UNDER U.S. GAAP        ELIMINATION       INVESTMENTS        SFAS 133      SHARES     ADJUSTMENTS   EQUITY BASIS    U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------------
                (B)                (C)              (D)             (E)         (F)             (H)            (I)
      $        7.7        $         -        $        -        $       -     $     -     $        -      $       -     $ (106.7)

              (7.7)                 -                 -                -           -              -          (26.0)         59.5
                 -                  -                 -                -           -              -              -          68.2
                 -                  -                 -                -           -              -              -          13.1
                 -                  -                 -                -           -              -              -          (4.1)
                 -                  -                 -                -           -              -              -          (3.5)
                 -                  -                 -                -           -              -              -         (13.5)
                 -                  -                 -                -           -              -           (0.7)          1.9
                 -                  -                 -                -           -              -           (4.2)         13.6
                 -                  -                 -                -           -              -              -             -

                 -                  -                 -                -           -              -              -          (5.8)
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -          (22.5)         22.7

                 -                  -                 -                -           -              -              -           4.7
                 -                  -                 -                -           -              -              -          (9.6)

                 -                  -                 -                -           -              -            3.3           9.0
                 -                  -                 -                -           -              -           (4.7)         (4.1)
                 -                  -                 -                -           -              -              -           4.8
                 -                  -                 -                -           -              -            0.5          (7.8)
                 -                  -                 -                -           -              -              -          (0.2)
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -          (23.4)         19.5
---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -              -           3.2
                 -                  -                 -                -           -              -              -          (5.3)

                 -                  -                 -                -           -              -              -             -

                 -                  -                 -                -           -              -              -          (7.0)
                 -                  -                 -                -           -              -           19.4          (3.4)

---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -           -              -           19.4         (12.5)
---------------------------------------------------------------------------------------------------------------------------------

                 -                  -                 -                -           -              -            1.6         (40.0)

                 -                  -                 -                -           -              -              -             -

                 -                  -                 -                -           -              -              -          (7.4)

                 -                  -                 -                -           -              -              -           4.8

                 -                  -                 -                -        (1.4)             -              -          (4.3)

---------------------------------------------------------------------------------------------------------------------------------
                 -                  -                 -                -        (1.4)             -            1.6         (46.9)
---------------------------------------------------------------------------------------------------------------------------------

                -                   -                 -                -        (1.4)             -           (2.4)        (39.9)

                -                   -                 -                -           -              -          (14.9)         99.0
---------------------------------------------------------------------------------------------------------------------------------
      $         -         $         -        $        -        $       -     $  (1.4)    $        -      $   (17.3)    $    59.1
---------------------------------------------------------------------------------------------------------------------------------

                                     F-B68

       Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from the consolidated statements of cash flows prepared in accordance with CDN GAAP.

       (i) A sub-total within the "cash flows provided from operating activities" sub-section is not permitted, therefore the reader should disregard the subtotals of $24.9 million, $28.3 million and $22.7 million for 2002, 2001 and 2000, respectively.

       (ii) Within cash flows provided from operating activities, the determination should begin with "net loss," instead of the "loss for the year before dividends on convertible preferred shares of subsidiary company."

       (iii) Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under CDN GAAP, the interest expense is classified as a financing activity.

       (iv) Under U.S. GAAP, notwithstanding that there is not a specific requirement to segregate the funds pursuant to the flow-through share agreements, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents.

       Consolidated Statements of Comprehensive Loss: The Company's statements of comprehensive loss under U.S. GAAP are as follows:

                                                          2002        2001         2000

       -----------------------------------------------------------------------------------
       Net income (loss) for the year under U.S. GAAP   $  18.0    $  (32.3)     $ (113.6)
       Change in currency translation adjustments           5.2        (5.6)         (5.8)
       Change in unrealized gains (losses)
            on marketable securities
            and long-term investments(d)                   30.5         4.5          (0.7)
       SFAS No. 133(e)                                    (23.6)        8.9             -

       -----------------------------------------------------------------------------------

       Comprehensive income (loss) under U.S. GAAP      $  30.1    $  (24.5)     $ (120.1)

       ===================================================================================

       (a) Under CDN GAAP, the convertible debentures described in Note 11 are accounted for in accordance with their substance and, as such, are presented in the financial statements in their liability and equity component parts. Under U.S. GAAP, the entire principal amount of the convertible debentures of $123.8 million and $122.8 million in 2002 and 2001, respectively, is treated as debt with interest expense based on the coupon rate of 5.5%.

       In addition, under CDN GAAP, historically, the unrealized foreign exchange gains on the debt component of the CDN dollar denominated debentures (see Note 11) were deferred and amortized over the term of the debentures. Effective January 1, 2002, CDN GAAP no longer permits the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. The 2001 and 2000 results have been rested to reflect this accounting change (see
Note 1). Currently under U.S. GAAP, these gains are recognized in income along with exchange gains related to the portion of the convertible debentures included in equity under CDN GAAP.

       (b) Following an evaluation of the Company's property, plant and equipment on the basis set out in Notes 1 and 15, there would be a reduction in the loss in 2002, 2001 and 2000 of $nil, $nil and $3.9 million, respectively. Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," property, plant and equipment is reduced and the deficit increased by $60.5 million. These differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under CDN GAAP, future cash flows from impaired properties are not discounted. Under U.S. GAAP, depreciation, depletion and amortization would be reduced by $8.1 million, $6.1 million and $7.7 million during 2002, 2001 and 2000, respectively to reflect the above and the requirement under U.S. GAAP to amortize capitalized costs over proven and probable reserves only.

       (c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. This reclassification is not permitted by U.S. GAAP and would require in each subsequent year an increase in share capital and an increase in deficit of $5.3 million.

       (d) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $35.3 million and $4.6 million at December 31, 2002 and December 31, 2001, respectively, and marketable securities of $0.1 million and $0.3 million at December 31, 2002 and December 31, 2001, respectively are included as a component of comprehensive income (loss) in the current period.

       Furthermore, U.S. GAAP requires the transaction on April 3, 2002, whereby the Company exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Fair value of the Echo Bay common shares received, under U.S. GAAP, is $49.1 million, representing 57.1 million common shares at $0.86 each, being the closing market price of such shares on April 3, 2002. The resulting gain is $42.5 million after deducting the $6.6 million carrying value of the debt securities given up. Fair value is not discounted for liquidity concerns or other valuation considerations.

       Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange is recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.

                                     F-B69

       (e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net loss when the original hedged transaction is recorded.

       On January 1, 2001, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.

       For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.

       The adoption of SFAS 133 results in a cumulative decrease in deferred revenue of $4.5 million and $9.6 million, a cumulative increase in accounts payable and accrued liabilities of $21.1 million and $4.6 million, a cumulative increase in deficit of $1.9 million and $3.9 million, and a cumulative decrease in other comprehensive income of $14.7 million and increase in other comprehensive income of $8.9 million at December 31, 2002 and December 31, 2001, respectively. Additionally, as a result of applying SFAS 133, there would be a decrease in the net loss of $2.0 million and an increase in net loss of $3.9 million for the year ended December 31, 2002 and the year ended December 31, 2001, respectively. On adoption of SFAS 133, the Company did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net loss. The SFAS requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in OCI on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange (loss) gain for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the year ended December 31, 2002, $16.3 million of derivative gains were reclassified out of other comprehensive income (year ended December 31, 2001, $11.6 million of comprehensive gain). The Company estimates that $9.1 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. There was no ineffectiveness recorded during 2002.

       The effect of the transition adjustment as of January 1, 2001, was an increase in assets of $10.7 million, a decrease in deferred revenue of $10.1 million, an increase in other long-term liabilities of $0.3 million, and an increase in other comprehensive income of $20.5 million.

       Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings.

       (f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received are recorded as share capital. Qualifying expenditure did not begin to be incurred until 2002. For U.S. GAAP, the premium paid in excess of the market value of $1.1 million is credited to other liabilities and included in income as the qualifying expenditures are made. All of the qualifying expenditures were made in 2002.

       Also, notwithstanding whether there is specific requirement to segregate the funds, the flow-through funds which are unexpended at the consolidated balance sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.

       As at December 31, 2002 unexpended flow-through funds were $nil. (December 31, 2001: $4.6 million)

       (g) The terms "proven and probable reserves," "exploration," "development," and "production" have the same meaning under both U.S. and CDN GAAP. Exploration costs incurred are expensed at the same point in time based on the same criteria under both U.S. and CDN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and CDN GAAP.

       (h) Under CDN GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders equity, described as cumulative translation adjustments on the consolidated balance sheet. Under U.S. GAAP, the unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders equity but rather as an adjustment to accumulated other comprehensive income.

       (i) The investments in Omolon, CMM and the Porcupine Joint Venture are proportionately consolidated under CDN GAAP. These investments are accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation provided for in Item 17(c) (2)(vii) of SEC Form 20-F, which permits a company using the equity method for U.S. GAAP to omit the differences arising from the use of proportionate consolidation under CDN GAAP. Each of the joint ventures listed, except Omolon, qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

       With respect to Omolon, the Company has concluded that it does not meet the criteria outlined for the accommodation. Therefore, the financial information of Omolon has been disclosed using the equity method for U.S. GAAP purposes. Under the equity method, an investment in common shares is generally shown in the balance sheet of an investor as a single amount as "Investment in investee company." Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its income statement as a single amount as "Share of gain (loss) of investee company."

                                     F-B70

       (j)    U.S. GAAP disclosure in Interim Financial Statements (Unaudited)

       The Company's unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2002 presented in the Notice of Special Meeting and Management Information Circular dated December 20, 2002, included in note 13 thereto disclosure of all material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP. Reflected in such differences are unrealized mark-to-market gains on marketable securities and long-term investments of $59.9 million recorded for U.S. GAAP purposes in Other Comprehensive Income, such information also appeared in the Kinross prospectus and offering memorandum, dated November 28, 2002, and in the Echo Bay proxy statement, dated December 20, 2002. The Company has concluded that a portion of this amount totaling $42.5 million was a gain arising on the exchange of debt securities of Echo Bay for Echo Bay common shares (as disclosed in Note (d) above) and the balance of $17.4 million was an unrealized gain included in Other Comprehensive Income. Accordingly these gains have been presented in the U.S. GAAP disclosure in the Company's consolidated financial statements for the year ended December 31, 2002. As a result the U.S. GAAP reported net loss for the nine months ended September 30, 2002 is decreased by $42.5 million resulting in net income of $27.9 million, basic and diluted earnings per share are $0.24. This reclassification of Other Comprehensive Income has no impact upon the carrying value of long-term investments, total assets or total shareholders' equity as at September 30, 2002. Comprehensive income for the nine months ended September 30, 2002 remains unchanged at $27.0 million.

       STOCK-BASED COMPENSATION

       The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for stock options. Accordingly, because stock option exercise prices equal the market value on the date of the grant, no compensation cost has been recognized at the grant date of the stock options. Had compensation expense for the stock option plans been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123" ("SFAS 148"), the Company's pro forma net loss and loss per share would be as follows:

                                                                 YEARS ENDED DECEMBER 31,
       U.S. GAAP                                          2002            2001            2000

       ------------------------------------------------------------------------------------------
       Net income (loss) applicable to common shares
            As reported                                $    18.0       $   (32.3)      $  (113.6)
            Add stock compensation cost                     (2.0)           (1.1)           (2.4)
            Pro forma                                  $    16.0       $   (33.4)      $  (116.0)
            Income (loss) per share, basic and
              diluted (dollars)
            As reported(1)                             $    0.15       $   (0.31)      $   (1.14)
            Pro forma(1)                               $    0.13       $   (0.32)      $   (1.17)

       (1) Reflects the effects of a three for one share consolidation approved January 2003 as described in Note 14.

       Other requirements of SFAS 148 are disclosed in Note 5 as prescribed under CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments" which is consistent with the U.S. pronouncement.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 amends SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. The Company has not yet determined the impact of this Statement on its financial statements.

       In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation. The Company is reviewing the provisions of the Statement, but has not yet determined the impact of this Statement on its financial statements.

       In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 - Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The Company does not conduct any transaction through special purpose entities and does not expect the FIN 46 to have an impact on its financial statements.

                                     F-B71

       In 2002, the CICA Handbook Sections 3063 - Impairment of Long Lived Assets and 3475 - Disposal of Long Lived Assets and Discontinued Operations were amended to harmonize with SFAS 144. The standards will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of undiscounted cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. An asset held for sale is to be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3063 is effective for fiscal years beginning on or after April 1, 2003, and Section 3475 applies to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003. The sections will be applied prospectively with early adoption encouraged.

       In 2002, the Accounting Standards Board of the CICA issued Accounting Guideline No. 13 that increase the documentation, designation and effectiveness criteria to achieve hedge accounting. The guidelines requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date it is first applied. It does not change the method of accounting for derivatives in hedging relationships, but requires fair value accounting for derivatives that do not qualify for hedge accounting. The new guideline is applicable for fiscal years commencing July 1, 2003. The Company is evaluating the impact this standard might have on its results of operations and financial position.

       In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which is effective for financial periods ending after December 15, 2002. FIN 45 defines guarantees to include indemnifications granted pursuant to contractual arrangements as well as contingent consideration.

       Guarantees which fell into the scope of FIN 45 that were effective as of December 31, 2002 were as follows:

       Kinross Gold Corporation has guaranteed Kinross Gold USA Inc.' s performance under several International Swap Dealer Association (ISDA) agreements. Kinross Gold USA Inc. has also guaranteed Kinross Gold Corporation's performance under ISDA agreements. The total potential value of the guaranteed amount is dependent on the amount and type of derivative transactions outstanding under these ISDA agreements, and on market conditions. The current mark-to-market value of all derivative transactions is fully disclosed in the financial statements.

       In 2003, the Accounting Standards Board of the CICA issued Accounting Guideline No. 14 - Disclosure of Guarantees. The guideline requires the disclosure of guarantees including indemnification pursuant to contractual arrangement. This guideline is consistent with FIN 45 described above.

22.    CONTINGENCIES AND RELATED COMMITMENTS

       RUSSIA

       The Company is subject to the considerations and risks of operating in Russia as a result of its 54.7% ownership of the Kubaka mine located in Far Eastern Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory, and political developments.

       Russian tax legislation is subject to varying interpretations and frequent changes. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest, which can be significant. The fiscal periods remain open to review for three years by the tax and customs authorities with respect to tax liabilities.

       However, the interpretation and application of the laws of the Russian Republic may be subject to policy changes reflecting domestic political changes or other considerations. Moreover, because of the developing nature of the Russian legal system and the fact that the interpretation and application of many laws are untested, it is difficult to predict with any degree of certainty how they may be interpreted and applied in a particular case. As a consequence, other or additional penalties or remedies may be imposed. These remedies may, in addition to imposing financial obligations, otherwise adversely affect the operations or status of Omolon.

       The Company conducts business in Russia through its joint venture, Omolon which is owned 45.3% by Russian shareholders. Two Russian shareholders and the Magadan Administration on behalf of a third Russian shareholder have launched lawsuits against Omolon alleging that the shares they received were flawed as a result of registration deficiencies, which, therefore, entitles such shareholders to return of their original investments with interest compounded thereon. In mid September of 2002, the Company announced that Omolon was at an advanced stage of negotiating a settlement of this dispute. Draft language of an agreement was being settled when one of the Russian shareholders obtained an order to freeze Omolon's bank accounts and gold inventory in the total amount of the ruble equivalent of approximately $47.0 million pending final resolution of its lawsuit. In the face of the inability of these shareholders to repay the loans, there has been an effort to shift the burden of repayment to Omolon. Underlying the lawsuits are unpaid loans made by the Magadan Administration to certain of Omolon's Russian shareholders at the time Omolon was capitalized. These lawsuits have been encouraged by the Magadan Administration as the major creditor of these shareholders.

       Omolon's appeal of the court decision which froze its bank accounts, resulted, on October 14, 2002, in the court ruling that the amount of the assets covered by the arrest order should be lowered to the ruble equivalent of approximately $22.1 million. Subsequently, Omolon's accounts in four banks and all of its gold inventory were released from the arrest order on January 8, 2003.

       On December 3, 2002, Omolon entered into purchase agreements with four of the five Russian shareholders (holding in aggregate 44.17% of the shares of Omolon). The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay them $43.5 million for said shares. As at February 25, 2003, 38.17% of the shares have been tendered leaving 6.0% remaining to be tendered. In addition, the lawsuits described above have been withdrawn.

                                     B-F72

       CHILE

       The Company's 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") has received a tax reassessment from the Chilean IRS. The reassessment is for $6.7 million disallowing certain deductions utilized by a third party. The Company believes this reassessment will be resolved with no material adverse affect to the financial position, results of operations or cash flows of the Company. In addition, the Company has been indemnified by the third party for an amount in excess of the claim.

       OTHER

       The Company has been named as a defendant in a class action complaint filed on or about April 26, 2002 brought in the United States District Court for the District of Nevada. The complaint names as defendants the Company, its subsidiary, Kinross Gold U.S.A., Inc., its subsidiary Kinam Gold Inc., and Robert M. Buchan. The complaint is based on claims arising out of the purchase of the Kinam Preferred Shares by the Company. The complaints seeks damages in cash or by the issuance of common shares of the Company. The Company believes this claim is without merit and plans to vigorously defend the litigation.

       In accordance with standard industry practice, the Company seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities, including liabilities imposed by statute. Due to recent developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future or may only be available at significant additional cost. In the event that such bonding and/or insurance cannot be obtained by the Company or is obtainable only at significant additional cost, the Company may become subject to financial liabilities which may affect its financial resources.

       The Company is also involved in legal proceedings and claims which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

       The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

23.    SUBSEQUENT EVENTS

       (a) On January 28, 2003, the shareholders of the Company approved the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares. At the same meeting, the shareholders of the Company approved the elimination of the Company's deficit balance at December 31, 2002 of $761.4 million through a reduction of the Company's stated share capital account.

       On January 28, 2003, the Company approved the issuance of that number of common shares of the Company necessary to effect a combination with Echo Bay Mines Ltd. ("Echo Bay") and TVX Gold Inc. ("TVX"). The combination was carried out as a plan of arrangement whereby each holder of TVX common shares received
2.1667 common shares of the Company. Also pursuant to the arrangement, shareholders of Echo Bay received 0.1733 common shares of the Company for each Echo Bay common share. The exchange ratio reflects the three for one consolidation of the Company's common shares described above. The Company issued
177.8 million common shares in aggregate with a fair value of $1,269.8 million with respect to these acquisitions.

       In a separate transaction, TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont JV") for an aggregate purchase price of $180.0 million. This transaction was partially financed by an advance of $94.5 million from the Company.

       Upon completion of the arrangement and TVX's purchase of Newmont's interest in the TVX Newmont JV, the Company owns all of the outstanding TVX common shares and Echo Bay common shares and owns, indirectly, all of the TVX Newmont JV. TVX holds interests in various operating mines around the world, including those held through its 50% controlling interest in the TVX Newmont JV. The underlying operating mines in the TVX Newmont JV are located in Canada, Brazil and Chile. Production from the TVX Newmont JV in 2002 was 473,602 ounces of gold equivalent.

       Echo Bay holds interests in various operating mines in Canada and the United States. Echo Bay's share of production from these mines in 2002 was 522,208 ounces of gold equivalent.

       The acquisitions are being accounted for using the purchase method of accounting in accordance with both sections 1581 "Business Combinations," of the CICA Handbook for the purposes of CDN GAAP and SFAS 141, "Business Combinations," for the purposes of U.S. GAAP. Pursuant to the purchase method of accounting under both CDN and U.S. GAAP, the TVX and Echo Bay identifiable assets acquired and liabilities assumed will be recorded at their fair values as of the effective date of the acquisition. The excess of the purchase price over such fair value will be recorded as goodwill. In accordance with CICA Handbook
Section 3062, "Goodwill and Other Intangible Assets," for purposes of CDN GAAP, and SFAS 142, "Goodwill and Other Intangible Assets," for purposes of U.S. GAAP, goodwill will be assigned to specific reporting units and will not be amortized.

       The goodwill resulting from the preliminary purchase price allocation is $888.6 million. Goodwill is subject to a determination of fair values and will be revised for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate the reporting unit's carrying value, including goodwill that was allocated to it, is greater than its fair value. Kinross has not determined if a goodwill impairment exists and expects to make that determination annually, or more frequently as circumstances dictate, in accordance with CDN and U.S. GAAP.

                                     F-B73

The preliminary allocation of the purchase consideration are based on the fair values of the assets and liabilities of Echo Bay and TVX as follows:

                                                                                IN MILLIONS EXCEPT
                                                                                   SHARE PRICE AND
                                                                                  NUMBER OF SHARES

   -----------------------------------------------------------------------------------------------

                                                                      ECHO BAY           TVX
   Calculation of preliminary allocation of purchase price:

   Common shares of the Company to be issued to the Echo Bay
        and TVX shareholders                                          93,820,424       93,930,887
   The average closing market price of the Company shares over
        the four trading days from June 6 through June 11, 2002      $      7.14      $      7.14

   -----------------------------------------------------------------------------------------------

   Fair value of the Company common stock issued                           669.9            670.7
   Plus - fair value of TVX warrants and options to be
        assumed by the Company (100% vested)                                22.5              6.8
   Plus - direct acquisition costs incurred by the Company                   6.1              6.1
   Less - the Company's previous 10.6% ownership interest in Echo Bay      (63.8)               -

   -----------------------------------------------------------------------------------------------

   Total purchase price                                                    634.7            683.6

   Plus - fair value of liabilities assumed by the Company:
        Accounts payable and accrued liabilities                            21.8             38.1
        Current portion of site restoration cost accruals                    2.5              1.1
        Long-term debt (including current portion)                             -              2.1
        Site restoration cost accruals                                      42.4             12.9
        Future income tax liabilities                                        1.0             42.0
        Other long-term liabilities                                            -              8.1
        Advance from the Company                                               -             94.5

   Less - fair value of assets assumed by the Company:

        Cash                                                               (16.4)           (27.8)
        Short-term investments                                              (1.9)            (0.5)
        Accounts receivable and other assets                                (2.8)           (20.4)
        Inventories                                                        (19.9)           (20.7)
        Prepaid expense and other                                           (2.7)            (2.5)
        Exploration properties, mineral properties, plant and equipment   (169.6)          (337.8)
        Restricted cash                                                    (10.1)           (11.3)
        Future income tax assets                                               -            (13.8)
        Other non-current assets                                           (24.9)           (13.1)

   -----------------------------------------------------------------------------------------------

   Residual purchase price allocated to non-amortizable goodwill     $     454.1      $     434.5

   ===============================================================================================

       (b) On December 3, 2002, the Company entered into purchase agreements with four of the five Russian shareholders (holding, in aggregate 44.17% of the shares of Omolon Gold Mining Corporation ("Omolon")). The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay $44.7 million including legal fees for said shares. As at March 26, 2003 the Company now owns 98.10% of Omolon.

                                     F-B74

       The fair values of the assets and liabilities of the 45.3% interest in Omolon and the allocation of the purchase consideration are as follows:

                                                                     In millions except
                                                                       share price and
                                                                       number of share

    -----------------------------------------------------------------------------------
    Fair value of assets acquired by the Company:
    Cash                                                                     $    26.1
         Accounts receivable                                                       2.9
         Inventories                                                              12.3
         Property, plant and equipment                                            13.8
         Other non-current assets                                                  1.9

    Less - fair value of liabilities assumed by the Company:
         Accounts payable and accrued liabilities                                 (5.7)
         Current portion of site restoration accruals                             (0.2)
         Long-term debt (including current portion)                               (2.2)
         Site restoration obligations                                             (3.2)
         Non controlling interest                                                 (1.0)

    -----------------------------------------------------------------------------------

    Total cash consideration                                                 $    44.7

    -----------------------------------------------------------------------------------

    Financed by:
         Cash (including cash acquired - $26.1 million)                      $    44.7

    ==================================================================================




                                     F-B75

[LOGO] PRICEWATERHOUSECOOPERS


AUDITORS' REPORT                                    PRICEWATERHOUSECOOPERS LLP
                                                    CHARTERED ACCOUNTANTS
                                                    PO Box 82
TO THE SHAREHOLDER OF                               Royal Trust Tower Suite 3000
TVX GOLD INC.                                       Toronto Dominion Centre
                                                    Toronto Ontario
                                                    Canada M5K 1G8
                                                    Telephone +1 416 863 1133
                                                    Facsimile +1 416 365 8215


We have audited the consolidated balance sheets of TVX Gold Inc. as at December 31, 2002 and 2001 and the consolidated statements of operations, deficit and cash flows for the years ended December 31, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of TVX Gold Inc. as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in accordance with Canadian generally accepted accounting principles.


CHARTERED ACCOUNTANTS

Toronto, Ontario
April 16, 2003, except for Note 19(c) which is as of April 28, 2003, and
Note 19(b) which is as of May 5, 2003



(C) 2003 PricewaterhouseCoopers LLP, Canada. "PricewaterhouseCoopers" refers to PricewaterhouseCoopers LLP, Canada, an Ontario Limited liability partnership, or, as the context requires, the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.


                                      F-C1


                                         TVX GOLD INC.

                                  CONSOLIDATED BALANCE SHEETS
                               AS AT DECEMBER 31, 2002 AND 2001
                             (thousands of United States dollars)

                                                                                 2002         2001
                                                                              ---------    ---------
                                                                                  $             $
                                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................................    115,212       16,568
Short-term investments......................................................      1,531       28,740
Accounts receivable.........................................................     21,576       25,739
Inventories (note 3)........................................................     16,439       24,299
                                                                              ---------    ---------
                                                                                154,758       95,346
MINING PROPERTY, PLANT AND EQUIPMENT (note 4)...............................    201,830      237,262
RESTRICTED CASH AND CASH EQUIVALENTS (notes 7(d), 11(f) and 16(c))..........      9,123       16,615
EXPORT PREPAYMENT CONTRACTS (note 5)........................................         --       66,983
DEFERRED CHARGES (note 11(d))...............................................      6,579          182
DEFERRED INCOME TAXES (note 12(d))..........................................     13,398       12,473
OTHER ASSETS (note 6).......................................................     12,262       29,434
                                                                              ---------    ---------
                                                                                397,950      458,295
                                                                              =========    =========
                                       LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (notes 5 and 8(b)) ................     30,354       28,266
Current portion of long-term debt (note 7)..................................      1,500       15,401
Current portion of deferred revenue (note 11(d)) ...........................      6,397        5,332
                                                                              ---------    ---------
                                                                                 38,251       48,999
LONG-TERM DEBT (note 7).....................................................         --       58,832
OTHER LIABILITIES (note 8)..................................................     24,423       22,943
DEFERRED INCOME TAXES (note 12(d))..........................................     20,395       20,948
                                                                              ---------    ---------
                                                                                 83,069      151,722

MINORITY INTERESTS AND PARTICIPATION RIGHTS.................................    124,157      132,088
                                                                              ---------    ---------
                                                                                207,226      283,810
                                                                              ---------    ---------
SHAREHOLDERS' EQUITY
CAPITAL STOCK (note 9)......................................................    641,516      594,661
CONTRIBUTED SURPLUS (note 9(d)).............................................     36,255       36,255
DEFICIT.....................................................................   (487,047)    (456,431)
                                                                              ---------    ---------
                                                                                190,724      174,485
                                                                              ---------    ---------
                                                                                397,950      458,295
                                                                              =========    =========
COMMITMENTS AND CONTINGENCIES (notes 7(d) and 16)


      THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



On behalf of the Board:             "Brian W. Penny"         "Scott A. Caldwell"
                                    Director                  Director


                                            F-C2



                                               TVX GOLD INC.

                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                   (thousands of United States dollars except for per share amounts)


                                                                                 2002        2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
REVENUE.......................................................................  184,757    158,340    170,030
                                                                               ---------  ---------  ---------
MINE OPERATING COSTS
Cost of sales.................................................................  121,310    108,148    106,804
Depletion and depreciation....................................................   34,149     40,243     38,000
                                                                               ---------  ---------  ---------
                                                                                155,459    148,391    144,804
                                                                               ---------  ---------  ---------
EARNINGS FROM OPERATIONS BEFORE THE UNDERNOTED................................   29,298      9,949     25,226
OTHER EXPENSES (INCOME)
Mining property, plant and equipment write-downs (note 4).....................    4,071     21,000         --
Non-operating asset write-downs (note 4)......................................   15,000    223,513         --
Other asset write-downs (notes 3 and 6).......................................   12,903         --         --
Corporate administration......................................................    6,297      8,123      6,597
Interest expense..............................................................      555      3,769      3,447
Exploration...................................................................    3,660      3,380      5,497
Transaction costs.............................................................    3,217         --         --
Foreign exchange loss.........................................................    7,345      3,293      2,015
Interest income...............................................................   (4,273)    (5,650)    (9,503)
Other, net....................................................................   (3,118)    (3,883)     5,420
                                                                               ---------  ---------  ---------
                                                                                 45,657    253,545     13,473
                                                                               ---------  ---------  ---------
EARNINGS (LOSS) BEFORE THE UNDERNOTED.........................................  (16,359)  (243,596)    11,753
INCOME TAX (RECOVERY) EXPENSE (note 12).......................................    7,279     (5,634)      (179)
MINORITY INTERESTS AND PARTICIPATION RIGHTS ..................................    6,978    (10,034)      (496)
                                                                               ---------  ---------  ---------
NET EARNINGS (LOSS) FOR THE YEAR..............................................  (30,616)  (227,928)    12,428
                                                                               =========  =========  =========
EARNINGS (LOSS) PER SHARE (notes 2(c) and 9(c))...............................    (0.75)    (10.58)      0.03



          THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                 F-C3


                                                  TVX GOLD INC.

                                       CONSOLIDATED STATEMENTS OF DEFICIT
                              For the years ended December 31, 2002, 2001 and 2000
                                      (thousands of United States dollars)


                                                                                 2002       2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
Deficit, beginning of year-- as originally reported........................... (456,431)  (221,837)  (219,838)
Change in accounting for income taxes (note 2(d)).............................       --         --     (2,102)
Deficit, beginning of year-- restated ........................................ (456,431)  (221,837)  (221,940)
Net earnings (loss) for the year..............................................  (30,616)  (227,928)    12,428
Accretion of convertible notes (note 14)......................................       --     (6,666)   (12,325)
Deficit, end of year.......................................................... (487,047)  (456,431)  (221,837)
                                                                               =========  =========  =========










             THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



                                                     F-C4


                                              TVX GOLD INC.

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                          For the years ended December 31, 2002, 2001 and 2000
                                  (thousands of United States dollars)

                                                                                 2002       2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
OPERATING ACTIVITIES
Net earnings (loss) for the year..............................................  (30,616)  (227,928)    12,428
Non-cash items:
  Depletion and depreciation..................................................   34,149     40,243     38,000
  Gain on sale of other assets................................................   (1,675)        --         --
  Deferred income taxes.......................................................   (1,469)   (10,919)    (4,022)
  Mining property, plant and equipment write-downs............................    4,071     21,000         --
  Non-operating asset write-downs.............................................   15,000    223,513         --
  Other asset write-downs.....................................................   12,903         --         --
  Minority interests and participation rights.................................    6,978    (10,034)      (496)
  Change in reclamation provision.............................................       --     (2,771)        --
  Other.......................................................................    3,218      1,006        326
  Deferred revenue............................................................   (5,332)    (4,608)   (11,020)
  Net proceeds from hedge book restructuring (note 11(e)).....................       --     16,801         --
                                                                               ---------  ---------  ---------
                                                                                 37,227     46,303     35,216
                                                                               ---------  ---------  ---------
Changes in non-cash working capital (note 17(e))..............................    7,179       (520)    (2,659)
                                                                               ---------  ---------  ---------
Cash provided by operating activities.........................................   44,406     45,783     32,557
                                                                               ---------  ---------  ---------

INVESTING ACTIVITIES
Mining property, plant and equipment..........................................  (15,166)   (25,552)   (48,746)
Payment of receivable from High River Gold Mines Ltd (note 6).................    3,319      3,014      1,541
Purchases of short-term investments...........................................  (30,279)   (51,931)  (130,562)
Sales and maturities of short-term investments................................   57,488     81,152    136,612
Export prepayment contracts (note 5)..........................................       --    (24,500)   (42,483)
Proceeds from sale of other assets............................................    4,495         --         --
Decrease (increase) in restricted cash and cash equivalents...................    7,492      1,255     (9,770)
Other.........................................................................      693     (1,495)    (2,569)
                                                                               ---------  ---------  ---------
Cash (used for) provided by investing activities..............................   28,042    (18,057)   (95,977)
                                                                               ---------  ---------  ---------
Financing activities
Long-term debt borrowings.....................................................       --     26,944     45,133
Long-term debt repayments.....................................................   (5,750)   (26,470)   (25,622)
Debenture payable (note 13)...................................................       --    (26,855)    26,855
Minority interest dividends...................................................  (14,909)   (22,666)   (15,963)
Gold linked convertible notes.................................................       --     (9,173)   (10,501)
Contributed surplus...........................................................       --     (1,595)        --
Common shares.................................................................   46,855       (639)      (626)
                                                                               ---------  ---------  ---------
Cash (used for) provided by financing activities..............................   26,196    (60,454)    19,276
                                                                               ---------  ---------  ---------
(Decrease) increase in cash and cash equivalents..............................   98,644    (32,728)   (44,144)
Cash and cash equivalents, beginning of year..................................   16,568     49,296     93,440
                                                                               ---------  ---------  ---------
Cash and cash equivalents, end of year........................................  115,212     16,568     49,296
                                                                               =========  =========  =========



             THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                  F-C5

                                  TVX GOLD INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               Dollar amounts in thousands of U.S. dollars, except
            amounts per share and per ounce or unless otherwise noted

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada which, in the Company's case, conform with accounting principles generally accepted in the United States ("US"), except as disclosed in note 17. The significant accounting policies followed by the Company and its incorporated and unincorporated joint ventures are summarized as follows:

a)     BASIS OF CONSOLIDATION

       These consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in incorporated and unincorporated joint ventures are accounted for by the proportionate consolidation method as substantially all of the Company's business is conducted through joint ventures.

b)     USE OF ESTIMATES

       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the physical and economic lives and the recoverability of mining assets, mineral reserves, site restoration and related obligations, commodity contracts and financial instruments and income taxes. Actual results could differ from those estimates.

c)     TRANSLATION OF FOREIGN CURRENCIES

       The accounts of the Canadian operations and operations in foreign countries have been translated using the temporal method for foreign integrated operations. The functional currency of the Company is US dollars, as the Company considers the US dollar to be the principal currency of its operations. Under the temporal method, monetary assets and liabilities have been translated at the end of year exchange rates. Non-monetary assets, which primarily comprise mining property, plant and equipment, have been translated using historic rates of exchange. Revenues and expenses have been translated at the average rates of exchange during the years, except for depletion and depreciation, which have been translated at the same rates as the related assets. Foreign exchange gains and losses on translation are included in the determination of earnings.

d)     COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

       In the normal course of business, the Company uses agreements with financial institutions, principally derivatives, to hedge its exposure to fluctuations in metal prices, foreign exchange rates and interest rates. The intent is to protect the Company against downside price risk on future metal sales and cash flow risk on interest rates and foreign exchange.

       The Company mitigates the counterparty credit risk exposure arising from these agreements by transacting with what it believes are financially sound institutions. Some derivative instruments entered into by the Company are subject to margin requirements, beyond varying threshold limits, in the event that values of the hedged instruments significantly change.

       Commodity derivative hedging transactions include forward sales and options contracts. Realized gains and losses, as well as premiums, are recognized in revenue as the designated production is delivered. If contracts are amended or closed out before the planned delivery of the designated production, recognition of any gains or losses is deferred until their original designation period. Commodity commitments not designated as hedges are marked to market and the resultant gains or losses are recorded in earnings in the period.

       The Company has periodically entered into lease rate swap agreements in conjunction with commodity contracts. Obligations under lease rate swap agreements, entered into expressly to finance options purchased, are marked to market at the balance sheet date and the resulting gains or losses are deferred until the related production is delivered.

       The Company has periodically entered into foreign exchange contracts to hedge the effect of exchange rates on a portion of its future currency requirements. Gains and losses are recognized and reported as a component of the related transactions.

       The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, restricted cash, export prepayment contracts, accounts payable and accrued liabilities and current and long-term debt approximates their fair value unless otherwise specified.

e)     REVENUE RECOGNITION

       Revenue from the sale of bullion and base metal concentrates is recognized when title passes to the purchaser.

                                      F-C6

f)     INVENTORIES

       Gold and silver bullion inventories, dore, base metal concentrates, work-in-process and ore stockpiles are carried at the lower of average production cost and net realizable value. Materials and supplies inventories are stated at the lower of cost and replacement value.

g)     MINING PROPERTY, PLANT AND EQUIPMENT

       Mining property, plant and equipment is recorded at cost including costs associated with acquisition and further development, including costs incurred to access ore, of mining properties. Mine development costs include costs incurred to expand reserves in existing ore bodies at development properties or operating mines. Depletable assets are amortized over the life of the mine on a unit-of-production basis. The current estimated gold mine lives range from 4 to 17 years with the average being 8 years. Depreciable assets are also amortized over the life of the mine on a unit-of-production basis except where the useful life of a depreciable asset is less than the life of the mine, in which case depreciation is recorded on a straight-line basis over its useful life. Amortization on a unit-of-production basis is calculated using only proven and probable reserves.

       The Company carries out an impairment evaluation when conditions or events occur suggesting that an asset has been impaired. Mining assets are evaluated by comparing the undiscounted future net cash flows against their current carrying value. When the cash flows demonstrate an impairment, the Company will write down its value. Operational considerations include projected operating cost structures, future capital requirements, including mine closure costs, and estimates of mine life based on known reserves. Metal prices utilized for the 2002 evaluation were $300 per ounce (2001 -- $300; 2000 -- $300) for gold and $4.75 per ounce (2001 -- $4.50; 2000 -- $5.50) for silver. Lead prices utilized for the 2001 and 2000 evaluations were $475 per tonne and $550 per tonne respectively and zinc prices utilized for the 2001 and 2000 evaluations were $775 per tonne and $1,200 per tonne, respectively. No lead or zinc prices were required for the 2002 evaluations.

h)     EXPLORATION

       Exploration expenditures, excluding property acquisition costs, are charged to earnings as incurred. When it has been established that a mining property has development potential, further costs incurred prior to the start of mining operations, are recorded as deferred development costs and amortized in accordance with the policies described under note 1(g). The development potential of mining properties is established by the existence of proven and probable reserves, reasonable assurance that the property can be permitted as an operating mine and evidence that there are no metallurgical or other impediments to the production of saleable metals.

i)     RECLAMATION COSTS

       Expenditures relating to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefit. Estimated future reclamation costs, including site restoration, where reasonably determinable are charged against earnings over the estimated useful life of the mine based on proven and probable reserves. These estimates are based on current standards or higher. These standards are subject to future legislative changes which will be reflected in the estimates when passed.

j)     FINANCING COSTS

       Debt issue costs are deferred and amortized over the term of the debt. Interest and debt issue costs, whether incurred directly or indirectly, are capitalized when they arise from indebtedness incurred to finance development activities on mining properties and are amortized to earnings when production commences.

k)     CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include short-term money market instruments which, on acquisition, have a term to maturity of three months or less. Short-term investments represent short-term money market instruments with maturities, on acquisition, greater than three months and less than one year.

l)     STOCK-BASED COMPENSATION PLAN (NOTE 2(A))

       The Company has a stock-based compensation plan which is described in note 10. No compensation expense is recognized under the plan when stock or stock options are issued under the plan to directors, officers and employees. The fair value of options issued to consultants is recognized as an expense at the date of issue. Consideration received on exercise of stock options is credited to share capital.

2.     CHANGES IN ACCOUNTING POLICIES

       a) Effective January 1, 2002, the Company adopted a new accounting standard issued by the Canadian Institute of Chartered Accountants ("CICA") relating to stock-based compensation and other stock-based payments. This new standard requires either the recognition of compensation expense for grants of stock, stock options and other equity instruments to employees, or, alternatively, the disclosure of pro forma net earnings and net earnings per share data as if stock-based compensation had been recognized in earnings. The Company has elected to disclose pro forma net earnings and earnings per share data for options granted after January 1, 2002. Therefore, there is no effect of adopting this standard on the Company's results of operations and financial position.

       b) Effective January 1, 2002, the Company adopted retroactively a new CICA accounting standard in respect of foreign currency translation that eliminates the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. There is no impact on the Company's results of operations and financial position as a result of adoption of this new standard.

                                      F-C7

       c) Effective January 1, 2001, the Company adopted, retroactively, a new accounting standard issued by the CICA relating to earnings per share. This standard modifies the method of calculating fully diluted earnings per share. Diluted earnings per share was unchanged as a result of adopting the new standard.

       d) In December 1997, the CICA issued Handbook section 3465, Income Taxes, which was effective January 1, 2000. The standard required a change from the deferral method of accounting to the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

       The deficit as at January 1, 2000 was increased by $2,102 and earnings for the year ended December 31, 2000 increased by $3,232 as a result of this change.

3.     INVENTORIES

                                                                                     DECEMBER 31,
                                                                                 -------------------
                                                                                   2002       2001
                                                                                 --------   --------
                                                                                     $          $
       Bullion and dore.........................................................   3,345      3,294
       Base metal concentrates (a)..............................................      --      4,199
       Work-in-process..........................................................   2,461      2,257
       Ore stockpiles-- precious metals.........................................   1,649      2,693
       Materials and supplies (a)...............................................   8,984     11,856
                                                                                 --------   --------
                                                                                  16,439     24,299
                                                                                 ========   ========

       a) Base metal concentrates of $2,299 and warehouse inventory of $2,119, relating to the Stratoni mine, were written off at December 31, 2002.

4.     MINING PROPERTY, PLANT AND EQUIPMENT

                                                                                        DECEMBER 31,
                                                                                  ----------------------
                                                                                    2002         2001
                                                                                  ---------    ---------
                                                                                      $            $
       Producing properties
         Mining property and deferred development...............................   336,465      339,214
         Accumulated depletion..................................................  (240,226)    (226,528)
                                                                                  ---------    ---------
                                                                                    96,239      112,686
                                                                                  ---------    ---------
         Mine plant and equipment...............................................   271,323      265,562
                                                                                  ---------    ---------
         Accumulated depreciation...............................................  (167,837)    (158,965)
                                                                                  ---------    ---------
                                                                                   103,486      106,597
                                                                                  ---------    ---------
         Equipment under capital lease..........................................     4,943        4,943
         Accumulated depreciation...............................................    (2,838)      (1,964)
                                                                                  ---------    ---------
                                                                                     2,105        2,979
                                                                                  ---------    ---------
                                                                                   201,830      222,262
                                                                                  ---------    ---------
       Development properties
         Greek development projects.............................................        --       15,000
                                                                                  ---------    ---------
       Total mining property, plant and equipment...............................   201,830      237,262
                                                                                  =========    =========
       The Company wrote down the carrying value of certain assets as follows:

                                                                                      FOR THE YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                ----------------------------------
                                                                                   2002         2001        2000
                                                                                   ----         ----        ----
       Reduction in carrying value of La Coipa Mine............................        --       13,000       --
       Reduction in carrying value of New Britannia Mine.......................        --        8,000       --
       Write-off of carrying value of Stratoni Mine ...........................     4,071           --       --
                                                                                   ------      -------     -------
       Mining property, plant and equipment write-downs........................     4,071       21,000       --
                                                                                   ======      =======     =======
       Write-off of and reduction in carrying value of Skouries development
         project...............................................................    15,000       25,000
       Write-off of carrying value of Olympias development project
         (note 16(b))..........................................................        --      198,513       --
                                                                                   ------      -------     -------
       Non-operating asset write-downs.........................................    15,000      223,513       --
                                                                                   ======      =======     =======

       Interest capitalized to the Greek development projects during 2002 is $nil (2001 -- $671; 2000 -- $1,996).

5.     EXPORT PREPAYMENT CONTRACTS

       A Brazilian Central Bank program enables exporters to borrow US dollars which are then immediately reinvested at rates in excess of those on the loans.

                                      F-C8

       The Company's Brasilia joint venture participates in this program and entered into contracts during 2000 and 2001 that were immediately assigned to a Brazilian bank holding the amounts put on deposit. The amounts on deposit were referred to as export prepayment contracts on the balance sheet. The joint venture received a premium instead of a higher interest rate on the amounts on deposit. Under the terms of the related contracts, the bank would make all repayments of principal and interest on the export loans as they become due.

       The joint venture received a premium of $1,866 in 2001 and $1,782 in 2000. The premiums are included in accounts payable and recognized over the term of the corresponding commitment to conduct export activities. The premiums included in accounts payable total $1,817 as at December 31, 2002 (2001 -- $2,540).

       During 2002, under an Amended and Restated Debt Assumption Agreement, long-term debt in an amount of $66,983 was legally extinguished. Consequently, the debt and the related export prepayment contract balances were removed from the consolidated balance sheet in a non-cash transaction (note 7).

6.     OTHER ASSETS

                                                                             DECEMBER 31,
                                                                        -------------------
                                                                          2002         2001
                                                                        -------      -------
                                                                            $            $
       Receivable from High River Gold Mines Ltd.(a)...................   9,790       14,867
       Pyrite concentrates (b).........................................      --        8,485
       Other...........................................................   2,472        6,082
                                                                        -------      -------
                                                                         12,262       29,434
                                                                        =======      =======

       a) The receivable from High River Gold Mines Ltd., a joint venture partner in the New Britannia Mine, bears interest at prime plus 0.625% and is repayable from their share of cash flow from the New Britannia Mine.

       b)     Pyrite concentrates were written off at December 31, 2002.

7.     LONG-TERM DEBT

                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          2002        2001
                                                                        -------      -------
                                                                           $            $
       Crixas export loans (a).........................................  1,500        7,250
       Brasilia export loans (b).......................................     --       66,983
                                                                        -------      -------
       Total debt......................................................  1,500       74,233
       Less: Current portion........................................... (1,500)     (15,401)
                                                                        -------      -------
       Long-term debt..................................................     --       58,832
                                                                        =======      =======

       a) The Crixas mine received advances against future export commitments. These loans are denominated in US dollars and bear interest at a rate of 2.7%.

       b) The Brasilia loan balance had corresponding deposits to match all maturities which were included in export prepayment contracts in 2001. During 2002, under an Amended and Restated Debt Assumption Agreement, long-term debt in an amount of $66,983 was legally extinguished (note 5).

       c) The Company has an unutilized $2.0 million revolving line of credit with Normandy Finance Limited. Amounts drawn on this facility are subject to interest at LIBOR plus 2.35% and are collateralized. This revolving line of credit was terminated in 2003.

       d) Letters of credit have been issued against reclamation costs at the Mineral Hill mine which was closed in 1996. Cash in an amount of $8.6 million is pledged against these letters of credit at December 31, 2002 (2001 -- $8.6 million).

       An additional $0.9 million of letters of credit have been issued relating to the Musselwhite mine (2001 -- $0.9 million)

       See also note 16(c) regarding Hellenic Gold commitments.

       e) Interest paid during 2002 amounted to $555 (2001 -- $13,615; 2000 -- $18,170).

8.     OTHER LIABILITIES

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    2002         2001
                                                                                 ---------    ---------
                                                                                     $            $
       Closure provisions-- operating properties (a)............................   23,554       19,742
       Closure provisions-- non-operating properties (b)........................       --        1,000
       Capital lease (c)........................................................      826        1,901
       Other....................................................................       43          300
                                                                                 ---------    ---------
                                                                                   24,423       22,943
                                                                                 =========    =========

                                      F-C9

       a) Included in closure provisions -- operating properties is $9,466 (2001 -- $6,960) relating to the Stratoni mine.

       b) An additional $2.1 million (2001 -- $2.9 million) of accrued reclamation costs, relating to the current portion of the reclamation accrual for the Mineral Hill mine, are included in accounts payable at December 31, 2002.

       c) The total remaining capital lease obligation of $1,896 bears interest at 90 day LIBOR plus 1.5%. Future minimum lease payments are as follows:

                                                                        $
                                                                     -------
       2003.......................................................... 1,131
       2004..........................................................   848
                                                                     -------
                                                                      1,979
       Less: Interest................................................   (83)
                                                                     -------
                                                                      1,896
       Less Current portion..........................................(1,070)
                                                                     -------
                                                                        826
                                                                     =======

9.     CAPITAL STOCK

       a)     Authorized

       Unlimited number of common shares without par value.

       b)     Issued

       The Company's issued and outstanding common shares are as follows:


                                                                                  NUMBER OF
                                                                                    SHARES           $
                                                                                 -----------    ---------
       Outstanding as at December 31, 1999.....................................    3,592,322      385,052
       Shares repurchased and cancelled........................................      (20,080)      (2,152)
       Fractional shares redeemed..............................................           (7)          --
                                                                                 -----------    ---------
       Outstanding as at December 31, 2000.....................................    3,572,235      382,900
       Shares issued on conversion of the Notes (note 14)......................   32,150,118      211,761
                                                                                 -----------    ---------
       Outstanding as at December 31, 2001.....................................   35,722,353      594,661
       Shares issued for cash .................................................    7,422,655       46,855
                                                                                 -----------    ---------
       Outstanding as at December 31, 2002.....................................   43,145,008      641,516
                                                                                 ===========    =========

       Under a special resolution of the shareholders of the Company on June 27, 2000, the shareholders authorized the consolidation of share capital on a five for one basis. Effective June 30, 2002, the Company further consolidated its common shares on a ten for one basis. All share capital, share and option data in the consolidated financial statements have been retroactively restated to reflect the share consolidations.

       c) The earnings (loss) per share has been calculated using the weighted average number of shares outstanding during the year of 41,031,231 shares (2001 -- 18,898,593; 2000 -- 3,581,370). For purposes of the calculation, the loss is adjusted for charges related to the Notes totaling $nil (2001 -- $6,666; 2000 -- $12,325) and the increase in contributed surplus resulting from the settlement of the Notes (note 14). Diluted earnings (loss) per share has not been presented as it would not be dilutive. Diluted earnings (loss) per share would reflect the maximum possible dilution from the potential conversion of stock options.

                                                                          2002          2001          2000
                                                                      ------------  ------------   ----------
                                                                            $             $             $
       Basic earnings (loss) per share
       Net earnings (loss)..........................................      (30,616)     (227,928)       12,428
       Interest accretion on the Notes..............................           --        (6,666)      (12,325)
       Increase from the settlement of the Notes....................           --        34,729            --
       Net earnings (loss) applicable to common shares..............      (30,616)     (199,865)          103
                                                                      ===========   ===========    ==========
       Weighted average common shares outstanding...................   41,031,231    18,898,593     3,581,370
                                                                      ===========   ===========    ==========
       Basic earnings (loss) per common share.......................        (0.75)       (10.58)         0.03
                                                                      ===========   ===========    ==========

       d) During 2000, under the terms of a normal course issuer bid, the Company repurchased 20,080 common shares at an average cost of CAN $46.00 per share. These transactions resulted in contributed surplus of $1,526. The restructuring of the Notes during 2001 (note 14) resulted in additional contributed surplus of $34,729 in 2001.

       e) The Company has issued 8,000 warrants outstanding to purchase common shares at CAN $66.50 per share expiring August 11, 2003.

10.    STOCK-BASED COMPENSATION PLAN

       The Company has granted common share options to certain directors, officers, employees and consultants to attract and retain key personnel. Under the Company's 1994 Stock Option Plan, as amended, up to 3.5 million common share options for terms up to ten years at a price no lower than the

                                     F-C10
       market price at the time of the grant are available to certain directors, officers, employees and consultants. The total number of shares which may be purchased under any options granted to insiders of the Company under the Stock Option Plan shall be less than a majority of the total number of shares available for issuance under the Stock Option Plan.

       At the time of the grant, vesting is at the discretion of the Board of Directors. In the event of a fundamental change in the ownership and/or capital structure of the Company, all options outstanding will automatically vest and become fully exercisable and the options will continue until the end of the expiry period. All outstanding options vested upon completion of the business combination (note 19(a)). All options granted have five-year terms.

       A summary of the status of the stock option plan as at December 31, 2002, 2001 and 2000 and changes during the years ending on those dates, reflecting the share consolidations referred to in note 9(b) is as follows:

                                                             2002                  2001                2000
                                                      --------------------  ------------------- --------------------
                                                                WEIGHTED-             WEIGHTED-            WEIGHTED-
                                                                 AVERAGE               AVERAGE              AVERAGE
                                                                EXERCISE              EXERCISE             EXERCISE
                                                       SHARES     PRICE      SHARES     PRICE    SHARES      PRICE
                                                      -------- -----------  -------- ---------- --------  ----------
                                                       (000S)     CAN$       (000S)      CAN$    (000S)       CAN$
    Outstanding at beginning of year...............    1,242      30.10        267     155.50      328      191.00
    Granted........................................       --         --      1,016       8.50       --          --
    Exercised......................................     (273)      8.50         --         --       --          --
    Expired........................................      (62)    163.21        (41)    204.70      (61)     346.10
                                                        ----     ------      -----     ------     ----     -------
      Outstanding at end of year...................      907      27.46      1,242      30.10      267      155.50
                                                        ====     ======      =====     ======     ====     =======
      Options exercisable at year end..............      257      75.43        546      57.20      198      175.00
                                                        ====     ======      =====     ======     ====     =======

       The following table summarizes information on stock options outstanding at December 31, 2002:

                                                             OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                                    -------------------------------------  -------------------------
                                                                    WEIGHTED
                                                        NUMBER       AVERAGE    WEIGHTED       NUMBER     WEIGHTED
                                                    OUTSTANDING AT  REMAINING    AVERAGE   EXERCISABLE AT  AVERAGE
                                                     DECEMBER 31,  CONTRACTUAL  EXERCISE    DECEMBER 31,  EXERCISE
     RANGE OF EXERCISE PRICES CAN$                       2002      LIFE YEARS     PRICE         2002        PRICE
    ----------------------------------------------- -------------- ----------- ----------  -------------- ----------
                                                        (000s)                    CAN$         (000s)       CAN$
    194.00-- 229.50................................       20          0.17       201.30          20        201.30
    138.00-- 162.50................................       41          0.61       162.00          41        162.00
     66.50--  99.50................................      122          1.61        66.50         122         66.50
      8.50--  12.50................................      724          3.70         8.50          74          8.50
      8.50-- 229.50................................      907          3.20        27.46         257         75.43

11.    COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

       The Company's consolidated precious metals hedging program and deferred revenue as at December 31, 2002 are presented below:

       a)     Gold

                                                                   PUTS BOUGHT
                                                               -----------------
                                                                 OUNCES   $/OZ
                                                               --------  -------
       2003...................................................  150,000    260
       2004...................................................  150,000    250
       2005...................................................  150,000    250
       2006...................................................  150,000    250
                                                               --------
                                                                600,000    253
                                                               ========

       The fair value of the gold put option contracts at December 31, 2002 was $845.

       b)     Silver

                                                                   CALLS SOLD
                                                               -----------------
                                                                 OUNCES    $/OZ
                                                               ---------  ------
       2003................................................... 2,000,000   6.00
                                                               ---------
                                                               2,000,000   6.00
                                                               =========

       The silver calls sold are not considered to be a hedge and have been marked to market at December 31, 2002.

       c) As at December 31, 2002, a joint venture of TVX had currency contracts outstanding up to May 2003 to fix the US dollar amount for 14.9 million Brazilian Reals at exchange rates prevailing at the inception of the contracts. These contract rates range from
              2.3568 to 3.7535. The contracts have been marked to market as at December 31, 2002, and are included in short-term investments.

                                     F-C11

       d) Deferred revenue and deferred charges comprise net premiums on open calls and put options as well as realized gains and losses on hedging transactions. Deferred revenue will be recognized as the originally designated hedged production is delivered, and reflected in earnings as follows:

                                                                     DEFERRED   DEFERRED     NET
                                                                      REVENUE    CHARGES     TOTAL
                                                                      -------    -------    -------
                                                                         $          $          $
       2003........................................................    9,894     (3,497)     6,397
       2004........................................................    9,873     (8,073)     1,800
       2005........................................................    6,416     (8,819)    (2,403)
       2006........................................................    5,624     (8,793)    (3,169)
       2007........................................................       --     (2,807)    (2,807)
                                                                      ------    -------     -------
                                                                      31,807    (31,989)      (182)
                                                                      ======    =======     =======
       Current portion of deferred revenue.........................                         (6,397)
                                                                                            -------
       Deferred charges............................................                          6,579
                                                                                            =======

       e) In August 2001, the Company restructured its gold hedging program to replace 390,000 ounces of $360 put options financed by lease rate swaps with 550,000 ounces of $250 put options maturing from 2003 to 2006. The lease rate swaps were repaid. In addition, the 129,600 ounces of $280 per ounce put options previously financed by lease rate swaps were restructured to be puts. The effect of the restructuring was to reduce total debt by $17,626 and increase deferred revenue by $14,829. The total net cash cost of the restructuring was $825.

       The net gain of $3,658 resulting from the restructuring has been deferred to be recognized over the period of the originally designated production ending in 2006.

       f) Certain commodity contracts entered into by the Company require a deposit with an intermediary to cover margin calls. This amount fluctuates with spot gold and silver prices and at December 31, 2002 amounted to $523 (2001 -- $515) which is included in restricted cash.

12.    INCOME TAXES

       a) Details of income tax (recovery) expense for the years ended December 31 are as follows:

                                                                  2002      2001      2000
                                                                 ------   -------    ------
                                                                    $         $         $
       Income taxes
         Current
           Foreign..............................................  8,416     4,863     3,680
           Canada...............................................    332       422       163
                                                                 ------   -------    ------
                                                                  8,748     5,285     3,843
                                                                 ------   -------    ------
         Deferred
           Foreign..............................................   (545)   (7,559)   (3,282)
           Canada...............................................   (924)   (3,360)     (740)
                                                                 ------   -------    ------
                                                                 (1,469)  (10,919)   (4,022)
                                                                 ------   -------    ------
                                                                  7,279    (5,634)     (179)
                                                                 ======   =======    ======

       Income taxes paid during 2002 amounted to $8,748 (2001 -- $5,285; 2000 -- $3,843).

       b) The reconciliation of the combined Canadian federal and provincial statutory income tax rates to the effective tax rate on earnings for the years ended December 31 is as follows:

                                                                                   2002    2001     2000
                                                                                   ----    ----     ----
                                                                                     %       %        %
       Combined Canadian federal and provincial statutory income tax rate.......   38.6    41.7     44.0
       Impact of change in future tax rates.....................................    3.0    (1.0)     2.5
       Non-temporary differences................................................   (4.5)    0.4      3.3
       Tax rates of other jurisdictions.........................................    1.3    (0.5)      --
       Unrecorded (realized) benefit of tax losses..............................  (82.9)  (38.3)   (51.3)
                                                                                  -----   -----    -----
         Effective tax rate.....................................................  (44.5)    2.3    (1.5)
                                                                                  =====   =====    =====

       The combined Canadian federal and provincial statutory income tax rate includes the weighted average of Canadian provincial income tax rates, including surtaxes.

       Cumulative withholding taxes of $8,559 (2001 -- $8,559) have been provided on unremitted foreign earnings.

                                     F-C12

       c) The Company has unutilized tax deductions in Canada totaling approximately $22,300 (2001 -- $26,700) which are available to be applied against future taxable income. There has been no recognition in the financial statements for these tax deductions. Of this amount, $10,100 will expire in 2008, $3,700 will expire in 2009 and the remainder is not subject to expiry.

       d) Deferred income taxes are provided as a result of temporary differences that arise due to differences between the tax values and carrying amount of assets and liabilities. The sources of temporary differences and the related tax amounts are as follows:

                                                                                       DECEMBER 31,
                                                                                  ---------------------
                                                                                    2002         2001
                                                                                  -------      --------
                                               Assets                                 $            $
      Depletion and amortization.................................................   2,978          307
      Deferred mining costs.....................................................   14,687       16,680
      Reclamation ..............................................................      467          344
      Net operating losses......................................................   17,153       22,055
      Other.....................................................................    6,003        6,179
                                                                                  -------      -------
      Gross future tax assets...................................................   41,288       45,565
      Valuation allowance.......................................................  (27,890)     (33,092)
                                                                                  -------      -------
      Net future tax assets.....................................................   13,398       12,473
                                                                                  =======      =======

                                            Liabilities
      Depletion and amortization................................................   (2,698)      (3,962)
      Deferred mining costs ....................................................  (11,685)     (11,962)
      Other, including accrued withholding taxes................................   (6,012)      (5,024)
                                                                                  -------      -------
      Future tax liabilities....................................................  (20,395)     (20,948)
                                                                                  =======      =======

13.    DEBENTURE PAYABLE

       A Brazilian subsidiary of the Company issued a short-term debenture in December 2000 in the amount of $26,855. The debenture bore interest at 7.88% and was repaid on June 25, 2001.

14.    GOLD LINKED CONVERTIBLE NOTES

       On March 14, 1997, the Company issued $250 million of subordinated unsecured convertible notes ("Notes"). The Notes bore interest at 5% per annum which was payable semi-annually. The original maturity date of the Notes was March 28, 2002.

       On July 10, 2001, the Company completed the conversion of the Notes into 32,150,118 common shares of the Company. The effect of the conversion was to increase capital stock by $211,761, increase contributed surplus by $34,729, reduce the current portion of long-term debt by $8,403, reduce deferred charges by $2,539 and reduce the equity component of gold linked convertible notes by $240,626. No gain or loss was recognized on the consolidated statement of operations.

       The Notes were accounted for in accordance with CICA Section 3860 whereby debt securities which have interest payable in cash and give the issuer the right to settle the principal amount in common shares are split into a liability and an equity component. The liability component of the debt was calculated as the present value of the interest payments discounted at a rate estimated to be equivalent to a similar non-convertible debt. The net proceeds received from the issuance of the Notes, less the liability component, were classified as equity.

       The liability component was reduced by semi-annual interest payments, net of changes in the present value of the liability component which were charged to earnings. The equity component was increased over time by charges to deficit for interest accretion and amortization of issuance costs so that at maturity, it would be equal to the face value of the Notes.

       During the year ended December 31, 2002, the charges to deficit were $nil (2001 -- $6,666; 2000 -- $12,325).

                                     F-C13

15.    SEGMENTED INFORMATION

       The Company's industry segments are concentrated in the development and mining of precious metals in North and South America and in Europe. Gold and silver are currently the primary commodities produced. Details of the Company's financial information segmented operationally are as follows:

                                                              FOR THE YEAR ENDED DECEMBER 31, 2002
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue.....................     46,252    33,546    30,020     21,384     17,126      31,007          --       5,422     184,757
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
Cost of sales...............     33,621    18,110     8,417     15,485     11,117      34,560          --          --     121,310
Depletion and depreciation..     12,672     5,447     4,788      4,851      3,343       2,536          --         512      34,149
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
                                 46,293    23,557    13,205     20,336     14,460      37,096          --         512     155,459
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
Earnings (loss) from
   operations before the
   undernoted...............        (41)    9,989    16,815      1,048      2,666      (6,089)         --       4,910      29,298
 Mining property, plant and
   equipment  write-downs...         --        --        --         --         --       4,071          --          --      4,071
Non-operating asset
  write-downs...............         --        --        --         --         --          --      15,000          --     15,000
Other asset write-downs.....         --        --        --         --         --       4,418       8,485          --     12,903
Corporate administration....         --        --        --         --         --          --          --       6,297      6,297
Interest expense............        176        76       211         --         --          --          --          92        555
Exploration.................        691        --       484        779      1,053          --          --         653      3,660
Transaction costs...........         --        --        --         --         --          --          --       3,217      3,217
Foreign exchange loss.......       (238)    4,254       541        445        (27)        707          --       1,663      7,345
Interest income.............        (35)   (1,800)     (683)       (36)        --          --          --      (1,719)    (4,273)
Other.......................       (195)      (15)      120         32         --          --          --      (3,060)    (3,118)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                    399     2,515       673      1,220      1,026       9,196      23,485       7,143     45,657
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted................       (440)    7,474    16,142       (172)     1,640     (15,285)    (23,485)     (2,233)   (16,359)
Income taxes................        757       844     1,553         --         --          --          --       4,125      7,279
Minority interests and
  participation rights......       (599)    3,315     7,295        (86)       820          --          --      (3,767)     6,978
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss).........       (598)    3,315     7,294        (86)       820     (15,285)    (23,485)     (2,591)   (30,616)
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======

Cash and cash equivalents...      1,713     2,675     5,246         --        104         399          --     105,075    115,212
Capital expenditures........        836     2,696     1,819      3,656      1,637       1,996          --       2,526     15,166
Mining property, plant and
  equipment.................     62,437    62,206    23,623     45,497      7,927          --          --         140    201,830
Total assets................     72,210    78,696    34,633     49,930     10,762       4,158          --     147,561    397,950


                                     F-C14

                                                              FOR THE YEAR ENDED DECEMBER 31, 2001
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue......................    41,404    25,386    26,699     20,122     15,289      24,160          --       5,280     158,340
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Cost of sales................    32,128    17,953    10,719     14,281     10,537      22,530          --          --     108,148
Depletion and depreciation...    16,260     5,091     5,007      5,904      5,916       1,871          --         194      40,243
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 48,388    23,044    15,726     20,185     16,453      24,401          --         194     148,391
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) from
  operations before the
  undernoted.................    (6,984)    2,342    10,973        (63)    (1,164)       (241)         --       5,086       9,949
Mining property, plant and
  equipment write-downs......    13,000        --        --         --      8,000          --          --          --      21,000
Non-operating asset
  write-downs................        --        --        --         --         --          --     223,513          --     223,513
Other asset write-downs......        --        --        --         --         --          --          --          --          --
Corporate administration.....        --        --        --         --         --          --          --       8,123       8,123
Interest expense.............       309       575       534         --         --          --          --       2,351       3,769
Exploration..................       320        --       237        488        466          --          --       1,869       3,380
Foreign exchange loss........        --     2,278       976         94         62          --          --        (117)      3,293
Interest income..............       (28)   (1,682)     (769)       (59)        --          --          --      (3,112)     (5,650)
Other........................       623        (3)     (373)        12         --          --          --      (4,142)     (3,883)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 14,224     1,168       605        535      8,528          --     223,513       4,972     253,545
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted.................   (21,208)    1,174    10,368       (598)    (9,692)       (241)   (223,513)        114    (243,596)
Income taxes.................       (41)     (215)    1,325         --         --          --          --      (6,703)     (5,634)
Minority interests and
  participation rights.......   (10,584)      695     4,522       (299)    (4,846)         --          --         478     (10,034)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss)..........   (10,583)      694     4,521       (299)    (4,846)       (241)   (223,513)      6,339    (227,928)
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======
Cash and cash equivalents....     1,133     1,021     5,980         --         14         574          --       7,846      16,568
Capital expenditures.........     5,975     2,004     3,254      4,032      1,298       3,471       5,419          99      25,552
Mining property, plant and
  equipment..................    72,379    63,955    25,503     46,539      9,546       4,111      15,000         229     237,262
Total assets.................    82,639   151,147    35,616     50,490     12,416      13,990      23,485      88,512     458,295

                                     F-C15

                                                              FOR THE YEAR ENDED DECEMBER 31, 2000
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue......................    48,902    30,361    26,774     21,892     14,552      16,081         --       11,468     170,030
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Cost of sales................    37,256    19,402    10,624     12,526     10,992      16,004         --           --     106,804
Depletion and depreciation...    13,859     8,079     4,897      5,922      4,158       1,003         --           82      38,000
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 51,115    27,481    15,521     18,448     15,150      17,007         --           82     144,804
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) from
  operations before the
  undernoted.................    (2,213)    2,880    11,253      3,444       (598)       (926)        --       11,386     25,226
Mining property, plant and
  equipment write-downs......        --        --        --         --         --          --         --           --         --
Non-operating asset
  write-downs................        --        --        --         --         --          --         --           --         --
Corporate administration.....        --        13        --         --         --          --         --        6,584      6,597
Interest expense.............       426       505     1,131         --         --          --         --        1,385      3,447
Exploration..................       768        --       584        555        515         146         --        2,929      5,497
Foreign exchange loss........        --       993       539         45         16          --         --          422      2,015
Interest income..............       (44)   (1,872)     (618)        --         --          --         --       (6,969)    (9,503)
Other........................     8,625    (3,194)     (420)       121         12          --         --          276      5,420
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                  9,775    (3,555)    1,216        721        543         146         --        4,627     13,473
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted.................   (11,988)    6,435    10,037      2,723     (1,141)     (1,072)        --        6,759     11,753
Income taxes.................    (1,298)      253     2,529         --         --          --         --       (1,663)      (179)
Minority interests and
  participation rights.......    (5,345)    3,091     3,754      1,362       (571)         --         --       (2,787)      (496)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss)..........    (5,345)    3,091     3,754      1,361       (570)     (1,072)        --       11,209     12,428
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======
Cash and cash equivalents....        24     4,012     2,529        351         48       1,590         --       40,742     49,296
Capital expenditures.........     6,053     2,171     2,912      1,076      1,612       3,258     31,616           48     48,746

 GEOGRAPHIC SEGMENTS ARE AS FOLLOWS:

                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                   ------------------------------
                                                                     2002        2001        2000
                                                                   -------     -------    -------
                                                                      $           $           $
Revenue
  Canada........................................................    43,932      40,691     47,912
  Chile.........................................................    46,252      41,404     48,902
  Brazil........................................................    63,566      52,085     57,135
  Greece........................................................    31,007      24,160     16,081
                                                                   -------     -------    -------
                                                                   184,757     158,340    170,030
                                                                   =======     =======    =======
Identifiable assets
  Canada........................................................   101,207     108,576
  Chile.........................................................    75,374      88,430
  Brazil........................................................   113,944     188,148
  Greece........................................................     4,158      37,475
  Other.........................................................   103,267      35,666
                                                                   -------     -------
                                                                   397,950     458,295
                                                                   =======     =======

16.    COMMITMENTS AND CONTINGENCIES

       A)     ALPHA GROUP LITIGATION

       The Ontario Court (General Division) issued its judgment in connection with the claim against TVX Gold Inc. (TVX) by three individuals (collectively the "Alpha Group") on October 14, 1998 relating to TVX's interest in the Hellenic Gold mining assets in Greece (the "Hellenic Gold Assets").

       The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and a right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross-appeal.

       Subsequent to the trial decision, the Company received notification of two actions commenced by 1235866 Ontario Inc. ("1235866") the successor to Curragh Inc. ("Curragh"), Mineral Services Limited ("Mineral") and Curragh Limited ("Curragh Ltd.") against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against the Company for an interest in the Hellenic Gold Assets.

       On July 28, 1999, the Company entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of the Company's interest in the Hellenic Gold Assets. 1235866 agreed not to pursue any claim against the Company for an interest in the Hellenic Gold Assets beyond the interest which had been awarded to the Alpha Group. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement (being an economic interest) and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by the Company and its subsidiaries in connection with

                                     F-C16
       the acquisition, exploration, development and operation of the Hellenic Gold Assets up to the date of exercise.

       The Company's appeal, the Alpha Group cross-appeal and the 1235866 motion were all heard on February 17, 18 and 25, 2000. By judgment released on June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, essentially upheld the trial decision, rejected the Alpha Group cross-appeal and denied the 1235866 motion for a new trial. The result is that TVX holds, as constructive trustee, a 12% carried interest and a right to acquire a 12% participating interest in the Hellenic Gold Assets upon payment of costs associated with that interest. 1235866 continues its separate action against the Alpha Group.

       TVX and the Alpha Group have been unable to agree on the definition and application of the interests awarded in the trial judgment. Accordingly, in June, 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to this matter may be held in 2004. The amount of a loss, if any, cannot be determined at this time.

       B)     LITIGATION IN GREECE

       On March 1, 2002, the Conseil d'Etat, the Greek Supreme Court, issued its judgment which annulled the purportedly valid permits issued by the Greek Government to TVX Hellas with respect to the Olympias project. The Conseil D'Etat ruling effectively prohibits development of the Olympias project. TVX is reviewing its options, including legal remedies, with respect to recovery of its investment in Greece. As a result of the judgment, the Company wrote off the carrying value of Olympias in 2001 (note 4).

       On February 15, 2002, a new mining permit, allowing for the continuation of mining beneath the village of Stratoniki was issued to TVX Hellas. A local action group filed a Petition of Annulment against the Greek Government to have the new permit annulled. This action was heard on June 7, 2002. On December 9, 2002, the Conseil D'Etat released its decision on the challenge to the Stratoni mining permits. The Company was informed that the court ruled that TVX Hellas is not required to submit a new environmental impact study to support the relevant mine permits. The court also ruled, however, that the Greek Government had improperly issued the new mining permits because the Ministry of Development had not obtained a joint ministerial decision signed by five relevant ministries prior to issuing the permits. On January 9, 2003 the Company was informed by the Greek Ministry of Development instructing that mining beneath the village of Stratoniki be suspended until the new mining permits were signed by the five relevant ministries.

       Operations were suspended on January 9, 2003 and did not re-commence once the revised permits were issued on February 18, 2003. Kinross is currently assessing its future plans for the Stratoni base metal operations. The amount of a loss, if any, cannot be determined at this time (note 19(b)).

       C)     HELLENIC GOLD COMMITMENTS

       Pursuant to the acquisition contract of the Hellenic Gold assets in 1995 the Company has the obligation to fulfill the following: (1) Gold Plant Guarantee -- the Company is obligated to construct a gold plant within two years from receiving all applicable licenses, which may be extended by a further eight months under certain circumstances. The Company pledged an amount of $7.5 million to satisfy a GRD2.6 billion guarantee;
       (2) employment must be offered by the construction contractor to 150 former employees of Hellenic Gold for a period of 18 months, during the construction of the gold plant. In 2002 the Greek State released the Company from the Gold Plant Guarantee and the relevant bank released the pledged amount; (3) the Company is also obligated to employ at least 477 employees for a period of 10 years to maintain its eligibility for government grants.

       D)     BRASILIA MINE

       In September 2001, Rio Tinto Brasil Ltda. ("Rio Tinto Brasil"), a subsidiary of Rio Tinto PLC, purported to terminate the shareholders agreement relating to Rio Paracatu Mineracao S.A., the operating corporation which holds the Brasilia mine. Rio Tinto Brasil also caused Rio Paracatu to call a meeting of its shareholders to amend its Articles of Association. The proposed amendments would permit Rio Tinto Brasil to have sole decision-making authority over Rio Paracatu through its 51% interest. Rio Tinto Brasil alleged that the transaction resulting in the formation of the TVX Newmont Americas joint venture (formerly TVX Normandy Americas joint venture) in June 1999 and the resignation of the former Chairman and Chief Executive Officer of TVX in April 2001 had triggered rights of first refusal under the shareholders agreement in favor of Rio Tinto Brasil and as such rights were not made available to Rio Tinto Brasil, it was permitted to terminate the shareholders agreement.

       The TVX Newmont Americas joint venture disagrees with Rio Tinto Brasil's interpretation of the shareholders agreement and was successful in obtaining an injunction against Rio Paracatu from holding the proposed shareholders meeting. Following the granting of the injunction in November 2001, the TVX Newmont Americas joint venture commenced a claim in Brazil against Rio Tinto Brasil and Rio Paracatu to declare that the shareholders agreement continues to be valid. Rio Tinto Brasil and the TVX Newmont Americas joint venture have each filed pleadings with respect to this action. In October 2002, Rio Tinto Brasil again caused Rio Paracatu to call a meeting of its shareholders and TVX Newmont Americas was successful in obtaining another injunction. Subsequently, Rio Tinto Brasil and TVX Newmont Americas agreed to freeze litigation activities until the end of January 2003 which date coincides with the termination date specified in the combination agreement among Kinross, TVX and Echo Bay (note 19(c)).

                                     F-C17

       In the event that Rio Tinto Brazil is successful in having the court rule that its termination of the shareholders agreement was valid, TVX would not be able to exercise joint control of Rio Paracatu under the terms of the agreement. In the event of such outcome, TVX will evaluate other legal remedies with respect to the management of Rio Paracatu. If TVX is not able to retain joint control of Rio Paracatu, management of Rio Paracatu, and operation of the Brasilia mine would be subject to the discretion of Rio Tinto Brasil. Further, upon a loss of joint control, TVX would no longer proportionately consolidate its interest in Rio Paracatu and would account for its interest using the equity method under Canadian and US GAAP. The termination of the shareholders agreement would not effect TVX's current ownership interest in Rio Paracatu and the amount of a loss, if any, cannot be determined at this time.

       NORMANDY INTERNATIONAL HOLDINGS (PTY) LTD. ("NORMANDY") INDEMNIFICATION

       Effective July 1, 1999, the Company conveyed 50% of its interests in five operating mines to Normandy for net proceeds of $180,953. As part of the transaction, the Company agreed to indemnify Normandy until June 2005 for up to $15 million of unforeseen, pre-existing environmental liabilities associated with the assets transferred. These assets were reacquired under the terms of the transaction described in note 19(a).

       GENERAL

       Various lawsuits are pending against the Company. The actual liability with respect to these lawsuits is not determinable, but management believes, based on the opinion of counsel, that any liability will not materially affect the Company's consolidated financial position.

17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which generally conform to generally accepted accounting principles in the United States ("US GAAP") except for the following significant differences that affect the Company:

       a)   (i)   Effective January 1, 2000, the Company adopted the asset and liability method of accounting for income taxes under Canadian GAAP (note 2(d)). This change was made without restatement of the 1999 comparative figures.

            Prior to 2000, under Canadian GAAP, deferred income taxes were determined using the deferral method whereby deferred income taxes were provided for timing differences based on tax rates in effect when the timing difference arose. Under US GAAP, income taxes are determined using the liability method whereby deferred income taxes are provided for temporary differences using tax rates expected to apply when the differences reverse (notes 2(d) and 12).

       (ii) The income tax expense (recovery) adjustment results from the tax effects of US GAAP adjustments described in note 17 and the application of the accounting policy described in note 17(a)(i) for the period prior to January 1, 2000.

       b) Under Canadian GAAP, the Notes (note 14) were accounted for under a components approach whereby the Notes were presented with both liability and equity components as explained in note 14. Under US GAAP, these Notes were treated as long-term debt and all interest amounts (to the extent not capitalized to development projects) and amortization of debt issue costs were included in income.

       On July 10, 2001, the Company completed the conversion of the Notes into 32,150,118 common shares of the Company valued at $211,761.

       As explained above, prior to the conversion, the Notes were accounted for under a components approach under Canadian GAAP. The effects of the conversion under Canadian GAAP are described in note 14.

       Under US GAAP, these Notes were treated as long-term debt. In accordance with US GAAP, an extraordinary gain of $34,181 net of income taxes of $nil, was recorded on this extinguishment of debt. The gain is comprised of the difference between the carrying value of the Notes and the value of the common shares issued less related transaction costs and the write-off of unamortized debt issue costs.

       c) Under US GAAP, start-up costs are expensed as incurred. Under Canadian GAAP, start-up costs are deferred and amortized over the mine life.

       d) Under Canadian GAAP, capital assets are written down to net recoverable amount when the expected undiscounted future cash flows from their use are less than the asset carrying amount (note 4). Under US GAAP, when the expected undiscounted future cash flows show a deficiency, the asset is written down to fair value. Fair value has been estimated using discounted expected future cash flows. In 2002 under Canadian GAAP, the Company wrote down a capital asset which had already been written down under US GAAP. This resulted in a reduction in the write down recorded under US GAAP in 2002.

       An adjustment to the deferred tax liability resulted from the US GAAP adjustment.

       e) Under US GAAP, the components of changes in non-cash working capital are to be disclosed. They are as follows:

                                     F-C18

                                                                    FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                  2002      2001       2000
                                                                  ----      ----       ----
                                                                   $         $          $
       Accounts receivable....................................   4,163    (7,065)    (4,070)
       Inventories............................................   3,442     8,913      5,034
       Accounts payable.......................................    (426)   (2,368)    (3,623)
                                                                 -----      ----     ------
                                                                 7,179      (520)    (2,659)
                                                                 =====      ====     ======

       f) Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("the Standards"). These Standards require companies to record derivatives on the balance sheet as assets or liabilities, measured at their fair value. If the derivative is designated as a fair value hedge, the effective portions of the changes in the fair value of the derivative, and changes in the fair value of the hedged item attributable to the hedged risk, are recognized in the income statement. If the derivative is designated as a cash flow hedge, the effective portion of the changes in fair value of the derivative are recorded in other comprehensive income ("OCI") and are recognized in the income statement when the hedged item is recognized. Accordingly, ineffective portions of changes in the fair value of hedging instruments are recognized in earnings immediately. Gains or losses arising from hedging activities, including the ineffective portion, are reported in the same income statement caption as the hedged item. Gains or losses from derivative instruments for which hedge accounting is not applied are reported in other income.

       In accordance with the transition provisions of the Standards, the Company recorded the following after-tax cumulative adjustments on January 1, 2001 as a result of recording all derivative financial instruments on the consolidated balance sheet at fair value:

              - an increase in OCI of $17.5 million, net of future income taxes of $nil;

              -      an increase in assets of $12.5 million; and

              -      a decrease in liabilities of $5 million.

       The Company has entered into the following types of derivative instruments:

       (See note 11 for details on the Company's commodity contracts and financial instruments).

       i) Certain gold put options, lease rate swaps and lead and zinc forward contracts

       Prior to adoption of the Standards, these instruments were accounted for as cash flow hedges of future metals sales under both US and Canadian GAAP. On adoption of the Standards, the Company elected not to designate these contracts as hedges for US accounting purposes with the effect that the contracts were recognized at their fair value on January 1, 2001, with an offsetting amount in OCI. Changes in the fair value of these derivative instruments subsequent to January 1, 2001, have been reflected in current period earnings under US GAAP.

       ii)    Written silver call options and certain gold put options

       Prior to the adoption of the Standards, these derivative instruments were recorded at their fair value on the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the accounting treatment for these derivative instruments and does not represent a US GAAP difference as the Company records these instruments at fair value for Canadian reporting purposes.

       iii)   Foreign currency contracts

       Prior to the adoption of the Standards, these contracts were recorded at their fair value in the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the US accounting treatment for the contracts. Under Canadian GAAP, foreign currency contracts are recorded when the corresponding hedge-designated period is reached.

       The Company estimates that $7.3 million of gains, net of future income taxes of $nil, will be reclassified from OCI to current period earnings within the next twelve months.

       A reconciliation of changes in OCI attributed to hedging activities is as follows:

                                                                                                                  DECEMBER 31,
                                                                                                                ---------------
                                                                                                                 2002     2001
                                                                                                                ------   ------
                                                                                                                   $        $
       Hedging gains, net of future income taxes of $nil, beginning of period................................   10,985   17,544
       Hedging gains at beginning of period reclassified to earnings, net of future income taxes of $nil.....    8,025    6,559
                                                                                                                ------   ------
       Total hedging gains net of future income taxes of $nil................................................    2,960   10,985
                                                                                                                ======   ======

       g) The minority interests and participation rights adjustment arises from the minority interests and participation rights impacts of the US GAAP adjustments described in note 17.

       h) The La Coipa, Brasilia and Crixas mines are proportionately consolidated under Canadian GAAP. These mines would be accounted for using the equity method under US GAAP. An accommodation is available under certain conditions pursuant to Item 17(c)(2)(vii) of SEC Form 20-F which permits the omission of differences in classification or display that result from using proportionate consolidation in the reconciliation to

                                     F-C19

       US GAAP. The Company has evaluated the criteria and has determined that the La Coipa, Brasilia and Crixas mines qualify for this accommodation as these joint ventures are operating entities, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in these entities.

       i) For purposes of this US GAAP reconciliation, the terms "proven and probable reserves," "exploration," "development," and "production" have the same meaning under both US and CAN GAAP.

       Exploration costs incurred are expensed at the same point in time based on the same criteria under both US and CAN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both US and CAN GAAP.

       As a result of the above, the following would be US GAAP information for the years ended December 31:


    INCOME STATEMENT

                                                                                         2002       2001       2000
                                                                                       -------    --------     ------
                                                                                          $           $          $
    Earnings (loss) in accordance with Canadian GAAP................................   (30,616)   (227,928)    12,428
    Mining property write-downs (d).................................................        --     (51,185)        --
    Depletion and depreciation (c)(d)...............................................     4,046       2,830      3,410
    Interest expense (b)............................................................        --      (1,107)    (2,101)
    Income tax expense (recovery) (a)...............................................      (602)      3,650      2,092
    Minority interests and participation rights (g).................................    (1,722)      2,160     (1,705)
    Foreign exchange gain (loss) (f)(iii)...........................................        21      (1,821)     1,800
    Non-operating asset write-downs (d).............................................     9,900          --         --
    Other income (f)(i).............................................................    (3,235)        967         --
                                                                                       -------    --------     ------
    Earnings (loss) in accordance with US GAAP, before extraordinary gain...........   (22,208)   (272,434)    15,924
    Extraordinary gain (net of tax) (b).............................................        --      34,181         --
                                                                                       -------    --------     ------
    Earnings (loss) in accordance with US GAAP......................................   (22,208)   (238,253)    15,924
                                                                                       =======    ========     ======
    Earnings (loss) per share under US GAAP, before extraordinary gain..............     (0.54)     (14.42)      4.45
    Earnings (loss) per share under US GAAP.........................................     (0.54)     (12.61)      4.45

    BALANCE SHEET

                                                                                             2002         2001
                                                                                           -------       ------
                                                                                              $             $
    Current assets (f).................................................................    154,758       95,454
    Mining property, plant and equipment (b), (c), (d).................................    198,511      219,997
    Deferred charges (f)...............................................................      4,925        6,694
    Current liabilities (f)............................................................     35,906       43,688
    Deferred tax liability (a).........................................................     17,347       17,298
    Long-term debt (b).................................................................         --       58,832
    Minority interests and participation rights (g)....................................    120,002      126,211
    Contributed surplus (b)............................................................      1,526        1,526
    Deficit............................................................................   (450,702)    (428,494)
    Other comprehensive income (f).....................................................      2,959       10,985

    STATEMENT OF CASH FLOWS

                                                                                         2002       2001       2000
                                                                                       -------    --------     ------
                                                                                          $           $          $
    Cash provided from operations...................................................    44,406      45,783     32,557
    Cash used for investing activities (b)..........................................    28,042     (27,230)  (106,478)
    Cash provided from (used for) financing activities (b)..........................    26,196     (51,281)    29,777
    Net cash, end of year...........................................................   115,212      16,568     49,296

18.    COMPARATIVE FIGURES

       Certain comparative figures have been reclassified to conform to the presentation used in the current year.

                                     F-C20

19.    SUBSEQUENT EVENTS

       A)     ACQUISITION AND MERGER

       TVX, Echo Bay Mines Ltd. ("Echo Bay") and Kinross Gold Corporation ("Kinross") entered into a combination agreement dated June 10, 2002, as amended as of July 12, 2002 and November 19, 2002, for the purpose of combining the ownership of their respective businesses. The combination was to be effected by way of a plan of arrangement under the Canada Business Corporations Act ("CBCA").

       In a separate transaction, TVX and a subsidiary of TVX entered into two agreements dated June 10, 2002, each as amended as of November 19, 2002, with a subsidiary of Newmont Mining Corporation ("Newmont"). Pursuant to these agreements, TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint ventures (shown as "Minority interests and participation rights" in the December 31, 2002 TVX balance sheet) for an aggregate price of $180 million with an effective date of January 31, 2003.

       On January 31, 2003, the shareholders of TVX approved the Plan of Arrangement allowing the combination of the TVX, Echo Bay and Kinross businesses. Subsequent to this, on January 31, 2003, the Superior Court of Justice, Ontario approved the Plan of Arrangement.

       Upon completion, on January 31, 2003, of the Plan of Arrangement and the purchase of Newmont's interest in the TVX Newmont Americas joint venture, and taking into account the Kinross three old for one new share consolidation approved by Kinross shareholders at the January 28, 2003 Special Meeting of Kinross Shareholders, TVX shareholders received 2.1667 shares of Kinross for each TVX share.

       B)     GREECE

       On January 9, 2003, the Greek Ministry of Development ordered TVX Hellas to suspend mining beneath the village of Stratoniki. The suspension at the Stratoni mine took immediate effect and would be released upon the receipt of new mining permits signed by the five relevant ministries of the Greek Government. Pursuant to the order, operations were suspended and did not re-commence once the revised permits were issued on February 18, 2003 as Kinross attempted to negotiate a settlement and possible exit strategy with the Greek Government.

       The Greek Government undertook initiatives to put together a viable long-term structure for the re-opening of the Stratoni mine. Representatives of the participants of the new plan will meet in order to set in motion the legal processes for the completion of the new structure.

       The new structure includes a major Greek mining enterprise, a group of Greek construction companies and Kinross, as well as local Prefectural and Municipal Authorities.

       As part of the overall agreement, and with Kinross' commitment of $10 million for the support of the new plan, Kinross will retain the mineral rights at Skouries, with the prospect of conducting a systematic exploration and evaluation of the deposit.

       For the transitional period and until the undertaking of the mines by the new structure, Kinross has pledged to the Greek Government that it will maintain the operation of the water treatment plant for the protection of the environment, thus safeguarding public health and safety in the region. In the meantime, TVX Hellas, in order to protect its interest, has filed a petition for suspension of payments.

       C)     BRASILIA MINE

       With respect to the dispute between Rio Tinto Brasil and TVX Newmont Americas, as more fully described in note 16(d), the freeze date for litigation was extended to April 22, 2003. On April 28, 2003, a TVX subsidiary received notification from Rio Tinto Brasil stating that they preserve their right to litigate in respect of the alleged breach of the shareholders agreement and alleging that the combination (note 19(a)) breached the shareholders agreement as well.

       D)     NEW CREDIT FACILITY

       In February 2003, Kinross and three of its wholly-owned subsidiaries ("the Borrowers") entered into a new syndicated credit facility. The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million. The primary purpose of the credit facility is to enable the Borrowers to issue letters of credit to various regulatory agencies to satisfy financial assurance requirements. The shares of TVX Gold Inc. and 13 wholly owned subsidiaries have been pledged as collateral for this credit facility.

                                     F-C21

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS




The Board of Directors
Echo Bay Mines Ltd.

We have audited the consolidated balance sheets of Echo Bay Mines Ltd. as at December 31, 2002 and 2001 and the consolidated statements of operations, deficit and cash flow for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.



                                                          /s/ Ernst & Young LLP
Edmonton, Canada
February 7, 2003, except for note 18(c),
as to which the date is March 26, 2003                    Chartered Accountants


                                      F-D1


                                          ECHO BAY MINES LTD.

                                      CONSOLIDATED BALANCE SHEETS

                                              December 31

(thousands of U.S. dollars)                                                  2002             2001
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                              $    22,967      $    12,351
   Short-term investments                                                       7,183            1,910
   Interest and accounts receivable                                             4,177            3,645
   Inventories (note 2)                                                        20,834           29,506
   Prepaid expenses and other assets                                            1,954            3,725
---------------------------------------------------------------------------------------------------------
                                                                               57,115           51,137

Plant and equipment (note 3)                                                  100,576          120,969
Mining properties (note 3)                                                     29,017           32,903
Long-term investments and other assets (note 4)                                36,982           55,795
---------------------------------------------------------------------------------------------------------
                                                                          $   223,690      $   260,804
=========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities                               $    24,813      $    24,284
   Income and mining taxes payable                                              3,793            3,570
   Debt and other financings (note 5)                                              --           17,000
   Reclamation and mine closure liabilities (note 8)                            4,560            3,841
   Deferred income (note 6)                                                        --              876
---------------------------------------------------------------------------------------------------------
                                                                               33,166           49,571

Debt and other financings (note 5)                                                 --            6,714
Deferred income (note 6)                                                        6,393           47,042
Reclamation and mine closure liabilities (note 8)                              46,512           49,726
Deferred income taxes                                                             945              925

Commitments and contingencies (notes 8, 16 and 17)

Shareholders' equity:
   Capital stock (note 12), no par value, unlimited number
   authorized; issued and outstanding - 541,272,675 shares                  1,042,571          713,343
   Capital securities (note 7)                                                     --          157,453
   Deficit                                                                   (879,238)        (734,665)
   Foreign currency translation                                               (26,659)         (29,305)
---------------------------------------------------------------------------------------------------------
                                                                              136,674          106,826
---------------------------------------------------------------------------------------------------------
                                                                          $   223,690      $   260,804
=========================================================================================================

See accompanying notes.
On behalf of the Board:              "Brian W. Penny"                   "Scott A. Caldwell"
                                           Director                            Director

                                      F-D2

                                               ECHO BAY MINES LTD.

                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year ended December 31


(thousands of U.S. dollars,
except for per share data)                                                2002             2001            2000
---------------------------------------------------------------------------------------------------------------------
Revenue                                                               $    206,529     $    237,684    $    280,976
---------------------------------------------------------------------------------------------------------------------
Expenses:
   Operating costs                                                         128,136          175,341         173,435
   Royalties (note 17)                                                       7,799            7,597           8,034
   Production taxes                                                          1,222              177           2,460
   Depreciation and amortization                                            35,271           42,101          50,664
   Reclamation and mine closure                                              5,066            6,098          10,572
   General and administrative                                                9,141            5,623           5,650
   Exploration and development                                               8,554            3,466          10,336
   Interest and other (note 9)                                              13,420            6,106           3,012
   Loss on retirement of capital securities (note 12)                        5,461               --              --
---------------------------------------------------------------------------------------------------------------------
                                                                           214,070          246,509         264,163
---------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                                         (7,541)          (8,825)         16,813
Income tax expense (recovery) (note 10)                                        149           (3,147)         (1,748)
---------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                  $     (7,690)    $      (5,678)  $      18,561
---------------------------------------------------------------------------------------------------------------------

Net earnings (loss) attributable to common shareholders (note 7)     $    (144,573)   $     (22,985)  $       3,164
=====================================================================================================================

Earnings (loss) per share - basic and fully diluted                  $       (0.34)   $       (0.16)  $        0.02
=====================================================================================================================
Weighted average number of shares outstanding (thousands)
   - basic and diluted                                                     429,783          140,607         140,607
=====================================================================================================================

                                          CONSOLIDATED STATEMENTS OF DEFICIT

Year ended December 31


(thousands of U.S. dollars)                                                   2002             2001            2000
---------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $    (734,665)   $    (711,680)  $    (714,844)

Net earnings (loss)                                                         (7,690)          (5,678)         18,561

Loss on  retirement  of capital  securities,  net of nil tax effect       (132,302)              --              --
(note 7)
Interest on capital securities, net of nil tax effect (note 7)              (4,581)         (17,307)        (15,397)
---------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $    (879,238)   $    (734,665)  $    (711,680)
=====================================================================================================================

See accompanying notes.

                                      F-D3

                                                     ECHO BAY MINES LTD.

                                            CONSOLIDATED STATEMENTS OF CASH FLOW

                                                   Year ended December 31


(thousands of U.S. dollars)                                                        2002            2001            2000
-----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN):
OPERATING ACTIVITIES
Net earnings (loss)                                                            $    (7,690)    $    (5,678)    $    18,561
Add (deduct):
   Depreciation                                                                     27,572          31,093          32,457
   Amortization                                                                      7,699          11,008          18,207
   Amortization of mining costs                                                      2,328           6,118           4,202
   Loss on retirement of capital securities                                          5,461              --              --
   Deferred income included in revenue (note 6)                                    (30,733)        (18,609)        (24,473)
   Deferred income included in operating costs (note 6)                                 --          (2,846)         (3,149)
   Deferral of gains on restructuring of hedge commitments                              --              --           4,287
   Deferred income taxes                                                                --          (3,358)         (2,400)
   Net gain on sale of other assets (note 9)                                        (1,242)           (700)           (432)
   Unrealized losses on share investments                                               --             150              28
   Provision for impaired assets (note 9)                                            7,000           4,384              --
   Provision for deferred gains and losses on modified hedge contracts
       (note 9)                                                                      3,098              --              --
   Allowance for bad debts (note 9)                                                  1,509              --              --
   Other                                                                               245             588          (1,084)
Change in cash invested in operating assets and liabilities:
   Interest and accounts receivable                                                 (2,035)           (648)            (85)
   Inventories                                                                       6,884           8,780          (2,869)
   Prepaid expenses and other assets                                                   (56)            166             (31)
   Accounts payable and accrued liabilities                                         (1,174)          3,304             496
   Income and mining taxes payable                                                     266          (2,174)          2,790
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    19,132          31,578          46,505
-----------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Mining properties, plant and equipment                                             (12,581)        (22,817)        (11,589)
Long-term investments and other assets                                              (4,518)         (1,879)           (524)
Proceeds on sale of plant and equipment                                              1,872             943             332
Other                                                                                1,194            (243)            894
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   (14,033)        (23,996)        (10,887)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Debt repayments                                                                    (17,000)         (9,500)        (36,750)
Debt borrowings                                                                         --              --          12,000
Units offering, net of issuance costs (note 12 )                                    25,513              --              --
Warrants exercised                                                                       4              --              --
Costs of capital securities retirement                                              (3,000)             --              --
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     5,517          (9,500)        (24,750)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                10,616          (1,918)         10,868
Cash and cash equivalents, beginning of year                                        12,351          14,269           3,401
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                         $    22,967     $    12,351     $    14,269
=============================================================================================================================

See accompanying notes.

                                      F-D4

                               ECHO BAY MINES LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               Dollar amounts in thousands of U.S. dollars, except
            amounts per share and per ounce or unless otherwise noted

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Echo Bay Mines Ltd. ("Echo Bay" or the "Company") is engaged in the production of gold and silver and related activities including exploration, development, mining and processing. These activities are conducted principally in the United States and Canada. Gold accounted for 96% and silver 4% of 2002 revenue respectively. The Company has two operating mines: Round Mountain in Nevada, United States and Lupin in Nunavut Territory, Canada. The Company's Kettle River mine in Washington, United States was placed on care and maintenance in October 2002. The Company operated a fourth mine, McCoy/Cove in Nevada, United States, until March 31, 2002, at which date mining and processing activities were completed. The Company holds a 100% interest in its Kettle River and Lupin mines and a 50% interest in its Round Mountain, which it operates, with the remaining 50% interest held by affiliates of Barrick Gold Corporation. The Company's McCoy/Cove mine was conveyed to a subsidiary of Newmont Mining Corporation effective February 7, 2003 as described in note 18.

The Company's financial position and operating results are directly affected by the market price of gold in relation to the Company's production costs. Silver price fluctuations also affect the Company's financial position and operating results, although to a lesser extent. Gold and silver prices fluctuate in response to numerous factors beyond the Company's control.

The consolidated financial statements are prepared on the historical cost basis in accordance with accounting principles generally accepted in Canada and, in all material respects, conform with accounting principles generally accepted in the United States, except as described in note 13. The statements are expressed in U.S. dollars.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Interests in joint ventures, each of which by contractual arrangement is jointly controlled by all parties having an equity interest in the joint venture, are accounted for using the proportionate consolidation method to consolidate the Company's share of the joint venture's assets, liabilities, revenues and expenses.


                                      F-D5

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

SHARE INVESTMENTS

Short-term investments, comprised of publicly traded common shares, are recorded at the lower of cost or quoted market prices, with unrealized losses included in income. Long-term common share investments are recorded at cost. A provision for loss is recorded in income if there is a decline in the market value of a long-term share investment that is other than temporary. If the Company's share investment represents more than 20% ownership interest and the Company can exercise significant influence over the investee, the equity method of accounting is used. The equity method reports the investment at cost adjusted for the Company's pro rata share of the investee's undistributed earnings or losses since acquisition.

FOREIGN CURRENCY TRANSLATION

The Company's self-sustaining Canadian operations are translated into U.S. dollars using the current-rate method, which translates assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded as a separate component of shareholders' equity. The change in the balance is attributable to fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

REVENUE RECOGNITION

Revenue is recognized when title to delivered gold or silver and the risks and rewards of ownership pass to the buyer.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during the year. For per share calculations, the amount of capital securities interest and loss on conversion that is charged directly to the deficit decreases the earnings, or increases the loss, attributable to common shareholders. Fully diluted earnings (loss) per share are the same as basic earnings (loss) per share because the Company's outstanding options are not dilutive.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



                                      F-D6

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

INVENTORIES

Precious metals and in-process inventories are valued at the lower of cost, using the "first-in, first-out" method, or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

PLANT AND EQUIPMENT

Plant and equipment are recorded at cost. Plant and equipment that have useful lives shorter than the mine life are depreciated using the straight-line method over each asset's estimated remaining economic life to a current maximum of 4 years.

MINING PROPERTIES - PRODUCING MINES' ACQUISITION AND DEVELOPMENT COSTS

Mining properties are recorded at cost of acquisition. Mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. These expenditures are amortized against earnings on the unit-of-production method based on estimated recoverable ounces of gold. Estimated recoverable ounces of gold include proven and probable reserves and non-reserve material when sufficient objective evidence exists to support a conclusion that it is probable the non-reserve material will be produced.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, only proven and probable reserves are considered when applying the unit-of-production method. Non-reserve material was not used in the periods covered by these financial statements when applying the unit-of-production method under both Canadian and U.S. generally accepted accounting standards.





                                      F-D7

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

DEVELOPMENT PROPERTIES

At properties identified as having the potential to add to the Company's proven and probable reserves, the direct costs of acquisition and development are capitalized only if there is sufficient objective evidence to indicate that it is probable that the property will become an operating mine. Factors considered in making this assessment include the existence and nature of known resources and proven and probable reserves, whether the proximity of the property to existing mines and ore bodies increases the probability of developing an operating mine, the results of recent drilling on the property and the existence of feasibility studies or other analyses demonstrating the existence of commercially recoverable ore. Capitalized costs are evaluated for recoverability when events or circumstances indicate that investment in the property may be impaired and are written off if it is determined that the project is not commercially feasible in the period in which this determination is made. The assessment of cost recoverability is based on proven and probable reserves on the property, if any, as well as resources which do not meet the criteria for classification as a proven or probable reserve. If production commences, capitalized costs are transferred to "producing mines' acquisition and development costs" and amortized as described above.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements that do not meet the criteria for capitalization under both Canadian and U.S. generally accepted accounting standards.

DEFERRED MINING COSTS

Mining costs incurred to remove ore and waste from an open pit and to access new production areas in an underground mine are capitalized as long-term deferred costs. These costs are deferred because they relate to gold that will be produced in future years and they are charged to operating costs in the period that the related production occurs.

For open pit operations, mining costs are capitalized on an individual mine basis, using the ratio of total tons of waste and ore to be mined to total gold ounces to be recovered over the life of the mine. Costs are capitalized in periods when the ratio of tons mined to gold produced exceeds the expected average for the mine. Amortization occurs in periods when the ratio is less than the expected average. This accounting method considers variations in grade and recovery in addition to waste-to-ore ratios and results in the recognition of mining costs evenly over the life of the mine as gold is produced.




                                      F-D8

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

For underground mining operations, the costs of accessing and developing new production areas are deferred and expensed as operating costs in the period in which the related production occurs.

EXPLORATION COSTS

The costs of exploration programs are expensed as incurred.

RECLAMATION AND MINE CLOSURE COSTS

Estimated site restoration and closure costs for each producing mine are charged against operating earnings on the unit-of-production method based on estimated recoverable ounces of gold.

INCOME TAXES

The Company uses the liability method of accounting for income taxes whereby deferred income taxes are based on applying statutory tax rates to the differences between the carrying amounts of assets and liabilities for accounting and tax purposes. A valuation adjustment is provided against deferred income tax assets unless they are considered more likely than not to be realized.

PROPERTY EVALUATIONS

The Company annually reviews detailed engineering life-of-mine plans for each mine. Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Expected future undiscounted cash flows are calculated using estimated recoverable ounces of gold (considering proven and probable mineral reserves and mineral resources expected to be converted into mineral reserves), future sales prices (considering current and historical prices, price trends and related factors), operating costs, capital expenditures, reclamation and mine closure costs. Reductions in the carrying amount of long-lived assets, with a corresponding charge to earnings, are recorded to the extent that the estimated future cash flows are less than the carrying amount.

The Company's estimates of future cash flows are subject to risks and uncertainties. It is possible that changes may occur which could affect the recoverability of the Company's long-lived assets.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, estimated recoverable ounces of gold include proven and probable reserves. Impairment amounts reported in these financial statements under Canadian or U.S. generally accepted accounting standards are not affected by this difference.



                                      F-D9

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

RESERVE RISKS

If the Company were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than the $300 per ounce price used at December 31, 2002, there would likely be a material reduction in the amount of gold reserves. In addition, if the price realized by the Company for its gold or silver bullion were to decline substantially below the price at which mineral reserves were calculated for a sustained period of time, the Company potentially could experience material write-downs of its investment in its mining properties. Under certain of such circumstances, the Company might discontinue the development of a project or mining at one or more of its properties or might temporarily suspend operations at a producing property and place that property in a "care and maintenance" mode. Reserves could also be materially and adversely affected by changes in operating and capital costs and short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types.

Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Changes in the significant assumptions underlying future cash flow estimates, including assumptions regarding precious metals prices, may have a material effect on future carrying values and operating results.

CAPITALIZATION OF INTEREST

Interest cost is capitalized on construction programs until the facilities are ready for their intended use.

EMPLOYEE BENEFIT PLANS

Obligations and related costs under defined contribution employee benefit plans are accrued as the benefits are earned by the employees. The Company does not have any defined benefit plans.

STOCK-BASED COMPENSATION PLANS

The Company has three stock-based compensation plans, which are described in note 12. No compensation expense is recognized for these plans when the stock or stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital.


                                     F-D10

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

HEDGING ACTIVITIES

The Company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the Company locks in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

The gold- and silver-related instruments used in these transactions include forward sales contracts and options. These forward sales contracts obligate the Company to sell gold or silver at a specific price on a future date. Call options give the holder the right, but not the obligation to buy gold or silver at a specific future date at a specific price. These tools reduce the risk of gold and silver price declines, but also could limit the Company's participation in increases of gold and silver prices. The Company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency are recorded in operating costs, or capitalized in the cost of assets, when the hedged Canadian dollar transactions occur. Gains and losses on early termination of hedging contracts are deferred until the formerly hedged items are recognized in earnings. Premiums paid or received on gold and silver option contracts purchased or sold are deferred and recognized in earnings on the option expiration dates. Call options written after October 24, 2000 are carried at fair value in accordance with Emerging Issues Committee Abstract 113, "Accounting by Commodity Producers for Written Call Options."





                                     F-D11

2.     INVENTORIES

                                                   2002              2001
-------------------------------------------------------------------------------
Precious metals bullion                       $      5,239      $     12,215
In-process                                           4,332             5,720
Materials and supplies                              11,263            11,571
-------------------------------------------------------------------------------
                                              $     20,834      $     29,506
===============================================================================

3.     PROPERTY, PLANT AND EQUIPMENT


NET BOOK VALUE                                                                              2002             2001
--------------------------------------------------------------------------------------------------------------------
                                                   Plant and            Mining          Net Book         Net Book
Property and percentage owned                      Equipment        Properties             Value            Value
--------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                            $     48,868      $     14,149      $     63,017     $     76,001
McCoy/Cove (100%)                                      7,507                --             7,507           10,104
Lupin (100%)                                          13,914             1,925            15,839           22,193
Aquarius (100%)                                       29,994            12,943            42,937           43,680
Other                                                    293                --               293            1,894
--------------------------------------------------------------------------------------------------------------------
                                                $    100,576      $     29,017      $    129,593     $    153,872
====================================================================================================================

PLANT AND EQUIPMENT                                                       2002                               2001
--------------------------------------------------------------------------------------------------------------------
                                                                      Net Book                           Net Book
                                                        Cost             Value              Cost            Value
--------------------------------------------------------------------------------------------------------------------
Land improvements and utility systems           $     69,062      $      2,047      $     72,977     $      3,220
Buildings                                            157,597            20,496           153,779           25,466
Equipment                                            391,157            47,029           385,086           53,371
Construction in progress                              37,005            31,004            43,337           38,912
--------------------------------------------------------------------------------------------------------------------
                                                $    654,821      $    100,576      $    655,179     $    120,969
====================================================================================================================

MINING PROPERTIES                                                                           2002             2001
--------------------------------------------------------------------------------------------------------------------
Producing mines' acquisition and development costs                                  $    283,641     $    280,545
Less accumulated amortization                                                            267,567          260,365
--------------------------------------------------------------------------------------------------------------------
                                                                                          16,074           20,180
Development properties' acquisition and development costs                                 12,943           12,723
--------------------------------------------------------------------------------------------------------------------
                                                                                    $     29,017     $     32,903
====================================================================================================================

During 2002, the Company wrote down the carrying values of the Lupin mine. During 2001, the Company wrote down the carrying values of the Kettle River mine (note 9).

                                     F-D13

4.     LONG-TERM INVESTMENTS AND OTHER ASSETS


                                                                           2002            2001
------------------------------------------------------------------------------------------------------
Modification of hedging contracts                                      $     16,291    $     29,305
Deferred mining costs                                                        10,362          15,648
Reclamation and other deposits                                               10,144          10,485
Premiums paid on gold and silver option contracts                                --           1,871
Other                                                                           185             357
------------------------------------------------------------------------------------------------------
                                                                             36,982          57,666
Less current portion included in prepaid expenses and other assets               --           1,871
------------------------------------------------------------------------------------------------------
                                                                       $     36,982    $     55,795
======================================================================================================

       MODIFICATION OF HEDGING CONTRACTS
       Losses on the early termination or other restructuring of gold and silver hedging contracts are deferred until the formerly hedged items are recognized in earnings. The remaining deferred losses relate to gold to be produced at the Lupin mine and are expected to be recognized as follows: $5.2 million in 2003 and $11.1 million in 2004. Refer to note 6 for a discussion of the deferral of gains on the modification of hedging contracts and note 9 for a discussion on the provision for deferred losses previously relating to 2005 to 2008.

       DEFERRED MINING COSTS
       Deferred mining costs include $10.4 million (2001 - $13.8 million) in respect of deferred stripping at the Round Mountain mine and $nil (2001 - $1.9 million) in respect of underground costs at the Lupin mine. The deferred mining ratio for the Round Mountain mine in 2002 was 95 tons per ounce recovered (2001
- 112 tons, 2000 - 127 tons). During 2002, the Company wrote off the remaining deferred mining costs for the Lupin mine (note 9).

       PREMIUMS PAID ON GOLD AND SILVER HEDGING CONTRACTS
       Premiums paid on gold and silver hedging contracts are deferred and recognized in earnings on their expiration dates. These deferred premiums were recognized in 2002. Refer to note 6 for a discussion of the deferral of premiums received on gold and silver option contracts sold.

5.     DEBT AND OTHER FINANCINGS

                                                     2002            2001
------------------------------------------------------------------------------
Revolving credit facility                         $       --      $   17,000
Capital securities (note 7)                               --           6,714
------------------------------------------------------------------------------
                                                          --          23,714
Less current portion                                      --          17,000
------------------------------------------------------------------------------
                                                  $       --      $    6,714
==============================================================================

CURRENCY LOANS

In May 2002, the Company repaid the remaining $17.0 million on its revolving credit facility.

OTHER INFORMATION

The Company had $19.2 million in outstanding surety bonds and letters of credit at December 31, 2002, primarily related to the bonding of future reclamation obligations. At December 31, 2002, annual fees on the letters of credit range from 0.5% to 1.25%.

Interest payments were $0.3 million in 2002, $1.8 million in 2001 and $4.3 million in 2000.

                                     F-D13

6.     DEFERRED INCOME

                                                                  2002              2001
-----------------------------------------------------------------------------------------------
Modification of hedging contracts                             $      6,393      $     47,042
Premiums received on gold and silver hedging contracts                  --               876
-----------------------------------------------------------------------------------------------
                                                                     6,393            47,918
Less current portion                                                    --               876
-----------------------------------------------------------------------------------------------
                                                              $      6,393      $     47,042
===============================================================================================

       MODIFICATION OF HEDGING CONTRACTS
       Gains on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings. The remaining deferred gains relate to gold to be produced at the Lupin mine are expected to be recognized as follows: $2.5 million in 2003 and $3.9 million in 2004. Refer to note 4 for a discussion of the deferral of losses on the modification of hedging contracts and note 9 for a discussion on the provision for deferred gains previously relating to 2005 and 2006.

       PREMIUMS RECEIVED ON GOLD AND SILVER OPTION CONTRACTS
       Premiums received on gold and silver option contracts sold are deferred and recognized in earnings on the option expiration dates. These deferred premiums were recognized in 2002. Refer to note 4 for a discussion of the deferral of premiums paid on gold and silver hedging contracts.

7.     CAPITAL SECURITIES

In 1997, the Company issued $100.0 million of 11% capital securities due in April 2027. The effective interest rate on the capital securities was 11%, or 12% compounded semi-annually during a period of interest deferral.

On April 3, 2002 the Company issued 361,561,230 common shares in exchange for all of its capital securities (note 12). Prior to the exchange, the present value of the capital securities' principal amount was classified as debt (note
5) and the present value of the future interest payments plus deferred accrued interest was classified within a separate component of shareholders' equity. Interest on the debt portion of the capital securities was classified as interest expense on the consolidated statement of earnings and interest on the equity portion of the capital securities was charged directly to deficit on the consolidated balance sheet. The loss on conversion of the capital securities was charged proportionately between earnings and deficit (note 12). For purposes of per share calculations, the equity portions of interest and the loss on conversion decreases the earnings attributable to common shareholders. See note 13 for a discussion of differences in treatment of the capital securities under generally accepted accounting principles in the United States.

                                     F-D14

8.     RECLAMATION AND MINE CLOSURE LIABILITIES
                                                         2002            2001
--------------------------------------------------------------------------------
Round Mountain                                        $   16,862     $   13,674
McCoy/Cove                                                11,186         17,546
Lupin                                                     11,405          9,584
Kettle River                                               9,251          9,119
Sunnyside                                                  2,368          3,644
--------------------------------------------------------------------------------
                                                          51,072         53,567
Less current portion                                       4,560          3,841
--------------------------------------------------------------------------------
                                                      $   46,512     $   49,726
================================================================================

At December 31, 2002, the Company's estimate of future reclamation and mine closure costs is $61.6 million, which it believes will meet current regulatory requirements. The aggregate obligation accrued to December 31, 2002 was $51.1 million, including accruals of $5.1 million in 2002, $7.4 million in 2001, and $10.6 million in 2000. Effective February 7, 2003, McCoy/Cove and its associated reclamation obligation were conveyed to Newmont as described in note 18. Any unused accrual will be taken into income at that time. Remaining requirements including $14.5 million at Round Mountain and $3.1 million at Lupin, will be accrued on the unit-of-production method over the remaining life of each mine. In addition, the Company has posted bonds, cash deposits and letters of credit totaling $30.6 million and corporate guarantees totaling $33.3 million as required by various regulatory agencies. Assumptions used to estimate reclamation and mine closure costs are based on the work that is required under currently applicable permits, laws and regulations. These estimates may change based on future changes in operations, cost of reclamation activities and regulatory requirements.

9.     INTEREST AND OTHER

                                                                           2002            2001           2000
--------------------------------------------------------------------------------------------------------------------
Interest income                                                        $       (441)    $      (760)    $     (964)
Interest expense                                                                719           2,560          5,194
Gain on sale of plant and equipment                                          (1,242)           (700)          (251)
Reclamation provision (recovery)                                              1,424           1,338         (2,048)
Provision for impaired assets                                                 7,000           3,046             --
Provision for deferred gains and losses on modified hedge contracts           3,098              --             --
Allowance for bad debts (note 17)                                             1,509              --             --
Other                                                                         1,353             622          1,081
--------------------------------------------------------------------------------------------------------------------
                                                                       $     13,420     $     6,106     $    3,012
====================================================================================================================

PROVISION FOR IMPAIRED ASSETS
The recoverability of the Company's carrying values of its operating and development properties are assessed by comparing carrying values to estimated future net cash flows from each property when conditions are present indicating impairment may exist. In 2002, the Company recorded a $7.0 million provision for impaired assets relating to its Lupin mine including $4.0 million of plant and equipment and $3.0 million of deferred mining costs due to higher than anticipated costs resulting from unexpected development challenges and changes in future expectations of the strength of the Canadian dollar relative to the United States dollar. In 2001, the Company recorded a $3.1 million provision for impaired assets and a $1.3 million reclamation provision relating to its Kettle River mine due to an unexpected decrease in reserves.

PROVISION FOR DEFERRED GAINS AND LOSSES ON MODIFIED HEDGE CONTRACTS
Gains and losses on the early termination or other restructuring of gold hedging contracts are deferred until the formerly hedged items are recognized in earnings to the extent that future mine production is available to meet the original hedge commitments. Should circumstances change such that formerly hedged anticipated future production is no longer considered likely to occur, the related deferred gains and losses are recognized in earnings in the period in which this determination is made. As a result, deferred losses of $4.6 million, $1.9 million, $0.7 million and $0.9 million relating to 2005, 2006, 2007 and 2008 respectively and deferred gains of $3.7 million and $1.3 million relating to 2005 and 2006 respectively, have been recognized in 2002 with respect to the Lupin mine.

                                     F-D15

10.    INCOME TAX EXPENSE

GEOGRAPHIC COMPONENTS

The geographic components of earnings before income tax expense and income tax expense were as follows.

                                                                      2002              2001             2000
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes:
   Canada                                                         $    (30,583)     $        952     $        637
   United States and other                                              23,042            (9,777)          16,176
--------------------------------------------------------------------------------------------------------------------
                                                                  $     (7,541)     $     (8,825)    $     16,813
====================================================================================================================
Current income tax expense:
   Canada                                                         $        149      $        166     $        201
   United States and other                                                  --                45              451
--------------------------------------------------------------------------------------------------------------------
                                                                           149               211              652
--------------------------------------------------------------------------------------------------------------------
Deferred income tax expense (recovery):
   Canada                                                                   --            (3,358)          (2,400)
   United States and other                                                  --                --               --
--------------------------------------------------------------------------------------------------------------------
                                                                            --            (3,358)          (2,400)
--------------------------------------------------------------------------------------------------------------------
Income tax expense (recovery)                                     $        149      $     (3,147)    $     (1,748)
====================================================================================================================

EFFECTIVE TAX RATE

The effective tax rate on the Company's earnings differed from the combined Canadian federal and provincial corporate income tax rates of 41.2% for 2002 and 43.1% for 2001 and 2000 for the following reasons.


                                                                      2002              2001             2000
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                               $     (7,541)     $     (8,825)    $     16,813
====================================================================================================================
Income tax effect of:
   Expected Canadian federal and provincial corporate
     income taxes                                                 $     (8,679)     $     (3,805)    $      7,246
   Utilization of net operating loss                                        --                --           (5,760)
   Operating loss from which no tax benefit is derived                   8,650             3,964               --
   Canadian resource allowance and earned depletion                        304              (172)             113
   Foreign earnings subject to different income tax rates                   --               965           (1,326)
   Other items                                                            (126)           (4,099)          (2,021)
--------------------------------------------------------------------------------------------------------------------
Income tax expense (recovery)                                     $        149      $     (3,147)    $     (1,748)
====================================================================================================================
Effective tax rate (current and deferred)                               (2.0%)             35.7%            (10.4%)
====================================================================================================================

LOSS CARRYFORWARDS

At December 31, 2002, the Company had U.S. net operating loss carryforwards of approximately $419 million to apply against future taxable income and $215 million to apply against future alternative minimum taxable income. These loss carryforwards do not include the provisions for impaired assets, which have not yet been recognized fully for income tax purposes. The net operating loss carryforwards expire at various times from 2003 to 2022. Additionally, the Company has Canadian non-capital loss carryforwards of approximately $89 million and net capital loss carryforwards of approximately $204 million. The non-capital loss carryforwards expire at various times from 2003 to 2009. The net capital loss carryforwards have no expiration date.

                                     F-D16

10.    INCOME TAX EXPENSE (cont'd.)

DEFERRED TAX LIABILITIES AND ASSETS

Significant components of the Company's deferred tax liabilities and assets are as follows.


                                                                            2002                                   2001
------------------------------------------------------------------------------------ ------------------------------------
                                                                U.S.                                  U.S.
millions of U.S. dollars                          Canada    and other      Total        Canada     and other     Total
------------------------------------------------------------------------------------ ------------------------------------
Deferred tax liabilities:
   Tax over book depreciation and depletion     $     --     $    --     $     --      $    3.3    $    --     $    3.3
   Other tax liabilities                             0.9          --          0.9           2.7         --          2.7
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax liabilities                       0.9          --          0.9           6.0         --          6.0
------------------------------------------------------------------------------------ ------------------------------------
Deferred tax assets:
   Net operating loss and other carryforwards      120.7        148.7       269.4         120.3       147.9       268.2
   Book over tax depreciation and depletion         36.0         23.7        59.7          33.0        21.3        54.3
   Accrued liabilities                               5.7          8.3        14.0           5.1        17.6        22.7
   Other tax assets                                  3.1          4.7         7.8           1.8         4.7         6.5
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax assets before allowance         165.5        185.4       350.9         160.2       191.5       351.7
Valuation allowance for deferred tax assets       (165.5)      (185.4)     (350.9)       (155.1)     (191.5)     (346.6)
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax assets                             --          --           --           5.1         --          5.1
------------------------------------------------------------------------------------ ------------------------------------
Net deferred tax liabilities                    $    0.9     $    --     $    0.9      $    0.9    $    --     $    0.9
==================================================================================== ====================================

The net increase in the valuation allowance for deferred tax assets was $4.3 million for 2002 and $6.1 million for 2001.

INCOME TAX PAYMENTS

Income tax payments were $0.1 million in 2002, $0.7 million in 2001 and $0.2 million in 2000.

11.    PREFERRED SHARES

The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Each series is to consist of such number of shares and to have such designation, rights, privileges, restrictions and conditions as may be determined by the directors. No preferred shares are currently issued.

12.    CAPITAL STOCK


                                                                             Units             Amount
-----------------------------------------------------------------------------------------------------------
COMMON SHARES
Balance, December 31, 2001 and 2000                                       140,607,145       $    713,343
Issued in exchange for capital securities and accrued interest            361,561,230            303,711
Units offering, net of issuance costs                                      39,100,000             23,236
Issued upon exercise of warrants                                                4,300                  4
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                                541,272,675       $  1,040,294
===========================================================================================================
WARRANTS
Balance, December 31, 2001                                                         --       $         --
Units offering, net of issuance costs                                      39,100,000              2,277
Warrants exercised                                                             (4,300)                --
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                                 39,095,700       $      2,277
===========================================================================================================

                                     F-D17

12.    CAPITAL STOCK (cont'd.)

CAPITAL SECURITIES RETIREMENT
On April 3, 2002 the Company issued 361,561,230 common shares, representing approximately 72% of the outstanding common shares after giving effect to such issuance, in exchange for all of its $100 million aggregate principal amount of 11% junior subordinated debentures due 2027, plus accrued and unpaid interest thereon (the "capital securities").

Following this issuance of common shares, and as at April 3, 2002, the principal holders of the Company's common shares and their respective ownership positions in the Company were Newmont Mining Corporation of Canada Limited ("Newmont Canada") (48.8%) and Kinross (11.4%). In connection with the completion of the capital securities exchange, three directors of the Company resigned from the board of directors. Two of the vacancies created by these resignations were filled by executive officers of Newmont Canada.

As a result of eliminating the capital securities, the Company recorded an increase to common shares of $303.7 million, based on their quoted market value at the date of issue. The quoted market value of the common shares issued exceeded the book value of the capital securities by $134.8 million. This difference, along with transaction costs of $3.0 million, were recorded proportionately between interest expense ($5.5 million) and deficit ($132.3 million) in the second quarter of 2002 based on the debt and equity classifications of the capital securities.

UNITS OFFERING
In May 2002, the Company sold a total of 39,100,000 units at a price of $0.70 per unit for aggregate gross proceeds of approximately $27.4 million. Each unit consisted of one common share and one share purchase warrant. The common shares and the warrants comprising the units separated upon closing and trade separately on the Toronto Stock Exchange and the American Stock Exchange. As a consequence of the business combination described in note 18, each warrant, previously entitling the holder to purchase one common share of the Company, now entitles the holder to purchase 0.1733 of a post-consolidated Kinross common share at a price of $0.90, at any time prior to November 14, 2003.

DELISTING OF COMMON SHARES
In connection with the business combination described in note 18, the common shares of the Company were delisted from the Toronto Stock Exchange on February 5, 2003 and from the American Stock Exchange on January 31, 2003. Consequently, all of the common shares of the Company are owned by Kinross. The warrants continue to trade on both these exchanges until November 14, 2003.

DIVIDENDS
The Company has not paid dividends since 1996.

RESTRICTED SHARE GRANT PLAN
Effective February 1997, the Company adopted a restricted share grant plan to provide incentive to officers of the Company. As at December 31, 2002, the Company has reserved an aggregate of 750,000 common shares for issuance under the plan, but no grants are outstanding. In connection with the business combination described in note 18, no shares will be granted under this plan.

EMPLOYEE SHARE INCENTIVE PLAN AND DIRECTOR EQUITY PLAN
These plans provide for the granting of options to purchase common shares to officers and employees (under the Employee Share Incentive Plan) and to eligible directors (under the Director Equity Plan). Outstanding share options under the plans are exercisable at prices equal to the market value on the date of grant. The option holder may exercise each share option over a period of 10 years from the date of grant. Options generally vest in 25% increments on the first, second, third and fourth year anniversaries following the grant date. Option prices are denominated in Canadian dollars. No more grants are to be made under the Director Equity Plan.


                                     F-D18

12.    CAPITAL STOCK (cont'd.)

EFFECT OF BUSINESS COMBINATION ON SHARE OPTIONS
In connection with the business combination described in note 18, no more grants are to be made under the Employee Share Incentive Plan. All outstanding options vested effective January 31, 2003, with each being converted into 0.1733 of a Kinross share option. These Kinross share options are exercisable at prices disclosed below multiplied by 5.7703 giving effect to the conversion ratio, described in note 18, into common shares of Kinross. All options outstanding under the Employee Share Incentive Plan expire on January 31, 2004 while options outstanding under the Director Equity Plan remain outstanding in accordance with the original terms of the plan. As at January 31, 2003, there were 584,854 Kinross share options outstanding and exercisable at a weighted average price of $51.60 under the Employee Share Incentive Plan and 39,409 Kinross share options outstanding and exercisable at a weighted average price of $66.00 under the Director Equity Plan. Kinross share option prices are denominated in Canadian dollars.

Changes in the number of options outstanding during the three years ended December 31, 2002 were as follows.

                                              Employee Share Incentive Plan                   Director Equity Plan
                                              -----------------------------                   --------------------

                                                                     Weighted                             Weighted
                                                   Number of          Average        Number of             Average
                                                      Shares   Exercise Price           Shares      Exercise Price
--------------------------------------------- ----------------------------------- ----------------------------------
Options outstanding, December 31, 1999             5,493,686        C$    8.82         240,450         C$   11.14
2000:   Options granted                                   --                --              --                 --
        Options expired                             (100,458)            12.88              --                 --
        Options forfeited                         (1,021,417)             8.92           (13,000)            5.85
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2000             4,371,811        C$    8.71         227,450         C$   11.44
2001:   Options granted                                   --                --              --                 --
        Options expired                              (64,655)             8.88              --                 --
        Options forfeited                           (666,589)             8.66         --                      --
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2001             3,640,567        C$    8.72         227,450         C$   11.44
2002:   Options granted                                   --                --              --                 --
        Options expired                              (37,100)             5.75              --                 --
        Options forfeited                           (133,295)             5.10              --                 --
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2002             3,470,172        C$    8.89         227,450         C$   11.44
============================================= ================= ================= ================ =================

The number and weighted average price of shares exercisable under the Employee Share Incentive Plan are 3,270,047 at C$9.27 at December 31, 2002; 3,076,154 at C$9.80 at December 31, 2001; and 3,389,484 at C$10.41 at December 31, 2000. The
number and weighted average price of shares exercisable under the Director Equity Plan are 227,450 at C$11.44 at December 31, 2002; 217,700 at C$11.78 at
December 31, 2001; and 196,575 at C$12.40 at December 31, 2000.


                                     F-D19

12.    CAPITAL STOCK (cont'd.)

Options outstanding at December 31, 2002 had the following characteristics.


                                                     Weighted         Weighted                          Weighted
       Number of                             Average Exercise          Average     Number of    Average Exercise
          Shares                 Exercise     Price of Shares      Years Until        Shares     Price of Shares
     Outstanding              Price Range         Outstanding       Expiration   Exercisable         Exercisable
-------------------- ---------------------- ------------------ --------------- --------------- --------------------
 Employee Share Incentive Plan
 -----------------------------
       1,331,444      C$2.55   -   C$3.59          C$   2.94                6      1,131,319          C$    3.01
       1,391,815         6.75  -    13.75              10.49                4      1,391,815               10.49
         746,913        15.75  -    19.63              16.51                2        746,913               16.51
 Director Equity Plan
 --------------------
         143,000       C$3.70  -  C$12.50          C$   8.67                4        143,000          C$    8.67
          84,450        14.63  -    18.25              16.13                2         84,450               16.13
-------------------- ---------------------- ------------------ --------------- --------------- --------------------

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

U.S. GAAP FINANCIAL STATEMENTS

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada, which differ in some respects from those in the United States, as described below.

In accordance with Canadian GAAP, the present value of the principal amount of the capital securities issued in 1997 was classified as debt within gold and other financings, while the present value of the future interest payments was classified as a separate component of shareholders' equity (note 7). The deferred accrued interest was classified within this equity component as the Company had the option to satisfy the deferred interest by delivering common shares. The related issuance costs were allocated proportionately to deferred financing charges and retained earnings based on the debt and equity classifications. Interest on the capital securities had been allocated proportionately to interest expense and deficit based on the debt and equity classifications. Under U.S. GAAP, the face value of the securities would be classified entirely as debt within gold and other financings; the related issuance costs would be classified as deferred financing charges within long-term investments and other assets and would be amortized to interest expense over the life of the securities; and the interest on the capital securities would be classified entirely as interest expense. The loss on the retirement of the capital securities was recorded proportionately between interest expense and deficit under Canadian GAAP while the entire loss has been presented as a current period extraordinary item for U.S. GAAP.

In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. In 2001, the Company recognized $2.8 million in deferred foreign exchange gains. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.

In accordance with Canadian GAAP, the Company's short-term share investments are carried at the lower of cost or market based on quoted market prices. Under U.S. GAAP, these investments would have been marked to market, with unrealized gains or losses excluded from earnings and reported as accumulated other comprehensive income in shareholders' equity, net of tax.

In accordance with U.S. GAAP, gold call options sold would not qualify for hedge accounting and therefore would be marked to market at each period end. As a result, the Company recorded a loss of $0.8 million in 2001 and a gain of $3.0 million in 2000 under U.S. GAAP.

                                     F-D20

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd.)

In accordance with Canadian GAAP, capitalized mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. The Company capitalized development costs of $2.2 million in 2001 and $1.2 million in 2000 for the extension to the K-2 deposit at the Kettle River mine. Under U.S. GAAP, development costs are capitalized only when converting mineralized material to reserves or for further delineation of existing reserves. The development expenditures resulted in additions to mineralized material but did not add to mineral reserves. Therefore under U.S. GAAP, the expenditures would be classified as exploration expense.

The effects on the consolidated statement of earnings of the above differences would have been as follows.


                                                                     2002               2001               2000
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under Canadian GAAP                          $     (7,690)      $     (5,678)      $     18,561
Additional interest expense on capital securities                      (4,739)           (17,307)           (15,397)
Loss on conversion of capital securities                                5,461                 --                 --
Modification of derivative contracts realized in net earnings             814                 --                 --
Change in market value of foreign exchange contracts                      384                426                948
Amortization of deferred financing costs on  capital securities            --               (634)              (633)
Change in market value of option contracts                                 --             (1,291)             2,964
Amortization of deferred foreign exchange gains                            --             (2,846)            (3,149)
Transition adjustment on adoption of FAS 133                               --             (3,090)                --
Unrealized loss on short-term investments                                  --                150                 28
Kettle River exploration expense                                           --             (2,234)            (1,229)
Kettle River amortization expense                                          --              2,103                163
Provision for impaired Kettle River assets                                 --              1,305                 --
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP before
   extraordinary loss                                            $     (5,770)      $    (29,096)      $      2,256
Loss on retirement of capital securities, net of nil tax effect      (137,763)                --                 --
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP                              $   (143,533)      $    (29,096)      $      2,256
========================================================================================================================
Earnings (loss) per share under U.S. GAAP
- basic and diluted
   - before extraordinary loss                                   $      (0.01)      $      (0.21)      $       0.02
   - extraordinary loss                                                 (0.32)                 --                --
------------------------------------------------------------------------------------------------------------------------
   - after extraordinary loss                                    $      (0.33)      $      (0.21)      $       0.02
========================================================================================================================
Weighted average number  of shares outstanding (thousands)
   - basic                                                            429,783            140,607            140,607
   -diluted                                                           429,783            140,607            140,607
------------------------------------------------------------------------------------------------------------------------





                                     F-D21

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd.)

The effects of the GAAP differences on the consolidated balance sheet would have been as follows.


                                         Canadian    Short-term    Derivative                      U.S.
December 31, 2002                            GAAP   Investments     Contracts       Other          GAAP
-------------------------------------------------------------------------------------------------------------
Short-term investments                 $    7,183    $   17,490    $       --     $       --    $   24,673
Long-term investments and other
  assets                                   36,982            --       (15,766)            --        21,216
Deferred income                             6,393            --        (6,393)            --            --
Common shares                           1,042,571            --            --         36,428     1,078,999
Deficit                                  (879,238)          178        (2,224)       (36,428)     (917,712)
Foreign currency translation              (26,659)           --            --         26,659            --
Accumulated other comprehensive loss           --        17,312        (7,149)       (26,659)      (16,496)
Shareholders' equity (deficit)            136,674        17,490        (9,373)            --       144,791
-------------------------------------------------------------------------------------------------------------

                                         Canadian     Capital      Derivative                      U.S.
December 31, 2001                            GAAP    Securities     Contracts       Other          GAAP
-------------------------------------------------------------------------------------------------------------
Short-term investments                 $    1,910    $       --    $       --     $    2,636    $    4,546
Long-term investments and other
  assets                                   55,795           158       (29,305)           141        26,789
Accounts payable and accrued
  liabilities                              24,284            --           691             --        24,975
Debt and other financings                  23,714        93,286            --             --       117,000
Deferred income                            47,918            --       (47,918)            --            --
Accrued interest on capital
  securities                                   --        64,167            --             --        64,167
Common shares                             713,343            --            --         36,428       749,771
Capital securities                        157,453      (157,453)           --             --            --
Deficit                                  (734,665)          158        (3,563)       (36,109)     (774,179)
Foreign currency translation              (29,305)           --            --         29,305            --
Accumulated other comprehensive loss           --            --        21,485        (26,847)       (5,362)
Shareholders' equity (deficit)            106,826      (157,295)       17,922          2,777       (29,770)
-------------------------------------------------------------------------------------------------------------

The continuity of shareholders' equity (deficit) from December 31, 2001 to December 31, 2002 under U.S. GAAP would have been as follows.

-------------------------------------------------------------------------------
Balance, beginning of year                                    $    (29,770)
Net loss                                                          (143,533)
Common shares issued in exchange for capital securities            303,711
Units offering, net of issuance costs                               25,513
Common shares issued upon exercise of warrants                           4
Other comprehensive loss                                           (11,134)
-------------------------------------------------------------------------------
Balance, end of year                                          $    144,791
===============================================================================


                                     F-D22

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

The following statement of comprehensive income (loss) would be disclosed in accordance with U.S. GAAP.

                                                                        2002             2001            2000
-------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP                               $    (143,533)   $     (29,096)  $       2,256
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), after a nil income tax effect:
   Unrealized gain on share investments arising during period            14,854            1,726             732
   Foreign currency translation adjustments                               2,646           (4,351)         (2,940)
   Transition adjustment on adoption of FAS 133                              --           39,234              --
   Modification of derivative contracts realized in net income          (28,634)         (17,749)             --
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                       (11,134)          18,860          (2,208)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                       $    (154,667)   $     (10,236)  $          48
-------------------------------------------------------------------------------------------------------------------

Additionally, under U.S. GAAP, the equity section of the balance sheet would present a subtotal for accumulated other comprehensive loss, as follows.

                                                              2002              2001
--------------------------------------------------------------------------------------
Unrealized gain on share investments                  $     17,312      $      2,458
Modification of derivative contracts                        (7,149)           21,485
Foreign currency translation                               (26,659)          (29,305)
--------------------------------------------------------------------------------------
Accumulated other comprehensive loss                  $    (16,496)     $     (5,362)
--------------------------------------------------------------------------------------

STOCK-BASED COMPENSATION
Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. The Company has determined that it will elect to continue to follow APB No. 25 and related Interpretations in accounting for its employee and director stock options in financial information prepared in conformity with U.S. GAAP.

In accordance with Canadian GAAP and U.S. GAAP (under APB No. 25), the Company does not recognize compensation expense for stock option grants in the earnings statement, as the market prices of the underlying stock on the grant dates do not exceed the exercise prices of the options granted.

                                     F-D23

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

Had the Company adopted Statement No. 123 for its U.S. GAAP disclosure, the following net earnings and losses would have been reported.

                                                                 2002               2001               2000
-------------------------------------------------------- ------------------ ------------------ ------------------
Net earnings (loss) under U.S. GAAP                         $   (143,533)      $    (29,096)      $      2,256
Pro forma stock compensation expense,
   after a nil income tax effect                                    (323)              (405)              (929)
-------------------------------------------------------- ------------------ ------------------ ------------------
Pro forma net earnings (loss) under U.S. GAAP               $   (143,856)      $    (29,501)      $      1,327
-------------------------------------------------------- ------------------ ------------------ ------------------
Pro forma earnings (loss) per share under U.S. GAAP         $      (0.33)      $      (0.21)      $       0.01
-------------------------------------------------------- ------------------ ------------------ ------------------

The Company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted, assuming a weighted average option life of six years, a risk-free interest rate of 6.25%, a zero dividend yield and a volatility factor of 60% for 1999 grants. The weighted average fair value of options granted was estimated at $1.08 per share in 1999. There were no grants in 2002, 2001 or 2000.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
On January 1, 2001, the Company implemented FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company has designated its gold forward contracts as normal sales as defined by Statement No. 138 and these contracts are therefore excluded from the scope of Statement No. 133. Foreign exchange contracts and gold call options have not been designated as hedges for U.S. GAAP purposes and are recognized at fair value on the balance sheet with changes in fair value recorded in earnings. Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred in accumulated other comprehensive income until the formerly hedged items are recorded in earnings. The transition adjustment recorded under U.S. GAAP at January 1, 2001 decreased assets by $18.3 million, liabilities by $54.4 million and net earnings by $3.1 million, and increased accumulated other comprehensive income by $39.2 million.


                                     F-D24

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

RECENT ACCOUNTING PRONOUNCEMENTS
In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 amends SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. The Company will adopt SFAS 143 in 2003. The Company has not yet determined the impact of this Statement on its financial statements.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation. The Company is reviewing the provisions of the Statement, but has not yet determined the impact of this Statement on its financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 - Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The Company does not conduct any transactions through variable interest entities and does not expect FIN 46 to have an impact on its financial statements.

In 2002, the CICA Handbook Sections 3063 - Impairment of Long Lived Assets and 3475 - Disposal of Long Lived Assets and Discontinued Operations were harmonized with SFAS 144. The standards will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of estimated undiscounted future net cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. An asset held for sale is to be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3063 is effective for fiscal years beginning on or after April 1, 2003, and Section 3475 applies to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003. The sections will be applied prospectively with early adoption encouraged.

In 2002, the Accounting Standards Board of the CICA issued Accounting Guidelines No. 13 that increases the documentation, designation and effectiveness criteria to achieve hedge accounting. The guideline requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date it is first applied. It does not change the method of accounting for derivatives in hedging relationships. The new guideline is applicable for fiscal years commencing July 1, 2003. The Company is evaluating the impact this standard might have on its results of operations and financial position.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which is effective for financial periods ending after December 15, 2002. FIN 45 defines guarantees to include indemnifications granted pursuant to contractual arrangements as well as contingent consideration.

                                     F-D25

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

In 2003, the Accounting Standards Board of the CICA issued Accounting Guideline No. 14 - Disclosure of Guarantee. The guideline requires the disclosure of guarantees including indemnification pursuant to contractual arrangement. This guideline is consistent with FIN 45 described above.

OTHER
The estimated fair values of cash and cash equivalents, short-term investments and currency loans approximate their book values. The fair values were determined from quoted market prices or estimated using discounted cash flow analysis. See note 16 for further disclosure regarding estimated fair values of financial instruments.

14.    JOINT VENTURES

Summarized below is the Company's 50% interest in the Round Mountain mine, accounted for by the proportionate consolidation method.

                                                             2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Revenues                                                 $    114,297        $    105,450         $     90,633
Expenses:
   Operating costs                                             68,323              72,049               60,231
   Royalties                                                    7,618               6,881                5,585
   Production taxes                                             1,653                 664                  470
   Depreciation and amortization                               21,579              20,570               18,978
   Reclamation and mine closure                                 3,400               3,361                2,880
   Exploration                                                  1,009                 663                  529
   Other                                                         (440)               (761)                (753)
------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                             $     11,155        $      2,023         $      2,713
------------------------------------------------------------------------------------------------------------------

                                                                 2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Current assets                                           $     40,371        $     40,224         $     33,425
Non-current assets                                             96,555              96,376              109,211
Current liabilities                                           (15,487)            (15,154)             (11,244)
Non-current liabilities                                       (19,399)            (15,311)             (18,023)
------------------------------------------------------------------------------------------------------------------
Equity                                                   $    102,100        $    106,135         $    113,369
------------------------------------------------------------------------------------------------------------------

                                                                 2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Net cash provided from (used in):
   Operating activities                                  $     15,578        $     15,146         $     10,849
   Investing activities                                        (8,584)            (15,046)              (4,664)
   Financing activities                                            --                  --                   --
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                          $      6,994        $        100         $      6,185
------------------------------------------------------------------------------------------------------------------


                                     F-D26

15.    SEGMENT INFORMATION

The Company's management regularly evaluates the performance of the Company by reviewing operating results on a minesite by minesite basis. As such, the Company considers each producing minesite to be an operating segment. The Company has two operating mines: Round Mountain in Nevada, United States and Lupin in Nunavut Territory, Canada. The Company ceased mining operations at its Kettle River in Washington, United States in October 2002 and at its McCoy/Cove mine in Nevada, United States at March 31, 2002. The Company recommenced operations at its Lupin mine in the Nunavut Territory, Canada in April 2000. All are 100% owned except for Round Mountain, which is 50% owned.

The Company's management generally monitors revenues on a consolidated basis. Information regarding the Company's consolidated revenues is provided below.

                                                             2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Total gold and silver revenues                           $    206,529        $    237,684         $    280,976
Average gold price realized per ounce                    $        361        $        305         $        319
Average silver price realized per ounce                  $       4.36        $       4.70         $       5.28
------------------------------------------------------------------------------------------------------------------

In making operating decisions and allocating resources, the Company's management specifically focuses on the production levels and operating costs incurred by each operating segment, as summarized in the following tables.

Gold Production (ounces)                                             2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                                377,747          373,475           320,064
Lupin                                                               113,835          139,327           117,729
Kettle River                                                         30,626           50,349            94,086
McCoy/Cove                                                           16,501           94,633           162,784
------------------------------------------------------------------------------------------------------------------
Total gold                                                          538,709          657,784           694,663
------------------------------------------------------------------------------------------------------------------

Silver Production (ounces)                                             2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Total silver-all from McCoy/Cove                                  1,470,094        6,451,425        12,328,297
------------------------------------------------------------------------------------------------------------------


                                     F-D27

15.    SEGMENT INFORMATION (CONT'D.)


Operating costs                                                    2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $     68,323     $     72,049      $     60,501
Lupin                                                                37,194           34,722            22,883
Kettle River                                                          9,166           15,555            20,131
McCoy/Cove                                                           13,453           53,015            69,920
------------------------------------------------------------------------------------------------------------------
Total operating costs per financial statements                 $    128,136     $    175,341      $    173,435
------------------------------------------------------------------------------------------------------------------

Royalties                                                              2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $      7,618     $      6,880      $      5,585
Kettle River                                                            140              504             1,221
McCoy/Cove                                                               41              213             1,228
------------------------------------------------------------------------------------------------------------------
Total royalties per financial statements                       $      7,799     $      7,597      $      8,034
------------------------------------------------------------------------------------------------------------------

Depreciation and amortization                                          2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $     21,578     $     20,570     $      18,978
Lupin                                                                 5,112            5,226             4,874
Kettle River                                                          2,508            2,011             2,637
McCoy/Cove                                                            4,519           12,638            21,539
Depreciation of non-minesite assets                                   1,554            1,656             2,636
------------------------------------------------------------------------------------------------------------------
Total depreciation and amortization per financial              $     35,271     $     42,101     $      50,664
statements
------------------------------------------------------------------------------------------------------------------

Total assets                                                           2002             2001
-----------------------------------------------------------------------------------------------
Minesites:
     Round Mountain (50%)                                      $    101,633     $    110,864
     Lupin                                                           24,166           31,199
     Kettle River                                                     1,506            5,351
     McCoy/Cove                                                       7,832           21,256
Development properties:
     Aquarius                                                        43,312           44,048
Non-minesite assets                                                  45,241           48,086
-----------------------------------------------------------------------------------------------
Total assets                                                   $    223,690     $    260,804
-----------------------------------------------------------------------------------------------


                                     F-D28

15.    SEGMENT INFORMATION (CONT'D.)


Capital expenditures                                            2002              2001             2000
----------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                     $     8,589       $    15,033      $     4,620
Lupin                                                          2,443             2,622            4,642
Kettle River                                                   1,584             4,150            1,402
McCoy/Cove                                                        12             1,002              670
----------------------------------------------------------------------------------------------------------

Deferred (applied) mining expenditures                          2002              2001             2000
----------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                     $    (3,419)      $    (5,323)     $       411
Lupin                                                          1,091             1,452              449
McCoy/Cove                                                        --            (2,247)          (5,062)
----------------------------------------------------------------------------------------------------------

Financial information regarding geographic areas is set out below.

                                                                2002              2001             2000
----------------------------------------------------------------------------------------------------------
Revenue:
   Canada                                                $    41,420       $    53,160      $    44,370
   United States                                             165,109           184,524          236,606
----------------------------------------------------------------------------------------------------------
Total revenue                                            $   206,529       $   237,684      $   280,976
----------------------------------------------------------------------------------------------------------

                                                                2002              2001
----------------------------------------------------------------------------------------
Assets:
   Canada                                                $    88,679       $   108,824
   United States                                             134,686           150,089
   Other                                                         325             1,891
----------------------------------------------------------------------------------------
Total assets                                             $   223,690       $   260,804
----------------------------------------------------------------------------------------


                                     F-D29

16.    HEDGING ACTIVITIES AND COMMITMENTS

The Company periodically reduces the risk of future gold price declines by hedging a portion of its production. The principal hedging tools used are gold forward sales contracts and options.

The Company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. The Company does not engage in the practice of trading derivative securities for profit. The Company regularly reviews its unrealized gains and losses on hedging transactions.

Credit risk is the risk that a counterparty might fail to fulfill its performance obligations under the terms of a derivative contract. The Company's credit risk related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. The Company minimizes its credit risk by entering into transactions with large credit-worthy financial institutions, limiting the amount of its exposure to each counterparty, and monitoring the financial condition of its counterparties. The counterparties for the Company's current hedge positions do not require margin deposits. In addition, the Company deals only in markets it considers highly liquid to allow for situations where positions may need to be reversed. Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings (notes 4 and 6).

Premiums paid or received on gold and silver options contracts purchased or sold are deferred and recognized in earnings on the option expiration dates (notes 4 and 6).

GOLD COMMITMENTS
As at December 31, 2002, the Company has no outstanding commitments relating to precious metals.

CURRENCY POSITION
At December 31, 2002, the Company had an obligation under foreign currency exchange contracts to purchase CDN $45.1 million in 2003 at an exchange rate of CDN $1.61 to U.S. $1.00.


                                     F-D30

16.    HEDGING ACTIVITIES AND COMMITMENTS (CONT'D.)

Shown below are the carrying amounts and estimated fair values of the Company's outstanding hedging instruments at December 31, 2002 and 2001.

                                                            December 31, 2002                    December 31, 2001
                                            -----------------------------------  ------------------------------------
                                                    Carrying         Estimated           Carrying         Estimated
                                                      Amount         Fair Value            Amount         Fair Value
-------------------------------------------------------------------------------  ------------------------------------
   Gold forward sales                           $         --      $         --       $         --      $      2,000
   Gold options - calls sold                              --                --               (630)             (700)
   Foreign currency contracts                             --               100                 --               100
-------------------------------------------------------------------------------  ------------------------------------
                                                                  $        100                         $      1,400
-------------------------------------------------------------------------------  ------------------------------------

Fair values are estimated for the contract settlement dates based on market quotations of various input variables. These variables are used in valuation models that estimate the fair market value.

The fair value of the Company's hedged position can be affected by market conditions beyond the Company's control. The effect of a U.S.$ 0.01 change in the exchange rate for Canadian would be approximately $0.5 million.

Hedging gains and losses represent the difference between spot or market prices and realized amounts. The hedging gains (losses) recognized in earnings are as follows.

                                                              2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Revenue:
   Gold loans and swaps                                    $       --          $      703           $    1,289
   Gold forward sales                                           7,119              22,245               25,754
   Silver forward sales                                            --               3,426                3,333
   Gold and silver options                                       (995)               (402)                (506)
Operating costs:
   Foreign currency contracts                                    (824)             (2,113)              (1,179)
------------------------------------------------------------------------------------------------------------------
                                                           $    5,300          $   23,859           $   28,691
------------------------------------------------------------------------------------------------------------------

17.    OTHER COMMITMENTS AND CONTINGENCIES

ROYALTIES
Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid. For the period from the date that the royalty commenced through December 31, 2002, cumulative royalties of $33.1 million have been paid.

A portion of production from the K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.

OPERATING LEASE COMMITMENTS
The Company's principal lease commitments are for equipment and office premises. The Company incurred $1.4 million in rental expense in 2002, net of $1.8 million in rental income related to office subleases. The Company's commitments under the remaining terms of the leases are approximately $4.7 million, payable as follows: $1.6 million in 2003, $1.5 million in 2004, $1.0 million in 2005, $0.1 million in 2006, $0.1 million in 2007 and $0.4 million thereafter.


                                     F-D31

17.    OTHER COMMITMENTS AND CONTINGENCIES (CONT'D.)

SUMMA
In September 1992, Summa Corporation commenced a lawsuit against two indirect subsidiaries of the Company, Echo Bay Exploration Inc. and Echo Bay Management Corporation (together the "Subsidiaries") alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision.

Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. The Company has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Company, nor counsel to the Subsidiaries believe it is possible to quantify the precise liability pursuant to a revised royalty calculation.

HANDY AND HARMAN
On March 29, 2000, Handy & Harman Refining Group, Inc., which operated a facility used by the Company for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has filed a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.2 million at the time the shipments were made. The Company has fully provided for this amount as unrecoverable including a charge of $1.5 million in 2002. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two Company subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The preferential payment claims against the Company's subsidiaries approximate $9.0 million. The ultimate amount recoverable or payable will depend on the success or failure of the liquidating trustee in prosecuting these claims. The ultimate percentage payout by the liquidating trustee will also be affected by the success or failure of the trustee in prosecuting preferential payment claims against all creditors. The trustee currently projects the ultimate distribution of funds to be 50% to 60% of amounts owed to creditors. Based on this range, the maximum liability to the Company would be $3.4 million assuming a 50% payout to creditors and no success in defending any of the preferential payment claims while the maximum amount recoverable would be $1.3 million assuming a 60% payout to creditors and success in defending itself against all of the preferential payment claims. The Company intends to oppose the preferential payment claims vigorously. The outcome of these proceedings is uncertain at this time. As such, the Company has not made any provision with respect to the preferential payment claims.

OTHER
In November 2001, two former employees of the Corporation brought a claim against the Company pursuant to the CLASS PROCEEDINGS ACT (British Columbia) as a result of the temporary suspension of operations at the Company's Lupin mine in the spring of 1998 and the layoff of employees at that time. The Company does not know at this time the amount being claimed by the former employees nor whether the claim is appropriate for certification as a class action. On August 12, 2002, the Supreme Court of British Columbia decided it had such jurisdiction. The Company is appealing the decision. No determination has been made by this Court as to whether this action is suitable for certification as a class action and no decision has been rendered with respect to the merits of the action.

SECURITY FOR RECLAMATION
Certain of the Company's subsidiaries have provided corporate guarantees and other forms of security to regulatory authorities in connection with future reclamation activities. Early in 2001, regulators in Nevada called upon two of the Company's subsidiaries to provide other security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations. The McCoy/Cove complex and the associated reclamation obligation was conveyed to a subsidiary of Newmont on February 7, 2003 as described in note 18. The regulatory request, relevant to operations at Round Mountain, seeks replacement security of approximately $16 million to bring the total to approximately $22 million, the Company's 50% share. The Company disagrees with the regulators' position and believes that the subsidiary qualifies under the criteria set out for corporate guarantees and will oppose the regulatory position. Although the outcome cannot be predicted, the Company and their counsel believe that the Company will prevail.


                                     F-D32

18.    SUBSEQUENT EVENTS

(A)  BUSINESS COMBINATION
On June 10, 2002, the Company, Kinross Gold Corporation ("Kinross") and TVX Gold Inc. ("TVX") announced they had entered into an agreement providing for the proposed combination of the companies (the "Kinross Combination"). In a concurrent transaction, TVX agreed to acquire from Newmont Mining Corporation ("Newmont") the interest in the TVX Newmont Americas joint venture that it did not already own. The combination of the companies was conditional upon the completion of this purchase. On January 31, 2003 the purchase from Newmont and the proposed combination were completed. As such, shareholders of Echo Bay (other than Kinross) received 0.1733 of a Kinross common share for each Echo Bay common share after giving effect to a one-for-three share consolidation of the outstanding common shares of Kinross immediately prior to the combination. As a result, the Company and its subsidiaries are now wholly-owned subsidiaries of Kinross. Common shares of the Company were delisted from the Toronto and American Stock Exchanges and outstanding warrants are exercisable for Kinross common stock as described in note 12.

(B)  DISPOSITION OF MCCOY/COVE
On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, two subsidiaries of the Company, entered into an asset purchase agreement with Newmont USA, a subsidiary of Newmont, providing for the conveyance of the McCoy/Cove complex in Nevada, U.S.A.. The agreement replaces a letter agreement dated February 13, 2002 related to the conveyance of the McCoy/Cove complex which called for a payment to the seller of $6 million and the assumption by Newmont of all reclamation and closure obligations. Under the February 13, 2002 letter agreement, Newmont had no obligation to complete the transaction. Newmont indicated it was willing to proceed with the conveyance of the McCoy/Cove complex only if the Kinross Combination was completed and the cash payment was eliminated. Accordingly, a new agreement was reached expressly containing these two conditions. The closing of the transaction was subject to, among other conditions, the completion of the Kinross Combination. The Kinross Combination was completed January 31, 2003 and the McCoy/Cove assets were conveyed to Newmont on February 7, 2003. In consideration, Newmont has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex.

(C)  NEW CREDIT FACILITY
On February 27, 2003, Round Mountain Gold Corporation, a wholly-owned subsidiary of the Company along with Kinross and two of its wholly-owned subsidiaries ("the Borrowers"), entered into a new syndicated credit facility. The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million. The primary purpose of the credit facility is to enable the Borrowers to issue letters of credit to various regulatory agencies to satisfy financial assurance requirements. Shares of Round Mountain Gold Corporation along with various other assets of Kinross are pledged as collateral for this facility.


                                     F-D33

                                         CROWN RESOURCES CORPORATION
                                         CONSOLIDATED BALANCE SHEETS

                                                 (Unaudited)


(in thousands, except                                                        September 30,     December 31,
 share amounts)                                                                   2003             2002
                                                                                  ----             ----
                                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                       $  2,423       $   1,033
  Restricted short-term investments                                                    112              79
  Marketable equity securities at fair value                                           240             170
  Prepaid expenses and other                                                            59             103
                                                                                  --------       ---------
    TOTAL CURRENT ASSETS                                                             2,834           1,385
MINERAL PROPERTIES, NET                                                             15,689          14,980
OTHER ASSETS:
  Equity in unconsolidated subsidiary                                                2,513           2,800
  Other                                                                                 69              68
                                                                                  --------       ---------
     TOTAL OTHER ASSETS                                                              2,582           2,868
                                                                                  --------       ---------
                                                                                  $ 21,105       $  19,233
                                                                                  ========       =========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                $    126       $     287
  Current portion of long-term debt                                                     51              70
  Accrued interest payable                                                             260             203
                                                                                  --------       ---------
TOTAL CURRENT LIABILITIES                                                              437             560
LONG-TERM LIABILITIES:
  Convertible senior notes payable, net of discounts                                   181              83
  Convertible senior notes payable, related party, net of discounts                     73              34
  Convertible secured notes payable, net of discount                                 1,002             847
  Convertible subordinated notes payable                                             4,000           4,000
  Convertible subordinated series B notes payable related party                        400               -
  Convertible subordinated series B notes payable                                    2,305               -
  Long-term note payable                                                                98              97
  Deferred taxes                                                                     1,643           2,975
                                                                                  --------       ---------
TOTAL LONG-TERM LIABILITIES                                                          9,702           8,036
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value: authorized 40,000,000 shares,
     none outstanding                                                                    -               -
  Common stock, $0.01 par value; authorized 100,000,000 shares, issued and outstanding, 5,639,048 and 3,851,162 at September 30,
     2003 and December 31, 2002, respectively                                           56              39
  Additional paid-in capital                                                        43,382          39,541
  Deferred compensation                                                             (1,232)           (293)
  Accumulated deficit                                                              (31,283)        (28,709)
  Accumulated other comprehensive income                                                43              59
                                                                                  --------       ---------
TOTAL STOCKHOLDERS' EQUITY                                                          10,966          10,637
                                                                                  --------       ---------
                                                                                  $ 21,105       $  19,233
                                                                                  ========       =========

See Notes to Consolidated Financial Statements.


                                                    F-E1

                                   CROWN RESOURCES CORPORATION
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Unaudited)


(in thousands, except per                                                  Nine months ended
  share amounts)                                                             September 30,
                                                                       -------------------------
                                                                          2003           2002
                                                                       ----------     ----------
REVENUES:
  Gain on sale of assets and mineral properties                        $       -      $     171
  Interest income                                                             19             30
                                                                       ----------     ----------
   Total Revenues                                                             19            201
                                                                       ----------     ----------
COSTS AND EXPENSES:
  Exploration expense                                                          3              2
  Depreciation, depletion and amortization                                    11              5
  General and administrative                                                 454            287
  General and administrative, variable option compensation                 1,453              -
  Interest expense                                                         1,803            679
  Other                                                                        -              -
                                                                       ----------     ----------
     Total costs and expenses                                              3,724            973
                                                                       ----------     ----------
OPERATING LOSS                                                            (3,705)          (772)
Gain on discharge of convertible debentures                                    -          8,684
Equity in loss of unconsolidated subsidiary                                 (193)          (558)
                                                                       ----------     ----------
INCOME (LOSS) BEFORE REORGANIZATION COSTS                                 (3,898)         7,354
Reorganization costs                                                           -            391
                                                                       ----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES                                         (3,898)         6,963
Income tax benefit (expense)                                               1,324         (1,553)
                                                                       ----------     ----------
NET INCOME (LOSS)                                                      $  (2,574)     $   5,410
                                                                       ==========     ==========
BASIC NET INCOME (LOSS) PER COMMON
   AND COMMON EQUIVALENT SHARE                                         $   (0.52)     $    1.77
                                                                       ==========     ==========

DILUTED NET INCOME (LOSS) PER COMMON AND COMMON SHARE
   EQUIVALENT                                                          $   (0.52)     $    0.32
                                                                       ==========     ==========

BASIC WEIGHTED AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES OUTSTANDING                                    4,918          3,060
                                                                       ==========     ==========

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES OUTSTANDING                                    4,918         18,093
                                                                       ==========     ==========

See Notes to Consolidated Financial Statements.

                                              F-E2

                                     CROWN RESOURCES CORPORATION
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (Unaudited)


(in thousands)                                                       Nine Months Ended September 30,
                                                                     -------------------------------
                                                                         2003               2002
                                                                     ------------       ------------
OPERATING ACTIVITIES:
Net income (loss)                                                    $    (2,574)       $     5,410
Adjustments:
  Depreciation, depletion, and amortization                                   11                  5
  Common stock issued for interest                                         1,453                189
  Amortization of note discounts                                             292                128
  Gain on asset sales                                                          -               (171)
  Equity in loss of unconsolidated subsidiary                                193                557
  Variable stock option compensation                                       1,453                  -
  Deferred income taxes                                                   (1,324)             1,553
  Gain on discharge of convertible debentures                                  -             (8,684)
Changes in operating assets and liabilities:
  Prepaid expenses and other current assets                                   44                 (3)
  Accounts payable and other current liabilities                            (104)               264
                                                                     ------------       ------------
        Net cash used in operating activities                               (556)              (752)
                                                                     ------------       ------------

INVESTING ACTIVITIES:
 Increase in other assets                                                    (12)                (3)
 Additions to mineral properties                                            (709)              (180)
                                                                     ------------       ------------
        Net cash used in investing activities                               (721)              (183)
                                                                     ------------       ------------

FINANCING ACTIVITIES:
 Payment on long-term debt                                                   (18)               (20)
 Payment on discharge of convertible debentures                                -             (1,000)
 Cash released from senior notes escrow                                        -              3,284
 Common stock issued for cash                                                 13                  -
 Payment of restricted cash                                                  (33)                 -
 Issuance of convertible subordinated series B notes                       2,705                  -
                                                                     ------------       ------------
        Net cash provided by financing activities                          2,667              2,264
                                                                     ------------       ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  1,390              1,329
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             1,033                110
                                                                     ------------       ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $     2,423        $     1,439
                                                                     ============       ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Non-cash issuance of securities on discharge of
    convertible debentures:
      Secured notes payable                                                    -              2,000
      Subordinated notes payable                                               -              4,000
      Fair value of warrants                                                   -                286
  Securities received in payment for sale of mineral                           -                171
    property

See Notes to Consolidated Financial Statements.

                                                F-E3

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       1.     ACCOUNTING POLICIES

       GENERAL

       The accompanying consolidated financial statements of Crown Resources Corporation ("CRC") and its subsidiaries (collectively "Crown") for the three and nine months ended September 30, 2003 and 2002 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary for a fair presentation. Interim results are not necessarily indicative of results that may be achieved in the future.

       These financial statements should be read in conjunction with the financial statements and notes thereto which are included in Crown's Annual Report on Form 10-K for the year ended December 31, 2002. The accounting policies set forth in those annual financial statements are the same as the accounting policies utilized in the preparation of these financial statements, except as modified for appropriate interim financial statement presentation.

       RECENT DEVELOPMENTS

       On October 8, 2003 Crown announced the signing of a letter of intent (the "LOI") with Kinross Gold Corporation of Toronto, Ontario Canada ("Kinross"), whereby Kinross would acquire 100% of Crown. Under the terms of the LOI, shareholders of Crown Resources will receive 0.2911 shares of Kinross for each share of Crown. Assuming all of Crown's warrants are exercised on a cashless basis at the market price of Crown on October 8, 2003 and convertible debentures are converted, a total of approximately 13.1 million common shares of Kinross will be issued upon the completion of the transaction. The transaction is subject to the execution of a definitive agreement and completion of other documentation, respective board and regulatory approvals, the successful completion of due diligence and a minimum two-thirds approval at a special meeting of Crown shareholders. Prior to the completion of the acquisition, Crown would dividend to its shareholder s the approximate 37.8% equity interest in Solitario Resources Corporation (TSX-SLR) held by Crown.

       On October 31, 2003 and November 5, 2003 a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of common stock. On November 5, 2003 the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock. Also on November 5, 2003, $2,705,000 of Subordinated B Notes were automatically converted into 3,606,667 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated and Subordinated B Notes whereby the Subordinated and Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

       NEW ACCOUNTING PRONOUNCEMENTS

       In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates inconsistencies between the accounting for sale-leaseback transactions and the required accounting for certain lease modifications. This statement requires that gains and losses from debt extinguishment should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion 30. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their meanings under changed conditions. Crown has adopted SFAS 145 as January 1, 2003. Accordingly, the extraordinary gain on discharge of convertible debentures of $8,684,000 was reclassified to operating income and the associated tax expense of $1,760,000 was reclassified to income tax provision. Additionally, earnings per share and Note 7 Income Taxes have been adjusted to reflect adoption of this standard.

       In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149") to provide, amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 has been adopted by Crown and will be applied prospectively for contracts entered into or modified after June 30, 2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

       In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150") which clarifies the classification as liabilities for certain financial instruments including equity shares that are mandatorily redeemable, or a financial instrument other than equity shares that has an obligation to repurchase the instrument with equity shares, including a conditional obligation to settle the financial instrument with equity shares. SFAS No. 150 is effective for financial instruments entered into after May 31, 2003. The adoption of this statement, on July 1, 2003, has not had a material effect on Crown's consolidated financial position or results of operations.

       The Emerging Issues Task Force is in the process of forming a committee to evaluate certain mining industry accounting issues, including issues arising from the implementation of Statement of Financial Accounting Standards No. 141 and Statement of Financial Accounting Standards No. 142 to business combinations within the mining industry and accounting for goodwill and other intangibles. Although such committee has not yet been formed, and no formal agenda has been set, the issues related to the business combinations within the mining industry and accounting for goodwill and other intangibles may be addressed along with the related question of whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets. While Crown believes that its accounting for its mineral interests conveyed by leases is in

                                      F-E4
accordance with generally accepted accounting principles, Crown cannot predict whether the deliberations of this committee will ultimately modify or otherwise result in new accounting standards or interpretations thereof that differ from its current practices.

       ACCOUNTING FOR STOCK BASED COMPENSATION

       Crown accounts for certain awards under the Crown Resources Corporation 2002 Stock Incentive Plan (the "2002 Plan") as variable in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure" and Accounting Principles Board Opinion No, 25, "Accounting for Stock Issued to Employees," ("APB 25"). Under the terms of the 2002 Plan, the exercise price of options issued to employees and directors equals the market price of the stock on the date of grant. Crown previously had a 1988 Stock Benefit Plan (the "1988 Plan") and a 1991 Stock Incentive Plan (the "1991 Plan"). As a result of repricing options under Crown's 1988 Plan and the 1991 Plan in 1998 and 1999, Crown began to account for those options grants using variable plan accounting as of July 2000. The Plan of Reorganization (the "Plan") filed in connection with Crown's bankruptcy in 2002 (see Note 2 below) rejected both the 1991 Plan and the 1988 Plan and all option awards were canceled. The Plan approved the 2002 Plan. In July 2002 Crown's Board of Directors granted 3,375,000 options under the 2002 Plan. Of these, 2,600,000 were deemed replacement options for cancelled options awards with variable plan accounting. Accordingly, Crown accounts for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance with APB 25. Crown recorded compensation expense of $848,000 and $1,453,000, respectively, for the three and nine months ended September 30, 2003 related to the intrinsic value of these option awards. There was no compensation expense related to options during the corresponding periods of 2002. As of September 30, 2003 and December 31, 2002, Crown had recorded $1,251,000 and $293,000, respectively, of deferred compensation expense related to the intrinsic value of these variable plan accounting options.

       Crown computes pro forma information as if Crown had accounted for its stock options under the fair value method of SFAS No. 148 and SFAS No. 123. There were no option awards granted, modified or settled during the second quarter of 2003 or 2002. The following pro forma information is provided for the fair values of options outstanding during these periods.


                                                                      For the three months       For the nine months
                                                                      ended September 30,        ended September 30,
(in thousands, except per share amounts)                                2003           2002       2003           2002
                                                                        ----           ----       ----           ----
Net income (loss) as reported                                        $(1,223)       $ (282)      $(2,574)       $5,410
Add: Stock-based compensation expense included in
    reported net income (loss) , net of related tax effects              559             -           959             -
Deduct: Total stock-based employee compensation
    expense determined under fair value based method for
    all awards, net of related tax effects                               (38)          (32)         (102)         (190)
                                                                     --------        ------      --------       -------
Pro forma net income (loss)                                          $  (702)        $(314)      $(1,717)        $5,220
                                                                     ========        ======      ========       =======
Basic net income (loss) per share:
   As reported                                                       $ (0.22)       $(0.09)     $  (0.52)       $  1.77
   Pro forma                                                         $ (0.13)       $(0.10)     $  (0.35)       $  1.71

Diluted net income (loss) per share:
   As reported                                                                                  $  (0.52)       $  0.32
   Pr Forma                                                                                     $  (0.35)       $  0.29

       NET INCOME (LOSS) PER COMMON SHARE

       The loss per share is presented in accordance with the provisions of SFAS No. 128, Earnings Per Share ("EPS"). Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for the three and nine months ended September 30, 2003 because the Company had losses from operations and therefore, the effect of all potential common stocks was anti-dilutive.

       Stock options, warrants outstanding and their equivalents are included in diluted EPS computations through the "treasury stock method" unless they are antidilutive. Convertible securities are included in diluted EPS computations through the "if converted" method unless they are antidilutive. Common share equivalents are excluded from the computations in loss periods, as their effect would be antidilutive. As of September 30, 2003 Crown had notes convertible into 25,140,000 common shares and warrants which could be exercised for 16,200,000 common shares and stock options which could be exercised for 3,400,000 shares or a total of 44,740,000 equivalent dilutive securities that have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations, as they are antidilutive.

                                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                 --------------------------------------------
                                     INCOME        SHARES        PER SHARE
                                 -------------  -------------   -------------

BASIC EPS
Net Income                          $ 5,410       $  3,060         $ 1.77

EFFECT OF DILUTIVE SECURITIES
Convertible debentures                  323         14,978
Options                                   -             55
                                 -------------  -------------   -------------

DILUTED EPS
Diluted net income                  $ 5,733       $ 18,093         $ 0.32





                                      F-E5

       2.     Corporate Reorganization

       On March 8, 2002, CRC filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy CRC filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 27, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, CRC restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures"). The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration, which are being proportionally distributed to each Debenture holder:

       (i)    $1,000,000 in cash;
       (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share. The Secured Notes are pari-passu to and have essentially the same terms as the Senior Notes, discussed below, including a 10% interest rate payable in cash or common stock at CRC's option, and a maturity date of October 2006. The number of shares of common stock paid for interest, will be calculated based on the stated interest rate for the period divided by the conversion price of $0.35 per share.
       (iii) Warrants, which entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of CRC common stock at an exercise price of $0.75 per share. The warrants expire in October 2006;
       (iv) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into common stock of CRC at $0.75 per share. The Unsecured Notes pay interest at 10% in stock or cash at CRC's option, and mature on the same date as the Secured Notes. The number of shares of common stock paid for interest, will be calculated based the stated interest rate for the period divided by the conversion price of $0.75 per share.

       In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. Crown also transferred $1 million to the Disbursing Agent on the Effective Date. As of September 30, 2003, the Disbursing Agent had issued $925,000 in cash, $1,851,000 in Secured Notes, $3,701,000 in Subordinated Notes (including any accrued and paid interest from June 11, 2002) and Warrants entitling the holders of such Warrants to purchase 5,288,000 shares of CRC common stock to Debenture holders who had presented $13,880,000 in Debenture certificates. As of September 30, 2003, $1,120,000 in Debenture certificates had not been presented. Pending presentation of these $1,120,000 in Debenture certificates to the Disbursing Agent, all interest due on any undistributed Secured and Subordinated Notes is paid to the Disbursing Agent for the benefit of any Debenture holders who subsequently tender their certificates. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, notes or warrants will revert to Crown.

       The Plan provided that all other liabilities of CRC and Crown would be paid in the normal course.

       As part of the Plan Crown recorded a one-for-five reverse split on the Effective Date of the currently outstanding common stock, while maintaining the conversion and exercise prices of the Senior Notes, the Secured Notes, the Unsecured Notes and the related warrants. Under the Plan, any shareholder holding less than 500 shares prior to the one-for-five reverse split received no distribution. The Plan also provided for the cancellation of Crown's existing Preferred Stock, held by a wholly-owned subsidiary, which had previously been eliminated in consolidation. The Plan also approved the 2002 Stock Incentive Plan (the "2002 Plan") as of the Effective Date. The 2002 Plan provides for the Board of Directors to issue stock option grants for a maximum of 5 million shares. The Board of Directors may make grants of options to employees, consultants and members of Crown's Board of Directors.

       As part of the Plan, Crown filed Restated Articles of Incorporation with the Secretary of State of the State of Washington.

       While the Plan resulted in a change in ownership of greater than fifty percent, the reorganization value of the assets of Crown immediately before the Effective Date was greater than the total of all post-petition liabilities and allowed claims. As a result, Crown did not adopt fresh start reporting and continues to recognize its historical basis of accounting.

       3.     LONG-TERM DEBT

       SENIOR NOTES

       In October 2001 Crown issued $3,600,000 of 10% convertible secured promissory notes due in October 2006 (the "Senior Notes"). Crown used $1,000,000 of the proceeds to pay the cash component of the Debenture restructuring discussed in Note 2 above. Crown used the remaining proceeds to initiate permitting on its Buckhorn Mountain Project (formerly called the Crown Jewel Project) in the state of Washington and for general corporate purposes. The Senior Notes are secured by all of the assets of Crown on a pari-passu basis with the Secured Notes. The assets consist primarily of Crown's interest in the Buckhorn

                                      F-E6

Mountain Project and its wholly-owned subsidiary, Crown Resource Corp. of Colorado, whose assets consist primarily of a 41.2% equity interest in Solitario Resources Corporation ("Solitario").

       The Senior Notes have a five-year term and carry a 10% interest rate, payable quarterly in cash or Crown common stock at the conversion prices of $0.35 and $0.2916 per share at the election of Crown. Originally, proceeds of $3,250,000 from the Senior Notes were placed in escrow pending restructuring of the Debentures (the specific Senior Notes related to the proceeds placed in escrow are also referred to as "Escrowed Notes"). Solitario invested $650,000 in these Escrowed Notes. The Escrowed Notes are convertible into Crown common shares at a conversion price of $0.35 per share, subject to adjustment. In addition, the Escrowed Note holders have been issued a five-year warrant for every share into which the Escrowed Notes are convertible, which warrant will be exercisable into a Crown common share at $0.75 per share, subject to adjustment. Solitario also invested in a separate Senior Note, (referred to as the "Solitario Note") for the remaining $350,000 of the Senior Notes. These funds were made immediately available to Crown for general corporate purposes. The Solitario Note is convertible into Crown common shares at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown common stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrant are otherwise identical to the terms of the Escrowed Notes and warrants.

       On October 19, 2001, the warrants described above had an estimated value of $379,000, which was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This warrant discount will be amortized over the life of the Senior Notes and charged as interest expense. See Interest below.

       Under generally accepted accounting principals, any intrinsic value of the conversion feature (market price of the stock less the effective conversion price) of the Senior Notes must also be recorded as a discount to the Senior Notes. At October 19, 2001, there was no intrinsic value associated with the conversion feature of the Senior Notes and no discount was recorded thereon. However, when the Bankruptcy Court approved the Plan on May 30, 2002, the terms of the Senior Notes were effectively changed, since the conversion price remained unchanged despite the one-for-five reverse split required by the Plan. Based upon these revised terms, the intrinsic value of the conversion feature of the Senior Notes as of their issuance date was $3,221,000. Effective May 30, 2002, this amount was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This conversion feature discount is being amortized over the remaining life of the Senior Notes as of May 30, 2002 and charged as interest expense. See Interest below.


              A summary of the Senior Notes is as follows:             September 30, 2003              December 31,
                                                                                                           2002
                                                                                              Total        Total
                                                               Related          Other        Senior       Senior
                                                                Party          Senior         Notes        Notes
                                                                Notes           Notes        Payable      Payable
                                                                -----           -----        -------      -------
    Face amount of Senior Notes                             $  1,000,000    $ 2,600,000   $ 3,600,000   $ 3,600,000
    Unamortized warrant discount                                 (70,000)      (169,000)     (239,000)     (294,000)
    Unamortized conversion feature discount                     (857,000)    (2,250,000)   (3,107,000)   (3,189,000)
                                                            -------------   ------------  ------------  ------------
      Senior Notes balance                                  $     73,000    $   181,000   $   254,000   $   117,000
                                                            =============   ============  ============  ============

       SECURED NOTES

       As discussed above in Note 2, Crown issued $2,000,000 in 10% convertible Secured Notes as part of the Debenture restructuring. The Secured Notes carry a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at the election of Crown. The Secured notes mature in October 2006 and are convertible into Crown common shares at $0.35 per share. The Secured Notes are secured by all of the Assets of Crown on a pari-passu basis with the Senior Notes. Crown also recorded a discount to the Secured Notes for the intrinsic value of the conversion feature on May 30, 2002 of $1,257,000 and credited additional paid-in capital for that amount. This conversion feature discount is being amortized over the remaining life of the Secured Notes as of May 30, 2002 and charged as interest expense. See Interest below.

               A summary of the Secured Notes
                   is as follows:                    September 30,  December 31,
                                                          2003           2002
        Face amount of Secured Notes                 $ 2,000,000    $ 2,000,000
        Unamortized conversion feature discount         (998,000)    (1,153,000)
                                                     ------------   -----------
          Secured Notes balance                      $ 1,002,000    $   847,000
                                                     ============   ===========

       SUBORDINATED NOTES

       As discussed above in Note 2, Crown issued $4,000,000 in 10% convertible Subordinated Notes as part of the Debenture restructuring. The Subordinated Notes carry a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at election of Crown. The Subordinated Notes mature in October 2006 and are convertible into Crown

                                      F-E7
common shares at $0.75 per share. The conversion feature of the Subordinated Notes had no intrinsic value on the issuance date and accordingly, there was no discount recorded thereon. See Interest below.

       On October 31, 2003 and November 5, 2003 a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of common stock. On November 5, 2003 the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock in accordance with the provision of the Subordinated Notes whereby the Subordinated Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

       SUBORDINATED SERIES B NOTES

       On February 21, 2003 Crown issued $2,705,000 in 10% Convertible Subordinated Promissory Notes due 2006 Series B (The "Subordinated B Notes"). The Subordinated B Notes are convertible into common stock of Crown at $0.75 per share. There is no beneficial conversion feature for the Subordinated B Note as the market price was below the conversion price when the notes were issued. The Subordinated B Notes pay interest at 10% in stock or cash at Crown's option, and mature on October 19, 2006, the same date as Crown's Senior Notes, Secured Notes and Subordinated Notes. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors.

       On November 5, 2003 $2,705,000 of Subordinated B Notes were automatically converted into 3,606,666 shares of common stock in accordance with the provision of the Subordinated B Notes whereby the Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

       INTEREST

       All of the above noted discounts are being amortized to interest expense over the respective terms of the underlying instruments. Under generally accepted accounting principals, the discount amortization is computed using the interest method, so as to result in a constant rate of interest, related to the discounts, over the term of the Notes.

       Crown may pay interest in Crown common shares, at its election, on the Senior Notes, the Secured Notes and the Subordinated Notes. The number of shares paid will be determined by dividing the interest accrued and payable on an interest payment date by the conversion price of $0.35 for the Escrowed Notes, $0.2916 on the Solitario Note, $0.35 for the Secured Notes and $0.75 for the Subordinated Notes and the Subordinated B Notes. Crown accrues interest at the nominal rate of 10% during the period the notes are outstanding. For interest paid in Crown common shares, interest expense is adjusted on the interest payment date to the market value of the common shares issued on that date. Through September 30, 2003, Crown has made all interest payments on the Senior, Secured, Subordinated and Subordinated B Notes by issuing shares at the Conversion prices of between $0.29 and $0.35 per share on the Senior and Secured Notes and $0.75 per share on the Subordinated and Subordinated B Notes.

                                      F-E8


                                                                                                     NINE MONTHS
                                                                                                        ENDED
                                                       NINE MONTHS ENDED                            SEPTEMBER 30,
                                                      SEPTEMBER 30, 2003                                2002
                               ------------------------------------------------------------------ ------------------
                                                                         Subordinated
                                  Senior      Secured    Subordinated      Series B
                                   Notes       Notes        Notes           Notes        Total           TOTAL
                                   -----       -----        -----           -----        -----
Notes                               $642        $350         $326            $192       $1,510            $319
Warrant discount                      56           -            -               -           56              54
Conversion feature discount           81         155            -               -          236              74
                                    ----        ----         ----            ----       ------            ----
 Total                              $779        $505         $326            $192        1,802             447
                                    ====        ====         ====            ====
Convertible debentures
  and other long-term debt                                                                   1             232
                                                                                        ------            ----
  Total interest expense                                                                $1,803            $679
                                                                                        ======            ====

       4.     INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

       Crown accounts for its investment in Solitario under the equity method. As of September 30, 2003, the market value of Crown's 9,633,585 shares of Solitario was $7,514,000. As of September 30, 2003, Solitario owned 432,158 shares of Crown common stock, received as interest on its Senior Notes and its Subordinated B Notes. Additionally, at September 30, 2003 Solitario had warrants to acquire 3,057,143 shares of Crown common stock at between $0.60 and $0.75 per share and could also acquire up to 3,057,143 additional shares of Crown common stock through conversion of its Senior Notes. Crown eliminates any intercompany gain or loss on Crown shares or warrants included in Solitario's other comprehensive income until realized by Solitario.

Unaudited condensed financial information of Solitario is as follows:

BALANCE SHEETS                                   September 30,     December 31,
(in thousands)                                       2003              2002
                                                 -------------     ------------
ASSETS
Current assets                                          $1,273          $1,952
Mineral properties (net)                                 3,794           3,743
Other                                                    3,816           1,208
                                                        ------          ------
   Total assets                                         $8,883          $6,903
                                                        ======          ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                     $   49          $   99
Stockholders' equity                                     8,834           6,804
                                                        ------          ------
   Total liabilities and stockholders' equity           $8,883          $6,903
                                                        ======          ======


                                      F-E9

STATEMENTS OF OPERATIONS                                  Nine Months Ended
                                                         ------------------
                                                            September 30,
(in thousands)                                             2003      2002
                                                         --------  --------
Revenues                                                 $    238  $    100
Costs and expenses                                            707     1,455
                                                         --------  --------
Net loss                                                 $   (469) $ (1,355)
                                                         ========  ========

       On November 4, 2003, Solitario completed a private placement to an independent third party in Canada of 1,500,000 shares at a price of CDN $1.20 per share for total proceeds of CDN $1,800,000. The additional shares will have the effect of reducing Crown's interest in Solitario from 41.2% to 38.7%.

       5.     COMPREHENSIVE LOSS

The following represents comprehensive income (loss) and its components:

                                                                    Nine Months Ended
                                                                    -----------------
                                                                      September 30,
                                                                      -------------
(in thousands)                                                        2003      2002
                                                                    --------  -------
Net income (loss) as reported                                       $ (2,574) $ 5,410
Net unrealized gain (loss) on marketable equity securities               (16)     162
                                                                    --------  -------
Comprehensive income (loss)                                         $ (2,590) $ 5,572
                                                                    ========  =======

       6.     RELATED PARTY TRANSACTIONS

       Crown, through its wholly owned subsidiary, Crown Resource Corp. of Colorado ("CRCC"), owns 41.2% of Solitario as of September 30, 2003. On November 4, 2003 Crown's interest was reduced to 38.7% as a result of the issuance of shares by Solitario, see Note 4 above. Crown provides management and technical services to Solitario under a management and technical services agreement originally signed in April 1994 and modified in April 1999, December 2000 and July 2002. Under the modified agreement Solitario reimburses Crown for direct out-of-pocket expenses; payment of between 25% and 75% of executive and administrative salaries and benefits, rent, insurance and investor relations costs and payment of certain indirect costs and expenses paid by Crown on behalf of Solitario. Management service fees paid by Solitario were $89,000 and $275,000, respectively, for the three months and nine months ended September 30, 2003 and $105,000 and $365,000, respectively, for the three and nine months ended September 30, 2002.

       In October 2001, Solitario invested in two Secured Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Secured Notes issued. See Notes 2 and 3 above. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The proceeds from the second note from Solitario, and the remaining Secured Notes of $2,600,000 or $3,250,000 in total, were placed in escrow pending the outcome of Crown's Bankruptcy. In March 2002 an additional $200,000 was advanced to Crown out of escrow of which Solitario's share of the advance was $56,000. The Plan was confirmed on May 30, 2002 and the remaining balance of the proceeds plus interest was released to Crown on June 11, 2002, the effective date of the Plan. The independent Board members of both Crown and Solitario approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

       Crown entered into a Voting Agreement dated as of April 15, 2002 among Zoloto Investor's, LP ("Zoloto") and Solitario, who are each shareholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agree that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the Board of Directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on June 25, 2006. As of September 30, 2003, the Signing Shareholders collectively held 1,200,533 shares, or approximately 21.3%, of the outstanding shares of Crown. As of September 30, 2003, Solitario owned 432,158 shares of Crown common stock, received as interest on its Senior Notes, had warrants to acquire 3,057,143 shares of Crown common stock at between $0.60 and $0.75 per share and could also acquire up to 3,057,143 additional shares of Crown common stock through conversion of its Senior Notes.

       On February 21, 2003, Solitario invested $400,000 in the Subordinated B Notes on the same terms and conditions as all other investors. See note 3 above.

                                     F-E10

       7.     INCOME TAXES

       Crown accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized. In connection with its corporate reorganization, an ownership change occurred within the meaning of Section 382 of the Internal Revenue Code. Consequently, the ability of Crown to use its remaining net operating losses and credits will be subject to an annual limitation based on the product of the market value of Crown immediately before reorganization multiplied by the federal long-term tax exempt bond rate. Based upon that computation, Crown has estimated that its available net operating loss deduction available as of the Effective Date will be limited to approximately $120,000 per year for the next 20 years. As a result of this reduction in available net operating losses and losses incurred subsequent to the Effective Date, Crown estimates that its deferred tax liabilities exceed its realizable deferred tax assets by $1,643,000 at September 30, 2003. Crown recognized $1,324,000 as a deferred tax benefit for the nine months ended September 30, 2003 compared to a deferred tax provision of $1,553,000 for the nine months ended September 30, 2002.

                                     F-E11

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crown Resources Corporation
Wheat Ridge, Colorado


We have audited the accompanying consolidated balance sheets of Crown Resources Corporation and subsidiaries (Crown) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Crown's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crown as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP




Denver, Colorado
March 24, 2003

(December 19, 2003 as to the last two sentences of the third to the last paragraph of footnote 1)

                                     F-E12

                                        CROWN RESOURCES CORPORATION

                                        CONSOLIDATED BALANCE SHEETS


                                                                                     DECEMBER 31,
                                                                          -------------------------------
                                                                              2002               2001
                                                                          ------------       ------------
                                                                                  (in thousands)
                                                  ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                              $     1,033        $       110
   Restricted short-term investments                                               79                 79
   Escrowed cash, secured notes                                                     -              3,263
   Marketable equity securities available for sale                                170                  -
   Prepaid expenses and other                                                     103                102
                                                                          ------------       ------------
     TOTAL CURRENT ASSETS                                                       1,385              3,554

MINERAL PROPERTIES, NET                                                        14,980             14,363
OTHER ASSETS:
   Equity in unconsolidated subsidiary                                          2,800              3,291
   Other                                                                           68                 57
                                                                          ------------       ------------
     TOTAL OTHER ASSETS                                                         2,868              3,348
                                                                          ------------       ------------
                                                                          $    19,233        $    21,265
                                                                          ============       ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                       $       287        $       153
   Convertible debentures                                                           -             15,000
   Current portion of long-term debt                                               70                 68
   Convertible senior notes payable, net of discount                                -              2,336
   Convertible secured notes payable, related party, net of discount                -                898
   Accrued interest payable                                                       203                812
                                                                          ------------       ------------
     TOTAL CURRENT LIABILITIES                                                    560             19,267
                                                                          ------------       ------------

LONG-TERM LIABILITIES:
   Convertible senior notes payable, net of discounts                              83                  -
   Convertible senior notes payable, related party, net of discounts               34                  -
   Convertible secured notes payable, net of discounts                            847                  -
   Convertible subordinated notes payable                                       4,000                  -
   Long-term note payable                                                          97                148
   Deferred taxes                                                               2,975                  -
                                                                          ------------       ------------
      TOTAL LONG-TERM LIABILITIES                                               8,036                148
                                                                          ------------       ------------

COMMITMENTS AND CONTINGENCIES (NOTES 2, 4 AND 7)

STOCKHOLDERS' EQUITY
   Preferred stock, $0.01 par value; authorized 40,000,000
     shares; none outstanding                                                       -                  -
   Common stock, $0.01 par value: authorized 100,000,000
     shares; issued and outstanding; 3,851,162 and 2,910,660 at
     December 31, 2002 and 2001, respectively                                      39                 29
   Additional paid-in capital                                                  39,541             35,546
   Deferred compensation                                                         (293)                 -
   Accumulated deficit                                                        (28,709)           (33,644)
   Accumulated other comprehensive income  (loss)                                  59                (81)
                                                                          ------------       ------------
     TOTAL STOCKHOLDERS' EQUITY                                                10,637              1,850
                                                                          ------------       ------------
                                                                          $    19,233        $    21,265
                                                                          ============       ============

See notes to consolidated financial statements

                                                  F-E13

                                             CROWN RESOURCES CORPORATION

                                        CONSOLIDATED STATEMENTS OF OPERATIONS


(in thousands, except per                                                          YEAR ENDED DECEMBER 31,
   share amounts)                                                      --------------------------------------------
                                                                           2002            2001            2000
                                                                       ------------    ------------    ------------
REVENUES:
   Mineral property option proceeds                                    $         -     $         -     $        100
   Royalty income                                                                -               -              112
   Interest income                                                              35              34              344
   Gain on sale of assets and mineral properties                               171             214            5,845
                                                                       ------------    ------------    ------------
     Total revenues                                                            206             248            6,401
                                                                       ------------    ------------    ------------

COSTS AND EXPENSES:
   Exploration                                                                   4               5              903
   Depreciation, depletion and amortization                                      7              11               39
   General and administrative                                                  607             828            1,171
   Interest                                                                    980           1,046              971
   Asset write-downs                                                             -               -            2,542
   Other, net                                                                    -               -               (2)
                                                                       ------------    ------------    ------------
     Total costs and expenses                                                1,598           1,890            5,624
                                                                       ------------    ------------    ------------
OPERATING INCOME (LOSS)                                                     (1,392)         (1,642)             777
GAIN ON DISCHARGE OF CONVERTIBLE DEBENTURES                                  8,684               -                -
                                                                       ============    ============    ============
EQUITY IN LOSS OF UNCONSOLIDATED SUBSIDIARY                                   (662)         (1,506)            (295)
                                                                       ------------    ------------    ------------
INCOME (LOSS) BEFORE MINORITY INTEREST AND REORGANIZATION    COSTS           6,630          (3,148)             482
Minority interest in income of subsidiary                                        -               -           (2,141)
Reorganization costs                                                           387               -                -
                                                                       ------------    ------------    ------------
NET INCOME (LOSS) BEFORE INCOME TAXES                                        6,243          (3,148)          (1,659)
Income tax expense                                                          (1,308)              -                -
                                                                       ------------    ------------    ------------
NET INCOME (LOSS)                                                      $     4,935     $    (3,148)    $     (1,659)
                                                                       ============    ============    ============
PER COMMON AND COMMON EQUIVALENT SHARE:

   BASIC INCOME (LOSS) PER COMMON AND COMMON
     EQUIVALENT SHARE                                                  $      1.52     $     (1.08)    $      (0.57)
                                                                       ============    ============    ============
DILUTED INCOME PER COMMON AND COMMON EQUIVALENT SHARE                  $      0.26     $     (1.08)    $      (0.57)
                                                                       ============    ============    ============
BASIC WEIGHTED AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES OUTSTANDING                                      3,237           2,911            2,911
                                                                       ============    ============    ============
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES OUTSTANDING                                     20,973           2,911            2,911
                                                                       ============    ============    ============

See notes to consolidated financial statements.

                                                       F-E14

                                                CROWN RESOURCES CORPORATION

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                              AND COMPREHENSIVE INCOME (LOSS)


                                                                                                 Accumulated
(in thousands, except                 Common Stock      Additional                                  Other
  share amounts)                      ------------       Paid-in      Deferred     Accumulated  Comprehensive
                                    Shares     Amount    Capital    Compensation     Deficit    Income (Loss)    Total
                                    ------     ------    -------    ------------     -------    -------------    -----

BALANCE JANUARY 1, 2000            2,907,939    $  29    $34,919    $         -      $(28,837)     $  (131)     $  5,980

Issuance of shares:
  For services                         2,721        -         25              -             -            -            25
Disproportionate share of sale
  of subsidiary stock                                        218                                                     218
Comprehensive income (loss):
  Net loss                                 -        -          -              -        (1,659)           -        (1,659)
  Net unrealized loss on
    marketable equity securities           -        -          -              -             -          131           131

Comprehensive loss                         -        -          -              -             -            -        (1,528)
                                   ---------    -----    --------   -----------     ----------     --------     ---------
BALANCE DECEMBER 31, 2000          2,910,660       29     35,162                      (30,496)           -         4,695

Issuance of warrants                                         379                                                     379
Disproportionate share of sale
  of subsidiary stock                                          5                                                       5
Comprehensive loss:
  Net loss                                 -        -          -                       (3,148)           -        (3,148)
  Net unrealized loss on subsidiary
    marketable equity securities           -        -          -              -             -          (81)          (81)
                                   ---------    -----    --------   -----------     ----------     --------     ---------
Comprehensive loss                         -        -          -              -             -            -        (3,229)
                                   ---------    -----    --------   -----------     ----------     --------     ---------
BALANCE, DECEMBER 31, 2001         2,910,660       29     35,546                      (33,644)         (81)        1,850

Issuance of shares for interest    1,007,082       10        400                                                     410
Shares cancelled in bankruptcy       (66,580)       -          -                                                       -
Beneficial conversion feature on
   debt issued                             -        -      4,478                                                   4,478
Fair value of warrants issued                                286                                                     286
Deferred taxes on  beneficial
   conversion feature                      -        -     (1,637)                                                 (1,637)
Intrinsic value of variable plan
  options  issued                          -        -        468           (468)                                       -
Variable plan option compensation                                           175                                      175
Comprehensive income:
  Net income                               -        -          -                        4,935            -         4,935
  Net unrealized gain on
    subsidiary marketable equity
    securities                             -        -          -                            -          141           141
  Net unrealized loss on
    marketable equity securities           -        -          -              -             -           (1)           (1)
                                   ---------    -----    --------   -----------     ----------     --------     ---------
Comprehensive income                       -        -          -              -             -            -         5,075
                                   ---------    -----    --------   -----------     ----------     --------     ---------
BALANCE , DECEMBER 31, 2002        3,851,162    $  39    $39,541    $      (293)    $ (28,709)     $    59      $ 10,637
                                   =========    =====    ========   ===========     ==========     ========     =========

See notes to consolidated financial statements.

                                                          F-E15

                                              CROWN RESOURCES CORPORATION

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------
(in thousands)                                                                2002            2001             2000
                                                                            --------        --------         --------
OPERATING ACTIVITIES:
   Net income (loss)                                                         $4,935         $(3,148)         $(1,659)
   Adjustments to reconcile net income (loss) to cash:
      Depreciation, depletion and amortization                                    7              79              141
      Asset write-downs                                                                           -            2,542
      Common stock issued for services                                            -               -               25
      Common stock issued for interest                                          410               -                -
      Variable option compensation                                              175               -                -
      Minority interest                                                                           -            2,141
      Equity in loss of unconsolidated subsidiary                               662           1,506              295
      Amortization of note discounts                                            208              12                -
      Deferred income taxes                                                   1,308               -                -
      Gain on sale of assets                                                   (171)           (211)          (5,845)
      Gain on discharge of convertible debentures                            (8,684)              -                -
   Changes in operating assets and liabilities:
      Prepaid expenses and other                                                (22)             24              (59)
      Accounts payable and other current liabilities                            496             575                3
                                                                            --------        --------         --------
         Net cash used in operating activities                                 (676)         (1,163)          (2,416)
                                                                            --------        --------         --------

INVESTING ACTIVITIES:
   Additions to mineral properties                                             (617)           (224)            (258)
   Proceeds from asset sales                                                      -             211            5,725
   Cash effect of Solitario deconsolidation                                       -               -           (6,908)
   Increase in other assets                                                     (18)             (5)            (346)
                                                                            --------        --------         --------
         Net cash used in investing activities                                 (635)            (18)          (1,787)
                                                                            --------        --------         --------

FINANCING ACTIVITIES:
   Secured note financing                                                     3,284             350                -
   Payment on long-term note                                                    (50)            (30)               -
   Payment on discharge of convertible debentures                            (1,000)              -                -
                                                                            --------        --------         --------
         Net cash provided by financing activities                            2,234             320                -
                                                                            --------        --------         --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            923            (861)          (4,203)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    110             971            5,174
                                                                            --------        --------         --------

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $ 1,033         $   110          $   971
                                                                            ========        ========         ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Non-cash transactions:
     Securities received for mineral property transaction                   $   171         $     -          $     -
     Issuance of securities on discharge of convertible
     debentures:
        Secured notes payable                                                 2,000               -                -
        Subordinated notes payable                                            4,000               -                -
        Warrants                                                                286               -                -
     Cash placed in escrow from secured note financing                            -           3,250                -
     Long-term debt assumed for mineral property transactions                     -             237                -
     Issuance of warrants                                                         -             379                -
     Cash paid for interest                                                       -             431              868
     Disposition of interest in subsidiary                                        -               -              218

See notes to consolidated financial statements.

                                                        F-E16

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

       Crown Resources Corporation and its subsidiaries ( "Crown") engage principally in the acquisition, exploration and development of mineral properties, which presently exist in the western United States. Prior to October 18, 2000 Crown held properties in Peru through Solitario Resources Corporation ("Solitario"), which is currently a 41.2%-owned unconsolidated subsidiary. Crown's operations constitute a single business segment.

       Crown has historically derived its revenues principally from royalty interests and interest income and to a lesser extent from the option and sale of property interests and from the sale of its share of gold produced from its properties.

       Crown currently has no source of recurring revenue and Crown anticipates any future recurring revenue would only occur after the successful development of the Buckhorn Mountain Project, described below in Note 2. The successful development of the Buckhorn Mountain Project is dependent on several factors, many of which are beyond the control of Crown. Crown cannot provide any assurance it will be able to successfully permit and develop the Buckhorn Mountain Project. See Liquidity and Capital Resources, and Environmental Permitting and Legal below.

       We currently have limited financial resources and, accordingly are not engaged directly in any significant exploration activity other than at our Buckhorn Mountain Project. Our current objective is to complete the permitting process for development of our Buckhorn Mountain Project. Unless we are successful in these objectives, it is unlikely that we will be in a position in the foreseeable future to pursue additional exploration or development projects. Furthermore, we will need significant additional financial resources to develop the Buckhorn Mountain Project and we cannot assure you that we will be able to obtain such financial resources. We currently estimate the development of the Buckhorn Mountain Project to require up to $91 million.

       As discussed in Note 12, in February 2003, Crown raised $2.7 million in a debt financing. Based upon our current business plan, we estimate this financing provides us with adequate funding through 2004.

CORPORATE REORGANIZATION

       On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures"). The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration, which are being proportionally distributed to each Debenture holder:

       (i)    $1,000,000 in cash;

       (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share. The Secured Notes are pari-passu to and have essentially the same terms as the Senior Notes, discussed below, including a 10% interest rate payable in cash or common stock at Crown's option, and a maturity date of October 2006. The number of shares of common stock paid for interest, will be calculated based on the stated interest rate for the period divided by the conversion price of $0.35 per share.

       (iii) Warrants, which expire in October 2006 that entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share;

       (iv) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into common stock of Crown at $0.75 per share. The Subordinated Notes pay interest at 10% in stock or cash at Crown's option, and mature on the same date as the Secured Notes. The number of shares of common stock paid for interest, will be calculated based on the stated interest rate for the period divided by the conversion price of $0.75 per share.

       In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. Crown also transferred $1 million to the Disbursing Agent on the Effective Date. As of December 31, 2002, the Disbursing Agent had delivered $820,000 in cash, $1,639,000 in Secured Notes, $3,279,000 in Subordinated Notes (including any accrued and paid interest from June 11, 2002) and Warrants to purchase 4,683,799 shares of Crown common stock to Debenture holders

                                     F-E17
who had presented $13,395,000 in Debenture certificates. As of March 7, 2003, $1,605,000 in Debenture certificates have not been presented. Pending presentation of these $1,605,000 in Debenture certificates to the Disbursing Agent, all interest due on any undistributed Secured and Subordinated Notes will be paid to the Disbursing Agent for the benefit of any Debenture holders who subsequently tender their certificates. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, notes and warrants will revert to Crown.

       The Plan provided that all other liabilities of Crown would be paid in the normal course.

       As part of the Plan Crown effected a one for five reverse split on the Effective Date of the currently outstanding common stock, while maintaining the conversion and exercise prices of the Senior Notes, the Secured Notes, the Subordinated Notes and the related warrants. Under the Plan, any shareholder holding less than 500 shares prior to the one for five reverse split and the holder of Crown's Preferred Stock would receive no distribution. Accordingly, 66,580 shares of common stock and the outstanding Preferred Stock, held by a wholly owned subsidiary, which had previously been eliminated in consolidation, were cancelled. The Plan contemplated that, immediately after the approval of the Plan, assuming full dilution, the Senior Note holders would own approximately 52% of the common stock, the Debenture holders would own approximately 41% of the common stock and current shareholders would own approximately 7% of the common stock. The Plan also approved the 2002 Crown Stock Incentive Plan (the "2002 Plan") as of the Effective Date. Under the 2002 Plan Crown may grant options to purchase up to an aggregate maximum of 5 million shares to employees, consultants and directors. As part of the Plan, Crown filed Restated Articles of Incorporation with the Secretary of State of the State of Washington.

       While the Plan resulted in a change in ownership of greater than fifty percent, the reorganization value of the assets of Crown immediately before the Effective Date was greater than the total of all post-petition liabilities and allowed claims. As a result, Crown did not adopt fresh start reporting and will continue to recognize its historical basis of accounting.

FINANCIAL REPORTING

       The consolidated financial statements include the accounts of Crown and its wholly- and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. Undivided interests in mineral properties are accounted for by the proportionate consolidation method in accordance with standard practice in the mining industry.

       On October 18, 2000, Solitario completed a Plan of Arrangement with Altoro Gold Corp. of Vancouver, Canada ("Altoro"), whereby Altoro became a wholly owned subsidiary of Solitario. In connection with the Plan of Arrangement, Solitario issued 6,228,894 shares to Altoro shareholders and option holders. Solitario also reserved 825,241 Solitario shares for issuance upon the exercise of 825,241 warrants issued in exchange for Altoro warrants. On October 24, 2000, Solitario issued 261,232 shares upon the exercise of the above warrants. The remaining warrants have since expired unexercised. After the issuance of the shares in connection with the Plan of Arrangement, shares issued upon the exercise of the warrants discussed above, and the issuance of 62,487 shares during 2001, Solitario has 23,407,134 shares outstanding of which Crown owns 9,633,585 shares or 41.2%.

       Accordingly, Crown has accounted for its investment in Solitario under the equity method since October 2000. Solitario's income, expense and minority interest are included in the Consolidated Statement of Operations of Crown through October 2000. Crown's interest in the net assets of Solitario is shown in the Consolidated Balance Sheet as of December 31, 2002 and 2001 as equity in unconsolidated subsidiary. Crown's share of Solitario's net loss for the years ended December 31, 2002 and 2001 and from October 2000 through December 31, 2000 is shown as equity in loss of unconsolidated subsidiary in the Consolidated Statement of Operations.

USE OF ESTIMATES

       The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

                                     F-E18

CASH EQUIVALENTS

       Cash equivalents include investments in highly liquid debt securities with maturities of three months or less when purchased. Investments with longer maturities at the date of purchase are classified as short-term investments.

MINERAL PROPERTIES

       Land and leasehold acquisition costs are capitalized in cost centers and are depleted on the basis of the cost centers' economic reserves (estimated recoverable, proven and probable reserves) using the units-of-production method. If there are insufficient economic reserves to use as a basis for depleting such costs, they are expensed as a mineral property write-off in the period in which the determination is made.

       Crown records the proceeds from the sale of property interests as a reduction of the related property's capitalized cost. Proceeds that exceed the capital cost of the property are recorded as revenue. When such proceeds are associated with properties subject to a joint venture, they are recorded as revenue in accordance with the terms of the joint venture and the transfer of the property interest to the joint venture partner during the term of the joint venture.

       Crown expenses all exploration costs incurred on properties other than acquisition costs prior to the establishment of proven and probable reserves. All exploration costs capitalized on properties with proven and probable reserves are periodically evaluated to assess their recoverability as discussed below.

       Crown regularly performs evaluations of its assets to assess the recoverability of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable utilizing established guidelines based upon discounted future net cash flows from the asset. Write-downs relating to mineral properties were to $2,542,000 in 2000. There were no mineral property write-downs in 2002 or 2001. The write-down for 2000 included Crown's decision to write off its Cord Ranch and Kings Canyon properties due to low gold prices resulting in a $2,482,000 charge to operations. At December 31, 2002 and 2001, Crown capitalized costs of $14,980,000 and $14,363,000, respectively, related entirely to the Buckhorn Mountain Project. The recoverability of these costs is dependent on, among other things, the successful permitting and development of the Project.

MARKETABLE EQUITY SECURITIES

       Crown's equity securities are classified as available-for-sale and are carried at fair value. The cost of marketable equity securities sold is determined by the specific identification method.

FOREIGN EXCHANGE

       The United States dollar is the functional currency for all Crown's foreign subsidiaries. Foreign currency gains and losses are included in the results of operations in the periods in which they occur.

REVENUE RECOGNITION

       Royalty revenue is recognized when product is delivered in-kind or cash payments are received. As of December 31, 2002 Crown does not have any properties producing royalties.

LONG-TERM DEBT DISCOUNTS

       Long-term debt discounts are reflected as reductions to the carrying value of the related debt instruments. These debt discounts are accreted to interest expense using the effective interest method over the term of the debt.

INCOME TAXES

       Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

                                     F-E19

COMPREHENSIVE INCOME (LOSS)

       Comprehensive income or loss includes changes between the cost basis and the fair value of marketable equity securities unless a decline in the fair value of the marketable equity security is deemed permanent. Crown records any gain loss in the consolidated statement of operation s upon the sale of marketable equity securities in the period in which the security is sold.

REVERSE STOCK SPLIT

       Crown effected a one for five reverse split of its common stock in connection with the Plan on the Effective Date. All prior reported common stock amounts have been adjusted and are presented as though the reverse stock split occurred on January 1, 2000.

EARNINGS (LOSS) PER SHARE

       The calculation of basic and diluted earnings (loss) per share is based on the weighted average number of common shares outstanding during the years ended December 31, 2002, 2001, and 2000. Stock options, warrants and convertible debt securities that could potentially dilute earnings per share but were excluded from the computation of per share amounts as their inclusion would have been anti-dilutive were approximately 18,800,000 shares in 2002, 24,100,000 shares in 2001 and 3,618,000 shares in 2000.

                                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 --------------------------------------------
                                     INCOME        SHARES        PER SHARE
                                 -------------  -------------   -------------

BASIC EPS
Net Income                          $ 4,935       $  3,237         $ 1.52

EFFECT OF DILUTIVE SECURITIES
Convertible debentures                  543         17,630
Options                                   -            106
                                 -------------  -------------   -------------

DILUTED EPS
Diluted net income                  $ 5,478       $ 20,973         $ 0.26

EMPLOYEE STOCK COMPENSATION PLANS

       Crown follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25"). Under the terms of Crown's stock option plans, the exercise price of options issued to employees and directors equals the market price of the stock on the date of grant. As a result of repricing options under Crown's 1988 Stock Benefit Plan (the "1988 Plan") and Crown's 1991 Stock Incentive Plan (the "1991 Plan") in 1998 and 1999, Crown began to account for those options grants using variable plan accounting as of July 2000. The Plan of Reorganization rejected both the 1991 Plan and the 1988 Plan and all option awards canceled. The Plan approved Crown's 2002 Stock Incentive Plan (the "2002 Plan"). In July 2002 Crown's Board of Directors granted 3,375,000 options under the 2002 Plan. Of these, 2,600,000 were deemed replacement options for cancelled options awards with variable plan accounting. Accordingly Crown will account for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance with APB 25.

       Pro forma information has been computed as if Crown had accounted for its stock options under the fair value method of SFAS No. 123. The fair values of these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2002, 2001 and 2000 grants, respectively; risk-free interest rates of 3.85%, 4.74%, and 6.65%; dividend yields of 0%; volatility factors of the expected market price of Crown's common stock of 88%, 69% and 66%; and a weighted average expected life of the options of 3.5 years in 2002, 4.2 years in 2001 and 4.2 years in 2000. The weighted average fair values of the options granted are estimated at $0.24, $0.15, and $0.59 per share in 2002, 2001 and 2000, respectively. Had Crown accounted for its stock options under the fair value method of SFAS No. 123, the following results would have been reported:


(in thousands, except per share amounts)              2002           2001            2000
                                                    --------       --------        --------
Net gain (loss)
   As reported                                       $4,935        $(3,148)        $(1,659)
      Add:  Stock based compensation
      expense included in reported net income,
      net of related tax effect                         293              -               -
      Deduct:  Total stock-based employee
      compensation determined under fair
      value based method for all awards,
      net of related tax effects                       (630)           (37)           (167)
   Pro forma                                          4,598         (3,185)         (1,826)
Basic income (loss) per share:
   As reported                                         1.52        $ (1.08)        $ (0.57)
   Pro forma                                           1.42        $ (1.09)        $ (0.63)
Diluted income (loss) per share:
    As reported                                      $ 0.26        $ (1.08)        $ (0.57)
    Pro Forma                                        $ 0.22        $ (1.09)        $ (0.63)




                                     F-E20

MINORITY INTEREST

       Minority interest represents the minority stockholders' proportionate interest in the equity of Solitario prior to October 18, 2000. Crown owned 41.2% of Solitario at December 31, 2002 and 2001, and 41.3% of Solitario at December 31, 2000.

NEW ACCOUNTING PRONOUNCEMENTS

       In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS No. 148"). SFAS No. 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Crown will continue to account for stock based compensation using the methods detailed in the stock-based compensation accounting policy.

       In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 eliminates inconsistencies between the accounting for sale-leaseback transactions and the required accounting for certain lease modifications. This statement requires that gains and losses from debt extinguishment should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion 30. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their meanings under changed conditions. Crown has adopted SFAS 145 as of January 1, 2003. Accordingly, the extraordinary gain on discharge of convertible debentures of $8,684,000 was reclassified to operating income and the associated tax expense of $1,760,000 was reclassified to income tax porvision. Additionally, earnings per share, Note 5 Income Taxes and Note 11 Selected Quarterly Financial Data have been adjusted to reflect adoption of this standard

       In June of 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with these costs and generally requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. SFAS does not apply to costs associated with the retirement of long-lived assets covered by FASB Statement No. 143. SFAS 146 will be applied prospectively and is effective for exit or disposal activities initiated after December 31, 2002.

       In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". Under SFAS 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. Crown is studying the effect, if any, this Statement would have on the cost to develop the Buckhorn Mountain Project, including whether it would have any asset retirement obligations, which are covered, under the scope of SFAS 143. Crown has adopted Statement 143 as of January 1, 2003. The adoption of this Statement has not had a material effect on Crown's financial position or results of operations.

2.     MINERAL PROPERTIES:

       UNITED STATES

       BUCKHORN MOUNTAIN PROJECT

       In 2002, Crown changed the name of the Crown Jewel Project to the Buckhorn Mountain Project to underscore the significant differences between Crown's new underground mining approach and that of Newmont 's Crown Jewel open pit proposal.

       On July 23, 2001, Crown completed an agreement with Battle Mountain Gold Company, a wholly owned subsidiary of Newmont Mining Corporation (both companies referred to as "Newmont") to terminate its joint venture on the Buckhorn Mountain Project, where Newmont was earning a 54% interest in the Buckhorn Mountain Project by building a 3,000-ton per day milling facility. As part of the agreement Crown became the sole owner and manager of the Buckhorn Mountain Project and granted Newmont a sliding scale royalty on the first one million ounces of gold. The royalty varies with the price of gold and Crown may purchase the royalty from Newmont for a payment of $2 million any time over the next five years. During 2002 Crown began seeking regulatory approval and permits to operate a primarily underground mining operation at the Buckhorn Mountain Project, which Crown believes significantly reduces the environmental impacts compared to the open-pit mining plan proposed by Newmont. Crown's underground proposal, still in the planning stages, would move less than 10% of the material of

                                     F-E21
the Newmont plan and estimates the total ore produced at approximately 3.3 million tons. Crown recorded $353,000 in mineral property additions in connection with the termination of the joint venture related to the assumption of liabilities of $116,000 in property taxes payable in 2001 and $237,000 for a $250,000 note payable (the "Keystone Note"), due in February 2002.

       On January 19, 2000, the State of Washington Pollution Control Hearings Board ("PCHB") issued a ruling vacating the previously granted 401 Water Quality Permit for the Crown Jewel Project issued by the Washington Department of Ecology ("WDOE"). The ruling also reversed certain water rights issued by the WDOE for the Crown Jewel Project.

       In light of the ruling by the PCHB, Crown engaged an independent mining engineering firm Mine Reserves Associates ("MRA") to evaluate an alternative mine plan that would have reduced environmental impacts. Crown also engaged Gochnour and Associates, ("Gochnour") an independent permitting consultant to evaluate the ability to obtain permits for the alternative mine plan. Based upon reports from MRA and Gochnour, Crown has determined the Buckhorn Mountain Project contains sufficient recoverable reserves as of December 31, 2002, to recover Crown's investment.

       CORD RANCH

       Crown held certain mineral claims in the Dixie Creek and Pinon Range prospects adjacent to Cord Ranch. In September 1994, Crown signed an agreement, which has been assigned to a subsidiary of Royal Standard Minerals Inc. ("Royal Standard"). As of December 31, 1998, Royal Standard had earned a 70% interest in these properties.

       On September 4, 2002, Crown sold its entire 30% interest in the Cord Ranch properties to Royal Standard for one million shares of common stock of Royal Standard. Crown recorded a gain on sale of $171,000, which equaled the market value of the shares received on the date of sale, as Crown had no carrying value for its interest in the Cord Ranch Properties.

       KINGS CANYON

       The Kings Canyon property in Utah consists of 360 acres of unpatented claims. Crown holds a 100% interest in the property, subject to a 4% NSR royalty to third parties. Crown estimates the Kings Canyon property hosts a mineral deposit that contains 6.8 million tons of mineralized material grading 0.030 opt of gold at a cutoff grade of 0.013 opt gold. There are no capitalized costs related to the Kings Canyon property as of December 31, 2002. Crown will continue to maintain the property and will seek a joint venture partner to further evaluate and develop the Kings Canyon property.

       MEXICO

       From 1997 to 2000 Crown conducted exploration and reconnaissance activities in Mexico, focusing its efforts in the state of Durango. In early 1999, Crown acquired the San Juan de Minas property covering approximately 700 acres. During 2000 Crown dropped the San Juan de Minas property resulting in a $59,000 write-down.

       SOUTH AMERICA

       Crown, through Solitario, has leased mineral properties and held exploration concessions or has filed applications for concessions in Peru, Bolivia and Brazil. At December 31, 2002, Crown holds no direct interest in properties located in South America.

       LAND LEASEHOLD AND EXPLORATION AND DEVELOPMENT COSTS

       Mineral property costs for Crown's properties are comprised of the following:

                                                             December 31,
                                                        ----------------------
                                                          2002          2001
                                                        --------      --------
(in thousands)
Land and leasehold costs                                $ 11,411      $ 11,358
Exploration and development costs                          4,170         3,606
                                                        --------      --------
                                                          15,581        14,964
Less accumulated depreciation, depletion and
    amortization                                            (601)         (601)
                                                        --------      --------
                                                        $ 14,980      $ 14,363

                                     F-E22

       There were no land and leasehold costs related to mineral properties for which exploration activities had not yet identified the presence of proven and probable reserves as of December 31, 2002 and 2001.

       At December 31, 2002 and 2001, the carrying value of the Buckhorn Mountain Project amounted to $14,980,000 and $14,363,000 respectively. The Buckhorn Mountain Project represents Crown's total proven and probable gold reserves and its only property in development. Crown had no foreign assets at December 31, 2002 and 2001.

       Crown's royalty on the Lamefoot deposit in Washington State, which ceased mining during 2000, and the Kendall Mine in Montana, which ceased mining during 1998, were held through its 100% owned-subsidiary, Judith Gold Corporation. In January 2001, Crown sold its entire holding in Judith Gold Corporation to Canyon Resources Corporation for 200,000 shares of Canyon common stock. Crown had completely amortized its investment in Judith Gold Corporation as of December 31, 2000 and recorded a gain on sale of approximately $200,000 during 2001. In June 2001, Crown sold its Canyon stock to Solitario for $200,000

3.     INVESTMENT IN UNCONSOLIDATED SUBSIDIARY:

       As discussed in Note 1, effective October 18, 2000, Crown accounts for its investment in Solitario under the equity method. The market value of Crown's 9,633,585 shares was $3,973,000 at December 31, 2002. Condensed financial information of Solitario is as follows:

BALANCE SHEETS                                          As of December 31,
   (in thousands)                                    2002              2001
                                                   --------          --------
ASSETS
Current assets                                     $  1,952          $  3,168
Mineral properties, net                               3,743             3,693
Other                                                 1,208             1,242
                                                   --------          --------
  Total assets                                     $  6,903          $  8,103
                                                   ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                $     99          $    106
Stockholders' equity                                  6,804             7,997
                                                   --------          --------
  Total liabilities and stockholders' equity       $  6,903          $  8,103
                                                   ========          ========

STATEMENTS OF OPERATIONS                        YEAR ENDED DECEMBER 31,
                                         -------------------------------------
   (in thousands)                          2002            2001         2000
                                         --------        --------     --------
Revenues                                 $    137        $    236     $  6,271
Costs and expenses                          1,807           3,893        1,986
                                         --------        --------     --------
Net income (loss)                        $ (1,670)       $ (3,657)    $  4,285
                                         ========        ========     ========


4.     LONG-TERM DEBT:

       SENIOR NOTES

       In October 2001 Crown issued $3,600,000 of 10% convertible secured promissory notes due in October 2006 (the "Senior Notes"). Crown used $1,000,000 of the proceeds to pay the cash component of the Debenture restructuring discussed in Note 1 above. Crown expects to use the remaining proceeds to initiate permitting on its Buckhorn Mountain Project in the state of Washington and for general corporate purposes. The Senior Notes are secured by all of the assets of Crown on a PARI-PASSU basis with the Secured Notes, discussed below. The assets consist primarily of Crown's interest in the Buckhorn Mountain Project and its wholly owned subsidiary, Crown Resource Corp. of Colorado, whose assets consist primarily of a 41.2% equity interest in Solitario Resources Corporation ("Solitario").

       The Senior Notes have a five-year term and carry a 10% interest rate, payable quarterly in cash or Crown common stock at the conversion prices of $0.35 and $0.2916 per share at the election of Crown. Originally, proceeds of $3,250,000 from the Senior Notes were placed in escrow pending restructuring of the Debentures (the specific Senior Notes related to the proceeds placed in escrow are also referred to as "Escrowed Notes"). Solitario invested $650,000 in these Escrowed Notes. The Escrowed Notes are convertible into Crown common shares at a conversion price of $0.35 per share, subject to adjustment. In addition, the Escrowed Note holders have been issued a five-year warrant for every share into which the Escrowed Notes are convertible. The warrants were exercisable upon issuance. Each warrant is exercisable into a Crown common share at $0.75 per share, subject to adjustment. All funds in escrow were released on the Effective Date. Solitario also invested in a separate Senior Note, (referred to as the "Solitario Note") for the remaining $350,000 of the Senior Notes. These funds were made immediately available to Crown for general corporate purposes. The Solitario Note is convertible into Crown common shares at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown common stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrant are otherwise identical to the terms of the Escrowed Notes and warrants.

                                     F-E23

       On October 19, 2001, the warrants described above had an estimated value of $379,000, which was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This warrant discount will be amortized over the life of the Senior Notes and charged as interest expense. See Interest below.

       Under generally accepted accounting principals, any intrinsic value of the conversion feature (market price of the stock less the effective conversion price) of the Senior Notes must also be recorded as a discount to the Senior Notes. At October 19, 2001, there was no intrinsic value associated with the conversion feature of the Senior Notes and no discount was recorded thereon. However, when the Bankruptcy Court approved the Plan of Crown on May 30, 2002, the terms of the Senior Notes were effectively changed, since the conversion price remained unchanged despite the 1 for 5 reverse split required by the Plan. Based upon these revised terms, the intrinsic value of the conversion feature of the Senior Notes as of their issuance date was $3,221,000. Effective May 30, 2002, this amount has been recorded as a discount to the Senior Notes and credited to additional paid-in capital. This conversion feature discount will be amortized over the remaining life of the Senior Notes as of May 30, 2002 and charged as interest expense. See Interest below.

       A summary of the Senior Notes at December 31, 2002 is as follows:

                                                                                               Total
                                                              Related         Other            Senior
                                                              Party           Senior            Notes
                                                               Notes           Notes           Payable
                                                               -----           -----           -------
    Face amount of Senior Notes                             $ 1,000,000     $ 2,600,000      $ 3,600,000
    Unamortized warrant discount                                (86,000)       (208,000)        (294,000)
    Unamortized conversion feature discount                    (880,000)     (2,309,000)      (3,189,000)
                                                            -----------     -----------      -----------
      Senior Notes balance                                  $    34,000     $    83,000      $   117,000
                                                            ===========     ===========      ===========

       The Senior Notes were classified as a current liability at December 31, 2001, pending filing and confirmation of the Plan as follows:

                                                                                               Total
                                                              Related         Other            Senior
                                                              Party           Senior            Notes
                                                               Notes           Notes           Payable
                                                               -----           -----           -------
    Face amount of Senior Notes                             $ 1,000,000     $ 2,600,000      $ 3,600,000
    Unamortized warrant discount                               (102,000)       (264,000)        (366,000)
                                                            -----------     -----------      -----------
      Senior Notes balance                                  $   898,000     $ 2,336,000      $ 3,234,000
                                                            ===========     ===========      ===========

       SECURED NOTES

       As discussed above in Note 1, Crown issued $2,000,000 in 10% convertible Secured Notes as part of the Debenture restructuring. The Secured Notes carry a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at the election of Crown. The Secured notes mature in October 2006 and are convertible into Crown common shares at $0.35 per share. The Secured Notes are secured by all of the Assets of Crown on a pari-passu basis with the Senior Notes. Crown also recorded a discount to the Secured Notes for the intrinsic value of the conversion feature on May 30, 2002 of $1,257,000 and credited additional paid-in capital for that amount. This conversion feature discount will be amortized over the remaining life of the Secured Notes as of May 30, 2002 and charged as interest expense. See Interest below.

       A summary of the Secured Notes at December 31, 2002 is as follows:

        Face amount of Secured Notes                              $  2,000,000
        Unamortized conversion feature discount                     (1,153,000)
                                                                  ------------
          Secured Notes balance                                   $    847,000
                                                                  ============


                                     F-E24

       SUBORDINATED NOTES

       As discussed above in Note 1, Crown issued $4,000,000 in 10% convertible Subordinated Notes as part of the Debenture restructuring. The Subordinated Notes carry a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at the election of Crown. The Subordinated Notes mature in October 2006 and are convertible into Crown common shares at $0.75 per share. The conversion feature of the Subordinated Notes had no intrinsic value on the issuance date and accordingly, there was no discount recorded thereon. See Interest below.

       CONVERTIBLE DEBENTURES

       On August 27, 1991 Crown completed a European offering of $15,000,000 for its Debentures. The Debentures were convertible into approximately 1,523,000 shares of Crown common stock at $9.85 per share. Interest was payable semiannually in arrears, each February and August. Debt offering costs were amortized over the life of the Debentures.

       In August 2001, Crown defaulted on the Debentures, as Crown did not make the required payment of principal and accrued interest of $431,000, then due. On March 8, 2002 Crown filed for Bankruptcy protection. And on May 31, 2002 its Plan was approved. As part of the Plan, Crown restructured its Debentures. The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the consideration, which is to be proportionally distributed to each Debenture holder as described in Note 1.

       KEYSTONE NOTE

       In July 2001, as part of the termination of the joint venture with Newmont, Crown assumed a note with a face value of $250,000 due February 22, 2002 (the "Keystone Note"). Crown recorded the Keystone Note at its discounted fair value of $237,000. On December 18, 2001 Crown amended the terms of the Keystone Note, by paying the holders of the Keystone Note $30,000 and extending the term of the Keystone Note for a period of four years, with a payment, including interest, of $20,000 due in June 2002 and four annual payments, including interest, of $50,000 beginning in December 2002. In December 2002, Crown amended the terms of the Keystone Note to extend payment of $20,000 of the note from December 2002 to June 2003. At December 31, 2002, the current portion of the Keystone Note was $70,000.

       INTEREST

       All of the above noted discounts are being amortized to interest expense over the respective terms of the underlying instruments. Under generally accepted accounting principals, the discount amortization is computed using the interest method, so as to result in a constant rate of interest, related to the discounts, over the term of the Notes.

       Crown may pay interest in Crown common shares, at its election, on the Senior Notes, the Secured Notes and the Subordinated Notes. The number of shares paid is determined by dividing the interest accrued and payable on an interest payment date by the conversion price of $0.35 for the Escrowed Notes, $0.2916 on the Solitario Note, $0.35 for the Secured Notes and $0.75 for the Subordinated Notes. Crown accrues interest at the nominal rate of 10% during the period the notes are outstanding. For interest paid in Crown common shares, interest expense is adjusted on the interest payment date to the market value of the common shares issued on that date.

                                     F-E25

       Crown recorded the following amounts to interest expense related to long-term debt:


(in thousands)                                                Year ended December 31,
                                                      2002                                 2001              2000
                                 ----------------------------------------------    ---------------------     ----
                                  Senior      Secured    Subordinated               Senior
                                   Notes       Notes        Notes         Total      Notes        Total      Total
                                   -----       -----        -----         -----      -----        -----      -----
Notes:                              $261        $121         $158          $540      $  72        $   72     $   -
 Warrant discount amortization        72           -            -            72         12            12         -
 Conversion feature discount          32         104            -           136          -             -         -
                                    ----        ----         ----          ----      -----        ------     -----
amortization
 Total                              $365        $225         $158           748      $  84            84         -
                                    ====        ====         ====                    ====
Convertible debentures                                                      231                      953       971
Other long-term debt                                                          1                        9         -
                                                                           ----                   ------     -----
  Total interest expense                                                   $980                   $1,046     $ 971
                                                                           ====                   ======     =====

       FUTURE MINIMUM PAYMENTS

       The following shows the future minimum payments on long-term debt:

(in thousands)              2003       2004      2005      2006      TOTAL
                            ----       ----      ----      ----      -----
Senior Notes               $     -    $     -   $     -   $3,600     $3,600
Secured Notes                    -          -         -    2,000      2,000
Subordinated Notes               -          -         -    4,000      4,000
Long-term debt                  70         50        50        -        170
                           -------    -------   -------   ------     ------
  Total payments           $    70    $    50   $    50   $9,600     $9,770
                           =======    =======   =======   ======     ======

5.     INCOME TAXES:

       Crown's income tax expense (benefit) from continuing operations consists of the following:

(in thousands)                            2002         2001           2000
                                        --------     --------       --------
Deferred:
  U.S.                                  $1,470        $(388)       $(1,486)
  Foreign                                    -             -           (347)
Operating loss and credit carryovers:
  U.S.                                    (162)          388          1,486
  Foreign                                    -             -            347
                                        ------         ------       --------
Income tax expense (benefit)            $1,308        $   -        $     -
                                        ======         ======       ========

       Upon confirmation of the Plan, Crown recorded a gain on the discharge of the Debentures of $8,684,000. For income tax purposes, Crown's NOL carryovers were directly offset by the gain. The effect of the NOL carryover reduction net of the associated valuation allowance resulted in deferred income tax expense of $1,760,000, which offset by a tax benefit of $290,000 which was recorded for the period subsquent to the reorganization. In addition, income tax expense of $1,637,000 associated with the recording of the conversion feature discount was charged to stockholders' equity.

       Consolidated loss before income taxes includes losses from foreign operations of $0, 1,000, and $750,000 in 2002, 2001 and 2000, respectively.

                                     F-E26

       The net deferred tax liabilities in the accompanying December 31, 2002 and 2001 balance sheets include the following components:

(in thousands)                                             2002          2001
                                                         --------      --------
Deferred tax assets:
 Net operating loss ("NOL") carryovers                   $  1,076       $8,655
 Capital loss carryovers                                        -          261
 Alternative minimum tax (AMT) credit carryovers                -          325
 Investment in equity method investee                       1,849          1647
 Other                                                         68            7
 Valuation allowance                                            -       (6,577)
                                                         --------      --------
Deferred tax assets                                         2,993        4,318
                                                         --------      --------

Deferred tax liabilities:
 Exploration and development costs                          3,928        3,855
 Depreciation, depletion and  amortization                    463          463
 Unamortized warrant discount                                 100            -
 Unamortized conversion discount                            1,477            -
                                                         --------      --------
Deferred tax liabilities                                    5,968        4,318
                                                         --------      --------
Net deferred tax liabilities                             $  2,975      $     -
                                                         ========      ========

         A reconciliation of expected federal income tax expense (benefit) from continuing operations at the U.S. statutory rates with the expense (benefit) for income taxes is as follows:

(in thousands)                                 2002          2001         2000
                                             --------      --------     --------
Expected income tax expense (benefit)        $ 2,122       $(1,070)    $    164
Nondeductible foreign expenditures                 -             -           62
Disposition of investment in Peru                  -             -        1,916
Deconsolidation of Solitario                       -             -        2,240
State income tax benefit                           -             -          309
Section 382 limitation                         5,751             -            -
Change in valuation allowance                 (6,565)          983       (4,663)
Other                                              -            87          (28)
                                             --------      --------     --------
Income tax expense                           $ 1,308       $     -      $     -
                                             ========      ========     ========

       In connection with the confirmation of the Plan, Crown had a greater than fifty-percent change of ownership as defined in Section 382 of the Internal Revenue Code. Pursuant to Section 382, the amount of future taxable income available to be offset by Crown's carryovers is limited to approximately $121,000 per year.

       At December 31, 2002 Crown had unused NOL carryovers of approximately $3,165,000, to expire through 2022.

6.     FAIR VALUE OF FINANCIAL INSTRUMENTS:

       For certain of Crown's financial instruments, including cash and cash equivalents, and short-term investments, the carrying amounts approximate fair value due to their short maturities. The estimated fair value at December 31, 2002, based on quoted market prices, of Crown's Senior, Secured and Subordinated Notes was $4,500,000, $2,500,000 and $3,400,000 respectively. The estimated fair value at December 31, 2001, based upon quoted market prices, of the Debentures was $3,000,000. The estimated fair value at December 31, 2001, based upon the last sale of the notes, of Crown's Senior Notes was $3,600,000.

7.     COMMITMENTS AND CONTINGENCIES:

       In acquiring its interests in mineral claims and leases, Crown has entered into lease agreements, which generally may be canceled at its option. Crown is required to make work commitments and minimum rental payments in order to maintain its interests in certain claims and leases. Crown estimates its 2003 mineral property rentals and option payments to be approximately $22,000. Additionally, Crown has no estimated work commitments for 2003.

                                     F-E27

       Crown has a defined-contribution retirement plan covering all full-time U.S. employees. The plan provides for Company matching, at the rate of 75%, of employee savings contributions of up to 9% of compensation, subject to ERISA limitations. The cost of Company contributions in 2002, 2001 and 2000 was $40,000, $43,000 and $45,000, respectively.

       Crown leases office space under non-cancelable operating leases providing for minimum annual rent payments of $39,000 in 2003, and $20,000 in 2004, with no fixed commitments thereafter. Rent expense for all leases was $70,000, $73,000, and $78,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

8.     STOCK OPTION PLANS:

       The Plan approved the 2002 Crown Stock Incentive Plan (the "2002 Plan"). The 2002 Plan reserved 5,000,000 shares of Crown common stock for grants under the 2002 Plan. The 2002 Plan provides that the Board of Directors may: (a) grant incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986; (b) grant options other than incentive stock options ("non-qualified stock options); (c) award stock bonuses; (d) sell and issue shares pursuant to certain restrictions under the 2002 Plan; and (e) award performance based awards as defined under the 2002 Plan. On July 12, 2002, the Board of Directors granted options for 3,375,000 shares at an exercise price of $0.40, the market value of the stock on the date of grant. The options granted expire five years from the date of grant and vest 25 percent on the date of grant, and 25 percent on each anniversary of the date of grant for the next three years. All options vest upon a change in control of Crown as defined. As of December 31, 2002, no options have been exercised or expired from the 2002 Plan.

       The activity in the 2002 Stock Incentive Plan for the year ended December 31, 2002 was as follows:

                                                      2002
                                             ------------------------
                                                            Weighted
                                                             Average
                                               Amount         Price
                                             ----------     ---------
Outstanding, beginning of year                       -             -
Granted                                      3,375,000          0.40
Exercised                                            -             -
Cancelled / forfeited                                -             -
Expired                                              -             -
                                            ==========          ====
Outstanding, end of year                     3,375,000          0.40
                                            ==========          ====
Exercisable, end of year                       843,750          0.40
                                            ==========          ====

         Crown's 1988 Stock Benefit Plan (the "1988 Plan") and Crown's 1991 Stock Incentive Plan (the "1991 Plan") had terms and conditions similar to the 2002 Plan, except that members of the Board of Directors could only receive formula grants under the 1991 Plan. Up to 1,500,000 shares were reserved for grant under both the 1988 Plan and the 1991 Plan (for a total of 3,000,000). All options outstanding under the 1988 Plan expired in February 2002. Under the Plan of Reorganization, both the 1988 Plan and the 1991 Plan were rejected as executory contracts and all related options were cancelled. As of December 31, 2002, there are no outstanding options for shares under the 1988 Plan or the 1991 Plan.

         The activity in the 1988 Plan for the year ended December 31, 2002, 2001 and 2000 was as follows:

                                              2002                        2001                      2000
                                    ------------------------    -----------------------   -----------------------
                                                    Weighted                  Weighted                   Weighted
                                                     Average                   Average                    Average
                                      Amount         Price       Amount         Price      Amount          Price
                                      ------         -----       ------         -----      ------          -----
Outstanding, beginning of             497,000           2.18      545,000         2.14       557,500         2.13
  year
Granted                                     -              -            -            -             -            -
Exercised                                   -              -            -            -             -            -
Cancelled / forfeited                       -              -            -            -             -            -
Expired                              (497,000)          2.18      (48,000)        1.75       (12,500)        1.75
                                 ==============      ========   ==========       =====    ===========       =====
Outstanding, end of year                    -              -      497,000         2.18       545,000         2.14
                                 ==============      ========   ==========       =====    ===========       =====
Exercisable, end of year                    -              -      497,000         2.18       545,000         2.14
                                 ==============      ========   ==========       =====    ===========       =====

                                     F-E28

The activity in the 1991 Plan for the year ended December 31, 2002, 2001 and 2000 was as follows:

                                              2002                        2001                      2000
                                    ------------------------    -----------------------   -----------------------
                                                    Weighted                  Weighted                   Weighted
                                                     Average                   Average                    Average
                                      Amount         Price       Amount         Price      Amount          Price
                                      ------         -----       ------         -----      ------          -----
Outstanding, beginning of            1,109,150          1.25    1,099,875         1.71     1,112,600         1.93
  year
Granted                                      -             -      250,850         0.26       296,455         1.04
Exercised                                    -             -            -            -       (13,605)        1.75
Cancelled / forfeited               (1,109,150)         1.25            -            -             -            -
Expired                                      -             -     (241,575)        2.33      (295,575)        1.85
                                 ==============      ========   ==========       =====    ===========       =====
Outstanding, end of year                     -             -    1,109,150         1.25     1,099,875         1.71
                                 ==============      ========   ==========       =====    ===========       =====
Exercisable, end of year                     -             -      911,900         1.34       900,625         1.77
                                 ==============      ========   ==========       =====    ===========       =====

       As a result of the repricing of existing options in 1999 and 1998, (under both the 1988 and 1991 Option Plans) Crown began to account for the awards as variable as of July 1, 2000, in accordance with FASB Interpretation No. 44, ("FIN44") "Accounting for Certain Transactions involving Stock Compensation", (an interpretation of APB 25). Accordingly, an increase in the current market price of Crown common stock above the higher of the option strike price and the market price of Crown's common stock subsequent to July 1, 2000, multiplied by vested options outstanding will be recorded as compensation expense in the period of the price increase. A subsequent reduction in the current market price, to the extent of previously recorded compensation expense will be credited as a reduction of compensation expense. In July 2002 Crown's Board of Directors granted 3,375,000 options under the 2002 Plan. Of these, 2,600,000 were deemed replacement options for cancelled options awards with variable plan accounting. Accordingly Crown will account for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance with APB 25 and FIN44. During 2002 Crown recorded $175,000 of compensation expense related to the vested portion of the 2002 option awards with variable plan accounting for the increase in the intrinsic value of the options. Additionally, Crown recorded $293,000 of deferred compensation related to the unvested portion of these options. This amount will be amortized to compensation expense using the straight-line method over the remaining vesting term. There was no compensation expense recorded during 2001 or 2000 as a result of variable plan accounting.

       The following table summarizes Crown's stock options as of December 31, 2002

                                  Options Outstanding                                     Options Exercisable
                                  -------------------                                     -------------------
         Exercise price         Number        Weighted Average       Weighted           Number          Weighted
                                                 Remaining       Average Exercise    Exercisable         Average
                                                Contractual           Price                             Exercise
                                                    Life                                                  Price
              $0.40            3,375,000            4.5                $.40            843,750            $.40

9.     RELATED PARTY TRANSACTIONS

       Crown, through its wholly owned subsidiary, Crown Resource Corp. of Colorado ("CRCC"), owns 41.2% of Solitario Resources Corporation ("Solitario"). Crown provides management and technical services to Solitario under a management and technical services agreement originally signed in April 1994 and modified in April 1999, December 2000 and July 2002. Under the modified agreement Solitario reimburses Crown for direct out-of-pocket expenses; payment of between 25% and 75% of executive and administrative salaries and benefits, rent, insurance and investor relations costs and payment of certain indirect costs and expenses paid by Crown on behalf of Solitario. Management service fees paid by Solitario were $499,000 for 2002, $590,000 for 2001 and $414,000 for 2000.

       Crown entered into a Voting Agreement dated as of April 15, 2002 among Zoloto Investor's, LP ("Zoloto") and Solitario, who are each stockholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agree that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the Board of Directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on the third anniversary from the date of the first annual

                                     F-E29
meeting of shareholders after the date of the Voting Agreement. As of December 31, 2002, the Signing Shareholders collectively held 523,418 shares or approximately 13.6% of the outstanding shares of Crown. As of December 31, 2002, Solitario owns 182,440 shares of Crown common stock, received as interest on its Senior Notes, has warrants to acquire 3,057,143 shares of Crown common stock at between $0.60 and $0.75 per share and could also acquire up to 3,057,143 additional shares of Crown common stock through conversion of its Senior Notes.

       In October 2001, Solitario invested in two Senior Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Secured Notes issued. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The proceeds from the second note from Solitario, and the remaining Senior Notes of $2,600,000, or $3,250,000 in total, were placed in escrow pending the outcome of Crown's Bankruptcy. In March 2002 an additional $200,000 was advanced to Crown out of escrow of which Solitario's share of the advance was $56,000. Crown's Plan was confirmed on May 30, 2002 and the remaining balance of the proceeds plus interest was released to Crown on the Effective Date. The independent Board members of both Crown and Solitario approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

       On June 26, 2001, Solitario agreed to acquire 200,000 shares of Canyon Resources Corporation common stock from CRCC at its fair market value of $200,000 at that date. Solitario sold the shares for $245,000 in February 2002, the fair market value at that date. The transaction provided additional working capital to CRCC, and was approved by independent Board members of both Crown and Solitario.

       On February 21, 2003, Solitario invested $400,000 in the Subordinated B Notes on the same terms and conditions as all other investors. See Subsequent Event in Note 12 below.

10.    PRO FORMA CONSOLIDATED FINANCIAL INFORMATION - UNAUDITED:

       As described in Note 1, Solitario acquired 100% of the outstanding common stock of Altoro (the "Transaction"). Subsequent to the Effective date and as a result of the Transaction, Crown has been accounting for its interest in Solitario under the equity method. Accordingly, the accompanying consolidated statements of operations do not include any revenue or expense of Solitario after the Effective Date. The pro forma results, assuming the transaction occurred for the full year of 2000 are as follows:

                                           YEAR ENDED
                                           DECEMBER 31,
(in thousands)                                 2000
                                           -----------
Revenues                                     $   232
                                             -------
Net loss                                     $ 2,795
                                             =======
Basic and diluted loss per share             $  0.19
                                             =======

11.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):


                                                        2002                                      2001
                                            ----------------------------               ---------------------------
                                 March       June       Sept.      Dec.      March      June       Sept.     Dec.
                                   31         30         30         31         31        30         30        31
                                -------     -------    -------    ------    -------    ------    -------    ------
Revenues                        $     1     $     9    $   191    $    4    $   222    $    5    $     2    $   19
                                =======     =======    =======    ======    =======    ======    =======    ======
Net income (loss)               $  (606)    $ 6,295    $  (282)   $ (472)   $  (370)   $ (665)   $(1,213)   $ (900)
                                =======     =======    =======    ======    =======    ======    =======    ======
Basic
   (loss) income per share      $ (0.21)    $  2.16    $ (0.09)   $(0.15)   $ (0.12)   $(0.23)   $ (0.41)   $(0.32)
                                =======     =======    =======    ======    =======    ======    =======    ======
Diluted (loss)
   income per share             $ (0.21)    $  0.44    $ (0.09)   $(0.15)   $ (0.12)   $(0.23)   $ (0.41)   $(0.32)
                                =======     =======    =======    ======    =======    ======    =======    ======

12.    SUBSEQUENT EVENT

       On February 7, 2003 Crown's Board of Directors authorized the issuance of up to $3 million in 10% Convertible Subordinated Promissory Notes due 2006 Series B (The "Subordinated B Notes"). On February 21, 2003, Crown closed the financing by issuing $2.7 million of the Subordinated B Notes. The Subordinated B Notes are convertible into common stock of Crown at $0.75 per share. There is no beneficial conversion feature for the Subordinated B Note as the market price was below the conversion price when the transaction closed. The Subordinated B Notes pay interest at 10% in stock or cash at Crown's

                                      F-E30
option, and mature on October 19, 2006, the same date as Crown's Senior, Secured and Subordinated Notes. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors.

                                      F-E31

13.    SUBSEQUENT EVENTS (UNAUDITED)

       On October 31, 2003 and November 5, 2003 a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of common stock. On November 5, 2003 the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock. Also on November 5, 2003, $2,705,000 of Subordinated B Notes were automatically converted into 3,606,667 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated and Subordinated B Notes whereby the Subordinated and Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

On November 20, 2003, Crown and Kinross announced that the two companies have executed an Acquisition Agreement and Agreement and Plan of Merger (the "Merger Agreement") whereby Kinross will acquire Crown and its 100%-owned Buckhorn Mountain gold deposit located in north central Washington State, USA, approximately 67 kilometers (42 miles) by road from Kinross' Kettle River gold milling facility. Under the terms of the Merger Agreement, shareholders of Crown will receive 0.2911 shares of Kinross for each share of Crown. The transaction contemplated by the Merger Agreement is subject to regulatory approvals, a minimum two-thirds approval at a special meeting of Crown shareholders and customary closing conditions. It is the intent of Crown, that it will spin-off its holdings of Solitario shares prior to the completion of the acquisition by Kinross.

                                      F-E32

                                      F-E33

                                                                      APPENDIX A



                            ACQUISITION AGREEMENT AND
                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                            KINROSS GOLD CORPORATION
      A CORPORATION ORGANIZED IN THE PROVINCE OF ONTARIO, CANADA ("PARENT")


                                       AND


                            CROWN MERGER CORPORATION
                   A WASHINGTON CORPORATION AND A WHOLLY-OWNED
                       SUBSIDIARY OF PARENT ("PURCHASER")


                                       AND


                           CROWN RESOURCES CORPORATION
                       A WASHINGTON CORPORATION ("CROWN")


                                   DATED AS OF

                                NOVEMBER 20, 2003

                            ACQUISITION AGREEMENT AND
                          AGREEMENT AND PLAN OF MERGER


THIS ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 20, 2003, and entered into by and among KINROSS GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario, Canada ("Parent"), Crown Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and CROWN RESOURCES CORPORATION, a Washington corporation ("Crown," and together with Purchaser, the "Constituent Corporations"). Reference is made to Article X for the definitions of certain terms used in this Agreement.

                                   BACKGROUND

This Agreement provides for the acquisition of Crown by the merger of Purchaser with and into Crown (the "Merger") in a transaction in which the stockholders of Crown will receive 0.2911 Kinross common shares (the "Kinross Common Shares") for each share of the common stock of Crown (the "Crown Common Stock") issued and outstanding immediately prior to the Merger, upon the terms and conditions set forth herein.

The Boards of Directors of each of Parent, Purchaser, and Crown have duly adopted resolutions approving this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser will be merged with and into Crown in accordance with the terms of this Agreement and the provisions of the Washington Business Corporation Act (the "Washington Act"). Following the Merger, Crown will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

1.2    THE CLOSING. Unless this Agreement has been terminated pursuant to
SECTION 8.1, the closing of the Merger contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), unless another date or time is agreed to in writing by the parties.

1.3 EFFECTIVE TIME. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) Purchaser and Crown will file with the Washington Secretary of State articles of merger (the "Articles of Merger") substantially in the form set forth in Exhibit
1.3 and make all other filings or recordings required by the Washington Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Articles of Merger are filed with the Washington Secretary of State or such time as is agreed upon by the parties and specified in the Articles of Merger. The time the Merger becomes effective in accordance with the Washington Act is referred to in this Agreement as the "Effective Time."

1.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in this Agreement and the Washington Act. Without limiting the generality of the foregoing, as of the Effective Time the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

1.5 ORGANIZATIONAL DOCUMENTS. At the Effective Time, the articles of incorporation and bylaws of Purchaser (as in effect immediately prior to the Effective Time), will become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Washington Act.

1.6 DIRECTORS AND OFFICERS. The directors and the officers of Purchaser at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.7 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of Crown, Parent, or Purchaser or their respective stockholders:

       1.7.1 CONVERSION OF CROWN COMMON STOCK. Each share of Crown Common Stock (other than any shares held by a Dissenter) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.2911 Kinross Common Shares (the "Exchange Ratio"). All outstanding shares of Crown Common Stock as of the Effective Time, will automatically be canceled and will cease to exist, and the certificates formerly representing shares of Crown Common Stock (each such certificate a "Certificate") will thereafter represent that number of Kinross Common Shares determined by the Exchange Ratio or the right to pursue such rights as a Dissenter as the holder may have under the Washington Act.

       1.7.2 CONVERSION OF PURCHASER SHARE. At the Effective Time, each outstanding share of Purchaser common stock shall automatically be converted into one share of the preferred stock of Crown, as the Surviving Corporation, with a fair market value and redemption amount equal to the value of the shares of common stock of Purchaser converted, and the Surviving Corporation shall continue in existence as a wholly-owned subsidiary of Parent.

       1.7.3 ISSUANCE OF COMMON STOCK OF SURVIVING CORPORATION. At the Effective Time, Crown, as the Surviving Corporation, shall issue to Kinross one share of its common stock for each Kinross Common Share issued to the holders of Crown Common Stock in connection with the Merger, in consideration of the issuance of the Kinross Common Shares by Kinross.

1.8 EXCHANGE OF KINROSS COMMON SHARES FOR CROWN WARRANTS. At the election of the holder of any Crown Warrants outstanding as of the Effective Time, such Warrants shall be exchanged for 0.2911 Kinross Common Shares for each share of Crown Common Stock which would have been issued on exercise of the Crown Warrant if the Warrants had been exercised immediately prior to the Effective Time on a cashless basis. The exchange of the Crown Warrants for Kinross Common Shares shall entitle the warrant holder to a distribution of the Solitario Common Stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8. If a holder elects to exchange the Crown Warrants in accordance with the provisions of this SECTION 1.8, the Crown Warrants shall be cancelled at the Effective Time, and the holder shall have no further rights or obligations relative to such Crown Warrants.

1.9 SURVIVING CROWN WARRANTS. In the event that any Crown Warrants are not exercised prior to the Merger or exchanged for Kinross Common Shares in the Merger, such Crown Warrants shall, subsequent to the Merger, represent the right to acquire Kinross Common Shares and Solitario common stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8. If any such Crown Warrants are exercised subsequent to the Merger, Kinross shall issue and deliver such Kinross Common Shares and shall cause the Surviving Corporation to deliver such Solitario common stock in accordance with the provisions of the Amendment to the Warrants attached hereto as Exhibit 1.8.

1.10 DISSENTING STOCKHOLDERS. Any Crown Common Stock held by a Dissenter shall not be converted into the right to receive Kinross Common Shares but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenter pursuant to Washington Act; PROVIDED, HOWEVER, that shares of Crown Common Stock outstanding immediately prior to the Effective Time and held by a Dissenter, who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the Washington Act, shall be deemed to be converted as of the Effective Time into the right to receive that number of Kinross Common Shares determined in accordance with the Exchange Ratio.

1.11 JOINT PRESS RELEASE. No later than the first business day following execution of this Agreement, and subject to the conditions of this Agreement, Parent will issue a joint press release with Crown substantially in the form set forth in Exhibit 1.11 (the "Joint Press Release") regarding this Agreement and will file with the SEC the Joint Press Release in accordance with the provisions of Rule 425 adopted pursuant to the Securities Act.

                                   ARTICLE II
                     EXCHANGE AND SURRENDER OF CERTIFICATES

2.1 SURRENDER OF CERTIFICATES. From and after the Effective Time, each holder of a Certificate will be entitled to receive in exchange therefor, upon surrender thereof to the exchange agent designated by Parent (the "Exchange Agent"), a certificate representing the Kinross Common Shares into which the shares of Crown Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Kinross Common Shares to be issued to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

2.2    EXCHANGE AGENT; CERTIFICATE SURRENDER PROCEDURES.

       2.2.1 EXCHANGE AGENT. Parent shall enter into an agreement with the Exchange Agent to provide for distribution of the Kinross Common Shares to the holders of Crown Common Stock on surrender of the Certificates representing such Stock in accordance with the provisions of this Agreement.

       2.2.2 TRANSMITTAL INSTRUCTIONS. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificate will pass, only upon delivery of the Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for certificates representing the Kinross Common Shares issuable upon the conversion of the Crown Common Stock represented thereby. Upon the surrender to the Exchange Agent of such Certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Exchange Agent to be delivered in connection therewith, the holder will be entitled to receive the certificates representing the Kinross Common Shares into which Crown Common Stock represented by the Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the Kinross Common Shares into which the shares of Crown Common Stock represented by such Certificate have been converted in accordance with the provisions of this Agreement or the right to pursue any Dissenter rights the holder may have, as the case may be.

       2.2.3 NO FRACTIONAL SHARES. No fractional Kinross Common Shares shall be issued. Notwithstanding any other provision of this Agreement, each holder of shares of Crown Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Kinross Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Kinross Common Share multiplied by the Average Closing Price. No interest will be payable on the cash to be paid in lieu of the issuance of a fractional Kinross Common Share to any holder of a Certificate, irrespective of the time at which such Certificate is surrendered for exchange and irrespective of the time at which such cash is actually paid. "Average Closing Price" shall mean the average closing price of Kinross Common Shares on the NYSE Composite Tape (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for the ten consecutive trading days ending on the third trading day immediately preceding the Effective Time. As soon as practicable after determination of the amount of cash to be paid in lieu of any fractional shares, the Exchange Agent shall make available in accordance with this Agreement such amounts to the former holders of shares of Crown Common Stock.

2.3 TRANSFER BOOKS. The stock transfer books of Crown will be closed at the Effective Time, and no transfer of any shares of Crown Common Stock will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any shares of Crown Common Stock prior to the Effective Time that is not registered in the stock transfer records of Crown at the Effective Time, the Kinross Common Shares into which such shares of Crown Common Stock have been converted in the Merger will be issued to the transferee in accordance with the provisions of SECTION 2.2 only if the Certificate is surrendered as provided in SECTION 2.1 and is accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

2.4 DISSENTER RIGHTS. Crown Common Stock outstanding immediately prior to the Effective Time and held by a Dissenter will not be converted into a right to receive the Kinross Common Shares issuable upon the conversion of such shares, unless such holder fails to perfect or withdraws or otherwise loses his rights as a Dissenter. Crown will give Parent written notice of any and all Dissenter Notices that it receives, within three business days of the receipt of such notice by Crown, and Crown will give Parent the opportunity, to the extent permitted by applicable Law, to participate in all negotiations and proceedings relating to Dissenters. Except with the prior written consent of Parent, Crown will not voluntarily make any payment with respect to any claim of a Dissenter and will not settle or offer to settle any such claim.

2.5 LOST CERTIFICATES. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person making such a claim, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against or with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Kinross Common Shares issuable upon surrender thereof pursuant to SECTION 2.2.

2.6 NO RIGHTS AS STOCKHOLDER. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation, and Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the Kinross Common Shares into which the shares of Crown Common Stock evidenced by such Certificate have been converted pursuant to the Merger or the right to pursue the holder's rights as a Dissenter, as the case may be.

2.7 WITHHOLDING. Parent will be entitled to deduct and withhold from the cash otherwise payable to any former holder of shares of Crown Common Stock in lieu of fractional shares pursuant to Section 2.2.3 all amounts required by any Law to be deducted or withheld therefrom. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entities, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Crown Common Stock in respect of which such deduction and withholding was made by Parent.

2.8 ESCHEAT. Neither Parent, Purchaser nor Crown will be liable to any former holder of shares of Crown Common Stock for any of the Kinross Common Shares or cash payable in lieu of fractional shares delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant jointly and severally to Crown as follows:

3.1 CORPORATE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and has full corporate power and authority to carry on its business as now conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to carry on its business as now conducted. Parent directly owns and has power to vote all of the outstanding capital stock of Purchaser. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for where the failure to be so qualified would not have a Material Adverse Effect on Parent or Purchaser. Purchaser was formed for the purpose of effecting the Merger and has not conducted, and will not conduct, any business prior to the Effective Time other than that which is necessary to effectuate the Merger. True and complete copies of the Organizational Documents of each of Parent and Purchaser have been provided to Crown.

3.2    AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

       3.2.1 AUTHORITY. Parent and Purchaser each has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transactions contemplated hereby by Parent and Purchaser have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and is the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at Law or in equity.

       3.2.2 COMPLIANCE WITH CHARTER AND LAWS. Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance and compliance by Parent and Purchaser of and with the terms and conditions hereof to be performed and complied with by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Parent or Purchaser or (ii) assuming that the approvals referred to in SECTION 3.3 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Parent or Purchaser or any of the respective properties or assets of Parent or Purchaser, which violation, conflict or breach is Material to Parent or Purchaser or could prevent or materially delay Parent or Purchaser from consummating the transactions contemplated hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the respective properties or assets of Parent or Purchaser, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of their respective properties or assets may be bound or affected, which agreement or other instrument is Material to Parent or Purchaser, as the case may be, or any two or more such agreements, instruments or obligations which, taken together, are Material to Parent or Purchaser, as the case may be.

3.3 CONSENTS AND APPROVALS. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities on the part of Parent or Purchaser required for the validity of the execution and delivery by each of Parent and Purchaser of this Agreement or the performance and compliance by either of them of and with the terms and conditions of this Agreement or the consummation of the transactions contemplated hereby, except: (a) the filing with the SEC of: (i) the Registration Statement, which will include the Proxy Statement/Prospectus; and
(iii) such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (b) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (c) as may be required under foreign laws, state securities laws, and the rules of the NYSE or the TSX; (d) such as may be necessary under the HSR Act or other similar Laws; and (e) those which, if not obtained or made, would not prevent or delay the consummation of the Merger or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement and would not be reasonably likely to have a Material Adverse Effect on Parent or Purchaser.

3.4 CAPITALIZATION. All of the outstanding shares of capital stock of Purchaser have been or shall be prior to the Effective Time validly issued, fully paid and nonassessable. There are no options, warrants, or other derivative securities of Purchaser outstanding.

3.5 BROKER'S FEES. Neither Parent nor Purchaser nor any of their respective officers or directors or affiliates has employed any broker, finder or investment banker or incurred any liability for any broker's fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement for which Crown or any of the Subsidiaries or any of their respective officers, directors or stockholders shall be liable.

3.6 NO CAPITAL OWNERSHIP IN CROWN. Neither Parent nor any of its Subsidiaries owns any shares of Crown Common Stock.

3.7 REGULATORY REPORTS. Parent has timely filed all reports required by the provisions of the Exchange Act and applicable Canadian securities laws since December 31, 2002 (the "Kinross Securities Filings"). None of such Kinross Securities Filings, including the financial statements included in such filings, contained, when filed, any untrue statement of a material fact or omitted a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2002, there has not occurred any event that (i) has not been disclosed in a Kinross Securities filing or otherwise in writing to Crown; and (ii) has had, or, in the reasonable judgment of Kinross management, is likely to have, a Material Adverse Effect on the business or financial condition of Parent.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CROWN

Except as set forth on the Crown Disclosure Schedule, Crown hereby represents and warrants to Parent and Purchaser as follows:

4.1 ORGANIZATION AND QUALIFICATION. SECTION 4.1 of the Crown Disclosure Schedule contains a complete and accurate list of the subsidiaries of Crown (except for Solitario, the "Crown Subsidiaries"), including their name, jurisdiction of incorporation, jurisdictions in which they are authorized to do business, and capitalization (including the identity of each stockholder and the number of shares held by each). Crown and the Crown Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of their jurisdiction of incorporation, each with full corporate power and corporate authority to conduct its business as now conducted and to own or use its properties and assets and to perform all obligations under its contracts. Crown and the Crown Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction required, except where the failure to be so qualified would not have a Material Adverse Effect. Crown has delivered or made available to Parent copies of the Organizational Documents of each of the Crown Subsidiaries, as currently in effect.

4.2    CAPITALIZATION.

       4.2.1 CAPITAL STOCK. There are 100,000,000 duly authorized shares of common stock, par value $0.01 per share, and 40,000,000 duly authorized shares of preferred stock, par value $0.01 per share, of Crown. As of November 10, 2003, there were 16,788,957 shares of Crown Common Stock and no shares of preferred stock issued and outstanding, including 7,820,892 shares of Crown Common Stock deemed issued and outstanding from the automatic conversion of all Crown's outstanding 10% Convertible Subordinated Promissory Notes due 2006 and 10% Convertible Subordinated Promissory Notes due 2006, Series B. All of the issued and outstanding shares of Crown Common Stock have been duly authorized and validly issued, fully paid, and nonassessable. Except as set forth in SECTIONS 4.2.2 through 4.2.4 below, Crown does not have any outstanding securities convertible into or exchangeable for any shares of its capital stock. There are no shares of Crown Common Stock held in treasury.

       4.2.2 OUTSTANDING CROWN CONVERTIBLE NOTES. As of November 10, 2003, the following convertible notes were outstanding (collectively, the "Crown Convertible Notes"): (i) 10% Secured Convertible Promissory Notes Due 2006 in the aggregate principal amount of $3,600,000 with unpaid interest accrued through November 10, 2003, of $25,643.83; and (ii) 10% Secured Convertible Promissory Notes Due 2006 in the principal amount of $1,655,333 with unpaid interest accrued through November 20, 2003, of $11,791.41. SECTION 4.2.2 also sets forth the conversion price and due date of the Crown Convertible Notes. No event has occurred which would require an adjustment to the initial conversion price of any of the Crown Convertible Notes.

       4.2.3 OUTSTANDING WARRANTS. As of November 10, 2003, Crown had outstanding warrants (individually, a "Crown Warrant" and, collectively, the "Crown Warrants") to purchase an aggregate of 14,408,933 shares of Crown Common Stock at a weighted average exercise price of $0.74 per share. SECTION 4.2.3 of the Crown Disclosure Schedule identifies the holders, and sets forth the number of Crown Warrants held by each holder and the exercise price and expiration date of each Crown Warrant. All of the Crown Warrants can, at the election of the holder, be exercised through a cashless exercise feature. No event has occurred which would require an adjustment to the initial exercise price of any of the Crown Warrants.

       4.2.4 OUTSTANDING OPTIONS. As of November 10, 2003, Crown has outstanding options (individually, a "Crown Option" and, collectively, the "Crown Options") to acquire an aggregate of 3,379,000 shares of Crown Common Stock, exercisable at a weighted average of $0.40 per share. SECTION 4.2.4 of the Crown Disclosure Schedule identifies the holders, and sets forth the number of Crown Options held by each holder and the exercise price and expiration date of each Crown Option. No event has occurred which would require an adjustment to the original exercise price of any of the Crown Options.

       4.2.5 NO OTHER RIGHTS. Except for the Crown Convertible Notes and as set forth in Section 4.2.5 of the Crown Disclosure Schedule, the Crown Options, and the Crown Warrants set forth above, there are no other options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any shares reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of Crown granted or made by Crown or to which Crown is a party or by which it is bound.

       4.2.6 VOTING AND DIVIDEND RIGHTS. Except as set forth in SECTION 4.2.6 of the Crown Disclosure Schedules, there is no agreement, arrangement, commitment or plan restricting voting or dividend rights with respect to any shares of capital stock or other securities of Crown to which Crown is a party or of which it is aware. Crown does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity except for the Crown Subsidiaries.

4.3    AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

       4.3.1 AUTHORITY; APPROVAL; DUE EXECUTION. Crown has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Crown, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Crown, and the consummation by Crown of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Crown, subject to approval of this Agreement by the holders of at least 66-2/3% of the shares of the outstanding Crown Common Stock, at the special meeting of the holders of the Crown Common Stock to be held to consider and vote upon the Merger (the "Crown Stockholders' Meeting"). The Board of Directors of Crown, at a meeting held on November 19, 2003, approved this Agreement and resolved to recommend the plan of merger to the Crown Stockholders (such recommendation by the Board of Directors of Crown being the "Crown Recommendation"). This Agreement is a legal, valid and binding obligation of Crown enforceable against Crown in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and any other equitable remedy.

       4.3.2 COMPLIANCE WITH ORGANIZATIONAL DOCUMENTS, LAWS, AND CROWN CONTRACTS. Except as disclosed in SECTION 4.3.2 of the Crown Disclosure Schedule, neither the execution and delivery of this Agreement by Crown, the performance and compliance by Crown of and with the terms and conditions hereof to be performed and complied with by it, nor the consummation by Crown of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Organizational Documents of Crown or the Crown Subsidiaries,
(ii) violate, conflict with or result in a breach of any Law applicable to Crown, the Crown Subsidiaries, or any of their properties or assets or (iii) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the consent of any other party, or result in the creation or imposition of any Lien upon any of the properties or assets of Crown or the Crown Subsidiaries under any Crown Contract, except, in each case of clause (i), (ii), and (iii) above, for violations, conflicts, and breaches, and, if applicable, impairments, defaults, terminations, accelerations, or Liens, as would not, taken together, have a Material Adverse Effect on Crown.

4.4    FINANCIAL STATEMENTS AND BOOKS AND RECORDS OF CROWN.

       4.4.1 FINANCIAL STATEMENTS. Crown has delivered or made available to Purchaser the following financial statements as filed with the SEC (collectively the "Financial Statements"): (i) the audited consolidated balance sheets of Crown and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows as of and for the three years ended December 31, 2002; and (ii) the unaudited consolidated balance sheet of Crown and Subsidiaries as of September 30, 2003, as filed with the SEC (the "Most Recent Balance Sheet"), and the related consolidated statements of operations and cash flows as of and for the nine months ended September 30, 2003 (collectively, the "Most Recent Financial Statements"). The Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis (except for changes, if any, required by GAAP applied on a consistent basis and disclosed therein), and the Financial Statements present fairly in all Material respects the financial condition and results of operations of Crown and the Crown Subsidiaries included therein as of the date of the balance sheets and for the respective periods covered, including, in the case of the Most Recent Financial Statements, all adjustments which are, in the opinion of management of Crown, necessary to a fair statement of the results of the interim period presented. All of such adjustments are of a normal reoccurring nature.

       4.4.2 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other corporate records of Crown and the Crown Subsidiaries are complete and correct in all Material respects; Crown has an adequate system of internal accounting controls; and Crown has an adequate system of disclosure controls and procedures, all as required by Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The minute books of Crown and the Crown Subsidiaries, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Boards of Directors, and committees of the Board of Directors of the respective entities, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Time, all of those books and records will be in the possession of the Surviving Corporation.

       4.4.3 INTRACORPORATE DEBT. Crown does not have, and will not have at the Closing Date, any obligation to, or due from, a Crown Subsidiary that is not wholly-owned by Crown.

4.5 NO CONSENTS. Except for filings with the SEC, filing the Articles of Merger with the Washington Secretary of States, filings provided under the HSR Act, and as set forth in Section 4.5 of the Crown Disclosure Schedule, no consents, approvals or authorizations of or filings with any Governmental Entity on the part of Crown are required for the validity of the execution and delivery by Crown of this Agreement or for Crown to perform its terms.

4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2003, Crown and the Crown Subsidiaries have not engaged in any of the following acts: (i) entered into any transaction not in the ordinary course of business; (ii) sold, transferred, or disposed of, or subjected to any Lien, any Material assets or properties of Crown or the Crown Subsidiaries (including the factoring or selling of accounts receivable), except for the sale of services and assets in the ordinary course of business; (iii) Materially deviated from historical accounting and other practices in connection with the maintenance of their books and records, except as may be required by Law or GAAP; (iv) incurred any physical damage, casualty, destruction or loss to property or assets of Crown or the Crown Subsidiaries, whether or not covered by insurance; (v) declared, set aside, or paid any dividend or other distribution on or with respect to the shares of capital stock of Crown except as contemplated by this Agreement, or directly or indirectly redeemed, purchased, or acquired any of such shares or split, combined, or reclassified shares of capital stock; (vi) increased, paid, or delayed payment of any payroll or payroll tax payment with respect to the compensation (including benefits) payable or to become payable by Crown or the Crown Subsidiaries to any of their respective directors, officers, employees or agents, or the making of any bonus payment or similar arrangement to or with any of them; (vii) cancelled any indebtedness due to Crown or the Crown Subsidiaries from others except for the write-off of accounts receivable in the ordinary course of business; (viii) created or incurred any Material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), or entered into any transaction, contract or commitment, other than such items created or incurred in the ordinary course of business; (ix) changed the manner in which Crown and the Crown Subsidiaries collect accounts receivable, extend discounts or credits to customers or otherwise deal with customers; (x) waived or released any Material rights of Crown or the Crown Subsidiaries, except in the ordinary course of business and for fair value, or let lapse or incurred any other loss of a Material right of Crown or the Crown Subsidiaries to use its assets or conduct its businesses; (xi) committed for or deferred any capital expenditures of Crown or the Crown Subsidiaries in excess of amounts budgeted; (xii) changed any accounting policies, except as may be required by Law or GAAP; (xiii) changed Crown's policies or the Crown Subsidiaries' policies with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable, including, without limitation, any acceleration or deferral of the payment or collection thereof, as applicable (including, without limitation, any payment advances); (xiv) changed the payment terms (including, without limitation, any advances) between Crown or the Crown Subsidiaries and any of their Material vendors; (xv) changed any development or permitting plans of Crown or the Crown Subsidiaries or deferred any costs or expenditures with respect to such plans; (xvi) granted price discounts on services or products outside the ordinary course of business and consistent with past practice; or (xvii) entered into any commitment or agreement to do any of the foregoing.

4.7    TAXES AND TAX RETURNS.

       4.7.1 TAXES; RETURNS. Crown and, with respect to periods during which they were included in any consolidated, combined or unitary return in which Crown has been included, each other corporation which has been so included, has
(i) duly filed all Material Returns in a timely manner, including extensions granted for such filing, consistent with applicable laws, as required to be filed by it (all such Returns being accurate and complete in all Material respects) and has paid all Taxes shown thereon to be due, and (ii) duly paid all Material Taxes required to be paid by any of them through the date of this Agreement, whether or not shown on a Return, other than Taxes that are being contested in good faith and by appropriate proceedings or as to which Crown has set aside on its books adequate reserves for Tax liability (as distinguished from reserves for deferred Taxes established to reflect timing differences between book and tax income) in accordance with GAAP. All Material Taxes attributable to all taxable periods ended on or before the Closing Date, to the extent not required to have been previously paid, will be fully and adequately reserved for as a Tax liability on Crown's financial statements in accordance with GAAP. The amounts recorded as reserves for Tax liability on the Most Recent Balance Sheet are sufficient in the aggregate for the payment by Crown of all unpaid Material Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for all periods ended on or prior to the date of such statement. There are no Liens for Taxes upon the assets of Crown or the Crown Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings. Since January 1, 1998, to the Knowledge of Crown, no claim has ever been made by an authority in a jurisdiction where Crown does not file Returns that it or the Crown Subsidiaries is or may be subject to taxation by that jurisdiction. Since January 1, 1998, to the Knowledge of Crown, (i) there are no claims asserted for deficiencies in Taxes against Crown or the Crown Subsidiaries, (ii) neither Crown nor the Crown Subsidiaries has given any currently effective waivers extending the statutory period of limitation applicable to any Return for any period or entered into any "closing agreements" as described in Section 7121 of the Code, (iii) neither Crown nor the Crown Subsidiaries has in effect any power of attorney or other authorization for anyone to represent it with respect to any Taxes and (iv) neither Crown nor the Crown Subsidiaries has received written notification of a Tax audit and, to the Knowledge of Crown there are no Tax audits in progress of any Returns of Crown or the Crown Subsidiaries. Neither Crown nor the Crown Subsidiaries has been a party to any Tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability for Taxes of anyone other than Crown. Neither Crown nor the Crown Subsidiaries has filed a consent under Section 341(f) of the Code. Crown has provided to Parent or its representatives complete and correct copies of its and the Crown Subsidiaries' Returns which have been filed on or subsequent to December 31, 1997, and all examination reports, if any, relating to the audit of such Returns by the IRS or other Tax authority. Neither Crown nor the Crown Subsidiaries (i) has agreed to, or is required to, make any adjustments under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Laws) by reason of a change in accounting method or otherwise; (ii) is, was, or will be, at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (iii) has filed or been required to file any reports under Section 999 of the Code; (iv) has failed to disclose on its federal income Tax Returns any positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (v) other than the consolidated group of which Crown is now the common parent, has ever been a member of an Affiliated Group filing a consolidated United States federal income Tax Return and has any liability for the Taxes of any other Person other than a Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (vi) is a party to any joint venture, partnership, limited liability company or other arrangement or contract properly treated as a partnership for United States federal income Tax purposes; or (vii) has entered into any gain recognition agreements under Section 367 of the Code and the Treasury Regulations promulgated thereunder. For United States federal income tax purposes: (i) Crown's adjusted tax basis in the Solitario common stock held by Crown as of the date hereof is not less than $8,150,000; and (ii) any gain recognized as a result of Crown's distribution of the Solitario common stock on or before the Closing Date under Section 7.3.5 below will be offset by tax losses of Crown occurring at or prior to the Effective Time and available for such purpose.

       4.7.2 TAX WITHHOLDING. All Material amounts required to be withheld by Crown or the Crown Subsidiaries from employees, creditors, stockholders or other third parties for Taxes have either been withheld or collected and paid, when due, to the appropriate governmental authority, or an adequate reserve has been established and Crown and the Crown Subsidiaries have otherwise complied in all Material respects with applicable laws, rules, and regulations relating to Tax withholding and remittance.

       4.7.3 PARACHUTE PAYMENTS. Except as provided in Section 4.7.3 of the Crown Disclosure Schedules, Crown and the Crown Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them, Parent or Purchaser, to make any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

4.8    EMPLOYEES.

       4.8.1 AGREEMENTS; BENEFIT PLANS. SECTION 4.8.1 of the Crown Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation plan, fringe benefit plan or any agreement providing any payment or benefit resulting from a change in control, pension, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Crown and the Crown Subsidiaries, or their beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Crown or the Crown Subsidiaries maintain, to which Crown or the Crown Subsidiaries contribute, or under which any employee, former employee, director or former director of Crown or the Crown Subsidiaries is covered or has benefit rights and pursuant to which any liability of Crown or the Crown Subsidiaries exists or is reasonably likely to occur (the "Benefit Plans"). Except as set forth in SECTION 4.8.1 of the Crown Disclosure Schedule, neither Crown nor the Crown Subsidiaries maintain or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Crown or the Crown Subsidiaries or their beneficiaries, or other provisions which would cause an increase in the liability to Crown or the Crown Subsidiaries or to Parent as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment or directorship (a "Change in Control Benefit"). Except as provided in SECTION 4.8.1 of the Crown Disclosure Schedule, the execution of this Agreement does not constitute a "change in control" for purposes of any Benefit Plan or any Change in Control Benefits. The term "Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this SECTION 4.8.1, provided that the term "plan" or "plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Copies of the Benefit Plans have been previously made available to Parent. There is no liability under the Benefit Plan for employees of subsidiaries previously sold or otherwise disposed of by Crown or the Crown Subsidiaries.

       4.8.2 DOCUMENTS DELIVERED TO PARENT. Crown has delivered or made available to Parent true and complete copies of the following documents, as they may have been amended to the date hereof, relating to the Benefit Plans, other than any multiemployer plan: (i) the most recent version of each of the Benefit Plans listed in SECTION 4.8.1 of the Crown Disclosure Schedule if in writing, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter or opinion letter from the Internal Revenue Service with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; (iii) the actuarial valuation prepared for the most recent plan year for any Benefit Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA); (iv) the current summary plan description for each Benefit Plan; and (v) the complete Form 5500 filings, for each of the Benefit Plans that is obligated to file such form for the three (3) most recent plan years.

       4.8.3 CERTAIN REPRESENTATIONS REGARDING BENEFIT PLANS. Except as disclosed in SECTION 4.8.3 of the Crown Disclosure Schedule:

              4.8.3.1 each of the Benefit Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement and any applicable collective bargaining agreement, complier in form and operation with all applicable laws, including ERISA and the Code, in all Material respects;

              4.8.3.2 each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Qualified Plans");

              4.8.3.3 all accrued contributions and other payments required to be made by Crown to or with respect to any Benefit Plan have been made within the time periods prescribed by ERISA and the Code or, if not yet due, reserves adequate for such purposes have been set aside therefor and reflected in the Most Recent Balance Sheet. Neither Crown nor the Crown Subsidiaries is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract in each case, which could result in any Material liability, and there are no Material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan;

              4.8.3.4 neither Crown, the Crown Subsidiaries, nor their ERISA Affiliates have made or agreed to make, or are they required to make (in order to bring any of the Benefit Plans into substantial compliance with ERISA or the Code), any change in benefits that would Materially increase the costs of maintaining any of the Benefit Plans;

              4.8.3.5 neither Crown, the Crown Subsidiaries, nor their ERISA Affiliates, nor, to the Knowledge of Crown, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has breached the fiduciary rules of ERISA or engaged in any prohibited transaction which could subject Crown or its ERISA Affiliates to any Material tax or penalty imposed under Section 4975 of the Code or Sections 502(i) or (l) of ERISA;

              4.8.3.6 there are no actions, suits, disputes, arbitration or claims pending (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Crown, threatened against any Benefit Plan or against the assets of any Benefit Plan;

              4.8.3.7 all bond coverage requirements and all reporting and disclosure obligations under ERISA and the Code have been complied with on a timely basis with respect to each of the Benefit Plans and the related trust, group annuity contract, insurance policy or other funding arrangement except for any instances of non-compliance that could not reasonably be expected to result in Material liability for Crown, the Crown Subsidiaries or, following the Closing Date, for Parent or Purchaser;

              4.8.3.8 each Benefit Plan which is a "group health plan" (as defined in Section 5000 of the Code) has been maintained and operated in all Material respects in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (collectively, "COBRA") and Crown has no liability under COBRA for any Tax penalty or damages;

              4.8.3.9 no benefit payable or which may become payable by Crown, the Crown Subsidiaries or their ERISA Affiliates pursuant to any Benefit Plan could reasonably be expected to constitute an "excess parachute payment" (within the meaning of Section 280G of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code;

              4.8.3.10 no Benefit Plan currently or previously maintained by Crown, the Crown Subsidiaries or their ERISA Affiliates provides any post-retirement medical, health, life insurance, or welfare benefits, and neither Crown nor its ERISA Affiliates maintains any obligations to provide any post-retirement welfare benefits in the future (other than rights required by COBRA; and

              4.8.3.11 neither Crown, the Crown Subsidiaries nor any of their ERISA Affiliates has ever maintained, sponsored, contributed to, or incurred liability under any "multiemployer plan," as defined in Section 3(37) of ERISA, a defined benefit plan, as defined in Section 3(35) of ERISA, or a plan subject to the minimum funding standards set forth in
       Section 302 of ERISA and Section 412 of the Code.

       4.8.4 EMPLOYEES; COMPENSATION. Crown has furnished to Parent a true and correct list of each employee of Crown or the Crown Subsidiaries together with such employee's annual rate of compensation and payments to be due to each such employee in connection with the consummation of the transactions contemplated hereby. Except as set forth in SECTION 4.8.4 of the Crown Disclosure Schedule:
(i) as of the date of this Agreement, no officer or employee of Crown or the Crown Subsidiaries has obtained any binding and effective commitment of Crown or the Crown Subsidiaries to pay to him or her in respect of any future year aggregate remuneration in excess of the rate of compensation set forth in such list, (ii) neither Crown nor the Crown Subsidiaries is obligated to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), (iii) no officer or director of Crown or the Crown Subsidiaries is eligible to receive a Change in Control Benefit, (iv) neither Crown nor the Crown Subsidiaries is a party to (A) any management, employment, deferred compensation, severance, bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any consultant who prior to becoming a consultant was a director or officer of Crown or the Crown Subsidiaries or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, (v) neither Crown nor the Crown Subsidiaries is a party to any agreement to loan any amount to or guarantee a loan of any amount to any employee, (vi) neither Crown nor the Crown Subsidiaries has been or is not a party to any Plan, contract or arrangement providing for insurance or for any indemnification of any officer, director or employee of Crown or the Crown Subsidiaries, (vii) neither Crown nor the Crown Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment, (viii) there is no unfair labor practice or other complaint against Crown or the Crown Subsidiaries pending or, to the Knowledge of Crown, threatened, before the National Labor Relations Board, or any complaint before the Equal Employment Opportunity Commission, or any state, local or foreign agency similar to either thereof, (ix) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the Knowledge of Crown, threatened against or involving Crown or the Crown Subsidiaries, and (x) there is no legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation of any nature pending or, to the Knowledge of Crown, threatened in respect of which any director, officer, employee or agent of Crown or the Crown Subsidiaries is or may be entitled to claim indemnification from Crown or the Crown Subsidiaries.

4.9 BROKER'S FEES. Except as set forth in section 7.2.6, neither Crown, the Crown Subsidiaries nor any of their officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker's fees, financial advisory fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.10 LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Crown or the Crown Subsidiaries is bound, or to which any of their assets, properties, securities or businesses is subject that individually require the payment by Crown or the Crown Subsidiaries of the sum of $50,000 or more. As of the date hereof there are no actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of Crown, threatened against Crown or the Crown Subsidiaries or any of their assets or properties, except for actions, suits, or claims that would not have a Material Adverse Effect.

4.11 AUTHORIZATIONS; COMPLIANCE WITH LAWS. Crown and the Crown Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Crown Contracts to which they are a party, except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect (the "Crown Permits"); PROVIDED THAT, Crown does not have, and does not represent that it has, all authorizations, permits, licenses, variances, exemptions, orders, and approvals required by Governmental Entities to construct and operate a mine at its Buckhorn Mountain Project in the state of Washington. Crown and the Crown Subsidiaries are in compliance with the terms of the Crown Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. Except as set forth in SECTION 4.11 of the Crown Disclosure Schedule, since January 1, 1997, neither Crown nor the Crown Subsidiaries has been in violation of or default under any Law, except for any such violation or default which will not have a Material Adverse Effect. To Crown's Knowledge, except as set forth in SECTION 4.11 of the Crown Disclosure Schedule, as of the date of this Agreement, no investigation or reviews by any Governmental Entity with respect to Crown or the Crown Subsidiaries is pending nor has any Governmental Entity notified Crown or the Crown Subsidiaries of an intention to conduct the same nor do any facts exist which may give rise to such an investigation or review.

4.12 ENVIRONMENTAL MATTERS. Except as set forth in SECTION 4.12 of the Crown Disclosure Schedule, and except for such violations, notices and Releases as would not, taken together, have a Material Adverse Effect: (a) neither Crown nor the Crown Subsidiaries is in violation of any applicable Environmental Law; (b) no Hazardous Material has been disposed of or Released by Crown or the Crown Subsidiaries in violation of applicable Environmental Law; (c) neither Crown nor the Crown Subsidiaries has any liability under any Environmental Law; and (d) neither Crown nor the Crown Subsidiaries has received any notice from any governmental body alleging that Crown or the Crown Subsidiaries is in violation of, or liable for investigation or cleanup of any Release of Hazardous Material under, any Environmental Law.

4.13 ABSENCE OF DEFAULTS. Except where a default or violation would not have a Material Adverse Effect, neither Crown nor the Crown Subsidiaries is in violation of any provision of its Organizational Documents, or in default under or violation of any Crown Contract and, to the Knowledge of Crown or the Crown Subsidiaries, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation.

4.14   MATERIAL CONTRACTS.

       4.14.1 MATERIAL CONTRACTS. Crown's Form 10-K and Forms 10-Q disclose all contracts that constitute "material contracts" as defined in Item 601(b)(10) of Regulation S-K to which Crown or the Crown Subsidiaries are a party or to which they or their assets are subject and which are required to be disclosed therein or listed as exhibits thereto, except as set forth in Section 4.14.1 of the Crown Disclosure Schedule (collectively, the "Crown Contracts"). True and complete copies of all of the Crown Contracts have been provided or made available to Parent.

       4.14.2 INSURANCE POLICIES. True copies of the insurance policies now in effect with respect to the owned and leased real properties, businesses, employees, officers and directors of Crown or the Crown Subsidiaries and with respect to any Benefit Plan or a fiduciary thereof and the amounts and types of casualties and contingencies insured against thereunder, including all amendments and supplements thereto, have been delivered or made available to Parent.

4.15 TITLE AND CONDITION OF ASSETS. Crown or the Crown Subsidiaries have sufficient title (subject, in the case of unpatented mining claims located in the United States, to the paramount title of the United States of America), applying customary standards in the mining industry, to their operating properties and properties with proven and probable ore reserves or mineral resources (other than property as to which Crown or the Crown Subsidiaries are a lessee, in which case it has a valid leasehold interest) to permit the exploitation of such reserves and resources, except for such defects in title that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Crown or the Crown Subsidiaries. Notwithstanding the foregoing, no representation or warranty is made as to a discovery of valuable minerals for any unpatented mining claim located in the United States. All real and tangible personal property of Crown or the Crown Subsidiaries is in generally good repair and is operational and usable in the operation of Crown or the Crown Subsidiaries, subject to normal wear and tear and technical obsolescence, repair, or replacement, except for such property whose failure to be in such condition would not be reasonably likely to have a Material Adverse Effect on Crown.

4.16 LABOR RELATIONS. As of the date hereof, no employees of Crown or the Crown Subsidiaries are covered by any collective bargaining agreement and (a) there are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the Knowledge of Crown, threatened as of the date hereof with respect to the employees of Crown or the Crown Subsidiaries which would have a Material Adverse Effect on Crown or the Crown Subsidiaries; and (b) to Crown's Knowledge, as of the date hereof, there are no present or pending applications for certification (or equivalent procedure under any applicable Law) of any union as the exclusive bargaining agent for any employees of Crown or the Crown Subsidiaries.

4.17 RESERVE REPORTS AND RESERVE ESTIMATES. The reports of proven and probable reserves of Crown summarized in its report on Form 10-K for the year ended December 31, 2002, and in its subsequent reports on Form 10-Q were prepared in all Material respects in accordance with applicable requirements of the Exchange Act and such reports were, as of their respective dates, in all Material respects in compliance with the requirements applicable to the presentation of such reserves in documents filed with the SEC.

4.18 INTELLECTUAL PROPERTY RIGHTS. SECTION 4.18 of the Crown Disclosure Schedule sets forth all Material trade names, patents, trademark registrations, service mark registrations, copyright registrations and all pending applications for and registrations of any of the foregoing, owned by Crown or the Crown Subsidiaries identified by country in which they have been filed or registered and with applicable serial or registration numbers (the "Intellectual Property"). Crown or the Crown Subsidiaries is the owner of all right, title and interest in and to the Intellectual Property. Crown or the Crown Subsidiaries have, and will continue to have after the Merger, the exclusive right to use such Intellectual Property (which, subject to the disclosures in SECTION 4.18 of the Crown

Disclosure Schedule, and in combination with any rights of Crown pursuant to common law or the Crown Contracts, constitutes all Material Intellectual Property rights necessary for the conduct of its business) and the use thereof by Crown or the Crown Subsidiaries does not violate or infringe the rights of any other person, and the transfer to the Surviving Corporation pursuant to the Merger, will not violate or infringe the rights of any other person. To the Knowledge of Crown or the Crown Subsidiaries, no other person is infringing the right of Crown or the Crown Subsidiaries in any such Intellectual Property. Neither Crown nor the Crown Subsidiaries is in default nor, with the giving of notice or lapse of time or both, would be in default, under any license to use such Intellectual Property.

4.19 ACCOUNTS RECEIVABLE. All of the receivables (the "Accounts Receivable") including accounts receivable, loans receivable and advances of Crown or the Crown Subsidiaries which are reflected in the Most Recent Balance Sheet and all such Accounts Receivable which have arisen since the Most Recent Balance Sheet, have arisen only from bona fide transactions in the ordinary course of business.
SECTION 4.19 of the Crown Disclosure Schedule accurately lists as of September 30, 2002, all Accounts Receivable and, for all Material Accounts Receivable, the amount owing and the aging of such receivable, the name and last known address for the party from whom such receivable is owing, and any security in favor of Crown or the Crown Subsidiaries for the repayment of such receivable which Crown or the Crown Subsidiaries purport to have. Subject to the reserves shown on the Most Recent Balance Sheet with respect to the Accounts Receivable which have been established in accordance with GAAP and in a manner consistent with the prior practice of Crown, the Accounts Receivable as of September 30, 2003, are collectible in accordance with their terms. There are no contests, claims, warranty claims, failure of performance claims, or other asserted claims or rights of set-off under agreements with obligors of the Accounts Receivable as of September 30, 2003, relating to the amount or validity of such Accounts Receivable in excess of $25,000 in the aggregate.

4.20 CAPITALIZED LEASE OBLIGATIONS. Neither Crown nor the Crown Subsidiaries has any capitalized lease obligations.

4.21 CROWN REORGANIZATION. Crown has satisfied all of its obligations under the plan of reorganization (the "Plan of Reorganization") dated March 25, 2002, and all court orders related thereto. There are no outstanding claims (including, without limitation, any executory, priority or administrative claims) relating to the Plan of Reorganization.

4.22 CROWN SEC DOCUMENTS Crown has filed all forms, reports and documents with the SEC required to be filed by it after January 1, 2001, and prior to the date of this Agreement (the "Crown SEC Documents"). Each Crown SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No Crown SEC Document, as of its filing date (or if amended, as of the date of its last amendment), contains any untrue statement of a Material fact or omitted to state any Material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Crown Subsidiaries is required to file any forms, reports, or other documents pursuant to the Securities Act or the Exchange Act.

                                    ARTICLE V
                 CONDUCT OF BUSINESS BY CROWN PENDING THE MERGER

5.1 CONDUCT OF BUSINESS BY CROWN PENDING THE MERGER. Crown covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, Crown will cause its business and the business of the Crown Subsidiaries to be conducted only in the ordinary course of business or as reasonably necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Crown covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement:

       5.1.1 BUSINESS RELATIONS. Crown will use its commercially reasonable efforts to (i) preserve intact the business and organization of Crown and the Crown Subsidiaries; (ii) keep available to itself and Parent the present services of the employees of Crown and the Crown Subsidiaries; (iii) pursue, in a professional and commercially reasonable manner, and in consultation with Parent, its permitting and licensing efforts with respect to the Buckhorn


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

Mountain Project; and (iv) maintain in full force and effect, at the same levels of coverage, all the currently existing insurance.

       5.1.2 CAPITALIZATION. Crown will not (i) sell or pledge or otherwise encumber any stock owned by it in the Crown Subsidiaries, other than (A) each of such contractual obligations as set forth on Section 5.1.2 of the Crown Disclosure Schedule or (B) encumbrances resulting from the application of Permitted Liens, (ii) amend its, or permit the amendment of the Subsidiaries' (other than Solitario's) Organizational Documents, (iii) split, combine or reclassify any shares of its capital stock; (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property or any combination thereof with respect to its capital stock (other than such payments as may be required under the provisions of the Crown Convertible Notes and the declaration and payment by Crown of a dividend solely in Solitario common shares; PROVIDED THAT, Crown shall reserve from such dividend sufficient Solitario common shares to permit it to meet any contractual obligations Crown may have), or (v) enter into any agreement, commitment or arrangement with respect to any of the foregoing. Crown shall make all interest payments with respect to the Crown Convertible Notes, when due under their terms, in cash.

       5.1.3 SELL OR PURCHASE CAPITAL STOCK; MERGERS; JOINT VENTURES. Crown shall not (i) issue, authorize the issuance of or sell any additional shares of Crown common stock or other Crown securities, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any character to acquire any shares of its capital stock, except for the vesting of Crown Options in accordance with their existing terms, the exercise of Crown Options and Crown Warrants in accordance with their terms, or the conversion of outstanding Crown Convertible Notes; (ii) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock; (iii) amend or terminate any Material contract, agreement or license to which it is a party other than in the ordinary course of business or as reasonably necessary in connection with the transactions contemplated in this Agreement; (iv) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; (v) sell, lease, license, transfer, pledge, mortgage, hypothecate or otherwise dispose of any of its assets other than in the ordinary course of business, excluding the sale of immaterial assets of Crown that in the good faith belief of Crown are not necessary to the operation of its business and except for the distribution of Solitario common stock to its stockholders; (vi) enter into any joint venture or partnership or acquire majority ownership of any business entity which involves an investment by Crown in the aggregate in excess of $25,000; (vii) incur any indebtedness for borrowed money other than trade payables in the ordinary course of business;
(viii) guarantee any obligation of a third party; (ix) issue any debt securities; or (x) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

       5.1.4 COMPENSATION. Except in the ordinary course of business and except as required by existing agreements, neither Crown nor the Crown Subsidiaries shall grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer or employee, or grant any severance or termination pay (other than pursuant to policies or agreements of Crown in effect on the date hereof and disclosed in the Crown Disclosure Schedule) or pay any "excess parachute payment" within the meaning of
Section 280G of the Code to, or enter into any employment, consulting, compensation, severance, termination or other form of agreement with, any executive officer, director, employee or independent consultant or advisor, whether past, present or future. Neither Crown nor the Crown Subsidiaries shall increase benefits payable under, or broaden eligibility for, their current severance or termination pay policies, and except as required by applicable Law, regulations or court order. Neither Crown nor the Crown Subsidiaries shall adopt, enter into or amend to increase the benefits payable under, or broaden eligibility for, any Benefit Plan.

       5.1.5  ALTERNATIVE TRANSACTION.

              5.1.5.1 Crown shall not, directly or indirectly through any of the Crown Subsidiaries or the respective directors, officers, agents, representatives, affiliates, stockholders or any other persons acting on any of their behalf, (a) enter into any transaction with any party other than Parent relative to a merger or consolidation or any other business combination or any disposition of the assets of Crown or any interest in its business, its capital stock or any part thereof or a transaction comparable or similar to the Merger or that would prevent or materially impede the Merger (any of the foregoing, an "Alternative Transaction"),
       (b) solicit or encourage submission of inquiries, proposals or offers from any other party relative to an Alternative Transaction; (c) except in the ordinary course of business or as required by Law, regulation, or court order or by agreements existing at the date of this Agreement, provide information to any other Person regarding Crown or any of the Crown Subsidiaries (other than Solitario), (d) conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an Alternative Transaction, or (e) agree to do any of the foregoing. Crown shall promptly notify Parent if it receives any offer, inquiry or proposal or enters into any discussions, including without limitation, the terms and conditions of any such Alternative Transaction and the identity of the potential acquirer relating to an Alternative Transaction and the details thereof, and shall keep Parent fully informed on an ongoing basis with respect to each such offer, inquiry, proposal or discussions with any Person. Crown shall provide Parent with copies of all such offers, inquiries or proposals that are in writing and all written materials and correspondence relating thereto as soon as practicable after receipt by Crown. Crown and its Board of Directors shall not enter into any agreement with respect to, or otherwise approve or recommend, any Alternative Transaction, unless
       SECTION 5.1.5.4 of this Agreement has been complied with.

              5.1.5.2 Notwithstanding anything to the contrary in this Agreement, in response to an unsolicited offer, inquiry or proposal from any Person with respect to an Alternative Transaction, Crown (and its directors, officers, agents, representatives, affiliates, stockholders and other persons acting on its behalf) may (a) participate in discussions or negotiations with, review information from, and, subject to compliance with Section 5.1.5.4, furnish non-public information to any third party that has made such offer, inquiry or proposal relative to an Alternative Transaction and/or (b) approve or accept an unsolicited Alternative Transaction and may make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternative Transaction, in each case only if Crown's Board of Directors determines in good faith: (i) that, in the case of subclause (a), such Alternative Transaction proposal is or is reasonably likely to be or become, or, in the case of subclause (b), such Alternative Transaction proposal is more favorable to Crown and its shareholders than the transactions contemplated by this Agreement; and (ii) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, review such information or furnish such information regarding, or approve or accept, the Alternative Transaction would violate the fiduciary duties under applicable Law (any such Alternative Transaction as to which such a determination has been made being herein referred to as a "Superior Proposal"); provided, however, that Crown shall, prior to providing such information or participating in such discussions, advise Parent that Crown will do so.

              5.1.5.3 Crown shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any of the foregoing. Crown agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Crown is a party, other than agreements with Crown's customers and suppliers entered into in the ordinary course of business.

              5.1.5.4 If Crown proposes to enter into a definitive agreement in connection with a Superior Proposal, it shall first provide Parent with the details thereof (including a copy of all written agreements, correspondence and other documents relating thereto) and a reasonable period of time (which shall not be less than two (2) business days) during which Parent may propose changes to the transaction provided for by this Agreement. Crown may not furnish any of its non-public information to a potential party to a Superior Proposal unless it has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Parent.

              5.1.5.5 Crown shall ensure that the officers and directors of Crown and the Crown Subsidiaries, and any investment banker, attorney or other advisor or representative retained by Crown or any of the Crown Subsidiaries, or providing services to Crown or any of the Crown Subsidiaries, in connection with the transactions contemplated hereby are aware of the restrictions described in this SECTION 5.1.5 and shall direct such Persons to comply therewith.

       5.1.6 VIOLATION OF LAW. Crown shall not take any action which violates any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties which would have a Material Adverse Effect.

       5.1.7 BOOKS AND RECORDS. Crown shall maintain its books, accounts and records in accordance with GAAP and, except as otherwise required by GAAP, on a basis consistent with the Most Recent Financial Statements. Crown shall not make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP.

       5.1.8 TAXES. Crown will not (i) incur, pay or be subject to any obligation to make any payment of, or in respect of, any Tax on or before the Effective Time, except in the ordinary course of business or (ii) agree to extend or waive any statute of limitations on the assessment or collection of any Tax.

       5.1.9 PAYMENT OF LIABILITIES. Crown shall pay or discharge its current liabilities and accounts payable and properly accrue or provide for deferred liabilities in the ordinary course of business consistent with past practice, except for such liabilities as may be subject to a good faith dispute or counterclaim and for which adequate reserves have been established.

       5.1.10 COLLECTION OF ACCOUNTS RECEIVABLE. Crown shall use reasonable commercial efforts to collect its accounts receivable in the ordinary course of business consistent with past practice. Crown shall not factor or sell or agree to factor or sell its accounts receivable or any portion thereof.

       5.1.11 VENDORS AND SUPPLIERS. Crown shall not change or agree to change any Material terms with any of its vendors or suppliers except in the ordinary course of business. Crown shall pay all liabilities to vendors and suppliers in the ordinary course of business consistent with past practice.

       5.1.12 PAYROLL. Except as may be required by Law, Crown shall not make any Material change in its payroll and payroll tax payment practices.

       5.1.13 CAPITAL EXPENDITURES. Crown shall not make any capital expenditures in excess of $500,000 in the aggregate per calendar quarter.

5.2 PROCESSING OF REQUESTS FOR CONSENT. If Crown wishes to seek the consent of Parent to any activity requiring such consent pursuant to SECTION 5.1, it shall request such consent by written notice to Brian W. Penny, the Chief Financial Officer of Parent. Parent shall use reasonable efforts to cause a decision with respect to such consent to be made and communicated to Crown as soon as practical and, in any event, within five business days following receipt of such notice.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1 REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Parent and Crown shall prepare and file with the SEC a registration statement on Form F-4 (the "Registration Statement"), which will include a proxy statement for the solicitation of proxies by Crown in connection with the approval of the Merger by the Crown stockholders (the "Proxy Statement/Prospectus"). Each of Parent and Crown shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of Kinross Common Shares in the Merger and the solicitation of proxies for the Crown Stockholders' Meeting. Each of Parent and Crown shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such registration statement. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, Crown shall comply with all applicable requirements of the Exchange Act, rules and regulations thereunder, and the Washington Act necessary to notice and hold the Crown Stockholders' Meeting. The Proxy Statement/Prospectus shall include the Crown Recommendation, unless such recommendation shall have been withdrawn as a result of a Superior Proposal or as the Board of Directors, after consultation with outside legal counsel, determines is required by the fiduciary duties of the Crown Board of Directors. The information supplied by Crown or Parent, as the case may be, for inclusion in the Registration Statement shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Crown, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Crown hereby consents to the use of the information it provides for inclusion in the Registration Statement or contained in Crown's periodic reports filed with the SEC in any filing Kinross is obligated to make or makes under the provisions of Canadian securities Laws. If at any time prior to the Effective Time any event or circumstance relating to Crown or any of its affiliates, or its or their respective officers or directors, is discovered by Crown or Parent, as the case may be, that should be set forth in a supplement or an amendment to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof in writing. All documents that Crown or Parent, as the case may be, is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

6.2 CONVERSION OF OUTSTANDING CROWN CONVERTIBLE NOTES. Crown agrees to use its commercially reasonable efforts to (i) obtain the necessary approval of the holders of the outstanding Crown Convertible Notes to amend the terms of such Crown Convertible Notes; (ii) obtain the necessary agreement of each of the holders of such Crown Convertible Notes; or (iii) to call the Crown Convertible Notes for redemption, in any event, so that all of the outstanding Crown Convertible Notes are redeemed or are converted into Crown Common Shares prior to the Effective Time.

6.3 FILINGS BY SOLITARIO. Crown agrees to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the Securities Act, the Exchange Act, and Canadian securities Laws in connection with the distribution by Crown of the Solitario Common Stock to the stockholders of Crown. Such filings shall be prepared by and made at the expense of Solitario. Crown shall cooperate in providing all information to Solitario necessary to complete such filings.

6.4 ACCESS AND INFORMATION. Crown hereby covenants and agrees that it will afford to Parent and its representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties upon reasonable prior notice and shall use reasonable efforts to make its directors, management, other employees and authorized representatives (including counsel and independent public accountants) available to confer with Parent and its authorized representatives (provided that Parent shall give the Chief Executive Officer of Crown reasonable notice) and, during such period, Crown will (i) make available all papers and records of Crown relating to the assets, properties, operations, obligations and liabilities of Crown, including but not limited to, all books of account (including the general ledger), tax records and returns, title documents, minute books of directors', committees' and stockholders' meetings, mining plans or permitting applications or strategies (other than documents relating to the consideration by Crown of the transactions contemplated by this Agreement), Organizational Documents, Crown Contracts, filings with and communications from any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects as Parent may from time to time reasonably request and that Crown has, and (ii) promptly furnish to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. Throughout the period prior to the Effective Time, Crown will cause one or more of its designated representatives to be available to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of Crown.

6.5 REGULATORY APPROVALS. Parent, Purchaser and Crown shall make all filings and requests for approval with any and all Governmental Entities as may be necessary to permit or give effect to the transactions contemplated by this Agreement.

6.6 ADDITIONAL AGREEMENTS; FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including using its commercially reasonable efforts to obtain all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations; and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Crown and Parent each will make commercially reasonable efforts to conduct its business so that its representations and warranties shall be true and correct at the Effective Time (except those representations and warranties which are expressly limited to some other date, or actions contemplated or permitted hereby) with the same force and effect as if such representations and warranties were made anew at and as of the Effective Time. Each party shall give prompt written notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure has caused or could reasonably be expected to cause any representation or warranty of Crown or Parent as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VII and (ii) any failure of Crown or Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.7 PUBLICITY. So long as this Agreement is in effect, neither Crown nor Parent will, prior to the Effective Time, issue, or permit to be issued any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with NYSE or the TSX.

6.8 TAX TREATMENT. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Nothing herein shall preclude Parent from transferring its ownership of Crown to another Subsidiary of Parent that is "controlled" by Parent within the meaning of Code Section 368(a)(2)(c).

6.9 INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary, including SECTION 1.5, the Merger shall not diminish or otherwise adversely affect the rights of the current and former directors and officers of Crown (each an "Indemnified Party") under Articles XII and XIII of the Articles of Amendment of the Restated Articles of Incorporation of Crown and under Article Eleven of the Bylaws of Crown (collectively the "Indemnification Provisions"). The Surviving Corporation and the Parent assume and shall be jointly and severally liable for all obligations of Crown under the Indemnification Provisions for any "proceeding" (as defined in Section 11-1 of the Bylaws of Crown) that arises with respect to an Indemnified Party within six
(6) years after the Effective Time. Each Indemnified Party shall have the right to enforce his rights under the Indemnification Provisions directly against the Surviving Corporation and/or the Parent, with respect to each such proceeding. The Surviving Corporation and the Parent agree that, notwithstanding the terms of Section 11-3 of the Bylaws of Crown, in all proceedings not brought by the Surviving Corporation and/or Parent, the Surviving Corporation and Parent shall not have the right by resolution of the Board of Directors or other corporate action to withhold the advancement of expenses to an Indemnified Party, and that such right to the advancement of expenses shall be subject only to the Indemnified Party's delivery of the undertaking described in Section 11-3 of the Bylaws of Crown. This SECTION 6.9 (i) is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his heirs and personal representatives, (ii) shall be binding on the Surviving Corporation and the Parent and their respective successors and assigns, and (iii) shall survive the Merger and Effective Time.

6.10 RULE 145 AFFILIATES. Prior to the Effective Time, Crown shall cause to be delivered to Parent a list identifying all persons who are, at the time of the Crown Stockholders' Meeting, deemed to be an affiliate (as defined in the Securities Act) of Crown. Crown shall use its reasonable efforts to cause each person who is identified as a possible Securities Act Affiliate to enter into, prior to the Effective Time, an agreement in the form attached hereto as Exhibit
6.10 pursuant to which each such Person acknowledges its responsibilities as such an affiliate.

6.11   TAX REPRESENTATION LETTERS. For purposes of the tax opinion described in
SECTION 7.2.4 of this Agreement, each of Crown, Parent, and Purchaser shall provide representation letters reasonably customary in scope and substance, each dated as of the date that is two business days prior to the date the Proxy Statement/Prospectus is mailed to shareholders of Crown and reissued as of the Closing Date.

6.12 CROWN OPTIONS. The Crown Board of Directors, in a timely fashion, shall select the alternative set forth in paragraph 10.2-3 of the Crown 2002 Stock Incentive Plan so that all Crown Options shall be exercised or shall terminate prior to the Effective Time.

                                   ARTICLE VII
                                   CONDITIONS

7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the following conditions, except, to the extent permitted by applicable Law, as such condition may be waived in writing pursuant to SECTION 7.5 by the joint action of Parent and Crown:

       7.1.1 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and Parent shall have received all other authorizations necessary under applicable securities laws to consummate the transactions contemplated by this Agreement.

       7.1.2 APPROVAL OF CROWN STOCKHOLDERS. Crown shall have obtained all approvals of holders of shares of capital stock of Crown necessary to approve and adopt the Merger, this Agreement and all the transactions contemplated hereby to the extent required by the Washington Act.

       7.1.3 INJUNCTION; COMPLIANCE WITH LAW. No preliminary or permanent injunction or other order by any foreign court having appropriate jurisdiction or of any federal or state court preventing consummation of the Merger having been issued and continuing in effect, and the Merger and the other transactions contemplated hereby not being prohibited under any applicable Law.

       7.1.4 LEGAL PROCEEDINGS. No Law or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger or litigation instigated which seeks to prohibit, restrain, enjoin, or restrict the consummation of the Merger.

       7.1.5 REGULATORY APPROVALS. All approvals, consents, or authorizations of any governmental entity or other regulatory body having jurisdiction over the matter, including, but not limited to, the NYSE and the TSX, required as a condition of the consummation of the transactions contemplated herein shall have been received and shall not have been rescinded; and neither Crown nor Parent shall have received written notice from any such entity that it is conducting any review or investigation to determine whether any such approval, consent, or authorization should be withdrawn or Materially modified.

7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CROWN. The obligations of Crown to effect the Merger and the other transactions contemplated hereby are also subject the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Crown, in whole or in part, to the extent permitted by applicable law.

       7.2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Crown shall have received a certificate of the President and the Chief Financial Officer of Parent, dated the Closing Date, to such effect.

       7.2.2 AGREEMENTS AND COVENANTS. Parent and Purchaser shall each have performed or complied, in all Material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Crown shall have received a certificate of the President and the Chief Financial Officer of Parent and Purchaser, dated the Closing Date, to such effect.

       7.2.3 MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence, or circumstance in the current or future business, assets, liabilities, financial condition, or results of operations of Parent and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, viewed on a consolidated basis.

       7.2.4 TAX OPINION. Crown shall have received the written opinion of Parr Waddoups Brown Gee & Loveless, dated the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) Parent, Purchaser, and Crown will constitute parties to the reorganization within the meaning of
Section 368(b) of the Code; and (c) for United States federal income tax purposes no gain or loss will be recognized by the holders of Crown Common Stock or Crown Warrants upon receipt of shares of Kinross Common Shares in the Merger in exchange for such Crown Common Stock or Crown Warrants, except for any cash received in lieu of a fractional share interest in the Kinross Common Shares; and (d) Crown Shareholders will not recognize taxable gain under Section 367(a) of the Code as a result of the Merger; and such opinion shall not have been withdrawn or modified. Counsel may rely on representations from the parties and appropriate assumptions in rendering its opinion.

       7.2.5 APPROVALS AND CONSENTS. Parent shall have obtained any consents from third parties necessary to consummate the transactions contemplated hereby without Material Adverse Effect on the business or financial condition of Parent.

       7.2.6 OPINION OF FINANCIAL ADVISOR. The financial advisor of Crown, Haywood Securities Inc. of Toronto, Ontario, has delivered to the Board of Directors of Crown a written opinion to the effect that the Exchange Ratio is fair from a financial point of view to the shareholders of Crown.

7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent and Purchaser, in whole or in part, to the extent permitted by applicable law.

       7.3.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Crown contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect.

       7.3.2 AGREEMENTS AND COVENANTS. Crown shall have performed or complied, in all Material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect.

       7.3.3 MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence, or circumstance in the current or future business prospects, assets, liabilities, financial condition or results of operations of Crown or any of the Crown Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the business, properties, or prospects of Crown, including any action taken, or any statute, rule, regulation, or order enacted, entered, or enforced by any Governmental Entity in connection with the grant or denial of a regulatory approval necessary, in the reasonable business judgment of Parent and Purchaser, to the continuing operation of the current or future business of Crown which, in the reasonable business judgment of Parent and Purchaser, would be materially burdensome in the context of the transactions contemplated by this Agreement. Parent and Purchaser shall have received a certificate of the President and the Chief Financial Officer of Crown, dated the Closing Date, to such effect. For the purpose of this Agreement, changes in gold prices do not, by themselves, constitute a change having a Material Adverse Effect.

       7.3.4 DISSENTER RIGHTS. The number of shares of Crown Common Stock for which valid Dissenter Notices have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed 5% of the issued and outstanding Crown Common Stock immediately prior to the Effective Time.

       7.3.5 DISTRIBUTION OF SOLITARIO COMMON STOCK. The distribution of the Solitario Common Stock to the shareholders of Crown, if any, has been completed in accordance with applicable United States and Canadian securities and corporate laws in a method reasonably satisfactory to Parent and Purchaser.

       7.3.6 APPROVALS AND CONSENTS. Crown shall have obtained any consents from third parties necessary to consummate the transactions contemplated hereby without Material Adverse Effect on the business or financial condition of Crown.

       7.3.7 REDEMPTION OR CONVERSION OF THE CROWN CONVERTIBLE NOTES. All of the Crown Convertible Notes shall have been converted into shares of Crown Common Stock or redeemed prior to the Effective Time.

       7.3.8 CROWN OPTIONS. All of the Crown Options shall have been exercised or terminated prior to the Effective Time.

                                  ARTICLE VIII
                             TERMINATION AND WAIVER

8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Crown Stockholders:

       8.1.1 BY MUTUAL AGREEMENT. By mutual written agreement o8f Parent and Crown.

       8.1.2  BY PARENT OR CROWN. By either Parent or Crown, if:

              8.1.2.1 the consummation of the Merger has not occurred by June 30, 2004, provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any Material respect its obligations under this Agreement in any manner that has contributed to the failure of the consummation of the Merger on or before the such date;

              8.1.2.2 there is any Law that prohibits or makes the consummation of the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

              8.1.2.3 at the Crown Stockholders' Meeting (including any adjournment or postponement thereof), Crown Stockholder Approval has not been obtained, if required by applicable Law, unless such failure to obtain Crown Stockholder Approval is the result of a Material breach of this Agreement by the party seeking to terminate this Agreement.

       8.1.3  BY CROWN. By Crown, if:

              8.1.3.1 (A) the representations and warranties of Parent and/or Purchaser contained in Article III of this Agreement fail to be true and correct in any Material respect (or if the representation or warranty already is qualified as to Materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) Parent or Purchaser Materially breaches or Materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all Material respects within ten (10) days after Crown's written notice thereof to Parent or Purchaser; or

              8.1.3.2 Crown's Board of Directors has withdrawn the Crown Recommendation or has recommended or entered into a definitive agreement with respect to a Superior Proposal.

       8.1.4  BY PURCHASER AND PARENT. By Purchaser and Parent, if:

              8.1.4.1 (A) the representations and warranties of Crown contained in Article IV of this Agreement fail to be true and correct in any Material respect (or if the representation or warranty already is qualified as to Materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or
       (B) Crown Materially breaches or Materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all Material respects within ten (10) days after Parent's written notice thereof to Crown; or

              8.1.4.2 Crown's Board of Directors has withdrawn the Crown Recommendation or has recommended or entered into a definitive agreement with respect to a Superior Proposal.

8.2    EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to
SECTION 8.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party as a result of that party's breach, provided that the provisions of this Article VIII and Article IX will remain in full force and effect and survive any termination of this Agreement.

8.3 FEES AND EXPENSES. Except as set forth in SECTION 8.4, all fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4 TERMINATION FEE AND EXPENSE REIMBURSEMENT. Notwithstanding any other provision of this Agreement, in the event that Crown does not consummate the transactions contemplated by this Agreement as a result of entering into any agreement resulting from a Superior Proposal within six months of the date of this Agreement, then Crown shall (i) pay to Parent a fee of $2,000,000 (the "Termination Fee"), and (ii) reimburse Parent for its documented, reasonable third-party, out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement"). Notwithstanding the foregoing, if a court having jurisdiction of the matter should finally determine that either the Termination Fee or the Expense Reimbursement is not permissible, or is in excess of the amount permissible under applicable Law, then the full amount determined by the court to be permissible under applicable Law shall be paid to Parent.

8.5 OTHER TERMINATION FEE AND EXPENSE REIMBURSEMENT MATTERS. Crown shall make all payments required by SECTION 8.4 promptly (and in any event within five (5) business days of receipt by Crown of written notice from Parent) by wire transfer of immediately available funds to an account designated by Parent in writing. Crown acknowledges that the agreements regarding the Termination Fee and Expense Reimbursement contained in this Agreement are an integral part of the transactions contemplated hereby, and that in the absence of such agreements, Parent and Purchaser would not have entered into this Agreement.

8.6 WAIVER. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) except as prohibited by law, waive compliance with any of the agreements or conditions contained herein the benefit of which such party or its stockholders is entitled to. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

8.7 CONFIDENTIALITY. All information obtained by Parent pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, however, Crown, Parent, and Purchaser (and each affiliate and person acting on behalf of Crown, Parent, and Purchaser) agree that each of them (and each employee, representative, and other agent of such Person) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Merger (and any related transactions) and all materials of any kind (including opinions or other tax analyses) provided to such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 NOTICES. No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this SECTION 9.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice):

       9.1.1  TO PARENT OR PURCHASER:

              Kinross Gold Corporation
              52nd Floor Scotia Plaza
              40 King Street West
              Toronto, Ontario Canada M5H 3Y2
              Telephone:  (416) 365-5123
              Facsimile:  (416) 363-6622

              with a copy to:

              Keith L. Pope
              Parr Waddoups Brown Gee & Loveless
              185 South State Street, Suite 1300
              Salt Lake City, Utah 84111-1537
              Telephone:  (801) 531-7840
              Facsimile:  (801) 532-7750

       9.1.2  To Crown:

              Crown Resources Corporation
              4251 Kipling Street, Suite 390
              Wheat Ridge, Colorado  80033
              Telephone:  (303) 534-1030
              Facsimile:  (303) 534-1809

              with a copy to:

              John J. Halle
              Stoel Rives LLP
              900 S.W. Fifth Avenue, Suite 2600
              Portland, Oregon  97204-1268
              Telephone:  (503) 224-3380
              Facsimile:  (503) 220-2480

9.2 SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The prevailing party in any proceeding shall be entitled to reimbursement for all its costs and expenses (including reasonable attorneys' fees) relating to such proceeding from the non-prevailing party.

9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) subject to that certain Mutual Nondisclosure Agreement, dated October 7, 2003 between Parent and Crown, constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter,

(ii) is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Washington and (iv) may not be amended, modified or supplemented except by written agreement of the parties hereto. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but a single agreement. The term "person" as used herein shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

9.5 ASSIGNMENT. This Agreement (including the documents and instruments referred to herein) may not be assigned by any party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

9.6 LANGUAGE. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

9.7 SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

9.8 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the parties contained in this Agreement shall terminate as of the Effective Time.

                                    ARTICLE X
                                   DEFINITIONS

As used in the Agreement, the terms below shall have the meanings set forth below.

"Accounts Receivable" is defined in SECTION 4.19.

"Affiliate" shall mean any person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, an other person, (ii) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the other person or (iii) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by the other person.

"Affiliated Group" shall have the meaning ascribed to it under Section 1504(a) of the Code.

"Alternative Transaction" is defined in SECTION 5.1.5.1.

"Articles of Merger" is defined in SECTION 1.3.

"Average Closing Price" is defined in SECTION 2.2.3.

"Benefit Plans" is defined in SECTION 4.8.1.

"Capitalized Lease Obligations" shall mean all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

"Certificate" is defined in SECTION 2.1.

"Change in Control Benefit" is defined in SECTION 4.8.1.

"Closing" is defined in SECTION 1.2.

"Closing Date" is defined in SECTION 1.2.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Constituent Corporations" is defined in the Preamble.

"Crown" is defined in the Preamble.

"Crown Common Stock" shall mean the shares of common stock of Crown.

"Crown Contracts" shall mean any agreement, written or oral, to which Crown or the Crown Subsidiaries are a party or by which Crown or the Crown Subsidiaries are bound or to which the assets of Crown or the Crown Subsidiaries are subject.

"Crown Convertible Notes" is defined in SECTION 4.2.2.

"Crown Disclosure Schedule" shall mean the schedule delivered by Crown to Parent simultaneously with the execution and delivery of this Agreement.

"Crown Option" and "Crown Options" are defined in SECTION 4.2.4.

"Crown Permits" is defined in SECTION 4.11.

"Crown Recommendation" is defined in SECTION 4.3.1.

"Crown Stockholder" shall mean a holder of shares of Crown Common Stock.

"Crown Stockholder Approval" shall mean the approval of the Merger, this Agreement and the transactions contemplated hereby by the Crown Stockholders in accordance with the Organizational Documents of Crown and the Washington Act.

"Crown Stockholders' Meeting" is defined in SECTION 5.2.1.1.

"Crown Stockholders' Notice" shall mean the notice of the Crown Stockholders' Meeting including the proxy card and letter of transmittal in the form to be delivered to the Crown Stockholders in connection with the Crown Stockholder Approval of this Agreement and the Merger.

"Crown Subsidiaries" is defined in Section 4.1; PROVIDED, HOWEVER, such term does not include Solitario as one of the Crown Subsidiaries.

"Crown Warrant" is defined in SECTION 4.2.3.

"Dissenter" has the meaning set forth in Section 13.010(2) of the Washington
Act.

"Dissenter Notice" shall mean a notice described in Section 13.210 of the Washington Act.

"DOJ" shall mean the United States Department of Justice.

"Effective Time" is defined in SECTION 1.3.

"Environmental Law" shall mean any and all existing federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, relating to public health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. ' 7401 ET SEQ., the Clean Water Act, 33 U.S.C. ' 1251 ET SEQ., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. ' 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. ' 2601 ET SEQ., and the

Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ' 9601 ET SEQ. and any similar or implementing state or local law, or any common law, which governs: (i) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property;
(ii) the emission, discharge or Release, of Hazardous Materials or contaminants into the environment; (iii) the control of Hazardous Materials or contaminants; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any Person which is or was treated as a single employer with Crown (or otherwise aggregated with Crown) under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

"Exchange Act" is the Securities Exchange Act of 1934, as amended.

"Exchange Agent" is defined in SECTION 2.1.

"Exchange Ratio" is defined in SECTION 1.8.1.

"Financial Statements" is defined in SECTION 4.4.1.

"GAAP" shall mean the United States generally accepted accounting principles.

"Governmental Entities" shall mean, collectively, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any state, county, city or other political subdivision.

"Hazardous Materials" shall mean any material or substance: (i) which is now defined as a "hazardous substance," "pollutant," "contaminant," "hazardous material," "hazardous waste," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substance," or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity, under or pursuant to CERCLA, or other Environmental Law, and existing amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is defined as a "hazardous waste" pursuant to RCRA and existing amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos in any form that is or could become friable; (vi) which is radioactive; (vii) which is biologically hazardous; or (viii) the presence of which is regulated by or subject to, or requires investigation or remediation under, any federal, international, state, or local statute, regulation, ordinance, policy or other Environmental Law.

"Intellectual Property" is defined in SECTION 4.18.

"IRS" shall mean the United States Internal Revenue Service.

"Joint Press Release" is defined in SECTION 1.8.7.

"Kinross" is defined in the Preamble.

"Kinross Common Shares" is defined in the Background Section.

"Kinross Securities Filings" is defined in SECTION 3.7.

"Knowledge" shall mean with respect to a Person or the actual knowledge of the officers and directors of such Person and its Subsidiaries.

"Laws" shall mean, collectively, any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity.

"Liens" shall mean all mortgages, liens, pledges, claims, charges, security interests or other encumbrances.

"Material" shall mean material to the business, assets, financial condition, operations or results of operations of a Person and its Subsidiaries, taken as a whole.

"Material Adverse Effect" shall mean with respect to a Person any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

"Material Contracts" is defined in SECTION 4.14.2.

"Merger" is defined in the Background Section.

"Most Recent Balance Sheet" is defined in SECTION 4.4.1.

"Most Recent Financial Statements" is defined in SECTION 4.4.1.

"Organizational Documents" shall mean the articles or certificate of incorporation, articles or certificate of formation, bylaws, operating agreement, limited liability company agreement or other similar formation and/or governing documents.

"Parent" is defined in the Preamble.

"Permitted Liens" shall mean (i) Liens securing liabilities which are reflected or reserved against in the most recent balance sheet of Crown filed with the SEC to the extent so reflected or reserved; (ii) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Crown's books in accordance with GAAP; (iii) existing mechanic's, materialmen's, and similar Liens, to the extent that adequate reserves with respect thereto are reflected in the most recent balance sheet of Crown filed with the SEC; (iv) existing purchase money Liens for amounts that are not yet due and payable or which are being contested in good faith if adequate reserves with respect thereto are maintained in Crown's books in accordance with GAAP; (v) with respect to real property, existing Liens arising from easements, covenants, conditions, and restrictions which, individually or in the aggregate, do not Materially interfere with the existing or proposed use of the real property and Liens securing rental payments under capital lease arrangements; and (vi) similar matters of record affecting title to such real property that, individually and in the aggregate, do not and would not Materially detract from the value of such property and assets of the Crown or the Crown Subsidiaries or Materially interfere with the use thereof as currently used.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

"Proxy Statement/Prospectus" is defined in SECTION 6.1.

"Purchaser" is defined in the Preamble.

"Purchaser Shares" shall mean the issued and outstanding shares of the common stock, $0.01 par value per share, of Purchaser.

"Qualified Plans" is defined in SECTION 4.8.3.2.

"Registration Statement" is defined in Section 6.1.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Materials.

"Returns" shall mean all United States federal, state, county, local and foreign returns, reports, declarations, claims for refund, information returns and statements with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Solitario" shall mean Solitario Resources Corporation, a Colorado corporation.

"Subsidiary" shall mean, with respect to any Person, an entity that is controlled either directly or indirectly by the Person or in which the Person directly or indirectly owns or controls more than fifty percent of its equity.

"Superior Proposal" is defined in Section 5.1.5.2.

"Surviving Corporation" is defined in SECTION 1.1.

"Tax" and "Taxes" shall mean (i) all United States federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, license, gross receipts, franchise, AD VALOREM, severance, capital levy, production, transfer, payroll, stamp, occupation, withholding, employment, unemployment, disability, social security, real property, personal property, transfer import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax and penalties with respect thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being (A) a "transferee" within the meaning of Section 6901 of the Code (or any other applicable law) of another person, (B) a member of an affiliated or combined group or (C) pursuant to a tax sharing, tax allocation, or tax indemnity agreement.

"Treasury Regulation" shall mean the Income Tax Regulations promulgated by the United States Department of Treasury under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Washington Act" is defined in SECTION 1.1.

       IN WITNESS WHEREOF, Parent, Purchaser, and Crown have caused this Agreement to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

                                       Parent:

                                                KINROSS GOLD CORPORATION


                                                By: /s/ John Ivany
                                                    -------------------------
                                                Name: John Ivany
                                                Title: Exec. V.P.


                                       Purchaser:

                                                CROWN MERGER CORPORATION


                                                By: /s/ Scott Caldwell
                                                    -------------------------
                                                Name: Scott Caldwell
                                                Title: Director


                                       Crown:

                                                CROWN RESOURCES CORPORATION


                                                By: /s/ Christopher E. Herald
                                                    -------------------------
                                                Name: Christopher E. Herald
                                                Title: President, CEO

                                                                      APPENDIX B



              CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS

RCW 23B.13.010 DEFINITIONS.

       As used in this chapter:

       (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

       (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

       (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

       (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 RIGHT TO DISSENT.

       (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

              (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

              (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

              (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

              (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

              (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

       (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

       (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

              (a)    The proposed corporate action is abandoned or rescinded;

              (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

              (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

       (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

       (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

              (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

              (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

       (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

       (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

       (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

       (2)    A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220 DISSENTERS' RIGHTS--NOTICE.

       (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

       (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

              (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

              (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

              (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

              (e)    Be accompanied by a copy of this chapter.

RCW 23B.13.230 DUTY TO DEMAND PAYMENT.

       (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

       (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

       (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 SHARE RESTRICTIONS.

       (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

       (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 PAYMENT.

       (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

       (2)    The payment must be accompanied by:

              (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

              (b) An explanation of how the corporation estimated the fair value of the shares;

              (c)    An explanation of how the interest was calculated;

              (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

              (e)    A copy of this chapter.

RCW 23B.13.260 FAILURE TO TAKE ACTION.

       (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

       (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 AFTER-ACQUIRED SHARES.

       (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

       (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

       (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

              (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

              (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

              (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

       (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 COURT ACTION.

       (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

       (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

       (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

       (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

       (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

       (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 COURT COSTS AND COUNSEL FEES.

       (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

       (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

              (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

              (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

       (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

--------------------------------------------------------------------------------

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------

       Under the Business Corporations Act (Ontario), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if: (1) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. Any such person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A corporation may, with the approval of a court, also indemnify any such person in respect of an action by or on behalf of the corporation or such other corporation to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if he or she fulfills the conditions set out in (1) and (2) above. Kinross' bylaws require Kinross to indemnify the persons permitted to be indemnified by the provisions of the Business Corporations Act (Ontario) summarized above and every other person who properly incurred any liability on behalf of Kinross or acted at Kinross' request.

       Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Kinross has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 22. UNDERTAKINGS.")

--------------------------------------------------------------------------------

               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

--------------------------------------------------------------------------------

       (a) Copies of the following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-K.

EXHIBITS


                SEC
 EXHIBIT     REFERENCE
    NO.         NO.                  TITLE OF DOCUMENT                          LOCATION
---------   -----------   ----------------------------------------   ------------------------------

ITEM 2 PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION, OR SUCCESSION
---------------------------------------------------------------------------------------------------
2.1             (2)       Acquisition Agreement and Plan of Merger,           This Filing
                          dated as of November 20, 2003, among
                          Kinross, Crown Merger, and Crown
                          (included as Appendix A to the Proxy
                          Statement/Prospectus included as part of
                          this registration statement)


ITEM 3 ARTICLES OF INCORPORATION, BYLAWS
---------------------------------------------------------------------------------------------------
3.1             (3)       Articles of Amalgamation dated December
                          31, 2000 (incorporated by reference to
                          Exhibit 3.1 to the Registration
                          Statement on Form 8-A filed on January
                          31, 2001 by Kinross (File No. 001-13382))

3.2             (3)       Articles of Amendment dated January 31, 2003        *

3.3             (3)       Bylaws (incorporated by reference to
                          Exhibit 3.2 to the Registration
                          Statement on Form 8-A filed on January
                          31, 2001 by Kinross (File No. 001-13382))


ITEM 4 INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS, INCLUDING INDENTURES
---------------------------------------------------------------------------------------------------
4.1             (4)       Specimen certificate for Kinross common
                          shares (incorporated by reference to
                          Exhibit 3 to the Registration Statement
                          on Form 8-A12B filed on January 29, 2003
                          by Kinross (File No. 001-13382))

4.2             (4)       Warrant Indenture by and between Kinross
                          and Computershare Trust Company of
                          Canada dated as of December 5, 2002
                          (incorporated by reference to Exhibit
                          4.32 to the Registration Statement on
                          Form F-10 filed by Kinross (File No.
                          333-102660))


ITEM 5 OPINION RE: LEGALITY
---------------------------------------------------------------------------------------------------
5.1             (5)       Form of Opinion of Cassels Brock & Blackwell        This Filing
                          LLP, regarding legality of common stock


ITEM 8 OPINION RE: TAX MATTERS
---------------------------------------------------------------------------------------------------
8.1             (8)       Form of Opinion of Parr Waddoups Brown Gee &        This Filing
                          Loveless, A Professional Corporation,
                          regarding certain United States
                          federal income tax matters

ITEM 10 MATERIAL CONTRACTS
---------------------------------------------------------------------------------------------------
10.1            (10)      Credit Agreement, dated as of February              This Filing
                          1, 2003, among Kinross, Kinross Gold
                          U.S.A., Inc., Fairbanks Gold Mining, Inc.
                          and Round Mountain Gold Corporation, as
                          borrowers, The Bank of Nova Scotia, as
                          co-lead arranger and administrative
                          agent, Societe Generale, as co-lead
                          arranger and syndication agent, and the
                          several lenders from time to time
                          parties thereto

10.2            (10)      Form of Indeminity Agreement for Officers           This Filing
                          and Directors

10.3            (10)      Form of Severance Agreement between Kinross and     This Filing
                          each of Robert M. Buchan and Scott A. Caldwell

10.4            (10)      Form of Severance Agreement between Kinross         This Filing
                          and each of the following: Brian W. Penny, John
                          W. Ivany, Jerry W. Danni, Christopher T. Hill,
                          Gordon A. McCreary, Shelley M. Riley, Allen D.
                          Schoening, Ronald W. Stewart, and Alan D.
                          Edwards

10.5            (10)      Kinross Gold Corporation Share Incentive
                          Plan, May 4, 1995, as amended as of May
                          8, 1996, further amended as of May 1,
                          1997, May 28, 1998, May 1, 2000 and July
                          (incorporated by reference to Exhibit
                          4.3 to the Registration Statement on
                          Form S-8 filed on September 29, 2000 by
                          Kinross (File No. 333-12662))

10.6            (10)      Kinross Gold Corporation Restricted
                          Share Plan (incorporated by reference to
                          Exhibit 99.1 to the Registration
                          Statement on Form S-8 filed July 19, 2001
                          by Kinross (File No. 333-13744))

10.7            (10)      Combination Agreement, dated June 10,
                          2002 among Kinross, TVX and Echo Bay
                          (incorporated by reference to Exhibit A
                          to the Definitive Proxy Statement on
                          Schedule 14A filed on December 24,
                          2002 by Echo Bay (File No. 001-08542))

10.8            (10)      Amending Agreement to Combination
                          Agreement, dated July 12, 2002 among
                          Kinross, TVX and Echo Bay (incorporated
                          by reference to Exhibit A to the
                          Definitive Proxy Statement on Schedule
                          14A filed on December 24, 2002 by
                          Echo Bay (File No. 001-08542))

10.9            (10)      Amending Agreement to Combination
                          Agreement, dated November 19, 2002 among
                          Kinross, TVX and Echo Bay (incorporated
                          by reference to Exhibit A to the
                          Definitive Proxy Statement on Schedule
                          14A filed on December 24, 2002 by
                          Echo Bay (File No. 001-08542))


ITEM 21 SUBSIDIARIES OF THE REGISTRANT
---------------------------------------------------------------------------------------------------
21.1            (21)      Subsidiaries of Kinross                             This Filing


ITEM 23 CONSENT OF EXPERTS AND COUNSEL
---------------------------------------------------------------------------------------------------
23.1            (23)      Consent of Cassels Brock & Blackwell LLP            This Fililng
                          (included in Exhibit 5.1)

23.2            (23)      Consent of Parr Waddoups Brown Gee &                This Filing
                          Loveless, A Professional Corporation
                          (included in Exhibit 8.1)

23.3            (23)      Consent of Deloitte & Touche LLP,                   This Filing
                          independent chartered accountants for
                          Kinross

23.4            (23)      Consent of Deloitte & Touche LLP,                   This Filing
                          independent chartered accountants for
                          Crown

23.5            (23)      Consent of PriceWaterhouseCoopers LLP,              This Filing
                          independent chartered accountants for
                          TVX

23.6            (23)      Consent of Ernst & Young LLP,                       This Filing
                          independent chartered accountants for
                          Echo Bay

23.7            (23)      Consent of Steffen, Robertson and                   This Filing
                          Kirsten (Canada) Inc. regarding Brasilia
                          Mine (Morro do Ouro), Brazil

23.8            (23)      Consent of Steffen Robertson and Kirsten            This Filing
                          (U.S.), Inc. regarding Buckhorn Mountain
                          Project, Washington

23.9            (23)      Consent of Steffen, Robertson and                   This Filing
                          Kirsten (Canada) Inc. regarding Crixas
                          Mine, Brazil


23.10           (23)      Consent of Victor J. Miller, P.E.                   This Filing
                          regarding Fort Knox Mine, Alaska

23.11           (23)      Consent of Robert A. Falleta regarding              This Filing
                          the Kubaka Mine, Russia

23.12           (23)      Consent of Maryse Belanger, P.G.                    This Filing
                          regarding La Coipa Mine, Chile

23.13           (23)      Consent of John Kiernan, P.E.                       This Filing
                          regarding Musselwhite Mine Operations

23.14           (23)      Consent of Steffen, Robertson and                   This Filing
                          Kirsten (Canada) Inc. regarding
                          Porcupine Joint Venture

23.15           (23)      Consent of Frank K. Fenne, P.G. and Daniel          This Filing
                          B. Moore, P.E. regarding Round Mountain
                          Mine, Nevada

23.16           (23)      Consent of AMEC E&C Services Limited                This Filing
                          regarding LaCoipa Mine, Chile and
                          Musselwhite Mine Operations


ITEM 24 POWER OF ATTORNEY
---------------------------------------------------------------------------------------------------
24.1            (24)      Power of Attorney (contained in the                 This Filing
                          signature pages of this registration
                          statement on Form F-4)


ITEM 99 ADDITIONAL EXHIBITS
---------------------------------------------------------------------------------------------------
99.1            (99)      Form of Proxy Card of Crown                         *

99.2            (99)      Stockholder and Voting Agreement, dated             This Filing
                          as of November 20, 2003, among Kinross,
                          Zoloto, Solitario, Christopher E. Herald,
                          Mark E. Jones, III, Brian Labadie,
                          James R. Maronick, and Steven A. Webster

99.3            (99)      Toll Milling Agreement, dated as of                 This Filing
                          November 11, 2003, between Echo Bay
                          Minerals and Crown

99.4            (99)      Distribution Agreement, dated as of                 This Filing
                          November 20, 2003, among Solitario,
                          Crown, and Kinross

*  To be filed

       (b) All financial statement schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or the Notes thereto.

--------------------------------------------------------------------------------

                              ITEM 22. UNDERTAKINGS
--------------------------------------------------------------------------------

       The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

--------------------------------------------------------------------------------

                                   SIGNATURES

--------------------------------------------------------------------------------

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 23rd day of December, 2003.

                                 KINROSS GOLD CORPORATION
                                 (Registrant)


                                 By /s/ Brian W. Penny
                                   ---------------------------------------------
                                    Brian W. Penny, Chief Financial Officer and
                                    Vice-President Finance


                                 By /s/ Scott W. Loveless
                                   ---------------------------------------------
                                    Scott W. Loveless, Authorized Representative
                                    in the United States


                                POWER OF ATTORNEY

       Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert M. Buchan and Brian W. Penny, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement (including any related registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. This power of attorney may be executed in one or more counterparts.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert M. Buchan                                    Dated December 23, 2003
------------------------------------------------------
Robert M. Buchan
(Chief Executive Officer and President) and Director


/s/ Brian W. Penny                                      Dated December 23, 2003
------------------------------------------------------
Brian W. Penny, Chief Financial Officer and
Vice-President Finance
(Principal Financial and Accounting Officer)


/s/ John A. Brough                                      Dated December 15, 2003
------------------------------------------------------
John A. Brough, Director


                  (SIGNATURES CONTINUED ON THE FOLLOWING PAGE)

/s/ Scott A. Caldwell                                   Dated December 15, 2003
---------------------------------------------------
Scott A. Caldwell, Director


/s/ Arthur H. Ditto                                     Dated December 14, 2003
---------------------------------------------------
Arthur H. Ditto, Director


/s/ Richard S. Hallisey                                 Dated December 15, 2003
---------------------------------------------------
Richard S. Hallisey, Director


/s/ John M. H. Huxley                                   Dated December 15, 2003
---------------------------------------------------
John M. H. Huxley, Director


/s/ John A. Keyes                                       Dated December 15, 2003
---------------------------------------------------
John A. Keyes, Director


/s/ George F. Michals                                   Dated December 15, 2003
---------------------------------------------------
George F. Michals, Director


/s/ Cameron A. Mingay                                   Dated December 15, 2003
---------------------------------------------------
Cameron A. Mingay, Director


/s/ John E. Oliver                                      Dated December 15, 2003
---------------------------------------------------
John E. Oliver, Director